As filed with the Securities and Exchange Commission on September 12, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

North American Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6021	27-1454759
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9350 South Dixie Highway

Miami, Florida 33156

(305) 670-0200

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Christopher G. Marshall

Chief Financial Officer

9350 South Dixie Highway

Miami, Florida 33156

(305) 670-0200

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copy to:

David E. Shapiro, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Class A common stock, par value $0.01 per share	1,307,252	N/A	$27,573,715	$3,202

(1)

The number of shares of Class A common stock, par value $0.01 per share, of the registrant (“Class A common stock”) being registered is based upon the product obtained by multiplying (x) the sum of (a) 13,274,370 shares of common stock, $0.01 par value per share, of Green Bankshares (“Green Bankshares common stock”) estimated to be outstanding immediately prior to the merger excluding those owned by the Registrant plus (b) 1,012,529 shares of Green Bankshares common stock issuable upon exercise of Green Bankshares options or other equity-based awards estimated to be outstanding immediately prior to the merger by (y) an exchange ratio of 0.0915.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Class A common stock was calculated based upon the market value of shares of Green Bankshares common stock (the securities to be canceled in the merger) in accordance with Rule 457(c) and is equal to the product of (i) $1.93, the average of the high and low prices per share of Green Bankshares common stock on the Nasdaq Global Select Market on September 9, 2011, multiplied by (ii) 14,286,899, the estimated maximum number of shares of Green Bankshares common stock that may be canceled and exchanged in the merger or otherwise issuable under Green Bankshares equity-based awards.

(3)

Calculated pursuant to Section 6(b) of the Securities Act and Securities and Exchange Commission Fee Rate Advisory #5 for Fiscal Year 2011 at a rate equal to $116.10 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 12, 2011

PROSPECTUS

             Shares

North American Financial Holdings, Inc.

Class A Common Stock

This prospectus relates to shares of our Class A common stock of North American Financial Holdings, Inc. (which we refer to as “we,” “us,” “our” or “NAFH”) that we will issue in connection with our merger with Green Bankshares, Inc. (which we refer to as “Green Bankshares”). On September 8, 2011, our Board of Directors adopted a plan of merger (which we refer to as the “plan of merger”) providing for the merger of Green Bankshares with and into us, with us as the surviving corporation (which we refer to as the “merger”). Our Board of Directors adopted the plan of merger as part of a corporate reorganization (which we refer to as the “reorganization”) of NAFH in which, concurrently with the completion of the merger, we expect to complete mergers with our other bank holding company subsidiaries.

If we complete the merger, Green Bankshares will be merged with and into NAFH, and your shares of Green Bankshares common stock will be converted into shares of Class A common stock of NAFH. For each of your shares of Green Bankshares common stock you hold at the time of the merger, you will receive 0.0915 shares of our Class A common stock (which we refer to as the “exchange ratio”), plus cash in lieu of fractional shares. Based on the number of shares of Green Bankshares common stock outstanding as of September 8, 2011, the latest practicable date before the date of this document, we expect to issue approximately 1,307,252 shares of our Class A common stock in the merger.

There is currently no public market for our Class A common stock. Concurrently with the completion of the merger, we expect to complete an initial public offering of our Class A common stock (which we refer to as the “initial public offering”). In connection with our initial public offering, we intend to apply to list our Class A common stock on The Nasdaq Global Select Market (which we refer to as “Nasdaq”) under the symbol “[—].” On September 8, 2011, the last practicable date before the date of this document, the last reported sale price of Green Bankshares common stock was $2.06.

We currently own approximately 90.0% of the common stock of Green Bankshares. The plan of merger satisfies the requirements for a short-form merger under Delaware and Tennessee law, and consequently, no vote of our stockholders or the shareholders or Board of Directors of Green Bankshares is required in order for the merger to take place.

This prospectus serves to provide you with information about our shares of Class A common stock to be issued in the merger. Neither we nor Green Bankshares is asking you for a proxy and you are requested not to send a proxy.

Please see “Risk Factors” beginning on page [—] for a discussion of risks relating to the merger.

The shares of our Class A common stock to be issued in the merger will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated [—], 2011

Additional Information

Information about Green Bankshares is available for you to read and copy at the Securities and Exchange Commission’s (which we refer to as the “SEC”) Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

Green Bankshares, Inc.	North American Financial Holdings, Inc.
100 North Main Street	9350 South Dixie Highway
Greeneville, Tennessee 37743	Miami, Florida 33156
(423) 639-5111	(305) 670-0200
Attn: Investor Relations	Attn: Investor Relations

You will not be charged for any of these documents that you request.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. The information contained in this document is accurate only as of the date of this document, regardless of the time of delivery of this document or any sale of our Class A common stock. Our or Green Bankshares’ business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our Class A common stock or possession or distribution of this document in that jurisdiction. Persons who come into possession of this document in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this document applicable to those jurisdictions.

Market Data

Market data used in this document has been obtained from independent industry sources and publications, such as SNL Financial and Case-Shiller. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this document.

i

Page
GREEN BANKSHARES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2010 AND RELATED PERIODS	C-1
GREEN BANKSHARES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND RELATED PERIODS	D-1

In this document, unless the context suggests otherwise, references to “NAFH,” “we,” “our,” and “us” and the “Company” for all periods prior and subsequent to the acquisitions described in this document refer to North American Financial Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries, which includes Green Bankshares, Inc. (which we refer to as “Green Bankshares”), Capital Bank, N.A. (formerly known as NAFH National Bank, a national banking association) (which we refer to as “Capital Bank”), TIB Financial Corp. (which we refer to as “TIB Financial”) and Capital Bank Corporation (which we refer to as “Capital Bank Corp.”). References to the “Failed Banks” refer to First National Bank of the South in Spartanburg, South Carolina (which we refer to as “First National Bank”), Metro Bank of Dade County in Miami, Florida (which we refer to as “Metro Bank”) and Turnberry Bank in Aventura, Florida (which we refer to as “Turnberry Bank”).

References to “common stock” refer together to our Class A common stock, par value $0.01 per share, and Class B non-voting common stock, par value $0.01 per share. References to “Green Bankshares common stock” refer to the common stock, par value $0.01 per share, of Green Bankshares.

ii

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Green Bankshares, may have regarding the merger. We urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger. Additional important information is also contained in the appendices to this document.

Q:	Why am I receiving this document?

A:	Our Board of Directors has adopted a plan of merger under which Green Bankshares will merge with and into NAFH. The plan of merger was adopted as part of a corporate reorganization of NAFH in which, concurrently with the completion of the merger, we expect to complete mergers with our other bank holding company subsidiaries.

As a result of the merger, shareholders of Green Bankshares will have their shares of Green Bankshares common stock converted into our shares of Class A common stock. Additional terms of the plan of merger are described in this document, and a copy of the plan of merger is attached to this document as Appendix A. You should read this document carefully because it contains important information about the merger.

Q:	What will I receive in the merger?

A:	Following the completion of the merger, you will receive 0.0915 shares of NAFH Class A common stock for each share of Green Bankshares common stock that you hold on the effective date of the merger. The exchange ratio will not be adjusted as a result of any changes in the trading prices of our common stock or Green Bankshares common stock. We will not issue fractional shares of our Class A common stock in the merger. You will receive cash based on the market price of our Class A common stock following our initial public offering.

For a more complete description of how fractional shares will be treated in the merger, see “The Plan of Merger—Structure of the Merger.”

Q:	How was the exchange ratio determined?

A:	The exchange ratio is based on the relative pro forma tangible book values per share of NAFH and Green Bankshares as of June 30, 2011. Pro forma tangible book value is equal to reported book value less allocated goodwill and core deposit intangibles, net of related deferred tax liabilities, and reflect the pro forma effect of NAFH’s controlling investment in Green Bankshares and the merger of GreenBank with and into Capital Bank. As of June 30, 2011, NAFH’s reported tangible book value per share was $17.96, and its pro forma tangible book value per share immediately prior to the reorganization was $17.01. The reported tangible book value per share of Green Bankshares was $3.60 and its pro forma tangible book value per share was $1.56.

Sterne Agee & Leach, Inc., an investment banking firm (which we refer to as “Sterne Agee”), has concluded that, subject to the assumptions, limitations and qualifications contained in the fairness opinion, as of the date of the fairness opinion, the consideration to be received in the merger is fair to you, from a financial point of view. See “The Merger—Fairness Opinion from Sterne Agee.”

Q:	What are the U.S. federal income tax consequences of the merger to Green Bankshares shareholders?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and holders of Green Bankshares common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Green Bankshares common stock for shares of NAFH Class A common stock in the merger, except with respect to any cash received instead of fractional shares of NAFH Class A common stock. See “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	Why is there no shareholder vote?

A:	We beneficially own more than 90% of the outstanding common stock of Green Bankshares. Our Board of Directors has voted to merge Green Bankshares with and into us. This vote meets the requirements for a short-form merger under Delaware law, Tennessee law, our amended and restated certificate of incorporation and bylaws as well as Green Bankshares’ charter, as amended (which we refer to as the “charter”), and bylaws, so no Green Bankshares shareholder vote or Board of Directors vote is necessary.

Q:	Why has NAFH adopted the plan of merger?

A:	We believe that the merger will provide substantial benefits to Green Bankshares shareholders. Concurrently with the merger, we also expect to complete mergers with our other bank holding company subsidiaries, which will result in our having a single directly and wholly owned bank subsidiary, Capital Bank, N.A. The benefits of the merger to our and Green Bankshares shareholders include:

•

Green Bankshares shareholders will hold shares in NAFH, which is expected to have a significantly larger market capitalization and substantially greater trading volume in its stock following the merger than Green Bankshares had prior to the merger; and

•

consolidation of NAFH’s bank holding company subsidiaries, including Green Bankshares, into NAFH is expected to lower costs by eliminating the costs associated with the separate corporate existence (and therefore the need to prepare separate financial statements) and public company status of NAFH’s bank holding company subsidiaries, including Green Bankshares.

For information on the background of the merger, see “The Merger—Background of the Merger.”

Q:	Am I entitled to appraisal rights?

A:	No. Dissenters’ rights under the Tennessee Business Corporation Act (which we refer to as the “TBCA”), also referred to as appraisal rights, will not be available to holders of Green Bankshares common stock in connection with the merger.

Q:	What do I need to do now?

A:	Nothing. After the merger is completed, you will receive written instructions and a letter of transmittal for exchanging your Green Bankshares shares for shares of our Class A common stock and receiving cash payment in place of any fraction share of our Class A common stock. If your shares of Green Bankshares common stock are held in “street name” by your bank or broker, you will not receive a letter of transmittal, but will receive instructions from your bank or broker as to how to receive the merger consideration in exchange for your shares through your bank or broker.

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger concurrently with the completion of our initial public offering. We currently anticipate the completion of the merger to occur in the fourth quarter of 2011. While the plan of merger does not contain conditions to the completion of the merger, the timing of the merger may change based on the timing of our initial public offering and the timing of our planned mergers with our other bank holding company subsidiaries. We may choose to complete the merger even if we do not complete our initial public offering.

Q:	Should I send in my Green Bankshares stock certificates now?

A:	No. Green Bankshares shareholders should not send in any stock certificates now. After the merger is completed, our exchange agent will send you written instructions and a letter of transmittal explaining what you must do to exchange your Green Bankshares stock certificates for the merger consideration payable to you. The shares of our Class A common stock you receive in the merger will be issued in book-entry form.

Q:	What should I do if I hold my shares of Green Bankshares common stock in book-entry form?

A:	You are not required to take any specific actions if your shares of Green Bankshares common stock are held in book-entry form. After the completion of the merger, shares of Green Bankshares common stock held in book-entry form will automatically be exchanged for shares of our Class A common stock in book-entry form and cash to be paid instead of fractional shares of our Class A common stock.

Q:	May I place my Green Bankshares stock certificate(s) into book-entry form prior to the merger?

A:	Yes. Green Bankshares stock certificates may be placed into book-entry form prior to the merger. For more information, please contact Illinois Stock Transfer Company at (312) 427-2953.

Q:	Where can I find more information about Green Bankshares and NAFH?

A:	More information about each company is available from sources described under “Additional Information” on page [—].

Q:	Are there risks associated with the merger?

A:	Yes. You should read carefully the section entitled “Risk Factors” beginning on page [—].

SUMMARY

This summary highlights material information from this document. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the merger and your rights as a Green Bankshares shareholder. See “Additional Information” on page [—]. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Information Regarding NAFH and Green Bankshares (see page [—])

NAFH

We are a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern region of the United States through organic growth and acquisitions of other banks, including failed, underperforming and undercapitalized banks. We were founded by a group of experienced bankers with a record of leading, operating, acquiring and integrating financial institutions. In December 2009 and January 2010, we raised approximately $900 million to make acquisitions through a series of private placements of our common stock. On June 24, 2011, we filed a registration statement with the SEC related to our proposed initial public offering of up to $300 million of its Class A common stock.

Since our founding, we have acquired six depository institutions, including the assets and certain deposits of three failed banks from the FDIC, and operate branches located in North Carolina, South Carolina, Tennessee, Virginia and Florida. Through our branches, we offer a wide range of commercial and consumer loans and deposits, as well as ancillary financial services. Our banking business is primarily conducted through our indirect-majority held subsidiary, Capital Bank, N.A.

Concurrently with the completion of the merger, we expect to complete mergers with our other bank holding company subsidiaries, which will result in our having a single directly and wholly owned bank subsidiary, Capital Bank, N.A.

Our principal executive offices are located at 9350 South Dixie Highway, Miami, Florida 33156 and our telephone number is (305) 670-0200.

Green Bankshares

Green Bankshares is a bank holding company headquartered in Greeneville, Tennessee. NAFH is the owner of approximately 90.0% of the common stock of Green Bankshares. In addition, five of the seven directors of Green Bankshares, and Green Bankshares’ Chief Executive Officer, Chief Financial Officer and Chief Risk Officer are affiliated with NAFH. Because Green Bankshares’ assets consist primarily of approximately 34% of the capital stock of Capital Bank, N.A., which is also the principal business operated by NAFH, the principal business of Green Bankshares is described above under the heading “NAFH” and under the heading “Information About NAFH.” In addition, Green Bankshares provides certain consumer finance and other ancillary services through its wholly-owned subsidiaries.

Green Bankshares’ principal executive offices are located at 100 North Main Street, Greeneville, Tennessee, 37743-4992 and its phone number is (423) 639-5111.

The Merger (see page [—])

The plan of merger provides for the merger of Green Bankshares with and into NAFH, with NAFH continuing as the surviving entity. In the merger, each share of Green Bankshares common stock issued and outstanding immediately prior to the completion of the merger, except for certain shares held by NAFH or Green

Bankshares, will be converted into the right to receive 0.0915 of a share of NAFH Class A common stock. No fractional shares of Class A common stock will be issued in connection with the merger, and holders of Green Bankshares common stock will be entitled to receive cash in lieu thereof.

Since we currently own more than 90% of common stock of Green Bankshares, under Delaware and Tennessee law, no vote of our stockholders, Green Bankshares’ shareholders or Green Bankshares’ Board of Directors is required to complete the merger. We are not asking you to vote on the merger.

Opinion of Sterne Agee (see page [—])

Green Bankshares retained Sterne Agee to render an opinion to Green Bankshares in connection with the merger. On September 8, 2011, Sterne Agee delivered its written opinion to Green Bankshares’ board of directors that, as of such date, and based upon and subject to factors and assumptions set forth therein, the consideration to be received in the merger was fair, from a financial point of view, to the shareholders of Green Bankshares. The full text of Sterne Agee’s written opinion, dated September 8, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken, in connection with the opinion, is attached as Appendix B to this document and is incorporated herein by reference. You are encouraged to read the opinion and the description beginning on pages B-1 and [—], respectively, carefully and in their entirety.

Appraisal Rights (see page [—])

Appraisal rights will not be available to holders of Green Bankshares common stock in connection with the merger.

Regulatory Approvals Required for the Merger (see page [—])

We are not aware of any material regulatory requirements applicable to the merger under any U.S. state or federal law or regulation, other than any requirements under applicable federal and state securities laws and regulations and Tennessee and Delaware corporate law.

Accounting Treatment of the Merger (see page [—])

The merger will be accounted as a “purchase” of a noncontrolling interest, as such term is used under generally accepted accounting principles (which we refer to as “GAAP”), for accounting and financial reporting purposes.

Treatment of Green Bankshares Stock Options and Stock Appreciation Rights (see page [—])

At the effective time of the merger, each option to purchase, or cash-settled stock appreciation right based on, Green Bankshares common stock granted by Green Bankshares that is then outstanding will be converted automatically into an option for shares of, or a cash-settled stock appreciation right based on, our Class A common stock, subject to the same terms and conditions that applied to the Green Bankshares appreciation right or option before the effective time of the merger. The number of shares of our Class A common stock subject to these stock options or stock appreciation awards, and the exercise price of the Green Bankshares stock options or stock appreciation awards, will be adjusted based on the exchange ratio of 0.0915.

Material United States Federal Income Tax Considerations of the Merger (see page [—])

The merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, as amended. Accordingly, the merger generally will be tax-free to a holder of Green Bankshares common stock for United States federal income tax purposes as to the shares of our Class A common stock he or she receives in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of our Class A common stock that such holder of Green Bankshares common stock would otherwise be entitled to receive. See “Material U.S. Federal Income Tax Consequences of the Merger.”

The United States federal income tax consequences described above may not apply to all holders of Green Bankshares common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparison of Shareholder Rights (see page [—])

Green Bankshares is a Tennessee corporation. We are a Delaware corporation. The shares of Class A common stock that you will receive in the merger will be shares of a Delaware corporation. Green Bankshares shareholder rights under Tennessee law and NAFH shareholder rights under Delaware law are different. In addition, our certificate of incorporation and bylaws contain provisions that are different from those in Green Bankshares’ charter and bylaws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NAFH

The following table sets forth our selected historical consolidated financial information. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this document. The selected historical consolidated financial information set forth below as of and for the year ended December 31, 2010 and for the period from November 30, 2009 (date of inception) through December 31, 2009 is derived from our audited consolidated financial statements included elsewhere in this document. The summary historical consolidated financial information set forth below as of and for the six months ended June 30, 2011 and 2010 has been derived from our unaudited consolidated financial statements included elsewhere in this document.

On July 16, 2010, we purchased certain assets and assumed certain liabilities, including substantially all deposits, of First National Bank, Metro Bank and Turnberry Bank from the FDIC, as receiver. On September 30, 2010 and January 28, 2011, we consummated controlling investments in TIB Financial and Capital Bank Corp., respectively. Although we were formed in November 2009, our activities prior to our first acquisition consisted solely of organizational, capital raising and related activities and activities related to identifying and analyzing potential acquisition candidates. We did not engage in any substantive operations (including banking operations) prior to our first acquisition.

The selected historical consolidated financial information in the following tables as of and for the year ended December 31, 2010 includes the results of the Company, including First National Bank, Metro Bank and Turnberry Bank subsequent to July 16, 2010 and TIB Financial subsequent to September 30, 2010. The selected historical consolidated financial information presented in the following tables as of and for the six months ended June 30, 2011 includes the results of the Company, including First National Bank, Metro Bank, Turnberry Bank and TIB Financial as well as the results of Capital Bank Corp. subsequent to January 28, 2011.

Because substantially all of our business is composed of acquired operations and because the operations of each acquired business were substantially changed in connection with its acquisition, our results of operations reflect different operations in different periods (or portions of periods) and therefore cannot be meaningfully compared. In addition, results of operations for these periods reflect, among other things, the acquisition method of accounting. Under the acquisition method of accounting, all of the assets acquired and liabilities assumed were initially recorded on our consolidated balance sheet at their estimated fair values as of the dates of acquisition. These estimated fair values differed substantially from the carrying amounts of the assets acquired and liabilities assumed as reflected in the financial statements of the Failed Banks, TIB Financial and Capital Bank Corp. immediately prior to the respective acquisitions.

(Dollars in thousands, except per share data)	As of and for Six Months Ended June 30, 2011	As of and for Six Months Ended June 30, 2010	As of and for Year Ended December 31, 2010	As of December 31, 2009 and for the Period From November 30 Through December 31, 2009
	(unaudited)
Summary Results of Operations
Interest income	$88,298	$1,556	$42,745	$72
Interest expense	16,325	–	6,234	–

Net interest income	71,973	1,556	36,511	72
Provision for loan losses	9,963	–	753	–

Net interest income after provision for loan losses	62,010	1,556	35,758	72

Non-interest income	12,400	–	19,659	–
Non-interest expense	72,480	5,715	44,421	214

Income (loss) before income taxes	1,930	(4,159)	10,996	(142)
Income tax expense (benefit)	592	(1,756)	(1,041)	(50)

Net income (loss) before attribution of noncontrolling interests	1,338	(2,403)	12,037	(92)
Net income (loss) attributable to noncontrolling interests	218	–	7	–

Net income (loss) attributable to North American Financial Holdings, Inc.	$1,120	$(2,403)	$12,030	$(92)

Summary Balance Sheet Data
Cash and cash equivalents	$526,131	$602,327	$886,925	$526,711
Investment securities	862,085	–	479,716	–
Loans held for sale	4,713	–	–	–
Loans receivable:
Not covered under FDIC loss sharing agreements	2,377,309	–	1,046,463	–
Covered under FDIC loss sharing agreements.	621,931	–	696,284	–
Allowance for loan losses	(7,689)	–	(753)	–

Net loans	2,991,551	–	1,741,994	–

Other real estate owned	77,887	–	70,817	–
FDIC indemnification assets	72,747	–	91,467	–
Receivable from FDIC	22,652	–	46,585	–
Goodwill and intangible assets, net	87,786	–	51,770	–
Other assets	227,613	1,526	127,717	50

Total assets	$4,873,165	$603,853	$3,496,991	$526,761

Deposits	$3,501,423	$–	$2,260,097	$–
Advances from FHLB	244,939	–	243,067	–
Borrowings	133,510	–	84,856	–
Other liabilities	41,601	742	27,735	441

Total liabilities	3,921,473	742	2,615,755	441

Shareholders’ equity	951,692	603,111	881,236	526,320

Total liabilities and shareholders’ equity	$4,873,165	$603,853	$3,496,991	$526,761

(Dollars in thousands, except per share data)	As of and for Six Months Ended June 30, 2011	As of and for Six Months Ended June 30, 2010	As of and for Year Ended December 31, 2010	As of December 31, 2009 and for the Period From November 30 Through December 31, 2009
Per Share Data
Earnings
Basic	$0.02	$(0.08)	$0.31	$(0.01)
Diluted	$0.02	$(0.08)	$0.31	$(0.01)
Tangible book value(1)	$17.96	$18.79	$18.39	$18.86
Weighted average shares outstanding
Basic	45,120,175	31,608,372	38,205,677	8,243,830
Diluted	45,270,175	31,608,372	38,205,677	8,243,830
Common shares outstanding	46,149,998	32,094,240	45,120,175	27,906,524
Performance Ratios
Return on average assets	0.06%	(0.77)%	0.76%	(0.71)%
Return on average equity	0.29%	(0.80)%	1.67%	(0.71)%
Net interest margin	3.53%	0.50%	2.51%	0.55%
Interest rate spread	3.32%	0.50%	2.14%	0.55%
Efficiency ratio(2)	85.90%	NM	79.08%	NM
Average interest-earning assets to average interest-bearing liabilities	127.10%	NA	186.42%	NA
Average loans receivable to average deposits	83.06%	NA	79.40%	NA
Cost of interest-bearing liabilities	1.01%	NA	0.80%	NA
Asset Quality
Non-performing loans to loans receivable(3)
Not covered under loss sharing agreements with the FDIC	7.71%	NA	5.40%	NA
Covered under loss sharing agreements with the FDIC	21.19%	NA	19.71%	NA
Non-performing assets to total assets
Not covered under loss sharing agreements with the FDIC	5.06%	NA	2.98%	NA
Covered under loss sharing agreements with the FDIC	26.89%	NA	24.60%	NA
Allowance for loan losses to Non-performing loans
Not covered under loss sharing agreements with the FDIC	2.65%	NA	1.33%	NA
Covered under loss sharing agreements with the FDIC	2.14%	NA	–	NA
Capital Ratios
Average equity to average total assets	20.02%	96.19%	45.51%	99.79%
Tangible common equity(4)	18.05%	99.88%	24.08%	99.92%
Tier 1 leverage	17.66%	NM	24.30%	NM
Tier 1 risk-based capital	30.17%	NM	41.80%	NM
Total risk-based capital	30.61%	NM	41.90%	NM

(1)

We calculate tangible book value, which is a non-GAAP measure but which we believe is helpful to investors in understanding our business. Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities. The following table sets forth a reconciliation of tangible book value to book value, which is the most directly comparable GAAP measure:

(Dollars in millions)	As of June 30, 2011	As of June 30, 2010	As of December 31, 2010	As of December 31, 2009
Total shareholders’ equity	$951,692	$603,111	$881,236	$526,320
Less: Noncontrolling interest	48,670	–	5,933	–
Less: NAFH Inc. proportional share of goodwill(*)	63,672	–	36,226	–
Less: NAFH Inc. proportional share of core deposit intangibles, net of taxes(*)	10,366	–	9,217	–

Tangible Book Value	$828,984	$603,111	$829,860	$526,320
Book Value Per Share	$19.57	$18.79	$19.40	$18.86
Tangible Book Value Per Share	$17.96	$18.79	$18.39	$18.86

(*)	Proportional share is calculated based upon our ownership of TIB Financial and Capital Bank Corp at each respective period.
(2)	Non-interest expense divided by sum of net interest income and non-interest income.
(3)	Non-performing loans include non-accrual loans and loans past due over 90 days that retain accrual status due to accretion of income on purchased credit impaired loans.
(4)

Tangible common equity is a non-GAAP measure which we believe provides investors with information useful in understanding our financial performance and, specifically, our capital position. The tangible common equity ratio is calculated as tangible common equity divided by tangible assets. Tangible common equity is calculated as total shareholders’ equity less preferred stock and less goodwill and other intangible assets, net and tangible assets are total assets less goodwill and other intangible assets, net. The following table provides reconciliations of tangible common equity to GAAP total common shareholders’ equity and tangible assets to GAAP total assets:

(Dollars in millions)	As of June 30, 2011	As of June 30, 2010	As of December 31, 2010	As of December 31, 2009
Shareholders’ equity	$951,692	$603,111	$881,236	$526,320
Less: Preferred stock	–	–	–	–
Less: Goodwill and other intangible assets, net	87,786	–	51,770	–

Tangible common shareholders’ equity	$863,906	$603,111	$829,466	$526,320

Total assets	$4,873,165	$603,853	$3,496,991	$526,761
Less: Goodwill and other intangible assets, net	87,786	–	51,770	–

Tangible assets	$4,785,379	$603,853	$3,445,221	$526,761

Tangible common equity ratio	18.05%	99.88%	24.08%	99.92%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GREEN BANKSHARES

The following table sets forth selected historical consolidated financial information for Green Bankshares. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for Green Bankshares and the consolidated financial statements for Green Bankshares and the related notes thereto included elsewhere in this document. The selected historical consolidated financial information set forth below as of and for each of the years in the five year period ended December 31, 2010 is derived from the audited consolidated financial statements of Green Bankshares. The summary historical consolidated financial information set forth below as of and for the six months ended June 30, 2011 and 2010 has been derived from Green Bankshares’s unaudited consolidated financial statements included elsewhere in this document.

(in thousands, except per share data, ratios and percentages)	June 30, 2011	June 30, 2010	2010	2009	2008	2007(1)	2006
	(unaudited)
Total interest income	$52,700	$63,196	$120,864	$138,456	$170,516	$176,626	$117,357
Total interest expense	13,982	20,064	37,271	57,931	75,491	81,973	45,400

Net interest income	38,718	43,132	83,593	80,525	95,025	94,653	71,957
Provision for loan losses	(28,229)	(8,638)	(71,107)	(50,246)	(52,810)	(14,483)	(5,507)

Net interest income after provision for loan losses	10,489	34,494	12,486	30,279	42,215	80,170	66,450
Noninterest income	15,864	16,457	32,544	31,578	33,614	27,602	20,710
Noninterest expense	47,798	41,820	(110,815)	(229,587)	(85,837)	(69,252)	(52,708)

Income (loss) before income taxes	(21,445)	9,131	(65,785)	(167,730)	(10,008)	38,520	34,452
Income tax (expense) benefit	–	3,124	(14,910)	17,036	4,648	(14,146)	(13,190)

Net income (loss)	(21,445)	6,007	(80,695)	(150,694)	(5,360)	24,374	21,262
Preferred stock dividend and accretion of discount on warrants	2,500	2,500	(5,001)	(4,982)	(92)	–	–

Net income (loss) available to common shareholders	$(23,945)	$3,507	$(85,696)	$(155,676)	$(5,452)	$24,374	$21,262

Per Share Data:
Net income (loss) available to common shareholders, basic	$(1.83)	$0.27	$(6.54)	$(11.91)	$(0.42)	$2.07	$2.17
Net income (loss) available to common shareholders, assuming dilution	$(1.83)	$0.27	$(6.54)	$(11.91)	$(0.42)	$2.07	$2.14
Dividends declared	$0.00	$0.00	$0.00	$0.13	$0.52	$0.68	$0.64
Financial Condition Data:
Assets	$2,293,815	$2,529,332	$2,406,040	$2,619,139	$2,944,671	$2,947,741	$1,772,654
Loans, net of unearned interest	$1,560,503	$1,928,174	$1,745,378	$2,043,807	$2,223,390	$2,356,376	$1,539,629
Cash and investments	$569,532	$396,883	$504,559	$378,785	$410,344	$314,615	$91,997
Federal funds sold	$5,023	$1,743	$4,856	$3,793	$5,263	$–	$25,983
Deposits	$1,883,388	$1,991,839	$1,976,854	$2,084,096	$2,184,147	$1,986,793	$1,332,505
FHLB advances and notes payable	$157,859	$171,838	$158,653	$171,999	$229,349	$318,690	$177,571
Subordinated debentures	$88,662	$88,662	$88,662	$88,662	$88,662	$88,662	$13,403
Federal funds purchased and repurchase agreements	$18,713	$24,240	$19,413	$24,449	$35,302	$194,525	$42,165
Shareholders’ equity	$122,046	$233,150	$143,897	$226,769	$381,231	$322,477	$184,471

(in thousands, except per share data, ratios and percentages)	June 30, 2011	June 30, 2010	2010	2009	2008	2007(1)	2006
	(unaudited)
Selected Ratios:
Interest rate spread	3.84%	3.79%	3.79%	3.19%	3.48%	3.83%	4.32%
Net interest margin(2)	3.84%	3.88%	3.86%	3.34%	3.70%	4.25%	4.77%
Return on average assets	(2.02%)	0.27%	(3.41%)	(5.59%)	(0.18%)	0.98%	1.28%
Return on average equity	(34.56%)	3.05%	(38.56%)	(50.44%)	(1.64%)	8.96%	11.91%
Average equity to average assets	5.85%	9.05%	8.85%	11.09%	11.24%	10.91%	10.78%
Dividend payout ratio	N/M	N/M	N/M	N/M	N/M	32.85%	29.49%
Ratio of nonperforming assets to total assets	9.23%	5.61%	8.56%	5.07%	2.61%	1.25%	0.29%
Ratio of allowance for loan losses to nonperforming loans	47.52%	77.02%	45.83%	66.39%	155.28%	106.34%	635.93%
Ratio of allowance for loan losses to total loans, net of unearned income loans	4.02%	2.60%	3.83%	2.45%	2.20%	1.45%	1.45%

[1]	Information for the 2007 fiscal year includes the operations of Civitas Bankgroup, Inc., with which Green Bankshares merged on May 18, 2007.
[2]

Net interest margin is the net yield on interest earning assets and is the difference between the Fully Taxable Equivalent yield earned on interest-earning assets less the effective cost of supporting liabilities.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables set forth our summary unaudited pro forma condensed combined financial data. You should read this information in conjunction with “Selected Historical Consolidated Financial Data of NAFH,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this document.

On July 16, 2010, we purchased certain assets and assumed certain liabilities, including substantially all of the deposits of First National Bank, Metro Bank and Turnberry Bank from the FDIC, as receiver. On September 30, 2010, January 28, 2011 and September 7, 2011, we consummated controlling investments in TIB Financial, Capital Bank Corp. and Green Bankshares, respectively. Although we were formed in November 2009, our activities prior to our first acquisition consisted solely of organizational, capital raising and related activities and activities related to identifying and analyzing potential acquisition candidates. We did not engage in any substantive operations (including banking operations) prior to our first acquisition.

The summary unaudited pro forma condensed combined balance sheet information set forth below as of and for the six months ended June 30, 2011 has been derived from NAFH’s, Capital Bank Corp.’s and Green Bankshares’ historical unaudited financial statements as of and for the six months ended June 30, 2011, and the summary unaudited pro forma condensed combined results of operation set forth below as of and for the year ended December 31, 2010 has been derived from NAFH’s, TIB Financial’s, Capital Bank Corp.’s and Green Bankshares’ historical audited financial statements as of and for the year ended December 31, 2010. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition of the combined companies had the companies actually been combined on June 30, 2011 or operating results of the combined companies had they been combined on January 1, 2010.

The unaudited pro forma condensed combined financial information gives effect to and shows the pro forma impact on our historical financial statements of (1) the completion of our investments in TIB Financial, Capital Bank Corp. and Green Bankshares, as applicable, and (2) the issuance of approximately 3,709,579 shares of Class A common stock to minority stockholders of TIB Financial, Capital Bank Corp. and Green Bankshares, each of which will be merged with the Company in the reorganization.

	Pro Forma
(Dollars in thousands, other than per share data)	As of and for the Six Months Ended June 30, 2011	As of and for the Year Ended December 31, 2010
	(Unaudited)
Summary Results of Operations
Interest income	$147,384	$296,096
Interest expense	28,596	69,387

Net interest income	118,788	226,709
Provision for loan losses	38,232	160,102

Net interest income after provision for loan losses	80,556	66,607

Noninterest income	29,096	68,637
Noninterest expense	124,242	274,950

Loss before income taxes	(14,590)	(139,706)
Income tax expense (benefit)	(5,685)	(58,308)

Net loss before attribution of noncontrolling interests	(8,905)	(81,398)
Net loss attributable to noncontrolling interests	–	–

Net loss attributable to NAFH.	$(8,905)	$(81,398)

Per Share Data
Earnings
Basic	$(0.18)	$(1.94)

Diluted	$(0.18)	$(1.94)

Weighted average shares outstanding
Basic	48,829,754	41,915,256

Diluted	48,979,754	41,915,256

Pro Forma
(Dollars in thousands, except per share data)	As of and for the Six Months Ended June 30, 2011
(Unaudited)
Summary Balance Sheet Data
Cash and cash equivalents	$791,868
Investment securities	1,079,641
Loans held for sale	5,330
Loans receivable:
Not covered under FDIC loss sharing agreements	3,776,812
Covered under FDIC loss sharing agreements	621,931
Allowance for loan losses	(7,689)

Net loans	4,391,054

Other real estate owned	141,577
FDIC indemnification asset	72,747
Receivable from FDIC	22,652
Goodwill and intangible assets, net	136,527
Other assets	432,398

Total assets	$7,073,794

Deposits	$5,395,811
Advances from FHLB	411,798
Borrowings	218,885
Other liabilities	64,748

Total liabilities	6,091,242

Shareholders’ equity	982,552

Total liabilities and shareholders’ equity	$7,073,794

Per Share Data
Tangible book value(1)	$17.19

Common shares outstanding	49,859,577

(1)

We calculate tangible book value, which is a non-GAAP measure but which we believe is helpful to investors in understanding our business. Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities. The following table sets forth a reconciliation of tangible book value to book value, which is the most directly comparable GAAP measure:

Pro Forma
(Dollars in millions)	As of June 30, 2011
Total shareholders’ equity	$982,552
Less: Noncontrolling interest	–
Less: Goodwill	107,214
Less: Core deposit intangibles, net of taxes	18,004

Tangible Book Value	$857,334
Book Value Per Share	$19.71
Tangible Book Value Per Share	$17.19

Pro Forma
(Dollars in thousands, except per share data)	As of and for the Six Months Ended June 30, 2011
(Unaudited)
Capital Ratios
Average equity to average total assets	13.77%
Tangible common equity	12.20
Tier 1 leverage	11.62
Tier 1 risk-based capital	18.36
Total risk-based capital	19.70

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

The following table presents: (1) historical per share information for us; (2) pro forma per share information of the combined company after giving effect to the merger and the mergers of our other bank holding company subsidiaries into us; and (3) historical and equivalent pro forma per share information for Green Bankshares.

The combined company pro forma per share information was derived by combining information from the historical consolidated financial statements discussed under the heading “Summary Historical Consolidated Unaudited Pro Forma Condensed Combined Financial Data.” You should read this table together with the financial statements discussed under that heading. You should not rely on the pro forma per share information as being necessarily indicative of actual results had the merger occurred on January 1, 2010 for statement of operations purposes or June 30, 2011 for book value per share data.

	As of and for Six Months Ended June 30, 2011
	NAFH		Green Bankshares
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(1)
	($ per share)
Earnings per share—basic	$0.02	$(0.18)	$(1.83)	$(0.02)
Earnings per share—diluted	$0.02	$(0.18)	$(1.83)	$(0.02)
Book value per share	$19.57	$19.71	$4.02	$1.80
Cash dividends declared per share	$–	$–	$–	$–

	As of and for Year Ended December 31, 2010
	NAFH		Green Bankshares
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(1)
	($ per share)
Earnings per share—basic	$0.31	$(1.94)	$(6.54)	$(0.18)
Earnings per share—diluted	$0.31	$(1.94)	$(6.54)	$(0.18)
Book value per share	$19.40	$19.56	$5.75	$1.79
Cash dividends declared per share	$–	$–	$–	$–

(1)	Derived by multiplying the combined company pro forma per share information by the exchange ratio of 0.0915.

MARKET INFORMATION

There is currently no public market for shares of our Class A common stock. Concurrently with the completion of the merger, we expect to complete an initial public offering of its Class A common stock. In connection with that initial public offering, we intend to apply to list our Class A common stock on the Nasdaq Global Select Market under the symbol “[—].” Shares of Green Bankshares common stock are listed and trade on the Nasdaq Global Select Market under the symbol “GRNB.”

The following table presents the closing sales prices of shares of Green Bankshares common stock as reported on the Nasdaq Global Select Market, on (i) September 7, 2011, the last trading day for which market information is available prior to the public announcement of our intention to effect the merger and (ii) [—], 2011, the last practicable trading day prior to the date of this document.

	Green Bankshares Common Stock
September 7, 2011		$2.02
[—], 2011	$	[—]

The market price of Green Bankshares common stock will fluctuate between the date of this document and the completion of the merger. We can give no assurance concerning the market price of our Class A common stock upon the completion of its initial public offering or following the merger.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this document, including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors.

Risks Relating to the Merger

The merger has been approved without your vote.

We own over 90% of the common stock of Green Bankshares. Accordingly, under Tennessee law, no vote of Green Bankshares’ Board of Directors or shareholders is required to complete the merger. As a result, the merger may be completed even if opposed by all of the Green Bankshares shareholders unaffiliated with us.

Neither we nor Green Bankshares has hired anyone to represent you and we have a conflict of interest in the merger.

We and Green Bankshares have not (1) negotiated the merger at arm’s length or (2) hired independent persons to negotiate the terms of the merger for you. Since we initiated and structured the merger without negotiating with Green Bankshares or any independent person and we have an interest in acquiring your shares at the lowest possible price, if independent persons had been hired, the terms of the merger may have been more favorable to you.

Because there is currently no market for our Class A common stock and a market for our Class A common stock may not develop, you cannot be sure of the market value of the merger consideration you will receive.

Upon completion of the merger, each share of Green Bankshares common stock will be converted into merger consideration consisting of 0.0915 of a share of our Class A common stock. Prior to the initial public offering of our Class A common stock, which we expect to complete concurrently with the merger, there has been no established public market for our Class A common stock. An active, liquid trading market for our Class A common stock may not develop or be sustained following our initial public offering. If an active trading market does not develop, holders of our Class A common stock may have difficulty selling their shares at an attractive price, or at all. We intend to apply to have our Class A common stock listed on Nasdaq, but our application may not be approved. In addition, the liquidity of any market that may develop or the price that our stockholders may obtain for their shares of Class A common stock cannot be predicted. The initial public offering price for our Class A common stock will be determined by negotiations between us, our stockholders who choose to sell their shares in the initial public offering and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following the offering.

The outcome of our initial public offering will affect the market value of the consideration Green Bankshares shareholders will receive upon completion of the merger. Accordingly, you will not know or be able to calculate the market value of the merger consideration you would receive upon completion of the merger. There will be no adjustment to the exchange ratio for changes in the anticipated outcome of our initial public offering or changes in the market price of Green Bankshares common stock.

If we complete the merger without completing our initial public offering, the size of the outstanding public float of our Class A common stock will be low and the value and liquidity of our common stock may be adversely affected.

While we expect to complete the merger concurrently with our initial public offering, we control when the merger will take place and there can be no guarantee that our initial public offering will occur concurrently with the merger or at all. If we complete the merger and our initial public offering is delayed or does not occur, there will be fewer publicly traded shares of our Class A common stock outstanding than if we complete our initial public offering as anticipated and, as a result, the value and liquidity of our shares of Class A common stock that you receive in the merger may be adversely affected.

The shares of our Class A common stock to be received by Green Bankshares shareholders as a result of the merger will have different rights than the shares of Green Bankshares common stock.

The rights associated with Green Bankshares common stock are different from the rights associated with our Class A common stock. See the section of this document entitled “Comparison of Shareholder Rights” on page [—].

Risks Relating to NAFH’s Banking Operations

We have recently completed six acquisitions and have a limited operating history from which investors can evaluate our profitability and prospects.

We were organized in November 2009 and acquired certain of the assets and assumed certain liabilities of the three Failed Banks in July 2010. We also completed controlling investments in TIB Financial in September 2010, Capital Bank Corp. in January 2011 and Green Bankshares in September 2011. Because our banking operations began in 2010, we do not have a meaningful operating history upon which investors can evaluate our operational performance or compare our recent performance to historical performance. Although we acquired certain assets and assumed certain liabilities or made investments in six depository institutions which had operated for longer periods of time than we have, their business models and experiences are not reflective of our plans. Accordingly, our limited time running these companies’ operations may make it difficult to predict our future prospects and financial performance based on the prior performance of such depository institutions. Moreover, because a material portion of the loans and other real estate we acquired in the acquisitions are covered by the loss sharing agreements and other loans and real estate we acquired were marked to fair value in connection with our acquisition of the Failed Banks’ businesses, the historical financial results of the acquired banks are less important to an understanding of our future operations. Certain other factors may also make it difficult to predict our future financial and operating performance, including, among others:

•

our current asset mix, loan quality and allowances are not representative of our anticipated future asset mix, loan quality and allowances, which may change materially as we undertake organic loan origination and banking activities and grow through future acquisitions;

•

a material portion of the loans and other real estate of the Failed Banks that we acquired are covered by the loss sharing agreements with the FDIC, which reimburse 80% of losses experienced on these assets and, thus, we may face higher losses once the FDIC loss sharing expires;

•

the income we report from certain acquired assets due to discount accretion and the amortization of the FDIC indemnification asset does not reflect the same amount of cash inflows to us and, if we are unable to replace these acquired assets with new performing loans and other performing assets, we may be unable to generate sufficient cash flows;

•

our significant cash reserves and liquid securities portfolio, which result in large part from the proceeds of our 2009 and 2010 private placement financings and cash payments from the FDIC in connection with our acquisition of the Failed Banks subject to loss sharing agreements, are not necessarily representative of our future cash position;

•

our cost structure and capital expenditure requirements during the transitional periods for which financial information is available are not reflective of our anticipated cost structure and capital spending as we integrate future acquisitions and continue to grow our organic banking platform; and

•

our regulatory capital ratios, which are required by agreements we have reached with our regulators and which result in part from the proceeds of our 2009 and 2010 private placement financings and cash payments from the FDIC in connection with our acquisition of the Failed Banks subject to loss sharing agreements, are not necessarily representative of our future regulatory capital ratios.

Our acquisition history may not be indicative of our ability to execute our growth strategy.

Our prior acquisitions should be viewed in the context of the recent opportunities available to us as a result of the confluence of our access to capital at a time when market dislocations of historical proportions resulted in attractive asset acquisition opportunities. As conditions change, we may prove to be unable to execute our growth strategy, which could impact our future earnings, reputation and results of operations. We have recently completed the process of integrating five of the acquired banking platforms into a single unified operating platform (the Failed Banks, TIB Financial and Capital Bank Corp.) and are in the process of integrating Green Bankshares. See “—Risks Relating to Our Growth Strategy.”

Continued or worsening general business and economic conditions could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our business and operations are sensitive to general business and economic conditions in the United States. If the U.S. economy is unable to steadily emerge from the recent recession that began in 2007 or we experience worsening economic conditions, such as a so-called “double-dip” recession, our growth and profitability could be adversely affected. Weak economic conditions may be characterized by deflation, fluctuations in debt and equity capital markets, including a lack of liquidity and/or depressed prices in the secondary market for mortgage loans, increased delinquencies on mortgage, consumer and commercial loans, residential and commercial real estate price declines and lower home sales and commercial activity. All of these factors would be detrimental to our business. On August 5, 2011, Standard & Poor’s lowered the long-term sovereign credit rating of U.S. Government debt obligations from AAA to AA+. On August 8, 2011, S&P also downgraded the long-term credit ratings of U.S. government-sponsored enterprises. These actions initially have had an adverse effect on financial markets and although we are unable to predict the longer-term impact on such markets and the participants therein, it may be material and adverse.

Our business is also significantly affected by monetary and related policies of the U.S. federal government, its agencies and government-sponsored entities. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control, are difficult to predict and could have a material adverse effect on our business, financial position, results of operations and cash flows.

The geographic concentration of our markets in the southeastern region of the United States makes our business highly susceptible to downturns in the local economies and depressed banking markets, which could be detrimental to our financial condition.

Unlike larger financial institutions that are more geographically diversified, we are a regional banking franchise concentrated in southeastern region of the United States. We operate branches located in Florida, North Carolina, South Carolina, Tennessee and Virginia. As of June 30, 2011 (which was prior to our acquisition of Green Bankshares, which operates branches in Tennessee and Virginia), 46% of our loans were in Florida, 38% were in North Carolina and 16% were in South Carolina. A deterioration in local economic conditions in the loan market or in the residential, commercial or industrial real estate market could have a material adverse effect on the quality of our portfolio, the demand for our products and services, the ability of borrowers to timely repay loans and the value of the collateral securing loans. In addition, if the population or income growth in the region is slower than projected, income levels, deposits and real estate development could be adversely affected and could result in the curtailment of our expansion, growth and profitability. If any of these developments were to result in losses that materially and adversely affected Capital Bank’s capital, we and Capital Bank might be subject to regulatory restrictions on operations and growth and to a requirement to raise additional capital. See “Supervision and Regulation.”

We depend on our executive officers and key personnel to continue the implementation of our long-term business strategy and could be harmed by the loss of their services.

We believe that our continued growth and future success will depend in large part on the skills of our management team and our ability to motivate and retain these individuals and other key personnel. In particular, we rely on the leadership and experience in the banking industry of our Chief Executive Officer R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America and has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks. The loss of service of Mr. Taylor or one or more of our other executive officers or key personnel could reduce our ability to successfully implement our long-term business strategy, our business could suffer and the value of our common stock could be materially adversely affected. Leadership changes will occur from time to time and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. We believe our management team possesses valuable knowledge about the banking industry and that their knowledge and relationships would be very difficult to replicate. Although R. Eugene Taylor has entered into an employment agreement with us and we expect that, prior to the completion of the initial public offering, Christopher G. Marshall, R. Bruce Singletary and Kenneth A. Posner will have entered into employment agreements with us, it is possible that they may not complete the term of their employment agreements or renew them upon expiration. Our success also depends on the experience of our branch managers and lending officers and on their relationships with the customers and communities they serve. The loss of these key personnel could negatively impact our banking operations. The loss of key personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition or operating results.

Our loss sharing agreements impose restrictions on the operation of our business; failure to comply with the terms of our loss sharing agreements with the FDIC or other regulatory agreements or orders may result in significant losses or regulatory sanctions, and we are exposed to unrecoverable losses on the Failed Banks’ assets that we acquired.

In July 2010, we purchased substantially all of the assets and assumed all of the deposits and certain other liabilities of the Failed Banks in FDIC-assisted transactions, and a material portion of our revenue is derived from such assets. Certain of the purchased assets are covered by the loss sharing agreements with the FDIC, which provide that the FDIC will bear 80% of losses on the covered loan assets we acquired in our acquisition of the Failed Banks. We are subject to audit by the FDIC at its discretion to ensure we are in compliance with the terms of these agreements. We, may experience difficulties in complying with the requirements of the loss sharing agreements, the terms of which are extensive and failure to comply with any of the terms could result in a specific asset or group of assets losing their loss sharing coverage.

The FDIC has the right to refuse or delay payment partially or in full for such loan losses if we fail to comply with the terms of the loss sharing agreements, which are extensive. Additionally, the loss sharing agreements are limited in duration. Therefore, any losses that we experience after the terms of the loss sharing agreements have ended will not be recoverable from the FDIC, and would negatively impact our net income. See “Information about NAFH—Our Acquisitions—Loss Sharing Agreements” for a description of the loss sharing arrangements with the FDIC.

Our loss sharing agreements also impose limitations on how we manage loans covered by loss sharing. For example, under the loss sharing agreements, we are not permitted to sell a covered loan even if in the ordinary course of our business we determine that taking such action would be advantageous for us. These restrictions could impair our ability to manage problem loans and extend the amount of time that such loans remain on our balance sheet and could negatively impact our business, financial condition, liquidity and results of operations.

In addition to the loss sharing agreements, in August 2010, Capital Bank entered into an Operating Agreement with the OCC (which we refer to as the “OCC Operating Agreement”), in connection with our acquisition of the Failed Banks. Capital Bank (and, with respect to certain provisions, the Company) is also subject to an Order of the FDIC, dated July 16, 2010 (which we refer to as the “FDIC Order”) issued in connection with the FDIC’s approval of our deposit insurance applications for the Failed Banks. The OCC Operating Agreement and the FDIC Order require that Capital Bank maintain various financial and capital ratios and require prior regulatory notice and consent to take certain actions in connection with operating the business and they restrict Capital Bank’s ability to pay dividends to us and to make changes to its capital structure. A failure by us or Capital Bank to comply with the requirements of the OCC Operating Agreement or the FDIC

Order could subject us to regulatory sanctions; and failure to comply, or the objection, or imposition of additional conditions, by the OCC or the FDIC, in connection with any materials or information submitted thereunder, could prevent us from executing our business strategy and negatively impact our business, financial condition, liquidity and results of operations.

Any requested or required changes in how we determine the impact of loss share accounting on our financial information could have a material adverse effect on our reported results.

A material portion of our financial results is based on loss share accounting, which is subject to assumptions and judgments made by us, our accountants and the regulatory agencies to whom we report such information. Loss share accounting is a complex accounting methodology. If these assumptions are incorrect or our accountants or the regulatory agencies to whom we report require that we change or modify our assumptions, such change or modification could have a material adverse effect on our financial condition, operations or our previously reported results. As such, any financial information generated through the use of loss share accounting is subject to modification or change. Any significant modification or change in such information could have a material adverse effect on our results of operations and our previously reported results.

Our financial information reflects the application of the acquisition method of accounting. Any change in the assumptions used in such methodology could have an adverse effect on our results of operations.

As a result of our recent acquisitions, our financial results are heavily influenced by the application of the acquisition method of accounting. The acquisition method of accounting requires management to make assumptions regarding the assets purchased and liabilities assumed to determine their fair market value. Our interest income, interest expense and net interest margin (which were equal to $88.3 million, $16.3 million and 3.53%, respectively, in the first half of 2011) reflect the impact of accretion of the fair value adjustments made to the carrying amounts of interest earning assets and interest bearing liabilities and our non-interest income (which totaled $12.4 million in the first half of 2011) for periods subsequent to the acquisitions includes the effects of discount accretion and amortization of the FDIC indemnification asset. In addition, the balances of non-performing assets were significantly reduced by the adjustments to fair value recorded in conjunction with the relevant acquisition. If our assumptions are incorrect or the regulatory agencies to whom we report require that we change or modify our assumptions, such change or modification could have a material adverse effect on our financial condition or results of operations or our previously reported results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Accounting for Acquired Loans” for additional information on the impact of acquisition method of accounting to our financial operations.

Our business is highly susceptible to credit risk.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that the collateral (if any) securing the payment of their loans may not be sufficient to assure repayment. The risks inherent in making any loan include risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting and guidelines, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The credit standards, procedures and policies that we have established for borrowers may not prevent us from incurring substantial credit losses.

Although we do not have a long enough operating history to have restructured many of our loans for borrowers in financial difficulty, in the future, we may restructure originated or acquired loans if we believe the borrowers have a viable business plan to fully pay off all obligations. However, for our originated loans, if interest rates or other terms are modified upon extension of credit or if terms of an existing loan are renewed in such a situation and a concession is granted, we may be required to classify such action as a troubled debt restructuring (which we refer to as a “TDR”). We would classify loans as TDRs when certain modifications are made to the loan terms and concessions are granted to the borrowers due to their financial difficulty. Generally, these loans would be restructured to provide the borrower additional time to execute its business plan. With respect to restructured loans, we may grant concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. In situations where a TDR is unsuccessful and the borrower is unable to satisfy the terms of the restructured agreement, the loan would be placed on nonaccrual status and written down to the underlying collateral value.

Recent economic and market developments and the potential for continued economic disruption present considerable risks to us and it is difficult to determine the depth and duration of the economic and financial market problems and the many ways in which they may impact our business in general. Any failure to manage such credit risks may materially adversely affect our business and our consolidated results of operations and financial condition.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loan portfolio is secured by real estate. As of June 30, 2011, approximately 87% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A continued weakening of the real estate market in our primary market areas could continue to result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and shareholders’ equity could be adversely affected. For example, the housing market has been in a four-year recession. Home prices declined by 4.2% (as measured by the S&P/Case-Shiller Home Price Indices) in the first quarter of 2011 (representing a decline of 5.1% versus the first quarter of 2010) and increased by 3.6% in the second quarter of 2011 (representing a decline of 5.9% versus the second quarter of 2010). Further declines in home prices coupled with a deepened economic recession and continued rises in unemployment levels could drive losses beyond the level that is provided for in our allowance for loan losses. In that event, our earnings could be adversely affected.

Additionally, recent weakness in the secondary market for residential lending could have an adverse impact on our profitability. Significant ongoing disruptions in the secondary market for residential mortgage loans have limited the market for and liquidity of most mortgage loans other than conforming Fannie Mae and Freddie Mac loans. The effects of ongoing mortgage market challenges, combined with the ongoing correction in residential real estate market prices and reduced levels of home sales, could result in further price reductions in single family home values, adversely affecting the value of collateral securing mortgage loans held, any future mortgage loan originations and gains on sale of mortgage loans. Continued declines in real estate values and home sales volumes and financial stress on borrowers as a result of job losses or other factors could have further adverse effects on borrowers that result in higher delinquencies and charge-offs in future periods, which could adversely affect our financial position and results of operations.

Our construction and land development loans are based upon estimates of costs and the values of the complete projects.

While we intend to focus on originating loans other than non-owner occupied commercial real estate loans, our portfolio includes construction and land development loans (which we refer to as “C&D loans”) extended to builders and developers, primarily for the construction and/or development of properties. These loans have been extended on a presold and speculative basis and they include loans for both residential and commercial purposes.

In general, C&D lending involves additional risks because of the inherent difficulty in estimating a property’s value both before and at completion of the project. Construction costs may exceed original estimates as a result of increased materials, labor or other costs. In addition, because of current uncertainties in the residential and commercial real estate markets, property values have become more difficult to determine than they have been historically. The repayment of construction and land acquisition and development loans is often dependent, in part, on the ability of the borrower to sell or lease the property. These loans also require ongoing monitoring. In addition, speculative construction loans to a residential builder are often associated with homes that are not presold and, thus, pose a greater potential risk than construction loans to individuals on their personal residences. Slowing housing sales have been a contributing factor to an increase in non-performing loans as well as an increase in delinquencies.

As of June 30, 2011, C&D loans totaled $362.9 million (or 12% of our total loan portfolio), of which $72.3 million was for construction and/or development of residential properties and $290.6 million was for construction/development of commercial properties. As of June 30, 2011, nonperforming C&D loans covered under FDIC loss share agreements totaled $41.4 million and nonperforming C&D loans not covered under FDIC loss share agreements totaled $63.4 million.

Our non-owner occupied commercial real estate loans may be dependent on factors outside the control of our borrowers.

While we intend to focus on originating loans other than non-owner occupied commercial real estate loans, in the acquisitions we acquired non-owner occupied commercial real estate loans for individuals and businesses for various purposes, which are secured by commercial properties. These loans typically involve repayment dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service. This may be adversely affected by changes in the economy or local market conditions. Non-owner occupied commercial real estate loans expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be liquidated as easily as residential real estate. In such cases, we may be compelled to modify the terms of the loan or engage in other potentially expensive work-out techniques. If we foreclose on a non-owner occupied commercial real estate loan, our holding period for the collateral typically is longer than a 1-4 family residential property because there are fewer potential purchasers of the collateral. Additionally, non-owner occupied commercial real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, charge-offs on non-owner occupied commercial real estate loans may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.

As of June 30, 2011, our non-owner occupied commercial real estate loans totaled $730.1 million (or 24% of our total loan portfolio). As of June 30, 2011, nonperforming non-owner occupied commercial real estate loans covered under FDIC loss share agreements totaled $30.0 million and nonperforming non-owner occupied commercial real estate loans not covered under FDIC loss share agreements totaled $45.0 million.

Repayment of our commercial business loans is dependent on the cash flows of borrowers, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

Our business plan focuses on originating different types of commercial business loans. We classify types of commercial loans offered are owner-occupied term real estate loans, business lines of credit and term equipment financing. Commercial business lending involves risks that are different from those associated with non-owner occupied commercial real estate lending. Our commercial business loans are primarily underwritten based on the cash flow of the borrower and secondarily on the underlying collateral, including real estate. The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Some of our commercial business loans are collateralized by equipment, inventory, accounts receivable or other business assets, and the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use.

As of June 30, 2011, our commercial business loans totaled $892.7 million (or 30% of our total loan portfolio). Of this amount, $628.9 million was secured by owner-occupied real estate and $263.7 million was secured by business assets. As of June 30, 2011, nonperforming commercial business loans covered under FDIC loss share agreements totaled $17.7 million and nonperforming commercial business loans not covered under FDIC loss share agreements totaled $52.8 million.

Our allowance for loan losses and fair value adjustments may prove to be insufficient to absorb losses for loans that we originate.

Lending money is a substantial part of our business and each loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

•	the duration of the loan;

•	the discount on the loan at the time of acquisition;

•	the credit history of a particular borrower; and

•	changes in economic and industry conditions.

Non-performing loans covered under loss share agreements with the FDIC totaled $131.8 million, and Non-performing loans not covered under loss share agreements with the FDIC totaled $183.3 million as of June 30, 2011. We maintain an allowance for loan losses with respect to loans we originate, which is a reserve established through a provision for loan losses charged to expense, which we believe is appropriate to provide for probable losses in our loan portfolio. The amount of this allowance is determined by our management team through periodic reviews. As of June 30, 2011, the allowance on loans covered by loss share agreements with the FDIC was $2.8 million, and the allowance on loans not covered by loss share agreements with the FDIC was $4.9 million. As of June 30, 2011, the ratio of our allowance for loan losses to non-performing loans covered by loss share agreements with the FDIC was 2.1% and the ratio of our allowance for loan losses to Non-performing loans not covered by loss share agreements with the FDIC was 2.7%.

The application of the acquisition method of accounting to our completed acquisitions impacted our allowance for loan losses. Under the acquisition method of accounting, all loans were recorded in our financial statements at their fair value at the time of their acquisition and the related allowance for loan loss was eliminated because the fair value at the time was determined by the net present value of the expected cash flows taking into consideration estimated credit quality. We may in the future determine that our estimates of fair value are too high, in which case we would provide for additional loan losses associated with the acquired loans. As of June 30, 2011, the allowance for loan losses on purchased credit-impaired loan pools totaled $3.5 million, of which $2.8 million was related to loan pools covered by loss share agreements with the FDIC and $0.7 million was related to loan pools not covered by loss share agreements with the FDIC.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans that we originate, identification of additional problem loans originated by us and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. If current trends in the real estate markets continue, we expect that we will continue to experience increased delinquencies and credit losses, particularly with respect to construction, land development and land loans. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for probable loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital and may have a material adverse effect on our financial condition and results of operations.

We continue to hold and acquire other real estate, which has led to increased operating expenses and vulnerability to additional declines in real property values.

We foreclose on and take title to the real estate serving as collateral for many of our loans as part of our business. Real estate owned by us and not used in the ordinary course of its operations is referred to as “other real estate owned” or “OREO” property. At June 30, 2011, we had $77.9 million of OREO. Increased OREO balances have led to greater expenses as we incur costs to manage and dispose of the properties. We expect that our earnings will continue to be negatively affected by various expenses associated with OREO, including personnel costs, insurance and taxes, completion and repair costs, valuation adjustments and other expenses associated with property ownership, as well as by the funding costs associated with assets that are tied up in OREO. Any further decrease in real estate market prices may lead to additional OREO write-downs, with a corresponding expense in our statement of operations. We evaluate OREO properties periodically and write down the carrying value of the properties if the results of our evaluation require it. The expenses associated with OREO and any further property write-downs could have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on nonresidential real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

Legislative action regarding foreclosures or bankruptcy laws may negatively impact our business.

Recent laws delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans (some for a limited period of time), or otherwise limit the ability of residential loan servicers to take actions that may be essential to preserve the value of the mortgage loans. Any such limitations are likely to cause delayed or reduced collections from mortgagors and generally increased servicing costs. As a servicer of mortgage loans, any restriction on our ability to foreclose on a loan, any requirement that we forego a portion of the amount otherwise due on a loan or any requirement that we modify any original loan terms will in some instances require us to advance principal, interest, tax and insurance payments, which may negatively impact our business, financial condition, liquidity and results of operations.

Delinquencies and defaults in residential mortgages have increased, creating a backlog in courts and an increase in industry scrutiny by regulators, as well as proposed new laws and regulations governing foreclosures. Such laws and regulations might restrict or delay our ability to foreclose and collect payments for single family residential loans under the loss sharing agreements.

For the single family residential loans covered by the loss sharing agreements, we cannot collect loss share payments until we liquidate the properties securing those loans. These loss share payments could be delayed by an extended foreclosure process, including delays resulting from a court backlog, local or national foreclosure moratoriums or other delays, and these delays could have a material adverse effect on our results of operations. New homeowner protection laws and regulations may also delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans. Any such limitations are likely to cause delayed or reduced collections from mortgagors. Any restriction on our ability to foreclose on a loan, any requirement that we forgo a portion of the amount otherwise due on a loan or any requirement that we modify any original loan terms will in some instances require us to advance principal, interest, tax and insurance payments, which is likely to negatively impact our business, financial condition, liquidity and results of operations.

Like other financial services institutions, our asset and liability structures are monetary in nature. Such structures are affected by a variety of factors, including changes in interest rates, which can impact the value of financial instruments held by us.

Like other financial services institutions, we have asset and liability structures that are essentially monetary in nature and are directly affected by many factors, including domestic and international economic and political conditions, broad trends in business and finance, legislation and regulation affecting the national and international business and financial communities, monetary and fiscal policies, inflation, currency values, market conditions, the availability and cost of short-term or long-term funding and capital, the credit capacity or perceived creditworthiness of customers and counterparties and the level and volatility of trading markets. Such factors can impact customers and counterparties of a financial services institution and may impact the value of financial instruments held by a financial services institution.

Our earnings and cash flows largely depend upon the level of our net interest income, which is the difference between the interest income we earn on loans, investments and other interest earning assets, and the interest we pay on interest bearing liabilities, such as deposits and borrowings. Because different types of assets and liabilities may react differently and at different times to market interest rate changes, changes in interest rates can increase or decrease our net interest income. When interest-bearing liabilities mature or reprice more quickly than interest earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest earning assets mature or reprice more quickly, and because the magnitude of repricing of interest earning assets is often greater than interest bearing liabilities, falling interest rates could reduce net interest income.

Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans and decrease loan repayment rates, while a decrease in the general level of interest rates may adversely affect the fair value of our financial assets and liabilities and our ability to realize gains on the sale of assets. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits.

Accordingly, changes in the level of market interest rates affect our net yield on interest earning assets, loan origination volume, loan and mortgage-backed securities portfolios and our overall results. Changes in interest rates may also have a significant impact on any future mortgage loan origination revenues. Historically, there has been an inverse correlation between the demand for mortgage loans and interest rates. Mortgage origination volume and revenues usually decline during periods of rising or high interest rates and increase during periods of declining or low interest rates. Changes in interest rates also have a significant impact on the carrying value of a significant percentage of the assets on our balance sheet. Interest rates are highly sensitive to many factors beyond our control, including general economic conditions and policies of various governmental and regulatory agencies, particularly the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”). We cannot predict the nature and timing of the Federal Reserve’s interest rate policies or other changes in monetary policies and economic conditions, which could negatively impact our financial performance.

We have benefited in recent periods from a favorable interest rate environment, but we believe that this environment cannot be sustained indefinitely and interest rates would be expected to rise as the economy recovers. A strengthening U.S. economy would be expected to cause the Board of Governors of the Federal Reserve to increase short-term interest rates, which would increase our borrowing costs.

The fair value of our investment securities can fluctuate due to market conditions out of our control.

As of June 30, 2011, approximately 99% of our investment securities portfolio was comprised of U.S. government agency and sponsored enterprises obligations, U.S. government agency and sponsored enterprises mortgage-backed securities and securities of municipalities. As of June 30, 2011, the fair value of our investment securities portfolio was approximately $862.1 million. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or with respect to the underlying securities, changes in market interest rates and continued instability in the credit markets. In addition, we have historically taken a conservative investment posture, concentrating on government issuances of short duration. In the future, we may seek to increase yields through more aggressive investment strategies, which may include a greater percentage of corporate issuances and structured credit products. Any of these mentioned factors, among others, could cause other-than-temporary impairments in future periods and result in a realized loss, which could have a material adverse effect on our business. The process for determining whether impairment is other-than-temporary usually requires complex, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on our financial condition and results of operations.

We have a significant deferred tax asset that may not be fully realized in the future.

Our net deferred tax asset totaled $64.9 million as of June 30, 2011. The ultimate realization of a deferred tax asset is dependent upon the generation of future taxable income during the periods prior to the expiration of the related net operating losses. If our estimates and assumptions about future taxable income are not accurate, the value of our deferred tax asset may not be recoverable and may result in a valuation allowance that would impact our earnings.

Recent market disruptions have caused increased liquidity risks and, if we are unable to maintain sufficient liquidity, we may not be able to meet the cash flow requirements of our depositors and borrowers.

The recent disruption and illiquidity in the credit markets have generally made potential funding sources more difficult to access, less reliable and more expensive. Our liquidity is generally used to make loans and to repay deposit liabilities as they become due or are demanded by customers, and further deterioration in the credit markets or a prolonged period without improvement of market liquidity could present significant challenges in the management of our liquidity and could adversely affect our business, results of operations and prospects. For example, if as a result of a sudden decline in depositor confidence resulting from negative market conditions, a substantial number of bank customers tried to withdraw their bank deposits simultaneously, our reserves may not be able to cover the withdrawals.

Furthermore, an inability to increase our deposit base at all or at attractive rates would impede our ability to fund our continued growth, which could have an adverse effect on our business, results of operations and financial condition. Collateralized borrowings such as advances from the FHLB are an important potential source of liquidity. Our borrowing capacity is generally dependent on the value of the collateral pledged to the FHLB. An adverse regulatory change could reduce our borrowing capacity or eliminate certain types of collateral and could otherwise modify or even eliminate our access to FHLB advances, Federal Fund line borrowings and discount window advances. Liquidity may also be adversely impacted by bank supervisory and regulatory authorities mandating changes in the composition of our balance sheet to asset classes that are less liquid. Any such change or termination may have an adverse effect on our liquidity.

Our access to other funding sources could be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets. We may need to incur additional debt in the future to achieve our business objectives, in connection with future acquisitions or for other reasons. Any borrowings, if sought, may not be available to us or, if available, may not be on favorable terms. Without sufficient liquidity, we may not be able to meet the cash flow requirements of our depositors and borrowers, which could have a material adverse effect on our financial condition and results of operations.

We may not be able to retain or develop a strong core deposit base or other low-cost funding sources.

We expect to depend on checking, savings and money market deposit account balances and other forms of customer deposits as our primary source of funding for our lending activities. Our future growth will largely depend on our ability to retain and grow a strong deposit base. Because 55% of our deposits as of June 30, 2011 were time deposits, it may prove harder to maintain and grow our deposit base than would otherwise be the case. We are also working to transition certain of our customers to lower cost traditional banking services as higher cost funding sources, such as high interest certificates of deposit, mature. There may be competitive pressures to pay higher interest rates on deposits, which could increase funding costs and compress net interest margins. Customers may not transition to lower yielding savings or investment products or continue their business with us, which could adversely affect our operations. In addition, with recent concerns about bank failures, customers have become concerned about the extent to which their deposits are insured by the FDIC, particularly customers that may maintain deposits in excess of insured limits. Customers may withdraw deposits in an effort to ensure that the amount that they have on deposit with us is fully insured and may place them in other institutions or make investments that are perceived as being more secure. Further, even if we are able to grow and maintain our deposit base, the account and deposit balances can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments (or similar products at other institutions that may provide a higher rate of return), we could lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income and net income. Additionally, any such loss of funds could result in lower loan originations, which could materially negatively impact our growth strategy and results of operations.

We operate in a highly competitive industry and face significant competition from other financial institutions and financial services providers, which may decrease our growth or profits.

Consumer and commercial banking is highly competitive. Our market contains not only a large number of community and regional banks, but also a significant presence of the country’s largest commercial banks. We compete with other state and national financial institutions as well as savings and loan associations, savings banks and credit unions for deposits and loans. In addition, we compete with financial intermediaries, such as consumer finance companies, mortgage banking companies, insurance companies, securities firms, mutual funds and several government agencies as well as major retailers, all actively engaged in providing various types of loans and other financial services. Some of these competitors may have a long history of successful operations in our markets, greater ties to local businesses and more expansive banking relationships, as well as better established depositor bases. Competitors with greater resources may possess an advantage by being capable of maintaining numerous banking locations in more convenient sites, operating more ATMs and conducting extensive promotional and advertising campaigns or operating a more developed Internet platform.

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Increased competition among financial services companies due to the recent consolidation of certain competing financial institutions may adversely affect our ability to market our products and services. Also, technology has lowered barriers to entry and made it possible for banks to compete in our market without a retail footprint by offering competitive rates, as well as non-banks to offer products and services traditionally provided by banks.

Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may offer a broader range of products and services as well as better pricing for certain products and services than we can.

Our ability to compete successfully depends on a number of factors, including:

•	the ability to develop, maintain and build upon long-term customer relationships based on quality service and high ethical standards;

•	the ability to attract and retain qualified employees to operate our business effectively;

•	the ability to expand our market position;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors;

•	customer satisfaction with our level of service; and

•	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could harm our business, financial condition and results of operations.

We are subject to losses due to the errors or fraudulent behavior of employees or third parties.

We are exposed to many types of operational risk, including the risk of fraud by employees and outsiders, clerical recordkeeping errors and transactional errors. Our business is dependent on our employees as well as third-party service providers to process a large number of increasingly complex transactions. We could be materially adversely affected if one of our employees causes a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our operations or systems. When we originate loans, we rely upon information supplied by loan applicants and third parties, including the information contained in the loan application, property appraisal and title information, if applicable, and employment and income documentation provided by third parties. If any of this information is misrepresented and such misrepresentation is not detected prior to loan funding, we generally bear the risk of loss associated with the misrepresentation. Any of these occurrences could result in a diminished ability of us to operate our business, potential liability to customers, reputational damage and regulatory intervention, which could negatively impact our business, financial condition and results of operations.

We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations.

Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party servicers. We outsource many of our major systems, such as data processing, loan servicing and deposit processing systems. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to process new and renewal loans, gather deposits and provide customer service, compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

In addition, we provide our customers the ability to bank remotely, including online over the Internet. The secure transmission of confidential information is a critical element of remote banking. Our network could be vulnerable to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could adversely affect our reputation, results of operations and ability to attract and maintain customers and businesses. In addition, a security breach could also subject us to additional regulatory scrutiny, expose us to civil litigation and possible financial liability and cause reputational damage.

As a public company, we will be required to meet periodic reporting requirements under the rules and regulations of the United States Securities and Exchange Commission. Complying with federal securities laws as a public company is expensive, and we will incur significant time and expense enhancing, documenting, testing and certifying our internal control over financial reporting. Any deficiencies in our financial reporting or internal controls could adversely affect our business and the trading price of our Class A common stock.

Prior to becoming a public company, we have not been required to comply with Securities and Exchange Commission (which we refer to as the “SEC”) requirements to have our financial statements completed and reviewed or audited within a specified time. As a publicly traded company following completion of the initial public offering and the reorganization, we will be required to file periodic reports containing our financial statements with the SEC within a specified time following the completion of quarterly and annual periods. We will also be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 concerning internal controls over financial reporting commencing in the 2012 fiscal year. We may experience difficulty in meeting the SEC’s reporting requirements. Any failure by us to file our periodic reports with the SEC in a timely manner could harm our reputation and reduce the trading price of our Class A common stock.

As a public company, we will incur significant legal, accounting, insurance and other expenses. Compliance with other rules of the SEC and the rules of Nasdaq will increase our legal and financial compliance costs and make some activities more time consuming and costly. Beginning with our Annual Report on Form 10-K for our fiscal year ending December 31, 2012, SEC rules will require that our Chief Executive Officer and Chief Financial Officer periodically certify the existence and effectiveness of our internal controls over financial reporting. Our independent registered public accounting firm will be required to attest to our assessment of our internal controls over financial reporting. This process will require significant documentation of policies, procedures and systems, review of that documentation by our internal auditing staff and our outside auditors and testing of our internal controls over financial reporting by our internal auditing and accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and expense, may strain our internal resources and have an adverse impact on our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter.

During the course of our testing, we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal controls over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in our financial reporting and may negatively affect the trading price of our Class A common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal controls over financial reporting, it may negatively impact our business, results of operations and reputation. As of December 31, 2010, Green Bankshares reported a material weakness in its internal control over financial reporting. Failure to remediate such material weakness could have an adverse effect on us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Trends and Developments” for information regarding actions we intend to take to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act with respect to Green Bankshares.

Hurricanes or other adverse weather events would negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations.

Our market areas in the southeastern region of the United States are susceptible to natural disasters, such as hurricanes, tornadoes, tropical storms, other severe weather events and related flooding and wind damage, and manmade disasters, such as the 2010 oil spill in the Gulf of Mexico. Our market areas in Tennessee are susceptible to natural disasters, such as tornadoes and floods. These natural disasters could negatively impact regional economic conditions, cause a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us, damage our banking facilities and offices and negatively impact our growth strategy. Such weather events can disrupt operations, result in damage to properties and negatively affect the local economies in the markets where they operate. We cannot predict whether or to what extent damage that may be caused by future hurricanes or tornadoes will affect our operations or the economies in our current or future market areas, but such weather events could negatively impact economic conditions in these regions and result in a decline in local loan demand and loan originations, a decline in the value or destruction of properties securing our loans and an increase in delinquencies, foreclosures or loan losses. Our business or results of operations may be adversely affected by these and other negative effects of natural or manmade disasters.

Risks Relating to NAFH’s Growth Strategy

We may not be able to effectively manage our growth.

Our future operating results depend to a large extent on our ability to successfully manage our rapid growth. Our rapid growth has placed, and it may continue to place, significant demands on our operations and management. Whether through additional acquisitions or organic growth, our current plan to expand our business is dependent upon:

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the ability of our officers and other key employees to continue to implement and improve our operational, credit, financial, management and other internal risk controls and processes and our reporting systems and procedures in order to manage a growing number of client relationships;

•	to scale our technology platform;

•	to integrate our acquisitions and develop consistent policies throughout the various businesses; and

•	to manage a growing number of client relationships.

We may not successfully implement improvements to, or integrate, our management information and control systems, procedures and processes in an efficient or timely manner and may discover deficiencies in existing systems and controls. In particular, our controls and procedures must be able to accommodate an increase in expected loan volume and the infrastructure that comes with new branches and banks. Thus, our growth strategy may divert management from our existing businesses and may require us to incur additional expenditures to expand our administrative and operational infrastructure and, if we are unable to effectively manage and grow our banking franchise, our business and our consolidated results of operations and financial condition could be materially and adversely impacted. In addition, if we are unable to manage future expansion in our operations, we may experience compliance and operational problems, have to slow the pace of growth, or have to incur additional expenditures beyond current projections to support such growth, any one of which could adversely affect our business.

Many of our new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth.

We intend to complement and expand our business by pursuing strategic acquisitions of banks and other financial institutions. Generally, any acquisition of target financial institutions or assets by us will require approval by, and cooperation from, a number of governmental regulatory agencies, possibly including the Federal Reserve, the OCC and the FDIC, as well as state banking regulators. In acting on such applications of approval, federal banking regulators consider, among other factors:

•	the effect of the acquisition on competition;

•	the financial condition and future prospects of the applicant and the banks involved;

•	the managerial resources of the applicant and the banks involved;

•	the convenience and needs of the community, including the record of performance under the Community Reinvestment Act (which we refer to as the “CRA”); and

•	the effectiveness of the applicant in combating money laundering activities.

Such regulators could deny our application based on the above criteria or other considerations or the regulatory approvals may not be granted on terms that are acceptable to us. For example, we could be required to sell branches as a condition to receiving regulatory approvals, and such a condition may not be acceptable to us or may reduce the benefit of any acquisition.

The success of future transactions will depend on our ability to successfully identify and consummate transactions with target financial institutions that meet our investment criteria. Because of the significant competition for acquisition opportunities and the limited number of potential targets, we may not be able to successfully consummate acquisitions necessary to grow our business.

The success of future transactions will depend on our ability to successfully identify and consummate transactions with target financial institutions that meet our investment criteria. There are significant risks associated with our ability to identify and successfully consummate transactions with target financial institutions. There are a limited number of acquisition opportunities, and we expect to encounter intense competition from other banking organizations competing for acquisitions and also from other investment funds and entities looking to acquire financial institutions. Many of these entities are well established and have extensive experience in identifying and effecting acquisitions directly or through affiliates. Many of these competitors possess ongoing banking operations with greater technical, human and other resources than we do, and our financial resources will be relatively limited when contrasted with those of many of these competitors. These organizations may be able to achieve greater cost savings through consolidating operations than we could. Our ability to compete in acquiring certain sizable target institutions will be limited by our available financial resources. These inherent competitive limitations give others an advantage in pursuing the acquisition of certain target financial institutions. In addition, increased competition may drive up the prices for the types of acquisitions we intend to target, which would make the identification and successful consummation of acquisition opportunities more difficult. Competitors may be willing to pay more for target financial institutions than we believe are justified, which could result in us having to pay more for target financial institutions than we prefer or to forego target financial institutions. As a result of the foregoing, we may be unable to successfully identify and consummate future transactions to grow our business on commercially attractive terms, or at all.

Because the institutions we intend to acquire may have distressed assets, we may not be able to realize the value we predict from these assets or make sufficient provision for future losses in the value of, or accurately estimate the future writedowns taken in respect of, these assets.

Delinquencies and losses in the loan portfolios and other assets of financial institutions that we acquire may exceed our initial forecasts developed during the due diligence investigation prior to acquiring those institutions.

Even if we conduct extensive due diligence on an entity we decide to acquire, this diligence may not reveal all material issues that may affect a particular entity. The diligence process in FDIC-assisted transactions is also expedited due to the short acquisition timeline that is typical for these depository institutions. If, during the diligence process, we fail to identify issues specific to an entity or the environment in which the entity operates, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in other reporting losses. Any of these events could adversely affect the financial condition, liquidity, capital position and value of institutions we acquire and of the Company as a whole. If any of the foregoing adverse events occur with respect to one subsidiary, they may adversely affect other of our subsidiaries or the Company as a whole. Current economic conditions have created an uncertain environment with respect to asset valuations and there is no certainty that we will be able to sell assets of target institutions if we determine it would be in our best interests to do so. The institutions we will target may have substantial amounts of asset classes for which there is currently limited or no marketability.

The success of future transactions will depend on our ability to successfully combine the target financial institution’s business with our existing banking business and, if we experience difficulties with the integration process, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.

The success of future transactions will depend, in part, on our ability to successfully combine the target financial institution’s business with our existing banking business. As with any acquisition involving financial institutions, there may be business disruptions that result in the loss of customers or cause customers to remove their accounts and move their business to competing banking institutions. It is possible that the integration process could result in additional expenses in connection with the integration processes and the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the acquisition. Integration efforts, including integration of the target financial institution’s systems into our systems may divert our management’s attention and resources, and we may be unable to develop, or experience prolonged delays in the development of, the systems necessary to operate our acquired banks, such as a financial reporting platform or a human resources reporting platform call center. If we experience difficulties with the integration process, the anticipated benefits of any future transaction may not be realized fully or at all or may take longer to realize than expected. Additionally, we may be unable to recognize synergies, operating efficiencies and/or expected benefits within expected timeframes within expected cost projections, or at all. We may also not be able to preserve the goodwill of the acquired financial institution.

Our recent transaction with Green Bankshares may present certain risks to our business and operations.

On September 7, 2011, we completed our acquisition of a 90.0% interest in Green Bankshares. This investment presents the following risks, among others:

•	the possibility that the expected benefits of the transaction may not materialize in the timeframe expected or at all, or may be more costly to achieve;

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the possibility that the parties may be unable to successfully implement integration strategies, due to challenges associated with integrating complex systems, technology, banking centers and other assets of Green Bankshares in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies and integrating Green Bankshares’ workforce while maintaining focus on providing consistent, high quality customer service;

•	reputational risks and the reaction of the companies’ customers to the transaction; and

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the investment may require diversion of the attention of our management and other key employees from ongoing business activities, including the pursuit of other opportunities that could be beneficial to us.

Further, as of December 31, 2010, Green Bankshares reported a material weakness in its internal controls over financial reporting related to the valuation of impaired loans and real estate owned. Failure to remediate such material weakness could have an adverse effect on us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Trends and Developments” for information regarding actions we intend to take to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act with respect to Green Bankshares in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Projected operating results for entities to be acquired by us may be inaccurate and may vary significantly from actual results.

We will generally establish the pricing of transactions and the capital structure of entities to be acquired by us on the basis of financial projections for such entities. In general, projected operating results will be based primarily on management judgments. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed and the projected results may vary significantly from actual results. General economic, political and market conditions, which are not predictable, can have a material adverse impact on the reliability of such projections. In the event that the projections made in connection with our acquisitions, or future projections with respect to new acquisitions, are not accurate, such inaccuracies could materially and adversely affect our business and our consolidated results of operations and financial condition.

Our officers and directors may have conflicts of interest in determining whether to present business opportunities to us or another entity with which they are, or may become, affiliated.

Our officers and directors may become subject to fiduciary obligations in connection with their service on the boards of directors of other corporations. To the extent that our officers and directors become aware of acquisition opportunities that may be suitable for entities other than us to which they have fiduciary or contractual obligations, or they are presented with such opportunities in their capacities as fiduciaries to such entities, they may honor such obligations to such other entities. In addition, our officers and directors will not have any obligation to present us with any acquisition opportunity that does not fall within certain parameters of our business (which opportunities and parameters are described in more detail in the section entitled “Information about NAFH”). You should assume that to the extent any of our officers or directors becomes aware of an opportunity that may be suitable both for us and another entity to which such person has a fiduciary obligation or contractual obligation to present such opportunity as set forth above, he or she may first give the opportunity to such other entity or entities and may give such opportunity to us only to the extent such other entity or entities reject or are unable to pursue such opportunity. In addition, you should assume that to the extent any of our officers or directors becomes aware of an acquisition opportunity that does not fall within the above parameters but that may otherwise be suitable for us, he or she may not present such opportunity to us. In general, officers and directors of a corporation incorporated under Delaware law are required to present business opportunities to a corporation if the corporation could financially undertake the opportunity, the opportunity is within the corporation’s line of business and it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation. However, our certificate of incorporation provides that we renounce any interest or expectancy in certain acquisition opportunities that our officers or directors become aware of in connection with their service to other entities to which they have a fiduciary or contractual obligation.

Changes in accounting standards may affect how we report our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board (which we refer to as the “FASB”) or other regulatory authorities change the financial accounting and reporting standards that govern the preparation of financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in us restating prior period financial statements.

Risks Relating to the Regulation of NAFH’s Industry

We operate in a highly regulated industry and the laws and regulations that govern our operations, corporate governance, executive compensation and financial accounting, or reporting, including changes in them or our failure to comply with them, may adversely affect us.

We are subject to extensive regulation and supervision that govern almost all aspects of our operations. Intended to protect customers, depositors, consumers, deposit insurance funds and the stability of the U.S. financial system, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on our business activities, limit the dividend or distributions that we can pay, restrict the ability of institutions to guarantee our debt and impose certain specific accounting requirements that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles. Compliance with laws and regulations can be difficult and costly and changes to laws and regulations often impose additional compliance costs. We are currently facing increased regulation and supervision of our industry as a result of the financial crisis in the banking and financial markets. Such additional regulation and supervision may increase our costs and limit our ability to pursue business opportunities. Further, our failure to comply with these laws and regulations, even if the failure was inadvertent or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business and financial condition.

We are periodically subject to examination and scrutiny by a number of banking agencies and, depending upon the findings and determinations of these agencies, we may be required to make adjustments to our business that could adversely affect us.

Federal and state banking agencies periodically conduct examinations of our business, including compliance with applicable laws and regulations. If, as a result of an examination, a federal banking agency were to determine that the financial condition, capital resources, asset quality, asset concentration, earnings prospects, management, liquidity sensitivity to market risk or other aspects of any of our operations has become unsatisfactory, or that we or our management is in violation of any law or regulation, it could take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to change the asset composition of our portfolio or balance sheet, to assess civil monetary penalties against our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance. If we become subject to such regulatory actions, our business, results of operations and reputation may be negatively impacted.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may have a material effect on our operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (which we refer to as the “Dodd-Frank Act”), which imposes significant regulatory and compliance changes. The key effects of the Dodd-Frank Act on our business are:

•	changes to regulatory capital requirements;

•	exclusion of hybrid securities, including trust preferred securities, issued on or after May 19, 2010 from Tier 1 capital;

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creation of new government regulatory agencies (such as the Financial Stability Oversight Council, which will oversee systemic risk, and the Consumer Financial Protection Bureau, which will develop and enforce rules for bank and non-bank providers of consumer financial products);

•	potential limitations on federal preemption;

•	changes to deposit insurance assessments;

•	regulation of debit interchange fees we earn;

•	changes in retail banking regulations, including potential limitations on certain fees we may charge; and

•	changes in regulation of consumer mortgage loan origination and risk retention.

In addition, the Dodd-Frank Act restricts the ability of banks to engage in certain proprietary trading or to sponsor or invest in private equity or hedge funds. The Dodd-Frank Act also contains provisions designed to limit the ability of insured depository institutions, their holding companies and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments.

Some provisions of the Dodd-Frank Act became effective immediately upon its enactment. Many provisions, however, will require regulations to be promulgated by various federal agencies in order to be implemented, some of which have been proposed by the applicable federal agencies. The provisions of the Dodd-Frank Act may have unintended effects, which will not be clear until implementation. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to investors in our Class A common stock. For a more detailed description of the Dodd-Frank Act, see “Supervision and Regulation—Changes in Laws, Regulations or Policies and the Dodd-Frank Act.”

The short-term and long-term impact of the new regulatory capital standards and the forthcoming new capital rules is uncertain.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced an agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. Basel III increases the requirements for minimum common equity, minimum Tier 1 capital and minimum total capital, to be phased in over time until fully phased in by January 1, 2019.

Various provisions of the Dodd-Frank Act increase the capital requirements of bank holding companies, such as the Company, and non-bank financial companies that are supervised by the Federal Reserve. The leverage and risk-based capital ratios of these entities may not be lower than the leverage and risk-based capital ratios for insured depository institutions. In particular, bank holding companies, many of which have long relied on trust preferred securities as a component of their regulatory capital, will no longer be permitted to count trust preferred securities toward their Tier 1 capital. While the Basel III changes and other regulatory capital requirements will likely result in generally higher regulatory capital standards, it is difficult at this time to predict how any new standards will ultimately be applied to us and our subsidiary bank.

The FDIC’s restoration plan and the related increased assessment rate could adversely affect our earnings.

The FDIC insures deposits at FDIC-insured depository institutions, such as our subsidiary bank, up to applicable limits. The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to its regulators.

Market developments have significantly depleted the deposit insurance fund of the FDIC (which we refer to as the “DIF”) and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased the deposit insurance assessment rates and thus raised deposit premiums for insured depository institutions. If these increases are insufficient for the DIF to meet its funding requirements, there may need to be further special assessments or increases in deposit insurance premiums. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels. Any future additional assessments, increases or required prepayments in FDIC insurance premiums may materially adversely affect results of operations, including by reducing our profitability or limiting our ability to pursue certain business opportunities.

We are subject to federal and state and fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, Consumer Financial Protection Bureau and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. A successful challenge to our performance under the fair lending laws and regulations could adversely impact our rating under the Community Reinvestment Act and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact our reputation, business, financial condition and results of operations.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (which we refer to as the “PATRIOT Act”) and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (which we refer to as “OFAC”). If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

Federal, state and local consumer lending laws may restrict our ability to originate certain mortgage loans or increase our risk of liability with respect to such loans and could increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. It is our policy not to make predatory loans, but these laws create the potential for liability with respect to our lending and loan investment activities. They increase our cost of doing business and, ultimately, may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

The Federal Reserve may require us to commit capital resources to support our subsidiary bank.

The Federal Reserve, which examines us and our subsidiaries, requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Act directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of strength for the institution. Under these requirements, in the future, we could be required to provide financial assistance to our subsidiary bank if it experiences financial distress.

A capital injection may be required at times when we do not have the resources to provide it, and therefore we may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

Stockholders may be deemed to be acting in concert or otherwise in control of Capital Bank, which could impose prior approval requirements and result in adverse regulatory consequences for such holders.

We are a bank holding company regulated by the Federal Reserve. Accordingly, acquisition of control of us (or our bank subsidiary) requires prior regulatory notice or approval. With certain limited exceptions, federal regulations prohibit potential investors from, directly or indirectly, acquiring ownership or control of, or the power to vote, more than 10% (more than 5% if the acquiror is a bank holding company) of any class of our voting securities, or obtaining the ability to control in any manner the election of a majority of directors or otherwise exercising a controlling influence over our management or policies, without prior notice or application to, and approval of, the Federal Reserve under the Change in Bank Control Act or the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHCA”). Any bank holding company or foreign bank with a U.S. presence also is required to obtain the approval of the Federal Reserve under the BHCA to acquire or retain more than 5% of our outstanding voting securities.

In addition to regulatory approvals, any stockholder deemed to “control” us for purposes of the BHCA would become subject to investment and activity restrictions and ongoing regulation and supervision. Any entity owning 25% or more of any class of our voting securities, or a lesser percentage if such holder or group otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the BHCA. In addition, such a holder may be required to divest 5% or more of the voting securities of investments that may be deemed incompatible with bank holding company status, such as an investment in a company engaged in non-financial activities.

Regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. In certain instances, stockholders may be determined to be “acting in concert” and their shares aggregated for purposes of determining control for purposes of the Change in Bank Control Act. “Acting in concert” generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement. How this definition is applied in individual circumstances can vary among the various federal bank regulatory agencies and cannot always be predicted with certainty. Many factors can lead to a finding of acting in concert, including whether:

•	stockholders are commonly controlled or managed;

•	stockholders are parties to an oral or written agreement or understanding regarding the acquisition, voting or transfer of control of voting securities of a bank or bank holding company;

•	the holders each own stock in a bank and are also management officials, controlling stockholders, partners or trustees of another company; or

•	both a holder and a controlling stockholder, partner, trustee or management official of the holder own equity in the bank or bank holding company.

Our common stock owned by holders determined by a bank regulatory agency to be acting in concert would be aggregated for purposes of determining whether those holders have control of a bank or bank holding company for Change in Bank Control Act purposes. Because the control regulations under the Change in Bank Control Act and the BHCA are complex, potential investors should seek advice from qualified banking counsel before making an investment in our Class  A common stock.

Risks Related to NAFH’s Common Stock

The market price of our Class A common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our Class A common stock in the public market following the initial public offering or in future offerings, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and place that we deem appropriate.

In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of approximately [—] million shares of Class A common stock for issuance under our 2010 Equity Incentive Plan. We may issue all of these shares without any action or approval by our stockholders and these shares once issued (including upon exercise of outstanding options) will be available for sale into the public market subject to the restrictions described above, if applicable to the holder. Any shares issued in connection with acquisitions, the exercise of stock options or otherwise would dilute the percentage ownership held by investors who acquire our shares in the merger.

If shares of Class B non-voting common stock are converted into shares of Class A common stock, your voting power will be diluted.

Generally, holders of Class B non-voting common stock have no voting power and have no right to participate in any meeting of stockholders or to have notice thereof. However, holders of Class B non-voting common stock that are converted into Class A common stock will have all the voting rights of the other holders of Class A common stock. Class B non-voting common stock is not convertible in the hands of the initial holder. However, a transferee unaffiliated with the initial holder that receives Class B non-voting common stock subsequent to transfer permitted by our certificate of incorporation may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. Upon conversion of any Class B non-voting common stock, your voting power will be diluted in proportion to the decrease in your ownership of the total outstanding Class A common stock.

The market price of our Class A common stock may be volatile, which could cause the value of an investment in our Class A common stock to decline.

The market price of our Class A common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in or failure to meet publicly disclosed expectations as to our future financial performance;

•	downgrades in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	changes in market valuations or earnings of similar companies;

•	any future sales of our common stock or other securities; and

•	additions or departures of key personnel.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our Class A common stock. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources and harm our business or results of operations. For example, we are currently operating in, and have benefited from, a protracted period of historically low interest rates that will not be sustained indefinitely, and future fluctuations in interest rates could cause an increase in volatility of the market price of our Class A common stock.

We do not currently intend to pay dividends on shares of our common stock in the foreseeable future and our ability to pay dividends will be subject to restrictions under applicable banking laws and regulations and under the provisions of our Trust Preferred Securities.

We do not currently intend to pay cash dividends on our common stock in the foreseeable future. The payment of cash dividends in the future will be dependent upon various factors, including our earnings, if any, cash balances, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then-existing Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations in the foreseeable future and, accordingly, our Board of Directors does not currently anticipate declaring any dividends. Because we do not expect to pay cash dividends on our common stock for some time, any gains on an investment in our Class A common stock will be limited to the appreciation, if any, of the market value of our Class A common stock.

Banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends. Federal bank regulatory agencies have the authority to prohibit bank holding companies from engaging in unsafe or unsound practices in conducting their business. The payment of dividends by us depending on our financial condition could be deemed an unsafe or unsound practice. Our ability to pay dividends will directly depend on the ability of our subsidiary bank to pay dividends to us, which in turn will be restricted by the requirement that it maintains an adequate level of capital in accordance with requirements of its regulators and, in the future, can be expected to be further influenced by regulatory policies and capital guidelines. In addition, TIB Financial currently has deferred interest on its junior subordinated debentures underlying its trust preferred securities and is prohibited from declaring or paying any dividends on its common stock until it is current on its interest payments. TIB Financial may not repay the deferred interest without regulatory consent, and, upon completion of the reorganization, as the surviving company in the reorganization, we may be subject to this restriction on the payment of dividends. In addition, on August 24, 2010, Capital Bank entered into the OCC Operating Agreement that may restrict Capital Bank’s ability to pay dividends to us, to make changes to its capital structure and to make certain other business decisions. See “Historical Market Prices and Dividend Information.”

Certain provisions of our certificate of incorporation and the loss sharing agreements may have anti-takeover effects, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management. In addition, Delaware law may inhibit takeovers of us and could limit our ability to engage in certain strategic transactions our Board of Directors believes would be in the best interests of stockholders.

Our certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of our Board of Directors to designate the terms of and issue new series of preferred stock, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities, including our Class A common stock. See “Description of Capital Stock.”

Our loss sharing agreements with the FDIC require that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our stockholders engaging in certain transactions. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the relevant loss sharing arrangement. Among other things, prior FDIC consent is required for (1) a merger or consolidation of us or our bank subsidiary with or into another company if our stockholders will own less than 66.66% of the combined company, (2) the sale of all or substantially all of the assets of any of our bank subsidiary and (3) a sale of shares by a stockholder, or a group of related stockholders, that will effect a change in control of Capital Bank, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act (generally, the acquisition of between 10% and 25% of any class of our voting securities where the presumption of control is not rebutted, or the acquisition by any person, acting directly or indirectly or through or in concert with one or more persons, of 25% or more of any class of our voting securities). If we or any stockholder desired to enter into any such transaction, the FDIC may not grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss share protection, there could be a material adverse effect on our financial condition, results of operations and cash flows. In addition, statutes, regulations and policies that govern bank holding companies, including the BHCA, may restrict our ability to enter into certain transactions. See “Supervision and Regulation.”

We are also subject to anti-takeover provisions under Delaware law. We have not opted out of Section 203 of the Delaware General Corporation Law (which we refer to as the “DGCL”), which, subject to certain exceptions, prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (1) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (3) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in this document, including the appendices hereto.

Any or all of our forward-looking statements in this document may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us, Green Bankshares or any other person that the future plans, estimates or expectations contemplated by us or Green Bankshares will be achieved. We and Green Bankshares have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward looking statements including, but not limited to, statements regarding:

•	changes in general economic and financial market conditions;

•	changes in the regulatory environment;

•	economic conditions generally and in the financial services industry;

•	changes in the economy affecting real estate values;

•	our ability to achieve loan and deposit growth;

•	the completion of our future acquisitions or business combinations and our ability to integrate the acquired business into our business model;

•	projected population and income growth in our targeted market areas; and

•	volatility and direction of market interest rates and a weakening of the economy which could materially impact credit quality trends and the ability to generate loans.

All forward-looking statements are necessarily only estimates of future results and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this document. In particular, you should consider the numerous risks described in the “Risk Factors” section of this document. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. You should, however, review the risk factors we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

THE MERGER

The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the plan of merger attached as Appendix A to this document. We encourage you to read carefully this entire document, including the plan of merger included as Appendix A, for a more complete understanding of the merger.

Terms of the Merger

Our Board of Directors has approved and adopted the plan of merger. The plan of merger provides for the merger of Green Bankshares with and into NAFH, with NAFH continuing as the surviving entity. In the merger, each share of Green Bankshares common stock issued and outstanding immediately prior to the completion of the merger, except for certain shares held by NAFH or Green Bankshares, will be converted into the right to receive 0.0915 of a share of NAFH Class A common stock. No fractional shares of Class A common stock will be issued in connection with the merger, and holders of Green Bankshares common stock will be entitled to receive cash in lieu thereof.

Since we currently own more than 90% of common stock of Green Bankshares, under Delaware and Tennessee law, no vote of our stockholders, Green Bankshares’ shareholders or Green Bankshares’ Board of Directors is required to complete the merger. We expect to complete the merger concurrently with the completion of our initial public offering. We currently anticipate the completion of the merger to occur in the fourth quarter of 2011. While the plan of merger does not contain conditions to the completion of the merger, the timing of the merger may change based on the timing of our initial public offering and the timing of our planned mergers with our other bank holding company subsidiaries, which are part of the reorganization. We may choose to complete the merger even if we do not complete our initial public offering.

Background and Reasons for the Merger

Since raising approximately $900 million in December 2009 and January 2010, we have pursued acquisition opportunities consistent with our business strategy that we believe will produce attractive returns for our stockholders.

As part of its ongoing evaluation of the Green Bankshares’ business, Green Bankshares’ Board of Directors and senior management regularly evaluated the company’s long-term strategic alternatives and prospects for continued operations. These strategic discussions included, among other things, the possibility of business combinations with other entities, continuing Green Bankshares’ on-going operation as an independent institution, securities offerings, both public and private, and the potential sale or recapitalization of Green Bankshares.

In November 2010, Green Bankshares informally committed to the Federal Reserve Bank of Atlanta that it would not incur additional indebtedness, pay cash dividends, make payments on its Series A Preferred Stock issued to the U.S. Department of the Treasury (which we refer to as “Treasury”) or trust preferred securities or repurchase outstanding stock without prior regulatory approval. GreenBank also informally committed to the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Tennessee Department of Financial Institutions (which we refer to as the “TDFI”) that it will maintain a Tier 1 leverage ratio of not less than 10% and a Total risk-based capital ratio of not less than 14%.

Beginning in the third quarter of 2010, the Green Bankshares’ Board of Directors began to work closely with management and Green Bankshares’ financial advisor to explore the company’s reasonably available strategic alternatives to address the company’s credit, financial and regulatory challenges, including maintaining the status quo, selling common or preferred stock in a public or private offering, disposing of a significant amount of problem assets, a balance sheet restructuring transaction in which the Series A Preferred Stock was converted to common stock, and merging with a larger financial institution in a strategic transaction.

Throughout the third and fourth quarters of 2010 and into the first quarter of 2011 Green Bankshares’ Board of Directors, with the assistance of Green Bankshares’ financial advisor, engaged in extensive discussions regarding Green Bankshares’ strategic alternatives and Green Bankshares’ Board of Directors authorized its financial advisor and members of senior management to pursue all alternatives available to Green Bankshares to strengthen its capital position, including pursuing discussions with Treasury regarding converting the Series A Preferred Stock into common stock and any discount that Treasury might be willing to accept in connection with such a conversion. Green Bankshares Board of Directors also authorized management to provide financial information to companies that might be interested in pursuing a transaction with the company, subject to those companies executing confidentiality agreements with the company.

Beginning late in the third quarter of 2010, Green Bankshares’ financial advisor began contacting both potential private equity investors and possible strategic partners and inquiring as to whether these companies would have interest in pursuing a transaction with the company. Of these potential private equity investors and strategic partners contacted, twenty-one potential private equity investors and seven potential strategic partners, including both platform companies, like NAFH, and large, regional financial institutions, entered into a confidentiality agreement with Green Bankshares. Members of Green Bankshares’ senior management also held in-person meetings with seventeen of the private equity sponsors and three of the strategic partners.

On or about April 14, 2011, NAFH submitted its first written offer to invest in Green Bankshares. NAFH approached Green Bankshares because of the opportunity it offered to extend NAFH’s market area in the fast-growing Tennessee metropolitan areas of Nashville and Knoxville. Green Bankshares’ Board of Directors rejected this offer and the management and advisors of Green Bankshares engaged in continued discussions and negotiations with NAFH as well as another potential investor over the next few weeks.

On May 2, 2011, GreenBank received notice from the FDIC and the TDFI that, as a result of those agencies’ findings in their most recently completed joint safety and soundness examination, the agencies would be seeking a formal enforcement action against GreenBank aimed at strengthening GreenBank’s operations and its financial condition. Accordingly, the FDIC informed Green Bankshares that it was pursuing the issuance of a consent order against GreenBank and the TDFI was pursuing the issuance of a written agreement against GreenBank and that these formal enforcement actions would likely require GreenBank to maintain capital levels at or above those minimum levels that GreenBank had informally committed to maintain (as described above), which were above those levels that GreenBank currently met. The Green Bankshares Board of Directors believed that the issuance of this formal enforcement action would negatively impact the Green Bankshares’ operations and that the prompt consummation of a capital raising transaction would significantly reduce this negative impact.

On May 5, 2011 Green Bankshares, GreenBank and NAFH entered into an Investment Agreement (which we refer to as the “Investment Agreement”) The Investment Agreement provided for Green Bankshares to sell to NAFH, subject to certain conditions, 119,900,000 shares of Green Bankshares common stock for $217.0 million in cash (which we refer to as the “Investment”). In connection with the Investment, each existing Green Bankshares shareholder would also receive one contingent value right (which we refer to as a “CVR”) per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s existing loan portfolio. Also in connection with the Investment, pursuant to an agreement between NAFH and the Treasury, Green Bankshares’ Fixed Rate Cumulative Perpetual Preferred Stock, Series A and warrant to purchase shares of common stock issued by Green Bankshares to the Treasury in connection with the Treasury’s Troubled Asset Relief Program would be repurchased. In connection with the Investment, Green Bankshares also agreed to provide NAFH with customary registration rights for its shares of Green Bankshares common stock.

In addition, on May 5, 2011, Green Bankshares also entered into a Stock Option Agreement (which we refer to as the “Option Agreement”) with NAFH, pursuant to which Green Bankshares granted an option (which we refer to as the “Option”) to purchase up to 2,628,183 shares of Green Bankshares common stock (not to exceed 19.9% of the issued and outstanding shares of Green Bankshares) at a price equal to the closing price on the first trading day following the date of the Investment Agreement. Pursuant to the Option Agreement, the Option

would be exercisable under certain circumstances in connection with certain third party acquisitions or acquisition proposals that occur prior to an “Exercise Termination Event.” The completion of the Investment, which took place on September 7, 2011, was an Exercise Termination Event.

On September 7, 2011, at a special meeting of Green Bankshares shareholders, the shareholders of Green Bankshares voted to approve the Investment.

Also on September 7, 2011, after having received the required regulatory and other approvals, the Investment, along with the related transactions described above, was completed. In connection with the Investment, NAFH’s Chief Executive Officer, R. Eugene Taylor, Chief Financial Officer, Christopher G. Marshall, Chief Risk Officer, R. Bruce Singletary, and two of its outside Directors, Peter N. Foss and William A. Hodges, were each appointed to the board of directors of Green Bankshares. Two existing members of the Green Bankshares Board, Martha M. Bachman and Samuel E. Lynch, remained on the Green Bankshares Board. All other members of the Board of Directors of Green Bankshares resigned effective September 7, 2011.

The Merger of GreenBank with NAFH’s Depository Institution Subsidiary

As a result of our acquisition of the Failed Banks and our investments in TIB Financial, Capital Bank Corp. and Green Bankshares, we have a majority interest in three public bank holding companies, each of which also has a portion of its shares owned by the public. In addition, prior to April 29, 2011, we held controlling interests in three banks: a 100% direct interest in NAFH National Bank and indirect controlling interests in TIB Bank, and Capital Bank Corp.’s banking subsidiary, Capital Bank (which we refer to as “Old Capital Bank”).

Beginning in December 2010, our management began discussions, in conjunction with its advisors, concerning the optimal corporate structure for NAFH. In February 2011, after discussions with our management and outside advisors, our Board of Directors determined that it would be advisable for us to explore (1) combining Old Capital Bank and NAFH National Bank, (2) combining Capital Bank Corp. and NAFH, (3) combining TIB Bank and NAFH National Bank and (4) combining TIB Financial and NAFH.

In April 2011, our Board of Directors and NAFH National Bank’s Board of Directors each met and authorized management to combine TIB Bank with NAFH National Bank in an all-stock transaction with an exchange ratio based on the relative tangible book values per share of TIB Bank and NAFH National Bank. Also in April 2011, the Board of Directors of TIB Financial and TIB Bank, including all of the members of the TIB Financial and TIB Bank Boards of Directors that are not also members of our Board of Directors, met and approved the combination of TIB Bank with NAFH National Bank in an all-stock transaction with an exchange ratio based on the relative tangible book values per share of TIB Bank and NAFH National Bank.

On April 27, 2011, TIB Bank and NAFH National Bank entered into a merger agreement, and on April 29, 2011, after receiving required regulatory approval, TIB Bank merged with and into NAFH National Bank. In the merger, each share of TIB Bank common stock was converted into the right to receive shares of NAFH National Bank common stock. Following the merger, TIB Financial owned approximately 53% of NAFH National Bank and NAFH owned the remaining 47%.

In June 2011, our Board of Directors and NAFH National Bank’s Board of Directors each met and authorized management to combine Old Capital Bank with NAFH National Bank in an all-stock transaction, also with an exchange ratio based on the relative tangible book values per share of Old Capital Bank and NAFH National Bank. Also in June 2011, the Boards of Directors of Capital Bank Corp. and Old Capital Bank, including all of the members of the Capital Bank Corp. Board of Directors and Old Capital Bank Board of Directors that are not also members of our Board of Directors, met and approved the combination of Old Capital Bank with NAFH National Bank in an all-stock transaction with an exchange ratio based on the relative tangible book values per share of Old Capital Bank and NAFH National Bank.

On June 30, 2011, after receiving required regulatory approvals, Old Capital Bank and NAFH National Bank entered into a merger agreement and on the same day Old Capital Bank merged with and into NAFH National Bank. In the merger, each share of Old Capital Bank common stock was converted into the right to receive shares of NAFH National Bank common stock. Following the merger, Capital Bank Corp. owned approximately 38% of NAFH National Bank, NAFH owned approximately 29% of NAFH National Bank and TIB Financial owned the remaining approximately 33%. In connection with the merger, NAFH National Bank changed its name to Capital Bank, National Association.

As a result of the discussions referred to above regarding NAFH’s optimal corporate structure, the Investment Agreement with Green Bankshares contemplated that GreenBank would be merged with and into Capital Bank within three business days of the completion of the Investment. Prior to NAFH’s completion of the Investment, the Board of Directors and shareholders of Green Bankshares approved the merger of GreenBank with and into Capital Bank in an all-stock transaction with an exchange ratio equal to the ratio of the tangible book value of GreenBank to the tangible book value of Capital Bank.

On September 7, 2011, after receiving required regulatory approvals and immediately after the completion of the Investment, GreenBank and Capital Bank entered into a merger agreement and GreenBank subsequently merged with and into Capital Bank. In the merger, each share of GreenBank common stock was converted into the right to receive shares of Capital Bank common stock. Following the merger, Green Bankshares owned approximately 34% of Capital Bank, NAFH owned approximately 19% of Capital Bank, TIB Financial owned approximately 22% of Capital Bank and Capital Bank Corp. owned approximately 25% of Capital Bank.

The Merger of Green Bankshares and NAFH

Following the consolidation of Old Capital Bank, TIB Bank and NAFH National Bank into a single legal entity, NAFH, TIB Financial and Capital Bank worked to integrate the legal entities that directly and indirectly held interests in Capital Bank, N.A.

The Investment Agreement with Green Bankshares contemplated that Green Bankshares would be merged with and into NAFH in an all-stock transaction with an exchange ratio based on the relative tangible book values per share of NAFH and Green Bankshares. In May 2011, as part of their approval of the Investment Agreement, the Board of Directors of Green Bankshares also approved the merger of Green Bankshares with and into NAFH on terms and conditions consistent with those set forth in the Investment Agreement. The merger described in this document is on terms and conditions consistent with those set forth in the Investment Agreement.

On September 1, 2011, the Boards of Directors of NAFH and Capital Bank Corp. adopted resolutions pursuant to which Capital Bank Corp. would be merged with an into NAFH. The exchange ratio in that merger was selected was based on the relative tangible book values per share of NAFH and Capital Bank Corp. as of June 30, 2011, after giving pro forma effect to NAFH’s acquisition of Green Bankshares.

On September 1, 2011, our Board of Directors met and adopted a plan of merger providing for the merger of TIB Financial with and into NAFH in a short-form merger without the approval of TIB Financial’s shareholders as permitted by Florida law. The exchange ratio selected was based on the relative tangible book values per share of NAFH and TIB Financial as of June 30, 2011, after giving pro forma effect to NAFH’s acquisition of Green Bankshares. Also on September 1, 2011, the Board of Directors of TIB Financial, including all of the members of the TIB Financial Board of Directors that are not also members of our Board of Directors, met and approved and ratified that plan of merger.

On September 8, 2011, our Board of Directors adopted the plan of merger providing for the merger of Green Bankshares with and into NAFH in a short-form merger without the approval of Green Bankshares shareholders as permitted by Tennessee law. The exchange ratio selected was based on the relative tangible book values per share of NAFH and Green Bankshares as of June 30, 2011, after giving pro forma effect to NAFH’s acquisition of Green Bankshares.

Also on September 8, 2011, the Board of Directors of Green Bankshares, including all of the members of the Green Bankshares Board of Directors that are not also members of our Board of Directors, approved and ratified the plan of merger providing for the merger of Green Bankshares with and into NAFH with an exchange ratio based on the relative tangible book values per share of NAFH and Green Bankshares as of June 30, 2011, after giving pro forma effect to NAFH’s acquisition of Green Bankshares. When acting to approve and ratify the plan of merger, the Board of Directors of Green Bankshares considered the opinion of Sterne Agee to the effect that, as of the date of the opinion, the exchange ratio was fair to the shareholders of Green Bankshares from a financial point of view.

Reasons for the Merger

In reaching its decision to adopt and approve the merger, our Board of Directors consulted with management and considered a number of factors, including:

•

the combinations are expected to lower costs by eliminating the costs associated with the separate corporate existence (and therefore the need to prepare separate financial statements) and public company status of NAFH’s bank holding company subsidiaries, including Green Bankshares; and

•

the combinations are expected to simplify our corporate governance structure by resulting in a single bank holding company with a single group of public stockholders. We expect this will reduce the risk of potential conflicts of interest between our current stockholders and the former public minority shareholders of our subsidiaries.

In reaching its decision to approve the merger, the Green Bankshares Board of Directors consulted with management and considered both of the factors described above and also considered the fact that the merger will result in Green Bankshares shareholders holding shares in NAFH, which is expected to have a significantly larger market capitalization and substantially greater trading volume in its stock following the merger than Green Bankshares had prior to the merger. The Green Bankshares Board of Directors also relied on the experience of Sterne Agee for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, of the consideration in the merger to Green Bankshares.

The foregoing discussion of the factors considered by our Board of Directors and the Green Bankshares Board of Directors is not intended to be exhaustive, but rather includes the material factors considered by our Board of Directors and the Green Bankshares Board of Directors. In reaching their respective decisions to approve the merger, neither Board of Directors quantified or assigned any relative weights to the factors considered, and individual directors may have given different weights to different factors. Each Board of Directors considered all these factors as a whole, including discussions with, and questioning of, management, and overall considered the factors to be favorable to, and to support, its determination.

Our Conflict of Interest

In setting the exchange ratio, our financial interest was adverse to the interests of the public stockholders of Green Bankshares. We determined the exchange ratio without negotiating with Green Bankshares and make no representation or warranty in this document as to the fairness or adequacy of the consideration to be paid in the merger.

Fairness Opinion from Sterne Agee

By letter dated September 7, 2011, Green Bankshares retained Sterne, Agee & Leach, Inc. to render an opinion to Green Bankshares in connection with the merger of Green Bankshares with and into NAFH, pursuant to the plan of merger. As set forth more fully in the plan of merger, as a result of the merger, each share of common stock, par value $0.01 per share, of Green Bankshares (other than certain shares held by NAFH or Green Bankshares) will be converted into the right to receive 0.0915 shares (which we refer to as the “Exchange Ratio”), par value $0.01 per share, of NAFH Class A common stock. Sterne Agee, as part of its investment banking business, is regularly involved in the valuation of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Sterne Agee did not act as financial advisor to any of NAFH, Green Bankshares, TIB Financial or Capital Bank Corp. in connection with, and has not participated in the negotiations leading to, the merger, the Green Bankshares Investment or the Other Transactions (both as defined below).

On September 8, 2011, Sterne Agee delivered its written opinion to Green Bankshares’ board of directors that, as of such date, and based upon and subject to factors and assumptions set forth therein, the Exchange Ratio was fair, from a financial point of view, to the shareholders of Green Bankshares. The full text of Sterne Agee’s written opinion, dated September 8, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken, in connection with the opinion, is attached as Appendix B to this document and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Green Bankshares’ shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

In connection with rendering its opinion, Sterne Agee had, among other things:

1.	reviewed a draft of the plan of merger, provided to it on August 29, 2011;

2.	reviewed drafts of the Agreement and Plan of Merger between NAFH and Capital Bank Corp. and the Plan of Merger between NAFH and TIB Financial (collectively, the “Other Agreements”), provided to it on August 30, 2011;

3.	reviewed certain publicly-available financial statements of NAFH, Green Bankshares, TIB Financial and Capital Bank Corp.;

4.	reviewed certain internal financial analyses and pro forma financial information for NAFH, Green Bankshares, TIB Financial and Capital Bank Corp., as applicable;

5.	reviewed certain materials detailing the merger, the mergers of Capital Bank Corp. and TIB Financial with and into NAFH pursuant to the Other Agreements (collectively, the “Other Transactions”) and the investment by NAFH in Green Bankshares (the “Green Bankshares Investment”), prepared by NAFH or its affiliates or legal and accounting advisors;

6.	conducted conversations with employees of NAFH or its affiliates or legal and accounting advisors regarding the matters described in clauses 1-5 above and regarding the structure and rationale for the merger;

7.	compared certain financial metrics of NAFH, Green Bankshares, TIB Financial and Capital Bank Corp.;

8.	reviewed the overall environment for depository institutions in the United States; and

9.	conducted such other financial studies, analyses and investigations as it deemed appropriate.

In conducting its review and arriving at its opinion, Sterne Agee relied upon and assumed, with the consent of the Green Bankshares board of directors, and without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. Where it deemed appropriate, Sterne Agee also relied upon publicly available information, without independent verification, that it believed to be reliable, accurate and complete, but it did not guarantee the reliability, accuracy or completeness of any such publicly available information. With respect to the pro forma information supplied to it, Sterne Agee assumed, with the consent of the Green Bankshares board of directors, that such information was reasonably prepared on the basis reflecting the best currently available estimates and judgments of NAFH and its affiliates. In rendering its opinion, Sterne Agee expressed no view as to the reasonableness of such information or the assumptions on which it was based. Sterne Agee also relied upon the materials provided to it, and its studies, analyses and investigations, in connection with its previous engagements by the TIB Financial board of directors and the Capital Bank Corp. board of directors in April 2011 with respect to the mergers of TIB Bank and Capital Bank, respectively, with and into NAFH National Bank.

For the purposes of rendering its opinion, Sterne Agee also assumed, with the consent of the Green Bankshares board of directors, that (i) the plan of merger was a duly adopted and valid plan of merger under applicable state law and will not be terminated by NAFH; (ii) there had been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of NAFH, Green Bankshares, TIB Financial or Capital Bank Corp. and their respective affiliates since either (1) the date of the last financial statements made available to it and (2) the dates of the drafts of the plan of merger and the Other Agreements reviewed by it; (iii) no legal, political, economic, regulatory or other developments have occurred that will adversely affect these entities; and (iv) all required governmental, regulatory, shareholder and third party approvals had or will be received in a timely fashion and without any conditions or requirements that could adversely affect the merger.

Sterne Agee is not a legal, regulatory, tax or accounting expert and relied on the assessments made by NAFH, its affiliates and their respective advisors with respect to such issues. Sterne Agee did not make an independent evaluation of the assets or liabilities of NAFH, Green Bankshares, TIB Financial or Capital Bank Corp. or their respective affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities.

The Sterne Agee opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio, is subject to the assumptions, limitations, qualifications and other conditions contained therein, was necessarily based on economic, market and other conditions as existed on, and could be evaluated as of, the date of the opinion and on the information made available to it as of the date of the opinion. Sterne Agee expressly disclaimed any obligation to update, revise or reaffirm its opinion based on events and developments occurring after the date of its opinion.

Except as expressly stated therein, the Sterne Agee opinion does not address the fairness of the merger, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Green Bankshares, nor does it address the fairness of the contemplated benefits of the merger. The Sterne Agee opinion does not address the merits of the underlying business decision of Green Bankshares to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Green Bankshares. In addition, Sterne Agee did not express any view or opinion with respect to the fairness, financial or otherwise, of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any parties to the merger relative to the Exchange Ratio.

The Sterne Agee opinion was approved and authorized for issuance by a fairness opinion committee and was addressed to, and provided solely and exclusively for the information and assistance of the board of directors of Green Bankshares in connection with its consideration of the Exchange Ratio.

Summary of Analysis

The following is a summary of the material financial analyses contained in the presentation delivered by Sterne Agee to the Green Bankshares board of directors and that were used by Sterne Agee in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Sterne Agee, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Sterne Agee. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Sterne Agee’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on financial information, is based on information as it existed on June 30, 2011, and is not necessarily indicative of the current financial condition of each company.

Pro Forma Ownership/Exchange Ratio

Sterne Agee reviewed and compared the following financial information for NAFH, Green Bankshares, TIB Financial and Capital Bank Corp.:

	As of June 30, 2011
	NAFH		Green Bankshares	TIB Financial	Capital Bank Corp.
	(Actual)	(Pro Forma)(1)	(Pro Forma)(2)	(Actual)	(Actual)
	(In thousands, except per share data)
Shareholders’ Equity	$951,692	$982,552	$249,082	$180,036	$228,377
Less: Noncontrolling Interest	48,670	83,405	–	–	–

Adjusted Shareholders’ Equity	903,022	899,147	249,082	180,036	228,377
Actual Goodwill & Intangibles	80,549	124,493	–	3,288	–
Allocation of Bank Intangibles(3)	–	–	45,254	28,823	33,343
Less: Tax-Effect of Intangibles	6,511	10,345	3,410	3,440	2,513

Adjusted Goodwill & Intangibles	74,038	114,147	41,844	28,671	30,830

Tangible Book Value	$828,984	$785,000	$207,238	$151,365	$197,547

Shares Outstanding	46,149,998	46,149,998	133,147,109	12,349,935	85,802,164

Tangible Book Value per Share	$17.96	$17.01	$1.56	$12.26	$2.30

(1)	Pro forma for the acquisition of Green Bankshares and immediately prior to the reorganization
(2)

Based on actual financial results as of June 30, 2011, adjusted for the Green Bankshares Investment and subsequent merger of GreenBank with and into Capital Bank, N.A. (formerly known as NAFH National Bank)

(3)

Allocation of bank intangibles based on ownership position in Capital Bank, N.A., pro forma for the impact of the Green Bankshares Investment and subsequent merger of GreenBank with and into Capital Bank, N.A.

Using this financial information, Sterne Agee calculated an exchange ratio of 0.0915x for the merger using the tangible book value per share of Green Bankshares as of June 30, 2011 and the pro forma tangible book value per share of NAFH as of June 30, 2011. Based on its experience and expertise, Sterne Agee concluded that tangible book value was the appropriate valuation metric in the current environment for depository institutions to use in determining the exchange ratio.

	NAFH Combined Ownership
Legacy Shareholders:	Shares (in thousands)	Ownership	Exchange Ratios
NAFH	46,150	92.6%	N/A
Green Bankshares	1,213	2.4%	0.0915
TIB Financial	492	1.0%	0.7205
Capital Bank Corp.	2,004	4.0%	0.1354

	49,859	100.0%

Sterne Agee also calculated the pro forma ownership of NAFH, assuming consummation of the Green Bankshares Investment, the merger and the Other Transactions. The percentage of total equity, after adjusting for NAFH’s ownership position, is equal to the pro forma ownership based on the exchange ratios.

	Green Bankshares	TIB Financial	Capital Bank Corp.	NAFH Pro Forma
Adjusted Tangible Book Value	$207,238	$151,365	$197,547	$785,000
Less: % Owned by NAFH	(186,603)	(142,991)	(163,467)	–

Adjusted TBV Attributable to Minority Owners	$20,635	$8,374	$34,080	$785,000
Percentage of Total Equity	2.4%	1.0%	4.0%	92.6%

Transaction Rationale

Sterne Agee reviewed and analyzed the June 30, 2011 pro forma balance sheet of Green Bankshares and made the following observations:

•	Following the merger of GreenBank and Capital Bank on September 7, 2011, Green Bankshares accounts for its ownership in Capital Bank as an equity method investment

•	The amount recorded on the pro forma balance sheet reflects Green Bankshares’ pro rata ownership of Capital Bank’s shareholders’ equity as of June 30, 2011;

•	In future periods, the equity investment will be adjusted based on Capital Bank’s net income and comprehensive income;

•	Long-term borrowings represent the fair value of trust preferred securities

•	The principal amount due, which excludes the fair market value adjustment, equaled approximately $86 million.

Based on its review and analysis, Sterne Agee concluded that, on a pro forma basis after taking into account the Green Bankshares Investment and the subsequent merger of GreenBank and Capital Bank, no other assets or liabilities of Green Bankshares existed as of June 30, 2011 that would materially impact the Exchange Ratio.

In performing its analyses, Sterne Agee also took into account the following factors:

•	The merger of GreenBank with and into Capital Bank was completed on September 7, 2011 using consistent methodology to calculate the Exchange Ratio (Tangible Book Value as of June 30, 2011);

•	Following the merger of GreenBank and Capital Bank, Green Bankshares operates only as a mid-tier holding company whose principle asset is its minority equity investment in Capital Bank;

•	Capital Bank is the principle asset of both Green Bankshares and NAFH

•	a minority equity investment in Capital Bank is currently the principle asset of Green Bankshares and, following a series of proposed transactions, Capital Bank will be 100% owned by NAFH;

•	The nature of the Green Bankshares legacy shareholders’ investment is not impacted by the merger

•	Green Bankshares’ legacy shareholders currently have a minority position in Green Bankshares and, post-transaction, will have a minority position in NAFH;

•	If the proposed initial public offering by NAFH occurs, a more liquid trading market is likely to develop over time in NAFH than in Green Bankshares; and

•

If the proposed initial public offering by NAFH occurs and if the merger is not completed, Green Bankshares’ market multiples would, over time, likely be consistent with NAFH’s (as its majority owner).

Sterne Agee’s Compensation and Other Relationships with Green Bankshares

Under the engagement letter between Green Bankshares and Sterne Agee, Green Bankshares agreed to pay Sterne Agee a fee upon delivery of the written fairness opinion. No portion of Sterne Agee’s fee is contingent upon either the conclusion expressed in Sterne Agee’s opinion or whether or not the merger is successfully consummated. Pursuant to the engagement letter, Green Bankshares agreed to reimburse Sterne Agee for reasonable, documented out-of-pocket expenses, including any fees and expenses of Sterne Agee’s legal counsel, incurred in connection with the engagement and to indemnify Sterne Agee and related parties against certain liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In 2011, Sterne Agee was also engaged to deliver fairness opinions, and received a fee upon delivery of such opinions, by (i) the Capital Bank Corp. board of directors and the TIB Financial board of directors with respect to the Other Transactions, (ii) the Capital Bank Corp. board of directors with respect to the merger of Capital Bank with and into NAFH National Bank and (iii) the TIB Financial board of directors with respect to the merger of TIB Bank with and into NAFH National Bank. Other than the engagements described in the preceding sentence, Sterne Agee has not provided investment banking services to any of NAFH, Green Bankshares, TIB Financial or Capital Bank Corp. or their respective affiliates during the past two years; however, Sterne Agee may do so in the future.

Appraisal Rights

Under the TBCA, holders of Green Bankshares common stock will not have any appraisal or dissenters’ rights as a result of the merger.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

The merger is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated under that Act by the Federal Trade Commission, which prevent some transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the waiting periods end or expire. We are not aware of any material regulatory requirements applicable to the merger under any U.S. state or federal law or regulation, other than any requirements under applicable federal and state securities laws and regulations and Tennessee and Delaware corporate law.

ACCOUNTING TREATMENT

The merger will be accounted as a “purchase” of a noncontrolling interest, as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Accordingly, NAFH’s noncontrolling interest will be reclassified to additional paid in capital.

THE PLAN OF MERGER

The following describes the material provisions of the plan of merger. The following description of the plan of merger is subject, and qualified in its entirety by reference, to the plan of merger, which is attached to this document as Appendix A and is incorporated by reference into this document. We urge you to read the plan of merger carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Our Board of Directors has approved the plan of merger, which provides for the merger of Green Bankshares with and into NAFH. NAFH will be the surviving entity in the merger.

Merger Consideration

Each share of Green Bankshares common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Green Bankshares common stock held by NAFH or Green Bankshares, will be converted into the right to receive 0.0915 of a share of NAFH Class A common stock.

Fractional Shares

We will not issue any fractional shares of our Class A common stock in the merger. Instead, a Green Bankshares shareholder who otherwise would have received a fraction of a share of our Class A common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of our Class A common stock to which the holder would otherwise be entitled by the average of the closing sale prices of our Class A common stock on Nasdaq for the three trading days immediately following the date on which the merger is completed.

Surviving Corporation, Governing Documents and Directors

At the effective time of the merger, our certificate of incorporation and bylaws in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of NAFH as the surviving corporation after completion of the merger until thereafter amended in accordance with their respective terms and applicable law. At the effective time of the merger, our Board of Directors immediately prior to the effective time of the merger will be the board of directors of NAFH as the surviving corporation of the merger.

Treatment of Green Bankshares Stock Options and Stock Appreciation Rights

At the effective time of the merger, each outstanding option to acquire, or cash-settled stock appreciation right based on, Green Bankshares common stock granted under a Green Bankshares stock or stock-based incentive plan will be converted automatically into an option to purchase a number of shares of, or a cash settled stock appreciation right based on the value of, our Class A common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of Green Bankshares common stock subject to the option or appreciation right and (2) the exchange ratio of 0.0915. Each converted stock option or stock appreciation right will be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable immediately prior to the effective time of the merger. The per share exercise price for each converted stock option or stock appreciation award will equal the quotient (rounded up to the nearest whole cent) of (x) the per share exercise price of the option or award in effect immediately prior to the effective time of the merger and (y) the exchange ratio of 0.0915.

Conversion of Shares; Exchange of Certificates

The conversion of Green Bankshares common stock into the right to receive merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger, the exchange agent will exchange certificates or direct registration statements representing or evidencing shares of Green Bankshares common stock for the merger consideration to be received pursuant to the terms of the plan of merger. American Stock Transfer & Trust Company, LLC will be the exchange agent.

Letter of Transmittal

As soon as reasonably practicable after the completion of the merger, the exchange agent will mail a letter of transmittal to each record holder of Green Bankshares common stock certificates at the effective time of the merger. This mailing will contain instructions on how to surrender Green Bankshares common stock certificates in exchange for direct registration shares of book-entry ownership of our Class A common stock. A check in the amount of cash to be paid instead of fractional shares will be sent to you as soon as reasonably practicable following the fourth trading day immediately following the effective time of the merger. When you deliver your Green Bankshares stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Green Bankshares stock certificates will be cancelled and you will receive a direct registration statement indicating book-entry ownership of our Class A common stock representing the number of full shares of our Class A common stock to which you are entitled under the plan of merger. You also will receive a cash payment for any fractional shares of our Class A common stock that would have been otherwise issuable to you as a result of the merger.

Holders of Green Bankshares common stock should not submit their Green Bankshares stock certificates for exchange until they receive the transmittal instructions and a letter of transmittal form from the exchange agent.

If a certificate for Green Bankshares common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the plan of merger upon receipt of appropriate evidence as to that loss, theft or destruction and will require the posting of a bond indemnifying NAFH and the exchange agent for any claim that may be made against NAFH as a result of the lost, stolen or destroyed certificates. After completion of the merger, there will be no further transfers on the stock transfer books of Green Bankshares, except as required to settle trades executed prior to the completion of the merger.

Withholding

The exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any Green Bankshares stockholder the amounts the exchange agent is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Effective Time of the Merger

The merger will become effective when (1) a certificate of ownership and merger is filed with the Delaware Secretary of State and (2) articles of merger are filed with the Tennessee Department of State or (3) such later time as is specified in the certificate of ownership and merger and the articles of merger. We expect to complete the merger concurrently with the completion of our initial public offering. We currently anticipate the completion of the merger to occur in the fourth quarter of 2011. The timing of the merger may change based on the timing of our initial public offering and the timing of our planned mergers with our other bank holding company subsidiaries, which are part of the reorganization. We may choose to complete the merger even if we do not complete our initial public offering.

In addition, we may choose to withdraw the merger if we determine that the merger is no longer in our best interests.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Green Bankshares common stock that exchange their shares of Green Bankshares common stock for shares of our Class A common stock in the merger. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to the income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. Neither we nor Green Bankshares has sought or will seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion addresses only those U.S. holders of Green Bankshares common stock that hold their shares of Green Bankshares common stock as a “capital asset” within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to particular U.S. holders in light of their individual circumstances or to U.S. holders that are subject to special treatment under the United States federal income tax laws, including:

•	financial institutions;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity);

•	insurance companies;

•	mutual funds;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers or brokers in stocks and securities, or currencies;

•	traders in securities that elect to use mark-to-market method of accounting;

•	holders of Green Bankshares common stock subject to the alternative minimum tax provisions of the Code;

•

holders of Green Bankshares common stock that received Green Bankshares common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	holders of Green Bankshares common stock that have a functional currency other than the U.S. dollar;

•	holders of Green Bankshares common stock that hold Green Bankshares common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	persons that are not U.S. holders (as defined below); or

•	United States expatriates or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Green Bankshares common stock that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes)

organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for United States federal income tax purposes or (4) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for United States federal income tax purposes holds Green Bankshares common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The parties intend for the merger to be treated as a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes.

Provided the merger is treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your Green Bankshares common stock for our Class A common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of our Class A common stock (as discussed below). The aggregate tax basis in the shares of Class A common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the Green Bankshares common stock you surrender in the merger. Your holding period for the shares of Class A common stock that you receive in the merger (including a fractional share interest deemed received and redeemed as described below) will include your holding period for the shares of Green Bankshares common stock that you surrender in the merger.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of our Class A common stock, you will be treated as having received the fractional share of Class A common stock pursuant to the merger and then as having sold that fractional share of Class A common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Class A common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of Green Bankshares common stock surrendered therefor) is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of Green Bankshares common stock you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Green Bankshares common stock are urged to consult their tax advisors with respect to the application of United States federal income tax laws to their particular situations as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

INFORMATION ABOUT NAFH

Our Company

We are a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern region of the United States through organic growth and acquisitions of other banks, including failed, underperforming and undercapitalized banks. In December 2009 and January 2010, we raised approximately $900 million to make acquisitions through a series of private placements of our common stock. Since then, we have acquired six depository institutions, including the assets and certain deposits of the three Failed Banks from the FDIC. As of June 30, 2011, we operated 82 branches in Florida, North Carolina and South Carolina. We completed the acquisition of the sixth depository institution owned by Green Bankshares on September 7, 2011. We now operate 146 branches in Tennessee, Florida, North Carolina, South Carolina and Virginia. Through our branches, we offer a wide range of commercial and consumer loans and deposits, as well as ancillary financial services.

We were founded by a group of experienced bankers with a multi-decade record of leading, operating, acquiring and integrating financial institutions. Our executive management team is led by our Chief Executive Officer, R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America, where his career spanned 38 years, including tenure as President of the Consumer and Commercial Bank. He also has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks. Our Chief Financial Officer, Christopher G. Marshall, has over 23 years of financial and managerial experience, including service as the Chief Financial Officer of Fifth Third Bancorp and as the Chief Operations Executive for Bank of America’s Global Consumer and Small Business Bank. Our Chief Risk Officer, R. Bruce Singletary, has over 32 years of experience, including 19-years of experience managing credit risk. He has served as Head of Credit for NationsBank Corp. for the Mid-Atlantic region and as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Kenneth A. Posner serves as our Chief of Investment Analytics and Research. Mr. Posner spent 13 years as an equity research analyst at Morgan Stanley focusing on a wide range of financial services firms.

After giving pro forma effect to our transaction with Green Bankshares, as of June 30, 2011, we had approximately $7.1 billion in total assets, $4.4 billion in loans, $5.4 billion in total deposits and $982.6 million in shareholders’ equity.

Our Acquisitions

Overview

Our banking operations commenced on July 16, 2010, when we purchased approximately $1.2 billion of assets and assumed approximately $960.1 million of deposits of the three Failed Banks from the FDIC. We did not pay the FDIC a premium for the deposits of the Failed Banks. In connection with these acquisition, we entered into loss sharing agreements with the FDIC covering approximately $796.1 million of outstanding loans balances and real estate of the Failed Banks that we acquired. Under the loss sharing arrangements, the FDIC has agreed to absorb 80% of all future credit losses and workout expenses on these assets. On September 30, 2010, we invested approximately $175.0 million in TIB Financial, a publicly held financial services company that had total assets of approximately $1.7 billion and operated 28 branches in southwest Florida. On January 28, 2011, we invested approximately $181.1 million in Capital Bank Corp., a publicly held financial services company that had approximately $1.7 billion in assets and operated 32 branches in central and western North Carolina. Within a 12-month period, we have integrated and centralized the underwriting, risk and pricing functions of five of our acquired institutions and combined them onto a single information processing system. Finally, on September 7, 2011, we invested approximately $217.0 million in Green Bankshares, a publicly held financial services company that had approximately $2.3 billion in assets and operated 63 branches across East and Middle Tennessee in addition to one branch in each of Virginia and North Carolina.

The Failed Banks

On July 16, 2010, we purchased substantially all of the assets and assumed all of the deposits of First National Bank in Spartanburg, South Carolina, Metro Bank in Miami, Florida and Turnberry Bank in Aventura, Florida. None of the Failed Banks were affiliated with one another. First National Bank, founded in 1999, was a mid-sized community bank targeting customers located in the Spartanburg, Greenville, Charleston, Columbia and York County markets in South Carolina that operated 13 branches at the time we acquired it from the FDIC. Metro Bank, founded in 1984, was a privately held community bank that operated six branches in Miami, Coral Gables, Sunrise and Lighthouse Point, Florida at the time we acquired it from the FDIC. Turnberry Bank, founded in 1985, was a privately held community bank that operated four branches in Aventura, Coral Gables, Pinecrest and South Miami, Florida at the time we acquired it from the FDIC.

Our acquisition of the Failed Banks resulted in our acquiring assets with an estimated fair value of $1.2 billion, which included $768.6 million of loans, $74.4 million of investment securities, $184.3 million of cash and cash equivalents and a $137.3 million FDIC indemnification asset. We also assumed liabilities with a fair value of $1.1 billion, which included $960.1 million of deposits and $148.6 million of borrowings.

These transactions gave us an initial market presence in Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends.

Loss Sharing Agreements

In connection with our acquisition of the Failed Banks, we entered into loss sharing agreements with the FDIC covering approximately $796.1 million of loans and real estate owned of the Failed Banks that we acquired. Under the loss sharing agreements, the FDIC agreed to absorb 80% of all future credit losses and workout expenses on these assets. We will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid us a reimbursement under the loss sharing agreements and 50% of certain fully charged-off assets.

The loss sharing agreements consists of three (one for each Failed Bank) single-family shared-loss agreements and three (one for each Failed Bank) commercial and other loans shared-loss agreements. The single family shared-loss agreements provide for FDIC loss sharing and reimbursement to us for recoveries to the FDIC for ten years from July 16, 2010 for single-family residential loans. The commercial shared-loss agreements provide for FDIC loss sharing for five years from July 16, 2010 and our reimbursement for recoveries to the FDIC for eight years from July 16, 2010 for all other covered assets.

The covered assets that we acquired in connection with our acquisition of the Failed Banks include one-to-four family residential real estate loans (both owner occupied and non-owner occupied), home equity loans and commercial loans.

We have agreed to make a true-up payment, also known as clawback liability, to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final resolution of all covered assets under the loss sharing agreements in the event losses thereunder fail to reach expected levels, not to exceed ten years from the date of our acquisition of the Failed Banks. The estimated fair value of the true-up payment as of the acquisition date was $1.0 million.

Under the loss sharing agreements, we are limited in our ability to dispose of covered assets and we are required to follow specific servicing procedures and to undertake loss mitigation efforts. Additionally, the FDIC has information rights with respect to our performance, requiring us to maintain detailed compliance records.

The carrying value of the FDIC indemnification asset at June 30, 2011 was $72.7 million.

TIB Financial Corp.

On September 30, 2010, we invested approximately $175.0 million in TIB Financial, a publicly held bank holding company headquartered in Naples, Florida that had total assets of approximately $1.7 billion and operated 28 branches in southwest Florida. Upon the closing of the TIB Financial investment on September 30, 2010, we owned approximately 99% of the outstanding voting power of TIB Financial. TIB Financial subsequently completed a rights offering to legacy TIB Financial stockholders, which reduced our ownership interest in TIB Financial to approximately 94%. In connection with our TIB Financial investment, we acquired a warrant to purchase an additional $175 million in TIB common stock on substantially the same terms as our initial investment, exercisable in whole or in part until March 30, 2012. On April 29, 2011, we combined TIB Financial’s banking subsidiary, TIB Bank, with our banking subsidiary, NAFH National Bank (whose name has since changed to Capital Bank, N.A.) in an all-stock transaction.

TIB Financial has been executing a community bank business strategy for individuals and businesses in the Florida Keys for 37 years. Prior to TIB Bank’s merger with NAFH National Bank, it had 27 full-service banking offices in Florida that were located in Monroe, Miami-Dade, Collier, Lee and Sarasota counties.

The TIB Financial investment resulted in us acquiring assets with a fair value of $1.7 billion, which included $1.0 billion of loans, $309.3 million of investment securities and $229.7 million of cash and cash equivalents. We also assumed liabilities with a fair value of $1.6 billion, which included $1.3 billion of deposits and $208.8 million of subordinated debt and other borrowings.

In connection with the TIB Financial investment, Messrs. Taylor, Marshall, Foss, Hodges and Singletary were each appointed to the board of directors of TIB Financial. Two existing members of the TIB Financial board, Mr. Howard Gutman and Mr. Brad Boaz, also remain on the TIB Financial board.

This acquisition expanded our geographic reach in Florida to include markets that we believe have particularly attractive deposit customer characteristics and provided a platform to support our future growth.

Capital Bank Corp.

On January 28, 2011, we invested approximately $181.1 million in Capital Bank Corp., a publicly held bank holding company headquartered in Raleigh, North Carolina that had approximately $1.7 billion in assets and operated 32 branches in central and western North Carolina. Upon closing of the Capital Bank Corp. investment, we owned approximately 85% of the voting power of Capital Bank Corp. Also, in connection with the investment, each existing Capital Bank Corp. stockholder received one contingent value right (which we refer to as a “CVR”) per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Capital Bank Corp.’s existing loan portfolio. The maximum amount that may be payable under the Capital Bank Corp. CVR at the end of its five-year term is approximately $9.7 million. Capital Bank Corp. subsequently completed a rights offering to legacy Capital Bank Corp. stockholders, which reduced our ownership interest to approximately 83%. On June 30, 2011, we combined Capital Bank Corp.’s banking subsidiary, Capital Bank, with our banking subsidiary, NAFH National Bank, in an all-stock transaction and, simultaneously with the consummation of the transaction, changed the name of NAFH National Bank to Capital Bank, N.A.

Capital Bank Corp., incorporated in 1998, is a community bank engaged in the general commercial banking business, primarily in markets in central and western North Carolina. It operates 32 branch offices in North Carolina: five branch offices in Raleigh, four in Asheville, four in Fayetteville, three in Burlington, three in Sanford, two in Cary and one in each of Clayton, Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Siler City, Pittsboro, Wake Forest and Zebulon.

The Capital Bank Corp. investment resulted in us acquiring assets with a fair value of $1.7 billion, which included $1.1 billion of loans, $225.3 million of investment securities and $208.3 million of cash and cash equivalents. We also assumed liabilities with a fair value of $1.5 billion, which included $1.4 billion of deposits and $143.2 million of subordinated debt and other borrowings.

In connection with the Capital Bank Corp. investment, Messrs. Taylor, Marshall, Foss, Hodges and Singletary were each appointed to the board of directors of Capital Bank Corp. Two existing members of the Capital Bank Corp. board, Mr. Oscar A. Keller, III and Mr. Charles F. Atkins, also remain on the Capital Bank Corp. board. Also in connection with the Capital Bank Corp. investment, we agreed to appoint two Capital Bank Corp. board members to our Board of Directors. This transaction gave us a strong presence in fast-growing North Carolina markets, including the Raleigh metropolitan area, which, according to data derived from the U.S. Census, is the third fastest growing metropolitan area in the country by population.

Green Bankshares, Inc.

On September 7, 2011, we invested approximately $217.0 million in Green Bankshares, a publicly held bank holding company headquartered in Greeneville, Tennessee that had approximately $2.3 billion in assets reported as of June 30, 2011 and operated 63 branches across East and Middle Tennessee in addition to one branch in each of Virginia and North Carolina. Total assets at June 30, 2011 included gross loans of $1.6 billion. Also, in connection with the investment, each existing Green Bankshares stockholder received one CVR per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Green Bankshares’ existing loan portfolio. We estimate that the maximum amount that may be payable under the Green Bankshares CVR at the end of its five-year term to be approximately $9.9 million, based on the number of Green Bankshares common stock outstanding as of May 13, 2011. Upon completion of our investment, we owned approximately 90.0% of Green Bankshares’ common stock. On September 7, 2011, following the completion of our controlling investment in Green Bankshares, we merged GreenBank, Green Bankshares’ banking subsidiary, into Capital Bank in an all-stock transaction similar to the other bank mergers described above.

Green Bankshares is the third-largest bank holding company headquartered in Tennessee and parent company of GreenBank, a Tennessee-chartered commercial bank established in 1890. GreenBank provides general banking services through its branches located in Greene, Blount, Cocke, Hamblen, Hawkins, Knox, Loudon, McMinn, Monroe, Sullivan and Washington Counties in East Tennessee and in Davidson, Lawrence, Macon, Montgomery, Rutherford, Smith, Sumner and Williamson Counties in Middle Tennessee. GreenBank also operates one branch in Madison County, North Carolina and one branch in Bristol, Virginia as well as a mortgage banking operation in Knox County, Tennessee. The Green Bankshares investment resulted in us acquiring assets with a reported carrying value at June 30, 2011 of $2.3 billion, including $1.6 billion of loans, $217.6 million of investment securities and $344.3 million of cash and cash equivalents. We also assumed liabilities with a reported carrying value at June 30, 2011 of $2.2 billion, including $1.9 billion of deposits and $265.2 million of subordinated debt and other borrowings.

In connection with the Green Bankshares investment we appointed Messrs. Taylor, Marshall, Foss, Hodges and Singletary to the board of directors of Green Bankshares. Two existing members of the Green Bankshares’ board of directors remained on the Green Bankshares board, with the remaining existing directors resigning. Additionally, we agreed that following the closing of the Green Bankshares investment, we will appoint the two legacy Green Bankshares directors to our Board of Directors. This transaction extended our reach in the Tennessee metropolitan areas of Nashville and Knoxville.

Reorganization

Concurrent with the completion of the merger, we intend to merge each of our other majority-held bank holding company subsidiaries (Capital Bank Corp. and Green Bankshares) with the Company. In connection with the mergers of our majority-held subsidiaries, we expect that existing third-party stockholders of these subsidiaries will receive shares of Class A common stock in exchange for their minority existing shares. We estimate that we will issue approximately 3,709,579 shares of Class A common stock to the other shareholders of our bank holding company subsidiaries that will be merged with the Company in the reorganization. Following the completion of the initial public offering and the reorganization, we will be a publicly traded bank holding company with a single directly and wholly owned bank subsidiary, Capital Bank, N.A.

The following diagrams illustrate our ownership structure, including our principal subsidiaries, as of the date of this prospectus and immediately after the completion of the initial public offering and the reorganization:

(1)

On April 29, 2011, we combined TIB Financial’s banking subsidiary, TIB Bank, with NAFH National Bank in an all-stock transaction (see “—Our Acquisitions—TIB Financial Corp”), on June 30, 2011, we combined Capital Bank Corp.’s banking subsidiary, Capital Bank, with NAFH National Bank in an all-stock transaction and, simultaneously with the consummation of the transaction, changed the name of NAFH National Bank to Capital Bank, N.A. (see “—Our Acquisitions—Capital Bank Corporation”) and, on September 7, 2011, we combined Green Bankshares’ banking subsidiary, GreenBank, with Capital Bank in an all-stock transaction (see “—Our Acquisitions—Green Bankshares, Inc.”).

Our Business Strategy

Our business strategy is to build a mid-size regional bank by operating, integrating and growing our existing operations as well as to acquire other banks, including failed, underperforming and undercapitalized banks and other complementary assets. We believe recent and continuing dislocations in the southeastern U.S. banking industry have created an opportunity for us to create a mid-sized regional bank that will be able to realize greater economies of scale compared to smaller community banks while still providing more personalized, local service than large-sized banks.

Operating Strategy

Our operating strategy emphasizes relationship banking focused on commercial and consumer lending and deposit gathering. We have organized operations under a line of business operating model, under which we have appointed experienced bankers to oversee loan and deposit production in each of our markets, while centralizing credit, finance, technology and operations functions. Our management team possesses significant executive-level leadership experience at Fortune 500 financial services companies, and we believe this experience is an important advantage in executing this regional, more focused, bank business model.

Organic Loan and Deposit Growth

The primary components of our operating strategy are to originate high-quality loans and low-cost customer deposits. Our executive management team has developed a hands-on operating culture focused on performance and accountability, with frequent and detailed oversight by executive management of key performance indicators. We have implemented a sales management system for our branches that is focused on growing loans and core deposits in each of our markets. We believe that this system holds loan officers and branch managers accountable for achieving loan production goals, which are subject to the conservative credit standards and disciplined underwriting practices that we have implemented as well as compliance, profitability and other standards that we monitor. We also believe that accountability is crucial to our results. Our executive management monitors production, credit quality and profitability measures on a quarterly, monthly, weekly and, in some cases, daily basis and provides ongoing feedback to our business unit leaders. During the first half of 2011, we originated $354.1 million of new commercial and consumer loans, and we grew our core deposits by $181.5 million (or 26.2% annualized growth).

The current market conditions have forced many banks to focus internally, which we believe creates an opportunity for organic growth by strongly capitalized banks such as ourselves. We seek to grow our loan portfolio by offering personalized customer service, local market knowledge and a long-term perspective. We have selectively hired experienced loan officers with local market knowledge and existing client relationships. Additionally, our executive management team takes an active role in soliciting, developing and maintaining client relationships.

Efficiency and Cost Savings

Another key element of our strategy is to operate efficiently by carefully managing our cost structure and taking advantage of economies of scale afforded by our acquisitions to control operating costs. We have been able to reduce headcount by consolidating duplicative operations of the acquired banks and streamlining management. We expect to recognize additional cost savings once we have integrated Green Bankshares onto our core processing platform. We plan to further improve efficiency by boosting the productivity of our sales force through our focus on accountability and employee incentives and through selective hiring of experienced loan officers with existing books of business.

To evaluate and control operating costs, we monitor certain performance metrics including our efficiency ratio, which equals total non-interest expenses divided by net revenues (net interest income plus non-interest income). Our efficiency ratio has been and is expected to continue to be significantly impacted by certain costs that follow acquisitions of financial institutions. Our efficiency ratio for the six months ended June 30, 2011 was 85.9%, which was impacted by $4.7 million of conversion expenses due to integration of the acquired banks and $2.8 million of foreclosed asset related expense from the resolution of legacy problem assets. Excluding the impact of these items, our adjusted efficiency ratio for the six months ended June 30, 2011 was 76.9%.

Acquisition and Integration Strategy

We seek acquisition opportunities consistent with our business strategy that we believe will produce attractive returns for our stockholders. We plan to pursue acquisitions that position us in southeastern U.S. markets with attractive demographics and business growth trends, expand our branch network in existing markets, increase our earnings power or enhance our suite of products. Our future acquisitions may include distressed assets sold by the FDIC or another seller where our operations, underwriting and servicing capabilities or management experience give us an advantage in evaluating and resolving the assets.

Our acquisition process begins with detailed research of target institutions and the markets they serve. We then draw on our management team’s extensive experience and network of industry contacts in the southeastern region of the United States. Our research and analytics team, led by our Chief of Investment Analytics and Research, maintains lists of priority targets for each of our markets. The team analyzes financial, accounting, tax, regulatory, demographic, transaction structures and competitive considerations for each target and prepares acquisition projections for review by our executive management team and Board of Directors.

As part of our diligence process in connection with potential acquisitions, we undertake a detailed portfolio- and loan-level analysis conducted by a team of experienced credit analysts led by our Chief Risk Officer. In addition, our executive management team engages the target management teams in active dialogue and personally conducts extensive on-site diligence at target branches.

Our executive management team has demonstrated success not only in acquiring financial institutions and combining them onto a common platform, but also in managing the integration of those financial institutions. Our management team develops integration plans prior to the closing of a given transaction that allows us to (1) reorganize the acquired institution’s management team under our line of business model immediately after closing; (2) implement our credit, risk and interest rate risk management, liquidity and compliance and governance policies and procedures; and (3) integrate our target’s technology and processing systems rapidly.

Using our procedures, we have already integrated credit and operational policies across each of our acquisitions. We reorganized the management of the Failed Banks within three months of closing, and we merged their core processing systems with TIB Financial’s platform within six months. We also fully integrated Capital Bank Corp. in July 2011.

Sound Risk Management

Sound risk management is an important element of our commercial/retail bank business model and is overseen by our Chief Risk Officer, Bruce Singletary, who has over 19 years of experience managing credit risk. Our credit risk policy, which has been implemented across our organization, establishes prudent underwriting guidelines, limits portfolio concentrations by geography and loan type and incorporates an independent loan review function. Mr. Singletary has created a special assets division with 38 employees to work out or dispose of legacy problem assets using a detailed process taking into account a borrower’s repayment capacity, available guarantees, collateral value, interest accrual and other factors. We believe our risk management policies establish conservative regulatory capital ratios, robust liquidity (including contingency planning), limitations on wholesale funding (including brokered CDs, holding company debt and advances from the FHLB), and restrictions on interest rate risk.

Our Competitive Strengths

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Experienced and Respected Management Team with a Successful Track Record. Members of our executive management team and Board of Directors have served in executive leadership roles at Fortune 500 financial services companies, including Bank of America, Fifth Third Bancorp and Morgan Stanley. The executive management team has extensive experience overseeing commercial and consumer banking, mergers and acquisitions, systems integrations, technology, operations, credit and regulatory compliance. Many members of our executive management team are from the southeastern region of the United States and have an extensive network of contacts with banking executives, existing and potential customers, and business and civic leaders throughout the region. We believe our executive management team’s reputation and track record give us an advantage in negotiating acquisitions and hiring and retaining experienced bankers.

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Growth-Oriented Business Model. Our executive management team seeks to foster a strong sales culture with a focus on developing key client relationships, including direct participation in sales calls, and through regular reporting and accountability while emphasizing risk management. Our executive management and line of business executives monitor performance on a quarterly, monthly, weekly and in some cases daily basis, and our compensation plans reward core deposit and responsible commercial loan growth, subject to credit quality, compliance and profitability standards. We have an integrated, scalable core processing platform and centralized credit, finance and technology operations that we believe will support future growth. Our business model contributed to our $354.1 million of commercial and consumer loan originations and $181.5 million in total deposit growth in the first half of 2011.

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Highly Skilled and Disciplined Acquirer. We have executed six acquisitions in just 12 months. We integrated our first four investments into a common core processing platform within six months and integrated the fifth in July 2011. We believe our track record of completing and integrating transactions quickly has helped us negotiate transactions on more economically favorable terms. We have conducted due diligence on more than 50 financial institutions, many of which our diligence process indicated would not meet our strategic objectives.

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Reduced-Risk Legacy Portfolio. Our acquired loan portfolios have been marked-to-market with the application of the acquisition method of accounting, meaning that the carrying value of these assets at the time of their acquisitions reflected our estimate of lifetime credit losses. In addition, as of June 30, 2011, approximately 21% of our loan portfolio was covered by the loss sharing agreements we entered into with the FDIC, resulting in limited credit risk exposure for these assets.

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Excess Capital and Liquidity. As a result of our private placements and the disciplined deployment of capital, we have ample capital with which to make acquisitions. As of June 30, 2011, we had an 18.1% tangible common equity ratio (which is not a measure recognized under GAAP, but is used by regulators, financial analysts and others to measure core capital strength) and a 17.7% Tier 1 leverage ratio, which provides us with $363.2 million in excess capital relative to the 10% Tier 1 leverage standard required under Capital Bank’s operating agreement with the OCC. As of June 30, 2011, Capital Bank had a 10.5% Tier 1 leverage ratio, a 17.0% Tier 1 risk-based ratio and a 17.5% total risk-based capital ratio. As of June 30, 2011, we had cash and securities equal to 28.5% of total assets, representing $657.2 million of liquidity in excess of our target of 15%, which provides ample liquidity to support our existing banking franchises. Further, our investment portfolio consists primarily of U.S. agency-guaranteed mortgage-backed securities, which have limited credit or liquidity risk. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the use of the tangible common equity ratio in our business and the reconciliation of tangible common equity ratio.

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Scalable Back-Office Systems. As of July 2011, all of our acquired institutions were operating on a single information processing system, which is also the same system used by Green Bankshares. Our systems are designed to accommodate all of our projected future growth and allow us to offer our customers virtually all of the services currently offered by the nation’s largest financial institutions, including state-of-the-art online banking. Enhancements made to our systems are included to improve our commercial and consumer loan origination, electronic banking and direct response marketing processes, as well as enhance cash management, streamlined reporting, reconciliation support and sales support.

Our Market Area

We view our market area as the southeastern region of the United States. Our six acquisitions have established a footprint defined by the Miami-Raleigh-Nashville triangle, which includes the Carolinas, Southwest Florida (Naples and the Keys) and Southeast Florida (Miami-Dade). These markets include a combination of large and fast-growing metropolitan areas that we believe will offer us opportunities for organic loan and deposit growth. According to SNL Financial, the Raleigh MSA has the third highest projected population growth rate in the nation, with over 19% growth projected between 2010 and 2015. Similarly, the Nashville MSA is projected to grow by 10%. The Miami MSA is already considered a large metropolitan area with a population in excess of 5 million. Similar to other markets, even though recent data show a seasonal improvement in home prices, these MSAs have been impacted by the recent economic recession and downturns in home prices, employment and income. Home prices in Charlotte and Miami rose by 2.0% and 0.6 respectively (as measured by S&P/Case-Shiller Home Prices Indices), in the month of June 2011. However, home prices are still down in both cities compared to June 2010 (4.1% decline in Charlotte and 5.1% in Miami).

Approximately 46% of our current branches are located in our target MSAs. The following table highlights key demographics of our target market areas:

Target Metropolitan Statistical Area	Number of Branches	June 30, 2011 Total Deposits(1)	2010 Total Population(2)	2010-15 Projected Pop. Growth	2010 Median Household Income	2010-15 Projected Household Income Growth
Miami-Fort Lauderdale-Pompano Beach-Homestead, FL	12	$865,234	5,513	1.4%	51,835	13.5%
Charlotte-Gastonia- Rock Hill, NC-SC	1	26,394	1,793	14.8	62,215	13.2
Nashville-Davidson-Murfreesboro-Franklin, TN	21	716,389	1,608	9.6	$58,639	11.3
Raleigh-Cary, NC	13	380,797	1,162	19.4	68,373	15.4
Columbia, SC	6	122,642	758	8.2	52,348	11.9
Knoxville, TN	10	261,901	703	6.4	48,593	13.8
Durham-Chapel Hill, NC	2	78,441	505	8.8	55,185	13.2
Spartanburg, SC	3	176,517	290	7.7	48,476	10.1
Weighted Average: Target MSAs(3)	68	2,628,315	12,333	9.1	56,504	12.8
Weighted Average: NAFH Consolidated(3)	148	5,395,811	18,119	6.3	62,213	12.7
Aggregate: National			311,213	3.9	54,442	12.4

Source:	SNL Financial.
(1)	Total deposits as of June 30, 2011 are pro forma giving effect to our acquisition of Green Bankshares.
(2)	Population in thousands.
(3)	Population growth and median household income metrics are deposit weighted by MSA.

Products and Services

Banking Services by Business Line

We have integrated five of our six acquisitions under a single line of business operating model and are in the process of integrating the sixth. Under this model, we have appointed experienced bankers to oversee loan and deposit growth in each of our markets, while we have centralized other functions, including credit, finance, operations, marketing, human resources and information technology.

The Commercial Bank

Our commercial bank business consists of teams of commercial loan officers operating under the leadership of commercial banking executives in Florida and the Carolinas. Upon the closing of the Green Bankshares investment, which occurred on September 7, 2011, we plan to appoint a commercial banking executive to oversee production for the Tennessee market. The commercial banking executives are responsible for production goals for loans, deposits and fees. They work with senior credit officers to ensure that loan production is consistent with our loan policies and with financial officers to ensure that loan pricing is consistent with our profitability goals. We focus our commercial bank business on loan originations for established small and middle-market businesses with whom we develop personal relationships that we believe give us a competitive advantage and differentiates us from larger banking institutions. In addition, our commercial lending teams coordinate with personnel in our consumer bank business to provide personal loans and other services to the owners and managers and employees of the bank’s commercial clients. At June 30, 2011, commercial loans totaled $2.1 billion (or 69% of our total loan portfolio). Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Our commercial lending teams offer a wide range of commercial loan products, including:

•	owner occupied commercial real estate construction and term loans;

•	working capital loans and lines of credit;

•	demand, term and time loans; and

•	equipment, inventory and accounts receivable financing.

During the first six months of 2011, we originated $266.9 million of new commercial loans. Our commercial lending teams also seek to gather low-cost deposits from commercial customers in connection with extending credit. In addition to business demand, savings and money market accounts, we also provide specialized cash management services and deposit products.

The Consumer Bank

Our consumer bank business consists of Capital Bank’s retail banking branches and associated businesses. Similar to our commercial bank business, we have organized the consumer bank by geographical market, with one division consisting of our Florida branches and the other of our Carolina branches. Each division reports to a consumer banking executive responsible for achieving core deposit and consumer loan growth goals. We plan to appoint a consumer banking executive for the Tennessee market. Pricing of our deposit products is reviewed and approved by our asset-liability committee and the standards for consumer loan credit quality are documented in our loan policy and reviewed by our credit executives.

We seek to differentiate our consumer bank business from competitors through the personalized service offered by our branch managers, customer service representatives, tellers and other staff. We offer various services to meet the needs of our customers, including checking, savings and money market accounts, certificates of deposit and debit and credit cards. Our products are designed to foster relationships by rewarding our best customers for desirable activities such as debit card transactions, e-statements and direct deposit. In addition to traditional products and services, we offer competitive technology in Internet banking services, which we plan to further upgrade in order to keep pace with technological improvements. Consumer loan products we offer include:

•	home equity lines of credit;

•	residential first lien mortgages;

•	second lien mortgages;

•	new and used auto loans;

•	new and used boat loans;

•	overdraft protection; and

•	unsecured personal credit lines.

Branch managers and their staff are charged with growing core deposits with a special focus on new demand deposit accounts and expected to conduct outbound telephone campaigns, generate qualified referrals, collaborate with business partners in the commercial lending teams and evaluate, and make informed decisions with respect to, existing and prospective customers. In the first six months of 2011, we generated organic core deposit growth of $181.5 million (or 26.2% annualized growth). As of June 30, 2011, consumer loans totaled $865.5 million. During the first six months of 2011, we originated $79.9 million of new consumer loans.

Ancillary Fee-Based Businesses

Mortgage Banking

Through our newly established mortgage banking business, we aim to originate high-quality loans for customers who are willing to establish a deposit relationship with us. The mortgage loans in our portfolio that do not meet this criteria are sold in to the secondary market to buyers, such as Fannie Mae and Freddie Mac, and provide an additional source of fee income. Our mortgage banking capabilities include conventional and nonconforming mortgage underwriting and construction and permanent financing.

Private Banking, Trust and Investment Management

We offer private banking and wealth management services to affluent clients, business owners and retirees, building new relationships and expanding existing relationships to grow deposits, loans and fiduciary and investment management fee income. Through private banking, we offer deposit products, commercial and consumer loans, including mortgage financing, and investment accounts providing access to a wide range of mutual funds, annuities and other financial products, as well as access to our subsidiary, Naples Capital Advisors, which is a registered investment advisor with approximately $225 million in assets under management.

Lending Activities

We originate a variety of loans, including loans secured by real estate, loans for construction, loans for commercial purposes, loans to individuals for personal and household purposes, loans to municipalities and loans for new and used cars. A significant portion of our loan portfolio is related to real estate. As of June 30, 2011, loans related to real estate totaled $2.6 billion (or 87% of our total loan portfolio). The economic trends in the regions we serve are influenced by the industries within those regions. Consistent with our emphasis on being a community-oriented financial institution, most of our lending activity is with customers located in and around counties in which we have banking offices. As of June 30, 2011, our owner occupied commercial real estate loans, non-owner occupied commercial real estate loans, residential mortgage loans and commercial and industrial loans represented 21%, 24%, 19% and 9%, respectively, of our $3.0 billion loan portfolio.

We use a centralized risk management process to ensure uniform credit underwriting that adheres to our loan policies as approved annually by our Board of Directors. Lending policies are reviewed on a regular basis to confirm that we are prudent in setting underwriting criteria. Credit risk is managed through a number of methods, including a loan approval process that establishes consistent procedures for the processing and approval of loan requests, risk grading of all commercial loans and certain consumer loans and coding of all loans by purpose, class and collateral type. We seek to focus on underwriting loans that enhance a balanced, diversified portfolio. Management analyzes our commercial real estate concentrations by market and region on a regular basis in an attempt to prevent overexposure to any one type of commercial real estate loan and incorporates third-party real estate and market analysis to monitor market conditions. As of June 30, 2011, the carrying value of our commercial real estate loans in North Carolina, South Carolina and Florida totaled $731.1 million, $282.0 million and $797.7 million, respectively, and reported value of Green Bankshares’ owner occupied real estate loans, which are primarily in Tennessee, totaled $812.9 million. At June 30, 2011, commercial real estate loans in all regions totaled $1.8 billion (35% of which was owner occupied commercial real estate). We have recently tightened underwriting and pricing standards for indirect auto and residential mortgage lending and de-emphasized originations of commercial real estate mortgages.

We believe that early detection of potential credit problems through regular contact with our clients, coupled with consistent reviews of the borrowers’ financial condition, are important factors in overall credit risk management. Our approach to proactively manage credit quality is to aggressively work with customers for whom a problem loan has been identified and assist in resolving issues before a default occurs.

A key component of our growth strategy is to grow our loan portfolio by originating high-quality commercial and consumer loans, other than non-owner occupied real estate loans, that comply with our conservative credit policies and that produce revenues consistent with our financial objectives. From December 31, 2010 to June 30, 2011, our loan portfolio grew organically by $121.3 million (or 8.4% annualized growth), with $354.1 million in new originations partially offset by paydowns, dispositions and charge-offs. Additionally, we are working to reduce excessive concentrations in commercial real estate, which characterized our acquisitions’ legacy portfolios, in order to achieve a more diversified portfolio. It is our long-term goal to reduce the commercial real estate concentration to approximately 20% of our total loan portfolio.

In addition, we operate an indirect auto lending business which originates loans for new and used cars through relationships with dealers in Southwest Florida, Southeast Florida and the Florida Keys. Loans are approved subject to review of FICO credit scores, vehicle age, and loan-to-value. We are in the process of implementing an expert scoring model which will include additional proprietary underwriting factors. We set pricing for loans based on credit score, vehicle age, and loan term. As of June 30, 2011, we had $42.4 million indirect auto loans.

Deposits

Deposits are the primary source of funds for lending and investing activities and their cost is the largest category of interest expense. Deposits are attracted principally from clients within our branch network through the offering of a wide selection of deposit instruments to individuals and businesses, including non-interest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. We are focused on reducing our reliance on high-cost certificates of deposit as a source of funds with low-cost deposit accounts. Deposit account terms vary with respect to the minimum balance required, the time period the funds must remain on deposit and service charge schedules. Interest rates paid on specific deposit types are determined based on (1) the interest rates offered by competitors, (2) the anticipated amount and timing of funding needs, (3) the availability and cost of alternative sources of funding and (4) the anticipated future economic conditions and interest rates. Client deposits are attractive sources of funding because of their stability and relatively low cost. Deposits are regarded as an important part of the overall client relationship and provide opportunities to cross-sell other services. In addition, we gather a portion of our deposit base through brokered deposits. At June 30, 2011, total deposits were $3.5 billion of which $3.4 billion (or 98%) were non-brokered deposits and $83.0 million (or 2%) were brokered deposits. At June 30, 2011, our core deposits (total deposits less time deposits) consisted of $461.0 million of non-interest checking, $417.8 million of negotiable order of withdrawal accounts, $173.3 million of savings accounts and $516.3 million of money market deposits. For the foreseeable future, we remain focused on retaining and growing a strong deposit base and transitioning certain of our customers to low-cost banking services as high-cost funding sources, such as high interest certificates of deposit, mature.

Marketing

Our marketing activities support all of our products and services described above. Historically, most of our marketing efforts have supported our real estate mortgage, commercial and retail banking businesses. Our marketing strategy aims to:

•	capitalize on our personal relationship approach, which we believe differentiates us from our larger competitors in both the commercial and residential mortgage lending businesses;

•	meet our growth objectives based on current economic and market conditions;

•	attract core deposits held in checking, savings, money-market and certificate of deposit accounts;

•	provide customers with access to our local executives;

•	appeal to customers in our region who value quality banking products and personal service;

•	pursue commercial and industrial lending opportunities with small to mid-sized businesses that are underserved by our larger competitors;

•	cross-sell our products and services to our existing customers to leverage our relationships, grow fee income and enhance profitability;

•	utilize existing industry relationships cultivated by our senior management team; and

•	adhere to safe and sound credit standards.

We use a variety of targeted marketing media including the Internet, print, direct mail and financial newsletters. Our online marketing activities include paid advertising, as well as cross-sale marketing through our website and Internet banking services. We believe our marketing strategy will enable us to take advantage of lower average customer acquisition costs, build valuable brand awareness and lower our funding costs.

Information Technology Systems

We have made and continue to make investments in our information technology systems for our banking and lending operations and cash management activities. We seek to integrate our acquisitions quickly and successfully and believe this is a necessary investment in order to enhance our capabilities to offer new products and overall customer experience and to provide scale for future growth and acquisitions. Our enhancements are tailored to improve our commercial and consumer loan origination, electronic banking and direct response marketing processes, as well as enhance cash management, streamlined reporting, reconciliation support and sales support. We work closely with certain third-party service providers to which we outsource certain of our systems and infrastructure. We use the Jack Henry SilverLake System as our banking platform and believe that the scalability of our infrastructure will support our growth strategy and that this platform will support our growth needs. In addition, Green Bankshares uses the Jack Henry SilverLake System, which will help us more quickly integrate the acquired business.

Competition

The financial services industry in general and our primary markets of South Florida, Tennessee and the Carolinas are highly competitive. We compete actively with national, regional and local financial services providers, including banks, thrifts, credit unions, mortgage bankers and finance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions imposed upon us. Our largest competitors include Bank of America, Wells Fargo, BB&T, First Citizens, Royal Bank of Canada, SunTrust, Regions, FNB United Corp., Toronto-Dominion, Synovus, First Financial, SCBT, JPMorgan Chase, Citigroup, EverBank, Fifth Third Bancorp, First Horizon, Pinnacle Financial, First South and U.S. Bancorp.

Competition among providers of financial products and services continues to increase, with consumers having the opportunity to select from a growing variety of traditional and nontraditional alternatives. The primary factors driving commercial and consumer competition for loans and deposits are interest rates, the fees charged, customer service levels and the range of products and services offered. In addition, other competitive factors include the location and hours of our branches and customer service.

Employees

At June 30, 2011, we had over 890 full-time employees and 35 part-time employees. None of our employees are parties to a collective bargaining agreement. We consider our relationship with our employees to be adequate.

Facilities and Real Estate

We currently lease approximately 263,000 square feet of office and operations space in North Carolina, Florida and South Carolina. We operate 37 branches in Florida, 32 in North Carolina, 13 in South Carolina, 62 in Tennessee and one in Virginia. Of these branches, 42 were leased and the rest were owned. In addition, the Company owns approximately 110,000 and leases approximately 100,000 square feet of non-branch office space. Management believes the terms of the various leases are consistent with market standards and were arrived at through arm’s-length bargaining.

Legal Proceedings

On November 18, 2010 a shareholder of Green Bankshares filed a putative class action lawsuit (styled Bill Burgraff v. Green Bankshares, Inc., et al., U.S. District Court, Eastern District of Tennessee, Northeastern Division, Case No. 2:10-cv-00253) against Green Bankshares and certain of its current and former officers in the United States District Court for the Eastern District of Tennessee in Greeneville, Tennessee on behalf of all persons that acquired shares of Green Bankshares’ common stock between January 19, 2010 and November 9, 2010. On January 18, 2011, a separate shareholder of Green Bankshares filed a putative class action lawsuit (styled Brian Molnar v. Green Bankshares, Inc., et al., U.S. District Court, Eastern District of Tennessee, Northeastern Division, Case No. 2:11-cv-00014) against Green Bankshares and certain of its current and former officers in the same court on behalf of all persons that acquired shares of Green Bankshares’ common stock between January 19, 2010 and October 20, 2010. These lawsuits were filed following, and relate to the drop in value of Green Bankshares’ common stock price after, Green Bankshares announced its third quarter performance results on October 20, 2010. The Burgraff case also complains of Green Bankshares’ decision on November 9, 2010, to suspend payment of certain quarterly cash dividends. The plaintiffs allege that defendants made false and/or misleading statements or failed to disclose that Green Bankshares was purportedly overvaluing collateral of certain loans; failing to timely take impairment charges of these certain loans; failing to properly account for loan charge-offs; lacking adequate internal and financial controls; and providing false and misleading financial results. The plaintiffs have asserted federal securities laws claims against all defendants for alleged violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder. The plaintiffs have also asserted control person liability claims against the individual defendants named in the complaints pursuant to Section 20(a) of the Exchange Act. The two cases were consolidated on February 4, 2011. On February 11, 2011, the Court appointed movant Jeffrey Blomgren as lead plaintiff. On May 3, 2011, Plaintiff filed an amended and consolidated complaint alleging a class period of January 19, 2010 to November 9, 2010. On July 11, 2011, Defendants filed a motion to dismiss the consolidated amended complaint. Plaintiff has until August 29, 2011 to file an opposition to that motion. Green Bankshares and the individual named defendants collectively intend to vigorously defend themselves against these allegations.

On May 12, 2011, a stockholder of Green Bankshares filed a putative class action lawsuit (styled Betty Smith v. Green Bankshares, Inc., et al., Case No. 11-625-III, Davidson County, Tennessee, Chancery Court) against Green Bankshares, GreenBank, Green Bankshares’ Board of Directors and us on behalf of all persons holding common stock of Green Bankshares. This lawsuit was filed following our public announcement on May 5, 2011 of our entering into an investment agreement with Green Bankshares and relates to the investment in Green Bankshares by us. The complaint alleges that the individual defendants breached their fiduciary duties to Green Bankshares by accepting a sale price for the shares to be sold to us that was unfair to stockholders of Green Bankshares. The complaint also alleges that we, Green Bankshares and GreenBank aided and abetted these breaches of fiduciary duty. It seeks an injunction and/or rescission of the Green Bankshares investment and fees and expenses in an unspecified amount.

On May 25 and June 16, 2011, two other stockholders of Green Bankshares filed similar putative class action lawsuits (styled Mark McClinton v. Green Bankshares, Inc,. et al., Case No. 11-CV-284kt, Greene County Circuit Court, Greeneville, Tennessee and Thomas Cook v. Green Bankshares, Inc. et al., Case No. 2:11-cv-00176, Greenville Division, E.D. Tenn., respectively) against Green Bankshares, Green Bankshares’ board of directors and us on behalf of all persons holding common stock of Green Bankshares. The complaints similarly allege that the individual defendants breached their fiduciary duties to Green Bankshares by agreeing to sell shares to us at a price unfair to stockholders of Green Bankshares. The complaints also allege that we and Green Bankshares aided and abetted these breaches of fiduciary duty. In addition, the Cook complaint further alleges that the proxy statement filed with the SEC by Green Bankshares in connection with the transaction was issued with material omissions and misleading statements. Both claims seek an injunction and/or rescission of the Green Bankshares investment and fees and expenses in an unspecified amount.

On July 6, 2011, another shareholder of the Company filed a lawsuit (styled Barbara N. Ballard v. Stephen M. Rownd, et al., Civil Action No. 2:11-cv-00201, E.D. Tenn.) against Green Bankshares, its Board of Directors and NAFH asserting an individual claim that alleges that the individual defendants violated the securities laws by issuing a preliminary proxy statement that contains alleged material misstatements and omissions. The complaint also alleges a class action claim on behalf of all persons holding the Green Bankshares common stock against the individual defendants for breach of fiduciary duty based on these same alleged material misstatements and omissions. The complaint also alleges that Green Bankshares and NAFH aided and abetted the breaches of fiduciary duty. It seeks an injunction and/or rescission of NAFH’s investment in Green Bankshares and fees and expenses in an unspecified amount.

On July 26, 2011, the parties to the above-referenced class action lawsuits commenced in 2011 reached an agreement in principle to resolve these lawsuits on the basis of the inclusion of certain additional disclosures regarding the NAFH transaction in the Green Bankshares proxy statement filed with the SEC on the same date. The proposed settlement is subject to, among other things, court approval.

From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any such legal proceeding the resolution of which we believe would have a material adverse effect on our business, operating results, financial condition or cash flow.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Historical Consolidated Financial Information,” and our financial statements and related notes thereto included elsewhere in this document. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements.

The following discussion pertains to NAFH’s (references to “we,” “us” or “our” refer to NAFH) historical results, which includes the operations of First National Bank, Metro Bank, Turnberry Bank, TIB Financial and Capital Bank Corp. subsequent to NAFH’s acquisition of each such entity. In this discussion, unless the context suggests otherwise, references to “Old Capital Bank” refer to Capital Bank Corp.’s banking subsidiary prior to June 30, 2011, the date on which NAFH National Bank merged with Old Capital Bank and changed its name to Capital Bank, N.A.

The following discussion does not include the results of Green Bankshares, which we acquired on September 7, 2011.

Overview

We are a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern region of the United States through organic growth and acquisitions of other banks, including failed, underperforming and undercapitalized banks. In December 2009 and January 2010, we raised approximately $900 million to make acquisitions through a series of private placements of our common stock. Since then, we have acquired six depository institutions, including the assets and certain deposits of the three Failed Banks from the FDIC. As of June 30, 2011, we operated 82 branches in Florida, North Carolina and South Carolina. We completed the acquisition of the sixth depository institution, Green Bankshares, Inc. on September 7, 2011. We now operate 146 branches in Tennessee, Florida, North Carolina, South Carolina and Virginia. Through our branches, we offer a wide range of commercial and consumer loans and deposits, as well as ancillary financial services.

We were founded by a group of experienced bankers with a multi-decade record of leading, operating, acquiring and integrating financial institutions. Our executive management team is led by our Chief Executive Officer, R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America Corp., where his career spanned 38 years, including tenure as President of the Consumer and Commercial Bank. He also has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks, Inc. Our Chief Financial Officer, Christopher G. Marshall, has over 23 years of financial and managerial experience, including service as the Chief Financial Officer of Fifth Third Bancorp and as the Chief Operations Executive for Bank of America’s Global Consumer and Small Business Bank. Our Chief Risk Officer, R. Bruce Singletary, has over 32 years of experience, including 19 years of experience managing credit risk. He has served as Head of Credit for NationsBank Corp. for the Mid-Atlantic region and as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Kenneth A. Posner serves as our Chief of Investment Analytics and Research. Mr. Posner spent 13 years as an equity research analyst at Morgan Stanley focusing on a wide range of financial services firms.

Acquisitions

Our banking operations commenced on July 16, 2010, when we purchased approximately $1.2 billion of assets and assumed approximately $960.1 million of deposits of three Failed Banks from the FDIC: First National Bank, Metro Bank and Turnberry Bank. The acquired assets included loans with an estimated fair value of $768.6 million at the acquisition date. These transactions gave us an initial market presence in Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends. In connection with the acquisition, we entered into loss-sharing arrangements with the FDIC covering approximately $796.1 million of loans and real estate owned of the Failed Banks that we acquired.

On September 30, 2010, we invested approximately $175.0 million in TIB Financial, a publicly held bank holding company headquartered in Naples, Florida with approximately $1.7 billion in assets at the acquisition date and, after giving effect to a subsequent rights offering to legacy TIB Financial shareholders, we acquired approximately 94% of TIB Financial’s common stock. The acquired assets included loans with an estimated fair value of $1.0 billion at the acquisition date. This acquisition expanded our geographic reach in Florida to include markets that we believe have particularly attractive deposit customer characteristics and provided a platform to support our future growth.

On January 28, 2011, we invested approximately $181.1 million in Capital Bank Corp., a publicly held bank holding company headquartered in Raleigh, North Carolina with approximately $1.7 billion in assets at the acquisition date and, after giving effect to a subsequent rights offering to legacy Capital Bank Corp. shareholders, we acquired approximately 83% of Capital Bank Corp.’s common stock. The acquired assets included loans with an estimated fair value of $1.1 billion at the acquisition date. This transaction gave us a strong presence in fast-growing North Carolina markets, including the Raleigh metropolitan area, which, according to data derived from the U.S. Census, is the third fastest growing metropolitan area in the country by population.

On September 7, 2011, we invested approximately $217.0 million in Green Bankshares, a publicly held bank holding company headquartered in Greeneville, Tennessee with approximately $2.3 billion in assets reported as of June 30, 2011. As a result of our investment, we own approximately 90% of Green Bankshares’ common stock. Total assets as of June 30, 2011 included $1.6 billion of gross loans. This transaction extended our market area into the fast-growing Tennessee metropolitan areas of Nashville and Knoxville.

The following table sets forth the fair value of the assets we acquired in each of our acquisitions as of the applicable acquisition date and shows the acquisition price as a percentage of the most recently reported tangible book value of the assets prior to acquisition accounting and the tangible book value in accordance with the acquisition method of accounting:

(Dollars in millions)				Acquisition Price
Target	Announcement Date	Fair Value of Assets Acquired		Percent of Last Reported Tangible Book Value(1)	Percent of Tangible Book Value in accordance with Acquisition Accounting(2)
First National Bank	July 16, 2010	$602		NA	110.3%
Metro Bank	July 16, 2010	$393		NA	31.3%
Turnberry Bank	July 16, 2010	$228		NA	NM (3)
TIB Financial	June 28, 2010	$1,737		25.4%	133.8%
Capital Bank Corp.	November 3, 2010	$1,729		45.1%	125.4%
Green Bankshares	May 5, 2011	$2,294	(4)	18.9%	119.0%

(1)	Last reported tangible book value is based on the tangible book value per share amount as disclosed by the institution in the quarter immediately preceding the announcement of the acquisition.
(2)	Tangible book value for the investment or purchase by us reflects all assets and liabilities recorded at fair value in accordance with acquisition accounting.
(3)	Not a meaningful ratio because consideration of $16.9 million was received on this transaction. Tangible book value acquired was a negative $12.9 million.
(4)	Total assets reported by Green Bankshares as of June 30, 2011.

Comparability to Past Periods

The consolidated financial information presented throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the three months and six months ended June 30, 2011 includes our consolidated results, including First National Bank, Metro Bank, Turnberry Bank and TIB Financial, as well as the results of Capital Bank Corp. subsequent to January 28, 2011. The consolidated financial information presented throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2010 includes our consolidated results, including First National Bank, Metro Bank and Turnberry Bank subsequent to July 16, 2010 and TIB Financial subsequent to September 30, 2010. Prior to July 16, 2010, we did not have any banking operations.

Because substantially all of our business is composed of acquired operations and because the operations of each acquired business were substantially changed in connection with its acquisition, our results of operations for the three and six months ended June 30, 2011 and for the year ended December 31, 2010 reflect different operations in different periods (or portions of periods) and therefore cannot be meaningfully compared. In addition, results of operations for these periods reflect, among other things, the acquisition method of accounting. Under the acquisition method of accounting, all of the assets acquired and liabilities assumed were initially recorded on our consolidated balance sheet at their estimated fair values as of the dates of acquisition. These estimated fair values differed substantially from the carrying amounts of the assets acquired and liabilities assumed as reflected in the financial statements of the Failed Banks and of TIB Financial and Capital Bank Corp. immediately prior to the acquisition. Therefore, comparisons to prior periods have been intentionally omitted unless observations we deem meaningful could be disclosed herein.

For more information on the acquisition method of accounting as well as the indemnification asset we recorded in connection with our acquisition of the Failed Banks, see “—Critical Accounting Policies and Estimates.”

Material Trends and Developments

Our financial performance reflects the acquisitions we have completed, our progress in restructuring the acquired banks and implementing our performance-based strategy and general economic and competitive trends in our markets. As noted above, we have completed six acquisitions since our inception.

We have made substantial progress in integrating and restructuring the five of our six acquisitions. We restructured the management teams of the three Failed Banks during the third quarter of 2010 and integrated them under our line of business model and policies and procedures, completed the conversion to our core processing platform during the fourth quarter of 2010 and merged them together with TIB Bank, TIB Financial’s banking subsidiary, into NAFH Bank, our OCC-regulated bank, in April 2011. After closing our investment in Capital Bank Corp., during January 2011, we immediately restructured the management team, integrated Old Capital Bank, Capital Bank Corp.’s banking subsidiary, under our line of business model and policies and procedures and merged Old Capital Bank with and into NAFH National Bank, which was renamed Capital Bank, N.A., in June 2011. We completed the conversion of Old Capital Bank to our core processing platform in July 2011. Conversion related expenses of $4.7 million were related to $3.7 million of accruals for the early termination of certain information technology system related contracts and $1.0 million of expense related to the conversion of the Company’s operations onto a common technology platform in the second quarter of 2011.

In connection with our plans to become a public registrant, the additional costs of being a public entity should not materially affect our non-interest expense and efficiency ratios as two of our subsidiaries are currently public companies, and, through the consolidation of these entities, we expect to realize cost savings through the elimination of duplicative or redundant costs.

Following the completion of our acquisition of Green Bankshares, which occurred on September 7, 2011, we expect to convert the operating platform of GreenBank, Green Bankshares’ banking subsidiary, to our existing platform, which we expect to be simplified due to the fact that GreenBank currently operates on the same core processing platform used by our banking subsidiary. In its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Green Bankshares disclosed a material weakness in internal control over financial reporting related to the valuation of impaired loans and real estate owned. Management of Green Bankshares has described certain activities in its Quarterly Report on Form 10-Q for the period ended June 30, 2011 intended to remediate this material weakness and improve upon its internal control activities, which include actions to timely update appraisals and have them independently reviewed by third party specialists as well as actions to strengthen their internal review, approval and documentation of those independently reviewed appraisals and related impairment analyses. Since we plan to convert Green Bankshares’ accounting systems and processes as well as their credit risk management policies and procedures to our common platform shortly following the acquisition, accounting for acquired balances and subsequent activity will be subject to our internal control structure, including our management’s supervision and review. Further, due to the application of acquisition accounting to the Green Bankshares’ transaction, we have engaged third party valuation specialists to estimate fair value for Green Bankshares’ assets and liabilities at acquisition date and our management will conduct the purchase price allocation and related accounting for this acquisition. We believe that application of accounting policies and practices consistent with our existing internal control structure as well as the revaluation of the Green Bankshares’ balance sheet, which includes the loan portfolio and real estate owned, at acquisition will mitigate the risk related to the aforementioned Green Bankshares’ internal control material weakness.

As part of the process of integrating these banks into our line of business model, we have appointed experienced bankers to oversee loan and deposit production in each of our markets, centralized and consolidated back office operations and eliminated certain duplicative positions, improved productivity in our sales forces and established line of business reporting. These steps have helped us accelerate new loan production and core deposit growth. New loan production for the six months ended June 30, 2011 was $345.1 million, of which approximately one-half consisted of commercial loans. Growth in core deposits was $181.5 million in the six months ended June 30, 2011, up from $55.6 million in the fourth quarter of 2010, and helped lower the contractual rate on deposits from 1.2% as of December 31, 2010 to 1.1% as of June 30, 2011.

Southeast Florida loan origination increased in the first six months of 2011 as we selectively hired new commercial loan officers and credit analysts. South Carolina loan origination also benefited from improved results in commercial lending, while Southwest Florida benefited from residential mortgage and indirect auto loan volumes. Loan originations were steady in North Carolina as we closed the investment in Capital Bank Corp. and reorganized the management team during the first quarter of 2011. Southwest Florida, Southeast Florida, South Carolina and North Carolina accounted for 25.6%, 18.7%, 33.9% and 21.7%, respectively, of our new loan originations in the first six months of 2011.

A significant portion of our core deposit growth resulted from in-flows into savings and money market accounts, for which balances increased by 38.1% and 26.3%, respectively, during the six months ended June 30, 2011.

In addition to our recent acquisitions, we plan to pursue acquisitions that position us in southeastern U.S. markets with attractive demographics and business growth trends, expand our branch network in existing markets, increase our earnings power or enhances our suite of products. Our future acquisitions may include distressed assets auctioned by the FDIC or another seller where our operations, underwriting and servicing capabilities or management experience give us an advantage in evaluating and resolving the assets.

We are operating in an environment characterized by a slow-paced economic recovery with ongoing pressure on employment and property values and continued dislocations in the banking industry. South Florida continues to suffer from elevated unemployment and continued pressure on home prices, which have declined through the second quarter of 2011 by 48% from peak levels reached in the second quarter of 2007, according to data compiled by the Federal Housing Finance Agency based on conforming mortgages held or insured by Fannie Mae and Freddie Mac. North Carolina, South Carolina and Tennessee are also experiencing employment and home price pressure, although not as severe as south Florida. We experience competition from both large regional banks and small community banks, but are nonetheless finding opportunities to originate high-quality loans and to grow low-cost customer deposits, consistent with our operating strategy. Large numbers of banks in our markets continue to struggle with weak capital levels, credit quality and earnings performance, and many are subject to regulatory orders.

Primary Factors Used to Evaluate Our Business

As a financial institution, we manage and evaluate various aspects of both our results of operations and our financial condition. We evaluate the levels and trends of the line items included in our balance sheet and income statement, as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against our budgeted performance and the financial condition and performance of comparable financial institutions in our region and nationally. Our financial information is prepared in accordance with U.S. generally accepted accounting principles. Application of these principles requires management to make complex and subjective estimates and judgments that affect the amounts reported in the following discussion and in our consolidated financial statements and accompanying notes. For more information on our accounting policies and estimates, see “—Critical Accounting Policies and Estimates.”

Income Statement Metrics

Net Interest Income

Net interest income represents the amount by which interest income on interest-earning assets exceeds interest expense incurred on interest-bearing liabilities. The net interest margin represents net interest income divided by average interest-earning assets. We generate interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness. We seek to improve our net interest margin by originating commercial and consumer loans we believe to be high-quality and funding these assets primarily with low-cost customer deposits. References throughout this discussion to “commercial loans” include commercial & industrial and owner occupied commercial real estate loans, and references to “commercial real estate loans” include non-owner occupied commercial real estate loans, C&D loans and multifamily commercial real estate loans.

Provision for Loan Losses

The provision for loan losses is the amount of expense that, based on our judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under U.S. generally accepted accounting principles. The determination of the amount of the allowance is complex and involves a high degree of judgment and subjectivity.

Non-interest Income

Non-interest income includes service charges on deposit accounts, debit card income, fees on mortgage loans, investment advisory and trust fees, accretion on the FDIC indemnification asset, other operating income and investment securities gains and losses.

Non-interest Expense

Non-interest expense includes salary and employee benefits, net occupancy expense, conversion related expenses, accounting, legal and other professional expenses, FDIC and state assessments, foreclosed asset related expenses and other operating expenses. We monitor the ratio of non-interest expense to net revenues (net interest income plus non-interest income), which is commonly known as the efficiency ratio.

Net Income

We evaluate our net income using the common industry ratio, return on assets (which we refer to as “ROA”), which is equal to net income for the period annualized, divided by the average of total assets for the period. As part of our budgeting process, we plan to improve the returns on assets of banks we acquire from the lower levels characteristic of institutions operating under financial distress.

Balance Sheet Drivers

Loan Growth

We monitor new loan production on a weekly basis by loan type, borrower type, market and profitability. Our operating strategy focuses on growing assets by originating commercial and consumer loans that we believe to be high quality. In the first six months of 2011, we originated $208.7 million of commercial loans, $79.9 million of consumer loans, $58.2 million of commercial real estate loans and $7.3 million in other loans. In addition, our acquisition strategy, which focuses on acquiring assets and businesses in southeastern U.S. markets, has resulted in an increase of the number of commercial and consumer loans.

Asset Quality

In order to operate with a sound risk profile, we have focused on originating loans we believe to be of high quality, disposing of nonperforming assets as rapidly as possible.

We are working to improve the diversification of our portfolio by reducing the concentration of commercial real estate loans in the legacy portfolios of the acquisitions and increasing the contribution of newly originated commercial and consumer loans. We monitor the levels of each loan type in our portfolio on a quarterly basis.

In marking the legacy loan portfolios to market at acquisition, we segregated similar loans into pools and value those pools by projecting lifetime cash flows for each loan based on assumptions about yield, average life and credit losses and then discounting those cash flows to present value. Because of this accounting treatment, we no longer report these loans as non-accrual loans or report charge-offs with respect to these loans. Rather, we monitor the performance of our legacy portfolio by tracking the ratio of non-performing loans against our projections. Each quarter we update our assessment of cash flows for the loans in each pool. To the extent that we increase our estimates of lifetime credit losses for loans in a given pool, we will record a loss provision to establish an allowance against the incremental lifetime losses for that pool. For any pool where the present value of our most recent estimate of future cumulative lifetime cash flows has increased above its recorded investment, we transfer appropriate estimated cash flows from non-accretable difference to accretable yield, which is then recognized in income on a prospective basis through an increase in the pool’s yield over its remaining life.

Deposit Growth

We monitor deposit growth by account type, market and rate on a daily and weekly basis. We seek to fund loan growth primarily with low-cost customer deposits either originated or acquired by us.

Liquidity

We manage liquidity based upon policy limits and cash flow modeling. To maintain adequate liquidity, we also monitor indicators of potential liquidity risk, utilize cash flow projection models to forecast liquidity needs, model liquidity stress scenarios and develop contingency plans, and identify alternative back-up sources of liquidity.

Capital

We manage capital to comply with our internal planning targets and regulatory capital standards, including the requirements of the OCC Operating Agreement. We review capital levels on a quarterly basis, and we project capital levels in connection with our organic growth plans and acquisitions to ensure continued compliance. We evaluate a number of capital ratios, including Tier 1 capital to total adjusted assets (the leverage ratio) and Tier 1 capital to risk-weighted assets.

Results of Operations

Net Interest Income

Net interest income is the largest component of our income, and is affected by the interest rate environment, and the volume and the composition of interest-earning assets and interest-bearing liabilities. Our interest-earning assets include loans, interest-bearing deposits in other banks, investment securities, federal funds sold and securities purchased under agreements to resell. Our interest-bearing liabilities include deposits, advances from the FHLB, federal funds purchased, subordinated debentures underlying the trust preferred securities we acquired in connection with our investments in TIB Financial and Capital Bank Corp., repurchase agreements and other short-term borrowings.

Our net interest income increased from $32.8 million in the first quarter of 2011 to $39.1 million in the second quarter of 2011 primarily due to the inclusion of a full quarter of Capital Bank Corp.’s results. The net interest margin was 3.63% during the quarter, up from 3.42% in the preceding quarter. Our net interest margin is affected by our holdings of significant liquidity, which included average balances of $578.1 million in cash on deposit at other banks and $802.8 million in securities. We expect to use much of this liquidity to fund organic loan growth and acquisitions, and we intend to retire higher-cost borrowings and deposits over time.

	Three Months Ended June 30, 2011			Three Months Ended March 31, 2011
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$2,953,166	$41,779	5.67%	$2,504,191	$35,584	5.76%
Investment securities(2)	802,847	5,848	2.92%	619,232	4,013	2.63%
Interest-bearing deposits in other banks	578,133	588	0.41%	751,029	710	0.38%
FHLB stock	29,526	102	1.39%	30,846	132	1.74%

Total interest-earning assets	$4,363,672	$48,317	4.44%	$3,905,298	$40,439	4.20%

Non-interest-earning assets:
Cash and due from banks	$51,875			$47,973
Other assets	470,244			465,424

Total non-interest-earning assets	$522,119			$513,397

Total assets	$4,885,791			$4,418,695

Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	$1,967,308	$5,361	1.09%	$1,790,638	$4,598	1.04%
Money market	486,088	884	0.73%	395,119	719	0.74%
Negotiable order of withdrawal accounts	415,952	582	0.56%	355,129	424	0.48%
Savings deposits	166,663	224	0.54%	137,866	185	0.54%

Total interest-bearing deposits	$3,036,011	$7,051	0.93%	$2,678,752	$5,926	0.90%

Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$303,864	$691	0.91%	$317,220	$658	0.84%
Long-term borrowings	97,650	1,117	4.59%	72,250	882	4.95%

Total interest-bearing liabilities	$3,437,525	$8,859	1.03%	$3,068,222	$7,466	0.99%

Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$460,035			$396,001
Other liabilities	42,944			36,839
Shareholders’ equity	945,287			917,633

Total non-interest-bearing liabilities and shareholders’ equity	$1,448,266			$1,350,473

Total liabilities and shareholders’ equity	$4,885,791			$4,418,695

Interest rate spread (tax equivalent basis)			3.41%			3.21%

Net interest income (tax equivalent basis)		$39,458			$32,973

Net interest margin (tax equivalent basis)			3.63%			3.42%

Average interest earning assets to average interest bearing liabilities	143.73%			145.79%

(1)	Average loans include nonperforming loans.
(2)

Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates in adjusting tax-exempt interest on tax-exempt investment securities and loans to a fully taxable basis.

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances		Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$2,953,166	$41,779	5.67%	$—		$—	—
Investment securities(2)	802,847	5,848	2.92%	—		—	—
Interest-bearing deposits in other banks	578,133	588	0.41%	665,251		831	0.50%
FHLB stock	29,526	102	1.39%	—		—	—

Total interest-earning assets	$4,363,672	$48,317	4.44%	$665,251		$831	0.50%

Non-interest-earning assets:
Cash and due from banks	$51,875			$394
Other assets	470,244			1,208

Total non-interest-earning assets	$522,119			$1,602

Total assets	$4,885,791			$666,853

Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	$1,967,308	$5,361	1.09%	$—		$—	—
Money market	486,088	884	0.73%	—		—	—
Negotiable order of withdrawal accounts	415,952	582	0.56%	—		—	—
Savings deposits	166,663	224	0.54%	—		—	—

Total interest-bearing deposits	$3,036,011	$7,051	0.93%	$—		$—	—

Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$303,864	$691	0.91%	$—		$—	—
Long-term borrowings	97,650	1,117	4.59%	—		—	—

Total interest-bearing liabilities	$3,437,525	$8,859	1.03%	$—		$—	—

Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$460,035			$—
Other liabilities	42,944			63,059
Shareholders’ equity	945,287			603,794

Total non-interest-bearing liabilities and shareholders’ equity	$1,448,266			$666,853

Total liabilities and shareholders’ equity	$4,885,791			$666,853

Interest rate spread (tax equivalent basis)			3.41%				0.50%

Net interest income (tax equivalent basis)		$39,458				$831

Net interest margin (tax equivalent basis)			3.63%				0.50%

Average interest earning assets to average interest bearing liabilities	143.73%			NM	(3)

(1)	Average loans include nonperforming loans.
(2)

Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates in adjusting tax-exempt interest on tax-exempt investment securities and loans to a fully taxable basis.

(3)	Not a meaningful ratio as no interest expense was incurred during the period.

	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances		Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$2,729,918	$77,363	5.42%	$—		$—	—
Investment securities(2)	711,547	9,861	2.65%	—		—	—
Interest-bearing deposits in other banks	664,095	1,298	0.37%	626,828		1,556	0.50%
FHLB stock	30,191	234	1.48%	—		—	—

Total interest-earning assets	$4,135,751	$88,756	4.33%	$626,828		$1,556	0.50%

Non-interest-earning assets:
Cash and due from banks	$49,935			$352
Other assets	467,847			1,206

Total non-interest-earning assets	$517,782			$1,558

Total assets	$4,653,533			$628,386

Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	$1,879,461	$9,959	1.07%	$—		$—	—
Money market	440,855	1,603	0.73%	—		—	—
Negotiable order of withdrawal accounts	385,709	1,006	0.53%	—		—	—
Savings deposits	152,344	409	0.54%	—		—	—

Total interest-bearing deposits	$2,858,369	$12,977	0.92%	$—		$—	—

Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$310,506	$1,349	0.88%	$—		$—	—
Long-term borrowings	85,020	1,999	4.74%	—		—	—

Total interest-bearing liabilities	$3,253,895	$16,325	1.01%	$—		$—	—

Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$428,195			$—
Other liabilities	39,907			23,959
Shareholders’ equity	931,537			604,427

Total non-interest-bearing liabilities and shareholders’ equity	$1,399,639			$628,386

Total liabilities and shareholders’ equity	$4,653,534			$628,386

Interest rate spread (tax equivalent basis)			3.32%				0.50%

Net interest income (tax equivalent basis)		$72,431				$1,556

Net interest margin (tax equivalent basis)			3.53%				0.50%

Average interest earning assets to average interest bearing liabilities	144.69%			NM	(3)

(1)	Average loans include nonperforming loans.
(2)

Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates in adjusting tax-exempt interest on tax-exempt investment securities and loans to a fully taxable basis.

(3)	Not a meaningful ratio as no interest expense was incurred during the period.

	Year Ended December 31, 2010			Period from November 30, 2009 (Inception) to December 31, 2009
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances		Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$585,485	$36,453	6.23%	$—		$—	—
Interest-bearing deposits in other banks	737,739	3,462	0.47%	164,597		72	0.50%
Investment securities(2)	124,731	2,752	2.21%	—		—	—
FHLB stock	8,372	141	1.68%	—		—	—

Total interest-earning assets	$1,456,327	$42,808	2.94%	$164,597		$72	0.50%

Non-interest-earning assets:
Cash and due from banks	$10,243			$—
Other assets	114,350			—

Total non-interest-earning assets	$124,593			$—

Total assets	$1,580,920			$164,597

Interest-bearing liabilities:
Interest-bearing deposits:
Money market	$131,949	$708	0.54%	$—		$—	—
Negotiable order of withdrawal accounts	66,994	191	0.29%	—		—	—
Savings deposits	25,064	148	0.59%	—		—	—
Time deposits	446,372	3,609	0.81%	—		—	—

Total interest-bearing deposits	$670,379	$4,656	0.69%	$—		$—	—

Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$102,899	$1,120	1.09%	$—		$—	—
Long-term borrowings	7,944	458	5.78%	—		—	—

Total interest-bearing liabilities	$781,222	$6,234	0.80%	$—		$—	—

Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$66,967			$—
Other liabilities	13,298			317
Shareholders’ equity	719,433			164,280

Total non-interest-bearing liabilities and shareholders’ equity	$799,698			$164,597

Total liabilities and shareholders’ equity	$1,580,920			$164,597

Interest rate spread (tax equivalent basis)			2.14%				0.50%

Net interest income (tax equivalent basis)		$36,574				$72

Net interest margin (tax equivalent basis)			2.51%				0.50%

Average interest earning assets to average interest bearing liabilities	186.42%			NM	(3)

(1)	Average loans include nonperforming loans.
(2)

Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates in adjusting tax-exempt interest on tax-exempt investment securities and loans to a fully taxable basis.

(3)	Not a meaningful ratio as no interest expense was incurred during the period.

Three months ended June 30, 2011

Net interest income was $39.1 million for the three months ended June 30, 2011 and included the effects of maintaining a high level of cash and highly liquid investment securities during the period. The increase in net interest income over prior quarter was partially due to the reinvestment of excess cash in mortgage backed securities which increased by $113.4 million which contributed to the 24 basis point increase in the yield of assets during the quarter. Net interest income includes $1.8 million associated with the recognition of the unamortized discount on certain non-PCI loans which were paid in full prior to their contractual maturity resulting in a favorable impact to the net interest margin of 17 basis points during the second quarter of 2011.

Three months ended June 30, 2010

Net interest income was $831,000 for the three months ended June 30, 2010 and resulted from interest-bearing deposits in other banks.

Six months ended June 30, 2011

Net interest income was $72.0 million for the six months ended June 30, 2011 and included the effects of maintaining a high level of cash and highly liquid investment securities during the period. Net interest income includes $1.8 million associated with the recognition of the unamortized discount on certain non-PCI loans which were paid in full prior to their contractual maturity resulting in a favorable impact to the net interest margin of 9 basis points during the first half of 2011.

Six months ended June 30, 2010

Net interest income was $1.6 million for the six months ended June 30, 2010 and resulted from interest-bearing deposits in other banks.

Year ended December 31, 2010

Net interest income was $36.5 million for the year ended December 31, 2010 and included the effects of maintaining a high level of cash and highly liquid investment securities during the period.

Period from November 30, 2009 (Inception) to December 31, 2009

Net interest income was $72,000 for the period from inception through December 31, 2009 and resulted from interest-bearing deposits in other banks.

Rate/Volume Analysis

The table below details the components of the changes in net interest income for second quarter of 2011 compared to the first quarter of 2011. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volumes and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.

	Three Months Ended June 30, 2011 Compared to Three Months Ended March 31, 2011 Due to Changes in
(Dollars in thousands)	Average Volume	Average Rate	Net Increase (Decrease)
Interest income
Loans(1)(2)	$6,352	$(157)	$6,195
Investment securities(1)	1,294	541	1,835
Interest-bearing deposits in other banks	(173)	51	(122)
FHLB stock	(5)	(25)	(30)

Federal funds sold	—	—	—

Total interest income	$7,468	$410	$7,878

Interest expense
Time deposits	$471	$292	$763
Money market	16	149	165
Negotiable order of withdrawal accounts	79	79	158
Savings deposits	39	—	39
Short-term borrowings and FHLB advances	(29)	62	33
Long-term borrowings	294	(59)	235

Total interest expense	$870	$523	$1,393

Change in net interest income	$6,598	$(113)	$6,485

(1)

Interest income includes the effects of a tax equivalent adjustment using applicable federal tax rates in adjusting tax exempt interest on tax exempt investment securities and loans to a fully taxable basis.

(2)	Average loan volumes include nonperforming loans which results in the impact of the non-accrual of interest being reflected in the change in average rate on loans.

We are unable to provide a rate and volume variance analyses in this discussion for periods other than the second quarter of 2011 compared to the first quarter of 2011 because there are no other comparable periods as our banking operations did not commence until July 16, 2010. Accordingly, there were no interest-earning assets other than cash and no interest-bearing liabilities during the three and six month period ending June 30, 2010 and the period from inception through December 31, 2009. Additionally, with respect to the comparison from inception through December 31, 2009 to the year ended December 31, 2010, as the periods required to be presented are of different lengths, such a rate and volume comparison would not be meaningful.

Provision for Loan Losses

Three months ended June 30, 2011

The provision for loan losses of $8.4 million recorded during the second quarter of 2011 reflects approximately $3.5 million related to additional impairment identified with respect to acquired impaired loans, $2.7 million related to acquired loans which were not considered impaired at the date of acquisition and $2.2 million related to the increase in the allowance for loan losses established for loans originated subsequent to acquisition. Of the $3.5 million related to acquired impaired loans, approximately $2.8 million, $561,000 and $117,000 resulted from the portfolios acquired through the Failed Banks, Old Capital Bank, and TIB Bank, respectively. Approximately $2.7 million of the provision recorded during the second quarter of 2011 related to acquired loans which were not considered impaired at the date of acquisition, of which $1.8 million, $600,000 and $350,000 was related to the FDIC Banks, TIB Bank and Old Capital Bank, respectively. As the Company is covered by an indemnification agreement from the FDIC for the majority of the acquired loans related to the FDIC Banks, an increase in the value of the indemnification asset of approximately $3.2 million was associated with the provision for loan losses required for covered loans during the quarter. This increase was recorded as additional FDIC indemnification asset accretion which is reflected as a component of non-interest income. The remaining $2.2 million of the provision for loan losses recorded during the quarter related primarily to the increase in the allowance for loan losses established for loans originated by the Company with new originations of approximately $183.6 million.

Loans acquired where there was evidence of credit deterioration since origination and where it was probable that the Company will not collect all contractually required principal and interest payments are aggregated in pools of loans with similar risk characteristics and accounted for as purchased credit-impaired (“PCI Loans”). Subsequent to acquisition, estimates of cash flows expected to be collected are updated each reporting period based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of current market conditions. If the Company has probable decreases in the cash flows expected to be collected for a loan pool (other than due to decreases in interest rate indices), the Company charges the provision for loan losses, resulting in an increase in the allowance for loan losses. If the Company has probable and significant increases in cash flows expected to be collected for a loan pool, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the pool of loans. In the second quarter of 2011, in addition to the $3.5 million of additional impairment discussed above resulting from decreases in expected cash flows in certain pools, the Company estimated a $72.8 million increase in cash flows expected to be collected on its remaining PCI loan pools. This increase in expected cash flows will result in a prospective yield increase over the remaining life of the respective pools.

The table below illustrates the impact of our most recent estimates of expected cash flows on PCI loans:

			Weighted Average Prospective Yields
(Dollars in millions) Legacy Bank	Impairment	Increase in Accretable Yield	Based on Prior Estimates of Expected Cash Flows	Based on Most Recent Estimates of Expected Cash Flows
Capital Bank:
Loan pools with impairment	$0.6	$—	5.38%	5.38%
Loan pools with improvement	—	18.1	6.14%	7.39%

Capital Bank Total	$0.6	$18.1	6.02%	7.08%

TIB Bank:
Loan pools with impairment	$0.1	$—	5.75%	5.75%
Loan pools with improvement	—	11.1	5.40%	6.49%

TIB Bank Total	$0.1	$11.1	5.60%	6.06%

Failed Banks:
Loan pools with impairment	$2.8	$—	6.67%	6.67%
Loan pools with improvement	—	43.6	6.14%	10.63%

Failed Banks Total	$2.8	$43.6	6.17%	10.41%

Total	$3.5	$72.8	5.91%	7.49%

Six months ended June 30, 2011

The provision for loan losses of $10.0 million recorded during the first six months of 2011 reflects approximately $3.5 million related to additional impairment identified with respect to acquired impaired loans,

$2.7 million related to acquired loans which were not considered impaired at the date of acquisition and $3.8 million related to the increase in the allowance for loan losses established for loans originated subsequent to acquisition. Of the $3.5 million related to acquired impaired loans, approximately $2.8 million, $561,000 and $117,000 resulted from the portfolios acquired through the Failed Banks, Old Capital Bank, and TIB Bank, respectively. Approximately $2.7 million of the provision recorded during 2011 related to acquired loans which were not considered impaired at the date of acquisition, of which $1.8 million, $600,000 and $350,000 was related to the FDIC Banks, TIB Bank and Old Capital Bank, respectively. As the Company is covered by an indemnification agreement from the FDIC for the majority of the acquired loans related to the FDIC Banks, an increase in the value of the indemnification asset of approximately $3.2 million was associated with the provision for loan losses required for covered loans during 2011. This increase was recorded as additional FDIC indemnification asset accretion which is reflected as a component of non-interest income. The remaining $3.8 million of the provision for loan losses recorded during 2011 related primarily to the increase in the allowance for loan losses established for loans originated by the Company as new originations approximated $354.1 million during 2011.

Year ended December 31, 2010

The provision for loan losses of $753,000 during 2010 was related to new loan production. During 2010, the legacy portfolio of purchased credit impaired loans performed within expectations and we did not accrue any provision for loan losses associated with loans we acquired in our acquisitions.

Non-interest Income

Non-interest income increased from $4.5 million in the first quarter of 2011 to $7.9 million in the second quarter of 2011. The increase was attributable to the inclusion of a full quarter of results from Capital Bank Corp and additional accretion on the indemnification asset as discussed below. The following table sets forth the components of non-interest income for the periods indicated:

(Dollars in thousands)	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010	Year Ended December 31, 2010	Period From November 30, 2009 (Inception) Through December 31, 2009
Accretion on FDIC indemnification asset	$2,540	$—	$2,858	$—	$736	$—
Service charges on deposit accounts	2,152	—	4,065	—	1,992	—
Debit card income	1,036	—	1,811	—	382	—
Fees on mortgage loans sold	649	—	1,180	—	449	—
Investment advisory and trust fees	413	—	800	—	354	—
Earnings on bank owned life insurance policies	240	—	361	—	110	—
Brokerage fees	212	—	309	—	—	—
Wire transfer fees	156	—	282	—	51	—
Investment securities gains (losses), net	75	—	18	—	—	—
Bargain purchase gain	—	—	—	—	15,175	—
Other	426	—	716	—	366	—

Total non-interest income	$7,899	$—	$12,400	$—	$19,615	$—

As the Company is covered by an indemnification agreement from the FDIC for the majority of the loans acquired related to the FDIC Banks, an increase in the value of the indemnification asset of approximately $3.2 million was associated with the provision for loan losses required for covered loans during the quarter ended June 30, 2011. This increase was recorded as additional FDIC indemnification asset accretion which is reflected as a component of non-interest income, offset set by prepayments of acquired non-impaired loans of approximately $1.0 million.

We generated no non-interest income during the period from November 30, 2009 through December 31, 2009, because we had not yet commenced banking activities. During the year ended December 31, 2010, bargain purchase gains of $15.2 million were recorded resulting from the acquisitions of Metro Bank and Turnberry Bank.

Non-interest Expense

Non-interest expense increased from $35.0 million in the first quarter of 2011 to $37.4 million in the second quarter of 2011 due to the inclusion of a full quarter of results from Capital Bank Corp partially offset by reduction in conversion costs. The following table sets forth the components of non-interest expense for the periods indicated:

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010	Year Ended December 31, 2010	Period From November 30, 2009 (Inception) Through December 31, 2009
Salary and employee benefits	$19,257	$832	$34,350	$1,683	$17,229	$—
Net occupancy expense	6,312	50	11,650	65	4,629	—
Accounting, legal and other professional	1,809	1,523	4,069	1,525	9,511	—
Foreclosed asset related expense	1,666	—	2,844	—	701	—
Computer services	1,386	—	2,323	—	2,098	—
FDIC and state assessments	1,186	—	3,319	—	2,097	—
Amortization of intangibles	1,146	—	1,957	—	818	—
Conversion related expenses	1,012	—	4,749	—	1,991	—
Insurance, non-building	551	7	1,060	8	640	—
Postage, courier and armored car	506	—	936	—	460	—
Operating supplies	351	—	775	—	289	—
Marketing and community relations	344	—	908	—	498	—
Organizational expense	—	—	—	2,100	2,100	91
Other operating expense	1,914	189	3,540	334	1,316	—

Total non-interest expense	$37,440	$2,601	$72,480	$5,715	$44,377	$91

Non-interest expense was $37.4 million for the three months ended June 30, 2011 which included a full three months of operations of Capital Bank which was acquired on January 28, 2011. Approximately $1.0 million in expense was related to the conversion and integration of the Company’s operations onto a common technology platform in the second quarter of 2011.

Non-interest expense was $72.5 million for the six months ended June 30, 2011 which included a full five months of operations of Capital Bank which was acquired on January 28, 2011. Conversion related expenses of

$4.7 million were related to $3.7 million of accruals for the early termination of certain information technology system related contracts and $1.0 of expense related to the conversion of the Company’s operations onto a common technology platform in the second quarter of 2011.

During the three months ended June 30, 2010, non-interest expense of $2.6 million was primarily composed of salaries and professional fees. Non-interest expense of $5.7 million for the six months ended June 30, 2010 included $2.1 million in organizational expenses.

We monitor the ratio of non-interest expense to net revenues (net interest income plus non-interest income), which is commonly known as the efficiency ratio. For the three and six months ended June 30, 2011, our efficiency ratio was approximately 79.6% and 85.9%. The efficiency ratio was significantly impacted by expenses associated with the early termination of information systems contracts, conversion costs and legal fees related to the acquisition of Capital Bank Corp. totaling $1.0 million and $5.4 million during the three and six months ended June 30, 2011. Excluding these accruals, the efficiency ratio would have been approximately 77.4% and 79.5% for the three and six months ended June 30, 2011.

Income Taxes

The provision for income taxes includes federal and state income taxes. Fluctuations in effective tax rates reflect the effect of the differences in the inclusion or deductibility of certain income and expenses, respectively, for income tax purposes. At June 30, 2011, we had a deferred tax asset of $64.9 million, which principally reflects the tax effect of the acquisition accounting adjustments made in connection with each of the acquisitions, subject to the limits of Section 382 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”), which determines our ability to preserve the tax benefits of existing net operating losses and built-in losses in a change of control.

Our future effective income tax rate will fluctuate based on the mix of taxable and tax-free investments we make and our overall level of taxable income. See the notes to our consolidated financial statements for additional information about the calculation of income tax expense and the various components thereof. Additionally, there were no unrecognized tax benefits at June 30, 2011, December 31, 2010 and 2009, and we do not expect the total of unrecognized tax benefits to significantly increase in the next 12 months.

Three and six months ended June 30, 2011

The provision for income taxes was $187,000 and $592,000 for the three and six months ended June 30, 2011. The effective income tax rates were approximately 16% and 31% for the three and six months ended June 30, 2011, respectively. As we operated at near breakeven levels during the first and second quarters of 2011, changes in our operations and amounts not included or deducted in arriving at taxable income during these periods caused significant variances on our expected effective tax rate for the year. Accordingly the provision for income taxes recorded during the second quarter of 2011 was lower than that recorded for the first quarter of 2011 as we recorded the provision for income taxes for the six months ended June 30, 2011 that was consistent with our most recent expectations of the effective income tax rates applicable for 2011.

Three and six months ended June 30, 2010

The income taxes benefit was $748,000 and $1.8 million for the three and six months ended June 30, 2010. The effective income tax rates were 42% for the three and six months ended June 30, 2010.

Year ended December 31, 2010 and the period from November 30, 2009 (inception) to December 31, 2009

The effective income tax rates for the year ended December 31, 2010 and the period from inception through December 31, 2009 were (9%) and 35%, respectively. A tax benefit was recorded during the year ended

December 31, 2010 primarily due to $15.2 million in gains on the acquisitions of Metro Bank and Turnberry Bank which are not included in taxable income. Accordingly, the tax benefit recorded during the period was calculated excluding these gains and based upon the resulting consolidated loss, for tax purposes.

Net Income

Three months ended June 30, 2011

For the three months ended June 30, 2011, our net income of $720,000 or $0.02 basic and diluted net income per common share represented a ROA of 0.06% and a ROE of 0.31%. Net income includes a deduction of $1.0 million of expense related to the conversion of the Company’s operations onto a common technology platform in the second quarter of 2011. Net income also includes additional accretion on the FDIC indemnification asset of approximately $2.2 million due to unfavorable changes in estimated cash flows for certain pools of PCI loans and losses incurred in excess of unamortized discounts on certain covered non-PCI loans, partially offset by the impact of the payoff of certain covered non-PCI loans prior to maturity. Net interest income of $39.1 million and non-interest income of $7.9 million were partially offset by the provision for loan losses of $8.4 million and non-interest expense of $37.4 million.

Three months ended June 30, 2010

We reported a net loss of $1.0 million for the three months ended June 30, 2010, or basic and diluted net loss per share of $0.03 represented a ROA of (0.62)% and a ROE of (0.69)%. Net interest income of $831,000 consisted of earnings on capital raised through private placements in December 2009 and January 2010, which was temporarily invested in interest-bearing deposits with other financial institutions. Non-interest expense of $2.6 million was primarily related to organizational expenses.

Six months ended June 30, 2011

For the six months ended June 30, 2011, our net income of $1.1 million or $0.02 basic and diluted net income per common share represented a ROA of 0.05% and a ROE of 0.24%. Our equity to assets ratio was 19.53%. Net income includes a deduction for an accrual of $3.7 million for the early termination of certain information technology system related contracts and $1.0 million of expense related to the conversion of the Company’s operations onto a common technology platform in the second quarter of 2011 and acquisition-related legal costs of $750,000 (which are not tax-deductible). Offsetting this decrease was additional accretion on the indemnification asset of $2.2 million due to an unfavorable change in loss estimates. Net interest income of $72.0 million and non-interest income of $12.4 million were partially offset by the provision for loan losses of $10.0 million and non-interest expense of $72.5 million.

Six months ended June 30, 2010

We reported a net loss of $2.4 million for the six months ended June 30, 2010 or basic and diluted net loss per common share of $0.08 represented a ROA of (0.77)% and a ROE of (0.80)%. Net interest income of $1.6 million consisted of earnings on capital raised through private placements in December 2009 and January 2010, which was temporarily invested in interest-bearing deposits with other financial institutions. Non-interest expense of $5.7 million was primarily related to organizational expenses, salaries and professional fees.

Year ended December 31, 2010

We reported net income of $12.0 million for the year ended December 31, 2010, which equated to a ROA of 0.76%, a ROE of 1.67% and a basic and diluted net income per common share of $0.31. Our equity to assets ratio was 25.0%. Net interest income of $36.5 million and non-interest income of $19.7 million was partially offset by the provision for loan losses of $753,000 and non-interest expense of $44.4 million. Non-interest income reported during 2010 included $15.2 million related to a gain on the acquisitions of Metro Bank and Turnberry Bank. The provision for loan losses recorded reflects the allowance for loan losses established for loans originated subsequent to the acquisition of our banking subsidiaries. No net charge-offs or losses on the disposition of other real estate owned were recorded as credit losses experienced were incorporated in the acquisition accounting adjustments to record loans and other real estate at fair value on the dates of acquisition.

Period from November 30, 2009 (inception) to December 31, 2009

The net loss for the period from inception to December 31, 2009 was $92,000 or basic and diluted loss per common share was $0.01. Our operations during the year ended December 31, 2009 were limited to organizational matters and activities relating to the completion of our original private offerings.

Financial Condition

Our assets totaled $4.9 billion and $3.5 billion at June 30, 2011 and December 31, 2010, respectively. Total loans at June 30, 2011 and December 31, 2010 were $3.0 billion and $1.7 billion, respectively. Total deposits were $3.5 billion and $2.3 billion at June 30, 2011 and December 31, 2010, respectively. Borrowed funds, consisting of Federal Home Loan Bank (FHLB) advances, short-term borrowings, notes payable and subordinated debentures, totaled $378.4 million and $327.9 million at June 30, 2011 and December 31, 2010, respectively. The increases in total assets, loans, deposits and borrowings during the six months ended June 30, 2011 were primarily due to the acquisition of Capital Bank Corp. The increases in these items during 2010 were primarily due to the acquisitions of the Failed Banks and TIB Financial.

Shareholders’ equity was $951.7 million, $881.2 million and $526.3 million at June 30, 2011, December 31, 2010 and December 31, 2009, respectively. The increase in shareholders’ equity during the first six months of June 30, 2011 was primarily due to the noncontrolling interest originating from the acquisition of Capital Bank Corp. and the completions of shareholders’ rights offerings to legacy shareholders of Capital Bank Corp. and TIB Financial. The increase in shareholders’ equity during 2010 was primarily due to private placements of common stock resulting in net proceeds of $339.7 million.

Loans

Our loan portfolio is our primary earning asset. Our strategy is to grow the loan portfolio by originating commercial and consumer loans that we believe to be high-quality, that comply with our conservative credit policies and that produce revenues consistent with our financial objectives. Additionally, we are working to reduce excessive concentrations in commercial real estate loans, which were the predominate portion of the acquisitions’ legacy portfolios, in order to achieve a more diversified portfolio mix.

The following table sets forth the unpaid principal balance of our loan portfolio:

(Dollars in thousands)	As of June 30, 2011		As of December 31, 2010		Sequential Change
Loan Type	Amount	Percent	Amount	Percent	Amount	Percent
Non-owner occupied commercial real estate	$730,133	24.3%	$500,470	28.8%	$229,663	45.9%
Other commercial C&D	290,647	9.7%	113,681	6.5%	176,966	155.7%
Multifamily commercial real estate	88,845	3.0%	56,105	3.2%	32,740	58.4%
1-4 family residential C&D	72,277	2.4%	16,341	0.9%	55,936	342.3%

Total commercial real estate	$1,181,902	39.4%	$686,597	39.4%	$495,305	72.1%

Owner occupied commercial real estate	628,947	20.9%	347,741	20.0%	281,206	80.9%
Commercial and industrial	263,745	8.8%	94,302	5.4%	169,443	179.7%

Total commercial	$892,692	29.7%	$442,043	25.4%	$450,649	101.9%

1-4 family residential	575,846	19.2%	422,057	24.2%	153,789	36.4%
Home equity	229,367	7.6%	119,039	6.8%	110,328	92.7%
Consumer	60,263	2.0%	43,054	2.5%	17,209	40.0%

Total consumer	$865,476	28.8%	$584,150	33.5%	$281,326	48.2%

Other	63,883	2.1%	29,957	1.7%	33,926	113.2%

Total	$3,003,953	100.0%	$1,742,747	100.0%	$1,261,206	72.4%

During the first six months of 2011, our loan portfolio increased by $1.3 billion due to the acquisition of Capital Bank Corp. and new loan originations of $354.1 million. While the change in the composition of the loan portfolio between December 31, 2010 and June 30, 2011 was most significantly impacted by the acquisition of Capital Bank, the composition of new loan production is indicative of our business strategy of emphasizing commercial and industrial and consumer loans and reducing our overall concentration of commercial real estate loans. As illustrated in greater detail in the table below, commercial and industrial loans and consumer and other loans represented approximately 59% and 25%, respectively, of new loan originations during the six months ended June 30, 2011. We expect that this production emphasis which resulted in nearly 85% of our new loan production in categories other than commercial real estate, along with normal runoff of the legacy portfolios, will, over time, lead to the reduction of our concentration in commercial real estate loans which represented approximately 39% of the outstanding balance of the loan portfolio at June 30, 2011 and December 31, 2010.

Commercial loan production during the first six months of 2011 rose to $208.7 million, from $16.0 million in the fourth quarter of 2010, as we implemented the NAFH line of business model at the acquisitions. As a result of stronger volumes, commercial loans made up approximately one-half of our new loan originations during the first six months of 2011, while commercial real estate loans were 16% of our new loan originations, consistent with our plans to reduce concentrations in this category.

The following table sets forth our new loan origination (excluding renewals of existing loans) segmented by loan type:

(Dollars in millions)	Three months ended June 30, 2011		Three months ended March 31, 2011		Three months ended December 31, 2010		Six months ended June 30, 2011
Loan Type	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Non-owner occupied commercial real estate	$19.1	10.4%	$13.0	7.6%	$5.8	11.0%	$32.1	9.1%
Other commercial C&D	7.0	3.8%	3.7	2.2%	3.6	6.8%	10.7	3.0%
Multifamily commercial real estate	0.5	0.3%	—	—	—	—	0.5	0.1%
1-4 family residential C&D	5.7	3.1%	9.2	5.4%	1.1	2.1%	14.9	4.2%

Total commercial real estate	$32.3	17.6%	$25.9	15.2%	$10.5	19.9%	$58.2	16.4%

Owner occupied commercial real estate	88.6	48.2%	45.0	26.4%	6.5	12.2%	133.6	37.7%
Commercial and industrial	37.2	20.3%	37.9	22.2%	9.5	18.0%	75.1	21.2%

Total commercial	$125.8	68.5%	$82.9	48.6%	$16.0	30.2%	$208.7	58.9%

1-4 family residential	13.2	7.2%	37.0	21.7%	15.7	29.6%	50.2	14.2%
Home equity	2.0	1.1%	3.6	2.1%	3.1	5.9%	5.6	1.6%
Consumer	7.6	4.1%	16.5	9.7%	7.5	14.2%	24.1	6.8%

Total consumer	$22.8	12.4%	$57.1	33.5%	$26.3	49.7%	$79.9	22.6%

Other	2.7	1.5%	4.6	2.7%	0.1	0.2%	7.3	2.1%

Total	$183.6	100.0%	$170.5	100.0%	$52.9	100.0%	$354.1	100.0%

Southeast Florida loan origination increased in the first six months of 2011 as we selectively hired new commercial loan officers and credit analysts. South Carolina loan origination also benefited from improved results in commercial lending, while Southwest Florida benefited from residential mortgage and indirect auto loan volumes. Loan originations were steady in North Carolina as we closed the investment in Capital Bank Corp. and reorganized the management team during the first quarter of 2011. Southwest Florida, Southeast Florida, South Carolina and North Carolina accounted for 17.2% and 25.6%, 16.6% and 18.7%, 37.3% and 33.9% and 28.9% and 21.7%, of our new loan originations for the three and six months ended June 30, 2011, respectively.

We underwrite commercial real estate loans based on the value of the collateral, the ratio of debt service to property income and the creditworthiness of tenants. Due to the inherent risk of commercial real estate lending, we underwrite loans selectively, with the goal of reducing the concentration in our portfolio over time.

We follow a conservative approach to underwriting commercial loans, which is based on the cash flows of the underlying business and the value of collateral securing the loan. During the first six months of 2011, we originated commercial loans from a variety of businesses. The industry groups in which we originated the most loans in the first six months of 2011 were real estate (including rental and leasing), retail trade, health care and social assistance, manufacturing, utilities and arts and recreation which accounted for 13.4%, 12.7%, 12.4%, 6.5%, 6.1% and 5.7% of new originations, respectively.

We underwrite consumer loans to conservative standards, including FICO score, loan-to-value ratio and loan term, among other factors. We do not generally offer loans to consumers with FICO scores below 660. Our HELOC loans include both first and non-first lien loans. The following table indicates how our loan originations during the first six months of 2011 tracked to two key metrics—FICO scores and loan-to-value ratios—used in underwriting consumer loans:

	Originations ($)	FICO			LTV			Average Term (Months)
Type		Average	%680-660	%<660	Average	%80-90	%>90%
1-4 family residential	49.2	756.8	1.1%	0.9%	70.8%	12.4%	12.3%	264.6
Auto	20.5	747.7	5.6%	0.0%	106.6%	7.7%	81.1%	69.4
HELOC/Other	8.0	713.2	8.5%	11.7%	79.2%	7.0%	41.9%	90.1

Total	77.7	749.9	3.0%	1.8%	82.4%	10.5%	35.9%	189.1

Note:	Auto loan LTVs are based on NADA Clean Trade value for used vehicles and Dealer Invoice for new vehicles.

The contractual maturity distribution of our loan portfolio as of June 30, 2011 is indicated in the tables below. The majority of these are amortizing loans.

	Loans Maturing (As of June 30, 2011)
(Dollars in thousands)	Within One Year	One to Five Years	After Five Years	Total
Non-owner occupied commercial real estate	$90,229	$400,621	$239,283	$730,133
Other commercial C&D	116,455	161,644	12,548	290,647
Multifamily commercial real estate	11,343	54,840	22,662	88,845
1-4 family residential C&D	9,556	53,519	9,202	72,277

Total commercial real estate	$227,583	$670,624	$283,695	$1,181,902

Owner occupied commercial real estate	56,396	245,736	326,815	628,947
Commercial and industrial	42,876	142,441	78,428	263,745

Total commercial	$99,272	$388,177	$405,243	$892,692

1-4 family residential	46,366	103,618	425,862	575,846
Home equity	12,139	51,946	165,282	229,367
Consumer	3,879	30,396	25,988	60,263

Total consumer	$62,384	$185,960	$617,132	$865,476

Other	4,499	16,487	42,897	63,883

Total	$393,738	$1,261,248	$1,348,967	$3,003,953

	Loans Maturing (As of June 30, 2011)
(Dollars in thousands)	Within One Year	One to Five Years	After Five Years	Total
Loans with:
Predetermined interest rates	$135,707	$528,346	$428,641	$1,092,694
Floating or adjustable rates	258,031	732,902	920,326	1,911,259

Total loans	$393,738	$1,261,248	$1,348,967	$3,003,953

Asset Quality

Consistent with our strategy of operating with a sound risk profile, we have focused on originating loans we believe to be of high quality, disposing of nonperforming assets as rapidly as possible, and reducing the size of our legacy commercial real estate loan portfolio. To achieve these objectives, we underwrite new loans and manage existing loans in accordance with our underwriting standards under the direction of our chief risk officer. Additionally, we have assigned senior credit officers to oversee the Florida and Carolinas markets, and we have established a special assets division to dispose of legacy problem loans and OREO.

We refer to our loans covered under loss sharing agreements with the FDIC as “covered loans.” These are the legacy loans of Metro Bank, Turnberry Bank, and First National Bank that are covered by FDIC loss sharing agreements that reimburse us for 80% of net charge-offs and OREO losses over a five-year period for commercial loans and a ten-year period for residential loans. We refer to all other loans as “non-covered loans.” These are loans we originate, loans acquired through the acquisitions of Capital Bank and TIB Bank and certain consumer loans of the Failed Banks that we acquired, which are not covered by any loss sharing agreement.

Covered Loans

As of June 30, 2011, covered loans were $621.9 million, representing 20.7% of our loan portfolio. Also as of June 30, 2011, the covered loans were 2.9% past due 30-89 days, 20.6% greater than 90 days past due and still accruing/accreting and 0.6% nonaccrual, reflecting the severity of the real estate downturn and the excessive concentrations in commercial real estate and poor quality underwriting that characterized these banks under their prior business models. We have recorded these loans at estimated fair value reflecting expected lifetime losses estimated as of the respective acquisition dates. Projected reimbursements from the FDIC relating to projected future losses on covered loans are recorded as the FDIC indemnification asset, which was $72.7 million as of June 30, 2011. Actual claims for reimbursement filed with the FDIC for incurred losses on covered loans were $19.2 million at June 30, 2011.

We manage credit risk associated with loans covered under loss sharing agreements in the same manner as credit risk associated with non-covered loans. This includes following consistent policies and procedures relating to the process of working with borrowers in efforts to resolve problem loans resulting in the lowest losses possible and collection including foreclosure, repossession and the ultimate liquidation of any applicable underlying collateral. The loss sharing agreements also contain certain restrictions and conditions which, among other things, provide that certain credit risk management strategies like loan sales, under certain conditions, could be prohibited under the agreements and may lead to the termination of coverage of any applicable losses on the related loans. Accordingly, actions taken by management in the process of prudently managing credit risk and borrower relationships, including, but not limited to, the renewal of covered loans for periods extending beyond the expiration of the applicable loss sharing agreement, the extension of additional credit or the making of certain modifications of loan terms, can lead to the termination of coverage under the loss sharing agreements for these particular loans. Additionally, the loss sharing agreements limit coverage to ten years for residential loans and five years for other covered loans.

Collection of loss claims under the loss sharing agreements requires extensive and specific recordkeeping and incremental monthly and quarterly reporting to the FDIC on the status of covered loans. The loss claims filed and the related reporting on covered loans to the FDIC are subject to review and approval by the FDIC and various subcontractors utilized by the FDIC. The requirements for such reporting and interpretations thereof are occasionally revised by the FDIC and its subcontractors. Such changes along with our ability to comply with the requirements and revisions require interpretation and can lead to delays in the collection of claims on losses incurred. Claims filed by us for losses realized through June 30, 2011, totaling $58.2 million, had been collected from the FDIC. Additionally, the loss sharing agreements provide for regular examination of compliance with loss sharing agreements including independent reviews of relevant policies and procedures and detailed audits of claims filed. Noncompliance with the provisions of the loss sharing agreements can lead to termination of the agreements.

Non-Covered Loans

As of June 30, 2011, non-covered loans were $2.4 billion, representing 79.3% of our loan portfolio. Also as of June 30, 2011, our non-covered loans were 1.3% past due 30-89 days and 7.7% greater than 90 days past due and still accruing/accreting. These loans have also been affected by the real estate downturn and excessive commercial real estate concentrations. However, the credit quality of these loans is generally higher than that of the covered loans. In connection with the acquisitions, we applied acquisition accounting adjustments to the non-covered loans not originated by us to reflect estimates at the time of acquisition of the expected lifetime losses of such loans.

Covered and Non-Covered Loan Credit Quality Summary

The table below summarizes key loan credit quality indicators for covered and non-covered loan portfolios as of the dates indicated:

	As of June 30, 2011				As of December 31, 2010
(Dollars in millions)	Portfolio Balance	% 30-89 Days Past Due	% Greater Than 90 Days Past Due and Accruing/ Accreting	Non Accrual Loans	Portfolio Balance	% 30-89 Days Past Due	% Greater Than 90 Days Past Due and Accruing/ Accreting
Covered Portfolio
Non-owner occupied commercial real estate	$141.6	2.9%	21.2%	0.0%	$172.0	4.2%	16.8%
Other commercial C&D	63.0	1.6%	60.6%	0.0%	81.2	7.4%	55.6%
Multifamily	25.6	0.5%	21.3%	0.0%	30.4	0.2%	30.7%
1-4 family residential C&D	3.5	0.0%	91.3%	0.0%	7.9	0.0%	75.6%

Total commercial real estate	$233.7	2.2%	32.9%	0.0%	$291.5	4.6%	30.6%

Owner occupied commercial real estate	123.4	2.7%	12.7%	0.0%	129.2	7.7%	9.8%
Commercial & Industrial	27.2	3.1%	7.8%	0.0%	33.4	3.9%	5.7%

Total commercial	$150.6	2.8%	11.8%	0.0%	$162.6	6.9%	9.0%

1-4 family residential	139.6	3.2%	19.1%	0.0%	153.4	3.4%	12.6%
Home equity	91.1	2.9%	2.7%	4.2%	79.4	3.4%	11.6%
Consumer	0.1	0.0%	0.0%	0.0%	0.1	0.0%	0.0%

Total consumer	$230.8	3.1%	12.6%	1.6%	$232.9	3.4%	12.3%
Other	6.8	19.2%	62.1%	0.0%	9.2	3.4%	51.6%

Total covered	$621.9	2.9%	20.6%	0.6%	$696.2	4.7%	19.7%

Non-covered Portfolio
Non-owner occupied commercial real estate	588.5	0.3%	7.6%	0.0%	328.4	2.7%	3.3%
Other commercial C&D	227.6	5.8%	26.1%	0.0%	32.5	5.5%	25.3%
Multifamily	63.3	0.0%	1.7%	0.0%	25.7	0.0%	0.0%
1-4 family residential C&D	68.8	1.4%	5.9%	0.0%	8.5	0.0%	0.0%

Total commercial real estate	$948.2	1.7%	11.5%	0.0%	$395.1	2.7%	4.8%
Owner occupied commercial real estate	505.6	0.8%	6.8%	0.0%	218.5	1.0%	10.4%
Commercial and industrial	236.5	1.3%	7.8%	0.0%	60.9	2.4%	0.7%

Total commercial	$742.1	1.0%	7.1%	0.0%	$279.4	1.3%	8.2%

1-4 family residential	436.3	1.4%	3.8%	0.0%	268.7	0.6%	4.4%
Home equity	138.3	0.7%	1.3%	0.6%	39.6	1.4%	2.4%
Consumer	60.1	1.0%	0.6%	0.0%	42.9	2.6%	0.9%

Total consumer	$634.7	1.2%	3.0%	0.1%	$351.2	0.9%	3.8%
Other	57.0	0.4%	2.2%	0.0%	20.8	0.8%	5.9%
Total non-covered	$2,382.0	1.3%	7.7%	0.0%	$1,046.5	1.7%	5.4%

Total	$3,003.9	1.6%	10.3%	0.2%	$1,742.7	2.9%	11.1%

Due to the required accounting for purchased credit impaired (which we refer to as “PCI”) loans described above, loans designated as such that would otherwise have met our established criteria for being placed on nonaccrual are generally referred to in our consolidated financial statements, and in discussion herein, as past due greater than 90 days and still accruing/accreting. These loans are included in the disclosures of nonperforming loans as they are not performing in accordance with the contractual terms of the underlying loan agreements. Nonperforming loans also include acquired loans which were not designated as purchased credit impaired loans but have become severely delinquent (in excess of 90 days), but are well secured and in the process of collection. As of December 31, 2010, no loans originated by us met the criteria required for classification as nonaccrual.

Of the loans past due greater than 90 days and still in accruing/accreting status as of June 30, 2011, $131.9 million (or approximately 42%) were loans covered by loss sharing agreements with the FDIC. All of these loans were acquired loans and such loans were either purchased credit impaired loans or, based upon their recorded investment, were considered well secured and in the process of collection and met the criteria for reporting as 90 days past due and still accruing.

Six months ended June 30, 2011

Total non-performing loans as of June 30, 2011 were $315.1 million. The change in non-performing loans during the six months ended June 30, 2011 was attributable to $44.3 million in additional non-performing loans acquired through the acquisition of Capital Bank Corp. as well as $164.7 million of loans that became non-performing. Partially offsetting these increases were $87.7 million in transfers to other real estate owned through foreclosures or receipt of deeds in lieu of foreclosures and other reductions.

During the six months ended June 30, 2011, we foreclosed, or received deeds in lieu of foreclosure, on $33.5 million in loans, of which approximately 56% consisted of commercial real estate loans and approximately 24% and 28% were associated with the covered loans in Southeast Florida and South Carolina, respectively. Of the loans transferred to other real estate owned during the period, 52% were covered by loss sharing agreements.

Sales of other real estate owned were $39.9 million during the six months ended June 30, 2011. Approximately 50% of the sales were commercial real estate loans, and approximately 14% and 19% were associated with the covered loans in Southeast Florida and South Carolina, respectively. Loss sharing agreements covered 33% of these sales.

In connection with the acquisitions, we recorded the acquired loan portfolios at estimated fair value by projecting expected lifetime cash flows, taking into account our expectations for default and recovery, then discounting those cash flows to fair value based on current market yields for similar loans. The fair value adjustments reflect our judgments and estimates based on due diligence performed on the acquired portfolios and consideration of procedures performed by third-party independent valuation professionals.

The customer owed balances and carrying amounts as of June 30, 2011 (which includes all amounts contractually owed by borrowers) set forth in the table below:

(Dollars in millions)
Loan Type	Gross Customer Balance Owed June 30, 2011	Carrying Amount June 30, 2011	Carrying Amount as a Percentage of Customer Balance	Carrying Amount of Noncurrent Loans(1)	Carrying Amount of Noncurrent Loans as a Percentage of Carrying Amount
Covered Portfolio
Non-owner occupied commercial real estate	$182.6	$141.6	77.5%	$34.1	24.1%
Other commercial C&D	110.1	63.0	57.3%	39.2	62.2%
Multifamily	35.8	25.6	71.4%	5.6	21.8%
1-4 family residential C&D	7.2	3.5	48.6%	3.2	91.3%

Total commercial real estate	$335.7	$233.7	69.6%	$82.1	35.1%

Owner occupied commercial real estate	$140.4	$123.4	87.8%	$18.9	15.4%
Commercial and industrial	35.6	27.2	76.6%	3.0	10.9%

Total commercial	$176.0	$150.6	85.6%	$21.9	14.6%

1-4 family residential	$164.4	$139.6	84.9%	$31.1	22.3%
Home equity	97.5	91.1	93.4%	8.9	9.8%
Consumer	0.2	0.1	94.3%	—	0.0%

Total consumer	$262.1	$230.8	88.1%	$40.0	17.3%
Other	14.7	6.8	46.3%	5.5	81.2%

Total covered	$788.5	$621.9	78.9%	$149.5	24.0%

Covered discount to customer balance owed		$166.6

Non-Covered Portfolio
Non-owner occupied commercial real estate	$625.0	$588.5	94.2%	$46.5	7.9%
Other commercial C&D	308.8	227.6	73.7%	72.6	31.9%
Multifamily	65.5	63.3	96.6%	1.1	1.7%
1-4 family residential C&D	71.1	68.8	96.7%	5.0	7.3%

Total commercial real estate	$1,070.4	$948.2	88.6%	$125.2	13.2%

Owner occupied commercial real estate	$541.9	$505.6	93.3%	$38.5	7.6%
Commercial and industrial	259.7	236.5	91.1%	21.4	9.0%

Total commercial	$801.6	$742.1	92.6%	$59.9	8.1%

1-4 family residential	$466.2	$436.3	93.6%	$23.0	5.3%
Home equity	138.3	138.3	100.0%	3.6	2.6%
Consumer	63.1	60.1	95.0%	0.9	1.6%

Total consumer	$667.6	$634.7	95.1%	$27.5	4.3%

Other	58.4	57.0	97.7%	1.5	2.6%

Total non-covered	$2,598.0	$2,382.0	91.7%	$214.1	9.0%

Non-Covered discount to customer balance owed		$216.0

(1)	Includes loans greater than 30 days past due.

We regularly reassess the performance of the legacy portfolios by comparing actual to expected cash flows for a number of pools of similar loans. For those pools which exhibit performance below expectations, we record a provision to establish or increase an allowance for losses. For loan pools that perform above expectations, we record an increase in accretable yield, which is then amortized into net income as an increase in net interest income over the remaining life of the pool.

The following is a summary of the purchased credit impaired and non purchased credit impaired covered loans outstanding as of June 30, 2011:

June 30, 2011	PCI Loans	Non PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$141,590	$—	$141,590
Other commercial C&D	63,037	—	63,037
Multifamily commercial real estate	25,592	—	25,592
1-4 family residential C&D	3,518	—	3,518

Total commercial real estate	233,737	—	233,737
Owner occupied commercial real estate	123,349	—	123,349
Commercial and industrial	26,613	635	27,248

Total commercial	149,962	635	150,597
1-4 family residential	139,569	—	139,569
Home Equity	20,509	70,558	91,067
Consumer	166	—	166

Total consumer	160,244	70,558	230,802
Other	6,795	—	6,795

Total	$550,738	$71,193	$621,931

The following is a summary of the purchased credit impaired and non purchased credit impaired non-covered originated and acquired loans outstanding as of June 30, 2011:

June 30, 2011	PCI Loans	Non PCI Originated Loans	Non PCI Acquired Loans	Total Noncovered Loans
Non-owner occupied commercial real estate	$549,773	$38,645	$125	$588,543
Other commercial C&D	211,339	16,271	—	227,610
Multifamily commercial real estate	62,656	597	—	63,253
1-4 family residential C&D	50,343	18,293	123	68,759

Total commercial real estate	874,111	73,806	248	948,165
Owner occupied commercial real estate	350,215	155,051	332	505,598
Commercial and industrial	148,762	84,255	3,480	236,497

Total commercial	498,977	239,306	3,812	742,095
1-4 family residential	379,694	56,416	167	436,277
Home Equity	24,167	14,481	99,652	138,300
Consumer	25,926	30,260	3,911	60,097

Total consumer	429,787	101,157	103,730	634,674
Other	49,195	7,887	6	57,088

Total	$1,852,070	$422,156	$107,796	$2,382,022

Year ended December 31, 2010

Total non-performing loans as of December 31, 2010 were $193.8 million. The change in non-performing loans during 2010 was attributable to $157.1 million in non-performing loans acquired, $68.9 million of loans that became non-performing during the period, partially offset by $32.2 million in transfers to other real estate owned through foreclosures or receipt of deeds in lieu of foreclosures and other reductions. During 2010, loans past due greater than 90 days and still accruing/accreting increased by $36.7 million, excluding the impact of acquired loans classified as past due greater than 90 days and still accruing/accreting.

Of the aggregate $68.9 million of loans which became classified as past due greater than 90 days and still accruing/accreting during 2010, the composition was as follows: 54% commercial real estate loans; 31% commercial loans; and 16% consumer loans, which in the aggregate represented $68.9 million of loans.

The following is a summary of the purchased credit impaired and non purchased credit impaired covered loans outstanding as of December 31, 2010:

December 31, 2010	PCI Loans	Non PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$170,606	$—	$170,606
Other commercial C&D	81,842	—	81,842
Multifamily commercial real estate	30,441	—	30,441
1-4 family residential C&D	7,357	—	7,357

Total commercial real estate	290,246	—	290,246
Owner occupied commercial real estate	129,253	—	129,253
Commercial and industrial	29,592	2,558	32,150

Total commercial	158,845	2,558	161,403
1-4 family residential	155,619	—	155,619
Home Equity	6,217	73,592	79,809
Consumer	—	—	—

Total consumer	161,836	73,592	235,428
Other	9,207	—	9,207

Total	$620,134	$76,150	$696,284

The following is a summary of the purchased credit impaired and non purchased credit impaired non-covered loans outstanding as of December 31, 2010:

December 31, 2010	PCI Loans	Non PCI Originated Loans	Non PCI Acquired Loans	Total Noncovered Loans
Non-owner occupied commercial real estate	$320,925	$8,939	—	$329,864
Other commercial C&D	28,083	3,756	—	31,839
Multifamily commercial real estate	25,664	—	—	25,664
1-4 family residential C&D	8,231	753	—	8,984

Total commercial real estate	382,903	13,448	—	396,351
Owner occupied commercial real estate	210,170	8,318	—	218,488
Commercial and industrial	46,519	9,959	5,674	62,152

Total commercial	256,689	18,277	5,674	280,640
1-4 family residential	251,348	15,090	—	266,438
Home equity	12,220	2,616	24,394	39,230
Consumer	32,525	7,643	2,886	43,054

Total consumer	296,093	25,349	27,280	348,722
Other	19,798	952	—	20,750

Total	$955,483	$58,026	$32,954	$1,046,463

Allowance for Loan Losses

For newly originated loans, we have recorded a provision to establish an allowance against loan losses. At June 30, 2011, the allowance was $7.7 million of which $4.2 million related to loans we originated or acquired non-PCI loans. As of June 30, 2011, we had recorded provisions of $3.5 million associated with PCI loans. As of December 31, 2010, the allowance for loan losses was $753,000 and related solely to loans we originated.

Allowance and Provision for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. As of December 31, 2010, the allowance for loan losses related only to loans originated by us and acquired non-purchased credit impaired loans. Based upon our most recent estimates of expected cash flows, approximately $3.5 million of the allowance for loan losses was required to be allocated for purchased credit impaired loans as of June 30, 2011. Our formalized process for assessing the adequacy of the allowance for loan losses and the resultant need, if any, for periodic provisions to the allowance charged to income, includes both individual loan analyses and loan pool analyses. Individual loan analyses are periodically performed on loan relationships of a significant size, or when otherwise deemed necessary, and are performed primarily on commercial real estate and other commercial loans. The result is that commercial real estate loans and commercial loans are divided into the following risk categories: Pass, Special Mention, Substandard and Loss. The allowance consists of specific and general components. When appropriate, a specific reserve will be established for individual loans based upon the risk classifications and the estimated potential for loss. The specific component relates to loans that are individually classified as impaired. Otherwise, we estimate an allowance for each risk category. The general allocations to each risk category are based on factors including historical loss rate, perceived economic conditions (local, national and global), perceived strength of our management, recent trends in loan loss history and concentrations of credit.

Home equity loans, indirect auto loans, residential loans and consumer loans generally are not analyzed individually or separately identified for impairment disclosures. These loans are grouped into pools and assigned risk categories based on their current payment status and management’s assessment of risk inherent in the various types of loans. The allocations are based on the same factors mentioned above. However, should such loans exceeding certain size thresholds exhibit signs of impairment, they are individually evaluated for impairment.

Senior management and our Board of Directors review this calculation and the underlying assumptions on a routine basis not less frequently than quarterly.

The acquisitions of our banking operations during 2010 and the acquisition of Capital Bank Corp. during the first quarter of 2011 resulted in significant preliminary accounting adjustments recorded, resulting in the majority of our balance sheet being recently valued at fair value. The most significant adjustments related to loans which previously were recorded at values reflecting estimated fair values as of the various acquisition dates. For information on the acquisitions and the value of the assets acquired, see “—Acquisitions” above. Due to these accounting adjustments, no allowance for loan losses was recorded for acquired loans upon acquisition.

The provision for loan losses is a charge to income in the current period to establish or replenish the allowance and maintain it at a level that management has determined to be adequate to absorb estimated incurred losses in the loan portfolio for originated loans. A provision for loan losses is also required for any unfavorable changes in expected cash flows related to pools of purchased impaired loans. The provision for loan losses and expectations of cash flows may be impacted by many factors, including changes in the value of real estate collateralizing loans, net charge-offs and credit losses incurred, changes in loans outstanding, changes in impaired loans, historical loss rates and the mix of loan types. The provision for loan losses of $8.4 million and $10.0 million for the three and six months ended June 30, 2011, respectively, and $753,000 for the year ended December 31, 2010. During the three and six months ended June 30, 2011, $3.5 million of the provision for loan losses reflects impairment related to unfavorable changes in expected cash flows in certain pools of purchased impaired loans and the remainder of the provision for loan losses in these periods and the entirety of the provision for loan losses recorded during 2010 reflects the allowance for loan losses established for loans originated by us and related to net charge offs. Net charge-offs of approximately $3.0 million for the three and six months ended June 30, 2011 were primarily related to acquired home equity loans which were not classified as purchased credit impaired loans at their acquisition dates. No provision was taken related to purchased credit impaired loans during 2010, as actual credit losses experienced during the period were generally in accordance with levels of expected credit losses used in our estimates of pool cash flows for these loans.

As the majority of our acquired loans are considered purchased credit impaired loans, our provision for loan losses in future periods will be most significantly influenced in the short term by the differences in actual credit losses resulting from the resolution of problem loans from the estimated credit losses used in determining the estimated fair values of purchased impaired loans as of their acquisition dates. As we have not yet finalized our analysis of the estimated fair value of all acquired loans or the related estimated amounts of expected credit losses, these amounts may change. For loans originated by us, the provision for loan losses will be affected by the loss potential of impaired loans and trends in the delinquency of loans, non-performing loans and net charge offs, which cannot be reasonably predicted.

Management continuously monitors and actively manages the credit quality of the entire loan portfolio and will continue to recognize the provision required to maintain the allowance for loan losses at an appropriate level.

Changes affecting the allowance for loan losses are summarized below for the three and six months ended June 30, 2011 and for the year ended December 31, 2010. Due to the inception of banking operations on July 16, 2010, there was no allowance for loan losses or related activity during the three and six months ended June 30, 2010 or for the period from inception through December 31, 2009.

(Dollars in thousands)	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011	Year Ended December 31, 2010
Balance at beginning of period	$2,287	$753	$—

Charge-offs:
Non-owner occupied commercial real estate	—	—	—
Other commercial C&D	—	—	—
Multifamily commercial real estate	—	—	—
1-4 family residential C&D	—	—	—

Total commercial real estate	—	—	—
Owner occupied commercial real estate	—	—	—
Commercial and industrial	—	—	—

Total commercial	—	—	—
1-4 family residential	—	—	—
Home Equity	2,986	2,986	—
Consumer	30	41	—

Total consumer	3,016	3,027	—
Other	—	—	—

Total charge-offs	$3,016	$3,027	$—

Recoveries:
Non-owner occupied commercial real estate	—	—	—
Other commercial C&D	—	—	—
Multifamily commercial real estate	—	—	—
1-4 family residential C&D	—	—	—

Total commercial real estate	—	—	—
Owner occupied commercial real estate	—	—	—
Commercial and industrial	—	—	—

Total commercial	—	—	—
1-4 family residential	—	—	—
Home Equity	—	—	—
Consumer	—	—	—

Total consumer	—	—	—
Other	—	—	—

Total recoveries	$—	$—	$—

Net charged off	3,016	3,027	—
Provision for loan losses	8,418	9,963	753

Allowance for loan losses at end of period	$7,689	$7,689	$753

Ratio of net charge-offs to average net loans outstanding	NM	NM	NM

No portion of the allowance allocated to non purchased credit impaired loans is in any way restricted to any individual loan or group of originated or non purchased credit impaired loans, and the entire allowance is available to absorb probable incurred credit losses from any and all such loans. The following table represents management’s best estimate of the allocation of the allowance for loan losses to the various segments of the loan portfolio based on information available as of June 30, 2011 and December 31, 2010. The following table allocates the allowance for loan losses for non purchased credit impaired loans by loan category as of the dates indicated:

	June 30, 2011	December 31, 2010
(Dollars in thousands)	Allowance	Percent of Non PCI Loans	Allowance	Percent of Non PCI Loans
Non-owner occupied commercial real estate	$394	1.0%	$79	0.8%
Other commercial C&D	235	1.4%	6	1.3%
Multifamily commercial real estate	6	1.0%	—	—
1-4 family residential C&D	264	1.4%	19	1.3%

Total commercial real estate	899	1.2%	104	0.9%
Owner occupied commercial real estate	1,368	0.9%	70	0.8%
Commercial and industrial	951	1.1%	133	0.7%

Total commercial	2,319	1.0%	203	0.8%
1-4 family residential	544	1.0%	215	1.4%
Home Equity	89	0.0%	33	0.0%
Consumer	336	1.0%	184	2.9%

Total consumer	969	0.4%	432	0.4%
Other	—	—	14	0.2%

Total	$4,187	0.7%	$753	0.5%

Impaired Loans

Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered impaired when it is probable that not all principal and interest amounts will be collected according to the loan contract. Generally, residential mortgages, commercial and commercial real estate loans exceeding certain size thresholds established by management are individually evaluated for impairment. Nonaccrual loans and restructured loans where loan term concessions benefiting the borrowers have been made are generally designated as impaired. The application of the acquisition method of accounting due to the acquisitions of our banking operations in 2010 and 2011 resulted in all acquired loans, impaired as well as non-impaired loans, being recorded in the financial statements at their fair value at the date of acquisition, and the historical allowance for loan loss associated with these loans by the predecessor institutions was eliminated. The fair value of loans is determined by the net present value of the expected cash flows, taking into consideration the credit quality and expectations of credit losses. The large majority of acquired loans were classified as purchased credit impaired loans and are accounted for in pools of loans with similar risk characteristics.

Within the context of the accounting for impaired loans described in the preceding paragraph, other than the purchased credit impaired loans described above, there were no impaired loans as of June 30, 2011 or December 31, 2010. Based upon the most recent estimates of pool expected cash flows, additional impairment of purchased credit impaired loans of approximately $3.5 million was identified during the second quarter of 2011.

Due to the pool method of accounting for purchased credit impaired loans, such loans are reported as 90 days past due and still accruing/accreting. Going forward, acquired loans not classified as purchased credit impaired and loans originated by us may become impaired and will be classified as such. Impaired loans also include loans which were not classified as non-accrual, but otherwise meet the criteria for classification as an impaired loan (i.e., loans for which the collection of all principal and interest amounts as specified in the original loan contract are not expected, or where management has substantial doubt that the collection will be as specified, but is still expected to occur in its entirety). In our evaluation of the adequacy of the allowance for loan losses, we consider (1) purchased credit impaired loans and loans classified as impaired, (2) our historical portfolio loss experience and trends and (3) certain other quantitative and qualitative factors.

Non-performing Assets

Non-performing assets include accruing/accreting loans delinquent 90 days or more, non-accrual loans and investment securities, repossessed personal property and other real estate. Non-PCI loans and investments in debt securities are placed on non-accrual status when management has concerns relating to the ability to collect the principal and interest and generally when such assets are 90 days past due. Non-performing assets were as follows:

	June 30, 2011			December 31, 2010
(Dollars in thousands)	Covered	Non-Covered	Total	Covered	Non-Covered	Total
Total non-accrual loans	$3,795	$835	$4,630	$—	$—	$—
Accruing/accreting loans delinquent 90 days or more	127,999	182,473	310,472	137,261	56,557	193,818

Total non-performing loans	131,794	183,308	315,102	137,261	56,557	193,818
Non-accrual investment securities	—	1,059	1,059	—	795	795
Repossessed personal property (primarily indirect auto loans)	—	210	210	—	104	104
Other real estate owned	48,501	29,386	77,887	50,619	20,198	70,817
Other assets	—	2,217	2,217	—	2,111	2,111

Total non-performing assets	$180,295	$216,180	$396,475	$187,880	$79,765	$267,645

Allowance for loan losses	$2,825	$4,864	$7,689	NA	$753	$753
Non-performing assets as a percent of total assets	3.70%	4.44%	8.14%	5.37%	2.28%	7.65%
Non-performing loans as a percent of total loans	4.39%	6.10%	10.49%	7.88%	3.25%	11.12%
Allowance for loan losses as a percent of non-performing loans	2.14%	2.65%	2.44%	NA	1.33%	0.39%
Allowance for loan losses as a percent of non-PCI loans			0.70%			0.45%

Investment Securities

Investment securities represent a significant portion of our assets. We invest in a variety of securities, including obligations of the U.S. Treasury, U.S. government agencies, U.S. government-sponsored entities, including mortgage-backed securities, bank eligible obligations of any state or political subdivision, privately issued mortgage-backed securities, bank eligible corporate obligations, mutual funds and limited types of equity securities.

Our investment activities are governed internally by a written, board-approved policy. The investment policy is carried out by our Treasury department. Investment strategies are reviewed by the Audit Committee based on the interest rate environment, balance sheet mix, actual and anticipated loan demand, funding opportunities and our overall interest rate sensitivity. In general, the investment portfolio is managed in a manner appropriate to the attainment of the following goals: (1) to provide a sufficient margin of liquid assets to meet unanticipated deposit and loan fluctuations and overall funds management objectives; (2) to provide eligible securities to secure public funds and other borrowings; and (3) to earn the maximum return on funds invested that is commensurate with meeting our first two goals.

Our investment securities consisted primarily of U.S. agency mortgage-backed securities, which expose us to a lower degree of credit and liquidity risk. The following table sets forth our investment securities (including trading, available for sale and held to maturity securities) as of June 30, 2011:

(Dollars in thousands)
Security Type	Book Value	Fair Value	Percent of Total Portfolio	Yield	Effective Duration (years)
Mortgage backed securities	$765,200	$775,461	90.0%	2.94%	4.21
U.S. Government agencies	45,191	45,257	5.2%	1.46%	1.45
States and political subdivisions
Tax exempt	25,904	27,405	3.2%	4.04%	5.69
Taxable	7,225	7,297	0.8%	4.94%	6.50
Corporate bonds	3,230	3,529	0.4%	4.09%	9.81
Equity	2,448	2,457	0.3%	NA	NA
Collateralized debt obligations	803	679	0.1%	0.00%	NA

Total	$850,001	$862,085	100.0%	2.92%	4.15

Contractual maturities of investment securities at June 30, 2011 and December 31, 2010 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Other securities include mortgage-backed securities and marketable equity securities which are not due at a single maturity date. The following table segments our investment portfolio by maturity date:

(Dollars in thousands)	Within One Year		After One Year Within Five Years		After Five Years Within Ten Years		After Ten Years		Other Securities
As of June 30, 2011	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount
U.S. Government agencies and corporations	$2,003	0.56%	$12,081	1.79%	$24,084	0.95%	$7,089	2.89%	$—
States and political subdivisions—tax-exempt	274	0.91%	3,683	1.92%	2,916	4.08%	20,532	4.45%	—
States and political subdivisions—taxable	—	—	—	—	2,564	4.49%	4,733	5.19%	—
Marketable equity securities	—	—	—	—	—	—	—	—	2,457
Mortgage-backed securities—residential	—	—	—	—	—	—	—	—	775,461
Corporate bonds	—	—	—	—	726	0.00%	2,803	2.82%	—
Collateralized debt obligations	—	—	—	—	—	—	679	0.00	—

Total	$2,277	0.61%	$15,764	1.82%	$30,290	1.74%	$35,836	4.02%	$777,918

(Dollars in thousands)	Within One Year		After One Year Within Five Years		After Five Years Within Ten Years		After Ten Years		Other Securities
As of December 31, 2010	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount
Securities Available for Sale:
U.S. Government agencies and corporations	$2,014	0.57%	$17,300	0.65%	$22,120	1.05%	$7,700	2.69%	$—
States and political subdivisions—tax-exempt	276	4.88%	1,109	2.15%	2,829	2.93%	1,578	4.42%	—
States and political subdivisions— taxable	—	—	—	—	1,155	4.71%	8,198	5.34%	—
Marketable equity securities	—	—	—	—	—	—	—	—	74
Mortgage-backed securities— residential	—	—	—	—	—	—	—	—	412,213
Foreign government	250	5.10%
Corporate bonds	—	—	—	—	—	—	2,105	3.14%	—
Collateralized debt obligations	—	—	—	—	—	—	795	0.00%	—

Total	$2,540	1.48%	$18,409	0.74%	$26,104	1.41%	$20,376	3.83%	$412,287

As of December 31, 2010, the yield on and total dollar amount of each category of investment security held in our securities portfolio and accounted for as held to maturity or available for sale was as follows:

(Dollars in thousands)	Yield	Totals
Securities Available for Sale:
U.S. Government agencies and corporations	1.15%	$49,134
States and political subdivisions—tax exempt	3.28%	5,792
States and political subdivisions—taxable	5.26%	9,353
Marketable equity securities	0.00%	74
Mortgage-backed securities—residential	2.46%	412,213
Foreign government	5.10%	250
Corporate bonds	3.14%	2,105
Collateralized debt obligations	0.00%	795

Total	2.38%	$479,716

The following table presents the amortized cost, unrealized gains, unrealized losses, and fair value for the major categories of our investment portfolio (including available for sale and held to maturity securities) for each reported period (no securities were owned as of June 30, 2010 or December 31, 2009):

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
As of June 30, 2011:
Available for Sale
U.S. Government agencies and corporations	$45,191	$176	$110	$45,257
States and political subdivisions—tax-exempt	25,904	1,511	10	27,405
States and political subdivisions—taxable	7,225	84	12	7,297
Mortgage-backed securities—residential	765,200	10,980	719	775,461
Marketable equity securities	1,833	9	—	1,842
Corporate bonds	3,230	299	—	3,529
Collateralized debt obligations	803	—	124	679

Total available for sale	$849,386	$13,059	$975	$861,470

As of December 31, 2010:
Available for Sale
U.S. Government agencies and corporations	$49,497	$18	$382	$49,133
States and political subdivisions—tax-exempt	5,918	2	128	5,792
States and political subdivisions—taxable	9,540	41	227	9,354
Mortgage-backed securities—residential	415,961	948	4,696	412,213
Marketable equity securities	102	—	28	74
Corporate bonds	2,104	1	—	2,105
Collateralized debt obligations	807	—	12	795

Total available for sale	$483,929	$1,010	$5,473	$479,466

Held to Maturity
Foreign government	$250	$—	$—	$250

Total held to maturity	$250	$—	$—	$250

We regularly review each investment security for impairment based on criteria that include the extent to which cost exceeds the estimated fair value, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and our ability and intention with regard to holding the security to maturity. Future declines in the fair value of securities may result in impairment charges which may be material to our financial condition and results of operations. More specifically, our impairment analysis is based on the following: (1) whether it is “more likely than not” we would have to sell a security prior to recovery of the amortized cost; (2) whether we intend to sell the security; and (3) whether we do not expect to recover our recorded investment on an amortized cost basis based on credit characteristics of the investment. If, based upon our analysis, any of those conditions exist for a given security, we would generally be required to record an impairment charge in the amount of the difference between the carrying amount and estimated fair value of such security.

Deposits

Our strategy is to fund asset growth primarily with low-cost customer deposits in order to maintain a stable liquidity profile and net interest margin. During the six months ended June 30, 2011, we emphasized growth in “core deposits,” which we define as demand deposit accounts, savings and money-market accounts, in order to reduce the reliance on certificates of deposit that characterized certain of our acquired banks under their historic business models. Excluding the impact of the Capital Bank Corp. acquisition, during the six months ended June 30, 2011, we grew core deposits by $181.5 million and allowed certificates of deposit to be reduced by $278.4 million as certain high-cost and brokerage certificates of deposit matured and were not replaced. The contractual rate on deposits declined from 1.20% as of December 31, 2010 to 1.10% as of June 30, 2011. The following table sets forth the balances and average contractual rates payable to customers on our deposits, segmented by account type as of the end of the period:

	As of June 30, 2011			As of December 31, 2010			Sequential Change
(Dollars in thousands)	Balance	Percent of Total	Weighted Average Contractual Rate	Balance	Percent of Total	Weighted Average Contractual Rate	Amount	Percent
Non-interest demand deposit accounts	$461,046	13%	0.00%	$295,713	13%	0.00%	$165,333	56%
Interest Bearing demand deposit accounts	417,799	12%	0.35%	243,672	11%	0.31%	174,127	71%
Savings	173,284	5%	0.54%	94,422	4%	0.60%	78,862	84%
Money Market	516,290	15%	0.76%	272,780	12%	0.80%	243,510	89%

Total Core Deposits	$1,568,419	45%	0.40%	$906,587	40%	0.39%	$661,832	73%

Customer Time Deposits	1,850,052	53%	1.66%	1,339,625	59%	1.75%	510,427	38%
Wholesale Time Deposits	82,952	2%	1.51%	13,885	1%	2.65%	69,067	497%

Total Time Deposits	$1,933,004	55%	1.66%	$1,353,510	60%	1.76%	$579,494	43%

Total Deposits	$3,501,423	100%	1.10%	$2,260,097	100%	1.20%	$1,241,326	55%

A significant portion of core deposit growth resulted from in-flows into savings and money-market accounts, and some of this activity reflects price-sensitive customers shifting out of certificates of deposit due to low prevailing market rates. To reduce the amount of new price-sensitive deposits we may attract, we have begun to lower money market and savings rates in a targeted fashion.

Core deposit growth also benefited from increased balance size for business demand deposit accounts in Florida, which we attribute to improved economic activity in the Miami-Dade market and seasonality in Southwest Florida. We opened 8,791 new demand deposit accounts during the first six months of 2011. The following table sets forth our deposits and the average rates expensed for the periods indicated:

(Dollars in thousands)	Six Months Ended June 30, 2011		Year Ended December 31, 2010
	Average Amount	Average Rate	Average Amount	Average Rate
Non-interest bearing deposits	$428,195	—%	$66,967	—%

Interest-bearing deposits
Negotiable order of withdrawal accounts	385,709	0.53%	66,994	0.29%
Money market	440,855	0.73%	131,949	0.54%
Savings deposit	152,344	0.54%	25,064	0.59%
Time deposits(1)	1,879,461	1.07%	446,372	0.81%

Total	$3,286,564	0.80%	$737,346	0.69%

(1)

The average rates on time deposits include the amortization of premiums on time deposits assumed in connection with the acquisitions. Such premiums were required to be recorded by the acquisition method of accounting to initially record these deposits at their fair values as of the respective acquisition dates.

The following table sets forth the growth in our deposits for the periods indicated segmented by account type:

(Dollars in millions)	Three months ended June 30, 2011		Three months ended March 31, 2011		Three months ended December 31, 2010
	Increase in Deposits	Number of New Accounts	Increase in Deposits	Number of New Accounts	Increase in Deposits	Number of New Accounts
Non-interest bearing demand deposit accounts	$(2.1)	2,836	$37.5	2,365	$13.8	1,684
Interest bearing demand deposit accounts	(12.9)	2,064	3.8	1,526	4.4	891
Savings	15.8	376	32.0	1,584	7.9	688
Money market	60.1	2,255	47.3	369	29.5	207

Total Core	$60.9	7,531	$120.6	5,844	$55.6	3,470

During the six months ended June 30, 2011, our Florida markets accounted for 67% of core deposit growth, due to intensified selling efforts in the retail branch system, as well as the economic and seasonal factors noted above. In the Carolinas, core deposit growth primarily benefited from the activities of the commercial lending teams, which gather low-cost commercial deposits in connection with new loans.

The following table sets forth our time deposits segmented by months to maturity and deposit amount:

(Dollars in thousands)	June 30, 2011
	Time Deposits of $100 and Greater	Time Deposits of Less Than $100	Total
Months to maturity:
Three or less	$127,338	$123,250	$250,588
Four to Six	187,731	152,849	340,580
Seven through Twelve	264,710	294,963	559,673
Over Twelve	389,480	392,683	782,163

Total	$969,259	$963,745	$1,933,004

Liquidity and Capital Resources

In order to maintain a conservative risk profile, we operate with a prudent cushion of capital in relation to regulatory requirements and to the risk of our assets and business model. For planning purposes, we expect to operate with a minimum capital target equal to an 8% leverage ratio (defined as Tier 1 capital equal to 8% of average tangible assets), which would be in excess of regulatory standards for “well-capitalized” banks. We believe the 8% target is appropriate for our business model because of our conservative loan underwriting policies, investment portfolio composition, funding strategy, interest rate risk management limits and liquidity risk profile and because of the experience of our senior management team and Board of Directors.

As of June 30, 2011, we had an 18.1% tangible common equity ratio. We believe that this non-GAAP financial measure provides investors with information useful in understanding our financial performance and, specifically, our capital position. The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets. Tangible common equity is calculated as total shareholders’ equity less preferred stock and less goodwill and other intangible assets, net and tangible assets are total assets less goodwill and other intangible assets, net. The following table provides reconciliations of tangible common equity to GAAP total common shareholders’ equity and tangible assets to GAAP total assets:

(Dollars in millions)	As of June 30, 2011
Shareholders’ equity	$952
Less: Preferred stock	—

Less: Goodwill and other intangible assets, net	88

Tangible common shareholders’ equity	$864

Total assets	$4,873
Less: Goodwill and other intangible assets, net	88

Tangible assets	$4,785

Tangible common equity ratio	18.1%

As of June 30, 2011, we had a Tier 1 leverage ratio of 17.7%, which provides us with $363.4 million in excess capital relative to the 10% Tier 1 leverage ratio required under the OCC Operating Agreement and $458.3 million in excess capital relative to our longer-term target of 8%. As of June 30, 2011, we had cash and securities equal to 28% of total assets, representing $657.2 million of excess liquidity in excess of our target of 15%. As of June 30, 2011, Capital Bank, NA had a 10.5% Tier 1 leverage ratio, a 17.0% Tier 1 risk-based ratio and a 17.5% total risk-based capital ratio.

At present, the OCC Operating Agreement requires Capital Bank, NA to maintain total capital equal to at least 12% of risk-weighted assets, Tier 1 capital equal to at least 11% of risk-weighted assets and a minimum leverage ratio of 10%. We expect to operate under this capital standard until we demonstrate that we have stabilized our acquired operations, improved our profitability and reduced legacy problem assets.

The minimum ratios along with the actual ratios for us, TIB Financial, Capital Bank Corp., Capital Bank, NA and TIB Bank as of June 30, 2011 and December 31, 2010 are presented in the following tables.

	Well Capitalized Requirement	Adequately Capitalized Requirement	June 30, 2011 Actual	December 31, 2010 Actual
Tier 1 Capital (to Average Assets)
NAFH Consolidated	NA	≥ 4.0%	17.7%	24.3%
TIB Financial	NA	≥ 4.0%	28.5%	8.2%
Capital Bank Corp.	NA	≥ 4.0%	14.3%	NA
Capital Bank, NA (formerly NAFH Bank)	≥ 5.0%	≥ 4.0%	10.5%	12.1%
TIB Bank	≥ 5.0%	≥ 4.0%	NA	8.1%

Tier 1 Capital (to Risk Weighted Assets)
NAFH Consolidated	NA	≥ 4.0%	30.2%	41.8%
TIB Financial	NA	≥ 4.0%	98.4%	13.4%
Capital Bank Corp.	NA	≥ 4.0%	103.5%	NA
Capital Bank, NA (formerly NAFH Bank)	≥ 6.0%	≥ 4.0%	17.0%	17.1%
TIB Bank	≥ 6.0%	≥ 4.0%	NA	13.1%

Total Capital (to Risk Weighted Assets)
NAFH Consolidated	NA	≥ 8.0%	30.6%	41.9%
TIB Financial	NA	≥ 8.0%	98.4%	13.4%
Capital Bank Corp.	NA	≥ 8.0%	105.0%	NA
Capital Bank, NA (formerly NAFH Bank)	≥ 10.0%	≥ 8.0%	17.5%	17.1%
TIB Bank	≥ 10.0%	≥ 8.0%	NA	13.1%

(Dollars in millions)	June 30, 2011	December 31, 2010
NAFH
Tier 1 Capital	$837	$838
Tier 1 Leverage Ratio	17.7%	24.3%
Tier 1 Risk Based Capital Ratio	30.2%	41.8%
Total Risk Based Ratio	30.6%	41.9%
Excess Tier 1 Capital
vs. 10% regulatory requirement	$363	$493
vs. 8% target	458	562

Capital Bank, NA (formerly NAFH National Bank)
Tier 1 Capital	$460	$146
Tier 1 Leverage Ratio	10.5%	12.1%
Tier 1 Risk Based Capital Ratio	17.0%	17.1%
Total Risk Based Ratio	17.5%	17.1%
Excess Tier 1 Capital
vs. 10% regulatory requirement	$22	$25
vs. 8% target	109	49

Liquidity involves our ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate on an ongoing basis. To mitigate liquidity risk, our strategy is to fund asset growth primarily with low-cost customer deposits. We also operate under a liquidity policy and contingent liquidity plan that requires us to monitor indicators of potential liquidity risk, utilize cash flow projection models to forecast liquidity needs, identify alternative back-up sources of liquidity and maintain a predetermined cushion of cash and liquid securities at 15% of total assets.

Our liquidity needs are primarily met by our cash position, growth in core deposits, cash flow from our amortizing investment and loan portfolios (including scheduled payments, prepayments, and maturities from portfolios of loans and investment securities) and reimbursements under the loss sharing agreements with the FDIC. Our ability to borrow funds from nondeposit sources provides additional flexibility in meeting our liquidity needs. Short-term borrowings include federal funds purchased, securities sold under repurchase agreements, short-term FHLB borrowings and brokered deposits. We also utilize longer-term borrowings when management determines that the pricing and maturity options available through these sources create cost effective options for funding asset growth and satisfying capital needs. Our long-term borrowings include long-term FHLB advances, structured repurchase agreements and subordinated notes underlying our trust preferred securities.

As of June 30, 2011, cash and liquid securities totaled 28% of assets, providing us with excess liquidity relative to our planning target, and the ratio of wholesale to total funding was 18%, below our planning target. In addition to maintaining a stable core deposit base, we maintain adequate liquidity primarily through the use of investment securities, short term investments such as federal funds sold and unused borrowing capacity. We hold investments in FHLB stock for the purpose of maintaining credit lines with the FHLB. The credit availability is based on a percentage of the subsidiary banks’ total assets as reported in their most recent quarterly financial information submitted to the FHLB and subject to the pledging of sufficient collateral. At June 30, 2011 and December 31, 2010, there were $234.3 million and $230.8 million in advances outstanding, with carrying amounts of $244.9 million and $243.1 million, respectively. In addition, we had $25.2 million in letters of credit outstanding as of June 30, 2011 and December 31, 2010. As of June 30, 2011 and December 31, 2010, collateral availability under our agreements with the FHLB provided for total borrowings of up to approximately $451.1 million and $309.6 million, respectively, of which $197.7 million and $53.6 million was available.

We believe that we have adequate funding sources through unused borrowing capacity from the Federal Home Loan Bank, unpledged investment securities, cash on hand and on deposit in other financial institutions, loan principal repayment and potential asset maturities and sales to meet our foreseeable liquidity requirements and contractual obligations.

The following table reflects the average daily outstanding, year-end outstanding, maximum month-end outstanding and the weighted average rates paid for each of the categories of short-term borrowings and FHLB advances:

(Dollars in thousands)	Six months ended June 30, 2011
Securities sold to customers under agreements to repurchase:
Balance:
Average daily outstanding	$43,789
Outstanding at June 30, 2011	34,676
Maximum month-end outstanding	49,206
Rate:
Weighted average	0.2%
Weighted average interest rate	0.1%

Treasury, tax and loan note option:
Balance:
Average daily outstanding	$1,123
Outstanding at June 30, 2011	1,558
Maximum month-end outstanding	1,700
Rate:
Weighted average	0.0%
Weighted average interest rate	0.0%

Securities sold to financial institution under agreements to repurchase:
Balance:
Average daily outstanding	$1,325
Outstanding at June 30, 2011	—
Maximum month-end outstanding	—
Rate:
Weighted average	2.7%
Weighted average interest rate	2.1%

Advances from the Federal Home Loan Bank:
Balance:
Average daily outstanding	$264,238
Outstanding at June 30, 2011	244,939
Maximum month-end outstanding	280,151
Rate:
Weighted average	0.9%
Weighted average interest rate	1.0%

As of June 30, 2011, our holding company had cash of approximately $358.1 million. This cash is available for providing capital support to our subsidiary banks and for other general corporate purposes including potential future acquisitions. Through our September 30, 2010 acquisition of TIB Financial, we assumed trust preferred securities with notional amounts of $33.0 million, which are currently in elected interest deferral periods beginning with the payments due in October 2009. Deferral of interest due on the junior subordinated debentures underlying TIB Financial’s trust preferred securities is allowed for up to 60 months without being considered an event of default. TIB Financial currently has deferred interest on these junior subordinated debentures and is prohibited from declaring or paying dividends on its common stock, or, with certain exceptions, repurchasing its capital stock until it is current on its interest payments. We are currently in the process of requesting that the Federal Reserve allow TIB Financial to resume payment of interest on these junior subordinated debentures.

Our bank holding subsidiaries have issued $63.0 million in trust preferred securities, which we acquired in connection with our investments in TIB Financial and Capital Bank Corp., and which are now carried on the balance sheet at fair value of $38.0 million. We regard these securities as a low-cost substitute for equity capital. While trust preferred securities will be phased out as regulatory capital for certain institutions under the Dodd-Frank Act, we believe we will be able to count trust preferred securities as Tier 1 for their remaining life because our instruments were issued before May 19, 2010 and because NAFH had total consolidated assets of less than $15 billion at December 31, 2009. The following table sets forth the notional amount and carrying value of our outstanding trust preferred securities as of June 30, 2011 as well as the rate paid thereon and maturities:

(Dollars in thousands) Issuer	Notional Amount	Carrying Value	Rate	Maturity
TIBFL Statutory Trust I	$8,000	$8,839	10.60%	9/7/2030
TIBFL Statutory Trust II	5,000	3,704	3m Libor + 3.58%	7/31/2031
TIBFL Statutory Trust III	20,000	10,488	3m Libor + 1.55%	7/7/2036

Total TIB Trust Preferred	$33,000	$23,031

Capital Bank Statutory Trust I	10,000	5,538	3m Libor + 3.10%	6/30/2033
Capital Bank Statutory Trust II	10,000	5,323	3m Libor + 2.85%	12/31/2033
Capital Bank Statutory Trust III	10,000	4,103	3m Libor + 1.40%	12/31/2035

Total CBKN Trust Preferred	$30,000	$14,964

Total Trust Preferred	$63,000	$37,995

We calculate tangible book value, which is a non-GAAP measure but which we believe is helpful to investors in understanding our business. Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities. The following table sets forth a reconciliation of tangible book value to book value, which is the most directly comparable GAAP measure:

(Dollars in millions)	As of June 30, 2011	As of December 31, 2010
Total shareholders’ equity	$951,692	$881,236
Less: Noncontrolling interest	(48,670)	(5,933)
Less: NAFH Inc. proportional share of goodwill(1)	(63,758)	(36,226)
Less: NAFH Inc. proportional share of core deposit intangibles, net of taxes(1)	(10,377)	(9,217)

Tangible Book Value	$828,887	$829,859

Book Value Per Share	$19.57	$19.49
Tangible Book Value Per Share	$17.96	$18.39

(1)

Proportional share is calculated based upon 94.467% ownership of TIB Financial and 83.051% ownership of Capital Bank Corp. as of June 30, 2011. Proportional shares is calculated based upon 98.7% ownership of TIB Financial as of December 31, 2010.

Background on Our Acquisition of the Failed Banks

The following discussion of assets acquired and liabilities assumed in connection with our acquisition of the Failed Banks is presented below based on estimated fair values as of July 16, 2010. The fair values of the assets acquired and liabilities assumed were determined as described in Note 2 to the Audited Statements of Assets Acquired and Liabilities Assumed by Capital Bank of Metro Bank, Turnberry Bank and First National Bank, each dated as of July 16, 2010, and the accompanying notes thereto.

Assets Acquired and Liabilities Assumed

The fair values of the assets acquired and liabilities assumed in conjunction with our acquisition of the Failed Banks as of July 16, 2010 are detailed in the following table:

(Dollars in thousands)	July 16, 2010	Average maturity (years)	Effective Yield/ Cost
Assets Acquired:
Cash	$184,348
Securities	74,392	7.71	3.48%
Loans	768,554	5.63	6.91%
Other real estate owned	33,818
FDIC indemnification asset	137,316
Core deposit and other intangibles	4,214
Goodwill	6,616
Other assets	14,628
Total assets acquired	1,223,886

Liabilities assumed:
Non time deposits	277,739
Time deposits	682,375	.64	0.63%
Borrowings	148,584	3.14	3.08%
Other liabilities	18,269

Fair value of liabilities assumed	1,126,967

Net Assets Acquired	$96,919
Consideration Paid	81,744

Gain on acquisitions	$15,175

Capital Bank also entered into loss sharing agreements with the FDIC, which cover approximately $796.1 million of assets, consisting of $762.2 million of loans (residential and commercial) and $33.8 million of other real estate owned. The loss sharing agreements are described in more detail under “Information About NAFH—Our Acquisitions—Loss Sharing Agreements.”

The following table summarizes the fair value of assets covered by the loss sharing agreements:

(Dollars in thousands)	Estimated Fair Value as of July 16, 2010
Assets subject to loss-sharing:
Loans	$762,242
Other real estate owned	33,818

Total	$796,060

As set forth above, on July 16, 2010, Capital Bank acquired a majority of all assets and liabilities of the Failed Banks pursuant to the loss sharing agreements. A narrative description of the anticipated effects of our acquisition of the Failed Banks on Capital Bank’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the financial statements and the accompanying notes of Capital Bank.

Capital Bank estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with the acquisition method of accounting. However, the amount realized on these assets could differ materially from the carrying value reflected in Capital Bank’s financial statements as a result of changes in the timing and amount of collections on the acquired loans in future periods, among other reasons.

Financial Condition

In connection with our acquisition of the Failed Banks, Capital Bank purchased loans with an estimated fair value of $768.6 million. The fair value of the loans acquired represented 100% of Capital Bank’s outstanding loans as of the date of acquisition.

Short-term Assets

Initially, our acquisition of the Failed Banks increased Capital Bank’s levels of liquidity by a net amount of $102.6 million. Capital Bank acquired $184.3 million in total cash and due from banks before making net payments of $81.7 million to settle the transactions with the FDIC.

Investment Securities

The following table reflects the acquired investment securities available for sale as of July 16, 2010 (dollars in thousands):

Security Type	Fair Value	Average Yield	Average Maturity (in Years)
Agency	$7,042	0.65%	0.32
MBS/CMO	57,063	3.61%	7.98
Taxable municipal	7,239	5.11%	11.53
Tax free municipal	2,798	3.58%	11.57

Total	$74,142	3.48%	7.71

Held to maturity securities were $250 at July 16, 2010. The acquired portfolio comprised Capital Bank’s entire investment portfolio at July 16, 2010.

The acquired portfolio comprised Capital Bank’s entire investment portfolio at July 16, 2010.

Loans

Loans acquired represented all of Capital Bank’s loans at July 16, 2010. The following table presents information regarding the loan portfolio acquired on July 16, 2010 at fair value:

(Dollars in thousands): Loan Type	Loans with deterioration of credit quality	Loans without a deterioration of credit quality	Total loans at fair value
Non-owner occupied commercial real estate	$185,024	$–	$185,024
Other commercial C&D	85,048	–	85,048
Multifamily commercial real estate	27,752	–	27,752
1-4 family residential C&D	6,902	–	6,902

Total commercial real estate	304,726	–	304,726
Owner occupied commercial real estate	154,175	–	154,175
Commercial and industrial	36,666	2,445	39,111

Total commercial	190,841	2,445	193,286
1-4 family residential	170,464	–	170,464
Home equity	11,173	72,786	83,959
Consumer	4,012	2,288	6,300

Total consumer	185,649	75,074	260,723
Other	9,819	–	9,819

Total loans	$691,035	$77,519	$768,554

The acquired loan portfolio contained both fixed and variable rate loans. The following table provides information about the acquired portfolio according to loan rate type and fair value at July 16, 2010:

		Fair value amounts with:
(Dollars in thousands):	Total fair value	Fixed rates	Variable rates
Non-owner occupied commercial real estate	$185,024	$69,798	$115,226
Other commercial C&D	85,048	26,431	58,617
Multifamily commercial real estate	27,752	9,878	17,874
1-4 family residential C&D	6,902	2,430	4,472

Total commercial real estate	304,726	108,537	196,189
Owner occupied commercial real estate	154,175	57,177	96,998
Commercial and industrial	39,111	7,281	31,830

Total commercial	193,286	64,458	128,828
1-4 family residential	170,464	49,990	120,474
Home equity	83,959	19,836	64,123
Consumer	6,300	5,030	1,270

Total consumer	260,723	74,856	185,867
Other	9,819	1,802	8,017

Total loans	$768,554	$249,653	$518,901

The contractual maturity distribution of the acquired loan portfolio at July 16, 2010 is indicated in the table below:

	Loans Maturing
(Dollars in thousands)	Within 1 Year	1 to 5 Years	After 5 Years	Total
Non-owner occupied commercial real estate	$41,106	$116,922	$26,996	$185,024
Other commercial C&D	55,820	28,388	840	85,048
Multifamily commercial real estate	4,853	15,954	6,945	27,752
1-4 family residential C&D	5,893	1,009	–	6,902

Total commercial real estate	107,672	162,273	34,781	304,726
Owner occupied commercial real estate	40,568	78,346	35,261	154,175
Commercial and industrial	9,389	18,258	11,464	39,111

Total commercial	49,957	96,604	46,725	193,286
1-4 family residential	32,193	50,534	87,737	170,464
Home equity	10,661	29,760	43,538	83,959
Consumer	2,736	3,294	270	6,300

Total consumer	45,590	83,588	131,545	260,723

Other	4,608	2,021	3,190	9,819

Total Loans	$207,827	$344,486	$216,241	$768,554

Foreclosed Property

Capital Bank acquired $33.8 million of foreclosed property in connection with our acquisition of the Failed Banks. This represented 100% of Capital Bank’s balance of foreclosed property at the time of acquisition. Capital Bank was able to determine the fair value of the property acquired through the use of appraisals and/or review of the comparable sales data available at the time of acquisition. Up to 80% of losses on foreclosed property are covered by Capital Bank’s loss sharing agreements with the FDIC.

Deposits

Capital Bank assumed approximately $960.1 million in deposits based on estimated fair values. This amount represented 100% of Capital Bank’s total deposits at the time of acquisition.

The various types of deposit accounts assumed as of July 16, 2010 are summarized below (dollars in thousands):

(Dollars in thousands)	Amount as of July 16, 2010
Demand deposits	$126,181
Interest bearing demand deposits	137,923
Savings deposits	14,799
Time deposits	681,211

Total	$960,114

As of July 16, 2010, the scheduled maturities of time deposits with balances $100,000 or greater were as follows:

(Dollars in thousands)	Amount as of July 16, 2010
Months to maturity:
Three or less	$78,631
Four to Six	25,430
Seven through Twelve	141,558
Over Twelve	59,860

Total	$305,479

In its assumption of the deposit liabilities, Capital Bank determined that some of the customer relationships associated with these deposits have intangible value, in accordance with the accounting for goodwill and other intangible assets in a business combination. Capital Bank determined the estimated fair value of the core deposit intangible to be $4.1 million, which will be amortized over a four-year period on an accelerated basis, which is its estimated life.

Future amortization of this core deposit intangible asset over the estimated economic life will decrease results of operations. Since amortization is a non-cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction of equity capital. As such Capital Bank expects no material impact on regulatory capital.

The core deposit intangible asset is subject to significant estimates by management of Capital Bank related to the value and the life of the asset. These estimates could change over time. Capital Bank will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, Capital Bank will record the impairment as an expense in its consolidated statement of operations.

Borrowings

Borrowings include securities sold under agreements to repurchase, advances from the FHLB, and a treasury, tax and loan note option.

Capital Bank also acquired securities sold under agreements to repurchase with commercial account holders whereby Capital Bank sweeps the customers’ accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by Capital Bank.

Capital Bank also assumed an agreement with another financial institution in which securities had been sold which would be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The outstanding fair value amount at July 16, 2010 was $10,188 and had a fixed interest rate of 5.16%. As of July 16, 2010, $11,856 of securities of the U.S. government or its agencies were pledged to collateralize these borrowings.

Through our acquisition of the Failed Banks, Capital Bank assumed FHLB advances outstanding with a carrying value of $134,684, a face value of $127,776 and a weighted average interest rate of 3.08%. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$ 4,059	$4,052	August 2010	Fixed	3.36%
5,004	5,000	September 2010	Fixed	0.69%
6,005	6,000	December 2010	Fixed	0.68%
5,003	5,000	February 2011	Fixed	0.51%
3,034	3,000	March 2011	Fixed	2.12%
3,028	3,000	May 2011	Fixed	1.65%
5,212	5,000	June 2011(1)	Fixed	5.04%
5,203	5,000	June 2011(1)	Fixed	4.95%
5,000	5,000	June 2011	Daily	0.49%
5,107	5,000	July 2011(1)	Fixed	2.81%
1,969	1,944	September 2011	Fixed	2.99%
2,119	2,083	September 2011	Fixed	3.58%
583	572	October 2011	Fixed	3.91%
5,292	5,000	January 2012(1)	Fixed	4.56%
646	625	April 2012	Fixed	4.70%
5,353	5,000	May 2012(1)	Fixed	4.59%
7,736	7,500	March 2013	Fixed	2.29%
4,372	4,000	March 2013(1)	Fixed	4.58%
5,185	5,000	May 2013(1)	Fixed	2.27%
5,600	5,000	May 2014(1)	Fixed	4.60%
5,625	5,000	June 2014(1)	Fixed	4.67%
5,239	5,000	February 2015(1)	Fixed	2.83%
5,431	5,000	June 2015(1)	Fixed	3.71%
5,469	5,000	July 2015(1)	Fixed	3.57%
5,558	5,000	November 2017	Fixed	3.93%
5,786	5,000	June 2017(1)	Fixed	4.58%
5,210	5,000	July 2018(1)	Fixed	2.14%
5,206	5,000	July 2018(1)	Fixed	2.12%
5,650	5,000	July 2018(1)	Fixed	3.94%

$ 134,684	$127,776

(1)

These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, Capital Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

Other Liabilities

Capital Bank acquired approximately $18.3 million of other liabilities. The book value of these liabilities approximated their fair value.

Operating Results and Cash Flows

Capital Bank was formed to pursue acquisition opportunities and management performed various types of reviews and analyses to determine their impact on Capital Bank’s operating results, cash flows and risk profile. The acquisition of the Failed Banks was attractive to Capital Bank for a variety of reasons, including the following:

•

enabling the startup of Capital Bank’s banking operations in several of our target markets (Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends) with a baseline level of trained staff in place;

•	attractiveness in the pricing of the acquired loan portfolios considering the protective nature of the loss sharing agreements;

•	the ability to utilize acquired excess liquidity to allow a planned run-off of out-of-market and unprofitable deposits; and

•	the ability to quickly reduce redundancies and gain additional efficiencies related to Capital Bank’s corporate functions.

The acquisition of the Failed Banks had an immediate accretive impact on Capital Bank’s financial results as it recognized a gain of approximately $15.2 million in connection with our acquisition of the Failed Banks. The gain resulted from Capital Bank’s determination that the fair value of the net assets acquired exceeded the fair value of the consideration transferred in connection with our acquisition of the Failed Banks.

The extent to which Capital Bank’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the loss sharing agreements and the related discounts reflected in the fair value of these assets at July 16, 2010. The fair values of the acquired loans and other real estate owned reflect an estimate of lifetime expected losses related to these assets as of July 16, 2010. As a result, Capital Bank’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected losses reflected in the estimates of fair value of these assets at July 16, 2010. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

On July 16, 2010, the estimated fair value for all non-purchased credit impaired loans acquired in the acquisition totaled $77.5 million. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit impaired (which we refer to as “PCI”) loans. On the acquisition date, the estimated fair value of PCI loans was $691.0 million. The preliminary estimate of the cash flows expected to be collected for PCI loans was $737.6 million, net of an accretable yield of $46.6 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

The accretable yield is the amount by which the undiscounted expected cash flows exceeds the estimated fair value. The accretable yield includes the future interest expected to be collected over the remaining life of the acquired loans.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of Capital Bank in both the short-term and the long-term. In the short-term, as stated above, it is likely there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, Capital Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after Capital Bank completes its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects Capital Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (five years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. Capital Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as Capital Bank exhausts its collection efforts under its normal practices. In addition, Capital Bank recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of Capital Bank’s collection efforts on the covered assets.

Liquidity

Initially, the acquisition of the Failed Banks increased Capital Bank’s liquidity reserves $102.6 million due to the acquisition of $184.3 million cash and due from banks in the deal before making net payments of $81.7 million to settle the transactions with the FDIC.

Capital Resources

To be categorized as well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, Capital Bank must maintain minimum Tier I leverage, Tier I risk-based and total risk-based ratios. These minimum ratios along with capital ratios for Capital Bank as of July 16, 2010 are as follows:

	Well Capitalized Requirement	Adequately Capitalized Requirement		Estimated as of July 16, 2010
Tier 1 Capital (to Average Assets)	≥5.0%	≥	4.0%	11.7%
Tier 1 Capital (to Risk Weighted Assets)	≥6.0%	≥	4.0%	14.3%
Total Capital (to Risk Weighted Assets)	≥10.0%	≥	8.0%	14.3%

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk Management

Interest rate risk management is carried out through our Asset Liability Committee, which consists of our Chief Executive Officer, Chief Financial Officer, Treasurer, business unit heads and certain other officers. To manage interest rate risk, our Board of Directors has established quantitative and qualitative guidelines with respect to our net interest income exposure and how interest rate shocks affect our financial performance. Consistent with industry practice, we measure interest rate risk by utilizing the concept of economic value of equity, which is the intrinsic value of assets, less the intrinsic value of liabilities. Economic value of equity does not take into account management intervention and assumes the new rate environment is constant and the change is instantaneous. Further, economic value of equity only evaluates risk to the current balance sheet. Therefore, in addition to this measurement, we also evaluate and consider the impact of interest rate shocks on other business factors, such as forecasted net interest income for subsequent years.

Management continually reviews and refines its interest rate risk management process in response to the changing economic climate. Currently, our model projects a minus 200, minus 100, 0, plus 100 and plus 200 basis point changes to evaluate our interest rate sensitivity and to determine whether specific action is needed to improve the current structure, either through economic hedges and matching strategies or by utilizing derivative instruments.

Based upon the current interest rate environment, as of June 30, 2011, our sensitivity to interest rate risk was as follows:

(Dollars in Millions)
Interest Rate Change in Basis Points	Next 12 Months Net Interest Income		Economic[6] Value of Equity
	$ Change	% Change	$ Change	% Change
200	$6.2	4%	$1.4	0%
100	2.8	2%	3.4	1%
0	—	0%	—	0%
-100	(5.6)	(4%)	(19.6)	(3%)
-200	(13.8)	(9%)	(52.4)	(8%)

We used many assumptions to calculate the impact of changes in interest rates on our portfolio, and actual results may not be similar to projections due to several factors, including the timing and frequency of rate changes, market conditions and the shape of the yield curve. Actual results may also differ due to our actions, if any, in response to the changing rates.

In the event the model indicates an unacceptable level of risk, we may take a number of actions to reduce this risk, including the sale of a portion of our available for sale investment portfolio or the use of risk management strategies such as interest rate swaps and caps. As of June 30, 2011, we were in compliance with all of the limits and policies established by management except for those with respect to the minus 200 basis point scenario which, in the current environment where interest rates are at historically low levels, we believe to be a highly unlikely scenario.

Inflation Risk Management

Inflation has an important impact on the growth of total assets in the banking industry and causes a need to increase equity capital higher than normal levels in order to maintain an appropriate equity-to-assets ratio. We cope with the effects of inflation by managing our interest rate sensitivity position through our asset/liability management program, and by periodically adjusting our pricing of services and banking products to take into consideration current costs.

Off-Balance Sheet Arrangements and Contractual Obligations

Our off-balance sheet arrangements and contractual obligations at June 30, 2011 are summarized in the table that follows.

	Amount of Commitment Expiration Per Period
(Dollars in thousands)	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years
Off-balance sheet arrangements
Commitments to extend credit	$340,846	$97,959	$82,022	$19,910	$140,955
Standby letters of credit	12,610	2,244	9,966	400	—

Total	$353,456	$100,203	$91,988	$20,310	$140,955

Contractual obligations
Time deposits	$1,933,004	$1,150,841	$654,088	$127,861	$214
Operating lease obligations	53,038	4,173	7,115	6,302	35,448
Capital lease obligations	20,055	607	1,258	1,320	16,870
Purchase obligations	35,925	5,554	11,613	12,320	6,438
FHLB Advances	244,939	89,491	97,319	47,252	10,877
Long-term debt	97,275	—	—	—	97,275

Total	$2,384,236	$1,250,666	$771,393	$195,055	$167,122

We are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Total amount committed under these financial instruments was $353.5 million and $182.0 million as of June 30, 2011 and December 31, 2010, respectively. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

Our exposure to credit loss in the event of nonperformance by the other party to financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. We use the same credit policies in making commitments to extend credit and generally use the same credit policies for letters of credit as for on-balance sheet instruments.

Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Unused commercial lines of credit, which comprise a substantial portion of these commitments, generally expire within a year from their date of origination. Other loan commitments generally expire in 30 days. The amount of collateral obtained, if any, by us upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include security interests in business assets, mortgages on commercial and residential real estate, deposit accounts with Capital Bank, NA or other financial institutions, and securities.

We had unfunded loan commitments and unfunded letters of credit totaling $353.5 million and $182.0 million at June 30, 2011 and December 31, 2010, respectively. We believe the likelihood of these commitments either needing to be totally funded or funded at the same time is low. However, should significant funding requirements occur, we have liquid assets including cash and investment securities along with available borrowing capacity from various sources as discussed below.

Standby and performance letters of credit are conditional commitments issued by us to assure the performance or financial obligations of a customer to a third party. The credit risk involved in issuing such letters of credit is essentially the same as that involved in extending loans to customers. We generally hold collateral and/or obtain personal guarantees supporting these commitments.

We are obligated under operating leases for office and banking premises which expire in periods varying from one to 22 years. Future minimum lease payments, before considering renewal options that we have in many cases, total $53.0 million and $24.8 million at June 30, 2011 and December 31, 2010, respectively.

Purchase obligations consist of computer and item processing services, and debit and ATM card processing and support services contracted by us under long term contractual relationships and based upon estimated utilization.

Long-term debt includes subordinated debentures with notional amounts of $66.4 million and $33.0 million and carrying values totaling $41.6 and $22.9 million at June 30, 2011 and December 31, 2010, respectively. Structured repurchase agreements with notional amounts of $50.0 million and carrying values of $55.7 million are included at June 30, 2011.

The Bank has invested in FHLB stock for the purpose of maintaining credit lines with the FHLB. The credit availability to the Bank is based on the amount of collateral pledged. FHLB advances totaled $234.3 million at June 30, 2011.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. Application of these principles requires management to make complex and subjective estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances.

These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

Accounting policies are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. We believe that the critical accounting policies and estimates discussed below involve additional management judgment due to the complexity and sensitivity of the methods and assumptions used.

Business Combinations

We account for transactions that meet the definition of a purchase business combination by recording the assets acquired and liabilities assumed at their fair value upon acquisition. Intangible assets, indemnification contracts and contingent consideration are identified and recognized individually. If the fair value of the assets acquired exceeds the purchase price plus the fair value of the liabilities assumed, a bargain purchase gain is recognized. Conversely, if the purchase price plus the fair value of the liabilities assumed exceeds the fair value of the assets acquired, goodwill is recognized.

Fair Value Measurement

We use estimates of fair value in applying various accounting standards for our consolidated financial statements. Fair value measurements are used in one of four ways: (1) in the consolidated balance sheet with changes in fair value recorded in the consolidated statements of operations and other comprehensive income (loss); (2) in the consolidated balance sheets with changes in fair value recorded in the accumulated other comprehensive loss section of the consolidated statements of changes in shareholders’ equity; (3) in the consolidated balance sheet for instruments carried at lower of cost or fair value with impairment charges recorded in the consolidated statements of operations and other comprehensive income (loss); and (4) in the notes to our consolidated financial statements.

Fair value is defined as the price at which an asset may be sold or a liability may be transferred in an orderly transaction between willing and able market participants. In general, our policy in estimating fair values is to first look at observable market prices for identical assets and liabilities in active markets, where available. When these are not available, other inputs are used to model fair value such as prices of similar instruments, yield curves, volatilities, prepayment speeds, default rates and credit spreads (including for our liabilities), relying first on observable data from active markets. Depending on the availability of observable inputs and prices, different valuation models could produce materially different fair value estimates. The values presented may not represent future fair values and may not be realizable.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of probable loan losses inherent in our loan portfolio and the difference between the recorded investment and the present values of our most recent estimates of expected cash flows for purchased impaired loans where we have identified additional impairment subsequent to the date of acquisition. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses based on risk characteristics of loans and consideration of other qualitative factors, all of which may be susceptible to significant change.

Accounting for Acquired Loans

We account for our acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value as of their respective acquisition dates. No allowance for loan losses related to the acquired loans is recorded on the acquisition date, as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the impact of guarantees under any applicable loss sharing agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, with respect to which there is evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired loans. We have applied this guidance to each of our acquisitions, including our FDIC-assisted acquisitions of the Failed Banks and our open market acquisitions of TIB Financial and Capital Bank Corp. For each acquisition, we have aggregated the purchased credit impaired loans into pools of loans with common risk characteristics. Over the life of these acquired loans, we continue to estimate cash flows expected to be collected on individual loans or on pools of loans sharing common risk characteristics. For each pool of loans, we estimate cash flows expected to be collected over the remaining life of the pool’s loans, based on assumptions about yields, prepayments and magnitude and timing of credit losses, and discount those cash flows to present value using effective interest rates to calculate the carrying value. The difference between our recorded investment, or carrying value, in the loans and our estimates of cumulative lifetime undiscounted expected cash flows represents the accretable yield. The accretable yield represents the amount we expect to recognize as interest income over the remaining life of the loans. The difference between the cash flows that our customers legally owe us under the contractual terms of their loan agreements and our cumulative lifetime expected cash flows represents the non-accretable difference. The non-accretable difference of a pool is a measure of the expected credit loss, prepayments and other factors affecting expected cash flows for that pool.

Each quarter, we estimate the expected cash flows for each pool and evaluate whether the present value of future expected cash flows for each pool has decreased below its recorded investment and, if so, we recognize a provision for loan loss in our consolidated statement of income for that pool and appropriately adjust the amount of accretable yield. The expected cash flows are estimated based on factors which include loan grades established in our ongoing credit review program, likelihood of default based on observations of specific loans during the credit review process as well as applicable industry data, loss severity based on updated evaluation of cash flow from available collateral, and the contractual terms of the underlying loan agreement. For any pool where the present value of our most recent estimate of future cumulative lifetime cash flows has increased above its recorded investment, we transfer appropriate estimated cash flows from non-accretable difference to accretable yield, which is then recognized in income on a prospective basis through an increase in the pool’s yield over its remaining life. Generally, improvements in expected cash flows less than 1% of the expected cash flows from a pool are not recorded. This threshold may be revised as we gain greater experience. For further discussion of our acquisitions and loan accounting, see Notes 2 and 5 to our consolidated financial statements.

Accounting for Covered Loans

A significant portion of our loans acquired on July 16, 2010 and covered by the loss sharing agreements with the FDIC have demonstrated evidence of deterioration of credit quality since origination. The accounting for these loans and the related FDIC indemnification asset requires us to estimate the timing and amount of cash flow to be collected from these loans and to continually update estimates of the cash flows expected to be collected over the life of the loans. These estimates are considered to be critical accounting estimates because they involve significant judgment and assumptions as to the amount and timing of cash flows to be collected. Covered loans were placed into homogenous pools at acquisition, and the ongoing credit quality and performance of these loans are analyzed quarterly on a pool basis as described above in “—Accounting for Acquired Loans.”

FDIC Indemnification Asset

Because the FDIC will reimburse us for certain amounts related to certain acquired loans and other real estate owned should we experience a loss, an indemnification asset was also recorded at fair value at the acquisition date of such assets. The indemnification asset is recognized at the same time as the indemnified loans are acquired and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the reimbursements expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk.

Subsequent to initial recognition, the FDIC indemnification asset continues to be measured on the same basis as the related indemnified loans, and the FDIC indemnification asset is impacted by changes in estimated cash flows associated with these loans. Deterioration in the credit quality on expected cash flows of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the FDIC indemnification asset, with the offset recorded through the consolidated statement of income. Increases in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the FDIC indemnification asset, with such decrease being amortized into income over (i) the life of the loan or (ii) the life of the shared loss agreements, whichever is shorter. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the FDIC indemnification asset. Fair value accounting incorporates into the fair value of the FDIC indemnification asset an element of the time value of money, which is accreted back into income over the life of the shared loss agreements.

Upon the determination of an incurred loss, the FDIC indemnification asset will be reduced by the amount owed by the FDIC and a corresponding loss share receivable will be recorded until cash is received from the FDIC. As noted above, the legacy loan portfolios of First National Bank, Metro Bank and Turnberry are covered by loss sharing agreements with the FDIC. Following the acquisition, we assigned responsibility for managing these loan portfolios to our special assets division and implemented policies and systems to ensure compliance with the terms of the loss sharing agreements. During 2011, we collected $58.2 million in reimbursements from the FDIC, representing all of our requests for reimbursement of covered losses from July 16, 2010 through June 30, 2011,

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the fair value of the collateral at the date of foreclosure based on estimates, including some obtained from third parties, less estimated costs to sell, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of cost or fair value, less estimated costs to sell. Significant property improvements that enhance the salability of the property are capitalized to the extent that the carrying value does not exceed estimated realizable value. Legal fees, maintenance and other direct costs of foreclosed properties are expensed as incurred. Given the number of properties included in OREO, and the judgment involved in estimating fair value of the properties, accounting for OREO is regarded as a critical accounting policy.

Deferred Tax Asset

Deferred income tax assets and liabilities result from temporary differences between assets and liabilities measured for financial reporting purposes and for income tax return purposes. Realization of tax benefits for deductible temporary differences depends on having sufficient taxable income of an appropriate character within the carryforward periods. Management must evaluate the probability of realizing the deferred tax asset and determine the need for a valuation reserve as of the date of the consolidated financial statements. Given the judgment involved and the amount of our deferred tax asset, this is considered a critical accounting policy. As of June 30, 2011, there was no valuation adjustment relating to our $64.9 million deferred tax asset.

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). The new guidance amends existing guidance by (i) eliminating the option to present components of other comprehensive income (OCI) as part of the statement of changes in shareholders’ equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The new guidance does not change the option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be reclassified to net income, or the computation of earnings per share (which continues to be based on net income). This guidance is effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of this guidance will not have an impact on the Company’s consolidated financial condition or results of operations but will alter disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The amended guidance (i) clarifies how a principal market is determined, (ii) establishes the valuation premise for the highest and best use of nonfinancial assets, (iii) addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, (iv) extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and (v) requires additional disclosures including transfers between Level 1 and Level 2 of the fair value hierarchy, quantitative and qualitative information and a description of an entity’s valuation process for Level 3 fair value measurements, and fair value hierarchy disclosures for financial instruments not measured at fair value. This guidance is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2011, the FASB issued new guidance impacting Receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Management is currently evaluating the impact the standard will have on the consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued new guidance impacting transfers and servicing. The objective of this guidance is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This guidance is effective for financial asset transfers occurring after December 31, 2009. The adoption of this guidance was not material to our consolidated financial statements.

In June 2009, the FASB issued new guidance impacting consolidation of variable interest entities. The objective of this guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This guidance was effective as of January 1, 2010. The adoption of this guidance was not material to our consolidated financial statements.

In February 2010, the FASB issued new guidance impacting fair value measurements and disclosures. The new guidance requires a gross presentation of purchases and sales of Level 3 activities and adds a new requirement to disclose transfers in and out of Level 1 and Level 2 measurements. The guidance related to the transfers between Level 1 and Level 2 measurements was effective for us on January 1, 2010. The guidance that requires increased disaggregation of the Level 3 activities is effective for us on January 1, 2011.

In March 2010, the FASB issued new guidance impacting receivables. The new guidance clarifies that a modification to a loan that is part of a pool of loans that were acquired with deteriorated credit quality should not result in the removal of the loan from the pool. This guidance is effective for any modifications of loans accounted for within a pool in the first interim or annual reporting period ending after July 15, 2010. The adoption of this guidance was not material to our consolidated financial statements.

SUPERVISION AND REGULATION

The U.S. banking industry is highly regulated under federal and state law. These regulations affect the operations of the Company and its subsidiaries. Investors should understand that the primary objectives of the U.S. bank regulatory regime is the protection of depositors and consumers and maintaining the stability of the U.S. financial system, and not the protection of stockholders.

As a bank holding company, we are subject to supervision and regulation by the Federal Reserve. Our national bank subsidiary (which will be our sole bank subsidiary following the reorganization) is subject to supervision and regulation by the OCC, the Consumer Financial Protection Bureau (which we refer to as the “Consumer Bureau”) and the FDIC. In addition, we expect that the additional businesses that we may invest in or acquire will be regulated by various state and/or federal regulators, including the OCC, the Federal Reserve, the Consumer Bureau and the FDIC.

The description below summarizes certain elements of the applicable bank regulatory framework. This description is not intended to describe all laws and regulations applicable to us and our subsidiaries. Banking statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies and changes in them, including changes in how they are interpreted or implemented, could have material effects on our business. In addition to laws and regulations, state and federal bank regulatory agencies may issue policy statements, interpretive letters and similar written guidance applicable to us and our subsidiaries. These issuances also may affect the conduct of our business or impose additional regulatory obligations. The description is qualified in its entirety by reference to the full text of the statutes, regulations, policies, interpretive letters and other written guidance that are described.

North American Financial Holdings, Inc. as a Bank Holding Company

Any entity that acquires direct or indirect control of a bank must obtain prior approval of the Federal Reserve to become a bank holding company pursuant to the BHCA. We became a bank holding company in connection with the acquisition of the assets and assumption of certain liabilities of the Failed Banks from the FDIC by our newly chartered bank subsidiary, Capital Bank. As a bank holding company, we are subject to regulation under the BHCA and to inspection, examination, supervision and enforcement by the Federal Reserve. While subjecting us to supervision and regulation, we believe that being a bank holding company (as opposed to a non-controlling investor) broadens the investment opportunities available to us among public and private financial institutions, failing and distressed financial institutions, seized assets and deposits and FDIC auctions. Federal Reserve jurisdiction also extends to any company that is directly or indirectly controlled by a bank holding company, such as subsidiaries and other companies in which the bank holding company makes a controlling investment.

Statutes, regulations and policies could restrict our ability to diversify into other areas of financial services, acquire depository institutions and make distributions or pay dividends on our equity securities. They may also require us to provide financial support to any bank that we control, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of a general deterioration in the financial condition of Capital Bank or other depository institutions we control. They may also limit the fees and prices we charge for our consumer services.

Capital Bank, N.A. as a National Bank

Capital Bank is a national bank and is subject to supervision (including regular examination) by its primary banking regulator, the OCC. Retail operations of the bank are also subject to supervision and regulation by the Consumer Bureau. Capital Bank’s deposits are insured by the FDIC through the DIF up to applicable limits in the manner and extent provided by law. Capital Bank is subject to the Federal Deposit Insurance Act, as amended (which we refer to as the “FDI Act”), and FDIC regulations relating to deposit insurance and may also be subject to supervision by the FDIC under certain circumstances.

Recent Developments

Capital Bank was originally formed as NAFH National Bank for the purpose of completing the acquisition of the Failed Banks. On April 29, 2011, we combined TIB Financial’s banking subsidiary, TIB Bank, with NAFH National Bank in an all-stock transaction. On June 30, 2011, we combined Capital Bank Corp.’s banking subsidiary, Capital Bank, with NAFH National Bank in an all-stock transaction and, simultaneously with the consummation of the transaction, changed the name of NAFH National Bank to Capital Bank, N.A. On September 7, 2011, we combined Green Bankshares’ banking subsidiary, GreenBank, with Capital Bank in an all-stock transaction.

OCC Operating Agreement and FDIC Order

Capital Bank is subject to specific requirements pursuant to the OCC Operating Agreement, which it entered into with the OCC in connection with our acquisition of the Failed Banks. The OCC Operating Agreement requires, among other things, that Capital Bank maintain various financial and capital ratios and provide notice to, and obtain consent from, the OCC with respect to any additional failed bank acquisitions from the FDIC or the appointment of any new director or senior executive officer of Capital Bank.

Capital Bank (and, with respect to certain provisions, the Company) is also subject to the FDIC Order issued in connection with the FDIC’s approval of our applications for deposit insurance for the Failed Banks. The FDIC Order requires, among other things, that during the first three years following our acquisition of the Failed Banks, Capital Bank must obtain the FDIC’s approval before implementing certain compensation plans, submit updated business plans and reports of material deviations from those plans to the FDIC and comply with the applicable requirements of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions. Additionally, the FDIC Order requires that Capital Bank maintains Tier 1 common equity (a non-GAAP measure) to total assets of at least ten percent during such three-year period and after such three-year period to remain “well capitalized.” As of June 30, 2011, Capital Bank’s Tier 1 common equity to total assets was 10.2%. Capital Bank’s Tier 1 common equity and Tier 1 capital were equal as of June 30, 2011.

A failure by us or Capital Bank to comply with the requirements of the OCC Operating Agreement or the FDIC Order could subject us to regulatory sanctions; and failure to comply, or the objection, or imposition of additional conditions by the OCC or the FDIC, in connection with any materials or information submitted thereunder, could prevent us from executing our business strategy and negatively impact our business, financial condition, liquidity and results of operations. As of June 30, 2011, Capital Bank was in compliance with all of the material terms of the OCC Operating Agreement and FDIC Order.

Regulatory Notice and Approval Requirements for Acquisitions of Control

We must generally receive federal regulatory approval before we can acquire an institution or business. Specifically, a bank holding company must obtain prior approval of the Federal Reserve in connection with any acquisition that results in the bank holding company owning or controlling more than 5% of any class of voting securities of a bank or another bank holding company. In acting on such applications of approval, the Federal Reserve considers, among other factors: the effect of the acquisition on competition; the financial condition and future prospects of the applicant and the banks involved; the managerial resources of the applicant and the banks involved; the convenience and needs of the community, including the record of performance under the CRA; and the effectiveness of the applicant in combating money laundering activities. Our ability to make investments in depository institutions will depend on our ability to obtain approval of the Federal Reserve. The Federal Reserve could deny our application based on the above criteria or other considerations. For example, we could be required to sell branches as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.

Federal and state laws impose additional notice, approval and ongoing regulatory requirements on any investor that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or bank holding company. These laws include the BHCA and the Change in Bank Control Act. Among other things, these laws require regulatory filings by an investor that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, an investor is deemed to control a depository institution or other company if the investor owns or controls 25% or more of any class of voting securities.

Subject to rebuttal, an investor may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting securities. If an investor’s ownership of our voting securities were to exceed certain thresholds, the investor could be deemed to “control” us for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

Broad Supervision and Enforcement Powers

A principal objective of the U.S. bank regulatory regime is to protect depositors by ensuring the financial safety and soundness of banks and other insured depository institutions. To that end, the Federal Reserve, the OCC and the FDIC have broad supervisory and enforcement authority with regard to bank holding companies and banks, including the power to conduct examinations and investigations, issue cease and desist orders, impose fines and other civil and criminal penalties, terminate deposit insurance and appoint a conservator or receiver. The Consumer Bureau similarly has broad regulatory supervision and enforcement authority with regard to consumer protection matters affecting us or our subsidiaries. Bank regulators regularly examine the operations of banks and bank holding companies. In addition, banks and bank holding companies are subject to periodic reporting and filing requirements.

Bank regulators have various remedies available if they determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of a banking organization’s operations are unsatisfactory. The regulators may also take action if they determine that the banking organization or its management is violating or has violated any law or regulation. The regulators have the power to, among other things: enjoin “unsafe or unsound” practices, require affirmative actions to correct any violation or practice, issue administrative orders that can be judicially enforced, direct increases in capital, direct the sale of subsidiaries or other assets, limit dividends and distributions, restrict growth, assess civil monetary penalties, remove officers and directors and terminate deposit insurance.

Engaging in unsafe or unsound practices or failing to comply with applicable laws, regulations and supervisory agreements could subject the Company, its subsidiaries and their respective officers, directors and institution-affiliated parties to the remedies described above and other sanctions. In addition, the FDIC may terminate a bank’s depository insurance upon a finding that the bank’s financial condition is unsafe or unsound or that the bank has engaged in unsafe or unsound practices or has violated an applicable rule, regulation, order or condition enacted or imposed by the bank’s regulatory agency.

Interstate Banking

Interstate Banking for State and National Banks

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act (which we refer to as the “Riegle-Neal Act”), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company’s initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state). The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. The Dodd-Frank Act permits a national or state bank, with the approval of its regulator, to open a branch in any state if the law of the state in which the branch is located would permit the establishment of the branch if the bank were a bank chartered in that state. National banks may provide trust services in any state to the same extent as a trust company chartered by that state.

FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions

As the agency responsible for resolving failed depository institutions, the FDIC has discretion to determine whether a party is qualified to bid on a failed institution. The FDIC Policy Statement imposes additional restrictions and requirements on certain “private investors” and institutions to the extent that those investors or institutions seek to acquire a failed institution from the FDIC. The FDIC adopted the FDIC Policy Statement on August 16, 2009, and issued guidance regarding the policy statement on January 6, 2010 and April 23, 2010.

The FDIC Policy Statement includes an exception for investors with 5% or less of the total voting power of an acquired depository institution or its bank holding company, provided there is no evidence of concerted action by such investors. In the FDIC Policy Statement Q&A, the FDIC indicated that it will presume that “concerted action” exists where investors with 5% or less of the total voting power of an acquired depository institution or its bank holding company own greater than two-thirds of the total voting power of such acquired depositary institution or its bank holding company in the aggregate. The FDIC Policy Statement Q&A provides that this presumption may be rebutted if the investors or the placement agent provide sufficient evidence that the investors are not participating in concerted action. In evaluating whether this presumption has been rebutted, the FDIC will consider, among other things: (1) whether each investor was among many potential investors contacted for investment and reached an independent decision to invest in the depositary institution or its bank holding company, (2) whether any investors are managed or advised by a common investment manager or advisor, (3) whether any investors are engaged or anticipate engaging, as part of a group consisting of substantially the same entities as the stockholders of the acquired depository institution or holding company, in substantially the same combination of interests, in any additional banking or non-banking activity in the United States, (4) whether any investor has any significant ownership interest in or the right to acquire shares of any other investor, (5) whether there are any agreements or understandings between any investors for the purpose of controlling the depository institution or its bank holding company, (6) whether any investors (or any directors representing investors) will consult one another concerning the voting of the depository institution’s or its bank holding company’s stock, (7) whether any directors representing a particular investor will represent only the investor which nominated him or her or will also represent additional investors and (8) the primary federal banking regulator’s evaluation of whether any investors are acting in concert for purposes of applying Change in Bank Control Act and the BHCA.

For those institutions and investors to which it applies, the FDIC Policy Statement imposes the following provisions, among others. First, institutions are required to maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of three years, and thereafter maintain a capital level sufficient to be well capitalized under regulatory standards during the remaining period of ownership of the investors. This amount of capital exceeds that required under otherwise applicable regulatory requirements. Second, investors that collectively own 80% or more of two or more depository institutions are required to pledge to the FDIC their proportionate interests in each institution to indemnify the FDIC against any losses it incurs in connection with the failure of one of the institutions. Third, institutions are prohibited from extending credit to investors and to affiliates of investors. Fourth, investors may not employ ownership structures that use entities domiciled in bank secrecy jurisdictions. The FDIC has interpreted this prohibition to apply to a wide range of non-U.S. jurisdictions. In its guidance, the FDIC has required that non-U.S. investors subject to the FDIC Policy Statement invest through a U.S. subsidiary and adhere to certain requirements related to record keeping and information sharing. Fifth, without FDIC approval, investors are prohibited from selling or otherwise transferring their securities in an institution for a three-year period following the time of certain acquisitions. These transfer restrictions do not apply to open-ended investment companies that are registered under the Investment Company Act, issue redeemable securities and allow investors to redeem on demand. Sixth, investors may not enjoy complex and functionally opaque ownership structure to invest in institutions. Seventh, investors that own 10%

or more of the equity of a failed institution are not eligible to bid for that institution in an FDIC auction. Eighth, investors may be required to provide information to the FDIC, such as with respect to the size of the capital fund or funds, their diversification, their return profiles, their marketing documents, their management teams and their business models. Ninth, the FDIC Policy Statement does not replace or substitute for otherwise applicable regulations or statutes.

Limits on Transactions with Affiliates

Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. Transactions with any single affiliate may not exceed 10% of the capital stock and surplus of the bank. For a bank, capital stock and surplus refers to Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for credit losses excluded from Tier 2 capital. The bank’s transactions with any one affiliate, and with all of its affiliates in the aggregate are limited to 10% and 20%, respectively. of the foregoing capital. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank and the types of permissible collateral may be limited. The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates, including an expansion of what types of transactions are covered to include credit exposures related to derivatives, repurchase agreements and securities lending arrangements and an increase in the amount of time for which collateral requirements regarding covered transactions must be satisfied.

Bank Holding Companies as a Source of Strength

Federal Reserve law requires that a bank holding company serve as a source of financial and managerial strength to each bank that it controls and, under appropriate circumstances, to commit resources to support each such controlled bank. This support may be required at times when the bank holding company may not have the resources to provide the support.

Under the prompt corrective action provisions, if a controlled bank is undercapitalized, then the regulators could require the bank holding company to guarantee the bank’s capital restoration plan. In addition, if the Federal Reserve believes that a bank holding company’s activities, assets or affiliates represent a significant risk to the financial safety, soundness or stability of a controlled bank, then the Federal Reserve could require the bank holding company to terminate the activities, liquidate the assets or divest the affiliates. The regulators may require these and other actions in support of controlled banks even if such actions are not in the best interests of the bank holding company or its stockholders. Because we are a bank holding company, we (and our consolidated assets) are viewed as a source of financial and managerial strength for any controlled depository institutions, like Capital Bank.

The Dodd-Frank Act also directs federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as sources of financial strength for the institution. The term “source of financial strength” is defined under the Dodd-Frank Act as the ability of a company to provide financial assistance to its insured depository institution subsidiaries in the event of financial distress. The appropriate federal banking agency for such a depository institution may require reports from companies that control the insured depository institution to assess their abilities to serve as sources of strength and to enforce compliance with the source-of-strength requirements. The appropriate federal banking agency may also require a holding company to provide financial assistance to a bank with impaired capital. The Dodd-Frank Act requires that federal banking regulators propose implementing regulations no later than July 21, 2011. Under this requirement, in the future we could be required to provide financial assistance to Capital Bank should it experience financial distress. Based on our ownership of a national bank subsidiary, the OCC could assess us if the capital of Capital Bank were to become impaired. If we failed to pay the assessment within three months, the OCC could order the sale of our stock in Capital Bank to cover the deficiency.

In addition, capital loans by us to Capital Bank will be subordinate in right of payment to deposits and certain other indebtedness of Capital Bank. In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of Capital Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Depositor Preference

The FDI Act provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If our insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including us, with respect to any extensions of credit they have made to such insured depository institution.

Liability of Commonly Controlled Institutions

FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company and for any assistance provided by the FDIC to an FDIC-insured depository institution that is in danger of default and that is controlled by the same bank holding company. “Default” means generally the appointment of a conservator or receiver for the institution. “In danger of default” means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The cross-guarantee liability for a loss at a commonly controlled institution would be subordinated in right of payment to deposit liabilities, secured obligations, any other general or senior liability and any obligation subordinated to depositors or general creditors, other than obligations owed to any affiliate of the depository institution (with certain exceptions).

Dividend Restrictions

The Company is a legal entity separate and distinct from each of its subsidiaries. Our ability to pay dividends and make other distributions may depend upon the receipt of dividends from our bank subsidiary and is limited by federal and state law. The specific limits depend on a number of factors, including the bank’s type of charter, recent earnings, recent dividends, level of capital and regulatory status. The regulators are authorized, and under certain circumstances are required, to determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. For example, the FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized.

Dividends that may be paid by a national bank without the express approval of the OCC are limited to that bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period. State-chartered subsidiary banks are also subject to state regulations that limit dividends. Nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year.

Currently, the OCC Operating Agreement prohibits Capital Bank from paying a dividend to us for three years following our acquisition of the Failed Banks and, once the three-year period has elapsed, imposes other restrictions on Capital Bank’s ability to pay dividends, including requiring prior approval from the OCC before any distribution is made.

The ability of a bank holding company to pay dividends and make other distributions can also be limited. The Federal Reserve has authority to prohibit a bank holding company from paying dividends or making other distributions. The Federal Reserve has issued a policy statement that a bank holding company should not pay cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality and overall financial condition. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or that can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The Dodd-Frank Act imposes, and Basel III (described below) once in effect will impose, additional restrictions on the ability of banking institutions to pay dividends.

Regulatory Capital Requirements

In General

Bank regulators view capital levels as important indicators of an institution’s financial soundness. FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. The final supervisory judgment on an institution’s capital adequacy is based on the regulator’s individualized assessment of numerous factors.

As a bank holding company, we are subject to various regulatory capital adequacy requirements administered by the Federal Reserve. In addition, the OCC imposes capital adequacy requirements on our subsidiary bank. The FDIC also may impose these requirements on Capital Bank and other depository institution subsidiaries that we may acquire or control in the future. The FDI Act requires that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial condition.

Quantitative measures, established by the regulators to ensure capital adequacy, require that a bank holding company maintain minimum ratios of capital to risk-weighted assets. There are three categories of capital under the guidelines. With the implementation of the Dodd-Frank Act, certain changes have been made as to the type of capital that falls under each of these categories. For us, as a bank holding company, Tier 1 capital includes common shareholders’ equity, qualifying preferred stock and trust preferred securities issued before May 19, 2010, less goodwill and certain other deductions (including a portion of servicing assets and the unrealized net gains and losses, after taxes, on securities available for sale). Tier 2 capital includes preferred stock and trust preferred securities not qualifying as Tier 1 capital, subordinated debt, the allowance for credit losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). Tier 3 capital includes certain qualifying unsecured subordinated debt. See “—Changes in Laws, Regulations or Policies and the Dodd-Frank Act.”

Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet asset and off-balance sheet item, primarily based on the relative credit risk of the asset or counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real-estate related loans risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after calculating balance sheet equivalent amounts. A credit conversion factor is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivatives are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. For certain recourse obligations, direct credit substitutes, residual interests in asset securitization and other securitized transactions that expose institutions primarily to credit risk, the capital amounts and classification under the guidelines are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Banks and bank holding companies currently are required to maintain Tier 1 capital and the sum of Tier 1 and Tier 2 capital equal to at least 6% and 10%, respectively, of their total risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) to be deemed “well capitalized.” The federal bank regulatory agencies may, however, set higher capital requirements for an individual bank or when a bank’s particular circumstances warrant. At this time, the bank regulatory agencies are more inclined to impose higher capital requirements in order to meet well-capitalized standards, and future regulatory change could impose higher capital standards as a routine matter.

The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the Federal Reserve considers a “tangible Tier 1 leverage ratio” (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or engaging in new activities. In addition, the federal bank regulatory agencies have established minimum leverage (Tier 1 capital to adjusted average total assets) guidelines for banks within their regulatory jurisdictions. These guidelines provide for a minimum leverage ratio of 5% for banks to be deemed “well capitalized.” Our regulatory capital ratios and those of Capital Bank are in excess of the levels established for “well-capitalized” institutions.

As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

In addition, the Dodd-Frank Act requires the federal banking agencies to adopt capital requirements that address the risks that the activities of an institution pose to the institution and the public and private stakeholders, including risks arising from certain enumerated activities. The federal banking agencies may change existing capital guidelines or adopt new capital guidelines in the future pursuant to the Dodd-Frank Act, the implementation of Basel III (described below) or other regulatory or supervisory changes. We cannot be certain what the impact of changes to existing capital guidelines will have on us or Capital Bank.

Basel I, Basel II and Basel III Accords

The current risk-based capital guidelines that apply to us and our subsidiary bank are based on the 1988 capital accord, referred to as Basel I, of the International Basel Committee on Banking Supervision (which we refer to as the “Basel Committee”), a committee of central banks and bank supervisors, as implemented by federal bank regulators. In 2008, the bank regulatory agencies began to phase-in capital standards based on a second capital accord issued by the Basel Committee, referred to as Basel II, for large or “core” international banks and bank holding companies (generally defined for U.S. purposes as having total assets of $260 billion or more or consolidated foreign exposures of $10 billion or more). Because we do not anticipate controlling any large or “core” international bank in the foreseeable future, Basel II will not apply to us.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. While the timing and scope of any U.S. implementation of Basel III remains uncertain, the following items provide a brief description of the relevant provisions of Basel III and their potential impact on our capital levels if applied to us and Capital Bank.

New Minimum Capital Requirements. Subject to implementation by the U.S. federal banking agencies, Basel III would be expected, among other things, to increase required capital ratios of banking institutions to which it applies, as follows:

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Minimum Common Equity. The minimum requirement for common equity, the highest form of loss absorbing capital, would be raised from the current 2.0% level, before the application of regulatory adjustments, to 3.5% as of January 11, 2013 and 4.5% by January 1, 2015 after the application of stricter adjustments. The “capital conversion buffer”, discussed below, would cause required total common equity to rise to 7.0% by January 1, 2019 (4.5% attributable to the minimum required common equity plus 2.5% attributable to the “capital conservation buffer”).

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Minimum Tier 1 Capital. The minimum Tier 1 capital requirement, which includes common equity and other qualifying financial instruments based on stricter criteria, would increase from 4.0% to 4.5% by January 1, 2013, and 6.0% by January 1, 2015. Total Tier 1 capital would rise to 8.5% by January 1, 2019 (6.0% attributable to the minimum required Tier 1 capital ratio plus 2.5% attributable to the capital conservation buffer, as discussed below).

•	Minimum Total Capital. The minimum Total Capital (Tier 1 and Tier 2 capital) requirement would increase to 8.0% (10.5% by January 1, 2019, including the capital conservation buffer).

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Capital Conservation Buffer. The capital conservation buffer would add 2.5% to the regulatory minimum common equity requirement (adding 0.625% during each of the three years beginning in January 1, 2016 through January 1, 2019). The buffer would be added to common equity, after the application of deductions. The purpose of the conservation buffer is to ensure that banks maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress. It is expected that, while banks would be allowed to draw on the buffer during such periods of stress, the closer their regulatory capital ratios approach the minimum requirement, the greater the constraints that would be applied to earnings distributions.

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Countercyclical Buffer. Basel III expects regulators to require, as appropriate to national circumstances, a “countercyclical buffer” within a range of 0% to 2.5% of common equity or other fully loss absorbing capital. The purpose of the countercyclical buffer is to achieve the broader goal of protecting the banking sector from periods of excess aggregate credit growth. For any given country, it is expected that this buffer would only be applied when there is excess credit growth that is resulting in a perceived system-wide build up of risk. The countercyclical buffer, when in effect, would be introduced as an extension of the conservation buffer range.

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Regulatory Deductions from Common Equity. The regulatory adjustments (i.e., deductions and prudential filters), including minority interests in financial institutions, mortgage-servicing rights, and deferred tax assets from timing differences, would be deducted in increasing percentages beginning January 1, 2014, and would be fully deducted from common equity by January 1, 2018. Certain instruments that no longer qualify as Tier 1 capital, such as trust preferred securities, also would be subject to phaseout over a 10-year period beginning January 1, 2013.

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Non-Risk-Based Leverage Ratios. These capital requirements are supplemented by a nonrisk-based leverage ratio that will serve as a backstop to the risk-based measures described above. In July 2010, the Governors and Heads of Supervision agreed to test a minimum Tier 1 leverage ratio of 3.0% during the parallel run period. Based on the results of the parallel run period, any final adjustments would be carried out in the first half of 2017 with a view to adopting the 3.0% leverage ratio on January 1, 2018, based on appropriate review and calibration.

Basel III also introduces a non-risk adjusted Tier 1 leverage ratio of 3%, based on a measure of total exposure that includes balance sheet assets, net of provisions and valuation adjustments, as well as potential future exposure to off-balance sheet items, such as derivatives. Basel III also includes both short- and long-term liquidity standards. The phase-in of the new rules is to commence on January 1, 2013, with the phase-in of the capital conservation buffer commencing on January 1, 2015 and the rules to be fully phased-in by January 1, 2019.

In November 2010, Basel III was endorsed by the Group of Twenty (G-20) Finance Ministers and Central Bank Governors and will be subject to individual adoption by member nations, including the United States. On December 16, 2010, the Basel Committee issued the text of the Basel III rules, which presents the details of global regulatory standards on bank capital adequacy and liquidity agreed by the Basel Committee and endorsed by the G-20 leaders. In January 2011, the Basel Committee issued further guidance on the qualification criteria for inclusion in Tier 1 capital. The federal banking agencies will likely implement changes to the current capital adequacy standards applicable to us and our bank subsidiary in light of Basel III. If adopted by federal banking agencies, Basel III could lead to higher capital requirements, including a restrictive leverage ratio and new liquidity ratios. The ultimate impact of the new capital and liquidity standards on us and our bank subsidiary is currently being reviewed and will depend on a number of factors, including the rulemaking and implementation by the U.S. banking regulators. We cannot determine the ultimate effect that potential legislation, or subsequent regulations, if enacted, would have upon our earnings or financial position.

Prompt Corrective Action

The FDI Act requires federal bank regulatory agencies to take “prompt corrective action” with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution’s treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

Under this system, the federal banking regulators have established five capital categories, well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, in which all institutions are placed. The federal banking regulators have also specified by regulation the relevant capital levels for each of the other categories. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

Federal Reserve Board regulations require that each bank maintain reserve balances on deposits with the Federal Reserve Bank.

Reserve Requirements

Pursuant to regulations of the Federal Reserve, all banks are required to maintain average daily reserves at mandated ratios against their transaction accounts. In addition, reserves must be maintained on certain non-personal time deposits. These reserves must be maintained in the form of vault cash or in an account at a Federal Reserve Banks.

Deposit Insurance Assessments

FDIC-insured banks are required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system whereby FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. The FDIC recently raised assessment rates to increase funding for the DIF, which is currently underfunded.

The Dodd-Frank Act makes permanent the general $250,000 deposit insurance limit for insured deposits. In addition, federal deposit insurance for the full net amount of deposits in noninterest-bearing transaction accounts was extended to January 1, 2013 for all insured banks.

The Dodd-Frank Act changes the deposit insurance assessment framework, primarily by basing assessments on an institution’s total assets less tangible equity (subject to risk-based adjustments that would further reduce the assessment base for custodial banks) rather than domestic deposits, which is expected to shift a greater portion of the aggregate assessments to large banks, as described in detail below. The Dodd-Frank Act also eliminates the upper limit for the reserve ratio designated by the FDIC each year, increases the minimum designated reserve ratio of the DIF from 1.15% to 1.35% of the estimated amount of total insured deposits by September 30, 2020, and eliminates the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

The Dodd-Frank Act requires the DIF to reach a reserve ratio of 1.35% of insured deposits by September 30, 2020. On December 20, 2010, the FDIC raised the minimum designated reserve ratio of DIF to 2%. The ratio is higher than the minimum reserve ratio of 1.35% as set by the Dodd-Frank Act. Under the Dodd-Frank Act, the FDIC is required to offset the effect of the higher reserve ratio on insured depository institutions with consolidated assets of less than $10 billion.

On February 7, 2011, the FDIC approved a final rule on Assessments, Dividends, Assessment Base and Large Bank Pricing. The final rule, mandated by the Dodd-Frank Act, changes the deposit insurance assessment system from one that is based on domestic deposits to one that is based on average consolidated total assets minus average tangible equity. Because the new assessment base under the Dodd-Frank Act is larger than the current assessment base, the final rule’s assessment rates are lower than the current rates, which achieves the FDIC’s goal of not significantly altering the total amount of revenue collected from the industry. In addition, the final rule adopts a “scorecard” assessment scheme for larger banks and suspends dividend payments if the DIF reserve ratio exceeds 1.5% but provides for decreasing assessment rates when the DIF reserve ratio reaches certain thresholds. The final rule also determines how the effect of the higher reserve ratio will be offset for institutions with less than $10 billion of consolidated assets.

Continued action by the FDIC to replenish the DIF as well as changes contained in the Dodd-Frank Act may result in higher assessment rates. Capital Bank may be able to pass part or all of this cost on to its customers, including in the form of lower interest rates on deposits, or fees to some depositors, depending on market conditions.

The FDIC may terminate a depository institution’s deposit insurance upon a finding that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution’s regulatory agency. If deposit insurance for a banking business we invest in or acquire were to be terminated, that would have a material adverse effect on that banking business and potentially on the Company as a whole.

Permitted Activities and Investments by Bank Holding Companies

The BHCA generally prohibits a bank holding company from engaging in activities other than banking or managing or controlling banks except for activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Financial Modernization Act of 1999 (which we refer to as the “GLB Act”) expanded the permissible activities of a bank holding company that qualifies as a financial holding company. Under the regulations implementing the GLB Act, a financial holding company may engage in additional activities that are financial in nature or incidental or complementary to financial activity. Those activities include, among other activities, certain insurance and securities activities. We have not yet determined whether it would be appropriate or advisable in the future to become a financial holding company.

Privacy Provisions of the GLB Act and Restrictions on Cross-Selling

Federal banking regulators, as required under the GLB Act, have adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties. The privacy provisions of the GLB Act affect how consumer information is transmitted through diversified financial services companies and conveyed to outside vendors.

Federal financial regulators have issued regulations under the Fair and Accurate Credit Transactions Act, which have the effect of increasing the length of the waiting period, after privacy disclosures are provided to new customers, before information can be shared among different companies that we own or may come to own for the purpose of cross-selling products and services among companies we own. A number of states have adopted their own statutes concerning financial privacy and requiring notification of security breaches.

Anti-Money Laundering Requirements

Under federal law, including the Bank Secrecy Act, the PATRIOT Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, certain types of financial institutions, including insured depository institutions, must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Among other things, these laws are intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. Financial institutions are prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with non-U.S. financial institutions and non-U.S. customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The regulatory authorities have imposed “cease and desist” orders and civil money penalty sanctions against institutions found to be violating these obligations.

The OFAC is responsible for helping to insure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons, organizations and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If we or Capital Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, we or Capital Bank must freeze or block such account or transaction, file a suspicious activity report and notify the appropriate authorities.

Consumer Laws and Regulations

Banks and other financial institutions are subject to numerous laws and regulations intended to protect consumers in their transactions with banks. These laws include, among others, laws regarding unfair and deceptive acts and practices and usury laws, as well as the following consumer protection statutes: Truth in Lending Act, Truth in Savings Act; Electronic Funds Transfer Act, Expedited Funds Availability Act, Equal Credit Opportunity Act, Fair and Accurate Credit Transactions Act, Fair Housing Act, Fair Credit Reporting Act, Fair Debt Collection Act, GLB Act, Home Mortgage Disclosure Act, Right to Financial Privacy Act and Real Estate Settlement Procedures Act.

Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers when taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, customer rescission rights, action by state and local attorneys general and civil or criminal liability.

The Dodd-Frank Act creates the Consumer Bureau, a new independent bureau that will have broad authority to regulate, supervise and enforce retail financial services activities of banks and various non-bank providers. The Consumer Bureau will have authority to promulgate regulations, issue orders, guidance and policy statements, conduct examinations and bring enforcement actions with regard to consumer financial products and services. In general, banks with assets of $10 billion or less, such as Capital Bank, will be subject to regulation of the Consumer Bureau but will continue to be examined for consumer compliance by their bank regulator. However, given our growth and bank acquisition strategy, if our total assets were to exceed $10.0 billion, then we will become subject to the Consumer Bureau’s exclusive examination authority and primary enforcement authority.

The Community Reinvestment Act

The CRA is intended to encourage banks to help meet the credit needs of their service areas, including low- and moderate-income neighborhoods, consistent with safe and sound operations. The regulators examine banks and assign each bank a public CRA rating. A bank’s record of fair lending compliance is part of the resulting CRA examination report. The CRA then requires bank regulators to take into account the bank’s record in meeting the needs of its service area when considering an application by a bank to establish a branch or to conduct certain mergers or acquisitions. The Federal Reserve is required to consider the CRA records of a bank holding company’s controlled banks when considering an application by the bank holding company to acquire a bank or to merge with another bank holding company.

When we apply for regulatory approval to make certain investments, the regulators will consider the CRA record of the target institution and our depository institution subsidiary. An unsatisfactory CRA record could substantially delay approval or result in denial of an application.

Changes in Laws, Regulations or Policies and the Dodd-Frank Act

Various federal, state and local legislators introduce from time to time measures or take actions that would modify the regulatory requirements or the examination or supervision of banks or bank holding companies. Such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks and other financial institutions, all of which could affect our investment opportunities and our assessment of how attractive such opportunities may be. We cannot predict whether potential legislation will be enacted and, if enacted, the effect that it or any implementing regulations would have on our business, results of operations or financial condition.

The Dodd-Frank Act, which was signed into law on July 21, 2010, will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, increased capital, leverage and liquidity requirements and numerous other provisions designed to improve supervision and oversight of the financial services sector. The following items briefly describe some of the key provisions of the Dodd-Frank Act:

•	Source of Strength. The Dodd-Frank Act requires all companies that directly or indirectly control a depository institution to serve as a source of strength for the institution.

•

Limitation on Federal Preemption. The Dodd-Frank Act may limit the ability of national banks to rely upon federal preemption of state consumer financial laws. Under the Dodd-Frank Act, the OCC will have the ability to make preemption determinations only if certain conditions are met and on a case-by-case basis. The Dodd-Frank Act also eliminates the extension of preemption to operating subsidiaries of national banks. However, the Dodd-Frank Act preserves certain preemption standards articulated by the U.S. Supreme Court and existing interpretations thereunder, as well as express preemption provisions in other federal laws (such as the Equal Credit Opportunity Act and the Truth in Lending Act) that specifically address the application of state law in relation to that federal law. The Dodd-Frank Act authorizes state enforcement authorities to bring lawsuits under state law against national banks and authorizes suits by state attorney generals against national banks to enforce rules issued by the Consumer Bureau. With this broad grant of enforcement authority to states, institutions, including national banks, could be subject to varying and potentially conflicting interpretations of federal law by various state attorney generals, state regulators and the courts.

•	Mortgage Loan Origination and Risk Retention. The Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks, in an effort to require steps to verify a borrower’s ability to repay. The Dodd-Frank Act also generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgages and other asset-backed securities that the securitizer issues. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

•

Consumer Financial Protection Bureau. The Dodd-Frank Act creates the Consumer Bureau within the Federal Reserve. The Consumer Bureau is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The Consumer Bureau has rulemaking authority over many of the statutes governing products and services offered to bank customers. For banking organizations with assets of more than $10 billion, the Consumer Bureau has exclusive rulemaking and examination and primary enforcement authority under federal consumer financial laws. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the Consumer Bureau.

•

Deposit Insurance. The Dodd-Frank Act makes permanent the general $250,000 deposit insurance limit for insured deposits. The Dodd-Frank Act also provides unlimited deposit coverage for non-interest-bearing transaction accounts until January 1, 2013. Amendments to the FDI Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to DIF will be calculated. Under these amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

•

Transactions with Affiliates and Insiders. The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Sections 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. Insider transaction limitations are expanded through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution’s board of directors.

•

Corporate Governance. The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including the Company. The Dodd-Frank Act (1) grants stockholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for compensation committee members; (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers; and (4) provides the SEC with authority to adopt proxy access rules that would allow stockholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy materials.

•

Interchange Fees. Under the so-called Durbin Amendment of the Dodd-Frank Act, interchange transaction fees that a card issuer receives or charges for an electronic debit transaction must be “reasonable and proportional” to the cost incurred by the card issuer in processing the transaction. Banks that have less than $10 billion in assets are exempt from the interchange transaction fee limitation. On June 29, 2011, the Federal Reserve issued a final rule establishing standards for determining whether the amount of any interchange transaction fee is reasonable and proportional, taking into consideration fraud prevention costs, and prescribing regulations to ensure that network fees are not used, directly or indirectly, to compensate card issuers with respect to electronic debit transactions or to circumvent or evade the restrictions that interchange transaction fees be reasonable and proportional. Under the final rule, the maximum permissible interchange fee that an issuer may receive for an electronic debit will be the sum of $0.21 per transaction and five basis points multiplied by the value of the transaction. The Federal Board also approved on June 29, 2011 an interim final rule that allows for an upward adjustment of no more than $0.01 to an issuer’s debit card interchange fee if the issuer develops and implements policies and procedures reasonably designed to achieve certain fraud-prevention standards set out in the interim final rule. The Dodd-Frank Act also bans card issuers and payment card networks from entering into exclusivity arrangements for debit card processing and prohibits card issuers and payment networks from inhibiting the ability of merchants to direct the routing of debit card transactions over networks of their choice. Finally, merchants will be able to set minimum dollar amounts for the use of a credit card and provide discounts to consumers who pay with various payment methods, such as cash.

Many of the requirements of the Dodd-Frank Act will be implemented over time, and most will be subject to regulations implemented over the course of several years. Given the uncertainty surrounding the manner in which many of the Dodd-Frank Act’s provisions will be implemented by the various regulatory agencies and through regulations, the full extent of the impact on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business.

INFORMATION ABOUT GREEN BANKSHARES

The Company

Green Bankshares is a bank holding company headquartered in Greeneville, Tennessee. Prior to September 7, 2011, Green Bankshares conducted its business primarily through its wholly-owned subsidiaries, GreenBank (which we refer to as “GreenBank”) and three wholly-owned subsidiaries of GreenBank, Superior Financial Services, GCB Acceptance Corporation and Fairway Title Co.

Effective September 7, 2011, GreenBank, merged with and into Capital Bank, a national banking association and wholly owned subsidiary of NAFH, with Capital Bank as the surviving entity in an all-stock transaction. NAFH is the owner of approximately 90.0% of the common stock of Green Bankshares. In addition, five of the seven directors of Green Bankshares, and Green Bankshares’ Chief Executive Officer, Chief Financial Officer and Chief Risk Officer are affiliated with NAFH.

Green Bankshares’ assets consist primarily of approximately 34% of the capital stock of Capital Bank. Accordingly, NAFH and Green Bankshares own different percentage interests in substantially the same business. The businesses of Capital Bank are described in this document under the heading “Information About NAFH.”

Prior to the merger of GreenBank with Capital Bank, Green Bankshares had a total of 63 branches across East and Middle Tennessee in addition to one branch in each of Virginia and North Carolina.

Green Bankshares Property

Green Bankshares’ properties are controlled directly or indirectly by NAFH and are described in this document under the heading “Information About NAFH.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of financial condition and results of operations for Green Bankshares with respect to the three and six months ended June 30, 2011 and related periods is attached to this document as Appendix D.

Management’s discussion and analysis of financial condition and results of operations for Green Bankshares with respect to the year ended December 31, 2010 and related periods is attached to this document as Appendix C.

Legal Proceedings

Legal proceedings affecting Green Bankshares are described under the heading “Information about NAFH—Legal Proceedings.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2011 and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2011 and the year ended December 31, 2010 has been presented to give effect to and show the pro forma impact on our historical financial statements of (1) the completion of our investments in TIB Financial, Capital Bank Corp. and Green Bankshares, as applicable, and (2) the issuance of approximately 3,709,579 shares of Class A common stock to the minority stockholders of TIB Financial, Capital Bank Corp. and Green Bankshares, each of which will be merged with us in the reorganization.

On July 16, 2010, we purchased certain assets and assumed certain liabilities, including substantially all deposits, of First National Bank, Metro Bank and Turnberry Bank from the FDIC, as receiver. The financial impact of these transactions is included in our historical financial position and results of operations. We have omitted certain historical financial information of First National Bank, Metro Bank and Turnberry Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief granted by the SEC. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances where a registrant engages in an acquisition of a troubled financial institution in which federal assistance is an essential and significant part of the transaction and for which audited financial statements are not reasonably available.

On September 30, 2010 and January 28, 2011, we consummated controlling investments in TIB Financial and Capital Bank Corp., respectively. The results of operations of TIB Financial and Capital Bank Corp. have been reflected in our consolidated financial statements from their respective dates of consummation and, under the acquisition method of accounting, the assets and liabilities of each of them have been reflected in our consolidated financial statements at their respective estimated fair values as of their respective dates of consummation.

On September 7, 2011, we made a controlling investment in Green Bankshares.

Our unaudited pro forma condensed combined balance sheet as of June 30, 2011 presents our consolidated financial position giving pro forma effect to the following transactions as if they had occurred as of June 30, 2011:

•	the completion of our investment in Green Bankshares and the related repurchase of its TARP preferred stock that occurred at the time of the investment; and

•

the issuance of approximately 3,709,579 shares of Class A common stock to the minority stockholders of our majority-held bank holding company subsidiaries, which will be merged with the Company in the reorganization.

Our unaudited pro forma condensed combined statements of income for the six months ended June 30, 2011 presents our consolidated results of operations giving pro forma effect to the following transactions as if they had occurred as of January 1, 2010:

•	the completion of our investment in Capital Bank Corp. and the related repurchase of its TARP preferred stock that occurred at the time of the investment;

•	the completion of our investment in Green Bankshares and related repurchase of its TARP preferred stock that occurred at the time of the investment; and

•	the elimination of minority interest in connection with the reorganization.

Our unaudited pro forma condensed combined statements of income for the year ended December 31, 2010 presents our consolidated results of operations giving pro forma effect to the following transactions as if they had occurred as of January 1, 2010:

•	the completion of our investment in TIB Financial and the related repurchase of its TARP preferred stock that occurred at the time of the investment;

•	the completion of our investment in Capital Bank Corp. and the related repurchase of its TARP preferred stock that occurred at the time of the investment;

•	the completion of our investment in Green Bankshares and the related repurchase of its TARP preferred stock that occurred at the time of the investment; and

•	elimination of minority interest in connection with the reorganization.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	NAFH’s historical unaudited financial statements as of and for the six months ended June 30, 2011;

•	NAFH’s historical audited financial statements as of and for the year ended December 31, 2010;

•	TIB Financial’s historical audited financial statements as of and for the year ended December 31, 2010;

•	Capital Bank Corp.’s historical unaudited financial statements as of and for the six months ended June 30, 2011;

•	Capital Bank Corp.’s historical audited financial statements as of and for the year ended December 31, 2010;

•	Green Bankshares’ historical unaudited financial statements as of and for the six months ended June 30, 2011; and

•	Green Bankshares’ historical audited financial statements as of and for the year ended December 31, 2010.

The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on our historical financial information. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Further, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information from the Green Bankshares investment is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded at the time the controlling investment is completed. Certain reclassifications have been made to the historical financial statements of TIB Financial, Capital Bank Corp. and Green Bankshares to conform to the presentation in NAFH’s financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2011

	North American Financial Holdings, Inc.		Green Bankshares, Inc.			North American Financial Holdings, Inc.
(Dollars in thousands)	June 30, 2011 (As Reported)	Adjustments for Investment in Green Bankshares(1)	June 30, 2011 (As Reported)	Adjustments for Investment and TARP Repurchase(2)		Adjustments for the Reorganization (Pro Forma)		June 30, 2011 (Pro Forma)
Assets
Cash and cash equivalents	$526,131	$(223,250)	$344,265	$144,722	(3)	$–		$791,868
Investment securities	862,085	–	217,556	–	(4)	–		1,079,641
Loans held for sale	4,713	–	617	–		–		5,330
Loans, net of deferred costs and fees	2,999,240	–	1,560,503	(161,000	)(5)	–		4,398,743
Less: Allowance for loan losses	7,689	–	62,728	(62,728	)(5)	–		7,689

Loans, net	2,991,551	–	1,497,775	(98,272	)(5)	–		4,391,054
Other real estate owned	77,887	–	79,690	(16,000	)(6)	–		141,577
FDIC indemnification asset	72,747	–	–	–		–		72,747
Receivable from FDIC	22,652	–	–	–		–		22,652
Goodwill and other intangible assets, net	87,786	–	5,502	43,239	(7)	–		136,527
Other assets	227,613	2,375	148,410	54,000	(8)	–		432,398

Total assets	$4,873,165	$(220,875)	$2,293,815	$127,689		$–		$7,073,794

Liabilities and Shareholders’ Equity
Deposits	$3,501,423	$–	$1,883,388	$11,000	(9)	$–		$5,395,811
Advances from FHLB	244,939	–	157,859	9,000	(10)	–		411,798
Borrowings	133,510	–	107,375	(22,000	)(11)	–		218,885
Other liabilities	41,601	–	23,147	–		–		64,748

Total liabilities	$3,921,473	$–	$2,171,769	$(2,000)		$–		$6,091,242
Preferred stock	$–	$–	$68,815	$(68,815)		$–		$–
Common stock—Class A	209	–	–	–		–	(12)	209
Common stock—Class B	253	–	–	–		–		253
Common stock—Green Bankshares	–	–	26,515	(26,515)		–		–
Additional paid-in capital	882,896	(220,875)	195,985	55,750		48,670	(12)	962,426
Retained earnings (accumulated deficit)	13,058	–	(171,381)	171,381		–		13,058
Accumulated other comprehensive income	6,606	–	2,112	(2,112)		–		6,606
Noncontrolling interest	48,670	–	–	–		(48,670	)(12)	–

Total shareholders’ equity	$951,692	$(220,875)	$122,046	$129,689		$–		$982,552

Total liabilities and shareholders’ equity	$4,873,165	$(220,875)	$2,293,815	$127,689		$–		$7,073,794

(1)

On September 7, 2011, we invested approximately $217.0 million in Green Bankshares. Adjustments in this column reflect payment to Green Bankshares of the $217.0 million purchase price and estimated transaction costs of $6.3 million in connection with the acquisition. As a result of the investment, we own approximately 90.0% of Green Bankshares’ common stock.

(2)

Adjustments in this column reflect acquisition method accounting and estimated fair value adjustments expected to result from our acquisition Green Bankshares as well as the related repurchase of its TARP preferred stock. The following table summarizes the preliminary purchase price allocation to the estimated fair value of assets and liabilities of Green Bankshares as of June 30, 2011:

Fair value of assets acquired:
Cash and cash equivalents	$488,987
Investment securities	217,556
Loans held for sale	617
Loans, net	1,399,503
Other real estate owned	63,690
Goodwill and other intangible assets	48,741
Other assets	202,410

Total assets acquired	2,421,504

Fair value of liabilities assumed:
Deposits	1,894,388
Advances from FHLB	166,859
Borrowings	85,375
Other liabilities	23,147

Total liabilities assumed	2,169,769

Net assets acquired	251,735
Less: Non-controlling interest	(34,735)

Purchase price	$217,000

In determining the estimated fair value of the non-controlling interest, we utilized the $2.62 closing market price per share on Nasdaq of Green Bankshares’ common stock on June 30, 2011 and multiplied this stock price by the 13,257,606 outstanding common shares at that date.

We plan to perform our valuation of the balance sheet as of the closing date of the Green Bankshares investment and expect to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the closing date of the Green Bankshares investment. The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available to us as of June 30, 2011 and may differ significantly from the fair value adjustments that will be recorded as of the closing date of the Green Bankshares investment.

(3)

Cash and cash equivalents approximated fair value and did not require a fair value adjustment. Adjustments include proceeds of $217,000 from the Green Bankshares investment and a reduction of $72,278 from the TARP repurchase.

(4)

Investment securities were reported at fair value at June 30, 2011. The fair values of investment securities are primarily based on values obtained from third parties pricing models which are based on recent trading activity for the same or similar securities. Thus, we determined no fair value adjustment was necessary.

(5)

Upon analyzing estimated credit losses as well as evaluating differences between contractual interest rates and market interest rates as of Jute 30, 2011, we estimated a total loan fair value discount of $161,000. Additionally, since all loans were adjusted to estimated fair value, the historical allowance for loan losses of $62,728 was eliminated, resulting in a net loan adjustment of $98,272.

We expect a significant portion of these acquired loans to be classified as purchased credit-impaired at acquisition, which means there is evidence of credit deterioration since origination and it is probable that we will not collect all contractually required principal and interest payments. The following table reconciles the estimated contractual receivable to the estimated carrying amount of loans acquired in the Green Bankshares transaction.

Contractually required payments	$1,836,712
Nonaccretable difference	146,209

Cash flows expected to be collected at acquisition	1,690,503
Accretable yield	291,000

Fair value of acquired loans at acquisition	$1,399,503

(6)	Other real estate owned was reduced by $16,000 based on our estimate of property values given current market conditions and additional discounts necessary to liquidate these properties.
(7)

Adjustment includes goodwill of $37,741 and a core deposit intangible (which we refer to as “CDI”) of $11,000, less elimination of historical CDI and other intangibles of $5,502. Goodwill represents the excess of purchase price over the fair value of acquired net assets. This acquisition is expected to be nontaxable and, as a result, there will be no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition will deductible for tax purposes. The CDI represents the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. The present value is calculated over the estimated life of the acquired deposit base and will be amortized on an accelerated method over that period. Deposit accounts evaluated for the CDI were demand deposit accounts, money market accounts and savings accounts.
(8)

The most significant other asset impacted by the application of the acquisition method of accounting was the recognition of a net deferred tax asset of $59,000. The net deferred tax asset is primarily related to the recognition of differences between certain tax and book bases of assets and liabilities related to the acquisition method of accounting, including fair value adjustments discussed elsewhere in this section, along with federal and state net operating losses that the Company determined to be realizable as of the acquisition date. A valuation allowance is recorded for deferred tax assets, including net operating losses, if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Adjustment was reduced by $5,645 which represented the historical deferred tax asset balance.

(9)

Time deposits were not included in the CDI evaluation. Instead, a separate valuation of term deposit liabilities was conducted due to the contractual time frame associated with these liabilities. The fair value of these time deposits was estimated by first stratifying the deposit pool by maturity and determining the contractual interest rate for each maturity period. Then cash flows were projected by period and discounted to present value using current market interest rates. Adjustment of $11,000 reflects an estimated time deposit premium, which means that in aggregate, current market rates were lower than contractual rates.

(10)

Fair values for FHLB advances were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments, current interest rates and prepayment penalties. Once the cash flows were determined, a market rate for comparable debt was used to discount the cash flows to the present value. The estimated fair value premium totaled $9,000.

(11)

Adjustment represents an estimated $22,000 fair value discount to borrowings, which primarily consist of subordinated debt. Fair values for the subordinated debt were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments and contractual interest rates. Once the cash flows were determined, a market rate for comparable subordinated debt was used to discount the cash flows to the present value.

(12)

The proposed reorganization will not affect total shareholders’ equity, but it does result in the elimination of the $48,670 of noncontrolling interest as of June 30, 2011, which will be reclassified to additional paid in capital at the reorganization date.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Six Months Ended June 30, 2011

	North American Financial Holdings, Inc.	Capital Bank Corp.			Green Bankshares, Inc.			North American Financial Holdings, Inc.
(Dollars in thousands except per share data)	Six Months Ended June 30, 2011 (As Reported)	Period From January 1 to January 28, 2011 (As Reported)	Adjustments		Six Months Ended June 30, 2011 (As Reported)	Adjustments		Adjustments for the Reorganization		Six Months Ended June 30, 2011 (Pro Forma)
Interest income:
Loans, including fees	$77,153	$5,479	$291	(1)	$48,404	$140	(1)	$–		$131,467
Investment securities and other	11,145	476	–		4,296	–		–		15,917

Total interest income	88,298	5,955	291		52,700	140		–		147,384

Interest expense:
Deposits	12,978	1,551	(429	)(2)	9,892	(2,750	)(2)	–		21,242
Borrowings and other debt	3,347	445	(68	)(3)	4,090	(460	)(3)	–		7,354

Total interest expense	16,325	1,996	(497)		13,982	(3,210)		–		28,596

Net interest income	71,973	3,959	788		38,718	3,350		–		118,788
Provision for loan losses	9,963	40	–	(4)	28,229	–	(4)	–		38,232

Net interest income after provision for loan losses	62,010	3,919	788		10,489	3,350		–		80,556

Non-interest income:
Service charges on deposit accounts	4,065	291	–		12,208	–		–		16,564
Fees on mortgage loans originated and sold	989	210	–		199	–		–		1,398
Investment advisory and trust fees	800	–	–		1,012	–		–		1,812
Accretion on FDIC indemnification asset	2,858	–	–		–	–		–		2,858
Investment securities gains, net	18	–	–		–	–		–		18
Other income	3,670	331	–		2,445	–		–		6,446

Total non-interest income	12,400	832	–		15,864	–		–		29,096

Non-interest expense:
Salaries and employee benefits	34,350	1,977	–		17,311	–		–		53,638
Occupancy and equipment expense	11,650	823	–		6,875	–		–		19,348
Professional fees	4,069	190	–		1,910	–		–		6,169
Foreclosed asset related expense	2,844	176	–	(5)	10,097	–	(5)	–		13,117
Conversion expenses	4,749	–	–		–	–		–		4,749
Other expense	14,818	989	(191	)(6)	11,605	–	(7)	–		27,221

Total non-interest expense	72,480	4,155	(191)		47,798	–		–		124,242

Income (loss) before income taxes	1,930	596	979		(21,445)	3,350		–		(14,590)
Income tax expense	592	–	599	(8)	–	(6,876	)(8)	–		(5,685)

Net income (loss)	1,338	596	380		(21,445)	10,226		–		(8,905)
Dividends and accretion on preferred stock	–	861	(861	)(9)	2,500	(2,500	)(9)	–		–

Net income (loss) attributable to common shareholders	1,338	(265)	1,241		(23,945)	12,726		–		(8,905)
Net income (loss) attributable to noncontrolling interests	218	–	168	(10)	–	(1,117	)(10)	731	(11)	–

Net income (loss) attributable to North American Financial Holdings, Inc.	$1,120	$(265)	$1,073		$(23,945)	$13,843		$(731)		$(8,905)

Earnings per share—basic	$0.02									$(0.18)

Earnings per share—diluted	$0.02									$(0.18)

Weighted average shares—basic	45,120,175	–	–		–	–		3,709,579	(11)	48,829,754

Weighted average shares—diluted	45,270,175	–	–		–	–		3,709,579	(11)	48,829,754

(1)

Adjustments reflect the change in loan interest income for the six months ended June 30, 2011 that would have resulted had the loans been acquired as of January 1, 2010. The change in loan interest income is due to estimated discount accretion associated with fair value adjustments to acquired loans. The discount accretion was calculated on the level yield method over the estimated lives of the acquired loan portfolios.

(2)

Adjustments reflect the change in interest expense for the six months ended June 30, 2011 that would have resulted had the time deposits been acquired as of January 1, 2010. The change in deposit interest expense is due to estimated premium amortization associated with fair value adjustments to acquired time deposits. The premium amortization was calculated on the level yield method over the estimated lives of the acquired time deposits.

(3)

Adjustments reflect the change in interest expense for the six months ended June 30, 2011 that would have resulted had the borrowings and other debt been acquired as of January 1, 2010. The change in interest expense is due to estimated premium amortization/discount accretion associated with fair value adjustments to acquired borrowings and other debt, which include FHLB advances, borrowings and subordinated debt. The premium amortization/discount accretion was calculated on the level yield method over the estimated lives of the acquired borrowings and other debt instruments.

(4)

While the recording of acquired loans at their fair value would have significantly impacted the determination of the provision for loan losses, we assumed no adjustments to the historic amount of Capital Bank Corp.’s or Green Bankshares’s provision for loan losses. If such adjustments were estimated, there could be a reduction in the historic amounts of Capital Bank Corp.’s or Green Bankshares’s provision for loan losses presented.

(5)

A significant portion of Capital Bank Corp.’s and Green Bankshares’s foreclosed asset expense was related to write downs and realized losses on other real estate owned. While the recording of acquired other real estate owned at their fair value may have significantly impacted foreclosed asset expense as the one-year measurement period following acquisition date would have improved the underlying assumptions used in valuing these assets at acquisition, we assumed no adjustments to the historic amount of Capital Bank Corp.’s or Green Bankshares’s foreclosed asset expense. If such adjustments were estimated, there could be a reduction in the historic amounts of Capital Bank Corp.’s or Green Bankshares’s foreclosed asset expense presented.

(6)

For Capital Bank Corp., adjustments reflect the difference between estimated impact of amortization on other intangible assets recorded in acquisition accounting and actual amortization recorded in the period from January 1 to January 28, 2011.

(7)

For Green Bankshares, the estimated impact of amortization on core deposit intangible to be recorded in acquisition accounting was not materially different from actual amortization recorded in the six months ended June 30, 2011.

(8)

Adjustments reflect reversal of valuation allowances recorded against deferred tax assets in the six months ended June 30, 2011 as well as recognition of tax expense associated with the adjusted net income (loss) before taxes assuming an effective rate of 38%.

(9)

Adjustments reflect elimination of dividends and accretion on preferred stock as TARP preferred stock was repurchased concurrent with the Capital Bank Corp. investment and the Green Bankshares investment.

(10)

Adjustments for income attributable to noncontrolling interests were calculated based on noncontrolling stockholder ownership subsequent to each respective transaction. For TIB Financial, Capital Bank Corp. and Green Bankshares, the noncontrolling stockholder ownership was based on ownership levels immediately following its rights offering (5.53% noncontrolling ownership for TIB Financial, 17.25% noncontrolling ownership for Capital Bank Corp. and 9.96% noncontrolling ownership for Green Bankshares).

(11)

Adjustments reflect issuance of new shares of Class A common stock to existing noncontrolling stockholders and elimination of the net income (loss) attributable to noncontrolling interests due to the planned merger of TIB Financial, Capital Bank Corp. and Green Bankshares into the Company.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year Ended December 31, 2010

	North American Financial Holdings, Inc.	TIB Financial Corp.			Capital Bank Corp.			Green Bankshares, Inc.			North American Financial Holdings, Inc.
(Dollars in thousands except per share data)	Year Ended December 31, 2010 (As Reported)	Nine Months Ended September 30, 2010 (As Reported)	Adjustments		Year Ended December 31, 2010 (As Reported)	Adjustments		Year Ended December 31, 2010 (As Reported)	Adjustments(1)		Adjustments for the Reorganization	Year Ended December 31, 2010 (Pro Forma)
Interest income:
Loans, including fees	$36,429	$45,471	$(1,641	)(2)	$68,474	$3,809	(2)	$113,721	$280	(2)	$–	$266,543
Investment securities and other	6,316	6,846	–		9,248	–		7,143	–		–	29,553

Total interest income	42,745	52,317	(1,641)		77,722	3,809		120,864	280		–	296,096

Interest expense:
Deposits	4,656	13,803	(3,179	)(3)	21,082	(6,675	)(3)	28,434	(5,500	)(3)	–	52,621
Borrowings and other debt	1,578	5,632	(2,626	)(4)	5,677	(1,412	)(4)	8,837	(920	)(4)	–	16,766

Total interest expense	6,234	19,435	(5,805)		26,759	(8,087)		37,271	(6,420)		–	69,387

Net interest income	36,511	32,882	4,164		50,963	11,896		83,593	6,700		–	226,709
Provision for loan losses	753	29,697	–	(5)	58,545	–	(5)	71,107	–	(5)	–	160,102

Net interest income (loss) after provision for loan losses	35,758	3,185	4,164		(7,582)	11,896		12,486	6,700		–	66,607

Non-interest income:
Service charges on deposit accounts	1,992	2,585	–		3,311	–		24,179	–		–	32,067
Fees on mortgage loans originated and sold	449	1,219	–		1,640	–		703	–		–	4,011
Investment advisory and trust fees	354	948	–		–	–		2,842	–		–	4,144
Accretion on FDIC indemnification asset	736	–	–		–	–		–	–		–	736
Gain on acquisition of banks	15,175	–	–		–	–		–	–		–	15,175
Investment securities gains (losses), net	–	2,635	(2,635	)(6)	5,855	(5,855	)(6)	(93)	93	(6)	–	–
Other income	909	1,939	–		4,743	–		4,913	–		–	12,504

Total non-interest income	19,615	9,326	(2,635)		15,549	(5,855)		32,544	93		–	68,637

Non-interest expense:
Salaries and employee benefits	17,229	19,859	–		22,675	–		35,368	–		–	95,131
Net occupancy and equipment expense	4,629	6,948	–		9,089	–		13,277	–		–	33,943
Professional fees	11,721	2,866	–		2,514	–		2,777	–		–	19,878
Foreclosed asset related expense	701	21,687	–	(7)	5,006	–	(7)	35,447	–	(7)	–	62,841
Conversion expenses	1,991	–	–		–	–		–	–		–	1,991
Other expense	8,106	13,956	(76	)(8)	15,025	209	(8)	23,946	–	(9)	–	61,166

Total non-interest expense	44,377	65,316	(76)		54,309	209		110,815	–		–	274,950

Income (loss) before income taxes	10,996	(52,805)	1,605		(46,342)	5,832		(65,785)	6,793		–	(139,706)
Income tax expense (benefit)	(1,041)	–	(19,456	)(10)	15,124	(30,518	)(10)	14,910	(37,327	)(10)	–	(58,308)

Net income (loss)	12,037	(52,805)	21,061		(61,466)	36,350		(80,695)	44,120		–	(81,398)

	North American Financial Holdings, Inc.	TIB Financial Corp.			Capital Bank Corp.			Green Bankshares, Inc.			North American Financial Holdings, Inc.
(Dollars in thousands except per share data)	Year Ended December 31, 2010 (As Reported)	Nine Months Ended September 30, 2010 (As Reported)	Adjustments		Year Ended December 31, 2010 (As Reported)	Adjustments		Year Ended December 31, 2010 (As Reported)	Adjustments(1)		Adjustments for the Reorganization		Year Ended December 31, 2010 (Pro Forma)
Dividends and accretion on preferred stock	–	2,009	(2,009	)(11)	2,355	(2,355	)(11)	5,001	(5,001	)(11)	–		–
Gain on retirement of preferred stock	–	(24,276)	24,276	(12)	–	–		–	–		–		–

Net income (loss) attributable to common stockholders	12,037	(30,538)	(1,206)		(63,821)	38,705		(85,696)	49,121		–		(81,398)
Net income (loss) attributable to noncontrolling interests	7	–	(1,755	)(13)	–	(4,333	)(13)	–	(3,643	)(13)	9,724	(14)	–

Net income (loss) attributable to North American Financial Holdings, Inc.	$12,030	$(30,538)	$549		$(63,821)	$43,038		$(85,696)	$52,764		$(9,724)		$(81,398)

Earnings per share—basic	$0.31												$(1.94)

Earnings per share —diluted	$0.31												$(1.94)

Weighted average shares—basic	38,205,677	–	–		–	–		–	–		3,709,579	(14)	41,915,256

Weighted average shares—diluted	38,205,677	–	–		–	–		–	–		3,709,579	(14)	41,915,256

(1)

Adjustments exclude estimated transaction costs (e.g., legal, accounting, consulting, printing, etc.) of $6,250 related to the investment in Green Bankshares, which would be recorded as non-interest expense as incurred.

(2)

Adjustments reflect the change in loan interest income for 2010 that would have resulted had the loans been acquired as of January 1, 2010. The change in loan interest income is due to estimated discount accretion associated with fair value adjustments to acquired loans. The discount accretion was calculated on the level yield method over the estimated lives of the acquired loan portfolios.

(3)

Adjustments reflect the change in interest expense for 2010 that would have resulted had the time deposits been acquired as of January 1, 2010. The change in deposit interest expense is due to estimated premium amortization associated with fair value adjustments to acquired time deposits. The premium amortization was calculated on the level yield method over the estimated lives of the acquired time deposits.

(4)

Adjustments reflect the change in interest expense for 2010 that would have resulted had the borrowings and other debt been acquired as of January 1, 2010. The change in interest expense is due to estimated premium amortization/discount accretion associated with fair value adjustments to acquired borrowings and other debt, which include FHLB advances, borrowings and subordinated debt. The premium amortization/discount accretion was calculated on the level yield method over the estimated lives of the acquired borrowings and other debt instruments.

(5)

While the recording of acquired loans at their fair value would have significantly impacted the determination of the provision for loan losses, we assumed no adjustments to the historic amount of TIB Financial’s, Capital Bank Corp.’s or Green Bankshares’s provision for loan losses. If such adjustments were estimated, there could be a reduction in the historic amounts of TIB Financial’s, Capital Bank Corp.’s or Green Bankshares’s provision for loan losses presented.

(6)

Adjustments reflect the impact to investment securities (gains) losses, net, from the elimination of unrealized gains/losses existing as of January 1, 2010 due to the change in control transactions and application of acquisition accounting.

(7)

A significant portion of TIB Financial’s, Capital Bank Corp.’s and Green Bankshares’s foreclosed asset expense was related to write downs and realized losses on other real estate owned. While the recording of acquired other real estate owned at their fair value may have significantly impacted foreclosed asset expense as the one-year measurement period following acquisition date would have improved the underlying assumptions used in valuing these assets at acquisition, we assumed no adjustments to the historic amount of TIB Financial’s, Capital Bank Corp.’s or Green Bankshares’s foreclosed asset expense. If such adjustments were estimated, there could be a reduction in the historic amounts of TIB Financial’s, Capital Bank Corp.’s or Green Bankshares’s foreclosed asset expense presented.

(8)

For TIB Financial and Capital Bank Corp., adjustments reflect the difference between estimated impact of amortization on other intangible assets recorded in acquisition accounting and actual amortization recorded in 2010.

(9)	For Green Bankshares, the estimated impact of amortization on core deposit intangible to be recorded in acquisition accounting is not materially different from actual amortization recorded in 2010.
(10)

Adjustments reflect reversal of valuation allowances recorded against deferred tax assets in 2010 as well as recognition of tax expense associated with the adjusted net income (loss) before taxes assuming an effective rate of 38%.

(11)

Adjustments reflect elimination of dividends and accretion on preferred stock as TARP preferred stock was repurchased concurrent with the TIB Financial, Capital Bank Corp. and Green Bankshares investments.

(12)

Adjustment reflects reversal of gain on retirement of TIB Financial’s TARP preferred stock. This gain would have been recorded on the TIB Financial predecessor company financial statements and would not have impacted NAFH’s results of operations.

(13)

Adjustments for income attributable to noncontrolling interests were calculated based on noncontrolling stockholder ownership subsequent to each respective transaction. For TIB Financial, Capital Bank Corp. and Green Bankshares, the noncontrolling stockholder ownership was based on ownership levels immediately following each institution’s rights offering (5.53% noncontrolling ownership for TIB Financial. 17.25% noncontrolling ownership for Capital Bank Corp. and 9.96% noncontrolling ownership for Green Bankshares).

(14)

Adjustments reflect issuance of new shares of Class A common stock to existing noncontrolling stockholders and elimination of the net income (loss) attributable to noncontrolling interests due to the planned merger of TIB Financial, Capital Bank Corp. and Green Bankshares into the Company.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of September 7, 2011.

Name	Age	Position
Executive Officers:
R. Eugene Taylor	64	Chairman and Chief Executive Officer
Christopher G. Marshall	52	Chief Financial Officer
R. Bruce Singletary	61	Chief Risk Officer
Kenneth A. Posner	48	Chief of Investment Analytics and Research

Directors:
R. Eugene Taylor	64	Chairman and Chief Executive Officer
Richard M. DeMartini	58	Director
Peter N. Foss	67	Director
William A. Hodges	62	Director
Jeffrey E. Kirt	38	Director
Marc D. Oken	64	Director

Executive Officers

R. Eugene Taylor, Chairman and Chief Executive Officer

Gene Taylor has served as Chairman of our Board of Directors and as our Chief Executive Officer since our founding in 2009. Mr. Taylor spent 38 years at Bank of America Corp. and its predecessor companies, most recently as the Vice Chairman of the firm and President of Global Corporate & Investment Banking. Mr. Taylor also served on Bank of America’s Risk & Capital and Management Operating Committees. He originally joined Bank of America in 1969 as a credit analyst. He served in branch offices, marketing and management positions across North Carolina and Florida. In 1990, Mr. Taylor was named President of the Florida Bank and, in 1993, President of NationsBank Corp. in Maryland, Virginia and the District of Columbia. In 1998, Mr. Taylor was appointed to lead Consumer and Commercial Banking operations in the legacy Bank of America Western U.S. footprint. He subsequently returned to Charlotte, North Carolina to create a national banking unit and, in 2001, was named President of Bank of America Consumer & Commercial Banking. In 2004, Mr. Taylor assumed responsibility for the organization’s combined commercial banking businesses known as Global Business & Financial Services, before being named Vice Chairman of Bank of America and President of Global Corporate & Investment Banking in 2005. Most recently, Mr. Taylor served as a Senior Advisor at Fortress Investment Group LLC. Mr. Taylor serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Taylor is a Florida native and received his Bachelor of Science in Finance from Florida State University. Mr. Taylor brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenure at Bank of America. His experience in leadership roles and activities in the Southeast qualifies him to serve as the Chairman of our Board of Directors.

Christopher G. Marshall, Chief Financial Officer

Chris Marshall has served as our Chief Financial Officer since our founding in 2009. From May to October 2009, Mr. Marshall served as a Senior Advisor to the Chief Executive Officer and Chief Restructuring Officer at GMAC, Inc. From July 2008 through March 2009, he also served as an advisor to The Blackstone Group L.P., providing advice and analysis for potential investments in the banking sector. From 2006 through 2008 Mr. Marshall served as the Chief Financial Officer of Fifth Third Bancorp. Mr. Marshall served as Chief Operations Executive of Bank of America’s Global Consumer and Small Business Bank from 2004 to 2006. Mr. Marshall also served as Bank of America’s Chief Financial Officer of the Consumer Products Group from

2003 to 2004, Chief Operating Officer of Technology and Operations from 2002 to 2003 and Chief Financial Officer of Technology and Operations from 2001 to 2002. Prior to joining Bank of America, Mr. Marshall served as Chief Financial Officer and Chief Operating Officer of Honeywell International Inc. Global Business Services from 1999 to 2001, where he was a key member of the integration team for the merger with AlliedSignal Inc., overseeing the integration of all finance, information technology and corporate and administrative functions. From 1995 to 1999, he served as Chief Financial Officer of AlliedSignal Technical Services Corporation. Prior to that, from 1987 to 1995, Mr. Marshall held several managerial positions at TRW, Inc. Mr. Marshall serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Marshall earned a Bachelor of Science degree in Business Administration from the University of Florida and obtained a Master of Business Administration degree from Pepperdine University.

R. Bruce Singletary, Chief Risk Officer

Bruce Singletary has served as our Chief Risk Officer since our founding in 2009. Mr. Singletary spent 32 years at Bank of America and its predecessor companies with the last 19 years in various credit risk roles. Mr. Singletary originally joined C&S National Bank as a credit analyst in Atlanta, Georgia in 1974. He served in various middle market line and credit functions. In 1991, Mr. Singletary was named Senior Credit Policy Executive of C&S Sovran, which was renamed NationsBank Corp. in January 1992 after its acquisition by North Carolina National Bank, for the geographic areas of Maryland, Virginia and the District of Columbia. Mr. Singletary led the credit function of NationsBank Corp. from 1992 to 1998 alongside Mr. Taylor, who served as President of this region from 1993 to 1998. In 1998, Mr. Singletary relocated to Florida to establish a centralized underwriting function to serve middle market commercial clients in the southeastern region of the United States. In 2000, Mr. Singletary assumed credit responsibility for Bank of America’s middle market leveraged finance portfolio for the eastern half of the United States. In 2004, Mr. Singletary served as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Mr. Singletary serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Singletary earned a Bachelor of Science degree in Industrial Management from Clemson University and obtained a Master of Business Administration degree from Georgia State University.

Kenneth A. Posner, Chief of Investment Analytics and Research

Ken Posner has served as our Chief of Investment Analytics since our founding in 2009. Mr. Posner served as a consultant to Fortress Investment Group LLC from 2008 through most of 2009, where he developed acquisition strategies for distressed banks and thrifts, conducted due diligence of specific targets and prepared business plans for bank acquisition targets. Prior to Fortress, Mr. Posner was a Managing Director of Morgan Stanley, where from 1995 through 2008, he was an equity research analyst conducting research and recommending equity, debt and derivative investment strategies for a wide range of financial services firms. From 1985 to 1989, he served in the United States Army rising to the rank of Captain. Mr. Posner earned a Bachelor of Arts degree in English from Yale College, a Master of Business Administration with honors from the University of Chicago and Certified Public Accountant, Chartered Financial Analyst and Financial Risk Management designations.

Board of Directors

Our Board of Directors currently consists of six members, Messrs. Taylor, DeMartini, Foss, Hodges, Kirt and Oken. All of the directors other than Mr. Taylor qualify as independent directors under the corporate governance standards of Nasdaq. Beginning at our next annual meeting, each member of our Board of Directors will serve a one-year term or until their successor has been elected and qualified.

Richard M. DeMartini

Richard DeMartini has been a member of our Board of Directors since our founding in 2009. Mr. DeMartini joined Crestview Partners in 2005 and became a Managing Director of Crestview in 2006. Mr. DeMartini

currently serves as a director of Munder Capital Management, a registered investment adviser, and is on the Board of Directors of Martin Currie Ltd., a UK registered investment advisory firm, which are Crestview Partners portfolio companies. Mr. DeMartini also serves as a director of Partners Capital. Mr. DeMartini retired as President of Bank of America’s Asset Management Group in December 2004. He was also a member of the Risk and Capital Committee and the Operating Committee at Bank of America, which he joined in 2001. Prior to joining Bank of America in 2001, Mr. DeMartini served as Chairman and Chief Executive Officer of the International Private Client Group at Morgan Stanley Dean Witter. He also was a member of the Morgan Stanley Dean Witter Management Committee. Mr. DeMartini’s career at Morgan Stanley Dean Witter spanned more than 26 years and included roles as President of Individual Asset Management, Co-President of Dean Witter & Company, Inc. and Chairman of Discover Card. He has been a member of the investment community since joining Dean Witter in 1975. He has served as Chairman of the Board of Directors of The NASDAQ Stock Market, Inc. and Vice Chairman of the Board of Directors of the National Association of Securities Dealers, Inc. Mr. DeMartini earned a Bachelor of Science degree in Marketing from San Diego State University.

Mr. DeMartini’s extensive experience as both an investor in and executive of financial institutions qualifies him to serve on our Board of Directors. His experience helps us to identify investment opportunities and manage both growth and risk in our existing business. Mr. DeMartini serves as the representative of Crestview-NAFH, LLC (who we refer to as “Crestview-NAFH”) on our Board of Directors. See “Certain Relationships and Related Party Transactions—Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P.”

Peter N. Foss

Peter Foss has been a member of our Board of Directors since our founding in 2009. Mr. Foss has been President of the General Electric Company’s Olympic Sponsorship and Corporate Accounts since 2003. In addition, Mr. Foss is General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. He has been with GE for 32 years and, prior to his current position, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to GE Polymerland, Mr. Foss served in various commercial roles in the company, including introducing LEXAN® film in the 1970s, was the Market Development Manager on the ULTEM® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions, including leading the GE Plastics effort in Mexico in the mid-1990s. Mr. Foss serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.

Mr. Foss’s extensive managerial and sales experience qualifies him to serve on our Board of Directors. His experience assists us in developing plans to expand and energize our sales and marketing activities.

William A. Hodges

Bill Hodges has been a member of our Board of Directors since our founding in 2009. Mr. Hodges has been President and Owner of LKW Properties LLC, a Charlotte-based residential land developer and homebuilder, since 2005. Prior to that, Mr. Hodges worked for over 30 years in various functions at Bank of America and its predecessors. From 2004 to 2005, he served as Chairman of Bank of America’s Capital Commitment Committee. Mr. Hodges served as Managing Director and Head of Debt Capital Markets from 1998 to 2004 and as Managing Director and Head of the Real Estate Finance Group from 1996 to 1998. Prior to Bank of America’s merger with NationsBank Corp., he served as Washington, D.C. Market President and Head of MidAtlantic Commercial Banking for NationsBank Corp. from 1992 to 1996. Mr. Hodges began his career at North Carolina National Bank, where he worked for 20 years in various roles, including Chief Credit Officer of Florida operations and as manager of the Real Estate Banking and Special Assets Groups. Mr. Hodges serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Hodges earned a Bachelor of Arts degree in History from the University of North Carolina at Chapel Hill and a Master of Business Administration degree in finance from Georgia State University.

Mr. Hodges’s substantial experience in the banking and real estate sectors qualifies him to serve on our Board of Directors.

Jeffrey E. Kirt

Jeffrey Kirt has been a member of our Board of Directors since 2010. Mr. Kirt is a Managing Director at Oak Hill Advisors, L.P. where he has responsibility for investment research and analysis in several sectors including financials, aerospace, autos, defense and transportation. In addition, he has responsibility for the origination and execution of distressed debt and equity transactions. Mr. Kirt previously worked in the Leveraged Finance and High Yield Capital Markets groups at UBS Securities, LLC and the High Yield Capital Markets group at USBancorp Libra. He earned a B.A., with distinction, from Yale University. Mr. Kirt currently serves on the Boards of Directors of Avolon Aerospace Ltd. and Cooper-Standard Holdings, Inc.

Mr. Kirt’s finance and investment experience assists us in identifying future investment opportunities and qualifies him to serve on our Board of Directors. Mr. Kirt serves as the representative of certain affiliates of Oak Hill Advisors, L.P. (who we collectively refer to as “Oak Hill”) on our Board of Directors. See “Certain Relationships and Related Party Transactions—Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P.”

Marc D. Oken

Marc Oken has been a member of our Board of Directors since our founding in 2009. Mr. Oken is the Co-Founder and Managing Partner of Falfurrias Capital Partners and he currently oversees the operations of the firm. Mr. Oken is the former Chief Financial Officer of Bank of America. Also, during his tenure with Bank of America as a senior financial executive, Mr. Oken had significant involvement in all of Bank of America’s acquisition activities. In the Fleet Boston Financial Corporation and MBNA acquisitions, he held the additional role of Transition Executive and was responsible for integration of the companies. Prior to his career with Bank of America, Mr. Oken was a Partner with Price Waterhouse and served as a Professional Accounting Fellow at the SEC. Mr. Oken is the Chairman of the Board of Directors of Bojangles’, a private company controlled by a Falfurrias Capital-led investor group. He also serves on the Board of Directors of Marsh & McLennan Companies, Sonoco Products Company and is a former director of Star Scientific, Inc. Mr. Oken earned a Bachelor of Science degree in Business Administration from Loyola College and obtained a Master of Business Administration degree from the University of West Florida.

Mr. Oken’s qualifications to serve on our Board of Directors include his extensive experience integrating acquisitions as well as his expertise in financial and accounting matters for complex organizations.

Committees of our Board of Directors

Audit Committee

The members of the Audit Committee are Messrs. Foss, Hodges and Kirt, each of whom is an “independent” member of our Board of Directors as defined under the Nasdaq rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). Mr. Foss is the chairperson of our Audit Committee. Mr. Kirt serves as our Audit Committee “financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 and has experience that results in his financial sophistication as defined under the Nasdaq rules.

Our Audit Committee is responsible for, among other things:

•	reviewing our financial statements, significant accounting policies changes, material weaknesses identified by outside auditors and risk management issues;

•

serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

•	overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors;

•	discussing any disagreements between our management and the outside auditors regarding our financial reporting; and

•	preparing the Audit Committee report for inclusion in our proxy statement for our annual meeting.

Risk Committee

The members of the Risk Committee are Messrs. Hodges, Kirt and Taylor. Mr. Hodges is the chairperson of our Risk Committee. Among other things, our Risk Committee is responsible for:

•	overseeing our enterprise-wide risk management practices;

•

monitoring and reviewing with management our risk tolerance, ways in which risk is measured and major risk exposures, including any risk concentrations and risk interrelationships, as well as the likelihood of occurrence, the potential impact of those risks and mitigating measures; and

•

meeting periodically with management to discuss our risk policies and the steps taken to ensure appropriate processes are in place to identify, manage and control risks associated with our business objectives.

Compensation Committee

The members of the Compensation Committee are Messrs. DeMartini, Foss and Oken, each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC, Nasdaq and the Internal Revenue Service. Mr. Oken is the chairperson of our Compensation Committee.

Among other things, our Compensation Committee is responsible for:

•	determining the compensation of our executive officers and board;

•	reviewing our executive compensation policies and plans, including performance goals;

•	administering and implementing our equity compensation plans; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

During 2010, our Compensation Committee consisted of Messrs. DeMartini, Foss and Oken. None of them has at any time been an officer or employee of the Company or had any relationship with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of our Board of Directors, Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. DeMartini, Kirt and Oken, each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC, Nasdaq and the Internal Revenue Service. Mr. Kirt is the chairperson of our Nominating and Governance Committee.

Among other things, the Nominating and Governance Committee is responsible for:

•	identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or re-election to our Board of Directors;

•	assessing the performance of the Board of Directors; and

•	monitoring our corporate governance principles and practices.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics (which we refer to as the “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics is available free of charge upon written request to Nancy A. Snow, Capital Bank Corp., 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Compensation Discussion and Analysis

Executive Compensation

The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of our executive officers who appear in the “—Summary Compensation Table” below (who we refer to collectively throughout this section as our “named executive officers”). Our named executive officers for the fiscal year ended December 31, 2010 were:

•	R. Eugene Taylor, President and Chief Executive Officer;

•	Christopher G. Marshall, Chief Financial Officer;

•	R. Bruce Singletary, Chief Risk Officer; and

•	Kenneth A. Posner, Chief of Investment Analytics and Research.

Executive management and the Compensation Committee of our Board of Directors work together to establish, review and evaluate our compensation plans, policies and programs. The Compensation Committee is comprised entirely of independent directors and administers the executive compensation program in a manner consistent with our compensation philosophy. The Compensation Committee, which is generally responsible for the design and administration of our executive compensation program, acts independently, yet in conjunction with the Board of Directors and executive management, and maintains a philosophy that encompasses both long-term and short-term objectives while discouraging excessive risk taking.

Objectives of Our Executive Compensation Program

The primary objective of our compensation program is the same objective that we have for our overall operations: to create long-term value for our stockholders. The primary components of compensation that support this philosophy are:

•

Align executive compensation with stockholder value. Within our overall compensation strategy, we utilize equity compensation tools to align the financial interests and objectives of our named executive officers with those of our stockholders.

•

Attract, retain and motivate high-performing executive talent. We operate in a competitive employment environment and our employees, led by our named executive officers, are essential to our success. The compensation of our named executive officers, while designed to be competitive within the marketplace for similar positions with bank holding companies of comparable size, is also designed to motivate the named executive officers to maximize our performance.

•

Link pay to performance. Our compensation program is designed to provide a strong correlation between the performance of the named executive officers and the compensation they receive. We do this by utilizing a compensation program designed to reward our executives based on our overall performance and the executives’ abilities to achieve the performance priorities set forth by the Compensation Committee.

Setting Executive Compensation

Determination of Executive Compensation

The compensation of our named executive officers is largely based on arrangements that were negotiated at the time of our private placements. The founding members of the executive management team directly negotiated the terms of their compensation with the investors at that time. The foundation for the total compensation packages offered to our named executive officers is based on an assessment of each named executive officer’s individual responsibilities, a determination of the executives’ contributions to our performance and to our success in reaching our strategic goals. Compensation paid in the financial sector generally and in bank holding companies in particular, is discussed by the Compensation Committee in determining compensation for our named executive officers.

Executive management provides input as to our strategic goals for future performance periods, which could affect their annual compensation. However, the Compensation Committee carefully reviews the recommended levels before giving its final approval to such strategic goals. The combination of the proposal from executive management and the Compensation Committee’s review is essential in order to ensure that the goals are set accurately to provide our named executive officers with goals that are set at a high level and are motivating, but are also obtainable.

Compensation Mix

The compensation arrangements offered to our named executive officers are meant to be balanced packages that provide adequate and competitive compensation for the individual named executive officer’s position in the Company. The mix of compensation elements is intended to provide the named executive officers with a steady source of income, encourage and reward achievement of short-term and long-term performance objectives, align executives’ interests with those of stockholders and promote retention.

Role of Compensation Committee

The Compensation Committee is responsible for setting compensation for our named executive officers. While some of the key terms of each named executive officer’s compensation were determined at the time of our private placements, the Compensation Committee sets performance goals for our named executive officers and reviews all other compensation and benefits for the named executive officers on an annual basis. None of the members of the Compensation Committee in 2010 has at any time been an officer or employee of the Company.

Role of Compensation Consultant

We did not engage a compensation consultant in 2010. However, we may revisit the use of a compensation consultant following completion of the merger.

Benchmarking

Our Board of Directors does not currently use benchmarking or peer group analysis in making compensation decisions. However, we may revisit the use of benchmarking and peer group analysis following the completion of the merger.

Compensation Risk Oversight

While our Compensation Committee is responsible for the oversight of our compensation of employees and directors, our Audit Committee is responsible for our risk management, including risk as it relates to compensation. Additionally, Mr. Singletary, our Chief Risk Officer, is responsible for developing a risk management framework to identify, manage and mitigate our risks, including compensation practices. In addition, we are subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. Based on a review by the Audit Committee and our Board of Directors, we do not believe that our overall compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Principal Components of Compensation

The principal components of our executive compensation program applicable to our named executive officers for the fiscal year ended December 31, 2010 were as follows:

Base Salary

Base salaries for our named executive officers are designed to compensate the executive for scope of responsibilities and consideration is given to the experience, education, personal qualities and other qualifications of that individual that are essential for the specific role the executive serves, while remaining generally competitive with the base salary ranges at other banking organizations.

Annual Bonus Program

Our named executive officers currently participate in a discretionary annual bonus program. In awarding discretionary bonus payments, the Compensation Committee considers a variety of factors, including a review of the performance of our named executive officers during the applicable performance year in achieving certain performance targets and the past, present and expected future contributions of an employee to our overall success, safety and soundness of the organization. The specific factors considered by the Compensation Committee in evaluating those contributions may include, among other things: overall individual performance, organizational performance, achievement of specific milestones (including, but not limited to, successful acquisition of target companies, generating organic loan and deposit growth), individual contribution to organizational performance and level of individual responsibilities. The relevant factors that the Compensation Committee will consider in a performance year are generally communicated to the named executive officers prior to, or at, the beginning of each performance period, at which time the achievement of such performance targets is substantially uncertain.

Long-Term Incentive Program

Our named executive officers may be awarded equity awards at the discretion of the Compensation Committee under the 2010 Equity Incentive Plan, which was adopted in connection with our private placements and is more fully described below. Stock options and shares of restricted stock were granted in March 2011 under the 2010 Equity Incentive Plan in order to provide the Chief Executive Officer and other named executive officers with long-term incentives for profitable growth and to further align the interests of our named executive officers with the interests of our stockholders. These equity awards are structured to be long-term rewards, thereby increasing the performance and retention of our named executive officers.

The stock options granted to our named executive officers in March 2011 will, subject to continuous employment through the applicable vesting date, vest in two equal installments, with one half of the options vesting on December 22, 2011 and the other half vesting on December 22, 2012. Our named executive officers were also granted shares of restricted stock in March 2011 that are subject to performance vesting. The performance vesting is based on our reaching specified incremental share prices in order for the shares of restricted stock to vest. The vesting of all of our equity awards is contingent upon achieving a qualified investment transaction, which was achieved on September 30, 2010.

Benefits

Our named executive officers are not entitled to any perquisites. Named executive officers are provided with benefits, including participation in our 401(k) defined contribution program and insurance benefit programs, that are offered to other eligible employees.

2010 Compensation for Our Named Executive Officers

Base Salary

Base salaries for our named executive officers for 2010 were as follows: Mr. Taylor—$650,000; Mr. Marshall—$438,000; Mr. Singletary—$300,000; and Mr. Posner—$225,000.

Annual Cash Bonuses

Our named executive officers each received annual cash bonuses at target level based on performance in 2010. Based on an assessment of the performance of the named executive officer in relation to our performance, the achievement of certain milestones and individual performance of each of the named executive officers, the Compensation Committee approved the following discretionary annual bonus payments for 2010: Mr. Taylor—$650,000; Mr. Marshall—$438,000; Mr. Singletary—$300,000; and Mr. Posner—$225,000.

In making its annual bonus determination for named executive officers, the Compensation Committee considers individual and company performance but does not predetermine the applicable considerations, quantify the weight given to any specific performance goal or otherwise follow a formulaic calculation. Rather, the Compensation Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

Long-Term Incentive-Based Compensation

All of the equity awards that have been granted to our named executive officers were granted under the 2010 Equity Incentive Plan adopted in connection with our private placements as set forth below. We granted equity awards to our named executive officers in accordance with the terms of the private placements in order to further align their interests and objectives with those of our stockholders.

No long-term incentive-based compensation was granted to our named executive officers in 2010.

In March 2011, we granted stock options and performance-based restricted stock to each of the named executive officers in the following amounts:

•	Mr. Taylor—stock option to acquire 1,251,112 shares and 536,191 shares of restricted stock;

•	Mr. Marshall—stock option to acquire 469,167 shares and 201,072 shares of restricted stock;

•	Mr. Singletary—stock option to acquire 312,778 shares and 134,048 shares of restricted stock; and

•	Mr. Posner—stock option to acquire 78,194 shares and 33,512 shares of restricted stock.

The stock options granted to named executive officers in March 2011 vest in two equal installments, with one half of the options vesting on December 22, 2011 and the other half vesting on December 22, 2012. The performance-based restricted stock vest in three tranches based on the achievement of specified share prices. One-third of the shares of restricted stock vest if our share price equals or exceeds $25 per share, an additional one-third of the shares of restricted stock vest if our share price equals or exceeds $28 per share and the final third of the shares of restricted stock vest if our share price equals or exceeds $32 per share (with the per share prices based on the average closing price of a share of our common stock on the applicable exchange for any consecutive 30-day trading period). The vesting of all of these equity awards is contingent upon achieving a qualified investment transaction, which was achieved on September 30, 2010.

Employment Agreements

Effective December 22, 2009, we entered into an employment agreement with Mr. Taylor. The employment agreement, which is more fully described in “—Employment Agreements with Named Executive Officers” below, provides for an annual base salary, bonus opportunity, terms relating to his initial equity grants and severance. Upon a termination of employment without “cause” (as defined below), resignation for “good reason” (as defined below) or termination of employment due to death or disability, Mr. Taylor is entitled to two times the sum of his annual base salary and the greater of his target annual incentive award and the annual incentive award paid in the prior year. Mr. Taylor’s severance provisions are more fully described in “—Potential Payments upon Termination or Change-in-Control” below.

It is currently expected that prior to the completion of the merger the Company will enter into agreements with each of Messrs. Marshall, Singletary and Posner that, among other things, will provide for cash severance benefits equal to 1.5 times the executive’s base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and employee and customer non-solicitation restrictions, similar to those under Mr. Taylor’s agreement.

Stock Ownership Guidelines

In connection with our private placements, each of the named executive officers purchased shares of our common stock. Because the common stock is not publicly traded and is subject to certain transfer limitations pursuant to a subscription agreement, the named executive officers are limited in their ability to divest themselves of the equity and, as a result, are essentially subject to equity ownership requirements. See “Certain Relationships and Related Party Transactions—Agreements with our Founders.” Once the provisions of the subscription agreement are satisfied, the named executive officer will no longer have any transfer limitation on the common stock acquired in our private placements. Our directors and executive officers do not have any other stock ownership guidelines.

Section 162(m)

From and after the time that our compensation programs become subject to Section 162(m) of the Internal Revenue Code, we intend to consider the structure of base salary and bonus compensation in order to maintain the deductibility of compensation under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee will take into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible. Transition provisions under Section 162(m) may apply for a transition period following the completion of the merger to certain compensation arrangements that were entered into by a corporation before it was publicly held.

Compensation Program Following this Merger

The design of our compensation program following the merger is an ongoing process, however, we expect that our compensation program will continue to be based on the same general principles. We believe that, following the merger, we will have more flexibility in designing compensation programs to attract, motivate and retain our executives, including permitting us to regularly compensate executives with non-cash compensation reflective of our stock performance in relation to a comparative group in the form of publicly traded equity.

Summary Compensation Table

SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth the total compensation paid or accrued during the fiscal year ending on December 31, 2010, for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Eugene Taylor,
Chairman and Chief Executive Officer	2010	650,000	650,000	–	–	–	–	–	1,300,000
Christopher G. Marshall,
Chief Financial Officer	2010	438,000	438,000	–	–	–	–	–	876,000
R. Bruce Singletary,
Chief Risk Officer	2010	300,000	300,000	–	–	–	–	–	600,000
Kenneth A. Posner,
Chief of Investment Analytics and Research	2010	225,000	225,000	–	–	–	–	–	450,000

(1)

No stock awards or option awards were granted to the named executive officers in 2009 or 2010. In March of 2011, each of our named executive officers was granted stock options and performance-based restricted stock. These grants are more fully described in “—Grants of Plan-Based Awards” below.

Grants of Plan-Based Awards

No plan-based awards were granted to named executive officers during 2010.

In March of 2011, we granted stock options and performance-based restricted stock to each of the named executive officers in the following amounts:

•	Mr. Taylor—stock option to acquire 1,251,112 shares and 536,191 shares of restricted stock;

•	Mr. Marshall—stock option to acquire 469,167 shares and 201,072 shares of restricted stock;

•	Mr. Singletary—stock option to acquire 312,778 shares and 134,048 shares of restricted stock; and

•	Mr. Posner—stock option to acquire 78,194 shares and 33,512 shares of restricted stock.

The stock options granted to named executive officers in March 2011 vest in two equal installments, with one half of the options vesting on December 22, 2011 and the other half vesting on December 22, 2012. The performance-based restricted stock vest in three tranches based on the achievement of specified share prices. One-third of the shares of restricted stock vest if our share price equals or exceeds $25 per share, an additional one-third of the shares of restricted stock vest if our share price equals or exceeds $28 per share and the final third of the shares of restricted stock vest if our share price equals or exceeds $32 per share (with the per share prices based on the average closing price of a share of our common stock on the applicable exchange for any consecutive 30-day trading period). The vesting of all of these equity awards is contingent upon achieving a qualified investment transaction, which was achieved on September 30, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

There were no equity awards outstanding on December 31, 2010 for our named executive officers.

In March of 2011, each of our named executive officers was granted stock options and performance-based restricted stock. These grants are more fully described in “—Grants of Plan-Based Awards” above.

Employment Agreements with Named Executive Officers

Mr. Taylor’s Employment Agreement

Effective December 22, 2009, we entered into a three-year employment agreement with Mr. Taylor, our Chief Executive Officer, that will automatically renew for a one-year period following the expiration of the initial three-year term and for additional one-year periods after each subsequent anniversary, unless either party provides a notice of non-renewal 90 days prior to the expiration of the initial term or any subsequent term. The employment agreement provides that Mr. Taylor will receive an annual base salary of $650,000, an annual bonus with a target opportunity of 100% of his annual base salary, the actual amount of which is to be determined by the Compensation Committee and Mr. Taylor will participate in the same benefit programs as our other employees. Pursuant to the terms of his employment agreement, Mr. Taylor was granted 1,251,112 stock options, 50% of which will vest on December 22, 2011 and the remaining 50% of which will vest on December 22, 2012. Additionally, Mr. Taylor received 536,191 shares of restricted common stock, which vest based on the achievement of performance goals relating to increases in the price of a share of common stock (with 33.3% (178,730) of the performance shares vesting when our stock price equals or exceeds $25 per share, 33.3% (178,730) of the performance shares vesting when our stock price equals or exceeds $28 per share and 33.3% (178,731) of the performance shares vesting when our stock price equals or exceeds $32 per share). The vesting of Mr. Taylor’s restricted shares is also subject to his continued employment with us and the occurrence of a qualified investment transaction, which occurred on September 30, 2010. In the event of the termination of Mr. Taylor’s employment by us without “cause”, by Mr. Taylor for “good reason” or due to death or disability, Mr. Taylor would be entitled to severance and accelerated vesting of certain equity awards. Mr. Taylor’s employment agreement also provides that Mr. Taylor will be subject to restrictive covenants, including noncompetition and nonsolicitation of employees or customers, while employed by us and for the one-year period following his termination of employment with us. The severance provisions of Mr. Taylor’s employment agreement are more fully described in “—Potential Payments upon Termination or Change-in-Control” below.

Employment Agreements with Other Named Executive Officers

It is currently expected that, prior to the completion of the merger, we will enter into agreements with each of Messrs. Marshall, Singletary and Posner that, among other things, will provide for cash severance benefits equal to 1.5 times the executive’s base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and employee and customer non-solicitation restrictions, similar to those under Mr. Taylor’s agreement.

Potential Payments upon Termination or Change-in-Control

Termination of Employment

Severance Under Mr. Taylor’s Employment Agreement. If Mr. Taylor’s employment is terminated (1) by us without “cause” or due to “disability” (as defined below), (2) by Mr. Taylor for “good reason” or (3) upon Mr. Taylor’s death during the employment period, subject to his execution (other than upon his death) and nonrevocation of a release of claims against us and our affiliated entities, Mr. Taylor will be entitled to be paid any earned but unpaid base salary and bonuses and a lump sum cash amount equal to the sum of (a) two times his annual base salary immediately prior to the date of the qualifying termination and (b) two times the higher of his target annual bonus for the year of termination and the annual bonus paid or payable to Mr. Taylor in respect of the year prior to the year of the qualifying termination. In addition, upon a qualifying termination, all of Mr. Taylor’s unvested outstanding stock options granted under his employment agreement will immediately vest and 50% of each tranche of unvested performance shares granted under his employment agreement will immediately vest. The remaining portion of the unvested performance shares granted under Mr. Taylor’s employment agreement will remain outstanding and continue to be eligible to vest based on the achievement of the performance goals pursuant to the current vesting schedule.

Mr. Taylor is subject to noncompetition and nonsolicitation restrictions while employed by us and for one year following a termination of his employment and is subject to a standard, ongoing confidentiality obligation.

In addition, Mr. Taylor may be entitled to a golden parachute excise tax gross-up payment in certain cases. However, in the event that the total parachute payments made to Mr. Taylor do not exceed a certain threshold (110% of his base amount (as defined in Section 280G of the Internal Revenue Code)), payment to him will be cut back so that no excise tax is imposed.

Severance for Other Named Executive Officers. As of December 31, 2010, our named executive officers other than Mr. Taylor were not eligible for severance upon any termination of employment. It is currently expected that, prior to the completion of the merger, we will enter into agreements with each of Messrs. Marshall, Singletary and Posner that, among other things, will provide for cash severance benefits equal to 1.5 times the executive’s base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and employee and customer non-solicitation restrictions, similar to those under Mr. Taylor’s agreement.

Vesting of Equity Awards Held by Named Executive Officers under the 2010 Equity Incentive Plan. The employment agreement with Mr. Taylor provides that upon a termination of employment by us without “cause”, a resignation of employment by him for “good reason” or termination of employment due to death or disability, all of the unvested outstanding stock options granted to Mr. Taylor will immediately vest and 50% of each tranche of unvested performance shares granted under his employment agreement will immediately vest. The remaining portion of the unvested performance shares granted to Mr. Taylor will remain outstanding and continue to be eligible to vest based on the achievement of the performance goals pursuant to the current vesting schedule. Pursuant to the terms of the equity award agreements with Messrs. Marshall, Singletary and Posner, upon a termination of employment for any reason, equity awards that have not vested prior to the date of termination will be forfeited.

For the purposes of Mr. Taylor’s employment agreement, “good reason” generally means (1) material diminution of annual base salary or target incentive payment, (2) material diminution in position, authority, duties or responsibilities, (3) any material failure by us to comply with the compensation related provisions of the employment agreement, (4) any relocation of the executive’s principal place of business to a location more than 30 miles from the executive’s principal place of business immediately prior to the move other than the initial relocation in connection with the establishment of our headquarters or (5) any material breach of the employment agreement.

For the purposes of Mr. Taylor’s employment agreement, “cause” generally means the executive’s (1) willful misconduct or willful neglect in the performance of his duties, (2) willful failure to adhere materially to the clear directions of the Board of Directors, (3) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission or a felony or (4) willful breach of any material term of the employment agreement.

For the purposes of Mr. Taylor’s employment agreement, “disability” generally means the inability of the executive to perform his duties with us on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any rolling 12-month period, as determined by a physician selected by us or our insurers and acceptable to the executive or the executive’s legal representative.

Change in Control

We have not entered into individual agreements or arrangement with our named executive officers that provide for enhanced severance or benefits upon a change in control of the Company, other than the golden parachute excise tax gross-up payment that Mr. Taylor is entitled to under certain circumstances. In addition, it is currently expected that the agreements that will be entered into between us and each of Messrs. Marshall, Singletary and Posner prior to the merger will include a golden parachute excise tax gross-up provision similar to the provisions contained in Mr. Taylor’s agreement.

Upon a “change in control” (as defined below) of the Company, the unvested stock options held by the named executive officers immediately vest and become exercisable and unvested performance shares held by the named executive officers will vest based on performance, as determined by the Compensation Committee.

A change in control is generally deemed to occur under the 2010 Equity Incentive Plan upon:

•

the acquisition by any individual, entity or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 51% or more (on a fully diluted basis) of either (a) the outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

•

a majority of the directors who constituted the Board of Directors at the time the 2010 Equity Incentive Plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of at least two-thirds of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

•	approval by our shareholders of our complete dissolution or liquidation; or

•

the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders (each, a “Business Combination”), whether for such transaction or the issuance of securities in the transaction, in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the “beneficial owner”, directly or indirectly, of 51% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for the Business Combination.

The following table reflects the estimated payments to our named executive officers that may be made upon a termination of employment, a termination of employment in connection with a change in control or a change in control without the termination of a named executive officer’s employment. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and/or the hypothetical change in control each occurred on December 31, 2010.

Name	Scenario	Cash Severance ($)(1)	Stock Option Vesting ($)	Restricted Stock Vesting ($)	Benefits ($)	Gross-up ($)	Total ($)
R. Eugene Taylor	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	2,600,000	–	–	33,846	–	2,633,846
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	2,600,000	–	–	33,846	–	2,633,846
	Change of Control (No Termination of Employment)	–	–	–	–	–	–

Christopher G. Marshall	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	–	–	–	–	–	–
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	–	–	–	–	–	–
	Change of Control (No Termination of Employment)	–	–	–	–	–	–

R. Bruce Singletary	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	–	–	–	–	–	–
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	–	–	–	–	–	–
	Change of Control (No Termination of Employment)	–	–	–	–	–	–

Kenneth A. Posner	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	–	–	–	–	–	–
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	–	–	–	–	–	–
	Change of Control (No Termination of Employment)	–	–	–	–	–	–

(1)	Cash severance payments based on severance terms provided in the applicable employment agreement.

Director Compensation

Each director receives an annual cash retainer of $50,000 as compensation for his services as a member of the Board of Directors. The chair of the Audit Committee of the Board of Directors, the chair of the Compensation Committee of the Board of Directors, the chair of the Nominating and Governance Committee of the Board of Directors and the chair of the Risk Committee of the Board of Directors each receive an additional cash retainer of $10,000. In connection with our private placements, the members of our Board of Directors were also provided with 25,000 shares of restricted stock and stock options to acquire 25,000 shares of our common stock. These equity awards to non-employee directors were granted in March 2011.

Name*	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Richard M. DeMartini(2)	50,000	0	0	0	50,000
Peter N. Foss	50,000	0	0	0	50,000
William A. Hodges	50,000	0	0	0	50,000
Jeffrey E. Kirt(2)	50,000	0	0	0	50,000
Marc D. Oken(2)	50,000	0	0	0	50,000

(1)	No stock awards or option awards were granted to directors or the entities that have the right to appoint directors in 2010.
(2)

Cash retainers relating to services as a director provided by (a) Mr. DeMartini, are paid by us to an affiliate Crestview-NAFH, (b) Mr. Kirt, are paid by us to Oak Hill and (c) Mr. Oken, are paid by us to investment funds affiliated with Falfurrias Capital Partners.

The table below shows the aggregate number of stock options (and the exercise price thereof) and restricted stock held by each director (or the entity that appoints the director for the fiscal year ended December 31, 2010, which is included in parentheses beside the applicable director’s name).

Name	Stock Options (in Shares)		Exercise Price	Expiration Date	Restricted Stock (in Shares)
Richard M. DeMartini (Crestview-NAFH)	25,000	(1)	$20.00	12/22/19	25,000	(2)
Peter N. Foss	25,000	(1)	$20.00	12/22/19	25,000	(2)
William A. Hodges	25,000	(1)	$20.00	12/22/19	25,000	(2)
Jeffrey E. Kirt (Oak Hill)	25,000	(1)	$20.00	12/22/19	25,000	(2)
Marc D. Oken (Falfurrias Capital Partners)	25,000	(1)	$20.00	12/22/19	25,000	(2)

(1)

Stock options disclosed in this column were granted in March of 2011 and vest in two equal installments, the first half of the stock options vest on December 22, 2011 and the remaining half of the stock options vest on December 22, 2012.

(2)

The shares of restricted stock disclosed in this column were granted in March of 2011 and vest in two equal installments, the first half of the shares of restricted stock vest on December 22, 2011 and the remaining half of the shares of restricted stock vest on December 22, 2012.

In addition to the compensation described above, non-employee directors are reimbursed for reasonable business expenses relating to their attendance at meetings of our Board of Directors, including expenses relating to lodging, meals and transportation to and from the meetings.

CERTAIN RELATED-PARTY TRANSACTIONS

The following is a description of certain material transactions between NAFH and Green Bankshares, or their respective affiliates. Please see the general descriptions of NAFH and Green Bankshares under the headings “Information About NAFH” and “Information About Green Bankshares,” respectively.

Investment Agreement with Green Bankshares

On May 5, 2011, we entered into an Investment Agreement (which we refer to as the “Investment Agreement”) with Green Bankshares and its wholly owned subsidiary. For a description of the Investment Agreement, see disclosure under the headings “The Merger—Background and Reasons for the Merger.”

The Green Bankshares Registration Rights Agreement

On September 7, 2011, in connection with the closing of the transactions contemplated by the Investment Agreement, we entered into a registration rights agreement with Green Bankshares (which we refer to as the “Green Bankshares Registration Rights Agreement”). Pursuant to the Investment Agreement, we became a controlling shareholder of Green Bankshares. Under the Green Bankshares Registration Rights Agreement, at our request, Green Bankshares will be required to use its reasonable best efforts to promptly file with, and cause to be declared effective by, the SEC a shelf registration statement providing for the resale by us of the shares of Green Bankshares common stock issued to us by Green Bankshares in connection with the closing of the transactions under the Investment Agreement. The Green Bankshares Rights Agreement also provides us with customary piggyback registration rights.

The Bank Merger

During the second and third quarter of 2011, TIB Financial, Capital Bank, Green Bankshares and NAFH consolidated their respective depositary institutions in a series of all-stock mergers, with Capital Bank continuing as the surviving entity in each transaction. Following this consolidation, Green Bankshares owned approximately 34% of Capital Bank, NAFH owned approximately 19% of Capital Bank, TIB Financial owned approximately 22% of Capital Bank and Capital Bank Corp. owned approximately 25% of Capital Bank. For additional information with respect to these transactions, see “The Merger—Background and Reasons for the Merger—The Merger of GreenBank with NAFH’s Depository Institution Subsidiary.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

NAFH

The following table sets forth information about the beneficial ownership of our common stock as of September 1, 2011 for (i) each person known to us to be the beneficial owner of more than 5% of our common stock, (ii) each named executive officer, (iii) each of our directors and (iv) all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o North American Financial Holdings, Inc., 9350 South Dixie Highway, Miami, Florida 33156. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 46,149,998 shares of common stock outstanding as of September 1, 2011 (including 20,818,049 shares of Class A common stock and 25,331,949 shares of Class B non-voting common stock).

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 1, 2011. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned	Total Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number		Number	Number	%
Executive Officers and Directors:
R. Eugene Taylor	761,191	(1)	–	761,191	1.65%
Christopher G. Marshall	251,072	(2)	–	251,072	*
R. Bruce Singletary	169,048	(3)	–	169,048	*
Kenneth A. Posner	68,512	(4)	–	68,512	*
Richard M. DeMartini(5)	25,000	(6)	–	–	*
Peter N. Foss	25,000	(6)	–	–	*
William A. Hodges	25,000	(6)	–	–	*
Jeffrey E. Kirt(7)	25,000	(6)	–	–	*
Marc D. Oken(8)	275,000	(6)	–	275,000	*
All executive officers and directors as a group (9 persons)	4,711,428		12,615,216	17,326,644	37.54%

Greater than 5% Stockholders:
Crestview-NAFH, LLC(9)	2,073,235	(6)	9,186,688	11,259,923	24.40%
Oak Hill Advisors, L.P.(10)	1,032,370	(6)	3,459,528	4,491,898	9.73%
Samana Capital, L.P.(11)	1,032,370		3,434,528	4,466,898	9.68%
Franklin Mutual Advisers, LLC(12)	1,032,620		3,358,387	4,391,007	9.51%
Taconic Capital Advisors L.P.(13)	1,032,370		2,886,025	3,918,395	8.49%

(1)	Includes 536,191 shares of restricted stock subject to performance vesting.
(2)	Includes 201,072 shares of restricted stock subject to performance vesting.
(3)	Includes 134,048 shares of restricted stock subject to performance vesting.
(4)	Includes 33,512 shares of restricted stock subject to performance vesting.

(5)

Consists of shares owned by Crestview Advisors, L.L.C. which were issued in connection with Mr. DeMartini’s service on our Board of Directors. Mr. DeMartini disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(6)	Includes 25,000 shares of restricted stock.
(7)

Consists of shares owned by Oak Hill Advisors, L.P. and certain of its affiliated funds which were issued in connection with Mr. Kirt’s service on our Board of Directors. Mr. Kirt disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(8)

Includes 275,000 shares owned by Falfurrias Capital Partners, L.P. Mr. Oken disclaims beneficial ownership of the securities owned directly or indirectly by Falfurrias Capital Partners, L.P., except to the extent of his pecuniary interest therein, if any.

(9)

Consists of shares owned directly by Crestview-NAFH, LLC. Each of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Partners II (Cayman), L.P., Crestview Partners II (FF Cayman), L.P., Crestview Partners II (892 Cayman), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P., Crestview Offshore Holdings II (892 Cayman), L.P., Crestview Partners II GP, L.P. and Crestview, L.L.C. may be deemed to be beneficial owners of such shares. The address of each of these stockholders is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York 10021.

(10)

Includes shares owned by Oak Hill Advisors, L.P. and certain of its affiliated funds. The address of each of these stockholders is c/o Oak Hill Advisors, L.P., 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

(11)	The address of this stockholder is 350 Park Avenue, 4th Floor, New York, NY 10022.
(12)

Includes shares owned by investment companies managed by Franklin Mutual Advisers, LLC (“FMA”). Pursuant to investment advisory agreements with each of these investment companies (the “FMA Funds”), FMA has sole voting and investment power over all the securities owned by the FMA Funds, including the shares of the Company’s common stock. For purposes of the SEC’s reporting requirements, FMA is deemed to be beneficial owner of the Company’s shares; however, FMA expressly disclaims beneficial ownership of these shares as FMA has no right to any economic benefits in, nor any interest in, dividends or proceeds from the sale of the shares. The address for the FMA Funds is c/o Franklin Mutual Advisers, LLC, 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(13)	Includes shares owned by certain funds managed by Taconic Capital Advisors L.P. The address of each of these stockholders is 450 Park Avenue, 9th Floor, New York, New York 10022.

Green Bankshares

The following table sets forth certain information as of September 8, 2011 regarding shares of Green Bankshares common stock owned of record or known by Green Bankshares to be owned beneficially by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table in Proxy Statement for Green Bankshares 2011 Annual Meeting of Shareholders, filed with the SEC on April 8, 2011, (iv) all those known by Green Bankshares to beneficially own more than 5% of the Green Bankshares common stock, and (v) all directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of Green Bankshares common stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes. The mailing address of Martha M. Bachman and Samuel E. Lynch and each of the named executive officers is in care of Green Bankshares’ address, which is 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37743. The mailing address of the remaining directors is in care of North American Financial Holdings, Inc.’s address, which is 9350 South Dixie Highway, Suite 1120, Miami, Florida 33156.

The percentages shown below have been calculated based on 133,174,370 total shares of Common Stock outstanding as of September 8, 2011.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned(1)(2)		Number of Shares Acquirable within 60 Days(3)		Percent of Class
5% Shareholders
North American Financial Holdings, Inc.	119,900,000		–		90.03%

Directors
Martha M. Bachman	895,488	(4)(5)	–		*
Peter N. Foss	–		–		*
William A. Hodges	–		–		*
Samuel E. Lynch	5,368		–		*
Christopher G. Marshall(6)	119,900,000		–		90.03%
R. Bruce Singletary(6)	119,900,000		–		90.03%
R. Eugene Taylor(6)	119,900,000		–		90.03%

Named executive officers
Christopher G. Marshall(6)	119,900,000		–		90.03%
R. Bruce Singletary(6)	119,900,000		–		90.03%
R. Eugene Taylor(6)	119,900,000		–		90.03%
Stephen M. Rownd	48,052		–		*
Kenneth R. Vaught	39,566		–		*
William C. Adams	25,870	(5)	16,391		*
Steve L. Droke	18,802		–		*
R. Stan Puckett	45,772		44,640	(7)	*
James E. Adams	25,823		–		*
Michael J. Fowler	30,865		–		*
All directors and executive officers as a group (14 persons)	121,016,804		61,031		91.80%

*	Less than one percent
(1)

The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)

Includes shares owned directly by directors and executive officers of Green Bankshares as well as shares held by their spouses and children, trust of which certain directors are trustees and corporations in which certain directors own a controlling interest.

(3)

Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. This column reflects the number of shares of Green Bankshares common stock that could be purchased by exercise of warrants or options to purchase Green Bankshares common stock on September 8, 2011 or within 60 days thereafter.

(4)

Martha Bachman is a director and the wife of retired director Phil Bachman. Includes 203,625 shares of common stock held directly or indirectly by Martha Bachman, 673,697 shares owned by Phil Bachman individually and 18,166 shares owned by Mr. and Mrs. Bachman jointly.

(5)

As of September 8, 2011, the following individuals have pledged the following amounts of their common shares beneficially owned to secure lines of credits or other indebtedness: Martha Bachman and retired director Phil Bachman—372,899 shares; and William C. Adams—5,000 shares.

(6)

Each of Messrs. Marshall, Singletary and Taylor hereby disclaims beneficial ownership of the securities owned directly or indirectly by NAFH, except to the extent of his pecuniary interest therein, if any.

(7)

Includes options to acquire 27,000 shares of Green Bankshares common stock currently exercisable (or exercisable within 60 days of September 8, 2011) by Mr. Puckett at an exercise price equal to 150% of the book value of the Green Bankshares common stock at the date of grant (a weighted average price of approximately $17.16 per share) and options to acquire 17,640 shares of Green Bankshares common stock currently exercisable (or exercisable within 60 days of September 8, 2011) by Mr. Puckett at an exercise price equal to the fair market value at the date of grant (a weighted average price of approximately $29.50 per share).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Compensation Discussion and Analysis” the following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them since November 30, 2009, the date of our incorporation. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P.

Crestview-NAFH purchased for aggregate consideration of $224.7 million approximately 10% of our shares of Class A common stock and 36.0% of our shares of Class B non-voting common stock, both of which were purchased in or concurrently with our private placements. Crestview-NAFH has the right to designate one nominee to our Board of Directors and, if elected, to have such director serve on the Nominating and Governance and Compensation Committees of our Board of Directors. Crestview-NAFH’s nominating right will terminate at such time as it and its affiliates collectively own less than 33% of the original number of shares of common stock purchased by Crestview-NAFH in our private placements. As of September 1, 2011, Crestview-NAFH owns approximately 100% of these shares of common stock, consisting of approximately 10% of our Class A common stock and 36% of our Class B non-voting common stock. Mr. DeMartini currently serves as the Crestview-NAFH’s representative on our Board of Directors. See “Management—Executive Officer and Directors—Board of Directors—Richard M. DeMartini” for Mr. DeMartini’s biography.

On March 26, 2010 we paid approximately $2,100,000 to Crestview Advisors, LLC, an affiliate of the general partner of Crestview-NAFH, as reimbursement for expenses in association with our original private offerings. In addition, Crestview Advisors, LLC receives $12,500 each quarter as a director’s fee related to Mr. DeMartini’s service on our Board of Directors.

Oak Hill purchased for aggregate consideration of $89.3 million approximately 5% of our shares of Class A common stock and 13% of our shares of Class B non-voting common stock, both of which were purchased in or concurrently with our private placements. Oak Hill also has the right to designate one nominee to our Board of Directors and, if elected, to have such director serve on the Nominating and Governance and Compensation Committees of our Board of Directors. Oak Hill’s nominating right will terminate at such time as Oak Hill affiliates own less than 33% of the original number of shares of common stock purchased by Oak Hill in our private placements. As of September 1, 2011, Oak Hill owns approximately 100% of these shares of common stock, consisting of approximately 5% of our Class A common stock and 14% of our Class B non-voting common stock. Mr. Kirt currently serves as Oak Hill’s representative on our Board of Directors. See “Management—Executive Officer and Directors—Board of Directors—Jeffrey E. Kirt” for Mr. Kirt’s biography.

Agreements with our Founders

Prior to the issuance and sale of our common stock in our private placements, we sold 200,000 shares of our common stock to our four founders, who are also the four members of our executive management team, Messrs. Taylor, Marshall, Posner and Singletary (who we refer to collectively as “our founders”), for an aggregate purchase price of $2,000. These shares are subject to certain transfer restrictions. Until we complete Investment Transactions (as defined below) that, together with any other Investment Transactions (including any follow-on investments in, or contributions to, the capital of any businesses in which we previously invested in connection with an Investment Transaction), represent total capital deployed (measured in each case as of the time of the relevant Investment Transaction) of at least (1) 50% of the net proceeds from our private placements, 50% of the common stock held by our founders will not be transferable and (2) 75% of the net proceeds from our private placements, the remaining 50% of the common stock held by our founders will not be transferable, in each case in the hands of the holder to a third party (other than in connection with certain intra-family or estate planning transfers). As of [—], 2011, we have completed Investment Transactions representing [—]% of the net proceeds from our private placements.

An “Investment Transaction” means a transaction in which we acquire control of, or make a non-control investment in, a banking institution (including any savings association or similar financial institution) within the United States, provided that non-control investments will not qualify as “Investment Transactions” unless we obtain a board seat or other governance rights pursuant to a stockholder rights or similar agreement.

In connection with our private placements, we also entered into a registration rights agreement with our founders and certain other stockholders. See “—Registration Rights Agreement” below.

Registration Rights Agreement

Concurrently with the consummation of our private placements, we entered into a registration rights agreement for the benefit of our stockholders, including Crestview-NAFH, FBR Capital Markets & Co. and the four members of our executive management team, with respect to our common stock sold in our private placements. Under the terms of the registration rights agreement, within 180 days of our investing 50% of the net proceeds of our private placements, we agreed to file with the SEC a shelf registration statement on Form S-1 or such other form under the Securities Act as would allow our stockholders to resell their shares of common stock acquired in our private placements. Our TIB Financial investment, completed on September 30, 2010, represented over 50% of the net proceeds of our private placements. Our stockholders have subsequently agreed to extend the deadline for filing a shelf registration statement until December 31, 2011.

If we do not file a shelf registration statement before December 31, 2011, other than as a result of the SEC being unable to accept such filing, then each of R. Eugene Taylor, Christopher G. Marshall, R. Bruce Singletary and Kenneth A. Posner, if owed a performance bonus, must immediately forfeit 50%, and thereafter forfeit an additional 10% for each month thereafter that such shelf registration statement has not been filed, of any performance bonus that would otherwise be payable to him during that fiscal year (or to which he became entitled as a result of performance during that fiscal year). In addition, no bonuses, compensation, awards, equity compensation or other amounts may be paid or granted in lieu of such forfeited bonuses.

Further, if the shelf registration statement has not been declared effective by the SEC within 180 days after the filing of such shelf registration statement (which we refer to as the “Trigger Date”), a special meeting of stockholders shall be called in accordance with our amended and restated bylaws solely for the purposes of (1) considering and voting upon proposals to remove each of our then-serving director and (2) electing such number of directors as there are then vacancies on the Board of Directors. However, stockholders holding two-thirds of the outstanding registrable shares may waive the requirement to hold such special meeting. The special meeting must occur as soon as reasonably practicable following the Trigger Date but in no event more than 45 days after the Trigger Date.

In addition, pursuant to the registration rights agreement, we are required to provide written notice to each stockholder holding registrable shares following our filing of a registration statement that provides for the initial public offering of our common stock (which we refer to as the “IPO Registration Statement”). Such stockholders have “piggy-back” registration rights that permit them to have shares of common stock owned by them included in the IPO Registration Statement upon written notice to us within the prescribed time limit. Each such stockholder’s ability to register shares under the IPO Registration Statement is subject to the terms of the registration rights agreement. The managing underwriter(s) may under certain circumstances limit the number of shares owned by such holders that are included in this offering, but the managing underwriter(s) may not reduce such holders below 25% of the number of shares of common stock to be sold under the IPO Registration Statement. Stockholders holding registrable shares who do not elect, despite their right to do so under the registration rights agreement, to include their shares of our common stock for resale in the initial public offering may not, subject to certain exceptions, to the extent requested by us or an underwriter of our securities, directly or indirectly sell, offer to sell (including without limitation any short sale), grant any option or otherwise transfer or dispose of any such shares of our common stock for a period of 60 days following the effective date of the registration statement filed in connection with the initial public offering of our common stock.

Statement of Policy Regarding Transactions with Related Persons

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In connection with the merger, we intend to adopt a written policy that complies with all applicable requirements of the SEC and Nasdaq concerning related party transactions. Pursuant to this policy, our directors and director nominees, executive officers and holders of more than five percent of our common stock, including their immediate family members, will not be permitted to enter into a related party transaction with us, as discussed below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions, will be required to be presented to our Audit Committee for review, consideration and approval. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed and approved or disapproved by the disinterested members of our Audit Committee.

Other Relationships

Certain of our executive officers and directors and our principal stockholders and affiliates of such persons have, from time to time, engaged in banking transactions with Capital Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by Capital Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

DESCRIPTION OF CAPITAL STOCK

The following descriptions include summaries of the material terms of our amended and restated certificate of incorporation, which will become effective prior to the completion of the merger, and amended and restated bylaws. Because it is a summary, it may not contain all the information that is important to you. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this document is a part, and applicable law.

General

Our certificate of incorporation authorizes us to issue 200,000,000 shares of Class A common stock, $0.01 par value per share, 200,000,000 shares of Class B non-voting common stock, $0.01 par value per share and 50,000,000 shares of preferred stock, $0.01 par value per share. As of June 30, 2011, 20,851,549 shares of Class A common stock and 25,298,449 shares of Class B non-voting common stock were outstanding. No shares of preferred stock are currently outstanding.

Common Stock

Class A Common Stock and Class B Non-voting Common Stock

Our certificate of incorporation provides that, except with respect to voting rights and conversion rights and certain transfer restrictions applicable to the Class B non-voting common stock, the Class A common stock and Class B non-voting common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment and would significantly and adversely affect the rights of the Class B non-voting common stock as described below. Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class B non-voting common stock have no voting power and have no right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B non-voting common stock with respect to the modification of the terms of the securities or dissolution will require the approval of the Class B non-voting common stock voting separately as a class. Except as otherwise provided by law, our certificate of incorporation or our bylaws or in respect of the election of directors, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present a plurality of the votes cast shall be sufficient to elect each director.

Conversion and Transfer of Class B Non-voting Common Stock

Class B non-voting common stock is not convertible in the hands of the initial holder. A transferee unaffiliated with the initial holder that receives Class B non-voting common stock subsequent to one of the permitted transfers mentioned below may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. Class B non-voting common stock is transferable only: (1) to an affiliate of a holder of our common stock or to us; (2) in a widely dispersed public offering; (3) in a private sale in which no purchaser (or group of associated purchasers) would acquire Class A common stock and/or Class B non-voting common stock in an amount that, after the conversion of such Class B non-voting common stock into Class A common stock, is (or represents) 2% or more of a class of our voting securities; or (4) to a purchaser that would control a majority of our voting securities notwithstanding such transfer. In the case of shares of Class B non-voting common stock that are intended to be sold by a holder thereof in an offering under an effective registration statement filed by us with the SEC, the participation in the offering by the transferee of such shares will serve as such transferee’s notice to us to elect to convert its Class B non-voting common stock, and the transferee shall receive shares of Class A common stock in such transfer.

Dividends

Holders of Class A common stock and Class B non-voting common stock will be equally entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A common stock or Class B non-voting common stock unless the shares of Class A common stock and Class B non-voting common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock, shares of Class B non-voting common stock shall only be entitled to receive shares of Class B non-voting common stock and shares of Class A common stock shall only be entitled to receive shares of Class A common stock.

Liquidation Distribution

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A common stock and Class B non-voting common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to holders of our common stock, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no conversion, preemptive or other subscription rights (other than the right of holders of shares of Class B non-voting common stock to convert such shares into shares of Class A common stock as described in Conversion of Class B non-voting common stock above) and there are no sinking fund or redemption provisions applicable to our common stock.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to issue and to designate the terms of one or more new classes or series of preferred stock. The rights with respect to a class or series of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that class or series of preferred stock.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board of Directors, by our Chief Executive Officer or by a majority vote of our entire Board of Directors.

No Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by such stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the meeting. For the first annual meeting of stockholders after the closing of the merger, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the tenth day following the day on which a public announcement of the date of our annual meeting of stockholders is first made by us. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Stockholder-Initiated Bylaw Amendments

Our bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of all the then outstanding shares of the Class A common stock. Additionally, our certificate of incorporation provides that our bylaws may be amended, altered or repealed by the Board of Directors by a majority vote.

Authorized but Unissued Shares

Our authorized but unissued shares of Class A common stock, Class B non-voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

We have not opted out of Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time the Board of Directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or subsequent to such time the business combination is approved by the Board of Directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our certificate of incorporation will provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for breach of their duty of loyalty to us or our stockholders, acts or omissions not in good faith or which include intentional misconduct or knowing violation of law, unlawful payments of dividends, unlawful stock purchases or unlawful redemptions or any transaction from which the director derives an improper personal benefit.

Prior to the completion of the merger, we intend to enter into indemnification agreements with each of our officers and directors pursuant to which each officer and director will be indemnified as described above and will be advanced costs and expenses subject to delivery of an undertaking to repay any advanced amounts if it is ultimately determined such officer or director is not entitled to indemnification for such costs and expenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Renunciation of Certain Corporate Opportunities

Our certificate of incorporation provides that we renounce any interest or expectancy in certain acquisition opportunities that our officers or directors become aware of in connection with their service to other entities to which they have a fiduciary or contractual obligation.

Listing

We intend to apply to list our Class A common stock on Nasdaq under the symbol “[—].”

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the common stock.

HISTORICAL MARKET PRICES AND DIVIDEND INFORMATION

There is currently no established public trading market for shares of our common stock. Concurrently with the completion of the merger, we expect to complete an initial public offering of our Class A common stock. In connection with that initial public offering, we intend to apply to list our Class A common stock on the Nasdaq Global Select Market under the symbol “[—].” We have not paid any cash dividends in respect of our Class A common stock since our incorporation. We do not expect to declare or pay any cash or other dividends on our common stock in the foreseeable future. As of September 8, 2011, there were approximately 95 holders of our Class A common stock and approximately 28 holders of our Class B non-voting common stock.

Shares of Green Bankshares common stock are listed and trade on the Nasdaq Global Select Market under the symbol “GRNB.” The following table sets forth, on a per share basis for the periods indicated, cash dividends paid and the high and low sales price of shares of Green Bankshares common stock as reported on the Nasdaq Global Select Market. As of September 8, 2011, there were approximately 5,105 holders of Green Bankshares common stock.

	Green Bankshares Common Stock
	High	Low	Dividend
Fiscal Year Ended December 31, 2011:
Third Quarter (through September 8, 2011)	$2.90	$1.77	–
Second Quarter	$3.30	$1.99	–
First Quarter	$3.89	$2.51	–

Fiscal Year Ended December 31, 2010:
Fourth Quarter	$7.73	$2.39	–
Third Quarter	$13.11	$6.58	–
Second Quarter	$15.04	$7.96	–
First Quarter	$9.48	$3.52	–

Fiscal Year Ended December 31, 2009:
Fourth Quarter	$5.48	$3.51	–
Third Quarter	$6.83	$3.25	–
Second Quarter	$9.73	$4.14	–
First Quarter	$14.71	$4.51	$0.13

The information in the preceding table is historical only. The market price of Green Bankshares common stock will fluctuate between the date of this document and the completion of the merger. We can give no assurance concerning the market price of our Class A common stock upon the completion of its initial public offering or following the merger.

As bank holding companies, any dividends paid to either us or Green Bankshares by our subsidiary financial institution is subject to various federal and state regulatory limitations and also subject to the ability of our subsidiary financial institution to pay dividends to us. In addition, TIB Financial currently has deferred interest on its junior subordinated debentures underlying its trust preferred securities and is prohibited from declaring or paying any dividends on the TIB Financial common stock until it is current on its interest payments. TIB Financial may not repay the deferred interest without regulatory consent, and, upon completion of the merger, as the surviving company in the merger, we may be subject to this restriction on the payment of dividends. In the future, we may enter into credit agreements or other borrowing arrangements that restrict our ability to declare or pay cash dividends. Any determination to pay cash dividends in the future will be at the discretion of our Board of Directors and will depend on various factors, including our financial condition, earnings, cash requirements, legal restrictions, regulatory restrictions and other factors deemed relevant by our Board of Directors. In addition, on August 24, 2010, Capital Bank entered into the OCC Operating Agreement that may restrict Capital Bank’s ability to pay dividends to us, to make changes to its capital structure and to make certain other business decisions. For more discussion on restrictions of dividends, see “Risk Factors—Risks Related to our Common Stock—We do not currently intend to pay dividends on shares of our common stock in the foreseeable future and our ability to pay dividends will be subject to restrictions under applicable banking laws and regulations and under the provisions of our Trust Preferred Securities” and “Supervision and Regulation.”

COMPARISON OF RIGHTS OF NAFH SHAREHOLDERS AND GREEN BANKSHARES SHAREHOLDERS

If the merger is completed, holders of Green Bankshares common stock will receive shares of our Class A common stock for their shares of Green Bankshares common stock. Green Bankshares is organized under the laws of the State of Tennessee, and we are organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of Green Bankshares shareholders under the TBCA and Green Bankshares’ charter and bylaws, and (2) the current rights of our stockholders under the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) and our second amended and restated certificate of incorporation, which will become effective prior to the completion of the merger (which we refer to as the “certificate of incorporation”) and bylaws.

While we believe that this summary describes the material differences between the rights of holders of our Class A common stock as of the date of this document and the rights of holders of Green Bankshares common stock as of the date of this document, it may not contain all of the information that is important to you. We urge you to read the governing documents of each company and the provisions of the TBCA and the DGCL that are relevant to a full understanding of the governing instruments, fully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Additional Information” beginning on page [—].

Green Bankshares	NAFH

CAPITAL STOCK
Authorized Capital Stock:

Green Bankshares’ charter authorizes Green Bankshares to issue 300,000,000 shares of common stock, par value $0.01 per share, 130 shares of organizational common stock, par value $10.00 per share and 1,000,000 shares of preferred stock, no par value.

As of September 8, 2011 there were 133,174,370 shares of Green Bankshares common stock issued and outstanding. No shares of preferred stock or organizational stock are currently outstanding.

NAFH’s certificate of incorporation authorizes NAFH to issue 200,000,000 shares of Class A common stock, par value $0.01 per share, 200,000,000 shares of Class B non-voting common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

As of September 8, 2011, there were 20,818,049 shares of Class A common stock and 23,331,949 shares of Class B non-voting common stock were outstanding. No shares of preferred stock are currently outstanding.

NAFH expects to issue approximately 3.70 million shares of Class A common stock to the minority shareholders of TIB Financial, Capital Bank Corp. and Green Bankshares in the reorganization.

Public Market for the Shares:

Green Bankshares common stock is traded on the Nasdaq Global Select Market.	There is currently no public market for the NAFH Class A common stock. NAFH intends to apply to have its Class A common stock listed on the Nasdaq Global Select Market.

Green Bankshares	NAFH

BOARD OF DIRECTORS

Size of the Board of Directors:

The TBCA provides that a corporation’s board of directors must generally consist of one or more individuals, with the number specified or fixed in accordance with the charter or bylaws.

The TBCA permits the charter and bylaws to prescribe qualifications for directors.

Green Bankshares’ charter provides that the board of directors shall not consist of less than three or more than fifteen members, unless all of the outstanding stock of the corporation is owned of record by less than three shareholders, in which case the number of directors may be less than three, but not less than the number of shareholders of record. Green Bankshares’ bylaws provide that the exact number of directors shall be fixed by the board of directors.

Green Bankshares’ bylaws also provide that no director may be elected, reelected, appointed or reappointed as a director after turning age 70.

Green Bankshares’ board of directors is currently comprised of seven members.

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, the bylaws or the certificate of incorporation, and where the number is fixed by the certificate of incorporation, a change in the number of directors shall be made only by amendment of the certificate.

The DGCL permits the certificate of incorporation and bylaws to prescribe qualifications for directors.

NAFH’s certificate of incorporation and bylaws provide that the board of directors shall consist of that number of members as shall be fixed from time to time by resolution adopted by a majority of the total number of directors that the board would have if there were no vacancies.

NAFH’s board of directors is currently comprised of six members.

Classification of Board of Directors:

The TBCA permits, but does not require, a classified board of directors, which can be divided into two or three classes, as equal in number as possible, with only one class of directors standing for election each year.

Green Bankshares’ charter provides that the directors shall be divided into three, each class to be as nearly equal in number as possible, with directors in each class servicing staggered three-year terms. However, Green Bankshares has amended its charter to provide that each class of directors will be elected to serve a one year term beginning with the annual meeting of shareholders in 2011, with all directors serving one year terms beginning in 2013.

The DGCL permits, but does not require, a classified board of directors, which can be divided into two or three classes with staggered terms of office, with only one class of directors standing for election each year.

NAFH does not have a classified board.

Green Bankshares	NAFH

Election of the Board of Directors:

The TBCA requires that unless otherwise provided in the charter, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders meeting at which a quorum is present.

Green Bankshares’ charter and bylaws to not provide for a greater voting requirement for the election of directors.

The DGCL provides that unless the certificate of incorporation or bylaws provide otherwise, the directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election at a stockholders meeting at which a quorum is present.

NAFH’s bylaws provide that election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of preferred stock, a plurality of the votes cast by shares of Class A common stock at any meeting for the election of directors at which a quorum is present shall elect directors.

Vacancies on the Board of Directors:

The TCBA provides that, unless the charter provides otherwise, vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by shareholders or by the board of directors (or a majority of the remaining directors if less than a quorum of the board remains in office).

Green Bankshares’ charter does not alter these provisions, however the charter does provide that directors appointed to a vacancy shall hold office for a term expiring at the next annual meeting of shareholders.

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, or by a sole remaining director.

NAFH’s certificate of incorporation provides that, subject to applicable law and the rights of any holders of preferred stock, and unless the board of directors otherwise determines, vacancies resulting from any cause, and newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, except as provided in the bylaws. Directors chosen to fill such a vacancy hold office for a term expiring at the annual meeting of the stockholders and until such director’s successor shall have been duly elected and qualified.

NAFH’s bylaws do not alter these provisions.

Green Bankshares	NAFH

Removal of Directors:

The TCBA provides that shareholders may remove a director with or without cause, at a meeting called for that purpose, unless the charter provides that directors may be removed only for cause. If a director is elected by a voting group of shareholders, only shareholders of that voting group may participate in the vote to remove him or her.

Green Bankshares’ bylaws provide that the shareholders may remove one or more directors with or without cause. In addition, any director or directors may be removed for cause, as that term is defined by applicable law, by a majority vote of the entire board of directors.

The DGCL provides that, in the absence of cumulative voting, any director or the entire board, of directors may be removed, with or without cause, by the holders of a majority of the shares who are entitled to vote at an election of directors, except in the case of a corporation that has a classified board, where directors may be removed from office only for cause, unless the certificate of incorporation provides otherwise.

NAFH’s certificate of incorporation provides that subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any director may be removed from office at any time, with or without cause, by the holders of a majority of the outstanding shares of Class A common stock, at an election of directors duly called in accordance with the bylaws.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

Control Share Acquisition Statute. The TBCA provides that the voting rights to be accorded control shares of Tennessee corporation, as defined below, must be approved by a majority of the voting securities of the corporation, excluding those shares held by interested persons, before the control shares will be granted any voting rights. “Control shares” are defined in the TBCA as shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by that person, would entitle that person to exercise, either directly or indirectly, voting power within any of the following ranges: 20% or more but less than 33% of all voting power of the corporation’s voting securities; 33% or more but less than a majority of all voting power of the corporation’s voting securities; or a majority or more of all of the voting power of the corporation’s voting securities. These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of the TBCA and to which the corporation is a party. These provisions only apply if the corporation’s charter or bylaws contain a statement opting in to these provisions.

Green Bankshares charter and bylaws do not contain an express declaration opting in to these provisions.

Section 203 of the DGCL is Delaware’s business combination statute. Section 203 is designed to protect publicly traded Delaware corporations, such as NAFH, from hostile takeovers, by prohibiting a Delaware corporation from engaging in a “business combination” with a person beneficially owning 15% or more of the corporation’s voting stock for three years following the time that person becomes a 15% beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL.

NAFH has not opted out of the protections of Section 203 of the DGCL.

Green Bankshares	NAFH

Business Combinations Involving Interested Shareholders. The TCBA generally prohibits a “business combination” by a Tennessee corporation with a person beneficially owning more than 10% of the corporation’s voting stock (an “interested shareholder”) for five years after the shareholder becomes an interested shareholder. The corporation can, however, enter into a business combination within that period if, before the interested shareholder became such, the corporation’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder.

These provisions will not apply to the merger since the board of directors of Green Bankshares approved the transaction in which NAFH became an interested shareholder of Green Bankshares.

Green Bankshares’ charter contains additional restrictions on business combinations with interested shareholders. The transaction must either (1) be approved by 80% of Green Bankshares outstanding common stock as well by a majority of shares not owned by the interested shareholder (2) be approved by a majority of the “disinterested directors” as defined in the charter or (3) meet several qualifications including (i) a fair price as determined by various metrics, (ii) the form of consideration must be cash or whatever other consideration the interested shareholder receives, (iii) there may not be a failure to pay dividends to preferred holders nor may there a reduction in the periodic rate of dividends to common stock holders, (iv) there may not be any loans to the interested shareholder, and (v) there can be no material change in the business of Green Bankshares.

These charter provisions to not apply to the merger because the merger has been approved by all of the disinterested directors of Green Bankshares.

NOTICE OF SHAREHOLDERS’ MEETINGS

The TBCA provides that a corporation must notify shareholders of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 or more than 60 days before the meeting date. A notice of a special meeting must include a description of the purpose or purposes for which the meeting is called.

The DGCL provides that written notice of an annual or special meeting must be served upon or mailed to each stockholder entitled to vote at such meeting at least 10 but not more than 60 days prior to the meeting. Such notice must state the location, date and hour of the meeting, the means of remote

Green Bankshares	NAFH

Green Bankshares’ bylaws provide that written notice of a shareholders’ meeting must be given, not less than 10 days nor more than two months before the date of the meeting to each shareholder entitled to vote at such meeting.

communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. A notice of a special meeting must describe the order of business to be addressed at the meeting.

NAFH’s bylaws further require that all notices of stockholder meetings state the purpose or purposes for which the meeting is called and that they must be sent either personally, by electronic transmission or by mail.

SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

Green Bankshares’ charter provides that for nominations or other business to be properly brought before an annual or special meeting of shareholders, a shareholder (1) must be a shareholder of record at the time the shareholder gives notice and at the time of the meeting, (2) must be entitled to vote at such meeting, (3) must comply with the notice procedures in the Charter, and (4) such proposal must otherwise be a proper matter for shareholder action.

The charter requires that timely notice generally be delivered to the secretary at Green Bankshares’ principal executive offices no less than 40 days nor more than 60 days prior to the scheduled date of such meeting in which the matter is to be acted upon.

In the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by Green Bankshares naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice is also considered timely, but only with respect to nominees for any new positions created by such increase, if it will delivered to the secretary at the principal executive offices of Green Bankshares not later than the close of business on the 10th day following the day on which such public announcement is first made.

The charter requires that the shareholder’s notice includes (1) as to any nominee, all information that

NAFH’s bylaws provide that in order to make a nomination or bring a proposal before the annual meeting of stockholders, a stockholder (1) must be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the board of directors and at the time of the annual meeting, (2) must be entitled to vote at such annual meeting, (3) must comply with the procedures in the bylaws as to such nominations, including by giving timely updates and supplements to the secretary of NAFH and (4) such proposal must otherwise be a proper matter for stockholder action.

To be timely, a stockholder’s notice must generally be delivered to the secretary at NAFH’s principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

In the event that the number of directors to be elected to the board of directors is increased by the board of directors, and there is no public announcement by NAFH naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice is also considered timely, but only with respect to nominees for any new positions created by such increase, if it will delivered to the secretary at the principal executive offices of NAFH not later than the close of business on the 10th day following the

Green Bankshares	NAFH

would be required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, (2) as to any other business proposal, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made. The shareholder must also provide the name and address of such shareholder, as they appear on the corporation’s books, and of any beneficial owner on whose behalf the nomination or proposal is made and the number of each class of shares of the corporation which are owned beneficially and of record by such shareholder and any such beneficial owner.

day on which such public announcement is first made.

A stockholder’s notice must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (A) the name and address of such stockholder, as they appear on NAFH’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, (B) (i) the class or series and number of shares of NAFH which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert with them, (ii) certain details about all ownership interests in NAFH common stock by the stockholder and any beneficial owner, including any hedging, derivative, short or other economic interests and any rights to vote NAFH common stock, (iii) any significant equity interests or any derivative or short interests in any principal competitor of NAFH held by such stockholder, (iv) any direct or indirect interest of such stockholder in any contract with NAFH, any affiliate of NAFH or any principal competitor of NAFH and (v) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

As to any proposed nominee, the stockholder’s notice must also set forth: (1) all information relating to such nominee as would be required to be disclosed in a proxy statement or other filing required in connection with a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (2) a description of all direct and indirect compensation and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand and (3) a questionnaire completed

Green Bankshares	NAFH

by the proposed nominee containing, among other things, information on the nominee’s background and qualifications and representations concerning such nominee’s compliance with NAFH’s corporate governance policies, voting commitments, reimbursement arrangements, and other matters.

If the stockholder’s notice relates to a proposal of business other than a director nomination, such notice shall also set forth (1) a brief description of the business proposed, (2) the reasons for conducting such business, (3) any material interest of such stockholder and beneficial owner, if any, in such business, (4) the text of the proposal and (5) a description of all agreements, arrangements and understandings between the stockholder, the beneficial owners, if any, and any other person related to such business proposal.

SPECIAL MEETING OF SHAREHOLDERS

Under the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.

The TCBA further provides that only business within the purpose or purposes specified in the notice of meeting required by the TBCA may be conducted at a special meeting of shareholders.

Green Bankshares’ charter provides that special meetings of shareholders may be called only by the board of directors or a committee of the board of directors that has been duly designated by the board of directors.

Under the DGCL, special stockholder meetings of a corporation may be called by the corporation’s board of directors, or by any person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

NAFH’s bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, by the Chief Executive Officer or by a majority vote of the entire board of directors.

NAFH’s bylaws provide that only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to NAFH’s notice of meeting. To be properly brought before a special meeting, proposals of business must be (i) specified in NAFH’s notice of meeting (or any supplement thereto) given by or at the direction of the board of directors or (ii) otherwise properly brought before the special meeting, by or at the direction of the board of directors.

Green Bankshares	NAFH

SHAREHOLDER ACTION WITHOUT A MEETING

The TBCA provides that action can be taken without a meeting by written consent if the affirmative vote of the number of shares that would be necessary to authorize such action at a meeting is received, provided all shareholders entitled to vote on the action consent to taking such action without a meeting.

Green Bankshares’ charter and bylaws do not alter this provision.

The DGCL provides that unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NAFH’s certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, stockholder may not act by written consent.

QUORUM FOR MEETINGS OF SHAREHOLDERS

The TBCA generally provides that a quorum for a shareholders meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the charter provides otherwise.

Green Bankshares’ charter does not alter this requirement.

The DGCL generally provides that a quorum for a stockholders meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

NAFH’s bylaws provide that generally holders of a majority of the outstanding share of Class A common stock shall constitute a quorum.

CUMULATIVE VOTING

Under TBCA provides that cumulative voting is not permissible in the election of directors unless a corporation’s charter provides otherwise.

Green Bankshares’ charter prohibits cumulative voting in the election of directors.

The DGCL provides that cumulative voting is not permissible in the election of directors unless a corporation’s certificate of incorporation provides otherwise.

NAFH’s certificate of incorporation does not provide for cumulative voting in the election of directors.

Green Bankshares	NAFH

VOTING RIGHTS AND REQUIREMENTS (OTHER THAN DIRECTOR ELECTIONS)

The TBCA provides that unless the charter or the TBCA provides otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Under the TBCA, if a quorum exists, action on a matter (other than the election of directors) by the shareholders is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the charter or the TBCA requires a greater number of affirmative votes.

The TBCA generally provides that unless the charter or board of directors requires a greater vote, mergers or share exchanges must be approved by a vote of the holders of a majority of all outstanding shares of each class entitled to vote on the transaction. The TBCA further provides that unless the charter or board of directors requires a greater vote, sales of substantially all the assets of a corporation must be approved by a vote of the holders of a majority of all outstanding shares without reference to class.

Green Bankshares’ bylaws provide that each shareholder is entitled, at each meeting of the shareholders and upon each proposal presented, to one vote for each share of the capital stock having voting power registered in his name on the books of the corporation on the record date.

The DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise required by the DGCL or by the certificate of incorporation or bylaws, under the DGCL, all matters brought before a stockholders meeting require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at a stockholders meeting at which a quorum is present.

The DGCL generally provides that unless the certificate of incorporation requires a greater vote, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by a majority of the outstanding stock of the corporation entitled to vote.

NAFH’s certificate of incorporation provides that holders of Class A common stock shall exclusively possess all voting power, and each share of Class A common stock shall be entitled to one vote. Holders of Class B non-voting common stock have no voting power and have no right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B non-voting common stock with respect to the modification of the terms of the securities or dissolution will require the approval of the Class B non-voting common stock voting separately as a class.

NAFH’s bylaws provide that except as otherwise provided by law, its certificate of incorporation or its bylaws or in respect of the election of directors, all matters to be voted on by its stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

Green Bankshares	NAFH

RIGHTS OF DISSENTING SHAREHOLDERS

The TBCA provides that a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters’ rights generally are not available to holders of shares that are registered on a national securities exchange or quoted on a national market security system.

Since Green Bankshares common stock is listed on Nasdaq, Green Bankshares shareholders do not have dissenters’ rights in connection with the merger.

Under the DGCL, a stockholder of a Delaware corporation such as NAFH who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either listed on a national securities exchange or held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders, or (3) any combination of the foregoing.

LIABILITY OF DIRECTORS AND OFFICERS

The TBCA provides that a corporation may include in its charter a provision eliminating the liability of a director to the corporation or its shareholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s shareholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, for certain unlawful dividends and redemptions and for any transaction from which the director derived an improper personal benefit.

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, for certain unlawful dividends and redemptions and for any transaction from which the director derived an improper personal benefit.

Green Bankshares	NAFH

Green Bankshares’ charter provides that no director shall be personally liable to Green Bankshares or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA.

Green Bankshares’ charter further provides that no provision will eliminate or limit liability of a director for any act or omission occurring prior to the date when such provisions became effective.

The NAFH certificate of incorporation provides that no director shall be personally liable to NAFH or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended to further limit liability.

The NAFH certificate of incorporation further provides that any repeal or modification of these provisions of the NAFH certificate of incorporation will not adversely affect any right or protection of a director of NAFH existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

DUTIES OF DIRECTORS

The TBCA provides that all corporate powers will be exercised by or under the authority of the board of directors, subject to any limitation set forth in the charter. The TBCA requires that a director shall discharge his or her duties as a director, including his or her duties as a member of a committee in good faith, with the care an ordinarily prudent person in like position would exercise under the circumstances; and in a manner he or she reasonably believes to be in the best interests of the corporation.

The DGCL provides that the business and affairs of every corporation organized under Delaware law will be managed by or under a board or directors, except as may be otherwise provided in the certificate of incorporation.

The standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing and the duty of care requires directors in managing the corporate affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Under NAFH’s bylaws, the board of directors is also required to manage the business and affairs of the corporation and elect officers of the corporation and ensure records of each meeting are taken.

Green Bankshares	NAFH

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The TBCA provides that a corporation generally has the power to indemnify any person who is made party to a proceeding because the individual was or is a director (or an officer, employee or agent of the corporation) if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under the TBCA, to the extent that a director or officer, of a corporation has been wholly successful on the merits or otherwise in defense of any proceeding referred to above, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Green Bankshares’ charter provides that its directors and officers will be indemnified by us to the fullest extent authorized by Tennessee law as it now exists or may in the future be amended to provide broader indemnification, against all expenses, liabilities and loss incurred in connection with their service as a director or officer of the corporation.

The DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The DGCL further provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such

Green Bankshares	NAFH

expenses which the Court of Chancery or such other court shall deem proper.

Under the DGCL, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

NAFH’s certificate of incorporation provides that its directors, officers and other agents will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended to provide additional indemnification, against all expenses, liabilities and loss incurred in connection with their service as a director, officer or other agent on behalf of the corporation.

NAFH’s certificate of incorporation further provides that directors, officers and other agents shall generally be entitled to be reimbursed by NAFH in advance of the final disposition of a proceeding within 20 days after NAFH receives a written request for reimbursement.

AMENDMENT OF CHARTER

The TBCA provides that certain minor amendments to a corporation’s charter may be adopted by the directors without shareholder action. Generally, the TBCA provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any provision of the charter or condition the board of directors may place on its submission of the amendment to the shareholders.

Green Bankshares’ charter provides that any amendment or repeal of any part of Section 9 of the charter (which contains limitations on business combinations with interested shareholders described in more detail under “Provisions Affecting Control Share Acquisitions and Business Combinations,” above) shall require an affirmative vote of eighty percent (80%) of all voting stock voting as a class together with the affirmative vote of a majority of the voting stock not owned by any interested shareholder.

The DGCL provides that an amendment to a corporation’s certificate of incorporation must be adopted by the board of directors through a resolution setting forth the proposed amendment and that the stockholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

Green Bankshares	NAFH

AMENDMENT OF BYLAWS

The TBCA provides that the directors may amend or repeal the corporation’s bylaws unless the corporation’s charter or the TBCA reserve the power to amend the bylaws generally or a particular bylaw provision exclusively to the shareholders, or the shareholders, in amending or repealing the bylaws generally or a particular bylaw provision, provide expressly that the board may not amend or repeal the bylaws or that bylaw provision. The TBCA further provides that a corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

Green Bankshares’ charter provides that the board of directors has the power to adopt, alter, amend or repeal the bylaws.

The DGCL provides that the stockholders, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

NAFH’s certificate of incorporation provides that its bylaws may be amended, altered or repealed by the board of directors by a majority vote of the full board, except as otherwise provided in the bylaws.

NAFH’s certificate of incorporation and bylaws provide that stockholders may only amend, alter or repeal the bylaws by a vote of at least two-thirds of the outstanding shares of Class A common stock.

SHAREHOLDER RIGHTS PLANS

The TBCA includes a statutory provision validating shareholder rights plans. Green Bankshares does not have a shareholder rights plan currently in effect.

The DGCL does not include a statutory provision expressly validating stockholder rights plans; however, such plans have generally been upheld by decisions of courts applying Delaware law.

NAFH does not have a shareholder rights plan currently in effect.

LEGAL MATTERS

The validity of the Class A common stock to be issued in connection with the merger and certain U.S. federal income tax consequences related to the merger will be passed upon for us by Wachtell, Lipton, Rosen  & Katz, New York, New York.

EXPERTS

The consolidated financial statements of North American Financial Holdings, Inc. as of and for the fiscal year ending December 31, 2010, as of December 31, 2009, and for the period from November 30, 2009 (date of inception) through December 31, 2009, included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Statement of Assets Acquired and Liabilities Assumed by NAFH National Bank of First National Bank of the South, the Statement of Assets Acquired and Liabilities Assumed by NAFH National Bank of Metro Bank and the Statement of Assets Acquired and Liabilities Assumed by NAFH National Bank of Turnberry Bank, each dated July 16, 2010, included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TIB Financial Corp. as of December 31, 2010, 2009 and 2008, and for each of the three years in the period ended December 31, 2010, all included in this registration statement, have been so included in reliance on the report of Crowe Horwath LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Capital Bank Corp. as of and for the fiscal year ending December 31, 2010, included in this registration statement, have been so included in reliance on the report of Elliott Davis, PLLC, an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Capital Bank Corp. as of and for each of the two fiscal years ending December 31, 2009 and December 31, 2008, included in this registration statement, have been so included in reliance upon the report of Grant Thornton LLP, independent registered certified public accountants, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Green Bankshares, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, all included in this registration statement, have been so included in reliance on the report of Dixon Hughes Goodman LLP (formerly Dixon Hughes PLLC), an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page

North American Financial Holdings, Inc. Unaudited Consolidated Financial Statements for the Three and Six Months Ended June 30, 2010 and 2011

Unaudited Consolidated Balance Sheets as of June 30, 2011 and December 31, 2010	F-5

Unaudited Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2011 and 2010	F-6

Unaudited Consolidated Statements of Changes in Shareholders’ Equity for the Three and Six Months Ended June 30, 2011 and 2010	F-7

Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2011 and 2010	F-9

Notes to Unaudited Consolidated Financial Statements	F-10

North American Financial Holdings, Inc. Consolidated Financial Statements as of and for the Year Ended December 31, 2010 and as of December 31, 2009 and for the Period from November 30, 2009 to December 31, 2009

Report of Independent Registered Certified Public Accounting Firm	F-40

Consolidated Balance Sheets as of December 31, 2010 and 2009	F-41

Consolidated Statements of Changes in Shareholders’ Equity for the Year Ended December 31, 2010 and for the Period from November 30, 2009 to December 31, 2009	F-43

Consolidated Statements of Cash Flows for the Year Ended December 31, 2010 and for the Period from November 30, 2009 to December 31, 2009	F-44

Notes to Consolidated Financial Statements	F-45

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.) Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm	F-78

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South as of July 16, 2010	F-79

Notes to Statement of Assets Acquired and Liabilities Assumed	F-80

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.) Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm	F-87

Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County as of July 16, 2010	F-88

Notes to Statement of Assets Acquired and Liabilities Assumed	F-89

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.) Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm	F-97

Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank as of July 16, 2010	F-98

Notes to Statement of Assets Acquired and Liabilities Assumed	F-99

TIB Financial Corp. Unaudited Consolidated Financial Statements for the Six Months Ended June 30, 2011 and 2010

Unaudited Consolidated Balance Sheet as of June 30, 2011 and December 31, 2010	F-107

Page
Unaudited Consolidated Statement of Operations for the Six Months Ended June 30, 2011 and 2010	F-108

Unaudited Consolidated Statement of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2011 and 2010	F-109

Unaudited Consolidated Statements of Cash Flows the Six Months Ended June 30, 2011 and 2010	F-111

Notes to Unaudited Consolidated Financial Statements	F-112
TIB Financial Corp. Consolidated Financial Statements as of and for the Years Ended December 31, 2010, 2009 and 2008

Report of Independent Registered Public Accounting Firm	F-126

Consolidated Balance Sheets for the Years Ended December 31, 2010 (Successor) and 2009 (Predecessor)	F-127

Consolidated Statements of Operations for the Three Months Ended December  31, 2010 (Successor), and the Nine Months Period Ended September 30, 2010 and the Years Ended December 31, 2009 and 2008 (Predecessor)

F-128

Consolidated Statements of Changes in Shareholders’ Equity for the Three Months Ended December 31, 2010 (Successor), and the Nine Months Ended September 30, 2010 and the Years Ended December 31, 2009 and 2008 (Predecessor)

F-130

Consolidated Statements of Cash Flows for the Three Months Ended December 31, 2010 (Successor), and Nine Months Ended September 30, 2010 and the Years Ended December 31, 2009 and 2008 (Predecessor)	F-132

Notes to Consolidated Financial Statements	F-134
Capital Bank Corporation Unaudited Consolidated Financial Statements for the Six Months Ended June 30, 2011 and 2010

Unaudited Condensed Consolidated Balance Sheet as of June 30, 2011 and December 31, 2010	F-185

Unaudited Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2011 and 2010	F-186

Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2011 and 2010	F-187

Unaudited Condensed Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2011 and 2010	F-188

Notes to Unaudited Consolidated Financial Statements	F-189

Capital Bank Corporation Consolidated Financial Statements as of and for the Years Ended December 31, 2010, 2009 and 2008

Report of Independent Registered Public Accounting Firms	F-212

Consolidated Balance Sheet as of December 31, 2010 and 2009	F-214

Consolidated Statements of Operations for the Years Ended December 31, 2010, 2009 and 2008	F-215

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss for the Years Ended December 31, 2010, 2009 and 2008	F-216

Consolidated Statements of Cash Flows for the Years Ended December 31, 2010, 2009 and 2008	F-217

Notes to Consolidated Financial Statements	F-218

North American Financial Holdings, Inc.

Unaudited Consolidated Financial Statements as of and for the

Three and Six Months Ended June 30, 2011 and 2010

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars and shares in thousands, except per share data)	(Unaudited)
	June 30, 2011	December 31, 2010
Assets
Cash and due from banks	$526,131	$886,925

Trading securities	615	–
Investment securities held to maturity	–	250
Investment securities available for sale	861,470	479,466

Loans held for sale	4,713	–

Loans, net of deferred loan costs and fees	2,999,240	1,742,747
Less: Allowance for loan losses	7,689	753

Loans, net	2,991,551	1,741,994

Other real estate owned	77,887	70,817
Indemnification asset	72,747	91,467
Receivable from FDIC	22,652	46,585
Premises and equipment, net	78,181	44,078
Goodwill	69,473	36,616
Intangible assets, net	18,313	15,154
Deferred income tax asset	64,873	16,789
Accrued interest receivable and other assets	84,559	66,850

Total Assets	$4,873,165	$3,496,991

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$461,046	$295,713
Time deposits	1,933,004	1,353,510
Money market	516,290	272,780
Savings	173,284	94,422
Negotiable order of withdrawal accounts	417,799	243,672

Total deposits	3,501,423	2,260,097

Federal Home Loan Bank (FHLB) advances	244,939	243,067
Short-term borrowings	36,235	61,969
Long-term borrowings	97,275	22,887
Accrued interest payable and other liabilities	41,601	27,735

Total liabilities	3,921,473	2,615,755

Shareholders’ equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	–	–
Common stock—Class A $0.01 par value: 200,000 shares authorized, 20,852 and 21,384 shares issued and outstanding, respectively	208	214
Common stock—Class B $0.01 par value: 200,000 shares authorized, 25,298 and 23,736 shares issued and outstanding, respectively	253	237
Additional paid in capital	882,896	865,673
Retained earnings	13,058	11,938
Accumulated other comprehensive income (loss)	6,607	(2,759)
Noncontrolling interest	48,670	5,933

Total shareholders’ equity	951,692	881,236

Total Liabilities and Shareholders’ Equity	$4,873,165	$3,496,991

See accompanying notes to consolidated financial statements

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Interest and dividend income
Loans, including fees	$41,602	$–	$77,153	$–
Investment securities:
Taxable interest income	5,367	–	9,060	–
Tax-exempt interest income	284	–	491	–
Dividends	51	–	63	–
Interest-bearing deposits in other banks	587	831	1,297	1,556
Federal Home Loan Bank stock	102	–	234	–

Total interest and dividend income	47,993	831	88,298	1,556

Interest expense
Deposits	7,051	–	12,977	–
Federal Home Loan Bank advances	676	–	1,299	–
Short-term borrowings	15	–	50	–
Long-term borrowings	1,117	–	1,999	–

Total interest expense	8,859	–	16,325	–

Net interest income	39,134	831	71,973	1,556

Provision for loan losses	8,418	–	9,963	–

Net interest income after provision for loan losses	30,716	831	62,010	1,556

Non-interest income
Service charges on deposit accounts	2,146	–	4,065	–
Fees on mortgage loans originated and sold	649	–	1,180	–
Investment advisory and trust fees	413	–	800	–
FDIC indemnification asset accretion	2,540	–	2,858	–
Other income	2,076	–	3,479	–
Investment securities gains, net	75	–	18	–

Total non-interest income	7,899	–	12,400	–

Non-interest expense
Salaries and employee benefits	19,257	832	34,350	1,683
Net occupancy and equipment expense	6,312	50	11,650	65
Foreclosed asset related expense	1,666	–	2,844	–
Conversion expenses	1,012	–	4,749	–
Organizational expenses	–	–	–	2,100
Professional fees	1,809	1,523	4,069	1,525
Other expense	7,384	196	14,818	342

Total non-interest expense	37,440	2,601	72,480	5,715

Income (loss) before income taxes	1,175	(1,770)	1,930	(4,159)
Income tax expense (benefit)	187	(748)	592	(1,756)

Net income (loss) before attribution of noncontrolling interests	988	(1,022)	1,338	(2,403)

Net income attributable to noncontrolling interests	268	–	218	–

Net income (loss) attributable to North American Financial Holdings, Inc.	$720	$(1,022)	1,120	$(2,403)

Basic and diluted earnings (loss) per share	$0.02	$(0.03)	$0.02	$(0.08)

See accompanying notes to consolidated financial statements

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

Consolidated Statements of Changes in Shareholders’ Equity

(Unaudited)

(Dollars and shares in thousands, except per share data)

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Shareholders’ Equity
Balance, April 1, 2011	20,889	$209	25,261	$252	$878,485	$12,338	$(97)	$49,117	$940,304
Comprehensive income:
Net income						720		268	988
Other comprehensive income, net of tax
Net market valuation adjustment on securities available for sale							6,742	684	7,426
Less: reclassification adjustment for gains included in net income							(38)	–	(38)

Other comprehensive income, net of tax expense of $4,529							6,704	684	7,388

Comprehensive income									8,376
Conversion of shares	(37)	(1)	37	1					–
Restricted stock grants									–
Stock based compensation					3,026				3,026
Merger of TIB Bank and Capital Bank into Capital Bank, NA					1,397			(1,397)	–
Rights offerings of subsidiaries					(12)			(2)	(14)

Balance, June 30, 2011	20,852	$208	25,298	$253	$882,896	$13,058	$6,607	$48,670	$951,692

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total Shareholders’ Equity
Balance, April 1, 2010	22,295	$223	9,799	$98	$605,291	$(1,473)	$–	$–	$604,139
Net loss						(1,022)			(1,022)
Stock issuance costs	–	–	–	–	(6)				(6)

Balance, June 30, 2010	22,295	$223	9,799	$98	$605,285	$(2,495)	$–	$–	$603,111

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Shareholders’ Equity
Balance, January 1, 2011	21,384	$214	23,736	$237	$865,673	$11,938	$(2,759)	$5,933	$881,236
Comprehensive income:
Net income						1,120		218	1,338
Other comprehensive income, net of tax
Net market valuation adjustment on securities available for sale							9,351	953	10,304
Less: reclassification adjustment for gains included in net income							(43)		(43)

Other comprehensive income, net of tax expense of $6,289							9,308	953	10,261

Comprehensive income									11,599
Conversion of shares	(1,562)	(16)	1,562	16					–
Restricted stock grants	1,030	10			(10)				–
Stock based compensation					3,434				3,434
Origination of noncontrolling interest								43,785	43,785
Merger of TIB Bank and Capital Bank into Capital Bank, NA					1,397			(1,397)	–
Rights offerings of subsidiaries					12,402		58	(822)	11,638

Balance, June 30, 2011	20,852	$208	25,298	$253	$882,896	$13,058	$6,607	$48,670	$951,692

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total Shareholders’ Equity
Balance, January 1, 2010	19,181	$192	8,726	$87	$526,133	$(92)	$–	$–	$526,320
Net loss						(2,403)			(2,403)
Issuance of common stock	3,114	31	1,073	11	79,152				79,194

Balance, June 30, 2010	22,295	$223	9,799	$98	$605,285	$(2,495)	$–	$–	$603,111

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

(Unaudited)

(Dollars in thousands)

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Cash flows from operating activities:
Net income (loss)	$1,338	$(2,403)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Accretion of acquired loans	(65,681)	–
Depreciation and amortization	(1,648)	–
Provision for loan losses	9,963	–
Deferred income tax expense (income)	(3,761)	(2,068)
Investment securities net realized gains	(18)	–
Net amortization of investment premium/discount	3,718	–
Stock-based compensation	3,434	–
Gain on sales of OREO	(362)	–
OREO valuation adjustments	241	–
Other	(771)	–
Mortgage loans originated for sale	(30,406)	–
Proceeds from sales of mortgage loans originated for sale	38,945	–
Fees on mortgage loans sold	(989)	–
Proceeds from FDIC loss share agreements	58,244
Change in accrued interest receivable and other assets	(7,070)	–
Change in accrued interest payable and other liabilities	(4,640)	893

Net cash provided by (used in) operating activities	537	(3,578)

Cash flows from investing activities:
Purchases of investment securities available for sale	(270,543)	–
Sales of investment securities available for sale	18,029	–
Repayments of principal and maturities of investment securities available for sale	100,658	–
Purchase of FHLB Stock	2,931
Cash acquired through acquisition of Capital Bank Corp.	27,955	–
Principal repayments on loans, net of loans originated or acquired	(91,377)	–
Purchases of premises and equipment	(2,297)	–
Proceeds from sales of loans	–	–
Proceeds from sale of OREO	39,953	–

Net cash used in investing activities	(174,691)	–

Cash flows from financing activities:
Issuance of common stock	–	79,194
Net increase in demand, money market and savings accounts	170,746	–
Net decrease in time deposits	(280,887)	–
Net decrease in federal funds purchased and securities sold under agreements to repurchase	(25,595)	–
Net decrease short term FHLB advances	(30,000)	–
Net decrease long term FHLB advances	(32,542)	–
Net proceeds from common stock rights offering	11,638	–

Net cash (used in) provided by financing activities	(186,640)	79,194

Net decrease in cash and cash equivalents	(360,794)	75,616
Cash and cash equivalents at beginning of period	886,925	526,711

Cash and cash equivalents at end of period	$526,131	$602,327

Supplemental disclosures of cash paid:
Interest	$13,783	$–
Income taxes	5,333	–

Supplemental information:
Transfer of loans to OREO	33,548	–

See accompanying notes to consolidated financial statements

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

Note 1—Basis of Presentation & Accounting Policies

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiaries, Capital Bank, National Association (“Capital Bank, NA”), formerly NAFH National Bank (“NAFH Bank”), TIB Financial Corp. (“TIBB”; parent company of Naples Capital Advisors, Inc. and TIB Bank, through April 29, 2011, the date TIB Bank was merged with and into Capital Bank, NA), and Capital Bank Corporation (parent company of Capital Bank, through June 30, 2011, the date Capital Bank was merged with and into Capital Bank, NA). Prior to the mergers of TIB Bank and Capital Bank with and into Capital Bank, NA, these entities are collectively referred to as the Company’s subsidiary banks or the “Banks”. All significant inter-company accounts and transactions have been eliminated in consolidation. As of June 30, NAFH had a total of eighty-one full service banking offices located in Florida, North Carolina and South Carolina.

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information and an additional description of the Company’s accounting policies, refer to the Company’s consolidated financial statements for the year ended December 31, 2010.
The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Critical Accounting Policies

Allowance for Loan Losses

The Company maintains an allowance for loan losses to absorb losses incurred in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated incurred losses inherent in the portfolio of loans held for investment. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of charge offs, net of recoveries. The Company’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formulaic allowance and the specific allowance for impaired loans. Management develops and documents its systematic methodology for determining the allowance for loan losses by first dividing its portfolio into segments—commercial mortgage, residential mortgage, construction and vacant land, commercial and agricultural, indirect auto, home equity and other consumer loans. The Company further divides the portfolio segments into classes based on initial measurement attributes, risk characteristics or its method of monitoring and assessing credit risk. The classes for the Company are as follows:

•	Commercial mortgage—owner occupied, office building, hotel or motel, guest houses, retail, multi-family, farmland, and other;

•	Residential mortgage—primary residence, second residence and investment;

•	Construction and vacant land;

•	Commercial and agricultural;

•	Indirect auto—prime and sub-prime;

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

•	Home equity; and

•	Other consumer.

The allowance is calculated by applying loss factors to outstanding loans. Loss factors are based on the Company’s historical loss experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. The Company derives the loss factors for all segments from pooled loan loss factors. Such pooled loan loss factors (for loans not individually graded) are based on expected net charge off ranges.

Loan loss factors, which are used in determining the allowance, are adjusted quarterly primarily based upon the changes in the level of historical net charge offs and parameter updates by management. Management estimates probable incurred losses in the portfolio based on a historical loss look-back period. The look-back period is representative of management’s expectations of relevant historical loss experience.

Furthermore, based on management’s judgment, the Company’s methodology permits adjustments to any loss factor used in the computation of the allowance for significant factors, which affect the collectability of the portfolio as of the evaluation date, but are not reflected in the loss factors. By assessing the probable estimated incurred losses in the loan portfolio on a quarterly basis, management is able to adjust specific and inherent loss estimates based upon the most recent information that has become available. This includes changing the number of periods that are included in the calculation of the loss factors and adjusting qualitative factors to be representative of the economic cycle that management expects will impact the portfolio. Updates of the loss confirmation period are done when significant events cause management to reexamine data.

At June 30, 2011, the majority of the Company’s loans are purchased credit-impaired loans. Estimates of cash flows expected to be collected for purchased credit-impaired loans are updated each reporting period. If the Company has probable decreases in expected cash flows to be collected after acquisition, the Company charges the provision for loan losses and establishes an allowance for loan losses.

The Company individually evaluates for impairment larger commercial and agricultural, construction and vacant land, and commercial mortgage loans. Residential mortgage and consumer loans are not individually evaluated for impairment unless they become delinquent and exceed $500 in recorded investment or represent troubled debt restructurings. Loans are considered impaired when the individual evaluation of current information regarding the borrower’s financial condition, loan collateral, and cash flows indicates that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest payments. Impaired loans are carried at the lower of the recorded investment in the loan, the present value of expected future cash flows discounted at the loan’s effective rate, the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. Excluded from the impairment analysis are large groups of smaller balance homogeneous loans such as consumer, indirect auto and residential mortgage loans, which are evaluated on a pool basis. The Company’s policy for recognition of interest income, charge offs of loans, and application of payments on impaired loans is the same as the policy applied to nonaccrual loans.

Significant risk characteristics considered in estimating the allowance for credit losses include the following:

•	Commercial and agricultural—industry specific economic trends and individual borrower financial condition

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

•

Construction and vacant land, farmland and commercial mortgage loans—type of property (i.e., residential, commercial, industrial) and geographic concentrations and risks and individual borrower financial condition

•	Residential mortgage, indirect auto and consumer—historical charge-offs and current trends in borrower’s credit, property collateral, and loan characteristics

Loans are charged off in whole or in part when they are considered to be uncollectible. For commercial and agricultural, construction and vacant land and commercial mortgage loans, they are generally considered uncollectible based on an evaluation of borrower financial condition as well as the value of any collateral. For residential mortgage and consumer loans, this is generally based on past due status as discussed above, as well as an evaluation of borrower creditworthiness and the value of any collateral. Recoveries of amounts previously charged off are recorded as a recovery to the allowance for loan losses.

Purchased Credit-Impaired Loans

Loans acquired in a transfer, including business combinations and transactions similar to the acquisitions of TIBB and Capital Bank, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the purchased credit-impaired loans using the effective yield method, provided that the timing and amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

The Company periodically evaluates the relationship of any material changes in estimated future cash flows in contrast to changes in the recorded investment in the PCI loans, to determine the need to record a provision for loan losses, reverse any previous allowance for loan losses, or increase the accretable yield to be recognized prospectively. The impact of changes in variable interest rates is recognized prospectively as adjustments to interest income. The accounting pools of acquired loans are defined as of the date of acquisition of a portfolio of loans and are comprised of groups of loans with similar collateral types and credit risk.

FDIC Indemnification Asset

Pursuant to purchase and assumption agreements with the FDIC, Capital Bank, NA has entered into loss share agreements in which the FDIC will reimburse the Company for certain amounts related to certain acquired loans and other real estate owned should the Company experience a loss. An indemnification asset is recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk.

Subsequent to initial recognition, the indemnification asset continues to be measured on the same basis as the related indemnified loans and the loss share receivable is impacted by changes in estimated cash flows

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

associated with these loans. Deterioration in the credit quality on expected cash flows of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the loss share receivable, with the offset recorded through the consolidated statement of income. Increases in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the indemnification asset, with such decrease being amortized into income over 1) the life of the loan or 2) the life of the shared loss agreements, whichever is shorter. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset. Fair value accounting incorporates into the fair value of the indemnification asset an element of the time value of money, which is accreted back into income over the life of the shared loss agreements.

Upon the determination of an incurred loss the indemnification asset will be reduced by the amount owed by the FDIC. A corresponding claim receivable is recorded until cash is received from the FDIC.

Goodwill and Other Intangible Assets

Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Other intangible assets include core deposit base premiums, customer relationship intangibles and mortgage servicing rights arising from acquisitions and are initially measured at fair value. Long-lived intangible assets with definite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such an asset is determined to be impaired when comparing undiscounted future cash flows to net book value, the impairment loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. The primary estimates which would be inherent in the impairment evaluation include fair market value, general market conditions, and projections of future operating results.

Stock Based Compensation

The Company maintains various equity-based compensation plans. These plans provide for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, and stock bonus awards. The Company values equity-based awards at the grant date fair value and recognizes expense over the requisite service period taking into account retirement eligibility.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share is net income (loss) attributable to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options and unvested restricted shares computed using the treasury stock method.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

Earnings (loss) per share have been computed based on the following for the periods ended:

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Weighted average number of common shares outstanding:
Basic	45,120	32,094	45,120	31,608
Dilutive effect of options outstanding	–	–	–	–
Dilutive effect of restricted shares	259	–	150	–

Diluted	45,379	32,094	45,270	31,608

The dilutive effect of stock options and unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

Weighted average anti-dilutive stock options and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Anti-dilutive stock options	2,236	–	1,309	–
Anti-dilutive restricted shares	–	–	–	–

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current guidance by (i) eliminating the option to present components of other comprehensive income (OCI) as part of the statement of changes in shareholders’ equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The amendments of ASU 2011-05 do not change the option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

reclassified to net income, or the computation of earnings per share (which continues to be based on net income). ASU 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of ASU 2011-05 will not have an impact on the Company’s consolidated financial condition or results of operations but will alter disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The amended guidance of ASU 2011-04 (i) clarifies how a principal market is determined, (ii) establishes the valuation premise for the highest and best use of nonfinancial assets, (iii) addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, (iv) extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and (v) requires additional disclosures including transfers between Level 1 and Level 2 of the fair value hierarchy, quantitative and qualitative information and a description of an entity’s valuation process for Level 3 fair value measurements, and fair value hierarchy disclosures for financial instruments not measured at fair value. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of ASU 2011-04 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Management is currently evaluating the impact the new guidance will have on the consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

Note 2—Business Combinations and Acquisitions

On January 28, 2011, Capital Bank Corporation completed the issuance and sale of 71,000 shares of its common stock to NAFH for $181,050 in cash. As a result of this NAFH investment and the Rights Offering on March 11, 2011, NAFH currently owns approximately 83% of the Capital Bank Corporation’s common stock. In connection with the NAFH investment in Capital Bank Corporation, each shareholder as of January 27, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Capital Bank Corporation’s existing loan portfolio.

Also in connection with the NAFH investment, Capital Bank Corporation’s Series A Preferred Stock and warrant to purchase shares of common stock issued by Capital Bank Corporation to the U.S. Treasury in connection with the Troubled Asset Relief Program (“TARP”) were repurchased. Following the TARP Repurchase, the Series A Preferred Stock and warrant are no longer outstanding, and accordingly, Capital Bank Corporation is no longer subject to the restrictions imposed by the terms of the Series A Preferred Stock or certain regulatory provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”) that are imposed on TARP recipients.

Pursuant to the NAFH investment, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of Capital Bank Corporation’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations. Capital Bank Corporation issued 1,613 shares of common stock in exchange for $4,113 upon completion of the Rights Offering on March 11, 2011. Direct offering costs of $300 were recorded as a reduction to the proceeds of the Rights Offering.

Also in connection with the closing of the NAFH investment, Capital Bank Corporation amended its Supplemental Executive Retirement Plan (the “Executive Plan” or “SERP”) to waive, with respect to unvested amounts only, any change in control provision and corresponding entitlement to change in control benefits that would otherwise be triggered by the NAFH investment or any subsequent transaction or series of transactions that result in an affiliate of NAFH holding Capital Bank Corporation’s outstanding voting securities or total voting power. On January 28, 2011, Capital Bank Corporation received written waivers from each of the participants in the Executive Plan pursuant to which such executives waived the previously described change in control benefits under the SERP and the accelerated vesting of their outstanding unvested stock options in connection with the transactions contemplated by the NAFH investment. Cash payments made to participants in the Executive Plan upon change in control related to vested benefits totaled $1,119. The Supplemental Retirement Plan for Directors was not amended, and cash payments made to participants upon change in control pursuant to terms of this plan totaled $3,156.

Capital Bank Corporation determined push-down accounting to be appropriate for this transaction in accordance with SEC guidance, and as such, has applied the acquisition method of accounting due to NAFH’s acquisition of 85% of the Company’s outstanding common stock on January 28, 2011 (subsequently reduced to 83% following the Rights Offering on March 11, 2011).

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

The following table summarizes the NAFH investment and Capital Bank Corporation’s preliminary opening balance sheet:

(Dollars in thousands)	As of January 28, 2011 (Unaudited)
Fair value of assets acquired:
Cash and cash equivalents	$208,255
Investment securities	225,336
Mortgage loans held for sale	2,569
Loans	1,135,164
Goodwill	32,857
Other intangible assets	5,004
Deferred tax assets	55,391
Other assets	66,050

Total assets acquired	1,730,626

Fair value of liabilities assumed:
Deposits	1,351,467
Borrowings	123,837
Subordinated debt	19,392
Other liabilities	11,845

Total liabilities assumed	1,506,541

Net assets acquired	224,085
Less: non-controlling interest at fair value	(43,785)

180,300
Underwriting and legal costs	750

Purchase price	$181,050

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available. The Company believes that information provides a reasonable basis for estimating the fair values. However, the Company may obtain additional information and evidence during the measurement period that may result in changes to the estimated fair value amounts. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

On April 29, 2011, TIB Bank was merged with and into NAFH Bank, with NAFH Bank as the surviving entity. Pursuant to the merger agreement dated April 27, 2011, between NAFH Bank and TIB Bank, TIBB exchanged its 100% ownership interest in TIB Bank for an approximately 53% ownership interest in the surviving combined entity, NAFH Bank.

On June 30, 2011, Capital Bank was merged with and into NAFH Bank, with NAFH Bank as the surviving entity. In connection with the transaction, NAFH Bank also changed its name to Capital Bank, National Association. As a result of the Bank Merger, Capital Bank Corporation owns approximately 38% of Capital Bank, NA, with NAFH having a direct ownership of 29% and TIBB owning the remaining 33%.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

The following table reflects the pro forma total net interest income, non interest income and net loss for periods presented as though the acquisition of Capital Bank Corporation had taken place at the beginning of each period. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition actually taken place on the first day of the respective periods, nor of future results of operations.

	Pro Forma (Unaudited)
	Three-Months Ended June 30, 2010	Six-Months Ended June 30,
		2011	2010
Net interest income	$13,575	$75,932	$26,850
Non-interest income	$2,514	$13,232	$5,045
Net income (loss)	$(14,605)	$1,716	$(21,320)

Note 3—Investment Securities

The amortized cost, estimated fair value and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities held to maturity and available for sale at June 30, 2011 and December 31, 2010 are presented below:

	June 30, 2011
Available for Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$45,191	$176	$110	$45,257
States and political subdivisions—tax exempt	25,904	1,511	10	27,405
States and political subdivisions—taxable	7,225	84	12	7,297
Marketable equity securities	1,833	9	–	1,842
Mortgage-backed securities—residential	765,200	10,980	719	775,461
Corporate bonds	3,230	299	–	3,529
Collateralized debt obligation	803	–	124	679

	$849,386	$13,059	$975	$861,470

	December 31, 2010
Held to Maturity	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Foreign government	$250	$–	$–	$250

	$250	$–	$–	$250

	December 31, 2010
Available for Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$49,497	$18	$382	$49,133
States and political subdivisions—tax exempt	5,918	2	128	5,792
States and political subdivisions—taxable	9,540	41	227	9,354
Marketable equity securities	102	–	28	74
Mortgage-backed securities—residential	415,961	948	4,696	412,213
Corporate bonds	2,104	1	–	2,105
Collateralized debt obligation	807	–	12	795

	$483,929	$1,010	$5,473	$479,466

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

Proceeds from sales and calls of securities available for sale were $48,744 and $66,762 for the three and six months ended June 30, 2011, respectively. Gross gains of approximately $61 and $68 were realized on these sales and calls during the three and six months ended June 30, 2011, respectively.

The estimated fair value of investment securities available for sale at June 30, 2011 by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

June 30, 2011
Due in one year or less	$2,278
Due after one year through five years	15,763
Due after five years through ten years	30,290
Due after ten years	35,836
Marketable equity securities	1,842
Mortgage-backed securities—residential	775,461

$861,470

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position, are as follows:

	Less than 12 Months		12 Months or Longer		Total
June 30, 2011	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$9,089	$110	–	–	$9,089	$110
States and political subdivisions—tax exempt	1,149	10		–	1,149	10
States and political subdivisions—taxable	2,168	12	–	–	2,168	12
Mortgage-backed securities—residential	136,772	719	–	–	136,772	719
Collateralized debt obligation	679	124	–	–	679	124

Total temporarily impaired	$149,857	$975	$–	$–	$149,857	$975

	Less than 12 Months		12 Months or Longer		Total
December 31, 2010	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$20,725	$382	–	–	$20,725	$382
States and political subdivisions—tax exempt	5,191	128		–	5,191	128
States and political subdivisions—taxable	8,198	227	–	–	8,198	227
Marketable equity securities	74	28	–	–	74	28
Mortgage-backed securities—residential	255,676	4,696	–	–	255,676	4,696
Corporate bonds	–	–	–	–	–	–
Collateralized debt obligation	795	12	–	–	795	12

Total temporarily impaired	$290,659	$5,473	$–	$–	$290,659	$5,473

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

As of June 30, 2011, the Company’s security portfolio consisted of 188 securities, 33 of which were in an unrealized loss position. As of December 31, 2010, the Company’s security portfolio consisted of 106 securities, 77 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s mortgage-backed securities.

The mortgage-backed securities at June 30, 2011 and December 31, 2010, were issued by U.S. government-sponsored entities and agencies, institutions which the government has affirmed its commitment to support. Unrealized losses associated with these securities are attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is not more likely than not that it will be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at June 30, 2011 or December 31, 2010.

Note 4—Loans

The following table sets forth the unpaid principal balance of our loan portfolio:

Loan Type	June 30, 2011	December 31, 2010
Non-owner occupied commercial real estate	$730,133	$500,470
Other commercial C&D	290,647	113,681
Multifamily commercial real estate	88,845	56,105
1-4 family residential C&D	72,277	16,341

Total commercial real estate	$1,181,902	$686,597

Owner occupied commercial real estate	628,947	347,741
Commercial and industrial	263,745	94,302

Total commercial	$892,692	$442,043

1-4 family residential	575,846	422,057
Home equity	229,367	119,039
Consumer	60,263	43,054

Total consumer	$865,476	$584,150

Other	63,883	29,957

Total	$3,003,953	$1,742,747

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired (“PCI”), and (ii) non PCI loans. Loans originated by the Company and loans acquired through the acquisition of TIBB and Capital Bank are excluded from the loss sharing agreements and are classified as “not covered”. Additionally, certain consumer loans acquired through the acquisition of failed banks from the FDIC are specifically excluded from the loss sharing agreements.

Loans acquired are recorded at fair value in accordance with acquisition accounting, exclusive of the loss sharing agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

flows. At the time of acquisition, the Company accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

From these pools, the Company used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on each loan pool. The Company evaluates, at each balance sheet date, whether the present value of the cash flows from the loan pools, determined using the effective interest rates, has decreased and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.

Resulting from the acquisition of Capital Bank Corp., purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Contractually required payments	$1,318,702
Nonaccretable difference	(98,777)

Cash flows expected to be collected at acquisition	1,219,925
Accretable yield	(163,892)

Fair value of acquired loans at acquisition	$1,056,033

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

Six Months Ended June 30, 2011
Balance, beginning of period	$292,805
New loans purchased	163,892
Accretion of income	(65,681)
Reclassifications from nonaccretable difference	72,809
Disposals	–

Balance, end of period	$463,825

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to acquisition by the Company. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

the initial recorded investment in the PCI loans, which was their fair value at the time of the acquisition. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	the estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	the estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

Because of the loss protection provided by the FDIC, the risks of NAFH NB’s loans and foreclosed real estate are significantly different from those assets not covered under the loss share agreement. Accordingly, the Company presents loans subject to the loss share agreements as “covered loans” in the information below and loans that are not subject to the loss share agreement as “noncovered loans.”

Non-covered Loans

The following is a summary of the major categories of non-covered loans outstanding as of June 30, 2011 and December 31, 2010:

June 30, 2011	PCI Loans	Non PCI Loans	Total Noncovered Loans
Non-owner occupied commercial real estate	$549,773	$38,770	$588,543
Other commercial C&D	211,339	16,271	227,610
Multifamily commercial real estate	62,656	597	63,253
1-4 family residential C&D	50,343	18,416	68,759

Total commercial real estate	874,111	74,054	948,165
Owner occupied commercial real estate	350,215	155,383	505,598
Commercial and industrial	148,762	87,735	236,497

Total commercial	498,977	243,118	742,095
1-4 family residential	379,694	56,583	436,277
Home Equity	24,167	114,133	138,300
Consumer	25,926	34,171	60,097

Total consumer	429,787	204,887	634,674
Other	49,195	7,893	57,088

Total	$1,852,070	$529,952	$2,382,022

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

December 31, 2010	PCI Loans	Non PCI Loans	Total Noncovered Loans
Non-owner occupied commercial real estate	$320,928	$8,939	$329,867
Other commercial C&D	30,741	1,098	31,839
Multifamily commercial real estate	25,664	–	25,664
1-4 family residential C&D	5,570	3,411	8,981

Total commercial real estate	382,903	13,448	396,351
Owner occupied commercial real estate	210,170	8,318	218,488
Commercial and industrial	46,519	15,633	62,152

Total commercial	256,689	23,951	280,640
1-4 family residential	251,348	15,090	266,438
Home equity	12,220	27,010	39,230
Consumer	32,525	10,529	43,054

Total consumer	296,093	52,629	348,722
Other	19,798	952	20,750

Total	$955,483	$90,980	$1,046,463

Covered Loans

The following is a summary of the major categories of covered loans outstanding as of June 30, 2011 and December 31, 2010:

June 30, 2011	PCI Loans	Non PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$141,590	$–	$141,590
Other commercial C&D	63,037	–	63,037
Multifamily commercial real estate	25,592	–	25,592
1-4 family residential C&D	3,518	–	3,518

Total commercial real estate	233,737	–	233,737
Owner occupied commercial real estate	123,349	–	123,349
Commercial and industrial	26,613	635	27,248

Total commercial	149,962	635	150,597
1-4 family residential	139,569	–	139,569
Home Equity	20,509	70,558	91,067
Consumer	166	–	166

Total consumer	160,244	70,558	230,802
Other	6,795	–	6,795

Total	$550,738	$71,193	$621,931

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

December 31, 2010	PCI Loans	Non PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$170,606	$–	$170,606
Other commercial C&D	81,842	–	81,842
Multifamily commercial real estate	30,441	–	30,441
1-4 family residential C&D	7,357	–	7,357

Total commercial real estate	290,246	–	290,246
Owner occupied commercial real estate	129,253	–	129,253
Commercial and industrial	29,592	2,558	32,150

Total commercial	158,845	2,558	161,403
1-4 family residential	155,619	–	155,619
Home Equity	6,217	73,592	79,809
Consumer	–	–	–

Total consumer	161,836	73,592	235,428
Other	9,207	–	9,207

Total	$620,134	$76,150	$696,284

The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of June 30, 2011 by class of loans:

Non-purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non- Covered	Covered	Non- Covered	Covered	Non- Covered
Non-owner occupied commercial real estate	$–	$–	$–	$–	$–	$–	$–
Other commercial C&D	–	–	–	–	–	–	–
Multifamily commercial real estate	–	–	–	–	–	–	–
1-4 family residential C&D	–	–	–	–	–	–	–

Total commercial real estate	–	–	–	–	–	–	–
Owner occupied commercial real estate	–	–	–	–	–	–	–
Commercial and industrial	–	–	–	–	–	–	–

Total commercial	–	–	–	–	–	–	–
1-4 family residential	–	–	–	–	–	–	–
Home equity	2,330	481	–	–	3,795	835	7,441
Consumer	–	–	–	–	–	–	–

Total consumer	2,330	481	–	–	3,795	835	7,441
Other	–	–	–	–	–	–	–

Total	$2,330	$481	$–	$–	$3,795	$835	$7,441

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

Purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non- Covered	Covered	Non- Covered	Covered	Non- Covered
Non-owner occupied commercial real estate	$4,048	$1,490	$30,035	$44,987	$–	$–	$80,560
Other commercial C&D	999	13,244	38,220	59,380	–	–	111,843
Multifamily commercial real estate	134	–	5,446	1,081	–	–	6,661
1-4 family residential C&D	–	975	3,213	4,030	–	–	8,218

Total commercial real estate	5,181	15,709	76,914	109,478	–	–	207,282
Owner occupied commercial real estate	3,352	4,113	15,606	34,389	–	–	57,460
Commercial and industrial	838	2,968	2,135	18,415	–	–	24,356

Total commercial	4,190	7,081	17,741	52,804	–	–	81,816
1-4 family residential	4,432	6,194	26,628	16,777	–	–	54,031
Home Equity	313	507	2,499	1,796	–	–	5,115
Consumer	–	596	–	357	–	–	953

Total consumer	4,745	7,297	29,127	18,930	–	–	60,099
Other	1,303	209	4,217	1,261	–	–	6,990

Total	$15,419	$30,296	$127,999	$182,473	$–	$–	$356,187

Purchased credit-impaired loans are not classified as nonaccrual as they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments.

There were no troubled debt restructurings as of June 30, 2011 and December 31, 2010.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a monthly basis. The Company uses the following definitions for risk ratings:

•	Pass—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

•

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following table summarizes loans, excluding purchased credit-impaired loans, monitored for credit quality based on internal ratings at June 30, 2011:

	Pass	Special Mention	Substandard	Doubtful	Total
Non-owner occupied commercial real estate	$38,770	$–	$–	$–	$38,770
Other commercial C&D	16,263	8	–	–	16,271
Multifamily commercial real estate	597	–	–	–	597
1-4 family residential C&D	16,983	156	1,277	–	18,416

Total commercial real estate	72,613	164	1,277	–	74,054
Owner occupied commercial real estate	153,273	–	2,110	–	155,383
Commercial and industrial	87,986	16	368	–	88,370

Total commercial	241,259	16	2,478	–	243,753
1-4 family residential	55,223	937	423	–	56,583
Home Equity	178,117	743	5,831	–	184,691
Consumer	34,169	2	–	–	34,171

Total consumer	267,509	1,682	6,254	–	275,445
Other	7,893	–	–	–	7,893

Total	$589,274	$1,862	$10,009	$–	$601,145

The credit impact of purchased impaired loans is primarily determined by estimates of expected cash flows. Such estimates are influenced by a number of credit related items which may include, but are not limited to, estimated real estate values, payment patterns, economic environment, LTV ratios and origination dates.

Note 5—FDIC Indemnification Asset

The following is a summary of the year to date activity in the FDIC indemnification asset.

Balance, December 31, 2010	$91,467
Increase related to unfavorable change in loss estimates	3,013
Accretion	2,858
Reimbursable losses claimed	(24,591)

Balance, June 30, 2011	$72,747

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

Note 6—Allowance for Loan Losses

Activity in the allowance for loan losses for the three and six months ended June 30, 2011 and 2010 follows:

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Balance, beginning of period	$2,287	$–	$753	$–
Provision for loan losses charged to expense	8,418	–	9,963	–
Loans charged off	(3,016)	–	(3,027)	–
Recoveries of loans previously charged off	–	–	–	–

Balance, end of period	$7,689	$–	$7,689	$–

Activity in the allowance for loan losses for the three months ended June 30, 2011 is as follows:

	March 31, 2011	Provision	Net Charge-offs	June 30, 2011
Non-owner occupied commercial real estate	$300	$157	$–	$457
Other commercial C&D	71	164	–	235
Multifamily commercial real estate	4	10	–	14
1-4 family residential C&D	144	120	–	264

Total commercial real estate	519	451	–	970
Owner occupied commercial real estate	454	957	–	1,411
Commercial and industrial	550	1,730	–	2,280

Total commercial	1,004	2,687	–	3,691
1-4 family residential	452	92	–	544
Home Equity	71	4,242	(2,986)	1,327
Consumer	221	716	(30)	907

Total consumer	744	5,050	(3,016)	2,778
Other	20	230	–	250

Total	$2,287	$8,418	$(3,016)	$7,689

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

Activity in the allowance for loan losses for the six months ended June 30, 2011 is as follows:

	December 31, 2010	Provision	Net Charge-offs	June 30, 2011
Non-owner occupied commercial real estate	$79	$378	$–	$457
Other commercial C&D	6	229	–	235
Multifamily commercial real estate	–	14	–	14
1-4 family residential C&D	19	245	–	264

Total commercial real estate	104	866	–	970
Owner occupied commercial real estate	70	1,341	–	1,411
Commercial and industrial	133	2,147	–	2,280

Total commercial	203	3,488	–	3,691
1-4 family residential	215	329	–	544
Home Equity	33	4,280	(2,986)	1,327
Consumer	184	764	(41)	907

Total consumer	432	5,373	(3,027)	2,778
Other	14	236	–	250

Total	$753	$9,963	$(3,027)	$7,689

	Allowance for Loan Losses			Loans
June 30, 2011	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit-Impaired
Non-owner occupied commercial real estate	$–	$394	$63	$–	$38,770	$691,363
Other commercial C&D	–	235	–	–	16,271	274,376
Multifamily commercial real estate	–	6	8	–	597	88,248
1-4 family residential C&D	–	264		–	18,416	53,861

Total commercial real estate	–	899	71	–	74,054	1,107,848
Owner occupied commercial real estate	–	1,368	43	–	155,383	473,564
Commercial and industrial	–	951	1,329	–	88,370	175,375

Total commercial	–	2,319	1,372	–	243,753	648,939
1-4 family residential	–	544	–	–	56,583	514,550
Home Equity	–	89	1,238	1,910	182,781	44,676
Consumer	–	336	571	–	34,171	26,092

Total consumer	–	969	1,809	1,910	273,535	585,318
Other	–	–	250	–	7,893	55,990

Total	$–	$4,187	$3,502	$1,910	$599,235	$2,398,095

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

Note 7—Capital Adequacy

The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements result in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company and the Banks to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Banks must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At June 30, 2011 and December 31, 2010 the Banks maintained capital ratios exceeding the requirement to be considered adequately capitalized. These minimum ratios along with the actual ratios for the Company, TIBB, Capital Bank Corp. and the Banks as of June 30, 2011 and December 31, 2010 are presented in the following table.

	Well Capitalized Requirement	Adequately Capitalized Requirement		June 30, 2011 Actual	December 31, 2010 Actual
Tier 1 Capital (to Average Assets)
Consolidated	N/A	≥	4.0%	17.7%	24.3%
TIBB	N/A	≥	4.0%	28.5%	8.2%
Capital Bank Corp.	N/A	≥	4.0%	14.3%	N/A
Capital Bank, NA (formerly NAFH NB)	≥ 5.0%	≥	4.0%	10.5%	12.1%
TIB Bank	≥ 5.0%	≥	4.0%	N/A	8.1%

Tier 1 Capital (to Risk Weighted Assets)
Consolidated	N/A	≥	4.0%	30.2%	41.8%
TIBB	N/A	≥	4.0%	98.4%	13.4%
Capital Bank Corp.	N/A	≥	4.0%	103.5%	N/A
Capital Bank, NA (formerly NAFH NB)	≥ 6.0%	≥	4.0%	17.0%	17.1%
TIB Bank	≥ 6.0%	≥	4.0%	N/A	13.1%

Total Capital (to Risk Weighted Assets)
Consolidated	N/A	≥	8.0%	30.6%	41.9%
TIBB	N/A	≥	8.0%	98.4%	13.4%
Capital Bank Corp.	N/A	≥	8.0%	105.0%	N/A
Capital Bank, NA (formerly NAFH NB)	≥ 10.0%	≥	8.0%	17.5%	17.1%
TIB Bank	≥ 10.0%	≥	8.0%	N/A	13.1%

Management believes, as of June 30, 2011, that the Company, TIBB, Capital Bank Corp.and the Bank meet all capital requirements to which they are subject. Tier 1 Capital for the Company, TIBB and Capital Bank Corp. includes trust preferred securities to the extent allowable.

The ability of the Banks to pay dividends to the Company is restricted under state banking laws. Declaration of dividends by TIB Bank in 2010 would have required regulatory approval. During 2011 and 2010, no dividends were declared by the Banks.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

Note 8—Fair Value Measurements

ASC 820-10 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Valuation of Investment Securities

The fair values of securities available for sale are determined by: 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs); 2) matrix pricing, which is a mathematical technique widely used in the financial markets to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs); and 3) for collateralized debt obligations, certain corporate debt securities that are not actively traded and certain other assets and liabilities recorded at fair value in connection with the application of the acquisition method of accounting, custom discounted cash flow modeling (Level 3 inputs).

As of June 30, 2011, the Company owned a collateralized debt security where the underlying collateral is comprised primarily of trust preferred securities of banks and insurance companies and certain corporate debt securities which are not actively traded. The inputs used in determining the estimated fair value of these securities are Level 3 inputs. In determining their estimated fair value, management utilizes a discounted cash flow modeling valuation approach. Discount rates utilized in the modeling of these securities are estimated based upon a variety of factors including the market yields of publicly traded trust preferred securities of larger financial institutions and other non-investment grade corporate debt. Additionally, cash flows utilized in the modeling of the collateralized debt obligation security were based upon actual default history of the underlying issuers and issuer specific assumptions of estimated future defaults of the underlying issuers.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at the lower of cost or estimated fair value. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. As such, the fair value adjustment for mortgage loans held for sale is classified as nonrecurring Level 2.

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals and other available observable market information. These appraisals may utilize a single valuation approach or a combination of

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

approaches including comparable sales and the income approach. The Company generally uses independent external appraisers in this process who routinely make adjustments to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value. The Company’s policy is to update appraisals, at a minimum, annually for all classified assets, which include collateral dependent loans and OREO. We consider appraisals dated within the past 12 months to be current and do not typically make adjustments to such appraisals. In the Company’s process for reviewing third-party prepared appraisals, any differences of opinion on values, assumptions or adjustments to comparable sales data are typically reconciled directly with the independent appraiser prior to acceptance of the final appraisal.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements at June 30, 2011 Using
	June 30, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Trading securities	$615	$615	$–	$–

Available for sale securities
U.S. Government agencies and corporations	$45,257	$–	$45,257	$–
States and political subdivisions–tax exempt	27,405	–	27,405	–
States and political subdivisions–taxable	7,297		7,297
Marketable equity securities	1,842	1,842	–	–
Mortgage-backed securities–residential	775,461	–	775,461	–
Corporate bonds	3,529	–	2,422	1,107
Collateralized debt obligations	679	–	–	679

Available for sale securities	$861,470	$1,842	$857,842	$1,786

		Fair Value Measurements at December 31, 2010 Using
	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government agencies and corporations	$49,133	$–	$49,133	$–
States and political subdivisions–tax exempt	5,792	–	5,792	–
States and political subdivisions–taxable	9,354	–	9,354	–
Marketable equity securities	74	–	74	–
Mortgage-backed securities–residential	412,213	–	412,213	–
Corporate bonds	2,105	–	2,105	–
Collateralized debt obligations	795	–	–	795

Available for sale securities	$479,466	$–	$478,671	$795

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

The tables below present reconciliations and income statement classifications of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and six months ended June 30, 2011 and held at June 30, 2011. No assets were measured at fair value using Level 3 inputs during the three and six months ended June 30, 2010.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Three Months Ended June 30, 2011
	Corporate Bonds	Collateralized Debt Obligations
Beginning balance, April 1,	$1,107	$791
Included in earnings—other than temporary impairment	–	–
Included in other comprehensive income	–	(112)
Transfer in to Level 3	–	–

Ending balance June 30,	$1,107	$679

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Six Months Ended June 30, 2011
	Corporate Bonds	Collateralized Debt Obligations
Beginning balance, January 1,	$–	$795
Acquired through acquisition of Capital Bank Corporation	1,107	–
Included in earnings—other than temporary impairment	–	–
Included in other comprehensive income	–	(116)
Transfer in to Level 3	–	–

Ending balance June 30,	$1,107	$679

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements at June 30, 2011 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other real estate owned	$–	$–	$23,687
Other repossessed assets	–	210	–

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

	Fair Value Measurements at December 31, 2010 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other real estate owned	$–	$–	$70,817
Other repossessed assets	–	137	–

The carrying amounts and estimated fair values of financial instruments, at June 30, 2011 and December 31, 2010 are as follows:

	June 30, 2011		December 31, 2010
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$526,131	$526,131	$886,925	$886,925
Investment securities	862,085	862,085	479,716	479,716
Loans, net	2,996,264	3,061,942	1,741,994	1,781,181
FDIC indemnification asset	72,747	72,747	91,467	91,467
Federal reserve, federal home loan bank and independent bankers’ bank stock	28,202	28,202	23,465	23,465
Accrued interest receivable	13,431	13,431	8,286	8,286

Financial liabilities:
Non-contractual deposits	$1,568,419	$1,568,419	$906,742	$906,742
Contractual deposits	1,933,004	1,918,855	1,353,510	1,355,099
Federal Home Loan Bank Advances	244,939	243,306	243,067	242,522
Short-term borrowings	36,235	36,235	61,969	61,969
Long term borrowings	55,683	56,640	–	–
Subordinated debentures	41,592	43,935	22,887	25,267
Accrued interest payable	9,116	9,116	9,334	9,334

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, noncontractual demand deposits and certain short-term borrowings. As it is not practicable to determine the fair value of Federal Reserve, Federal Home Loan Bank stock and other bankers’ bank stock due to restrictions placed on its transferability, the estimated fair value is equal to their carrying amount. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer including estimates of discounted cash flows when necessary. For fixed rate loans or contractual deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life, adjusted for the allowance for loan losses. Discounted cash flows incorporate probability of default and loss given default assumptions which are based upon, among other things, loan and collateral type and specific loan to value information. Loan to value information which is not recent is adjusted using industry data tables to incorporate changes in fair values from the most recent information available. Fair values for impaired loans are

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

estimated using discounted cash flow analysis or underlying collateral values. Fair values of long-term debt are based on current rates for similar financing. The fair value of off-balance sheet items including commitments to extend credit to fund commercial, consumer, real estate construction and real estate-mortgage loans and to fund standby letters of credit is considered nominal.

Note 9—Other Real Estate Owned

Activity in other real estate owned is as follows:

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Balance, beginning of period	$70,817	$–
Increase due to acquisitions	15,118	–
Real estate acquired	33,548	–
Valuation write downs	(1,643)	–
Property sold	(39,953)	–

Balance, end of period	$77,887	$–

Note 10—Stock-Based Compensation

As of June 30, 2011, the Company had one compensation plan under which shares of its common stock are issuable in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards and stock bonus awards. This is its 2010 Equity Incentive Plan (the “2010 Plan”). The 2010 Plan was effective December 22, 2009 and expires on December 22, 2019, the tenth anniversary of the effective date. The maximum number of shares of common stock of the Company that may be optioned or awarded through the 2019 expiration of the plan is 5,750 shares (limited to 10% of outstanding shares of common stock) of which up to 70% may be granted pursuant to stock options and up to 30% may be granted pursuant to restricted stock and restricted stock units. If any awards granted under the Plan are forfeited or any option terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of stock shall again be available for awards under the Plan.

The following table summarizes the components and classification of stock-based compensation expense for the three and six months ended June 30, 2011. As there were no outstanding, unvested equity awards prior to the first quarter of 2011, no stock-based compensation expense was recorded in prior periods.

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Stock options	$1,654	$2,030
Restricted stock	1,375	1,544

Total stock-based compensation expense	$3,029	$3,574

Salaries and employee benefits	$2,591	$3,061
Other expense	438	513

Total stock-based compensation expense	$3,029	$3,574

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

The tax benefit related to stock-based compensation expense arising from restricted stock awards and non-qualified stock options was approximately $1,168 and $1,379 for the three and six months ended June 30, 2011, respectively.

Stock Options

Under the 2010 Plan, the exercise price for common stock must equal at least 100 percent of the fair market value of the stock on the day an option is granted. The exercise price under an incentive stock option granted to a person owning stock representing more than 10 percent of the common stock must equal at least 110 percent of the fair market value at the date of grant, and such option is not exercisable after five years from the date the incentive stock option was granted. The Board of Directors may, at its discretion, provide that an option not be exercised in whole or in part for any period or periods of time as specified in the option agreements. No option may be exercised after the expiration of ten years from the date it is granted. Stock options granted during the first quarter of 2011 vest over a service period of approximately 2 years.

The fair value of each option is estimated as of the date of grant using the Black-Scholes Option Pricing Model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The assumptions for the current period grants were developed based on ASC 718 and SEC guidance contained in Staff Accounting Bulletin (SAB) No. 107, “Share-Based Payment.” The following table summarizes the weighted average assumptions used to compute the grant-date fair value of options granted during the six months ended June 30, 2011.

Six Months Ended June 30, 2011
Dividend yield	0.00%
Risk-free interest rate	1.87%
Expected option life	5 years
Volatility	33%
Weighted average grant-date fair value of options granted	$4.41

•

The dividend yield assumption is consistent with management expectations of dividend distributions based upon the Company’s business plan. An increase in dividend yield will decrease stock compensation expense.

•

The risk-free interest rate was developed using the U.S. Treasury yield curve for periods equal to the expected life of the options on the grant date. An increase in the risk-free interest rate will increase stock compensation expense.

•

The expected option life for the current period grants was estimated using the vesting period, the term of the option and estimates of future exercise behavior patterns. An increase in the option life will increase stock compensation expense.

•

The volatility was estimated using a peer group assessment for periods approximating the expected option life. Appropriate weight is attributed to financial theory, according to which the volatility of an institution’s equity should be related to the volatility of its assets and the entity’s financial leverage. An increase in the volatility will increase stock compensation expense.

ASC 718 requires the recognition of stock-based compensation for the number of awards that are ultimately expected to vest. During the six months ended June 30, 2011, stock based compensation expense was recorded

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

based upon estimates that we would experience no forfeitures. Our estimate of forfeitures will be reassessed in subsequent periods based on historical forfeiture rates and may change based on new facts and circumstances. Any changes in our estimates will be accounted for prospectively in the period of change.

As of June 30, 2011, unrecognized compensation expense associated with stock options was $7,925 which is expected to be recognized over a weighted average period of approximately 1 year.

A summary of the stock option activity in the 2010 plan is as follows:

	Shares	Weighted Average Exercise Price Per Share
Balance, January 1, 2011	–	$–
Granted	2,236	20.00
Exercised	–	–
Expired or forfeited	–	–

Balance, June 30, 2011	2,236	$20.00

The weighted average remaining term for outstanding stock options was approximately 8 years at June 30, 2011. The aggregate intrinsic value at June 30, 2011 was $0 for stock options outstanding and $0 for stock options exercisable. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the Company’s common stock as of the reporting date. There were no options exercisable at June 30, 2011 or December 31, 2010.

Options outstanding at June 30, 2011 were as follows:

	Outstanding Options			Options Exercisable
Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Number	Weighted Average Exercise Price
$20.00	2,236	8.48 years	$20.00	–	N/A

Restricted Stock

Restricted stock provides the grantee with voting, dividend and anti-dilution rights equivalent to common shareholders, but is restricted from transfer until vested, at which time all restrictions are removed. Vesting for restricted shares is based upon the performance of the Company’s common stock. The terms of the restricted stock awards granted during the first half of 2011 provide for vesting upon the achievement of stock price goals as follows: 1) 33% at $25.00 per share; 2) 33% at $28.00 per share; and 3) 33% at $32.00 per share. Achievement of stock price goals is generally defined as the average closing price of the shares for any consecutive 30-day trading period exceeding the applicable price target.

The fair value of each restricted stock award is estimated as of the date of grant using a risk-neutral Monte Carlo simulation model that projected the Company’s stock price over 10,000 random scenarios in order to assess the stock price along those paths where vesting conditions are met. The value of the restricted stock award is equal to the weighted average present value of the terminal projected stock price of all 10,000 paths, where

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

paths are set to $0 when vesting conditions are not met or the awards are forfeited. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The following table summarizes the weighted average assumptions used to compute the grant-date fair value of restricted stock awards granted during the six months ended June 30, 2011.

Six Months Ended June 30, 2011
Starting share price (based upon most recent trade)	$17.00
Risk-free interest rate	Forward Treasury Curve
Market risk premium	0.00%
Volatility (year 1, year 2, year 3 and after 3 years, respectively)	21% /24% /31% /32.5%
Annual forfeiture estimate	0.00%
Weighted average grant-date fair value of restricted stock awards granted	$13.00

•	An increase in the risk-free interest rate will increase stock compensation expense.

•

The volatility was estimated using a peer group assessment for periods approximating the expected option life. Appropriate weight is attributed to financial theory, according to which the volatility of an institution’s equity should be related to the volatility of its assets and the entity’s financial leverage. An increase in the volatility will increase stock compensation expense.

•	An increase in the annual forfeiture estimate will decrease stock compensation expense.

The value of the restricted stock is being amortized on a straight-line basis over the implied service periods. No restricted stock awards vested during the six months ended June 30, 2011.

A summary of the restricted stock activity in the plan is as follows:

	Shares	Weighted Average Grant-Date Fair Value Per Share
Balance, January 1, 2011	–	$–
Granted	1,030	13.00
Vested	–	–
Expired or forfeited	–	–

Balance, June 30, 2011	1,030	$13.00

As of June 30, 2011, unrecognized compensation expense associated with restricted stock awards was $12,415, which is expected to be recognized over a weighted average period of approximately 3 years.

Acquired Institutions’ Equity Incentive Plans

As of June 30, 2011, the Company’s subsidiary, Capital Bank Corp. has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is the Capital Bank Corporation Equity Incentive Plan (the “Capital Plan”), which was approved by its shareholders. Under the Capital Plan, the Board of Directors of

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

June 30, 2011 and 2010

(dollars in thousands)

Capital Bank Corp. may grant nonqualified stock–based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee. The maximum number of shares of common stock of Capital Bank Corp. that may be optioned or awarded through the expiration of the plan is 1,150 shares. If options or awards granted under the Capital Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement. At June 30, 2011, shares available for grant under the Capital Plan were 610.

As of June 30, 2011, the Company’s subsidiary, TIB Financial Corp. has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is its 2004 Equity Incentive Plan (the “TIB Plan”), which was approved by its shareholders. Under the TIB Plan, the Board of Directors of TIB Financial Corp. may grant nonqualified stock–based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee. The maximum number of shares of common stock of TIB Financial Corp. that may be optioned or awarded through the 2014 expiration of the plan is 250 shares, no more than 200 of which may be issued pursuant to awards granted in the form of restricted shares. If options or awards granted under the TIB Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement. At June 30, 2011, shares available for grant under the TIB Plan were 243.

As the awards outstanding under the equity incentive plans of acquired subsidiaries have exercise prices which exceed the current respective stock prices, management believes these outstanding options to be immaterial to the Company’s consolidated financial statements.

North American Financial Holdings, Inc.

Consolidated Financial Statements as of and for the Year Ended

December 31, 2010 and as of December 31, 2009 and for the Period from November 30, 2009 to December 31, 2009

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

North American Financial Holdings, Inc.

In our opinion, based on our audit and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of North American Financial Holdings, Inc. and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for the year ended December 31, 2010 and the period from November 30, 2009 (date of inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of TIB Financial Corp., a 98.7% owned subsidiary, which statements reflect total assets (in thousands) of $1,756,866 as of December 31, 2010 and total net interest income after provision for loan losses (in thousands) of $12,030 for the three months then ended. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for North American Financial Holdings, Inc., is based solely on the report of the other auditors. We conducted our audit of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 23, 2011

Ft. Lauderdale, Florida

North American Financial Holdings, Inc.

Consolidated Balance Sheets

December 31, 2010 and 2009

(dollars and shares in thousands, except per share data)	2010	2009
Assets
Cash and due from banks	$886,925	$526,711
Investment securities held to maturity (estimated fair value $250)	250	–
Investment securities available for sale (amortized cost $483,929)	479,466	–

Loans, net of deferred loan costs and fees	1,742,747	–
Less: Allowance for loan losses	753	–

Loans, net	1,741,994	–

Other real estate owned	70,817	–
Receivable from FDIC	46,585	–
Indemnification asset	91,467	–
Premises and equipment, net	44,078	–
Goodwill	36,616	–
Intangible assets, net	15,154	–
Deferred income tax asset	16,789	50
Accrued interest receivable and other assets	66,850	–

Total assets	$3,496,991	$526,761

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing demand	$295,713	$–
Interest-bearing	1,964,384	–

Total deposits	2,260,097	–

Federal Home Loan Bank (FHLB) advances	243,067	–
Short-term borrowings	61,969	–
Long-term borrowings	22,887	–
Accrued interest payable and other liabilities	27,735	441

Total liabilities	2,615,755	441

Shareholders’ Equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	–	–
Common stock-Class A $0.01 par value: 200,000 shares authorized, 21,384 and 19,181 shares issued and outstanding	214	192
Common stock-Class B $0.01 par value: 200,000 shares authorized, 23,736 and 8,726 shares issued and outstanding	237	87
Additional paid in capital	865,673	526,133
Retained earnings (accumulated deficit)	11,938	(92)
Accumulated other comprehensive loss	(2,759)	–
Noncontrolling interest	5,933	–

Total shareholders’ equity	881,236	526,320

Total Liabilities and Shareholders’ Equity	$3,496,991	$526,761

The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.

Consolidated Statements of Income

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to

December 31, 2009

(dollars in thousands)	2010	2009
Interest and dividend income
Loans, including fees	$36,429	$–
Investment securities	2,713	–
Interest-bearing deposits in other banks	3,462	72
Federal Home Loan Bank stock	141	–

Total interest and dividend income	42,745	72

Interest expense
Deposits	4,656	–
Long-term debt-subordinated debentures	458	–
Federal Home Loan Bank advances	931	–
Borrowings	189	–

Total interest expense	6,234	–

Net interest income	36,511	72
Provision for loan losses	753	–

Net interest income after provision for loan losses	35,758	72

Noninterest income
Service charges on deposit accounts	1,992	–
Fees on mortgage loans originated and sold	449	–
Investment advisory and trust fees	354	–
Gain on acquisition of banks	15,175	–
Other income	1,645	–

Total noninterest income	19,615	–

Noninterest expense
Salaries and employee benefits	17,229	40
Net occupancy and equipment expense	4,629	–
Professional fees	11,721	–
Other expense	10,798	174

Total noninterest expense	44,377	214

Income (loss) before income taxes	10,996	(142)
Income tax benefit	1,041	50

Net income before attribution of noncontrolling interests	12,037	(92)
Net income attributable to noncontrolling interests	7	–

Net income attributable to North American Financial Holdings, Inc.	$12,030	$(92)

Basic and diluted income (loss) per share	$0.31	$(0.01)

The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.

Statements of Changes in Shareholders’ Equity

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

(dollars and shares in thousands)	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Equity
Balance, November 30, 2009 (Inception)	–	$–	–	$–	$–	$–	$–	$–	$–
Issuance of common stock	19,181	192	8,726	87	526,133				526,412
Net loss						(92)			(92)

Balance, December 31, 2009	19,181	192	8,726	87	526,133	(92)	–	–	526,320
Comprehensive income
Net income						12,030		7	12,037
Other comprehensive loss
Net market valuation adjustment on securities available for sale, net of $1,327 tax benefit
Other comprehensive loss							(2,759)	(29)	(2,788)

Comprehensive income									9,249

Issuance of common stock	2,203	22	15,010	150	339,540			–	339,712
Origination of noncontrolling interest								5,955	5,955

Balance, December 31, 2010	21,384	$214	23,736	$237	$865,673	$11,938	$(2,759)	$5,933	$881,236

The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.

Consolidated Statements of Cash Flow

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to

December 31, 2009

(dollars in thousands)	2010	2009
Cash flows from operating activities
Net income (loss)	$12,037	$(92)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Accretion of acquired loans	(30,480)	–
Depreciation and amortization	(980)	–
Provision for loan losses	752	–
Deferred income tax benefit (loss)	(159)	–
Net amortization of investment premium/discount	1,931	–
Net deferred loan costs	(216)	–
Gain on acquisition of banks	(15,175)	–
Mortgage loans originated for sale	(22,194)	–
Proceeds from sales of mortgage loans held for sale, net of fees	18,493	–
Change in accrued interest receivable and other asset	1,336	(50)
Change in accrued interest payable and other liabilities	(7,090)	441

Net cash (used in) provided by operating activities	(41,745)	299

Cash flows from investing activities
Purchases of investment securities available for sale	(211,775)	–
Sales of investment securities available for sale	22,204	–
Repayments of principal and maturities of investment securities available for sale	87,173	–
Cash received on TIB Financial Corp. acquisition	54,665	–
Cash paid on FNB acquisition, net of cash acquired	(29,751)	–
Cash received on Metro bank acquisition, net of cash paid	75,076	–
Cash received on Turnberry acquisition	57,279	–
Net purchase of FHLB and Federal Reserve stock	(2,849)	–
Principal repayments on loans, net of loans originated or acquired	54,338	–
Purchases of premises and equipment	(1,277)	–
Proceeds from sales of OREO	12,253	–

Net cash provided by investing activities	117,336	–

Cash flows from financing activities
Net increase in demand, money market and savings accounts	31,062	–
Net decrease in time deposits	(58,427)	–
Net decrease in brokered time deposits	(314)	–
Net increase in federal funds purchased and securities sold under agreements to repurchase	4,430	–
Net decrease in long term repurchase agreements	(10,000)	–
Net repayment of long term FHLB advances	(21,840)	–
Net proceeds from issuance of common shares	339,712	526,412

Net cash provided by financing activities	284,623	526,412

Net increase in cash and cash equivalents	360,214	526,711

Cash and cash equivalents
Beginning of period	526,711	–

End of period	$886,925	$526,711

Supplemental disclosures of cash paid
Interest paid	$7,387	$–
Income taxes paid	$500	$–
Supplemental disclosures of noncash transactions
Other real estate acquired from borrowers	$20,009	$–

The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

1.	Summary of Significant Accounting Policies

Principles of Consolidation and Nature of Operations

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiaries, NAFH National Bank (“NAFH NB”) and TIB Financial Corp. (“TIBB”; parent company of TIB Bank and Naples Capital Advisors, Inc.) (collectively referred to as the Company’s subsidiary banks or the “Banks”). All significant inter-company accounts and transactions have been eliminated in consolidation. As of December 31, 2010, NAFH had a total of fifty full service banking offices located in southern Florida and throughout South Carolina.

On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of three failed banks: the former Metrobank of Dade County, the former Turnberry Bank and the former First National Bank of the South. On September 30, 2010, NAFH acquired a controlling interest in TIB Financial Corp. See Note 2—Acquisitions for information about the Company’s acquired operations. On January 28, 2011, the Company acquired a controlling interest in Capital Bank Corporation, see Note 20. The Company’s subsidiary banks offer a wide range of commercial and retail banking and financial services to businesses and individuals. Account services include checking, interest-bearing checking, money market, certificates of deposit and individual retirement accounts. The Banks offers all types of commercial loans, including: owner-operated commercial real estate; acquisition, development and construction; income-producing properties; working capital; inventory and receivable facilities; and equipment loans. Consumer loan products include residential real estate, installment loans, home equity, home equity lines and auto and boat loans.

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Operating Segments

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis. As operating results for all segments are similar, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of the allowance for loan losses, determination of fair value, determination of impairment of financial instruments, goodwill and intangible assets and the determination of deferred income tax assets and liabilities. Changes in assumptions or in market conditions could significantly affect the fair value estimates. Due to the acquisitions discussed in more detail in Note 2-Acquisitions, the measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta. Net cash flows are reported for customer loan and deposit transactions and short term borrowings.

Investment Securities and Other than Temporary Impairment

Investment securities which may be sold prior to maturity are classified as available for sale and are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the balance sheets. Investment securities where the Company has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized using the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are realized on the trade date and determined using the specific identification method based on the amortized cost of the security sold.

Management regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds fair value, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and our ability and intention with regard to holding the security.

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

In determining OTTI under accounting guidance, management considers many factors, including but not limited to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

When OTTI occurs, the amount of the impairment recognized in earnings depends on whether management intends to sell the security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If management intends to sell or it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the impairment is required to be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If management does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the impairment is separated into the amount representing the credit loss and the amount related to all other factors. The amount of impairment related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the impairment related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Future declines in the fair value of securities may result in impairment charges which may be material to the financial condition and results of operations of the Company.

Originated Loans

Loans that management has the intent and ability to hold are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. If the collectibility of interest appears doubtful, the accrual of interest is discontinued and all unpaid interest is reversed. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Nonaccrual Loans

The majority of loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or generally when principal or interest becomes 90 days past due, whichever occurs first. Certain loans past due 90 days or more may remain on accrual status if management determines that it does not have concern over the collectability of principal and interest. Generally, when loans are placed on nonaccrual status, accrued interest receivable is reversed against interest income in the current period. Interest payments received thereafter are generally applied as a reduction to the remaining principal balance as long as concern exists as to the ultimate collection of the principal. Loans are generally removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest. NAFH’s policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by bank regulatory authorities.

Accounting for Acquired Loans

The Company accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. NAFH has generally aggregated the purchased loans into pools of loans with common risk characteristics. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on individual loans or on pools of loans sharing common risk characteristics. The Company evaluates at each balance sheet date whether the estimated cash flows and corresponding present value of its loans, determined using the effective interest rates, has decreased and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life. For further discussion of the Company’s acquisitions and loan accounting, see Notes 2 and 5 to the consolidated financial statements.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

FDIC Indemnification Asset

Because the FDIC will reimburse the Company for certain amounts related to certain acquired loans and other real estate owned should the Company experience a loss, an indemnification asset is also recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflect the reimbursements expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk and other uncertainties.

Subsequent to initial recognition, the indemnification asset continues to be measured on the same basis as the related indemnified loans and the loss share receivable is impacted by changes in estimated cash flows associated with these loans. Deterioration in the credit quality on expected cash flows of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the loss share receivable, with the offset recorded through the consolidated statement of income. Increases in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the indemnification asset, with such decrease being amortized into income over 1) the life of the loan or 2) the life of the shared loss agreements, whichever is shorter. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset. Fair value accounting incorporates into the fair value of the indemnification asset an element of the time value of money, which is accreted back into income over the life of the shared loss agreements.

Upon the determination of an incurred loss the indemnification asset will be reduced by the amount owed by the FDIC. A corresponding claim receivable is recorded until cash is received from the FDIC.

Loans Held for Sale

Certain residential fixed rate mortgage loans originated by the Company are sold servicing released to third parties immediately. Certain of these sales are subject to temporary recourse provisions. The recourse provisions may require the repurchase of the outstanding balance of loans which default within a limited period of time subsequent to the sale of the loan. The recourse periods vary by investor and extend up to seven months subsequent to the sale of the loan. All origination fees are recognized as income at the time of the sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. As of December 31, 2010, the Company had mortgage loans originated for sale of $10,492 classified within the caption “Other assets” in the consolidated balance sheet. The Company and its acquired operations have not historically experienced significant losses resulting from the recourse provisions described above. Accordingly, management believes that no such provision or allowance is necessary as of December 31, 2010.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses, which is increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required based on factors including past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually internally classified as impaired. The general component covers nonimpaired loans and is based on subjective factors and historical loss experience adjusted for current factors.

A loan is considered impaired when it is probable that not all principal and interest amounts will be collected according to the loan contract or when the loan contract terms have been modified resulting in a concession of terms and where the borrower is experiencing financial difficulty. Generally, individual commercial, commercial real estate and residential loans exceeding $500 are individually evaluated for impairment. If a loan is considered to be impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the lesser of the recorded investment in the loan or the fair value of collateral if repayment is expected solely from the collateral. Generally, large groups of smaller balance homogeneous loans, such as consumer, indirect, and residential real estate loans (other than those evaluated individually), are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Premises and Equipment

Land is carried at cost. Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, premises and equipment are depreciated using the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. For Federal income tax reporting purposes, depreciation is computed using primarily accelerated methods.

Operating Leases

Rent expense for the Company’s operating leases is recorded on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. It is common for lease agreements to contain various provisions for items such as step rent or other escalation clauses and lease concessions, which may offer a period of no rent payment. These types of items are considered by the Company and are recorded into expense on a straight line basis over the minimum lease terms. Certain leases require the Company to pay property taxes, insurance and routine maintenance.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are initially recorded at the lesser of their recorded investment or fair value less cost to sell when acquired, establishing a new cost basis. If fair value subsequently declines, a valuation allowance is recorded through expense so that the asset is reported at the lower of cost or fair value less cost to sell. Costs incurred after acquisition are generally expensed.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired that are not individually identified and separately recognized. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment annually or more frequently when events or circumstances indicate impairment may have occurred.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Goodwill impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of a reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, we are required to perform a second step to the impairment test. Step 2 of the goodwill impairment test is performed to measure the impairment loss. Step 2 requires that the implied fair value of the reporting unit goodwill be compared to the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is required to be recognized in an amount equal to that excess.

Long-lived Assets and Other Intangible Assets

Long-lived assets, including premises and equipment, core deposit base premiums arising from acquisitions and other intangible assets, are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are written down to fair value.

Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. The only intangible asset with an indefinite life on the Company’s balance sheet is goodwill. Other intangible assets include core deposit base premiums arising from acquisitions and are initially measured at fair value. Amortization expense associated with intangible assets is recognized in other expense on the income statement using the straight-line method over estimated lives of four to ten years, which is consistent with the use of the assets.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Company Owned Life Insurance

The Company’s owns life insurance polices on certain current and former directors and employees of its subsidiaries. These policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement, if applicable.

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. As of December 31, 2010,

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

management considered the need for a valuation allowance and, based upon its assessment of the relative weight of the positive and negative evidence available at the time of the analysis, concluded that a valuation allowance was not necessary.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share is net income (loss) allocated to common shareholders divided by the weighted average number of common shares and vested restricted shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and restricted shares computed using the treasury stock method.

Since there were no dilutive stock options, restricted stock awards or warrants outstanding during the periods reported, earnings (loss) per share has been computed based on 38,206 and 8,244 basic and diluted shares for the year ended December 31, 2010 and the period ended December 31, 2009, respectively.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized lending and borrowing transactions, respectively, and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is regularly monitored, and additional collateral is obtained, provided or requested to be returned as appropriate.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are currently any such matters that will have a material effect on the financial statements.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates include uncertainties and matters of significant

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

2.	Business Combinations and Acquisitions

FDIC-Assisted Purchase and Assumption of Assets and Liabilities of First National Bank of the South, Metro Bank of Dade County and Turnberry Bank

NAFH NB entered into three purchase and assumption agreements with loss share arrangements with the FDIC as receiver during 2010. As part of these agreements, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institutions and assume the leases associated with these offices.

On July 16, 2010 (the “Transaction Date”), NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities of First National Bank of the South (“FNB”), Metro Bank of Dade County (“Metro”) and Turnberry Bank (“Turnberry”) from the FDIC in whole-bank acquisitions.

Each acquisition was accounted for separately under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. Identifiable intangible assets, including goodwill, core deposit intangible assets, customer relationships, tradenames and mortgage servicing rights, were recorded at fair value. Because the fair value of assets acquired and intangible assets created as a result of the acquisitions exceeded the fair value of liabilities assumed on the Metro Bank and Turnberry acquistions, the Company recorded gains resulting from the acquisitions in its consolidated statements of income for the year ended December 31, 2010. These gains totaled $15,175. As the fair value of consideration paid in the FNB acquisition exceeded the estimated fair value of net assets acquired, goodwill of $6,616 was recorded.

Certain loans and other real estate owned acquired in these acquisitions are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds presented in the following table. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The indemnification asset related to incurred losses at December 31, 2010 was $46,585 of which $45,678 was collected through April 18, 2011. The following table also presents the value of the indemnification asset at the acquisition date.

	Loss Threshold	80% of Loss Threshold	Value of Indemnification Asset
FNB	$123,000	$98,400	$71,386
Metro	81,000	64,800	44,191
Turnberry	28,000	22,400	21,739

	$232,000	$185,600	$137,316

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

NAFH NB has agreed to make a true-up payment, also known as clawback liability, to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses thereunder fail to reach expected levels, not to exceed ten years from the Transaction Date. The estimated fair value of the true-up payment as of the acquisition date was $979.

The acquired assets and liabilities are presented in the following table at fair value at the acquisition date.

	FNB	Metro	Turnberry	Total
Assets
Cash	$64,728	$79,267	$40,353	$184,348
Investment securities	40,564	30,333	3,495	74,392
Loans	389,603	226,826	152,125	768,554
Other real estate owned	20,832	7,547	5,439	33,818
Core deposit and other intangible assets	2,214	1,400	600	4,214
Goodwill	6,616	–	–	6,616
Indemnification asset	71,386	44,191	21,739	137,316
Other assets	6,315	3,921	4,392	14,628

Total assets	602,258	393,485	228,143	1,223,886

Liabilities
Interest-bearing deposits	409,614	263,110	161,209	833,933
Noninterest-bearing deposits	38,718	73,271	14,192	126,181
Borrowings	57,579	31,981	59,024	148,584
Other liabilities	1,868	10,312	6,089	18,269

Total liabilities	507,779	378,674	240,514	1,126,967

Net assets acquired	94,479	14,811	(12,371)	96,919
Consideration paid (received)	94,479	4,191	(16,926)	81,744

Gains on acquisitions of banks	$–	$10,620	$4,555	$15,175

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and the Company believes that information provides a reasonable basis for estimating the fair values. However, the Company may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

As these acquisitions are FDIC-assisted purchases and assumptions of assets and liabilities of failed institutions, the presentation of pro forma information of the acquired institutions is impracticable.

NAFH Inc. Investment in TIBB

On September 30, 2010, the Company acquired a controlling interest in TIBB for aggregate consideration of $175,000. The consideration was comprised of approximately $162,840 in cash and approximately $12,160 in the form of the contribution to TIBB of all 37,000 shares of preferred stock issued by TIBB to the United States Department of the Treasury under the TARP Capital Purchase Program and the related warrant to purchase shares of TIBB’s Common Stock which the Company purchased directly from the Treasury.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Immediately following the acquisition, the Company controlled 98.7% of the voting securities of TIBB. The following table summarizes the acquisition:

Fair value of assets acquired
Cash and cash equivalents	$229,665
Securities available for sale	309,320
Loans	1,017,842
Goodwill and intangible assets, net	41,769
Other real estate owned	29,531
Bank officer life insurance—cash surrender value	10,842
Premises and equipment	43,632
Other assets	54,582

Total assets acquired	1,737,183

Fair value of liabilities assumed
Deposits	1,327,663
Long-term debt and other borrowings	208,783
Other liabilities	22,239

Total liabilities assumed	1,558,685

Net assets	178,498
Less: Noncontrolling interest at fair value	5,955

172,543
Underwriting, due diligence and legal costs	2,457

Purchase consideration	$175,000

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the acquisition date and the Company believe that information provides a reasonable basis for estimating the fair values. However, the Company may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

There were no indemnification assets identified in this business combination, nor were there any contingent consideration assets or liabilities to be recognized.

The following table reflects the pro forma total net interest income, non interest income and net loss for 2010 presented as though the acquisition of TIB Financial Corp. had taken place at the beginning of the period. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition actually taken place on the first day of the respective periods, nor of future results of operations. As the inception of the Company’s operations was November 30, 2009, pro forma information for the period from inception to December 31, 2009 was deemed not material for presentation.

Pro Forma (Unaudited)
Year Ended December 31, 2010
Net interest income	$69,393
Non-interest income	$28,941
Net loss	$(40,775)

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

3.	Cash and Due From Banks

The Banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements. The reserve requirement at December 31, 2010 for NAFH NB was $500. The regulatory reserve and clearing balance requirements for TIB Bank was $2,393 at December 31, 2010.

4.	Investment Securities

As of December 31, 2010, the Company’s security portfolio consisted of 106 securities positions, 77 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s collateralized debt obligation, corporate bonds and mortgage-backed and other securities, as discussed below.

The amortized cost, estimated fair value, and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities at December 31, 2010 are presented below:

Held to Maturity	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Foreign government	$250	$–	$–	$250

	$250	$–	$–	$250

Available for Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$49,497	$18	$382	$49,133
States and political subdivisions—tax exempt	5,918	2	128	5,792
States and political subdivisions—taxable	9,540	41	227	9,354
Mortgage-backed securities—residential	415,961	948	4,696	412,213
Marketable equity securities	102	–	28	74
Corporate bonds	2,104	1	–	2,105
Collateralized debt obligations	807	–	12	795

	$483,929	$1,010	$5,473	$479,466

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position as of December 31, 2010, are as follows:

	Less than 12 Months		12 Months or Longer		Total
Available for Sale	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$20,725	$382	$–	$–	$20,725	$382
States and political subdivisions—tax exempt	5,191	128	–	–	5,191	128
States and political subdivisions—taxable	8,198	227	–	–	8,198	227
Mortgage-backed securities—Residential	255,676	4,696	–	–	255,676	4,696
Marketable equity securities	74	28	–	–	74	28
Corporate bonds	–	–	–	–	–	–
Collateralized debt obligations	795	12	–	–	795	12

	$290,659	$5,473	$–	$–	$290,659	$5,473

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

The mortgage-backed securities in an unrealized loss position at December 31, 2010, were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is more likely than not that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2010.

The estimated fair value of investment securities available for sale at December 31, 2010, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to Maturity	Yield	Available for Sale	Yield
Due in one year or less	$250	5.10%	$2,290	1.08%
Due after one year through five years	–		18,409	0.74%
Due after five years through ten years	–		26,104	1.41%
Due after ten years	–		20,376	3.83%
Marketable equity securities	–		74	N/A
Mortgage-backed securities	–		412,213	2.46%

	$250		$479,466

At December 31, 2010, securities with a fair value of approximately $44,784 are subject to call during 2011.

Sales of available for sale securities were as follows:

Year Ended December 31, 2010
Proceeds	$22,204
Gross gains	–
Gross losses	–

Proceeds from the maturities, principal repayments, and calls of investment securities available for sale during 2010 were $87,173.

Investment securities having carrying values of approximately $145,338 at December 31, 2010 were pledged to secure public funds on deposit, securities sold under agreements to repurchase, and for other purposes as required by law.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

5.	Loans

Major classifications of loans are as follows:

Real estate mortgage loans
Commercial	$1,020,921
Residential	318,977
Farmland	21,290
Construction and vacant land	130,019
Commercial and agricultural loans	103,524
Indirect auto loans	28,038
Home equity loans	104,955
Other consumer loans	14,807

Total loans	1,742,531
Net deferred loan costs	216

Loans, net of deferred loan costs	$1,742,747

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non PCI loans. Loans originated by the Company and loans acquired through the purchase of TIBB are excluded from the loss sharing agreements and are classified as “not covered”. Additionally, certain consumer loans acquired through the acquisition of failed banks from the FDIC are specifically excluded from the loss sharing agreements.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, the Company accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

From these pools, the Company used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on each loan pool. The Company evaluates, at each balance sheet date, whether the present value of the cash flows from the loan pools, determined using the effective interest rates, has decreased and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

	FNB	Metro Bank	Turnberry	TIBB	Total
Contractually required payments of PCI loans acquired	$488,580	$342,297	$259,720	$1,335,327	$2,425,924
Nonaccretable difference	(127,418)	(114,426)	(111,148)	(84,691)	(437,683)

Cash flows expected to be collected at acquisition	$361,162	$227,871	$148,572	$1,250,636	$1,988,241
Accretable yield	(19,894)	(13,345)	(13,331)	(276,715)	(323,285)

Fair value of acquired loans at acquisition	$341,268	$214,526	$135,241	$973,921	$1,664,956

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

Balance, December 31, 2009	$–
New loans purchased	323,285
Accretion of income	(30,480)
Reclassifications from nonaccretable difference	–
Disposals	–

Balance, December 31, 2010	$292,805

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to acquisition by NAFH. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of acquisition by NAFH. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

PCI loans accounted for using the cost recovery method amounted to $124,650 as of December 31, 2010. Each of these loans is on nonaccrual status. PCI loans that have an accretable difference are not included in disclosures of nonperforming balances even though the borrower may be contractually past due.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

Because of the loss protection provided by the FDIC, the risks of NAFH NB’s loans and foreclosed real estate are significantly different from those assets not covered under the loss share agreement. Accordingly, the Company presents loans subject to the loss share agreements as “covered loans” in the information below and loans that are not subject to the loss share agreement as “noncovered loans.”

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Noncovered Loans

The following is a summary of the major categories of noncovered loans outstanding as of December 31, 2010:

	PCI Loans	Non PCI Loans	Total Noncovered Loans
Real estate mortgage loans
Commercial	$599,820	$18,043	$617,863
Residential	213,982	15,918	229,900
Farmland	12,083	–	12,083
Construction and vacant land	38,956	1,864	40,820
Commercial and agricultural loans	55,741	15,633	71,374
Indirect auto loans	21,743	6,295	28,038
Home equity loans	4,353	27,010	31,363
Other consumer loans	8,805	6,001	14,806

Total loans	955,483	90,764	1,046,247
Net deferred loan costs	–	216	216

Loans, net of deferred loan costs	$955,483	$90,980	$1,046,463

The Bank had no troubled debt restructurings (“TDR”) or nonaccrual loans in its noncovered loan portfolio at December 31, 2010.

Covered Loans

The following is a summary of the major categories of covered loans outstanding as of December 31, 2010:

	PCI Loans	Non PCI Loans	Total Covered Loans
Real estate mortgage loans
Commercial	$403,059	$–	$403,059
Residential	89,077	–	89,077
Farmland	9,207	–	9,207
Construction and vacant land	89,199	–	89,199
Commercial and agricultural loans	29,592	2,558	32,150
Home equity loans	–	73,592	73,592

Total loans	$620,134	$76,150	$696,284

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of December 31, 2010 by class of loans:

Non-purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered
Commercial real estate:
Land, lot and construction	$–	$–	$–	$–	$–	$–	$–
Real estate- non-owner occupied	–	–	–	–	–	–	–
Real estate—owner occupied	–	–	–	–	–	–	–
Consumer real estate:
Residential mortgage	–	–	–	–	–	–	–
Home equity lines	1,237	405	2,868	636	–	–	5,146
Commercial and industrial	135	266	–	–	–	–	401
Prime indirect auto loans	–	–	–	–	–	–	–
Sub-prime indirect auto loans	–	–	–	–	–	–	–
Other consumer loans	–	15	–	–	–	–	15

Total loans	$1,372	$686	$2,868	$636	$–	$–	$5,562

Purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered
Commercial real estate:
Land, lot and construction	$5,978	$1,776	$51,075	$8,217	$–	$–	$67,046
Real estate—non-owner occupied	7,601	9,221	33,615	12,020	–	–	62,457
Real estate—owner occupied	9,905	2,237	12,696	22,616	–	–	47,454
Consumer real estate:
Residential mortgage	5,704	1,713	33,416	12,263	–	–	53,096
Home equity lines	1,039	–	1,675	8	–	–	2,722
Commercial and industrial	1,168	1,175	1,916	400	–	–	4,659
Prime indirect auto loans	–	191	–	49	–	–	240
Sub-prime indirect auto loans	–	534	–	83	–	–	617
Other consumer loans	–	367	–	265	–	–	632

Total loans	$31,395	$17,214	$134,393	$55,921	$–	$–	$238,923

Purchased credit-impaired loans are not classified as nonaccrual as they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments.

There were no troubled debt restructurings as of December 31, 2010.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a monthly basis. The Company uses the following definitions for risk ratings:

•	Pass—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following table summarizes loans, excluding purchased credit-impaired loans, monitored for credit quality based on internal ratings at December 31, 2010:

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate mortgage loans:
Commercial	$18,043	$–	$–	$–	$18,043
Residential	15,918	–	–	–	15,918
Construction and vacant land	1,535	162	167	–	1,864
Commercial and agricultural	15,547	127	2,517	–	18,191
Indirect auto loans	6,295	–	–	–	6,295
Home equity loans	76,058	9,818	9,784	4,942	100,602
Other consumer loans	5,914	–	87	–	6,001

Total loans	$139,310	$10,107	$12,555	$4,942	$166,914

6.	FDIC Indemnification Asset

The following is a summary of the year to date activity in the FDIC indemnification asset.

Balance, December 31, 2009	$–
Increase due to acquisitions	137,316
Accretion	736
Reimbursable losses claimed	(46,585)

Balance, December 31, 2010	$91,467

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

7.	Allowance for Loan Losses

Activity in the allowance for loan losses is as follows:

Balance, December 31, 2009	$–
Provision for loan losses charged to expense	753
Loans charged off	–
Recoveries of loans previously charged off	–

Balance, December 31, 2010	$753

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

	Allowance for Loan Losses			Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment(1)	Purchased Credit- Impaired
Real estate mortgage loans:
Commercial	$–	$149	$–	$–	$18,043	$1,024,169
Residential	–	215	–	–	15,918	303,059
Construction and vacant land	–	25	–	–	1,864	128,155
Commercial and agricultural	–	133	–	–	18,191	85,333
Indirect auto loans	–	184	–	–	6,295	21,744
Home equity loans	–	33	–	–	100,602	4,353
Other consumer loans	–	14	–	–	6,001	8,804

Total loans	$–	$753	$–	$–	$166,914	$1,575,617

(1)	Loans collectively evaluated for impairment include $97,987 of acquired home equity loans, $5,827 of commercial and agricultural loans and $4,935 of other consumer loans which are presented net of unamortized purchase discounts of $(25,025), (279), and (46), respectively.

There were no loans individually evaluated for impairment at December 31, 2010 or during the three months ended December 31, 2010, due to substantially all loans being accounted for as purchased credit-impaired loans as a result of the Company’s recent acquisitions. No allowance for loan losses was recorded for those purchased credit-impaired loans disclosed above during the three months ended December 31, 2010.

8.	Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

	Balance as of December 31, 2010	Estimated Useful Life
Land	$13,891
Buildings and leasehold improvements	25,133	3 to 40 years
Furniture, fixtures and equipment	5,595	1 to 40 years
Construction in progress	259

	44,878
Less: Accumulated depreciation	(800)

Premises and equipment, net	$44,078

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

The Company is obligated under operating leases for office and banking premises which expire in periods varying from one to twenty-two years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at December 31, 2010:

Years Ending December 31,
2011	$3,062
2012	1,996
2013	1,689
2014	1,655
2015	1,244
Thereafter	15,145

$24,791

Rental expense for the year ended December 31, 2010 was $1,351.

9.	Goodwill and Intangible Assets

The ending balance of goodwill as of December 31, 2010 is $36,616 of which $30,000 and $6,616 is related to the Company’s 2010 acquisitions of TIBB and FNB, respectively.

The Company applied “acquisition accounting” for all of its acquisitions during 2010. Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported at fair value being recorded as goodwill.

Changes in intangible assets during the year ended December 31, 2010 consist of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Balance, December 31, 2009	$–	$–	$–
Core deposit intangible due to acquisition of NAFH NB	4,100	454	3,646
Mortgage servicing right due to acquisition of NAFH NB	114	12	102
Core deposit intangible due to acquisition of TIBB	7,500	188	7,312
Customer relationship intangible due to acquisition of TIBB	3,500	87	3,413
Trade names due to acquisition of TIBB	770	89	681

Balance, December 31, 2010	$15,984	$830	$15,154

All of the identified intangible assets are amortized as noninterest expense over their estimated lives.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2011	$2,509
2012	2,420
2013	2,154
2014	1,686
2015	1,100

$9,869

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

10.	Other Real Estate Owned

The activity within Other Real Estate Owned for the year ended December 31, 2010 was as follows:

Balance, December 31, 2009	$–
OREO acquired through acquisitions	63,349
Real estate acquired from borrowers	19,721
Property sold	(12,253)

Balance, December 31, 2010	$70,817

11.	Time Deposits

Time deposits of $100 or more were $703,567 at December 31, 2010.

At December 31, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2011	$1,004,708
2012	248,638
2013	70,882
2014	5,234
2015	24,048

$1,353,510

12.	Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

As of December 31, 2010, TIB Bank had an unsecured overnight federal funds purchased line with a maximum accommodation of $30,000 from a correspondent bank. Additionally, TIB Bank has agreements with various financial institutions under which securities can be sold under agreements to repurchase. The Banks also have securities sold under agreements to repurchase with commercial account holders whereby the Banks sweep the customer’s accounts on a daily basis and pay interest on these amounts. These agreements are collateralized by investment securities chosen by the Banks.

TIB Bank accepts Treasury, tax and loan deposits from certain commercial depositors and remits these deposits to the appropriate government authorities. TIB Bank can hold up to $1,700 of these deposits more than a day under a note option agreement with its regional Federal Reserve Bank and pays interest on those funds held. TIB Bank pledges certain investment securities against this account.

As of December 31, 2010, TIB Bank’s collateral availability under its agreement with the Federal Reserve Bank of Atlanta (“FRB”) provided for up to approximately $39,653 of borrowing availability from the FRB discount window.

NAFH NB assumed an agreement with another financial institution in which securities had been sold which would be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The outstanding fair value amount at December 31, 2010 was $10,015,

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

matured in January 2011, and had a fixed interest rate of 5.16%. As of December 31, 2010, $11,203 of securities of the United States Government or its agencies were pledged to collateralize these borrowings.

The Banks have securities sold under agreements to repurchase with customers whereby the Banks sweep the customers’ accounts on a daily basis and pay interest on these amounts. These agreements are collateralized by investment securities of the United States Government or its agencies which are chosen by the Banks.

The Banks invest in Federal Home Loan Bank stock for the purpose of establishing credit lines with the Federal Home Loan Bank. The credit availability to the Banks is based on a percentage of each Bank’s total assets as reported on the most recent quarterly financial information submitted to the regulators subject to the pledging of sufficient collateral. At December 31, 2010, in addition to $25,150 in letters of credit used in lieu of pledging securities to the State of Florida, TIB Bank had $125,000 in advances outstanding with a carrying value of $131,116. NAFH Bank had FHLB advances outstanding with a face value of $105,833 and a carrying value of $111,951. The advances for both Banks consist of the following:

Carrying Amount	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Contractual Rate at December 31, 2010
NAFH Bank
$ 5,001	$5,000	February 2011	Fixed	0.51%
3,011	3,000	March 2011	Fixed	2.12%
3,013	3,000	May 2011	Fixed	1.65%
5,102	5,000	June 2011(a)	Fixed	4.95%
5,106	5,000	June 2011(a)	Fixed	5.04%
5,058	5,000	July 2011(a)	Fixed	2.81%
1,547	1,250	September 2011	Fixed	2.99%
1,077	1,250	September 2011	Fixed	3.58%
465	357	October 2011	Fixed	3.91%
5,203	5,000	January 2012(a)	Fixed	4.56%
571	476	April 2012	Fixed	4.70%
5,265	5,000	May 2012(a)	Fixed	4.59%
7,695	7,500	March 2013	Fixed	2.29%
4,308	4,000	March 2013	Fixed	4.58%
5,155	5,000	June 2013(a)	Fixed	2.27%
5,528	5,000	May 2014(a)	Fixed	4.60%
5,552	5,000	June 2014(a)	Fixed	4.66%
5,215	5,000	February 2015	Fixed	2.83%
5,391	5,000	June 2015	Fixed	3.71%
5,426	5,000	July 2015(a)	Fixed	3.57%
5,734	5,000	June 2017(a)	Fixed	4.58%
5,523	5,000	November 2017(b)	Fixed	3.93%
5,613	5,000	July 2018(a)	Fixed	3.94%
5,198	5,000	July 2018(a)	Fixed	2.14%
5,194	5,000	July 2018(a)	Fixed	2.12%

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Carrying Amount	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Contractual Rate at December 31, 2010
TIB Bank
53,502	50,000	April 2013(a)	Fixed	3.80%
51,790	50,000	December 2011(a)	Fixed	4.18%
10,586	10,000	September 2012(a)	Fixed	4.05%
10,009	10,000	March 2011	Fixed	0.61%
5,229	5,000	March 2012(a)	Fixed	4.29%

$243,067	$230,833

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, the Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.
(b)	This advance has a one-time conversion option in November 2012.

The Banks’ collateral with the FHLB consists of a blanket floating lien pledge of the Banks’ respective residential 1-4 family mortgage and commercial real estate secured loans. The amount of eligible collateral at December 31, 2010 was $187,722 and $121,840 for TIB Bank and NAFH Bank, respectively.

13.	Long Term Borrowings

Subordinated Debentures

Through its acquisition of TIBB, the Company acquired three separate pooled offerings of trust preferred securities. The Company is not considered the primary beneficiary of the trusts (variable interest entities), therefore the trusts are not consolidated in the Company’s consolidated financial statements, but rather the subordinated debentures are presented as a liability.

TIBB formed three wholly-owned statutory trust subsidiaries for the purpose of issuing the trust preferred securities. The Trusts used the proceeds from the issuance of trust preferred securities to acquire junior subordinated deferrable interest debentures of TIBB. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend equal to the interest rate on the debt securities. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by TIBB or the Trust, at their respective option after a period of time outlined below, and at varying premiums and sooner in specific events, subject to prior approval by the Federal Reserve Board (“FRB”), if then required. Pursuant to a request from the FRB, the Company’s subsidiary TIBB, prior to its acquisition by the Company, elected to defer interest payments on these trust preferred securities beginning with the payments due in October 2009. As of December 31, 2010, the Company remained in an elective deferral period. Deferral of the trust preferred securities is allowed for up to 60 months without being considered an event of default.

Date of Offering	Face Amount	Carrying Amount	Interest Rate	Call Date	Maturity Date
September 7, 2000	$8,000	$8,865	10.6% Fixed	September 7, 2010	September 7, 2030
July 31, 2001	5,000	3,674	3.87% (3 Month LIBOR plus 358 basis points)	July 31, 2006	July 31, 2031
June 23, 2006	20,000	10,348	1.84% (3 Month LIBOR plus 155 basis points)	June 23, 2011	June 23, 2036

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

At December 31, 2010, the maturities of long-term borrowings were as follows:

	Fixed Rate	Floating Rate	Total
Due in 2011	$–	$–	$–
Due in 2012	–	–	–
Due in 2013	–	–	–
Due in 2014	–	–	–
Thereafter	8,865	14,022	22,887

Total long-term debt	$8,865	$14,022	$22,887

14.	Income Taxes

Income tax expense (benefit) from continuing operations was as follows:

	2010	2009
Current income tax provision
Federal	$4,491	$–
State	550	–

	5,041	–

Deferred tax benefit
Federal	(4,949)	(41)
State	(1,133)	(9)

	(6,082)	(50)

	$(1,041)	$(50)

A reconciliation of income tax computed at applicable Federal statutory income tax rates to total income taxes reported is as follows:

	2010	2009
Pretax income from continuing operations	$10,996	$(142)

Income taxes computed at Federal statutory tax rate	3,849	50
Effect of:
Purchase Accounting Gain	(5,371)	–
TCA Legal Costs	860	–
Tax-exempt income, net	(77)	–
State income taxes, net	(423)	–
Other, net	121	–

Total income tax expense (benefit)	$(1,041)	$50

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

The details of the net deferred tax asset as of December 31, 2010 and 2009 are as follows:

	2010	2009
Clawback Reserve Liability	$394	$–
Goodwill	7,910	–
OREO Write Down Allowance	7,850	–
FHLB Borrowings	2,397	–
CD Premium	1,207	–
Allowance for loan losses	290	–
Purchase accounting adjustment	30,428	–
Net operating loss and AMT carryforward	5,319	50
Recognized impairment of other real estate owned	–	–
Acquisition related intangibles	2,372	–
Net unrealized losses on securities available for sale	1,716	–
Other	–	–

Total gross deferred tax assets	$59,883	$50

FDIC Indemnification Assets	$(35,284)	$–
Deferred loan costs	(83)	–
Acquisition related intangibles	(1,957)	–

Other	(5,770)	–

Total gross deferred tax liabilities	$(43,094)	$–

Net temporary differences	16,789	–
Valuation allowance	–	–

Net deferred tax asset	$16,789	$50

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. In assessing the need for a valuation allowance, management considered various factors including projections of future operating results as well as the significant cumulative losses incurred by the operations acquired from the FDIC in recent years. These factors represent the most significant positive and negative evidence that management considered in concluding that no valuation allowance was necessary at December 31, 2010.

At December 31, 2010, the Company had Federal and state net operating loss carryforwards of $13,737, which expire in 2030 if unused. These net operating loss carryforwards resulted from the acquisition of TIBB and are subject to an annual limitation estimated to be $723.

The Company and its subsidiaries are subject to U.S. federal income tax, as well as income tax of the states of Florida, South Carolina and North Carolina.

At December 31, 2010, the Company had no amounts recorded for uncertain tax positions. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

15.	Employee Benefit Plans

TIBB maintains an Employee Stock Ownership Plan with 401(k) provisions that covers all employees who are qualified as to age and length of service. Three types of contributions can be made to the Plan by the Company and participants: basic voluntary contributions which are discretionary contributions made by all participants; a matching contribution, whereby the Company will match 50 percent of salary reduction contributions up to 5 percent of compensation; and an additional discretionary contribution which may be made by the Company and allocated to the accounts of participants on the basis of total relative compensation. The Company contributed $83 during 2010 to the plan.

TIB Bank entered into salary continuation agreements with several of its executive officers. The plans are nonqualified deferred compensation arrangements that were designed to provide supplemental retirement income benefits to participants. In 2010, following the investment by NAFH Inc. and the TARP repayment, the salary continuation agreements were terminated and the executives each received a lump sum distribution of their respective accrued benefit earned under their agreement. The Bank has purchased single premium life insurance policies on several of these individuals. In 2010, following the acquisition by the Company, the salary continuation agreements were terminated and the executives each received a lump sum distribution of their respective accrued benefit earned under their agreement resulting in a total payout of $1,305. Cash value income (net of related insurance premium expense) totaled $66 for 2010.

In 2001, TIB Bank established a nonqualified retirement benefit plan for eligible Bank directors. Under the plan, the Bank pays each participant, or their beneficiary, the amount of directors fees deferred and interest in 120 equal monthly installments, beginning the month following the director’s normal retirement date. In 2011 the director deferred agreements were terminated and the directors participating in the plan each received a lump sum distribution of their respective deferral account balances. The Company expensed $9 in 2010 for the accrual of the retirement benefits. The Company owns single premium split dollar life insurance policies on these individuals. Cash value income (net of related insurance premium expense) totaled $38 during 2010. In 2011 the director deferred agreements were terminated and the directors participating in the plan each received a lump sum distribution of their respective deferral account balances resulting in a total payout of $431 by the Company.

16.	Shareholders’ Equity and Minimum Regulatory Capital Requirements

The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements results in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company and the Banks to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Capital Adequacy and Ratios

To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Banks must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At December 31, 2010 the Banks maintained capital ratios exceeding the requirements to be considered well capitalized. These minimum amounts and ratios along with the actual amounts and ratios for the Company, TIBB and the Banks at December 31, 2010 are presented in the following table.

	Well Capitalized Requirement				Adequately Capitalized Requirement				Actual
	Amount		Ratio		Amount		Ratio		Amount	Ratio
Tier 1 Capital
(to Average Assets)
Consolidated		N/A		N/A	≥	$137,767	≥	4.0%	$838,475	24.3%
TIBB		N/A		N/A	≥	67,763	≥	4.0%	139,596	8.2%
TIB Bank	≥	$84,285	≥	5.0%	≥	67,428	≥	4.0%	136,764	8.1%
NAFH NB	≥	60,119	≥	5.0%	≥	48,095	≥	4.0%	145,632	12.1%

Tier 1 Capital
(to Risk Weighted Assets)
Consolidated		N/A		N/A		$80,201	≥	4.0%	$838,475	41.8%
TIBB		N/A		N/A		41,750	≥	4.0%	139,596	13.4%
TIB Bank	≥	$62,616	≥	6.0%		41,744	≥	4.0%	136,764	13.1%
NAFH NB	≥	51,167	≥	6.0%		34,112	≥	4.0%	145,632	17.1%

Total Capital (to
Risk Weighted Assets)
Consolidated		N/A		N/A	≥	$160,402	≥	8.0%	$839,280	41.9%
TIBB		N/A		N/A		83,501	≥	8.0%	140,027	13.4%
TIB Bank	≥	$104,360	≥	10.0%	≥	83,488	≥	8.0%	137,195	13.1%
NAFH NB	≥	85,279	≥	10.0%	≥	68,223	≥	8.0%	146,006	17.1%

Management believes, as of December 31, 2010, that the Company, TIBB and the Banks meet all capital requirements to which they are subject.

Under state banking law, regulatory approval will be required if the total of all dividends declared in any calendar year by a bank exceeds the bank’s net profits to date for that year combined with its retained net profits for the preceding two years. Declaration of any dividends by TIB Bank in 2010 would have required regulatory approval. During 2010, no dividends were declared by the Banks.

17.	Stock-Based Compensation

As of December 31, 2010, the Company has one compensation plan under which shares of its common stock are issuable in the form of stock options, stock appreciation rights, restricted stock restricted stock units, stock awards and stock bonus awards. This is its 2010 Equity Incentive Plan (the “2010 Plan”). The 2010 Plan was effective December 22, 2009 and expires on December 22, 2019, the tenth anniversary of the effective date. The maximum number of shares of common stock of the Company that may be optioned or awarded through the 2019 expiration of the plan is 5,750 shares of which up to 70% may be granted pursuant to stock options and up to 30% may be granted pursuant to restricted stock and restricted stock

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

units. If any awards granted under the Plan are forfeited or any option terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of stock shall again be available for awards under the Plan. As of December 31, 2010 no awards had been granted.

As of December 31, 2010, TIBB has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is its 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by TIBB’s shareholders at the May 25, 2004 annual meeting. Previously, TIBB had granted stock options under the 1994 Incentive Stock Option and Nonstatutory Stock Option Plan (the “1994 Plan”) as amended and restated as of August 31, 1996. Under the 2004 Plan, the Board of Directors of the Company may grant nonqualified stock–based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee including an employee who is a director of the Company. At the May 25, 2010 annual meeting, the shareholders approved an amendment to the 2004 Plan increasing the maximum number of shares of common stock of the Company that may be optioned or awarded through the 2014 expiration of the plan to 250 shares, no more than 200 of which may be issued pursuant to awards granted in the form of restricted shares. Such shares may be treasury, or authorized but unissued, shares of common stock of the Company. If options or awards granted under the Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award for the purposes of the Plan as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement. At December 31, 2010 there were 7 exercisable options outstanding under the Plan with a weighted average remaining contractual life of 4.91 years, weighted average exercise price of $688.80 and exercise price range from $158.42 to $1,489.52. Shares available for grant as of December 31, 2010 were 243.

18.	Loan Commitments and Other Related Activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at December 31, 2010:

	Fixed Rate	Variable Rate
Commitments to make loans	$42,236	$16,627
Unfunded commitments under lines of credit	21,179	99,850

Commitments to make loans are generally made for periods of 30 days. As of December 31, 2010, the fixed rate loan commitments have interest rates ranging from 2.94% to 11.00% and maturities ranging from 1 year to 30 years.

As of December 31, 2010 the Banks were subject to letters of credit totaling $2,080.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

19.	Fair Values of Financial Instruments

Accounting guidance establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of securities available for sale can be determined by 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs), 2) matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs) and 3) custom discounted cash flow or other internal modeling (Level 3 inputs).

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
U.S. Government agencies and corporations	$49,133	$–	$49,133	$–
States and political subdivisions—tax exempt	5,792	–	5,792	–
States and political subdivisions—taxable	9,354	–	9,354	–
Mortgage-backed securities—residential	412,213	–	412,213	–
Marketable equity securities	74	–	74	–
Corporate bonds	2,105	–	2,105	–
Collateralized debt obligations	795	–	–	795

Available for sale securities	$479,466	$–	$478,671	$795

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Assets and Liabilities Measured on a Nonrecurring Basis

Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Other real estate owned	$–	$–	$70,817
Other repossessed assets	–	137	–

Other real estate owned which is measured at the lesser of fair value less costs to sell or the Company’s recorded investment in the foreclosed loan had a carrying amount of $70,817 as of December 31, 2010. Other repossessed assets are primarily comprised of repossessed vehicles and equipment and are measured at fair value as of the date of repossession.

Carrying amount and estimated fair values of financial instruments were as follows:

	2010		2009
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets
Cash and cash equivalents	$886,925	$886,925	$526,711	$526,711
Investment securities available for sale	479,466	479,466	–	–
Investment securities held to maturity	250	250	–	–
Loans, net	1,741,994	1,781,181	–	–
FDIC indemnification asset	91,467	91,467	–	–
Federal reserve, federal home loan bank and independent bankers’ bank stock	23,465	23,465	–	–
Accrued interest receivable	8,286	8,286	–	–

Financial Liabilities
Noncontractual deposits	$906,742	$906,742	$–	$–
Contractual deposits	1,353,510	1,355,099	–	–
Federal home loan bank advances	243,067	242,522	–	–
Short-term borrowings	61,969	61,969	–	–
Subordinated debentures	22,887	25,267	–	–
Accrued interest payable	9,334	9,334	–	–

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, noncontractual demand deposits and certain short-term borrowings. As it is not practicable to determine the fair value of Federal Reserve, Federal Home Loan Bank stock and other bankers’ bank stock due to restrictions placed on its transferability, the estimated fair value is equal to their carrying amount. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer including estimates of discounted cash flows when necessary. For fixed rate loans or contractual deposits and for variable rate loans or deposits

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life, adjusted for the allowance for loan losses. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of long-term debt is based on current rates for similar financing. The fair value of off-balance sheet items that includes commitments to extend credit to fund commercial, consumer, real estate construction and real estate-mortgage loans and to fund standby letters of credit is considered nominal.

20.	Condensed Financial Information of North American Financial Holdings, Inc.

Condensed Balance Sheets

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

(Parent Only)

	2010	2009
Assets
Cash and due from banks	$546,995	$526,711
Investment in bank subsidiary	155,515	–
Investment in bank holding company subsidiary	170,817	–
Accrued interest receivable and other assets	3,749	50

Total assets	$877,076	$526,761

Liabilities and Shareholders’ Equity
Accrued interest payable and other liabilities	1,773	441
Shareholders’ equity	875,303	526,320

Total Liabilities and Shareholders’ Equity	$877,076	$526,761

Condensed Statements of Income

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

(Parent Only)

	2010	2009
Operating income
Interest-bearing deposits in other banks	$3,175	$72

Total operating income	3,175	72

Operating expense
Salaries	3,635	40
Other expense	10,757	174

Total operating expense	14,392	214

Income (loss) before income tax benefit and equity in undistributed earnings of subsidiaries	(11,217)	(142)
Income tax benefit	3,699	50

Loss before equity in undistributed earnings of subsidiaries	(7,518)	(92)
Equity in income of subsidiaries	19,548	–

Net income	$12,030	$(92)

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Condensed Statements of Cash Flows

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

(Parent Only)

	2010	2009
Cash flows from operating activities
Net income (loss)	$12,030	$(92)
Equity in income of subsidiaries	(19,548)	–
Increase (decrease) in net income tax obligation	(3,699)	(50)
Change in accrued interest receivable and other assets	1,332	–
Change in accrued interest payable and other liabilities	(1)	441

Net cash (used in) provided by operating activities	(9,886)	299

Cash flows from investing activities
Investment in bank subsidiary	(137,000)	–
Investment in bank holding company subsidiary	(172,543)	–

Net cash used by investing activities	(309,543)	–

Cash flows from financing activities
Net proceeds from issuance of common shares	339,713	526,412

Net cash provided by financing activities	339,713	526,412

Net increase in cash and cash equivalents	20,284	526,711
Cash and cash equivalents
Beginning of period	526,711	–

End of period	$546,995	$526,711

21.	Supplemental Financial Data

Components of other expense in excess of 1 percent of total interest and non-interest income are as follows:

	2010	2009
Conversion expenses	$1,991	–
FDIC & state assessments	2,097	–
Computer services	2,098	–
Amortization of intangibles	818	–
Insurance non-building	640	–
Foreclosed asset related expense	701	–
Travel	382	35
Organizational Expense	–	91

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

22.	Quarterly Financial Data (Unaudited)

The following is a summary of unaudited quarterly results for 2010 and 2009:

	2010				2009
	Fourth	Third	Second	First	Fourth
Condensed income statements:

Interest income	$29,773	$11,416	$831	$725	$72
Net interest income	24,747	10,208	831	725	72
Provision for loan losses	753	–	–	–	–
Purchase accounting gain	–	15,175	–	–	–
Net Income (loss)	(167)	14,607	(1,022)	(1,381)	(92)
Net income (loss) allocated to common shareholders	(174)	14,607	(1,022)	(1,381)	(92)

Basic and diluted earnings (loss) per common share	$–	$0.33	$(0.03)	$(0.04)	$(0.01)

23.	Subsequent Events

The Company’s investment in TIBB was subsequently reduced to approximately 94% as a result of a shareholder rights offering which closed on January 18, 2011.

The Company closed on an investment in Capital Bank Corp. on January 28, 2011 to purchase 71,000,000 shares of common stock for $181,050,000 in cash. Subsequent to the investment, the Company owned approximately 85% of Capital Bank Corp. The Company’s investment in Capital Bank Corp. was subsequently reduced to approximately 83% as a result of a shareholder rights offering which closed on March 11, 2011.

NAFH National Bank

(Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities

Assumed of First National Bank of the South as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

North American Financial Holdings, Inc.

In our opinion, the accompanying statement of assets acquired and liabilities assumed of NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) presents fairly, in all material respects, the assets acquired and liabilities assumed by NAFH National Bank of First National Bank of the South as of July 16, 2010 in conformity with accounting principles generally accepted in the United States of America. This statement of assets acquired and liabilities assumed is the responsibility of the Company’s management; our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of the statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 23, 2011

Ft. Lauderdale, Florida

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

Assets Acquired
Cash and due from banks	$64,728
Investment securities available for sale	40,564

Loans	389,603

Other real estate owned	20,832
Indemnification asset	71,386
Goodwill	6,616
Intangible assets, net	2,214
Accrued interest receivable and other assets	6,315

Total assets acquired	$602,258

Liabilities Assumed
Deposits
Noninterest-bearing demand	$38,718
Interest-bearing	409,614

Total deposits	448,332

Borrowings	57,579
Accrued interest payable and other liabilities	1,868

Total liabilities assumed	$507,779

Net assets acquired	$94,479

The accompanying notes are an integral part of these financial statements.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

1.	Summary of Significant Accounting Policies

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiary, NAFH National Bank (“NAFH NB”).

On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of the former First National Bank of the South (“FNB”).

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of fair value and goodwill and intangible assets. Changes in assumptions or in market conditions could significantly affect the fair value estimates. The measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta.

Investment Securities

Investment securities were acquired at their fair values. Investments which may be sold prior to maturity are classified as available for sale and are reported at fair value. Investment securities where the Company has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the statement of assets acquired and liabilities assumed.

Accounting for Acquired Loans

NAFH NB accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that NAFH NB will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. NAFH NB has generally aggregated the purchased loans into pools of loans with common risk characteristics. Refer to note 4 for further discussion of risk characteristics.

FDIC Indemnification Asset

As part of a purchase and assumption agreement with the FDIC, NAFH NB has entered into loss share agreements in which the FDIC will reimburse NAFH NB for certain amounts related to certain acquired

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

loans and other real estate owned should NAFH NB experience a loss, as a result, an indemnification asset has been recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans and other assets, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are recorded at lesser of their recorded investment or fair value less costs to sell when acquired.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired that are not individually identified and separately recognized. The amount of goodwill recognized in a business combination results from the excess of the purchase consideration paid over the fair value of net assets acquired and specifically identified.

Intangible Assets

Intangible assets include a core deposit base premium arising from the acquisition and was measured at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Deferred Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

2.	FDIC-Assisted Purchase and Assumption of Assets and Liabilities of First National Bank of the South

NAFH NB entered into a purchase and assumption agreement to acquire certain assets and assume certain liabilities of FNB from the FDIC as receiver on July 16, 2010 (the “Transaction Date”). As part of this agreement, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institution and assume the leases associated with these offices. NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities from the FDIC in a whole-bank acquisition for consideration paid of $94,479.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

The acquisition was accounted for under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. Identifiable intangible assets, including goodwill, core deposit intangible assets and mortgage servicing rights, were recorded at fair value. As the fair value of consideration paid in the FNB acquisition exceeded the estimated fair value of net assets acquired, goodwill of $6,616 was recorded.

As part of the purchase and assumption agreement, certain loans and other real estate owned acquired in this acquisition are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The value of the indemnification asset at the acquisition date is $71,386 (loss threshold is $123,000 and 80% of the loss threshold is $98,400).

The estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and NAFH NB believes that information provides a reasonable basis for estimating the fair values. However, NAFH NB may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. NAFH NB expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

3.	Investment Securities

As of the acquisition date, the acquired security portfolio consisted of 20 security positions which were recorded at their estimated fair values. The amortized cost and estimated fair value of investment securities at the acquisition date are presented below:

Available for Sale	Estimated Fair Value
States and political subdivisions—tax exempt	$2,798
States and political subdivisions—taxable	7,239
Mortgage-backed securities—residential	30,527

$40,564

The estimated fair value of investment securities available for sale at the acquisition date, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Available for Sale
Due in one year or less	$–
Due after one year through five years	–
Due after five years through ten years	1,427
Due after ten years	8,610
Mortgage-backed securities	30,527

$40,564

At the acquisition date, no securities were subject to call during 2011.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

4.	Loans

The composition of loans acquired at July 16, 2010 is as follows:

Fair Value
Covered acquired loans:
Commercial real estate	$241,247
Residential	77,391
Commercial and agricultural loans	19,738
Home equity loans	47,160
Other consumer loans	5

Total covered loans	385,541

Non-covered acquired loans—consumer loans	4,062

Total acquired loans	$389,603

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non PCI loans.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, NAFH NB accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

From these pools, NAFH NB used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool.

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Cash flows expected to be collected at acquisition	$361,162
Accretable yield	(19,894)

Fair value of acquired loans at acquisition	$341,268

The accretable yield represents the excess of estimated cash flows expected to be collected over the initial recorded investment in the PCI loans, which is their fair value at the time of acquisition by NAFH NB. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

The total fair value of non-PCI loans acquired at July 16,2010 was $48,335.

5.	Operating Leases

NAFH NB is obligated under operating leases assumed for office and banking premises which expire in periods varying from one to twenty-two years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at July 16, 2010:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$541
2011	1,147
2012	1,007
2013	994
2014	994
Thereafter	14,585

$19,268

6.	Goodwill and Intangible Assets

The acquisition of FNB resulted in tax deductible goodwill of $6,616.

Tax deductible intangible assets acquired consist of the following:

Gross Carrying Amount
Core deposit intangible due to acquisition of FNB	$2,100
Mortgage servicing right due to acquisition of FNB	114

Balance, July 16, 2010	$2,214

The identified intangible assets are amortized as noninterest expense over their estimated lives.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$254
2011	554
2012	554
2013	554
2014	298

$2,214

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

7.	Time Deposits

Time deposits of $100 or more were $153,148 at the acquisition date.

At July 16, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$136,988
2011	136,254
2012	30,097
2013	18,444
2014	228
2015 and beyond	559

$322,570

8.	Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

NAFH NB also acquired securities sold under agreements to repurchase with commercial account holders whereby NAFH NB sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by NAFH NB.

Through the acquisition of FNB, NAFH NB assumed FHLB advances outstanding with a face value of $51,776 and a fair value of $54,655. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$ 4,059	$4,052	August 2010	Fixed	3.36%
5,203	5,000	June 2011(a)	Fixed	4.95%
1,969	1,944	September 2011	Fixed	2.99%
2,119	2,083	September 2011	Fixed	3.58%
583	572	October 2011	Fixed	3.91%
646	625	April 2012	Fixed	4.70%
5,353	5,000	May 2012(a)	Fixed	4.59%
7,736	7,500	March 2013	Fixed	2.29%
5,185	5,000	May 2013(a)	Fixed	2.27%
5,600	5,000	May 2014(a)	Fixed	4.60%
5,786	5,000	June 2017(a)	Fixed	4.58%
5,210	5,000	July 2018(a)	Fixed	2.14%
5,206	5,000	July 2018(a)	Fixed	2.12%

$54,655	$51,776

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, NAFH NB has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

NAFH National Bank

(Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities

Assumed of Metro Bank of Dade County

as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

North American Financial Holdings, Inc.

In our opinion, the accompanying statement of assets acquired and liabilities assumed of NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) presents fairly, in all material respects, the assets acquired and liabilities assumed by NAFH National Bank of Metro Bank of Dade County as of July 16, 2010 in conformity with accounting principles generally accepted in the United States of America. This statement of assets acquired and liabilities assumed is the responsibility of the Company’s management; our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of the statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 23, 2011

Ft. Lauderdale, Florida

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

Assets Acquired
Cash and due from banks	$79,267
Investment securities—held to maturity	250
Investment securities—available for sale	30,083

Loans	226,826

Other real estate owned	7,547
Indemnification asset	44,191
Intangible assets	1,400
Other assets	3,921

Total assets acquired	$393,485

Liabilities Assumed
Deposits
Noninterest-bearing demand	$73,271
Interest-bearing	263,110

Total deposits	336,381

Borrowings	31,981
Accrued interest payable and other liabilities	10,312

Total liabilities assumed	$378,674

Net assets acquired	$14,811

The accompanying notes are an integral part of these financial statements.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

1.	Summary of Significant Accounting Policies

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiary, NAFH National Bank (“NAFH NB”).

On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of the former MetroBank of Dade County (“Metro”).

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of fair value and goodwill and intangible assets. Changes in assumptions or in market conditions could significantly affect the fair value estimates. The measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta.

Investment Securities

Investment securities were acquired at their fair values. Investments which may be sold prior to maturity are classified as available for sale and reported at fair value. Investment securities where the Company has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the statement of assets acquired and liabilities assumed.

Accounting for Acquired Loans

NAFH NB accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that NAFH NB will not

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. NAFH NB has generally aggregated the purchased loans into pools of loans with common risk characteristics. Refer to Note 4 for further discussion of risk characteristics.

FDIC Indemnification Asset

As part of a purchase and assumption agreement with the FDIC, NAFH NB has entered into a loss share agreement in which the FDIC will reimburse NAFH NB for certain amounts related to certain acquired loans and other real estate owned should NAFH NB experience a loss, as a result, an indemnification asset has been recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans and other assets, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are recorded at the lesser of their recorded investment or fair value less costs to sell when acquired.

Intangible Assets

Intangible assets include a core deposit base premium arising from the acquisition and was measured at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Defered Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

2.	FDIC-Assisted Purchase and Assumption of Assets and Liabilities of MetroBank of Dade County

NAFH NB entered into a purchase and assumption agreement to acquire certain assets and assume certain liabilities of Metro from the FDIC as receiver on July 16, 2010 (the “Transaction Date”). As part of this agreement, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institution and assume the leases associated with these offices. NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities from the FDIC in a whole-bank acquisition for consideration paid of $4,191.

The acquisition was accounted for under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. An identifiable intangible asset, a core deposit intangible, was recorded at fair value. As the fair value of consideration paid in the Metro acquisition was less than the estimated fair value of net assets acquired, a gain on acquisition of $10,620 was recorded by NAFH NB on the acquisition date.

As part of the purchase and assumption agreement, certain loans and other real estate owned acquired in this acquisition are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds presented in the following table. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The value of the indemnification asset at the acquisition date is $44,191 (loss threshold is $81,000 and 80% of the loss threshold is $64,800).

The estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and NAFH NB believes that information provides a reasonable basis for estimating the fair values. However, NAFH NB may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. NAFH NB expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

3.	Investment Securities

As of the acquisition date, the acquired security portfolio consisted of 18 security positions which were recorded at their estimated fair values. The amortized cost and estimated fair value of investment securities at the acquisition date are presented below:

Held to Maturity	Estimated Fair Value
Foreign government	$250

Available for Sale	Estimated Fair Value
U.S. Government agencies and corporations	$5,026
Mortgage-backed securities—residential	25,057

$30,083

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

The estimated fair value of investment securities available for sale at the acquisition date, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to Maturity	Available for Sale

Due in one year or less	$250	$3,006
Due after one year through five years	–	2,020
Due after five years through ten years	–	–
Due after ten years	–	–
Mortgage-backed securities	–	25,057

	$250	$30,083

At the acquisition date, there were no securities subject to call during 2011.

4.	Loans

The composition of loans acquired at July 16, 2010 is as follows:

Fair Value
Covered acquired loans:
Commercial real estate	$182,061
Residential	7,168
Commercial and agricultural loans	18,976
Home equity loans	17,230
Other consumer loans	160

Total covered loans	225,595

Non-covered acquired loans
Commercial and agricultural loans	98
Other consumer loans	1,133

Total non-covered loans	1,231

Total acquired loans	$226,826

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non PCI loans.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, NAFH NB accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

From these pools, NAFH NB used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool.

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Cash flows expected to be collected at acquisition	$227,871
Accretable yield	(13,345)

Fair value of acquired loans at acquisition	$214,526

The accretable yield represents the excess of estimated cash flows expected to be collected over the initial recorded investment in the PCI loans, which is their fair value at the time of acquisition by NAFH NB. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

The total fair value of non-PCI loans acquired at July 16, 2010 was $12,300.

5.	Operating Leases

NAFH NB is obligated under operating leases assumed for office and banking premises which expire in periods varying from two to four years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at July 16, 2010:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$471
2011	1,027
2012	529
2013	435
2014	405
Thereafter	–

$2,867

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

6.	Intangible Assets

Tax deductible intangible assets acquired consist of the following at July 16, 2010:

Gross Carrying Amount
Core deposit intangible due to acquisition of Metro	$1,400

The identified intangible assets are amortized as noninterest expense over their estimated lives.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$160
2011	350
2012	350
2013	350
2014	190

$1,400

7.	Time Deposits

Time deposits of $100 or more were $55,249 at the acquisition date.

At July 16, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$133,519
2011	98,911
2012	50
2013	–
2014	–
2015	–

$232,480

8.	Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

NAFH NB also acquired securities sold under agreements to repurchase with commercial account holders whereby NAFH NB sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by NAFH NB.

NAFH NB also assumed an agreement with another financial institution in which securities had been sold which would be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The outstanding fair value amount at July 16, 2010 was $10,188. As of July 16, 2010, $11,856 of securities of the United States Government or its agencies were pledged to collateralize these borrowings.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

Through the acquisition of Metro, NAFH NB assumed FHLB advances outstanding with a face value of $21,000 and a fair value of $21,012. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$ 5,004	$ 5,000	September 2010	Fixed	0.69%
6,005	6,000	December 2010	Fixed	0.68%
5,003	5,000	February 2011	Fixed	0.51%
5,000	5,000	June 2011	Daily	0.49%

$ 21,012	$ 21,000

NAFH National Bank

(Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities

Assumed of Turnberry Bank as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

North American Financial Holdings, Inc.

In our opinion, the accompanying statement of assets acquired and liabilities assumed of NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) presents fairly, in all material respects, the assets acquired and liabilities assumed by NAFH National Bank of Turnberry Bank as of July 16, 2010 in conformity with accounting principles generally accepted in the United States of America. This statement of assets acquired and liabilities assumed is the responsibility of the Company’s management; our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of the statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 23, 2011

Ft. Lauderdale, Florida

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

Assets Acquired
Cash and due from banks	$40,353
Investment securities available for sale	3,495

Loans	152,125
Other real estate owned	5,439
Indemnification asset	21,739
Intangible assets	600
Other assets	4,392

Total assets acquired	$228,143

Liabilities Assumed
Deposits
Noninterest-bearing demand	$14,192
Interest-bearing	161,209

Total deposits	175,401

Borrowings	59,024
Accrued interest payable and other liabilities	6,089

Total liabilities assumed	$240,514

Net liabilities assumed	$(12,371)

The accompanying notes are an integral part of these financial statements.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

1.	Summary of Significant Accounting Policies

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiary, NAFH National Bank (“NAFH NB”).

On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of the former Turnberry Bank (“Turnberry”).

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of fair value and goodwill and intangible assets. Changes in assumptions or in market conditions could significantly affect the fair value estimates. The measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta.

Investment Securities

Investment securities were acquired at their fair values. Investments which may be sold prior to maturity are classified as available for sale and reported at fair value. Investment securities where NAFH NB has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the statement of assets acquired and liabilities assumed.

Accounting for Acquired Loans

NAFH NB accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that NAFH NB will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

purchased credit-impaired (“PCI”) loans. NAFH NB has generally aggregated the purchased loans into pools of loans with common risk characteristics. Refer to Note 4 for further discussion of risk characteristics.

FDIC Indemnification Asset

As part of a purchase and assumption agreement with the FDIC, NAFH NB has entered into a loss share agreement in which the FDIC will reimburse NAFH NB for certain amounts related to certain acquired loans and other real estate owned should NAFH NB experience a loss, as a result, an indemnification asset has been recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans and other assets, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are recorded at the lesser of their recorded investment or fair value less costs to sell when acquired.

Intangible Assets

Intangible assets include a core deposit base premium arising from the acquisition and was measured at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Deferred Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

2.	FDIC-Assisted Purchase and Assumption of Assets and Liabilities of Turnberry Bank

NAFH NB entered into a purchase and assumption agreement to acquire certain assets and assume certain liabilities of Turnberry from the FDIC as receiver on July 16, 2010 (the “Transaction Date”). As part of this agreement, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institution and assume the leases associated with these offices. NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities from the FDIC in a whole-bank acquisition. Net cash consideration received from the FDIC in connection with the acquisition was $16,926.

The acquisition was accounted for under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. An Identifiable intangible asset, a core deposit intangible, was recorded at fair value. As the fair value of consideration received in the Turnberry acquisition was greater than the estimated fair value of net liabilities assumed, a gain on acquisition of $4,555 was recorded by NAFH NB on the acquisition date.

As part of the purchase and assumption agreement, certain loans and other real estate owned acquired in this acquisition are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds presented in the following table. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The value of the indemnification asset at the acquisition date is $21,739 (loss threshold is $28,000 and 80% of the loss threshold is $22,400).

The estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and NAFH NB believes that information provides a reasonable basis for estimating the fair values. However, NAFH NB may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. NAFH NB expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

3.	Investment Securities

As of the acquisition date, the acquired security portfolio consisted of 8 security positions which were recorded at their estimated fair values. The amortized cost and estimated fair value of investment securities at the acquisition date are presented below:

Available for Sale	Estimated Fair Value
U.S. Government agencies and corporations	$2,015
Collateralized Mortgage Obligations	1,480

$3,495

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

The estimated fair value of investment securities available for sale at the acquisition date, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Available for Sale
Due in one year or less	$–
Due after one year through five years	206
Due after five years through ten years	1,288
Due after ten years	2,001

$3,495

At the acquisition date, securities with a fair value of approximately $2,014 are subject to call during 2011.

4.	Loans

The composition of loans acquired at July 16, 2010 is as follows:

Fair Value
Covered acquired loans:
Commercial real estate	$45,412
Residential	85,905
Commercial and agricultural loans	299
Home equity loans	19,490
Other consumer loans	–

Total covered loans	$151,106
Non-covered acquired loans—consumer loans	1,019

Total acquired loans	$152,125

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non PCI loans.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, NAFH NB accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

From these pools, NAFH NB used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool.

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Cash flows expected to be collected at acquisition	$148,572
Accretable yield	(13,331)

Fair value of acquired loans at acquisition	$135,241

The accretable yield represents the excess of estimated cash flows expected to be collected over the initial recorded investment in the PCI loans, which is their fair value at the time of acquisition by NAFH NB. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

The total fair value of non-PCI loans acquired at July 16, 2010 was $16,884.

5.	Operating Leases

NAFH NB is obligated under operating leases assumed for office and banking premises which expire in periods varying from 10 months to one year. Future minimum lease payments, before considering renewal options that generally are present, are as follows at July 16, 2010:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$84
2011	97
2012	–
2013	–
2014	–
Thereafter	–

$181

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

6.	Intangible Assets

Tax deductible intangible assets acquired consist of the following at July 16, 2010:

Gross Carrying Amount
Core deposit intangible due to acquisition of Turnberry	$600

The identified intangible assets are amortized as noninterest expense over their estimated lives.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$69
2011	150
2012	150
2013	150
2014	81

$600

7.	Time Deposits

Time deposits of $100 or more were $97,082 at the acquisition date.

At July 16, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$64,772
2011	46,150
2012	10,065
2013	2,036
2014	2,132
2015 and beyond	1,006

$126,161

8.	Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

NAFH NB also acquired securities sold under agreements to repurchase with commercial account holders whereby NAFH NB sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by NAFH NB.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

Through the acquisition of Turnberry, NAFH NB assumed FHLB advances outstanding with a face value of $55,000 and a fair value of $59,017. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$3,034	$3,000	March 2011	Fixed	2.12%
3,028	3,000	May 2011	Fixed	1.65%
5,212	5,000	June 2011(a)	Fixed	5.04%
5,107	5,000	July 2011(a)	Fixed	2.81%
5,292	5,000	January 2012(a)	Fixed	4.56%
4,372	4,000	March 2013(a)	Fixed	4.58%
5,625	5,000	June 2014(a)	Fixed	4.67%
5,239	5,000	February 2015(a)	Fixed	2.83%
5,431	5,000	June 2015(a)	Fixed	3.71%
5,469	5,000	July 2015(a)	Fixed	3.57%
5,558	5,000	November 2017(a)	Fixed	3.93%
5,650	5,000	July 2018(a)	Fixed	3.94%

$59,017	$55,000

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, NAFH NB has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

TIB Financial Corp.

Unaudited Consolidated Financial Statements as of and for the

Six Months Ended June 30, 2011 and 2010

TIB FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	(Unaudited)
	June 30, 2011	December 31, 2010
Assets
Cash and due from banks	$6,145	$153,794
Investment securities available for sale	–	418,092
Loans, net of deferred loan costs and fees	–	1,004,630
Less: Allowance for loan losses	–	402

Loans, net	–	1,004,228

Premises and equipment, net	–	43,153
Goodwill	–	29,999
Intangible assets, net	3,288	11,406
Other real estate owned	–	25,673
Deferred income tax asset	–	19,973
Accrued interest receivable and other assets	743	50,548
Equity method investment in Capital Bank, NA	199,927	–

Total Assets	$210,103	$1,756,866

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$–	$198,092
Interest-bearing	–	1,168,933

Total deposits	–	1,367,025
Federal Home Loan Bank (FHLB) advances	–	131,116
Short-term borrowings	–	47,158
Long-term borrowings	23,031	22,887
Accrued interest payable and other liabilities	7,036	11,930

Total liabilities	30,067	1,580,116

Shareholders’ equity
Common stock-$.10 par value per share: 50,000 shares authorized, 12,350 and 11,817 shares issued and outstanding, respectively	1,235	1,182
Additional paid in capital	174,903	177,316
Retained earnings	2,588	560
Accumulated other comprehensive income (loss)	1,310	(2,308)

Total shareholders’ equity	180,036	176,750

Total Liabilities and Shareholders’ Equity	$210,103	$1,756,866

See accompanying notes to consolidated financial statements

TIB FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share amounts)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010	Six Months Ended June 30, 2011
Interest and dividend income
Loans, including fees	$4,347	$14,636	$17,745	$30,635
Investment securities:
Taxable	902	2,229	3,238	4,373
Tax-exempt	4	41	19	108
Interest-bearing deposits in other banks	31	75	101	149
Federal Home Loan Bank stock	6	7	31	10

Total interest and dividend income	5,290	16,988	21,134	35,275

Interest expense
Deposits	822	4,509	3,276	9,411
Federal Home Loan Bank advances	64	1,181	301	2,395
Short-term borrowings	4	25	19	48
Long-term borrowings	466	671	922	1,325

Total interest expense	1,356	6,386	4,518	13,179

Net interest income	3,934	10,602	16,616	22,096
Provision for loan losses	136	7,700	621	12,625

Net interest income after provision for loan losses	3,798	2,902	15,995	9,471

Non-interest income
Service charges on deposit accounts	257	839	1,070	1,754
Fees on mortgage loans originated and sold	144	481	498	764
Investment advisory and trust fees	379	313	766	620
Loss on sale of indirect auto loans	–	–	–	(346)
Equity in income from investment in Capital Bank, NA	658	–	658	–
Other income	464	868	1,669	1,481
Investment securities gains (losses), net	–	993	12	2,635
Other-than-temporary impairment losses on investments
Gross impairment losses	–	–	–	–
Less: Impairments recognized in other comprehensive income	–	–	–	–

Net impairment losses recognized in earnings	–	–	–	–

Total non-interest income	1,902	3,494	4,673	6,908

Non-interest expense
Salaries and employee benefits	2,250	6,413	8,751	13,249
Net occupancy and equipment expense	692	2,273	2,740	4,557
Foreclosed asset related expense	43	5,149	565	6,249
Other expense	1,614	6,660	5,868	11,474

Total non-interest expense	4,599	20,495	17,924	35,529

Income (loss) before income taxes	1,101	(14,099)	2,744	(19,150)
Income tax expense	141	–	716	–

Net income (loss)	$960	$(14,099)	$2,028	$(19,150)
Preferred dividends earned by preferred shareholders and discount accretion	–	669	–	1,329

Net loss allocated to common shareholders	$960	$(14,768)	$2,028	$(20,479)

Basic income (loss) per common share	$0.08	$(99.45)	$0.17	$(137.96)
Diluted income (loss) per common share	$0.07	$(99.45)	$0.14	$(137.96)

See accompanying notes to consolidated financial statements

TIB FINANCIAL CORP.

Consolidated Statements of Changes in Shareholders’ Equity

(Unaudited)

(Dollars and shares in thousands, except per share data)

Successor Company	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance April 1, 2011	12,350	$1,235	$185,039	$1,628	$(921)	$186,981
Comprehensive income
Net income				960		960
Net market valuation adjustment on securities available for sale					2,721
Less: reclassification adjustment for gains					–
Other comprehensive income, net of tax expense of $1,642						2,721

Comprehensive income						3,681
Effects of merger of TIB Bank into Capital Bank, NA			(10,123)		(490)	(10,613)
Common stock issued in Rights Offering			(13)			(13)

Balance, June 30, 2011	12,350	$1,235	$174,903	$2,588	$1,310	$180,036

Predecessor Company	Preferred Shares	Preferred Stock	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance, April 1, 2010	37	$33,919	149	$15	$76,304	$(55,234)	$(3,649)	$(569)	$50,786
Comprehensive loss:
Net loss						(14,099)			(14,099)
Net market valuation adjustment on securities available for sale							3,236
Less: reclassification adjustment for gains							(993)
Other comprehensive income									2,243

Comprehensive loss									(11,856)

Preferred stock discount accretion		191				(191)			–
Stock-based compensation and related tax effect					106				106

Balance, June 30, 2010	37	$34,110	149	$15	$76,410	$(69,524)	$(1,406)	$(569)	$39,036

Successor Company	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance January 1, 2011	11,817	$1,182	$177,316	$560	$(2,308)	$176,750
Comprehensive income:
Net income				2,028		2,028
Net market valuation adjustment on securities available for sale					4,115
Less: reclassification adjustment for gains					(7)
Other comprehensive income, net of tax expense of $2,479						4,108

Comprehensive income						6,136
Common stock issued in Rights Offering	533	53	7,710			7,763
Effects of merger of TIB Bank into Capital Bank, NA			(10,123)		(490)	(10,613)

Balance, June 30, 2011	12,350	$1,235	$174,903	$2,588	$1,310	$180,036

Predecessor Company	Preferred Shares	Preferred Stock	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance, January 1, 2010	37	$33,730	149	$15	$76,154	$(49,994)	$(3,818)	$(569)	$55,518
Comprehensive loss:
Net loss						(19,150)			(19,150)
Net market valuation adjustment on securities available for sale							5,047
Less: reclassification adjustment for gains							(2,635)
Other comprehensive income									2,412

Comprehensive loss									(16,738)

Preferred stock discount accretion		380				(380)			–
Stock-based compensation and related tax effect					256				256

Balance, June 30, 2010	37	$34,110	149	$15	$76,410	$(69,524)	$(1,406)	$(569)	$39,036

TIB FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

(Unaudited)

(Dollars in thousands)

	Successor Company	Predecessor Company
	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Cash flows from operating activities:
Net income (loss)	$2,028	$(19,150)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Accretion of acquired loans	(17,059)	–
Equity in income from investment in Capital Bank, NA	(658)	–
Depreciation and amortization	337	2,267
Provision for loan losses	621	12,625
Deferred income tax expense	287	–
Investment securities net realized gains	(12)	(2,635)
Net amortization of investment premium/discount	1,967	1,588
Stock-based compensation	–	256
(Gain)/Loss on sales of OREO	(121)	111
OREO valuation adjustments	–	4,776
Loss on the sale of indirect auto loans	–	346
Other	(656)	264
Mortgage loans originated for sale	(17,154)	(37,650)
Proceeds from sales of mortgage loans originated for sale	24,854	36,264
Fees on mortgage loans sold	(498)	(764)
Change in accrued interest receivable and other assets	(2,641)	3,819
Change in accrued interest payable and other liabilities	5,063	4,834

Net cash (used in) provided by operating activities	(3,642)	6,951

Cash flows from investing activities:
Net change in cash due to merger of TIB Bank with and into Capital Bank, NA	(103,654)	–
Investment in Capital Bank, NA	(5,241)	–
Purchases of investment securities available for sale	(15,474)	(265,628)
Sales of investment securities available for sale	2,319	188,601
Repayments of principal and maturities of investment securities available for sale	43,101	48,202
Sales of FHLB Stock	244	–
Principal repayments on loans, net of loans originated or acquired	(7,069)	29,752
Purchases of premises and equipment	(405)	(12,350)
Proceeds from sales of loans	–	25,767
Proceeds from sale of OREO	8,844	3,604
Proceeds from disposal of equipment	–	41

Net cash (used in) provided by investing activities	(77,335)	17,989

Cash flows from financing activities:
Net increase (decrease) in demand, money market and savings accounts	78,957	(87,461)
Net increase (decrease) in time deposits	(138,414)	59,576
Net change in federal funds purchased and securities sold under agreements to repurchase	(4,979)	(6,581)
Repayment of long term FHLB advances	(10,000)	–
Net proceeds from common stock rights offering	7,764	–

Net cash used in financing activities	(66,672)	(34,466)

Net decrease in cash and cash equivalents	(147,649)	(9,526)
Cash and cash equivalents at beginning of period	153,794	167,402

Cash and cash equivalents at end of period	$6,145	$157,876

Supplemental disclosures of cash paid:
Interest	$5,304	$10,999
Supplemental information:
Transfer of loans to OREO	4,752	25,702

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

Note 1—Basis of Presentation & Accounting Policies

TIB Financial Corp. is a bank holding company headquartered in Naples, Florida. Prior to April 29, 2011, TIB Financial Corp. (the “Company”) conducted its business primarily through its wholly-owned subsidiaries, TIB Bank (together with its successor entities following the Merger (as defined below), the “Bank”) and Naples Capital Advisors, Inc. As described in additional detail in Note 2, on April 29, 2011 (the “Merger Date”), the Bank merged (the “Merger”) with and into NAFH National Bank (“NAFH Bank”), a subsidiary of our majority shareholder, North American Financial Holdings, Inc. (“NAFH”) in an all-stock transaction, with NAFH Bank as the surviving entity. On June 30, 2011, NAFH Bank merged with Capital Bank, a wholly-owned subsidiary of Capital Bank Corporation, a controlled subsidiary of our majority shareholder, with NAFH Bank as the surviving entity (the “Capital Bank Merger”). On June 30, 2011, NAFH Bank changed its name to Capital Bank, National Association (“Capital Bank, NA”). The Company’s approximately 33% ownership interest in Capital Bank, NA is recorded as an equity-method investment in that entity. As of June 30, 2011, the Company’s investment in Capital Bank, NA totaled $199,927, which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity. In periods subsequent to the Merger Date, the Company will adjust this equity investment balance based on its equity in Capital Bank, NA’s net income and comprehensive income. In connection with the Merger, assets and liabilities of the Bank were de-consolidated from the Company’s balance sheet resulting in a significant decrease in the total assets and total liabilities of the Company in the second quarter of 2011. Accordingly, as of June 30, 2011, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet. Subsequent to the Merger Date, the Company’s significant assets and liabilities included in the Consolidated Balance Sheet are comprised of a customer relationship intangible associated with Naples Capital Advisors, Inc., the company’s wholly-owned registered investment advisor, along with current and deferred income tax accounts, trust preferred securities and the related accrued interest payable. The Company’s operating results subsequent to the Merger Date include interest income and interest expense resulting from cash deposited in Capital Bank, NA and the outstanding trust preferred securities issued by the Company, respectively. Unless otherwise specified, this report describes TIB Financial Corp. and its subsidiaries including TIB Bank through the Merger Date, and subsequent to that date, includes TIB Financial Corp. and Naples Capital Advisors, Inc.

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information and an additional description of the Company’s accounting policies, refer to the Company’s annual report on Form 10-K for the year ended December 31, 2010.

Share and per share amounts have been adjusted to account for the effects of the 1 for 100 reverse stock split on December 15, 2010. As a result of the reverse stock split, every 100 shares of the Company’s common stock issued and outstanding immediately prior to the effective time were combined and reclassified into 1 share of common stock. Information presented in this document “as of” June 30, 2011 gives effect to the completion of the Capital Bank Merger. All numerical dollar and share amounts are in thousands, other than per-share amounts or as otherwise noted. We have considered the impact on these consolidated financial statements of subsequent events.

As used in this document, the terms “we,” “us,” “our,” “TIB Financial,” and “Company” mean TIB Financial Corp. and its subsidiaries (unless the context indicates another meaning) and the term “Bank” means TIB Bank, and, after the Merger, its successor entities.

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

North American Financial Holdings, Inc. Investment

On September 30, 2010, (the “Transaction Date”) the Company completed the issuance and sale to NAFH of 7,000 shares of common stock, 70 shares of Series B Preferred Stock and a warrant (the “Warrant”) to purchase up to 11,667 shares of Common Stock of the Company (the “Warrant Shares”) for aggregate consideration of $175,000 (the “Investment”). The consideration was comprised of approximately $162,840 in cash and approximately $12,160 in the form of a contribution to the Company of all 37 outstanding shares of Series A Preferred Stock previously issued to the U.S. Treasury Department (“Treasury”) under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s common stock, which NAFH purchased directly from the Treasury. The Series A Preferred Stock and the related warrant were retired on September 30, 2010 and are no longer outstanding. The 70 shares of Series B Preferred Stock received by NAFH converted into an aggregate of 4,667 shares of common stock following shareholder approval of an amendment to increase the number of authorized shares of common stock to 50,000. The Warrant is exercisable, in whole or in part, and from time to time, from September 30, 2010 to March 30, 2012, at an exercise price of $15.00 per Warrant Share.

As a result of the Investment, pursuant to which NAFH acquired approximately 99% (which has subsequently been reduced to approximately 94% as a result of the Rights Offering) of the voting securities of the Company, the Company followed the acquisition method of accounting as required by the Business Combinations Topic of the FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the accounting guidance the application of “push down” accounting was required.

Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. Acquisition accounting requires that the valuation of assets, liabilities, and non-controlling interests be recorded in the acquiree’s records as well. Accordingly, the Company’s Consolidated Financial Statements and transactional records prior to the NAFH Investment reflect the historical accounting basis of assets and liabilities and are labeled “Predecessor Company,” while such records subsequent to the NAFH Investment are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in the Company’s financial statements. This change in accounting basis is represented in the Consolidated Financial Statements by a vertical black line which appears between the columns entitled “Predecessor Company” and “Successor Company” on the statements and in the relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the NAFH Investment are not comparable.

In addition to the new accounting basis established for assets, liabilities and noncontrolling interests, acquisition accounting also requires the reclassification of any retained earnings from periods prior to the acquisition to be recognized as common share equity and the elimination of any accumulated other comprehensive income or loss and surplus within the Company’s Shareholders’ Equity section of the Company’s Consolidated Financial Statements. Accordingly, retained earnings and accumulated other comprehensive income at June 30, 2011 and December 31, 2010 represent only the results of operations subsequent to September 30, 2010, the date of the NAFH Investment.

Pursuant to the Investment Agreement, shareholders as of July 12, 2010 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $15.00 per share, subject to certain limitations (the “Rights Offering”). Approximately 533 shares of the Company’s common stock were issued in

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

exchange for net proceeds of approximately $7,764 upon completion of the Rights Offering on January 18, 2011. Subsequent to the Rights Offering, NAFH owned 94% of the Company’s outstanding common stock.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share is net income (loss) allocated to common shareholders divided by the weighted average number of common shares and vested restricted shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and restricted shares computed using the treasury stock method.

Earnings (loss) per share have been computed based the following for the periods ended:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30, 2010	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2011
Weighted average number of common shares outstanding:
Basic	12,350	148	12,055	148
Dilutive effect of options outstanding	–	–	–	–
Dilutive effect of restricted shares	–	–	–	–
Dilutive effect of warrants outstanding	1,080	–	1,993	–

Diluted	13,430	148	14,048	148

The dilutive effect of stock options and warrants and the dilutive effect of unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

Weighted average anti-dilutive stock options and warrants and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30, 2010	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2011
Anti-dilutive stock options	6	8	7	8
Anti-dilutive restricted stock awards	–	0	–	0
Anti-dilutive warrants	–	24	5	24

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

(or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current guidance by (i) eliminating the option to present components of other comprehensive income (OCI) as part of the statement of changes in shareholders’ equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The amendments of ASU 2011-05 do not change the option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be reclassified to net income, or the computation of earnings per share (which continues to be based on net income). ASU 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of ASU 2011-05 will not have an impact on the Company’s consolidated financial condition or results of operations but will alter disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The amended guidance of ASU 2011-04 (i) clarifies how a principal market is determined, (ii) establishes the valuation premise for the highest and best use of nonfinancial assets, (iii) addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, (iv) extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and (v) requires additional disclosures including transfers between Level 1 and Level 2 of the fair value hierarchy, quantitative and qualitative information and a description of an entity’s valuation process for Level 3 fair value measurements, and fair value hierarchy disclosures for financial instruments not measured at fair value. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of ASU 2011-04 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Management is currently evaluating the impact the new guidance will have on the consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

Note 2—Equity Method Investment in Capital Bank, NA

On April 29, 2011, the Company’s primary operating subsidiary, TIB Bank, was merged with and into NAFH Bank, an affiliate institution which had been wholly-owned by the Company’s controlling shareholder, NAFH, preceding the Merger. Pursuant to the merger agreement dated April 27, 2011, between NAFH Bank and the Bank, the Company exchanged its 100% ownership interest in TIB Bank for an approximately 53% ownership interest in the surviving combined entity, NAFH Bank. NAFH is deemed to control NAFH Bank due to NAFH’s 94% ownership interest in the Company and NAFH’s direct ownership of the remaining 47% interest in NAFH Bank subsequent to the Merger. Accordingly, subsequent to April 29, 2011, the Company began to account for its ownership in NAFH Bank under the equity method of accounting and the assets and liabilities of the Bank were de-consolidated from the Company’s balance sheet. The deconsolidation resulted in a significant decrease in the total assets and total liabilities of the Company in the second quarter of 2011. Accordingly, as of June 30, 2011, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet and subsequent to the Merger Date, interest income and interest expense are the result of cash deposited in Capital Bank, NA and the outstanding trust preferred securities issued by the Company, respectively.

On June 30, 2011, Capital Bank, a wholly-owned subsidiary of Capital Bank Corp., an affiliated bank holding company in which NAFH has an 83% ownership interest, was merged with and into NAFH Bank, with NAFH Bank as the surviving entity. Subsequently and as a result of that transaction, the Company’s ownership interest in NAFH Bank was reduced to 33%. In connection with the transaction, NAFH Bank also changed its name to Capital Bank, National Association.

The merger of the Bank into NAFH Bank and the subsequent merger of Capital Bank into NAFH Bank were restructuring transactions between commonly-controlled entities. The difference between the amount of the Company’s initial equity method investment in NAFH Bank, subsequent to the merger, and the Company’s investment in the Bank, immediately preceding the merger, was accounted for as a reduction in additional paid in capital. The amount of the equity method investment in NAFH Bank on April 29, 2011, immediately subsequent to the merger, was equal to approximately 53% of the total shareholders’ equity of NAFH Bank post-merger (the combined entity). Additionally, at the time of the merger, due to the de-consolidation of the Bank, the balance of accumulated other comprehensive income was reclassified as additional paid in capital. As the Company began to account for its investment in the combined entity under the equity method, the change in the Company’s equity method investment between April 29, 2011 and June 30, 2011, immediately preceding the merger of

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

Capital Bank into NAFH Bank, was related to the Company’s proportional share of the net income and other comprehensive income of NAFH Bank during that period. Subsequent to and as a result of the Capital Bank merger, the Company’s equity method investment increased to equal its proportional ownership of Capital Bank, NA with the increase being recorded as an increase in additional paid in capital. Cumulatively, the mergers resulted in a net decrease in the total shareholders’ equity of the Company of $10,613.

Subsequent to the mergers, NAFH, the Company and Capital Bank Corp. made contributions of additional capital to Capital Bank, NA of $4,695, $5,241 and $6,063, respectively, in proportion to their respective ownership interests in Capital Bank, NA. The contributions were made to provide additional capital support for the general business operations of Capital Bank, NA.

At June 30, 2011, the Company’s net investment of $199,927 in Capital Bank, NA, was recorded in the Consolidated Balance Sheet as “Equity method investment in Capital Bank, NA.” The Company’s share of earnings of $658 was recorded in “Equity in income from investment in Capital Bank, NA.” in the Company’s Consolidated Statement of Income for the three and six months ended June 30, 2011

The following table presents summarized financial information for the Company’s equity method investee; Capital Bank, NA:

(Successor Company)	Period From April 29, 2011 Through June 30, 2011
Interest income	$20,710
Interest expense	3,280

Net interest income	17,430
Provision for loan losses	6,496
Non-interest income	4,465
Non-interest expense	13,388
Net income	$1,248

Note 3—Investment Securities

As discussed in Note 2, due to the deconsolidation of the Bank during the second quarter of 2011, no investment securities are reported on the Company’s consolidated balance sheet as of June 30, 2011. The amortized cost, estimated fair value and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities available for sale at December 31, 2010 are presented below:

	December 31, 2010
(Successor Company)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$40,980	$15	$296	$40,699
States and political subdivisions—tax exempt	3,082	2	25	3,059
States and political subdivisions—taxable	2,308	–	151	2,157
Marketable equity securities	102	–	28	74
Mortgage-backed securities—residential	372,409	946	4,152	369,203
Corporate bonds	2,104	1	–	2,105
Collateralized debt obligation	807	–	12	795

	$421,792	$964	$4,664	$418,092

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

Proceeds from sales and calls of securities available for sale were $17,550 and $20,144 for the three and six months ended June 30, 2011, respectively. Gross gains of approximately $0 and $12 were realized on these sales and calls during the three and six months ended June 30, 2011, respectively.

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position, are as follows:

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
(Successor Company)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$14,304	$296	–	–	$14,304	$296
States and political subdivisions—tax exempt	2,458	25	–	–	2,458	25
States and political subdivisions-taxable	2,157	151	–	–	2,157	151
Marketable equity securities	74	28	–	–	74	28
Mortgage-backed securities— residential	213,153	4,152	–	–	213,153	4,152
Corporate bonds	–	–	–	–	–	–
Collateralized debt obligation	795	12	–	–	795	12

Total temporarily impaired	$232,941	$4,664	$–	$–	$232,941	$4,664

Note 4—Loans

As discussed in Note 2, due to the deconsolidation of the Bank during the second quarter of 2011, no loans are reported on the Company’s consolidated balance sheet as of June 30, 2011. Major classifications of loans as of December 31, 2010 are as follows:

(Successor Company)	December 31, 2010
Real estate mortgage loans:
Commercial	$612,455
Residential	225,850
Construction and vacant land	38,956
Commercial and agricultural loans	60,642
Indirect auto loans	28,038
Home equity loans	29,658
Other consumer loans	8,730

Total loans	1,004,329

Net deferred loan costs	301

Loans, net of deferred loan costs	$1,004,630

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

(Successor Company)	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Balance, beginning of period	$250,840	$263,381
New loans purchased	–	–
Accretion of income	(4,518)	(17,059)
Reclassifications from nonaccretable difference	–	–
Reduction due to deconsolidation of the Bank	(246,322)	(246,322)

Balance, end of period	$–	$–

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to the NAFH Investment. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of the NAFH Investment. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	the estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	the estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

Note 5—Allowance for Loan Losses

As discussed in Note 2, due to the deconsolidation of the Bank during the second quarter of 2011, no loans or allowance for loan losses were reported on the Company’s consolidated balance sheet as of June 30, 2011. Activity in the allowance for loan losses for the three and six months ended June 30, 2011 and 2010 follows:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Balance, beginning of period	$877	$27,829	$402	$29,083
Provision for loan losses charged to expense	136	7,700	621	12,625
Loans charged off	(14)	(8,634)	(24)	(14,987)
Recoveries of loans previously charged off	–	815	–	989
Reduction due to deconsolidation of the Bank	(999)	–	(999)	–

Balance, end of period	$–	$27,710	$–	$27,710

Roll forward of allowance for loan losses for the three months ended June 30, 2011:

(Successor Company)	March 31, 2011	Provision	Net Charge-offs	Reduction Due to Deconsolidation of the Bank	June 30, 2011
Real estate mortgage loans:
Commercial	$158	$50	$–	$(208)	$–
Residential	341	29	–	(370)	–
Construction and vacant land	61	14	–	(75)	–
Commercial and agricultural loans	55	(18)	–	(37)	–
Indirect auto loans	217	65	(14)	(268)	–
Home equity loans	30	(5)	–	(25)	–
Other consumer loans	15	1	–	(16)	–

Total loans	$877	$136	$(14)	$(999)	$–

Roll forward of allowance for loan losses for the six months ended June 30, 2011:

(Successor Company)	December 31, 2010	Provision	Net Charge-offs	Reduction Due to Deconsolidation of the Bank	June 30, 2011
Real estate mortgage loans:
Commercial	$7	$201	$–	$(208)	$–
Residential	164	206	–	(370)	–
Construction and vacant land	–	75	–	(75)	–
Commercial and agricultural loans	24	13	–	(37)	–
Indirect auto loans	184	108	(24)	(268)	–
Home equity loans	14	11	–	(25)	–
Other consumer loans	9	7	–	(16)	–

Total loans	$402	$621	$(24)	$(999)	$–

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

	Allowance for Loan Losses			Loans
(Successor Company) December 31, 2010	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired
Real estate mortgage loans:
Commercial	$–	$7	$–	$–	$552	$599,820
Residential	–	164	–	–	11,868	213,983
Farmland	–	–	–	–	–	12,083
Construction and vacant land	–	–	–	–	–	38,956
Commercial and agricultural	–	24	–	–	4,901	55,740
Indirect auto loans	–	184	–	–	6,295	21,744
Home equity loans	–	14	–	–	25,305	4,353
Other consumer loans	–	9	–	–	5,546	3,183

Total loans	$–	$402	$–	$–	$54,467	$949,862

Note 6—Capital Adequacy

The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements result in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At June 30, 2011 the Company maintained capital ratios exceeding the requirement to be considered adequately capitalized. These minimum ratios along with the actual ratios for the Company as of June 30, 2011 and December 31, 2010 are presented in the following table.

(Successor Company)	Adequately Capitalized Requirement		June 30, 2011 Actual	December 31, 2010 Actual
Tier 1 Capital (to Average Assets)	≥	4.0%	28.5%	8.2%
Tier 1 Capital (to Risk Weighted Assets)	≥	4.0%	98.4%	13.3%
Total Capital (to Risk Weighted Assets)	≥	8.0%	98.4%	13.4%

Management believes, as of June 30, 2011, that the Company met all capital requirements to which it is subject. Tier 1 Capital for the Company includes the trust preferred securities that were issued in September 2000, July 2001 and June 2006 to the extent allowable.

On September 22, 2010, the Federal Reserve Bank of Atlanta (FRB) and the Company entered into a written agreement (the “Written Agreement”) where the Company agreed, among other things, that it will not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the FRB.

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

On January 18, 2011, the Company concluded a rights offering wherein legacy shareholders of rights to purchase up to 1,489 shares of common stock, at a price of $15.00 per share, acquired 533 shares of newly issued common stock. The rights offering resulted in net proceeds of $7,764. The record date for the rights offering was July 12, 2010.

Note 7—Fair Value Measurements

ASC 820-10 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

As discussed in Note 2, due to the deconsolidation of the Bank during the second quarter of 2011, the Company had no assets or liabilities measured at fair value on a recurring or non recurring basis as of June 30, 2011.

Valuation of Securities Available for Sale

The fair values of securities available for sale are determined by: 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs); 2) matrix pricing, which is a mathematical technique widely used in the financial markets to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs); and 3) for collateralized debt obligations and certain other assets and liabilities recorded at fair value in connection with the application of the acquisition method of accounting, custom discounted cash flow modeling (Level 3 inputs).

As of December 31, 2010, the Company owned a collateralized debt security where the underlying collateral is comprised primarily of trust preferred securities of banks and insurance companies. The inputs used in determining the estimated fair value of this security are Level 3 inputs. In determining its estimated fair value, management utilizes a discounted cash flow modeling valuation approach. Discount rates utilized in the modeling of this security are estimated based upon a variety of factors including the market yields of publicly traded trust preferred securities of larger financial institutions and other non-investment grade corporate debt. Cash flows utilized in the modeling of this security were based upon actual default history of the underlying issuers and issuer specific assumptions of estimated future defaults of the underlying issuers.

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals and other available

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

observable market information. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 are summarized below:

	Fair Value Measurements at December 31, 2010 Using
(Successor Company)	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government agencies and corporations	$40,699	$–	$40,699	$–
States and political subdivisions—tax exempt	3,059	–	3,059	–
States and political subdivisions—taxable	2,157	–	2,157	–
Marketable equity securities	74	74	–	–
Mortgage-backed securities—residential	369,203	–	369,203	–
Corporate bonds	2,105	–	2,105	–
Collateralized debt obligations	795	–	–	795

Available for sale securities	$418,092	$74	$417,223	$795

The tables below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and six months ended June 30, 2010 and held at June 30, 2010, respectively.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Collateralized Debt Obligations
(Predecessor Company)	Three months Ended June 30, 2010	Six months Ended June 30, 2010
Balance, beginning of period	$769	$759
Included in earnings—other than temporary impairment	–	–
Included in other comprehensive income	(11)	(1)
Transfer in to Level 3	–	–

Balance, end of period	$758	$758

TIB Financial Corp. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

June 30, 2011

(Dollars and shares in thousands except per share data)

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements at December 31, 2010 Using
(Successor Company)	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other real estate owned	$25,673	$–	$–	$25,673
Other repossessed assets	104	–	104	–

The carrying amounts and estimated fair values of financial instruments, at June 30, 2011 and December 31, 2010 are as follows:

	June 30, 2011		December 31, 2010
(Successor Company)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$6,145	$6,145	$153,794	$153,794
Investment securities available for sale	–	–	418,092	418,092
Loans, net	–	–	1,004,228	995,744

Federal Home Loan Bank and Independent Bankers’ Bank stock	–	–	9,621	NM
Accrued interest receivable	–	–	4,917	4,917

Financial liabilities:
Non-contractual deposits	$–	$–	$648,019	$648,019
Contractual deposits	–	–	719,006	719,328
Federal Home Loan Bank Advances	–	–	131,116	130,906
Short-term borrowings	–	–	47,158	47,156
Subordinated debentures	23,031	23,240	22,887	25,267
Accrued interest payable	2,904	2,904	7,260	7,260

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, non contractual which consists of demand deposits and deposits that reprice frequently and fully. The methods for determining the fair values for securities were described previously. For loans, contractual deposits, which consist of deposits with infrequent repricing or repricing limits and debt, fair value is based on discounted cash flows using current market rates. It was not practicable to determine the fair value of FHLB and IBB stock due to restrictions placed on their transferability. The fair value of off balance sheet items is not considered material.

TIB Financial Corp.

Consolidated Financial Statements as of and for the

Years Ended December 31, 2010, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

TIB Financial Corp.

Naples, Florida

We have audited the accompanying consolidated balance sheets of TIB Financial Corp. as of December 31, 2010 (Successor) and 2009 (Predecessor), and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the three-month period ended December 31, 2010 (Successor), the nine-month period ended September 30, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor). The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TIB Financial Corp. as of December 31, 2010 (Successor) and 2009 (Predecessor), and the results of its operations and its cash flows for the three-month period ended December 31, 2010 (Successor), the nine-month period ended September 30, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor), in conformity with U.S. generally accepted accounting principles.

/s/Crowe Horwath LLP

Crowe Horwath LLP

Fort Lauderdale, Florida

March 31, 2011

TIB Financial Corp. and Subsidiaries

Consolidated Balance Sheets

As of December 31,

(Dollars and shares in thousands, except per share data)	Successor Company	Predecessor Company
	2010	2009
Assets
Cash and due from banks	$153,794	$167,402
Investment securities available for sale	418,092	250,339
Loans, net of deferred loan costs and fees	1,004,630	1,197,516
Less: Allowance for loan losses	402	29,083

Loans, net	1,004,228	1,168,433

Premises and equipment, net	43,153	40,822
Goodwill	29,999	622
Intangible assets, net	11,406	6,667
Other real estate owned	25,673	21,352
Deferred income tax asset	19,973	–
Accrued interest receivable and other assets	50,548	49,770

Total assets	$1,756,866	$1,705,407

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$198,092	$171,821
Interest-bearing	1,168,933	1,197,563

Total deposits	1,367,025	1,369,384

Federal Home Loan Bank (FHLB) advances	131,116	125,000
Short-term borrowings	47,158	80,475
Long-term borrowings	22,887	63,000
Accrued interest payable and other liabilities	11,930	12,030

Total liabilities	1,580,116	1,649,889

Commitments and Contingencies (Notes 1, 6 and 17)

Shareholders’ Equity
Preferred stock—$.10 par value: 5,000 shares authorized, 0 and 37 shares issued and outstanding, liquidation preference of $0 and $37,697, respectively	–	33,730
Common stock—$.10 par value: 750,000 and 100,000 shares authorized, 11,817 and 150 shares issued, 11,817 and 149 shares outstanding, respectively	1,182	15
Additional paid in capital	177,316	76,154
Retained earnings (accumulated deficit)	560	(49,994)
Accumulated other comprehensive loss	(2,308)	(3,818)
Treasury stock	–	(569)

Total shareholders’ equity	176,750	55,518

Total Liabilities and Shareholders’ Equity	$1,756,866	$1,705,407

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Operations

	Successor Company	Predecessor Company
(Dollars and shares in thousands, except per share data)	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Interest and dividend income
Loans, including fees	$13,698	$45,471	$68,925	$77,875
Investment securities:
U.S. Government agencies and corporations	1,802	6,347	11,395	7,610
States and political subdivisions, tax-exempt	14	137	299	316
States and political subdivisions, taxable	36	106	143	150
Other investments	17	26	212	385
Interest-bearing deposits in other banks	103	204	124	104
Federal Home Loan Bank stock	11	26	24	350
Federal funds sold and securities purchased under agreements to resell	–	–	5	1,374

Total interest and dividend income	15,681	52,317	81,127	88,164

Interest expense
Interest-bearing demand and money market	548	1,994	4,052	6,581
Savings	128	418	2,142	669
Time deposits of $100 or more	931	5,419	8,587	10,296
Other time deposits	935	5,972	12,865	15,050
Long-term debt—subordinated debentures	458	1,119	1,578	2,267
Federal Home Loan Bank advances	233	3,590	5,199	6,058
Short-term borrowings	15	69	104	1,392
Long-term borrowings	1	854	1,209	1,191

Total interest expense	3,249	19,435	35,736	43,504

Net interest income	12,432	32,882	45,391	44,660
Provision for loan losses	402	29,697	42,256	28,239

Net interest income after provision for loan losses	12,030	3,185	3,135	16,421

Non-interest income
Service charges on deposit accounts	864	2,585	4,165	2,938
Fees on mortgage loans originated and sold	449	1,219	1,143	775
Investment advisory and trust fees	354	948	997	555
Loss on sale of indirect auto loans	–	(344)	–	–
Other income	1,043	2,283	3,510	1,865
Investment securities gains, net	–	2,635	5,058	1,077
Other-than-temporary impairment losses on investments prior to April 1, 2009 adoption of ASC 320-10-65-1	–	–	(23)	(6,426)
Other-than-temporary impairment losses on investments subsequent to April 1, 2009
Gross impairment losses	–	–	(740)	N/A
Less: Impairments recognized in other comprehensive income	–	–	–	N/A

Net impairment losses recognized in earnings subsequent to April 1, 2009	–	–	(740)	N/A

Total non-interest income	2,710	9,326	14,110	784

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Operations

(Continued)

Successor Company		Predecessor Company
(Dollars and shares in thousands, except per share data)	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Non-interest expense
Salaries and employee benefits	6,632	19,859	28,594	24,534
Net occupancy and equipment expense	2,051	6,948	9,442	8,539
Goodwill impairment	–	–	5,887	–
Foreclosed asset related expense	536	21,687	2,847	794
Other expense	4,704	16,822	18,572	17,121

Total non-interest expense	13,923	65,316	65,342	50,988

Income (loss) before income taxes	817	(52,805)	(48,097)	(33,783)
Income tax expense (benefit)	257	–	13,451	(12,853)

Net income (loss)	$560	$(52,805)	$(61,548)	$(20,930)

Preferred dividends earned by preferred shareholders and discount accretion	–	2,009	2,662	165
Gain on retirement of Series A preferred allocated to common shareholders	–	(24,276)

Net income (loss) allocated to common shareholders	$560	$(30,538)	$(64,210)	$(21,095)

Basic income (loss) per common share	$0.05	$(205.64)	$(433.27)	$(145.02)

Diluted income (loss) per common share	$0.03	$(205.64)	$(433.27)	$(145.02)

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars and shares in thousands except per share data)

Predecessor Company	Preferred Shares Series A	Preferred Stock Series A	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance, January 1, 2008	–	$–	136	$14	$57,404	$39,151	$240	$(569)	$96,240

Cumulative-effect adjustment for split-dollar life insurance postretirement benefit						(141)			(141)
Comprehensive loss:
Net loss						(20,930)			(20,930)
Other comprehensive loss, net of tax:
Net market valuation adjustment on securities available for sale							(4,195)
Add: reclassification adjustment for losses net of tax benefit of 2,013							3,336
Other comprehensive loss, net of tax benefit of $523									(859)

Comprehensive loss									$(21,789)

Private placement of common shares			13	1	9,935				9,936
Exercise of stock options			–	0	98				98
Preferred stock issued with common stock warrants	37	$32,889			4,103				36,992
Preferred stock discount accretion		31	–			(31)			–
Stock-based compensation and related tax effect					655				655
Common stock dividends declared					2,435	(2,437)			(2)
Cash dividends declared, $5.89 per common share						(875)			(875)

Balance, December 31, 2008	37	$32,920	149	$15	$74,630	$14,737	$(619)	$(569)	$121,114

Comprehensive loss:
Net loss						(61,548)			(61,548)
Other comprehensive loss:
Net market valuation adjustment on securities available for sale							1,096
Less: reclassification adjustment for gains							(4,295)
Other comprehensive loss									(3,199)

Comprehensive loss									$(64,747)

Issuance costs associated with preferred stock issued					(48)				(48)
Preferred stock discount accretion		810				(810)			–
Stock-based compensation and related tax effect					484				484
Common stock dividends declared					1,088	(1,088)			–
Cash dividends declared, preferred stock						(1,285)			(1,285)

Balance, December 31, 2009	37	$33,730	149	$15	$76,154	$(49,994)	$(3,818)	$(569)	$55,518

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars and shares in thousands except per share data)

Predecessor Company
	Preferred Shares Series A	Preferred Stock Series A	Common Shares	Common Stock	Additional Paid in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance, January 1, 2010	37	$33,730	149	$15	$76,154	$(49,994)	$(3,818)	$(569)	$55,518

Comprehensive loss:
Net loss						(52,805)			(52,805)
Other comprehensive income:
Net market valuation adjustment on securities available for sale							5,896
Add: reclassification adjustment for gains							(2,635)
Other comprehensive loss, net of tax benefit of $523									3,261

Comprehensive income									$(49,544)

Preferred stock discount accretion		572				(572)			–
Stock-based compensation and related tax effect					785				785

Balance, September 30, 2010	37	$34,302	149	$15	$76,939	$(103,371)	$(557)	$(569)	$6,759

Successor Company
	Preferred Shares Series B	Preferred Stock Series B	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Shareholders’ Equity
Balance, September 30, 2010	70	$70,000	7,149	$715	$107,783	$–	$–	$–	$178,498
Comprehensive loss:
Net income						560			560
Other comprehensive loss:
Net market valuation adjustment on securities available for sale							(2,308)		(2,308)
Comprehensive loss								–	$(1,748)
Conversion of Preferred Stock, Series B	(70)	(70,000)	4,667	467	69,533				–
Reverse stock split fractional shares			1	0	0				0

Balance, December 31, 2010	–	$–	11,817	$1,182	$177,316	$560	$(2,308)	$–	$176,750

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars and shares in thousands except per share data)

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Cash flows from operating activities:
Net income (loss)	$560	$(52,805)	$(61,548)	$(20,930)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Accretion of acquired loans	(13,334)	–	–	–
Depreciation and amortization	138	3,572	4,516	4,008
Provision for loan losses	402	29,697	42,256	28,239
Deferred income tax benefit (loss)	681	–	10,998	(4,848)
Investment securities net realized gains	–	(2,635)	(5,058)	(1,077)
Net amortization of investment premium/discount	1,731	2,330	2,031	(31)
Write-down of investment securities	–	–	763	6,426
Goodwill impairment	–	–	5,887	–
Stock based compensation	–	785	690	737
(Gain) loss on sale of OREO	–	55	168	(2)
OREO Valuation Adjustments	–	19,116	1,812	–
Loss on sale of indirect auto loans	–	344	–	–
Other	(357)	193	140	(247)
Mortgage loans originated for sale	(22,194)	(56,265)	(60,439)	(42,518)
Proceeds from sales of mortgage loans	18,942	55,383	57,778	46,836
Fees on mortgage loans sold	(449)	(1,218)	(1,105)	(767)
Change in accrued interest receivable and other asset	(1,134)	4,681	1,894	(5,750)
Change in accrued interest payable and other liabilities	(10,022)	6,576	(4,118)	(869)

Net cash provided by (used in) operating activities	(25,036)	9,809	(3,335)	9,207

Cash flows from investing activities:
Purchases of investment securities available for sale	(164,028)	(335,038)	(728,578)	(160,943)
Sales of investment securities available for sale	–	188,601	525,359	51,135
Repayments of principal and maturities of investment securities available for sale	49,824	90,955	209,566	37,696
Acquisition of Naples Capital Advisors business	–	(296)	(148)	(1,378)
Net cash received in acquisition of operations-Riverside Bank of the Gulf Coast	–	–	271,397	–
Net (purchase) sale of FHLB stock	365	749	1,277	(2,843)
Principal repayments on loans, net of loans originated or acquired	24,855	27,168	(30,111)	(117,411)
Purchases of premises and equipment	(319)	(12,629)	(2,760)	(1,041)
Proceeds from sales of loans	–	26,902	3,500	–
Proceeds from sales of OREO	5,932	6,794	4,122	837
Proceeds from disposal of premises, equipment and intangible assets	–	41	51	39

Net cash provided by (used in) investing activities	(83,371)	(6,753)	253,675	(193,909)

Cash flows from financing activities:
Net increase (decrease) in demand, money market and savings accounts	50,260	(107,167)	82,350	(90,211)
Net increase (decrease) in time deposits	(10,739)	97,546	(61,122)	98,890
Net change in brokered time deposits	(314)	(37,365)	(106,577)	77,031
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	3,329	(36,647)	8,116	(6,499)
Net change short term FHLB advances	–	–	(70,000)	70,000
Increase in long term FHLB advances	–	–	–	92,900
Repayment of long term FHLB advances	–	–	(7,900)	(100,000)
Net change in long term repurchase agreements	(10,000)	(20,000)	–	–
Net proceeds from North American Financial Holdings, Inc. Investment	–	162,840	–	–

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars and shares in thousands except per share data)

(Continued)

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Income tax effect related to stock-based compensation	–	–	(206)	(82)
Net proceeds from issuance costs of preferred stock and common warrants	–	–	(48)	36,992
Net proceeds from issuance of common shares	–	–	–	10,033
Cash dividends paid to preferred shareholders	–	–	(1,285)	(1,677)

Net cash provided by (used in) financing activities	32,536	59,207	(156,672)	187,377

Net increase (decrease) in cash and cash equivalents	(75,871)	62,263	93,668	2,675

Cash and cash equivalents at beginning of period	229,665	167,402	73,734	71,059

Cash and cash equivalents at end of period	$153,794	$229,665	$167,402	$73,734

Supplemental disclosures of cash paid:
Interest	$4,578	$16,303	$38,291	$44,504
Income taxes	–	–	–	125

Supplemental disclosures of non-cash transactions:
Financing of sale of premises and equipment to third parties	$–	$–	$–	$60
Fair value of noncash assets acquired	–	–	49,193	1,416
Fair value of liabilities assumed	–	–	320,594	40
Transfer of loans to OREO	1,992	35,007	27,547	6,961
Transfer of OREO to Premises and Equipment	–	–	2,941	2,391
Exchange of Preferred Series A for common shares issued in NAFH Investment	–	12,160	–	–

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 1—Summary of Significant Accounting Policies

Principles of Consolidation and Nature of Operations

TIB Financial Corp. is a bank holding company headquartered in Naples, Florida, whose business is conducted primarily through our wholly-owned subsidiaries, TIB Bank (the “Bank) and Naples Capital Advisors, Inc. Together with its subsidiaries, TIB Financial Corp. (collectively the “Company”) has a total of twenty-seven full service banking offices. On February 13, 2009, TIB Bank acquired the deposits (excluding brokered deposits), branch office operations and certain assets from the FDIC as receiver of the former Riverside Bank of the Gulf Coast (“Riverside”). On September 25, 2009, The Bank of Venice, acquired by the Company in April 2007, was merged into TIB Bank. The consolidated financial statements include the accounts of TIB Financial Corp. (Parent Company) and its wholly-owned subsidiaries, TIB Bank and subsidiaries, and Naples Capital Advisors, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation. Additionally, TIBFL Statutory Trust I, TIBFL Statutory Trust II and TIBFL Statutory Trust III were formed in conjunction with the issuance of trust preferred securities as further discussed in Note 11. The Company is not considered the primary beneficiary of the trusts (variable interest entities), therefore the trusts are not consolidated in the Company’s consolidated financial statements, but rather the subordinate debentures are presented as a liability.

TIB Bank is the Company’s primary operating subsidiary. The Bank provides banking services from its twenty-seven branch locations in Monroe, Miami-Dade, Collier, Lee, and Sarasota counties, Florida. The Bank offers a wide range of commercial and retail banking and financial services to businesses and individuals. Account services include checking, interest-bearing checking, money market, certificates of deposit and individual retirement accounts. The Bank offers all types of commercial loans, including: owner-operated commercial real estate; acquisition, development and construction; income-producing properties; working capital; inventory and receivable facilities; and equipment loans. Consumer loan products include residential real estate, installment loans, home equity, home equity lines, and indirect auto loans.

Share and per share amounts have been adjusted to account for the effects of six one percent stock dividends declared by the Board of Directors during 2008 and 2009 which were distributed July 17, 2008, October 10, 2008, January 10, 2009, April 10, 2009, July 10, 2009 and October 10, 2009 to all TIB Financial Corp. common shareholders of record as of July 7, 2008, September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, respectively and the effects of the 1 for 100 reverse stock split effective after the close of business on December 15, 2010. As a result of the reverse stock split, every 100 shares of the Company’s common stock issued and outstanding immediately prior to the effective time were combined and reclassified into 1 share of common stock.

North American Financial Holdings, Inc. Investment

On September 30, 2010, (the “Transaction Date”) the Company completed the issuance and sale to North American Financial Holdings, Inc. (“NAFH”) of 7,000 shares of common stock, 70 shares of Series B Preferred Stock and a warrant (the “Warrant”) to purchase up to 11,667 shares of Common Stock of the Company (the “Warrant Shares”) for aggregate consideration of $175,000 (the “Investment”). The consideration was comprised of approximately $162,840 in cash and approximately $12,160 in the form of a contribution to the Company of all 37 outstanding shares of Series A Preferred Stock previously issued to the U.S. Treasury Department (“Treasury”) under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s common stock, which NAFH purchased directly from the Treasury. The Series A Preferred Stock and the related warrant were retired on September 30, 2010 and are no longer outstanding. The 70 shares of Series B Preferred Stock received by NAFH converted into an aggregate of 4,667 shares of common stock

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

following shareholder approval of an amendment to increase the number of authorized shares of common stock to 50,000. The Warrant is exercisable, in whole or in part, and from time to time, from September 30, 2010 to March 30, 2012, at an exercise price of $15.00 per Warrant Share.

As a result of the Investment, pursuant to which NAFH acquired approximately 99% (which has subsequently been reduced to approximately 94% as a result of the Rights Offering) of the voting securities of the Company, the Company followed the acquisition method of accounting as required by the Business Combinations Topic of the FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the rules of the SEC Staff Accounting Bulletin Topic 5J, New Basis of Accounting Required in Certain Circumstances (“SEC SAB T. 5J”) the application of “push down” accounting is required.

Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. Acquisition accounting requires that the valuation of assets, liabilities, and non-controlling interests be recorded in the acquiree’s records as well. Accordingly, the Company’s Consolidated Financial Statements and transactional records prior to the NAFH Investment reflect the historical accounting basis of assets and liabilities and are labeled “Predecessor Company,” while such records subsequent to the NAFH Investment are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in the Company’s financial statements. This change in accounting basis is represented in the Consolidated Financial Statements by a vertical black line which appears between the columns entitled “Predecessor Company” and “Successor Company” on the statements and in the relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the NAFH Investment are not comparable.

In addition to the new accounting basis established for assets, liabilities and noncontrolling interests, acquisition accounting also requires the reclassification of any retained earnings from periods prior to the acquisition to be recognized as common share equity and the elimination of any accumulated other comprehensive income or loss and surplus within the Company’s Shareholders’ Equity section of the Company’s Consolidated Financial Statements. Accordingly, retained earnings and accumulated other comprehensive income at September 30, 2010 represent only the results of operations subsequent to September 30, 2010, the date of the NAFH Investment.

Pursuant to the Investment Agreement, shareholders as of July 12, 2010 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $15.00 per share, subject to certain limitations. Approximately 533 shares of the Company’s common stock were issued in exchange for approximately $7,776 upon completion of the Rights Offering on January 18, 2011.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. A material estimate that is particularly susceptible to significant change in the near term is the allowance for loan losses. Another material estimate is the fair value and impairment of financial instruments. Changes in assumptions or in market conditions could significantly affect the fair value estimates.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta. Net cash flows are reported for customer loan and deposit transactions and short term borrowings.

Investment Securities and Other than Temporary Impairment

Investment securities which may be sold prior to maturity are classified as available for sale and are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. As of September 30, 2010, resulting from the application of acquisition accounting and related fair value adjustments, unrealized gains and losses on investment securities were eliminated as the recorded costs of these investments were adjusted to their fair values. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the balance sheets.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method based on the amortized cost of the security sold.

Management regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds fair value, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and our ability and intention with regard to holding the security. Future declines in the fair value of these or other securities may result in additional impairment charges which may be material to the financial condition and results of operations of the Company.

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The investment securities portfolio is evaluated for OTTI by segregating the portfolio into two general segments and applying the appropriate OTTI model. Investment securities classified as available for sale or held-to-maturity are generally evaluated for OTTI under FASB Accounting Standards Codification (“ASC”) 320-10-35. However, certain purchased beneficial interests, including non-agency mortgage-backed securities, asset-backed securities, and collateralized debt obligations, that had credit ratings at the time of purchase of below AAA are evaluated using the model outlined in ASC 325-40-35.

In determining OTTI under the ASC 320-10-35 model, management considers many factors, including but not limited to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

The second segment of the portfolio uses the OTTI guidance provided by ASC 325-10-35 that is specific to purchased beneficial interests that are rated below “AAA”. Under this model, the Company compares the present value of the remaining cash flows as estimated at the preceding evaluation date to the current expected remaining cash flows. An OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

When OTTI occurs under either model, the amount of the impairment recognized in earnings depends on whether we intend to sell the security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If we intend to sell or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the impairment is required to be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the impairment is separated into the amount representing the credit loss and the amount related to all other factors. The amount of impairment related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the impairment related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

Loans Held for Sale

The majority of residential fixed rate mortgage loans originated by TIB Bank are sold servicing released to third parties immediately with temporary recourse provisions. The recourse provisions may require the repurchase of the outstanding balance of loans which default within a limited period of time subsequent to the sale of the loan. The recourse periods vary by investor and extend up to seven months subsequent to the sale of the loan. All fees are recognized as income at the time of the sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. TIB Bank has not historically experienced significant losses resulting from the recourse provisions described above. Accordingly, management believes that no such provision or allowance is necessary as of December 31, 2010.

Loans Held for Investment

Loans held for investment are reported at the principal amounts outstanding, net of unamortized purchase discount or premium, nonrefundable loan fees and related direct loan origination costs. Unearned income and deferred net fees, costs, purchase premiums or discounts related to loans held for investment are recognized in interest income on an effective yield basis over the contractual loan term.

Nonaccrual loans are those for which management has discontinued accrual of interest because there exists significant uncertainty as to the full and timely collection of either principal or interest or, for commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans, such loans have become contractually past due 90 days with respect to principal or interest. Home equity loans and residential real estate loans are placed on nonaccrual when these loans are delinquent 90 days or more, or in foreclosure. Indirect auto loans and other consumer loans are placed on nonaccrual when these loans are delinquent 90 days or more. These loans are charged off or written down to their net realizable value when delinquency reaches 120 days. For commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans, interest accruals are also continued for loans that are both well-secured and in the process of collection. For this purpose, loans are considered well-secured if they are collateralized by property having a net realizable value in excess of the amount of principal and accrued interest outstanding or are guaranteed by a financially responsible and willing party. Loans are considered “in the process of collection” if collection is proceeding in due course either through legal action or other actions that are reasonably expected to result in the prompt repayment of the debt or in its restoration to current status. For all loans, past due status is determined based on the contractual terms of the loan and the actual number of days since the due date of the earliest unpaid payment.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

When a loan is placed on nonaccrual status, all previously accrued but uncollected interest is reversed against current period operating results. When full collection of the outstanding principal balance is in doubt, subsequent payments received are first applied to unpaid principal and then to uncollected interest. A loan may be returned to accrual status at such time as the loan is brought fully current as to both principal and interest, and, in management’s judgment, such loan is considered to be fully collectible on a timely basis. However, the Company’s policy also allows management to continue the recognition of interest income on certain commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans placed on nonaccrual status. This portion of the nonaccrual portfolio is referred to as “Cash Basis Nonaccrual” loans. This policy only applies to loans that are well-secured and in management’s judgment are considered to be fully collectible but the timely collection of payments is in doubt. Although the accrual of interest is suspended, interest income is recognized as it is received.

A troubled debt restructuring is a restructuring of a loan in which a concession is granted to a borrower experiencing financial difficulty. A loan is accounted for as a troubled debt restructured loan (“TDR”) if the Company, for reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise grant. A TDR typically involves a modification of terms such as a reduction of the interest rate below the current market rate for a loan with similar risk characteristics or the waiving of certain financial loan covenants without corresponding offsetting compensation or additional support. The Company measures the impairment loss of a TDR using the methodology for individually impaired loans.

Purchased Credit-Impaired Loans

Loans acquired in a transfer, including business combinations and transactions similar to the Investment, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the purchased credit-impaired loans using the effective yield method, provided that the timing and amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Subsequent to acquisition, estimates of cash flows expected to be collected are updated each reporting period based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices), the Company charges the provision for credit losses, resulting in an increase to the allowance for loan losses. If the Company has probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the pool of loans. The impact of changes in variable interest rates are recognized prospectively as adjustments to interest income. The accounting pools of acquired loans are defined as of the date of acquisition of a portfolio of loans and are comprised of groups of loans with similar collateral types and credit risk.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Allowance for Loan Losses

The Company maintains an allowance for loan losses to absorb losses incurred in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated incurred losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of charge offs, net of recoveries. The Company’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formulaic allowance and the specific allowance for impaired loans. Management develops and documents its systematic methodology for determining the allowance for loan losses by first dividing its portfolio into segments—commercial mortgage, residential mortgage, construction and vacant land, commercial and agricultural, indirect auto, home equity and other consumer loans. The Company furthers divides the portfolio segments into classes based on initial measurement attributes, risk characteristics or its method of monitoring and assessing credit risk. The classes for the Company are as follows:

•	Commercial real estate mortgage—owner occupied, office building, hotel or motel, guest houses, retail, multi-family, and other;

•	Residential mortgage—primary residence, second residence and investment;

•	Land, lot and construction;

•	Consumer;

•	Indirect auto—prime and sub-prime; and

•	Home equity

The allowance is calculated by applying loss factors to outstanding loans. Loss factors are based on the Company’s historical loss experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. The Company derives the loss factors for all segments from pooled loan loss factors. Such pooled loan loss factors (for loans not individually graded) are based on expected net charge off ranges.

Loan loss factors, which are used in determining the allowance, are adjusted quarterly primarily based upon the changes in the level of historical net charge offs and parameter updates by management. Management estimates probable incurred losses in the portfolio based on a historical loss look-back period. The look-back period is representative of management’s expectations of relevant historical loss experience. Based upon the Company’s evaluation process, management believes that the look-back period is generally eight quarters.

Furthermore, based on management’s judgment, the Company’s methodology permits adjustments to any loss factor used in the computation of the allowance for significant factors, which affect the collectability of the portfolio as of the evaluation date, but are not reflected in the loss factors. By assessing the probable estimated incurred losses in the loan portfolio on a quarterly basis, management is able to adjust specific and inherent loss estimates based upon the most recent information that has become available. This includes changing the number of periods that are included in the calculation of the loss factors and adjusting qualitative factors to be representative of the economic cycle that management expects will impact the portfolio. Updates of the loss confirmation period are done when significant events cause management to reexamine data.

At December 31, 2010, substantially all of the Company’s loans are purchased credit-impaired loans. Estimates of cash flows expected to be collected for purchased credit-impaired loans are updated each reporting period. If the Company has probable decreases in expected cash flows to be collected after acquisition, the Company charges the provision for loan losses and establishes an allowance for loan losses.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The Company individually evaluates for impairment larger nonaccruing commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans. Residential mortgage and consumer loans are not individually evaluated for impairment unless they exceed $500 in recorded investment or represent troubled debt restructurings. Loans are considered impaired when the individual evaluation of current information regarding the borrower’s financial condition, loan collateral, and cash flows indicates that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest payments. Impaired loans are carried at the lower of the recorded investment in the loan, the present value of expected future cash flows discounted at the loan’s effective rate, the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. Excluded from the impairment analysis are large groups of smaller balance homogeneous loans such as consumer, indirect auto and residential mortgage loans, which are evaluated on a pool basis. The Company’s policy for recognition of interest income, charge offs of loans, and application of payments on impaired loans is the same as the policy applied to nonaccrual loans.

Significant risk characteristics considered in estimating the allowance for credit losses include the following:

•	Commercial and agricultural—industry specific economic trends and individual borrower financial condition

•

Construction and vacant land, farmland and commercial mortgage loans—type of property (i.e., residential, commercial, industrial) and geographic concentrations and risks and individual borrower financial condition

•	Residential mortgage, indirect auto and consumer—historical and expected future charge-offs, borrower’s credit, property collateral, and loan characteristics

Loans are charged off in whole or in part when they are considered to be uncollectible. For commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans, they are generally considered uncollectible based on an evaluation of borrower financial condition as well as the value of any collateral. For residential mortgage and consumer loans, this is generally based on past due status as discussed above, as well as an evaluation of borrower creditworthiness and the value of any collateral. Recoveries of amounts previously charged off are recorded as a recovery to the allowance for loan losses.

Premises and Equipment

Land is carried at cost. Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, building and related components are depreciated using the straight-line method with useful lives ranging from 3 to 40 years. Furniture, fixtures and equipment are depreciated using straight-line method with useful lives ranging from 1 to 40 years. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. For Federal income tax reporting purposes, depreciation is computed using primarily accelerated methods.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are initially recorded at fair value less cost to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs incurred after acquisition are generally expensed.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Goodwill and Other Intangible Assets

Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Other intangible assets include core deposit base premiums and customer relationship intangibles arising from acquisitions and are initially measured at fair value. The intangibles are being amortized using the straight-line method over estimated lives ranging from 5 to 15 years.

Long-lived Assets

Long-lived assets, including premises and equipment, core deposit and other intangible assets, are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Company Owned Life Insurance

The Company has purchased life insurance polices on certain key executives. These policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement, if applicable.

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

The predecessor company will file a consolidated Federal and Florida income tax return for the period ended September 30, 2010. The successor company will be included in NAFH’s consolidated Federal income tax return for the short period ended December 31, 2010 and will file a separate Florida income tax return for the short period ended December 31, 2010.

Stock Splits and Stock Dividends

Stock splits and stock dividends in excess of 20% are reported by transferring the par value of the stock issued from retained earnings to common stock. Stock dividends for 20% or less are reported by transferring the fair value, as of the ex-dividend date, of the stock issued from retained earnings to common stock and additional paid-in capital.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Effective December 15, 2010, the Company completed a reverse stock split of the Company’s issued and outstanding common stock at a ratio of 1:100. The number of authorized shares of common stock was correspondingly adjusted from 5,000,000,000 shares to 50,000,000 shares. As a result of the reverse stock split, every 100 shares of the Company’s common stock issued and outstanding immediately prior to the effective time were combined and reclassified into 1 share of common stock. Fractional shares resulting from the reverse stock split were rounded up to the nearest whole share.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share is net income (loss) allocated to common shareholders divided by the weighted average number of common shares and vested restricted shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and restricted shares computed using the treasury stock method.

Earnings (loss) per share have been computed based the following for the periods ended:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Weighted average number of common shares outstanding:
Basic	11,817	149	148	145
Dilutive effect of options outstanding	–	–	–	–
Dilutive effect of restricted shares	–	–	–	–
Dilutive effect of warrants outstanding	6,503	–	–	–

Diluted	18,320	149	148	145

The dilutive effect of stock options and warrants and the dilutive effect of unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

Weighted average anti-dilutive stock options and warrants and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Anti-dilutive stock options	8	8	7	7
Anti-dilutive restricted stock awards	–	0	1	1
Anti-dilutive warrants	13	24	24	11

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is regularly monitored, and additional collateral is obtained, provided or requested to be returned as appropriate.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are currently any such matters that will have a material effect on the financial statements.

Operating Segments

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis. As operating results for all segments are similar, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 19. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Recent Accounting Pronouncements

In January 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2011-1, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, to amend FASB Accounting Standards Codification (“ASC”) Topic 320, Receivables. The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In April 2010, the FASB issued ASU 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, to amend ASC Topic 320, Receivables. The amendments in this update provide that for acquired troubled loans which meet the criteria to be accounted for within a pool, modifications to one or more of these loans does not result in the removal of the modified loan from the pool even if the modification would otherwise be considered a troubled debt restructuring. The pool of assets in which the loan is included will continue to be considered for impairment. The amendments do not apply to loans not meeting the criteria to be accounted for within a pool. These amendments were effective for modifications of loans accounted for within pools occurring in the first interim or annual period ending on or after July 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements, to amend ASC Topic 855, Subsequent Events. The amendments in this update removed the requirement to disclose the date through which subsequent events have been evaluated and became effective immediately upon issuance. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation.

Note 2—Business Combinations

NAFH Investment

On September 30, 2010, the Company issued and sold to NAFH 7,000 shares of Common Stock, 70 shares of Series B Preferred Stock and a warrant to purchase up to 11,667 shares of Common Stock of the Company for aggregate consideration of $175,000. The consideration was comprised of approximately $162,840 in cash and

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

approximately $12,160 in the form of contribution to the Company of all 37 shares of preferred stock issued to the United States Department of the Treasury under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s Common Stock which NAFH purchased directly from the Treasury.

Immediately following the Investment, NAFH controlled 98.7% of the voting securities of the Company (which has been subsequently reduced to approximately 94% as a result of the Rights Offering) and followed the acquisition method of accounting and applied “acquisition accounting.” Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. As part of the valuation, intangible assets were identified and a fair value was determined as required by the accounting guidance for business combinations. Accounting guidance also requires the application of “push down accounting,” whereby the adjustments of assets and liabilities to fair value and the resultant goodwill are shown in the financial statements of the acquiree.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The methodology used to obtain the fair values to apply acquisition accounting is described in Note 19, “Fair Value Measurements of Financial Instruments” of these Consolidated Financial Statements. The following table summarizes the Investment Transaction:

	Originally Reported September 30, 2010	Measurement Period Adjustments	September 30, 2010
Fair value of assets acquired:
Cash and cash equivalents	$229,665	$–	$229,665
Securities available for sale	309,386	(66)	309,320
Loans	1,000,544	17,298	1,017,842
Goodwill and intangible assets, net	81,440	(39,671)	41,769
Other assets	119,856	18,731	138,587

Total assets acquired	$1,740,891	(3,708)	$1,737,183

Fair value of liabilities assumed:
Deposits	$1,331,149	(3,486)	$1,327,663
Long-term debt and other borrowings	210,438	(1,655)	208,783
Other liabilities	22,239	–	22,239

Total liabilities assumed	$1,563,826	(5,141)	$1,558,685

Net assets	177,065	1,433	178,498
Less: Non-controlling interest at fair value	5,955	–	5,955

	$171,110	1,433	$172,543
Underwriting, due diligence and legal costs	3,890	(1,433)	2,457

Purchase consideration	$175,000	$–	$175,000

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date to make preliminary estimates of the fair value of assets acquired and liabilities assumed. While the Company believes that information provides a reasonable basis for estimating the fair values, it expects to obtain additional information and evidence during the measurement period (not to exceed one year from the Transaction Date) that will likely result in changes to the estimated fair value amounts. Thus, the provisional measurements of fair value reflected are subject to change and such changes could be

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the Transaction Date. Based on the applicable accounting literature on business combinations, subsequent adjustments, if any, will be retrospectively recorded in future filings.

A summary and description of the assets, liabilities and non-controlling interests fair valued in conjunction with applying the acquisition method of accounting is as follows:

Cash and cash equivalents

The cash and cash equivalents of $229,665 held at the Transaction Date approximated the fair value on the Transaction Date and did not require a fair value adjustment.

Investment securities

Investment securities are reported at fair value and were $309,320 on the Transaction Date. To account for the NAFH Investment, the unamortized premium and discounts were recognized as acquisition accounting adjustments and the unrealized gain or loss on investment securities became the new premium or discount for each security held by the Company.

The fair value of the investment securities is primarily based on values obtained from third parties which are based on recent activity for the same or similar securities. Before the Transaction Date, the investment securities portfolio had a book value of $310,316 and a fair value of $309,320. The difference between the fair value and the current par value was recorded as the new premium or discount on a security by security basis.

Loans

All loans in the loan portfolio at the Transaction Date were evaluated and a fair value of $1,017,842 was assigned in accordance with the accounting guidance for receivables. All loans were considered to be purchase credit impaired loans or “PCI loans” with the exception of revolving lines of credit, loans collateralized by cash deposits and other types of loans with no real credit risk. The revolving lines of credit were also evaluated but are not considered PCI loans. A summary of the valuation for the PCI loans is in Note 5, “Loans” of these Consolidated Financial Statements.

Goodwill and intangible assets

As disclosed above, the excess of purchase consideration over the net assets being reported at fair value is the goodwill. The goodwill represents the value of the Company’s total franchise. This acquisition was nontaxable and, as a result, there is no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes. The intangible assets identified as part of the valuation of the NAFH Investment were Core Deposit Intangibles (“CDI”), Customer Relationship Intangibles (“CRI”) and Trade Names. All of the identified intangible assets are amortized as a non-interest expense over their estimated lives, except the TIB Bank and Naples Capital Advisors trade names.

Core Deposit Intangible

The CDI valuation is based on the Bank’s transaction related deposit accounts, interest rates on the deposits compared to the market rate on the Transaction Date and estimated life of those deposits. The value of non-interest bearing deposits comprises the largest portion of the CDI. The estimated value of the CDI is the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. The present value is calculated over the estimated life of the deposit base.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The type of deposit accounts evaluated for the CDI were demand deposit accounts, money market accounts and savings accounts.

Customer Relationship Intangible

The CRI was based on the assets under management by Naples Capital Advisors, Inc. on the Transaction Date. CRI is created when a customer relationship exists between an entity and its customer if the entity has information about the customer and has regular contact with the customer, and the customer has the ability to make direct contact with the entity. Customer relationships meet the contractual-legal criterion if an entity has a practice of establishing contracts with its customers, regardless of whether a contract exists at the acquisition date. Customer relationships also may arise through means other than contracts, such as through regular contact by sales or service representatives.

The value of the CRI is based on the present value of future cash flows arising from the management of investment accounts of customers generated from Naples Capital Advisors, Inc. based on the assets under management at September 30, 2010. The valuation of this intangible asset involves three steps: determining the useful life of the intangible asset, determining the resulting cash flows of the intangible and determining the discount rate.

The assets under management as of the Transaction Date were approximately $184,489.

Trade Name Intangible

Trademarks, service marks and other registered marks (collectively referred to as the “Trade Name”) can have great significance to customers. The function of a mark is to indicate to the consumer the sources from which goods and services originate. The trade names considered to have value are TIB Bank and Naples Capital Advisors.

The trade name value was based on the estimated income from each trade name used by the Company. The trade name for TIB Bank and Naples Capital Advisors has an indefinite life because there are not legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of an intangible asset to the reporting entity. The useful life of the asset shall be considered to be indefinite. The term indefinite does not mean the same as infinite or indeterminate. The useful life of an intangible asset is indefinite if that life extends beyond the foreseeable horizon—that is, there is no foreseeable limit on the period of time over which it is expected to contribute to the cash flows of the reporting entity.

Other Assets

A majority of the other assets held by the Company did not have a fair value adjustment as part of the purchase accounting since their carrying value approximated fair value such as accrued interest receivable. It was not practicable to determine the fair value of FHLB and IBB stock due to restrictions placed on their transferability. The most significant other asset impacted by the application of the acquisition method of accounting was the recognition of a net deferred tax asset of $19,262. The net deferred tax asset is primarily related to the recognition of differences between certain tax and book bases of assets and liabilities related to the acquisition method of accounting, including the fair value adjustments discussed elsewhere in this section, along with Federal and state net operating losses that the Company deemed realizable as of the acquisition date.

Deposits

Term deposits were not included as part of the CDI valuation. Instead, a separate valuation of term deposit liabilities was conducted due to the contractual time frame associated with these liabilities. The term deposits which were evaluated for acquisition accounting consisted of certificates of deposit, brokered deposits and

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Certificate of Deposit Account Registry Services (“CDARS”) CDs. The fair value of these deposits was determined by first stratifying the deposit pool by monthly maturity and calculating the interest rate for each maturity period. Then cash flows were projected by period and discounted to present value using current market interest rates. Based on the characteristics of the certificates, either a retail rate or a brokered certificate of deposit rate was used.

Certificates of deposit liabilities had a fair value of $730,034 as of September 30, 2010, compared to a carrying value of $724,899 for an amortizable premium of $5,135. Brokered Deposit liabilities had a fair value of $11,054 as of September 30, 2010 compared to a carrying value of $10,836 for an amortizable premium of $217. CDARs liabilities had a fair value of $9,453 as of September 30, 2010, compared to a carrying value of $9,363 million for an amortizable premium of $90. The Company will amortize these premiums into income as a reduction of interest expense on a level-yield basis over the weighted average term.

Long-term debt and other borrowings

Included in long-term debt and other borrowings in the summary table above are FHLB advances, securities sold under agreements to repurchase and trust preferred debt securities. These were fair valued by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments, current interest rates, and prepayment penalties. Once the cash flows were determined, a market rate for comparable debt was used to discount the cash flows to the present value. The Company will amortize the premium and accrete the discount into income on a level-yield basis over the contractual term as an adjustment to interest expense.

FHLB advances had a fair value of $132,077 as of September 30, 2010, compared to a carrying value of $125,000 for an amortizable premium of $7,077.

Securities sold under agreements to repurchase on a long-term basis had a fair value of $10,063 as of September 30, 2010, compared to a carrying value of $10,000 for an amortizable premium of $63. The carrying values of Commercial customer repurchase agreements of $43,244 and Treasury tax and loan deposits of $584 approximated their fair values due to their short-term nature.

The trust preferred securities had a fair value of $22,815 as of September 30, 2010 compared to a book value of $33,000 for a net accretable discount of $10,185. The premium will be amortized and the discount will be accreted into income as a reduction of interest expense and an increase to interest expense on a level yield bases over the contractual terms, respectively.

Lease Liability

The Company operates approximately 6 properties under long term operating leases. The classification of the Company’s leases as operating, as opposed to capital, was not changed in applying the acquisition method of accounting.

When reviewing the leases, the contractual lease payments and terms were compared to the current market conditions for a similar location and building leased. The Company’s leases were considered to be unfavorable relative to the market terms of leases at September 30, 2010 to the extent that the existing lease terms were higher than the current market terms, and a liability of $251 was recognized as part of the acquisition accounting.

Non-Controlling Interest

In determining the estimated fair value of the non-controlling interest, the Company utilized the market valuation of its common stock as part of the purchase accounting as of September 30, 2010.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Transaction Expenses

As required by the Investment Agreement, the Company reimbursed certain transaction-related third party due diligence, valuation and legal costs of approximately $2,457 which were recorded as a reduction of the $175,000 of proceeds received from the issuance of preferred and common shares.

There were no indemnification assets identified in this business combination, nor were there any contingent consideration assets or liabilities to be recognized.

Note 3—Cash and Due From Banks

Cash on hand or on deposit with the Federal Reserve Bank of $2,393 and $3,682 was required to meet regulatory reserve and clearing requirements at December 31, 2010 and 2009, respectively. Balances on deposit at the Federal Reserve Bank did not earn interest prior to October 19, 2008; subsequently they became interest bearing. The total on deposit was approximately $130,946 and $147,709 at December 31, 2010 and 2009, respectively.

The Bank maintains an interest bearing account at the Federal Home Loan Bank of Atlanta. The total on deposit was approximately $638 and $52 at December 31, 2010 and 2009, respectively.

Note 4—Investment Securities

The amortized cost, estimated fair value, and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities available for sale at December 31, 2010 and December 31, 2009 are presented below:

December 31, 2010 (Successor Company)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$40,980	$15	$296	$40,699
States and political subdivisions—tax exempt	3,082	2	25	3,059
States and political subdivision—taxable	2,308	–	151	2,157
Marketable equity securities	102	–	28	74
Mortgage-backed securities—residential	372,409	946	4,152	369,203
Corporate bonds	2,104	1	0	2,105
Collateralized debt obligations	807	–	12	795

	$421,792	$964	$4,664	$418,092

December 31, 2010 (Predecessor Company)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$29,232	$24	$84	$29,172
States and political subdivisions—tax exempt	7,754	307	–	8,061
States and political subdivision—taxable	2,313	–	101	2,212
Marketable equity securities	12	–	4	8
Mortgage-backed securities—residential	207,344	2,083	1,312	208,115
Corporate bonds	2,878	–	866	2,012
Collateralized debt obligations	4,996	–	4,237	759

	$254,529	$2,414	$6,604	$250,339

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position, are as follows:

	Less than 12 Months		12 Months or Longer		Total
December 31, 2010 (Successor Company)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$14,304	$296	–	–	$14,304	$296
States and political subdivisions—tax exempt	2,458	25	–	–	2,458	25
States and political subdivisions—taxable	2,157	151	–	–	2,157	151
Marketable equity securities	74	28	–	–	74	28

Mortgage-backed securities—residential	213,153	4,152	–	–	213,153	4,152
Corporate bonds	–	–	–	–	–	–
Collateralized debt obligations	795	12	–	–	795	12

Total temporarily impaired	$232,941	$4,664	$–	$–	$232,941	$4,664

	Less than 12 Months		12 Months or Longer		Total
December 31, 2010 (Predecessor Company)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$5,034	$84	$–	$–	$5,034	$84
States and political subdivisions—tax exempt	–	–	275	–	275	–
States and political subdivisions—taxable	–	–	2,212	101	2,212	101
Marketable equity securities	8	4	–	–	8	4

Mortgage-backed securities—residential	98,746	1,206	10,542	106	109,288	1,312
Corporate bonds	–	–	2,012	866	2,012	866
Collateralized debt obligations	–	–	759	4,237	759	4,237

Total temporarily impaired	$103,788	$1,294	$15,800	$5,310	$119,588	$6,640

As of December 31, 2010, the Company’s security portfolio consisted of 62 securities, 37 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s mortgage-backed securities.

The mortgage-backed securities in an unrealized loss position at December 31, 2010, were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2010.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The table below presents a rollforward of the credit losses recognized in earnings for the period from April 1, 2009 (the effective date of ASC 325-40 which requires the recognition of unrealized credit losses determined as a result of other than temporary impairment charges through the income statement and the unrealized losses related to all other factors through accumulated other comprehensive income) through December 31, 2010:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Balance, beginning of period	$–	$9,996	$9,256
Additions/Subtractions
Credit losses recognized during the period	–	–	740

Balance, end of period	$–	$9,996	$9,996

The estimated fair value of investment securities available for sale at December 31, 2010, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Successor Company	December 31, 2010
Due in one year or less	$276
Due after one year through five years	18,409
Due after five years through ten years	17,874
Due after ten years	12,256
Marketable equity securities	74
Mortgage-backed securities	369,203

$418,092

At December 31, 2010, securities with a fair value of approximately $38,363 are subject to call during 2011.

Sales of available for sale securities were as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Proceeds	$–	$188,601	$525,359	$51,135
Gross gains	–	2,635	5,003	1,217
Gross losses	–	0	6	140

For the nine months ended September 30, 2010 and year ended 2009, no associated tax expense was recorded due to the net loss for the periods and a full valuation allowance against deferred income taxes that was recorded which is discussed in greater detail in Note 12. The tax expense related to net realized gains was $405 during 2008.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Maturities, principal repayments, and calls of investment securities available for sale were as follows: $49,824 for the three months ended December 31, 2010 (Successor Company); $90,955 for the nine months ended September 30, 2010 (Predecessor Company); and $209,566, and $37,696 for the years ended 2009 and 2008 (Predecessor Company), respectively. Net gains realized from calls and mandatory redemptions of securities during the three months ended December 31, 2010 (Successor Company) was $0, for the nine months ended September 30, 2010 and years ended 2009 and 2008 (Predecessor Company) were $0, $61, and $72, respectively.

Investment securities having carrying values of approximately $110,408 and $207,353 at December 31, 2010 and 2009, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase, and for other purposes as required by law.

Note 5—Loans

Major classifications of loans are as follows:

	Successor Company	Predecessor Company
December 31,	2010	2009
Real estate mortgage loans:
Commercial	$600,372	$680,409
Residential	225,850	236,945
Farmland	12,083	13,866
Construction and vacant land	38,956	97,424
Commercial and agricultural loans	60,642	69,246
Indirect auto loans	28,038	50,137
Home equity loans	29,658	37,947
Other consumer loans	8,730	10,190
Total loans	1,004,329	1,196,164

Net deferred loan costs	301	1,352

Loans, net of deferred loan costs	$1,004,630	$1,197,516

Activity in the allowance for loan losses is as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Balance, beginning of period	$–	$29,083	$23,783	$14,973
Provision for loan losses charged to expense	402	29,697	42,256	28,239
Loans charged off	–	(27,432)	(37,266)	(19,509)
Recoveries of loans previously charged off	–	1,058	310	80

Balance, end of period predecessor company	$–	$32,406	$29,083	$23,783

Acquisition accounting adjustment	–	(32,046)	–	–

Balance, end of period successor company	$402	$–	$–	$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Successor Company

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Contractually required payments including interest of PCI loans acquired during the three months ended December 31, 2010	$1,335,327
Nonaccretable difference	(84,691)

Cash flows expected to be collected at acquisition	1,250,636
Accretable yield	(276,715)

Fair value of acquired loans at acquisition	$973,921

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

Three Months Ended December 31, 2010
Balance, beginning of period	$276,715
New loans purchased	–
Accretion of income	(13,334)
Reclassifications from nonaccretable difference	–
Disposals	–

Balance, end of period	$263,381

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to the NAFH Investment. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of the NAFH Investment. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	the estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	the estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

	Allowance for loan losses			Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment (1)	Purchased Credit- Impaired
Real estate mortgage loans:
Commercial	$–	$7	$–	$–	$552	$599,820
Residential	–	164	–	–	11,868	213,983
Farmland	–	–	–	–	–	12,083
Construction and vacant land	–	–	–	–	–	38,956
Commercial and agricultural	–	24	–	–	4,901	55,740
Indirect auto loans	–	184	–	–	6,295	21,744
Home equity loans	–	14	–	–	25,305	4,353
Other consumer loans	–	9	–	–	5,546	3,183

Total loans	$–	$402	$–	$–	$54,467	$949,862

(1)	Loans collectively evaluated for impairment include $24,395 of acquired home equity loans, $3,269 of commercial and agricultural loans and $4,935 of other consumer loans which are presented net of unamortized purchase discounts of $(897), (61), and (46), respectively.

There were no loans individually evaluated for impairment at December 31, 2010 or during the three months ended December 31, 2010, due to substantially all loans being accounted for as purchase credit-impaired loans as a result of the NAFH Investment. No allowance for loan losses was recorded for those purchased credit-impaired loans disclosed above during the three months ended December 31, 2010.

The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of December 31, 2010 by class of loans:

Non-purchased credit impaired loans	30-89 Days Past Due	Greater than 90 Days Past Due and Still Accruing/Accreting	Nonaccrual	Total
Real estate mortgage loans:
Owner occupied commercial	$–	$–	$–	$–
Office building	–	–	–	–
Hotel/motel	–	–	–	–
Guest houses	–	–	–	–
Retail	–	–	–	–
Multi-family	–	–	–	–
Other commercial	–	–	–	–
Primary residential	–	–	–	–
Secondary residential	–	–	–	–
Investment residential	–	–	–	–
Farmland	–	–	–	–
Land, lot and construction	–	–	–	–
Acquired commercial and agricultural	121	–	–	121
Prime indirect auto loans	–	–	–	–
Sub-prime indirect auto loans	–	–	–	–
Acquired home equity loans	405	636	–	1,041
Acquired other consumer loans	15	–	–	15

Total loans	$541	$636	$–	$1,177

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Predecessor Company

Purchased credit impaired loans	30-89 Days Past Due	Greater than 90 Days Past Due and Still Accruing/Accreting	Nonaccrual	Total
Real estate mortgage loans:
Owner occupied commercial	$3,027	$31,043	$–	$–
Office building	–	2,184	–	–
Hotel/motel	4,794	3,812	–	–
Guest houses	3,873	–	–	–
Retail	–	1,989	–	–
Multi-family	–	–	–	–
Other commercial	992	6,953	–	–
Primary residential	–	–	–	–
Secondary residential	235	507	–	–
Investment residential	–	1,146	–	–
Farmland	–	942	–	–
Land, lot and construction	1,777	6,433	–	–
Commercial and agricultural	1,175	402	–	–
Prime indirect auto loans	229	100	–	–
Sub-prime indirect auto loans	745	146	–	–
Home equity loans	–	–	–	–
Other consumer loans	22	44	–	–

Total loans	$16,869	$55,701	$–	$–

Purchased credit-impaired loans are not classified as nonaccrual as they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments.

There were no troubled debt restructurings as of December 31, 2010.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a monthly basis. The Company uses the following definitions for risk ratings:

•	Pass—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The following table summarizes loans, excluding purchased credit-impaired loans, monitored for credit quality based on internal ratings at December 31, 2010:

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate mortgage loans:
Owner occupied commercial	$351	$–	$–	$–	$351
Office building	31	–	–	–	31
Hotel/motel	–	–	–	–	–
Guest houses	–	–	–	–	–
Retail	–	–	–	–	–
Multi-family	–	–	–	–	–
Other commercial	170	–	–	–	170
Primary residential	4,441	–	–	–	4,441
Secondary residential	3,056	–	–	–	3,056
Investment residential	4,371	–	–	–	4,371
Farmland	–	–	–	–	–
Land, lot and construction	–	–	–	–	–
Commercial and agricultural	4,901	–	–	–	4,901
Prime indirect auto loans	6,213	–	–	–	6,213
Sub-prime indirect auto loans	82	–	–	–	82
Home equity loans	24,090	78	1,137	–	25,305
Other consumer loans	5,459	–	87	–	5,546

Total loans	$53,165	$78	$1,224	$–	$54,467

Impaired loans as of December 31, 2009 were as follows:

Predecessor Company
2009
Year end loans with no specifically allocated allowance for loan losses	$60,629
Year end loans with allocated allowance for loan losses	87,823

Total	$148,452

Amount of the allowance for loan losses allocated to impaired loans	$9,040

Non-performing loans include nonaccrual loans and accruing loans contractually past due 90 days or more. Nonaccrual loans are comprised principally of loans 90 days past due as well as certain loans, which are current but where serious doubt exists as to the ability of the borrower to comply with the repayment terms. Generally, interest previously accrued and not yet paid on nonaccrual loans is reversed during the period in which the loan is placed in a nonaccrual status. Non-performing loans are as follows:

Predecessor Company
2009
Nonaccrual loans	$72,833
Loans past due over 90 days still on accrual or accreting	–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

Note 6—Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

	Successor Company	Predecessor Company
December 31,	2010	2009	Estimated Useful Life
Land	$13,891	$12,955
Buildings and leasehold improvements	25,133	29,376	3 to 40 years
Furniture, fixtures and equipment	4,597	16,044	1 to 40 years
Construction in progress	259	1,824

	43,880	60,199
Less accumulated depreciation	(727)	(19,377)

Premises and equipment, net	$43,153	$40,822

Depreciation expense for the Successor Company in the three months ended December 31, 2010 was $727, and depreciation expense for the Predecessor Company in the nine months ended September 30, 2010 and for the years ended December 31, 2009 and 2008, was $2,363, $3,085, and $3,355, respectively.

The Bank is obligated under operating leases for office and banking premises which expire in periods varying from one to twenty years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at December 31, 2010:

Years Ending December 31,	Successor Company
2011	$792
2012	460
2013	260
2014	257
2015	260
Thereafter	1,544

$3,573

Rental expense for the Successor Company in the three months ended December 31, 2010 was $250, and rental expense for the Predecessor Company in the nine months ended September 30, 2010 and for the years ended December 31, 2009 and 2008, was $821, $1,615, and $1,422, respectively.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 7—Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the Successor Company three months ended December 31, 2010, and for the Predecessor Company nine months ended September 30, 2010 and years ended December 31, 2009 and 2008 are as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Balance at beginning of period	$29,999	$622	$5,160	$4,686
Goodwill associated with the acquisition of Naples Capital Advisors, Inc.	–	296	148	474
Goodwill associated with the acquisition of Riverside Bank of the Gulf Coast	–	–	1,201	–
Goodwill impairment	–	–	(5,887)	–
Balance at end of period	$29,999	918	622	5,160

Less: Elimination of Predecessor Company goodwill		(918)

Successor company balance before application of acquisition method of accounting		$–

Successor Company

NAFH acquired the voting securities of the Company immediately following its Investment and followed the acquisition method of accounting and applied “acquisition accounting”. Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported at fair value is the goodwill. This acquisition was nontaxable and, as a result, there is no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes.

Predecessor Company

The Company performed a review of goodwill for potential impairment as of December 31, 2009. Based on this review, which included valuing the Company considering a variety of methodologies including using the Company’s stock price as of year end 2009, transaction multiples of recent comparable transactions and the expected present value of future cash flows, it was determined that impairment existed as of December 31, 2009. Accordingly, the Company wrote off $5,887 of goodwill relating primarily to the acquisitions of The Bank of Venice and Riverside.

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of a reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. We determine the fair value of the reporting unit and compare it to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, we are required to perform a second step to the impairment test.

Our annual impairment analysis as of December 31, 2009, indicated that the Step 2 analysis was necessary. Step 2 of the goodwill impairment test is performed to measure the impairment loss. Step 2 requires that the

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

implied fair value of the reporting unit goodwill be compared to the carrying amount of that goodwill. As the carrying amount of the reporting unit goodwill exceeded the implied fair value of that goodwill, an impairment loss was required to be recognized in an amount equal to that excess.

Intangible assets consist of the following:

	Successor Company			Predecessor Company
	December 31, 2010			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Core deposit intangible	$7,500	$187	$7,313	$8,733	$2,826	$5,907
Customer relationship intangible	3,500	88	3,412	1,095	382	713
Trade Name and Other	770	89	681	57	10	47

Total	$11,770	$364	$11,406	$9,885	$3,218	$6,667

As disclosed above, the intangible assets identified as part of the valuation of the NAFH Investment were Core Deposit Intangibles, Customer Relationship Intangibles and Trade Names. All of the identified intangible assets are amortized as a non-interest expense over their estimated lives, except the TIB Bank and Naples Capital Advisors Trade Names.

Aggregate intangible asset amortization expense was $364 for the three months ended December 31, 2010 (Successor Company) and $1,168, $1,431, and $653 for the nine months ended September 30, 2010, and year ended 2009, and 2008 (Predecessor Company), respectively.

Estimated amortization expense for each of the next five years is as follows:

Years Ending December 31,	Successor Company
2011	$1,455
2012	1,366
2013	1,100
2014	1,100
2015	1,100

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 8—Other Real Estate Owned

Activity in other real estate owned is as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Balance beginning of period	$29,531	$21,352	$4,323
Real estate acquired	1,992	35,007	27,547
Changes in valuation reserve	–	(19,171)	(1,980)
Property sold	(5,932)	(6,794)	(5,934)
Transfer to facilities used in operations	–	–	(2,941)
Other	82	137	337

Predecessor Company Balance, end of period		$30,531	$21,352

Successor Company acquisition accounting adjustment		(1,000)

Balance end of period	$25,673	$29,531

Note 9—Time Deposits

Time deposits of $100 or more were $359,869 and $288,021 at December 31, 2010 (Successor Company) and 2009 (Predecessor Company), respectively.

At December 31, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,	Successor Company
2011	$510,862
2012	140,347
2013	44,069
2014	2,502
2015	21,226

$719,006

Note 10—Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

As of December 31, 2010, the Bank had an unsecured overnight federal funds purchased with a maximum accommodation of $30,000 from a correspondent bank. Additionally, the Bank has agreements with various financial institutions under which securities can be sold under agreements to repurchase. TIB Bank also has securities sold under agreements to repurchase with commercial account holders whereby TIB Bank sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by TIB Bank.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The Bank accepts Treasury, tax and loan deposits from certain commercial depositors and remits these deposits to the appropriate government authorities. TIB Bank can hold up to $1,700 of these deposits more than a day under a note option agreement with its regional Federal Reserve Bank and pays interest on those funds held. TIB Bank pledges certain investment securities against this account.

As of December 31, 2010, collateral availability under our agreement with the Federal Reserve Bank of Atlanta (“FRB”) provided for up to approximately $39,653 of borrowing availability from the FRB discount window.

The Bank invests in Federal Home Loan Bank stock for the purpose of establishing credit lines with the Federal Home Loan Bank. The credit availability to the Bank is based on a percentage of the Bank’s total assets as reported on the most recent quarterly financial information submitted to the regulators subject to the pledging of sufficient collateral. In February 2011, the Federal Home Loan Bank notified the Bank that the credit availability has been re-established with no restriction to term of the borrowing. At December 31, 2010 (Successor Company), in addition to $25,150 in letters of credit used in lieu of pledging securities to the State of Florida, there was $125,000 in advances outstanding with a carrying value of $131,116. At December 31, 2009 (Predecessor Company), the amount of outstanding advances was $125,000. Advances outstanding at December 31, 2010 consist of:

Successor Company
Carrying Amount	Contractual Outstanding Amount	Issuance Date	Maturity Date	Repricing Frequency	Contractual Rate at December 31, 2010
$53,502	$50,000	April 2008	April 2013(a)	Fixed	3.80%
51,790	50,000	December 2006	December 2011(a)	Fixed	4.18%
10,586	10,000	September 2007	September 2012(a)	Fixed	4.05%
10,009	10,000	March 2010	March 2011	Fixed	0.61%
5,229	5,000	March 2007	March 2012(a)	Fixed	4.29%

$131,116	$125,000

(a)	These advances have quarterly conversion dates beginning six months to one year from date of issuance. If the FHLB chooses to convert the advance, the Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

The Bank’s collateral with the FHLB consists of a blanket floating lien pledge of the Bank’s residential 1-4 family mortgage and commercial real estate secured loans. The amount of eligible collateral at December 31, 2010 was $187,722.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The following table reflects the average daily outstanding, year-end outstanding, maximum month-end outstanding and the weighted average rates paid for each of the categories of short-term borrowings and FHLB advances:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Federal funds purchased:
Balance:
Average daily outstanding	$–	$–	$68
Year-end outstanding	–	–	–
Maximum month-end outstanding	–	–	–
Rate:
Weighted average	N/A	N/A	0.7%
Weighted average interest rate	N/A	N/A	N/A
Securities sold under agreements to repurchase:
Balance:
Average daily outstanding	$42,834	$64,706	$71,073
Year-end outstanding	45,430	43,245	78,893
Maximum month-end outstanding	45,430	73,476	83,610
Rate:
Weighted average	0.1%	0.1%	0.1%
Weighted average interest rate	0.1%	0.1%	0.1%
Treasury, tax and loan note option:
Balance:
Average daily outstanding	$928	$1,184	$1,001
Year-end outstanding	1,728	584	1,582
Maximum month-end outstanding	1,728	1,749	1,760
Rate:
Weighted average	0.0%	0.0%	0.0%
Weighted average interest rate	0.0%	0.0%	0.0%
Advances from the Federal Home Loan Bank-Short Term:
Balance:
Average daily outstanding	$–	$–	$14,842
Year-end outstanding	–	–	–
Maximum month-end outstanding	–	–	76,650
Rate:
Weighted average	–	–	0.8%
Weighted average interest rate	N/A	N/A	N/A
Advances from the Federal Home Loan Bank-Long Term:
Balance:
Average daily outstanding	$131,740	$125,000	$125,599
Year-end outstanding	131,116	125,000	125,000
Maximum month-end outstanding	131,757	125,000	126,250
Rate:
Weighted average	0.7%	3.8%	4.0%
Weighted average interest rate	0.7%	3.8%	3.9%

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 11—Long-Term Borrowings

Securities Sold Under Agreements to Repurchase

During 2007, the Company entered into agreements with another financial institution for the sale of certain securities to be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The agreement in the amount of $20,000 and an interest rate of 4.18% matured in September 2010 and the agreement in the amount of $10,000 with an interest rate of 3.46% matured in December 2010. No amounts were outstanding at December 31, 2010.

Subordinated Debentures

TIBFL Statutory Trust I, TIBFL Statutory Trust II and TIBFL Statutory Trust III were formed in conjunction with the issuance of trust preferred securities as further discussed below. The Company is not considered the primary beneficiary of the trusts (variable interest entities), therefore the trusts are not consolidated in the Company’s consolidated financial statements, but rather the subordinate debentures are presented as a liability.

On September 7, 2000, the Company participated in a pooled offering of trust preferred securities. The Company formed TIBFL Statutory Trust I (the “Trust”) a wholly-owned statutory trust subsidiary for the purpose of issuing the trust preferred securities. The Trust used the proceeds from the issuance of $8,000 in trust preferred securities to acquire junior subordinated deferrable interest debentures of the Company. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a fixed rate equal to the 10.6% interest rate on the debt securities. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by the Company or the Trust, at their respective option after ten years, and at varying premiums and sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required. At December 31, 2010, the carrying value was $8,865.

On July 31, 2001, the Company participated in a pooled offering of trust preferred securities. The Company formed TIBFL Statutory Trust II (the “Trust II”) a wholly-owned statutory trust subsidiary for the purpose of issuing the trust preferred securities. The Trust II used the proceeds from the issuance of $5,000 in trust preferred securities to acquire junior subordinated deferrable interest debentures of the Company. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the debt securities (three month LIBOR plus 358 basis points). The initial rate in effect at the time of issuance was 7.29% and is subject to change quarterly. The rate in effect at December 31, 2010 was 3.87%. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by the Company or the Trust, at their respective option after five years, and at varying premiums and sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required. At December 31, 2010, the carrying value was $3,674.

On June 23, 2006, the Company issued $20,000 of additional trust preferred securities through a private placement. The Company formed TIBFL Statutory Trust III (the “Trust III”), a wholly-owned statutory trust subsidiary for the purpose of issuing the trust preferred securities. The Trust III used the proceeds from the issuance of $20,000 in trust preferred securities to acquire junior subordinated deferrable interest debentures of the Company. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the debt securities (three month LIBOR plus 155 basis points). The rate in effect at December 31, 2010 was 1.84%. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by the Company or the Trust, at their respective option at par after five years, and sooner, at a 5% premium, if specific events occur, subject to prior approval by the Federal Reserve Board, if then required. At December 31, 2010, the carrying value was $10,348.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The Company received a request from the Federal Reserve Bank of Atlanta (FRB) for the Company’s Board of Directors to adopt a resolution that it will not make any payments or distributions on the outstanding trust preferred securities without the prior written approval of the Reserve Bank. The Board adopted this resolution on October 5, 2009. On September 22, 2010 the FRB and the Company entered into a written agreement where the Company agrees, among other things, that it will not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the FRB. The Company has notified the trustees of its $20,000 trust preferred securities due July 7, 2036 and its $5,000 trust preferred securities due July 31, 2031 of its election to defer interest payments on the trust preferred securities beginning with the payments due in October 2009. The Company also notified the trustees of its $8,000 trust preferred securities due September 7, 2030 of its election to defer interest payments on the trust preferred securities beginning with the payments due in March 2010. Deferral of the trust preferred securities is allowed for up to 60 months without being considered an event of default.

The Company has treated the trust preferred securities as Tier 1 capital up to the maximum amount allowed, and the remainder as Tier 2 capital for federal regulatory purposes (see Note 15).

At December 31, 2010, the maturities of long-term borrowings were as follows:

Successor Company	Fixed Rate	Floating Rate	Total
Due in 2011	$–	$–	$–
Due in 2012	–	–	–
Due in 2013	–	–	–
Due in 2014	–	–	–
Thereafter	8,865	14,022	22,887

Total long-term debt	$8,865	$14,022	$22,887

Note 12—Income Taxes

Income tax expense (benefit) from continuing operations was as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Current income tax benefit:
Federal	$(287)	$–	$(188)	$(7,515)
State	(53)	–	(32)	(572)

	(340)	–	(220)	(8,087)

Deferred tax provision:
Federal	504	(16,877)	(14,292)	(3,395)
State	93	(2,893)	(2,429)	(1,371)

	597	(19,770)	(16,721)	(4,766)

Valuation allowance	–	19,770	30,392	–

Total	$257	$–	$13,451	$(12,853)

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

A reconciliation of income tax computed at applicable Federal statutory income tax rates to total income taxes reported is as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Pretax income from continuing operations	$817	$(52,805)	$(48,097)	$(33,783)

Income taxes computed at Federal statutory tax rate	278	(17,954)	(16,353)	(11,486)
Effect of:
Tax-exempt income, net	(55)	(238)	(685)	(253)
State income taxes, net	26	(1,909)	(1,624)	(1,282)
Non-deductible goodwill	–	–	1,557	–
Stock based compensation expense, net	–	205	96	90
Other, net	8	126	68	78
Change in valuation allowance		19,770	30,392	–

Total income tax expense (benefit)	$257	$–	$13,451	$(12,853)

The details of the net deferred tax asset as of December 31, 2010 and 2009 are as follows:

	Successor Company	Predecessor Company
	2010	2009
Allowance for loan losses	$130	$10,983
Purchase accounting adjustment	13,752	–
Recognized impairment losses on available for sale securities	–	560
Net operating loss and AMT carryforward	5,167	18,315
Recognized impairment of other real estate owned	1,632	299
Acquisition related intangibles	–	1,043
Deferred compensation	–	906
Net unrealized losses on securities available for sale	1,392	1,577
Other	89	706

Total gross deferred tax assets	22,162	34,389

Accumulated depreciation	–	(1,187)
Deferred loan costs	(452)	(905)
Acquisition related intangibles	(1,676)	(639)
Other	(61)	(63)

Total gross deferred tax liabilities	(2,189)	(2,794)

Net temporary differences	19,973	31,595
Valuation allowance	–	(31,595)

Net deferred tax asset	$19,973	$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Successor Company

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. As of December 31, 2010, management considered the need for a valuation allowance and, based upon its assessment of the relative weight of the positive and negative evidence available at the time of the analysis, concluded that a valuation allowance was not necessary as temporary differences would become recognizable for tax purposes after consideration of the limitation on the utilization of net operating losses and net unrealized built-in losses (NUBIL).

As a result of the Investment made by NAFH on September 30, 2010, the Company had undergone a “change in ownership” as that term is defined in the Internal Revenue Code. This change in ownership resulted in a significant limitation of the amount of net operating losses and net NUBIL that can be utilized by the Company. NUBIL represents the excess of the tax basis of the Company’s assets over their fair market value. As a consequence, no deferred taxes have been recognized for NUBILs that are estimated not to be realizable as a result of the limitation on the utilization of NUBILs.

At December 31, 2010, the Company had recognizable Federal and state net operating loss carryforwards of $13,737 which expire in 2030 if unused. Due to the change in ownership that occurred from NAFH’s Investment with the Company, the utilization of net operating losses generated prior to October 1, 2010 will be subject to an annual limitation estimated to be $723. As a result of this annual limitation, the Company estimates that only $13,918 of the total Federal and state net operating loss carryfowards will be utilizable. As a consequence, no deferred taxes have been recognized for net operating losses that are not expected to be utilized due to the change in ownership limitation.

The Company and its subsidiaries are subject to U.S. federal income tax, as well as income tax of the State of Florida. The Company is no longer subject to examination by taxing authorities for years before 2006.

There were no unrecognized tax benefits at December 31, 2010 and the Company does not expect the total of unrecognized tax benefits to significantly increase in the next twelve months.

Predecessor Company

In assessing the need for a valuation allowance at December 31, 2009, management considered various factors including the significant cumulative losses incurred by the Company over the previous three years coupled with the expectation that the future realization of deferred taxes would be limited as a result of a planned capital offering. These factors represent the most significant negative evidence that management considered in concluding that a full valuation allowance was necessary at December 31, 2009. As of December 31, 2008, management considered the need for a valuation allowance and, based upon its assessment of the relative weight of the positive and negative evidence available at the time, concluded that no valuation allowance was necessary at such time.

Note 13—Employee Benefit Plans

The Company maintains an Employee Stock Ownership Plan with 401(k) provisions that covers all employees who are qualified as to age and length of service. Three types of contributions can be made to the Plan by the Company and participants: basic voluntary contributions which are discretionary contributions made by all participants; a matching contribution, whereby the Company will match 50 percent of salary reduction contributions up to 5 percent of compensation; and an additional discretionary contribution which may be made by the Company and allocated to the accounts of participants on the basis of total relative compensation. The

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Successor Company contributed $83 for the three months ended December 31, 2010 to the plan and the Predecessor Company contributed $256, $334 and $327 to the plan for the nine months ended September 30, 2010 and years ended December 31, 2009 and December 31, 2008, respectively. As of December 31, 2010, the Plan contained approximately 4 shares of the Company’s common stock.

In 2001, TIB Bank entered into salary continuation agreements with three of its executive officers. Two additional TIB Bank executive officers entered into salary continuation agreements in 2003, another in 2004 and two additional TIB Bank executives entered into salary continuation agreements in 2008. In 2007, an additional two pre-existing salary continuation agreements with The Bank of Venice’s executive officers were assumed as part of the acquisition. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. The Predecessor Company expensed $236, $227, and $351 for the accrual of future salary continuation benefits in the nine months ended September 30, 2010, and year ended December 31, 2009 and 2008, respectively. The Bank has purchased single premium life insurance policies on several of these individuals. Cash value income (net of related insurance premium expense) totaled $197, $328, and $236 in the nine months ended 2010, and year ended December 31, 2009 and 2008 (Predecessor Company), respectively and $66 for the three months ended December 31, 2010 (Successor Company). In addition, a $1,186 gain was recognized on the policy of a deceased former employee by the Predecessor Company in 2009. Other assets included $6,610 and $6,347 in surrender value and other liabilities included salary continuation benefits payable of $0 and $1,070 at December 31, 2010 (Successor Company) and 2009 (Predecessor Company), respectively. Three of these executive officers terminated employment in 2008 and two terminated employment in 2009. In 2009 a total of $2,229 of salary continuation benefits were paid to terminated executives by the Predecessor Company in accordance with their agreements. In 2010, following the investment by NAFH Inc. and the TARP repayment, the salary continuation agreements were terminated and the executives each received a lump sum distribution of their respective accrued benefit earned under their agreement resulting in a total payout of $1,305 by the Successor Company.

In 2001, TIB Bank established a nonqualified retirement benefit plan for eligible Bank directors. Under the plan, the Bank pays each participant, or their beneficiary, the amount of directors fees deferred and interest in 120 equal monthly installments, beginning the month following the director’s normal retirement date. TIB Bank expensed $29, $42, and $214 for the accrual of current and future retirement benefits for the nine months ended September 30, 2010, and year ended December 31, 2009 and 2008 (Predecessor Company), respectively, which included $0, $0, and $112 in the nine months ended 2010, and year ended December 31, 2009 and 2008 related to the annual director retainer fees and monthly meeting fees that certain directors elected to defer. The Successor Company expensed $9 in the three months ended December 31, 2010 for the accrual of the retirement benefits. TIB Bank has purchased single premium split dollar life insurance policies on these individuals. Cash value income (net of related insurance premium expense) totaled $38 for the three months ended December 31, 2010 (Successor Company) and $120, $170, and $162 in the nine months ended September 30, 2010, and year ended December 31, 2009 and 2008 (Predecessor Company), respectively. In addition, a $134 gain was recognized on the policy of a deceased former director by the Predecessor Company in the nine months ended September 30, 2010. Other assets included $4,336 and $4,621 in surrender value in other assets and other liabilities included retirement benefits payable of $430 and $653 at December 31, 2010 (Successor Company) and 2009 (Predecessor Company), respectively. In connection with changes made to bring the plan agreements into compliance with section 409A of the Internal Revenue Code the four current directors participating in the plan each elected to receive a lump sum distribution from the Predecessor Company in 2009 of the amount vested, accrued and earned through December 31, 2008. In 2011 the director deferred agreements were terminated and the directors participating in the plan each received a lump sum distribution of their respective deferral account balances resulting in a total payout of $431 by the Successor Company.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 14—Related Party Transactions

The Bank had loans outstanding to certain of the Company’s executive officers, directors, and their related business interests as follows:

Successor Company
Beginning balance, September 30, 2010	$180
New loans	12
Repayments	(10)

Ending Balance, December 31, 2010	$182

Successor Company
Beginning balance, January 1, 2010	$266
New loans	98
Repayments	(56)

Ending Balance, September 30, 2010	$308

Unfunded loan commitments to Successor Company individuals and their related business interests totaled $12 at December 31, 2010. Deposits from these individuals and their related interests were $2,727.

Note 15—Regulatory Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements results in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company and the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Capital Adequacy and Ratios

To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At December 31, 2010 the Company and the Bank maintained capital ratios exceeding the requirement to be considered adequately capitalized. These minimum amounts and ratios along with the actual amounts and ratios for the Company and the Bank at of December 31, 2010 and 2009 are presented in the following tables.

December 31, 2010 (Successor Company)	Well Capitalized Requirement				Adequately Capitalized Requirement				Actual
	Amount		Ratio		Amount		Ratio		Amount	Ratio
Tier 1 Capital (to Average Assets)
Consolidated		N/A		N/A	$	≥67,746	≥	4.0%	$139,152	8.2%
TIB Bank	$	≥ 84,269	≥	5.0%		≥67,415	≥	4.0%	135,783	8.1%

Tier 1 Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥41,733	≥	4.0%	$139,152	13.3%
TIB Bank	$	≥ 62,599	≥	6.0%		≥41,733	≥	4.0%	135,783	13.0%

Total Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥83,465	≥	8.0%	$139,583	13.4%
TIB Bank	$	≥104,332	≥	10.0%		≥83,465	≥	8.0%	136,214	13.1%

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

December 31, 2009 (Predecessor Company)	Well Capitalized Requirement				Adequately Capitalized Requirement				Actual
	Amount		Ratio		Amount		Ratio		Amount	Ratio
Tier 1 Capital (to Average Assets)
Consolidated		N/A		N/A	$	≥68,316	≥	4.0%	$69,450	4.1%
TIB Bank	$	≥ 85,321	≥	5.0%		≥68,256	≥	4.0%	82,696	4.8%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥48,347	≥	4.0%	$69,450	5.7%
TIB Bank	$	≥ 72,504	≥	6.0%		≥48,347	≥	4.0%	82,696	6.8%
Total Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥96,964	≥	8.0%	$98,362	8.1%
TIB Bank	$	≥120,840	≥	10.0%		≥46,672	≥	8.0%	97,975	8.1%

Management believes, as of December 31, 2010, that the Company and the Bank meet all capital requirements to which they are subject. Tier 1 Capital for the Company includes the trust preferred securities that were issued in September 2000, July 2001 and June 2006 to the extent allowable.

If a bank is classified as adequately capitalized, the bank is subject to certain restrictions. One of the restrictions is that the bank may not accept, renew or roll over any brokered deposits (including CDARs deposits) without being granted a waiver of the prohibition by the FDIC. As of December 31, 2010, we had $18,457 of brokered deposits consisting of $7,656 of reciprocal CDARs deposits and $10,801 of traditional brokered and one-way CDARs deposits representing approximately 1.4% of our total deposits. $5,613 of CDARs deposits and $10,032 of traditional brokered deposits mature within the next twelve months. An inability to roll over or raise funds through CDARs deposits or brokered deposits could have a material adverse impact on our liquidity. Additional restrictions include limitations on deposit pricing, the preclusion from paying “golden parachute” severance payments and the requirement to notify the bank regulatory agencies of certain significant events.

Subsidiary Dividend Limitations

Under state banking law, regulatory approval will be required if the total of all dividends declared in any calendar year by a bank exceeds the bank’s net profits to date for that year combined with its retained net profits for the preceding two years. Based on the losses incurred for the prior two years, declaration of dividends by TIB Bank to the Company, during 2010, would have required regulatory approval.

On July 2, 2009, the Bank entered into a Memorandum of Understanding, which is an informal agreement, with bank regulatory agencies that it would move in good faith to increase its Tier 1 leverage capital ratio to not less than 8% and its total risk-based capital ratio to not less than 12% by December 31, 2009 and maintain these higher ratios for as long as this agreement is in effect. At December 31, 2009, these elevated capital ratios were not met. On July 2, 2010, the Bank entered into a Consent Order, which is a formal agreement, with the bank regulatory agencies under which, among other things, the Bank has agreed to maintain a Tier 1 capital ratio of at least 8% of total assets and a total risk based capital ratio of at least 12% within 90 days. At December 31, 2010 the Bank achieved a Tier 1 capital ratio of 8.1% and a total risk-based capital ratio of 13.1% which meet the ratios required in the Consent Order. The Consent Order also governs certain aspects of the Bank’s operations including a requirement that it reduce the balance of assets classified substandard and doubtful by at least 70% over a two-year period, and not undertake asset growth of 5% or more per year without prior approval from the regulatory agencies. The Consent Order supersedes the Memorandum of Understanding. On September 22, 2010 the Federal Reserve Bank of Atlanta (FRB) and the Company entered into a written agreement (the “Written Agreement”) where the Company agrees, among other things, that it will not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the FRB.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 16—Stock-Based Compensation

As of December 31, 2010, the Company has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is its 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by the Company’s shareholders at the May 25, 2004 annual meeting. Pursuant to the merger agreement, upon the April 30, 2007 closing of its acquisition of The Bank of Venice, the Company granted 1 stock option in exchange for the options outstanding for the purchase of shares of common stock of The Bank of Venice at such date. The options were fully vested at the grant date and ranged in price from $863.92 to $992.68 per share as determined by the conversion ratio specified in the merger agreement. Previously, the Company had granted stock options under the 1994 Incentive Stock Option and Nonstatutory Stock Option Plan (the “1994 Plan”) as amended and restated as of August 31, 1996. Under the 2004 Plan, the Board of Directors of the Company may grant nonqualified stock–based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee including an employee who is a director of the Company. Subject to the provisions of the 2004 Plan, the maximum number of shares of common stock of the Company that may be optioned or awarded through the 2014 expiration of the plan is 8 shares, no more than 3 of which may be issued pursuant to awards granted in the form of restricted shares. Such shares may be treasury, or authorized but unissued, shares of common stock of the Company. If options or awards granted under the Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award for the purposes of the Plan as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement.

The following table summarizes the components and classification of stock-based compensation expense for the three months ended December 31, 2010 (Successor Company), and for the nine months ended September 31, 2010 and the years ended December 31, 2009 and 2008 (Predecessor Company).

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Stock options	$–	$625	$296	$280
Restricted stock	–	344	394	457

Total stock-based compensation expense	$–	$969	$690	$737

Salaries and employee benefits	$–	$768	$381	$436
Other expense	–	201	309	301

Total stock-based compensation expense	$–	$969	$690	$737

The tax benefit related to stock-based compensation expense arising from restricted stock awards and non-qualified stock options were approximately $177 for the year ended December 31, 2008. No tax benefit was recorded for the nine months ended September 30, 2010 and year ended December 31, 2009 due to the recognition of a full valuation allowance against deferred income tax assets as discussed in greater detail in Note 12 above.

The fair value of each option is estimated as of the date of grant using the Black-Scholes Option Pricing Model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The assumptions for the current period grants were developed based on ASC 718 and SEC

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

guidance contained in Staff Accounting Bulletin (SAB) No. 107, “Share-Based Payment.” The following table summarizes the weighted average assumptions used to compute the grant-date fair value of options granted for the years ended December 31,

	Predecessor Company
	2009	2008
Dividend yield	0.00%	2.31%
Risk-free interest rate	3.06%	2.99%
Expected option life	6.5 years	6.4 years
Volatility	80%	26%
Weighted average grant-date fair value of options granted	$116.34	$172.04

•	The dividend yield was estimated using historical dividends paid and market value information for the Company’s stock. An increase in dividend yield will decrease stock compensation expense.

•

The risk-free interest rate was developed using the U.S. Treasury yield curve for periods equal to the expected life of the options on the grant date. An increase in the risk-free interest rate will increase stock compensation expense.

•

The expected option life for the current period grants was estimated using the vesting period, the term of the option and estimates of future exercise behavior patterns. An increase in the option life will increase stock compensation expense.

•	The volatility was estimated using historical volatility for periods approximating the expected option life. An increase in the volatility will increase stock compensation expense.

No stock options were granted for the Successor Company three months ended December 31, 2010 or the Predecessor Company nine months ended September 30, 2010.

ASC 718 requires the recognition of stock-based compensation for the number of awards that are ultimately expected to vest. During 2008, 2009 and 2010, stock based compensation expense was recorded based upon estimates that we would experience no forfeitures. Our estimate of forfeitures will be reassessed in subsequent periods based on historical forfeiture rates and may change based on new facts and circumstances. Any changes in our estimates will be accounted for prospectively in the period of change.

As of December 31, 2010, there was no unrecognized compensation expense associated with stock options and restricted stock due to the accelerated vesting of all stock options and restricted stock and the recognition of associated compensation expense upon the closing of the investment by NAFH on September 30, 2010.

Stock Options

Under the 2004 Plan, the exercise price for common stock must equal at least 100 percent of the fair market value of the stock on the day an option is granted. The exercise price under an incentive stock option granted to a person owning stock representing more than 10 percent of the common stock must equal at least 110 percent of the fair market value at the date of grant, and such option is not exercisable after five years from the date the incentive stock option was granted. The Board of Directors may, at its discretion, provide that an option not be exercised in whole or in part for any period or periods of time as specified in the option agreements. No option may be exercised after the expiration of ten years from the date it is granted. Stock options vest over varying service periods which range from vesting immediately to up to nine years.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

A summary of the stock option activity in the plans is as follows:

Predecessor Company

	Shares	Weighted Average Exercise Price
Balance, January 1, 2008	7	$895.12
Granted	1	743.37
Exercised	(0)	626.56
Expired or forfeited	(1)	787.97

Balance, December 31, 2008	7	$894.82
Granted	2	162.18
Exercised	–	–
Expired or forfeited	(1)	947.37

Balance, December 31, 2009	8	$680.42
Granted	–	–
Exercised	–	–
Expired or forfeited	(0)	666.32

Balance, September 30, 2010	8	$681.31

Successor Company

	Shares	Weighted Average Exercise Price
Balance, September 30, 2008	8	$681.31
Granted	–	–
Exercised	–	–
Expired or forfeited	(1)	497.55

Balance, December 31, 2010	7	$688.80

Options exercisable at:	Successor Company		Predecessor Company
	December 31, 2010		September 30, 2010		December 31, 2009
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	7	$688.80	8	$681.31	4	$887.52

The weighted average remaining terms for outstanding stock options and for exercisable stock options were 4.9 years and 4.9 years at December 31, 2010, respectively. The aggregate intrinsic value at December 31, 2010 was $0 for stock options outstanding and $0 for stock options exercisable. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the Company’s common stock as of the reporting date.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Options outstanding at December 31, 2010 were as follows:

Successor Company	Outstanding Options			Options Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$ 158.42 – $ 584.28	3	5.76	$296.96	3	$296.96
584.29 – 1,072.46	3	4.52	836.15	3	836.15
1,072.47 – 1,489.52	1	3.77	1,293.98	1	1,293.98

$ 158.42 – $1,489.52	7	4.91	$688.80	7	$688.80

Successor Company

Proceeds received from the exercise of stock options were $0 during the three months ended December 31, 2010. The intrinsic value related to the exercise of stock options was $0 during the three months ended December 31, 2010. No tax benefit was recorded for the three months ended December 31, 2010 as there were no exercises of non-qualified stock options or disqualifying dispositions.

Predecessor Company

Proceeds received from the exercise of stock options were $0, $0 and $98 during the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively. The intrinsic value related to the exercise of stock options was $0, $0 and $13, the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively. The intrinsic value related to exercises of non-qualified stock options and disqualifying dispositions of incentive stock options resulted in the realization of tax benefits of $51 during the year ended December 31, 2008. No tax benefit was recorded for the nine months ended September 30, 2010 and the year ended December 31, 2009 as there were no exercises of non-qualified stock options or disqualifying dispositions.

Restricted Stock

Restricted stock provides the grantee with voting, dividend and anti-dilution rights equivalent to common shareholders, but is restricted from transfer until vested, at which time all restrictions are removed. Vesting for restricted shares is generally on a straight-line basis and ranges from one to five years. The value of the restricted stock, estimated to be equal to the closing market price on the date of grant, is being amortized on a straight-line basis over the respective service periods. The fair market value of restricted stock awards that vested was $27, $101 and $185 during the nine months ended September 30, 2010, the years ended December 31, 2009 and 2008, respectively. Tax benefits related to the vesting of restricted shares of $33 was realized during the year ended December 31, 2008. No tax benefit was recorded for the year ended December 31, 2009 due to the recognition of a full valuation allowance against deferred income tax assets as discussed in greater detail in Note 12 above.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

A summary of the restricted stock activity in the plan is as follows:

Predecessor Company

	Shares	Weighted Average Grant-Date Fair Value
Balance, January 1, 2008	1	$1,358.01
Granted	0	690.24
Vested	(0)	1,364.61
Expired or forfeited	(0)	1,391.88

Balance, December 31, 2008	1	$1,084.83
Granted	–	–
Vested	(0)	1,140.67
Expired or forfeited	(0)	725.88

Balance, December 31, 2009	1	$1,089.43
Granted	–	–
Vested	(1)	1,089.43
Expired or forfeited	–	–

Balance, September 30, 2010	–	$–

Successor Company

	Shares	Weighted Average Grant-Date Fair Value
Balance, January 1, 2008	–	$–
Granted	–	–
Vested	–	–
Expired or forfeited	–	–

Balance, December 31, 2010	–	$–

Note 17—Loan Commitments and Other Related Activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at December 31:

	Successor Company		Predecessor Company
	2010		2009
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$7,149	$4,549	$13,496	$1,350
Unfunded commitments under lines of credit	4,150	44,857	3,890	52,887

Commitments to make loans are generally made for periods of 30 days. As of December 31, 2010, the fixed rate loan commitments have interest rates ranging from 2.94% to 11.00% and maturities ranging from 1 year to 30 years.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

As of December 31, 2010 (Successor Company) and 2009 (Predecessor Company), letters of credit totaled $1,638 and $1,896, respectively.

Note 18—Supplemental Financial Data

Components of other expense in excess of 1 percent of total interest and non-interest income are as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Foreclosed asset related expense	$536	$21,687	$3,149	$1,694
Goodwill impairment	–	–	5,887	–
FDIC & state assessments	1,184	3,515	3,962	1,153
Legal and professional fees	856	2,866	3,270	2,558
Computer services	849	2,022	2,708	2,093
Capital raise expense	–	2,067	–	–
Amortization of intangibles	364	1,168	1,431	653
Postage, courier and armored car	260	8,223	1,084	887
Insurance non-building	447	1,171	870	287
Marketing and community relations	258	860	1,128	1,246
Collection expense	(7)	40	353	1,341
Operational charge-offs	48	69	155	1,528
Net (gain) loss on disposition of repossessed assets	39	9	(244)	1,387

Note 19—Fair Values of Financial Instruments

ASC 820-10 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Valuation of securities available for sale

The fair values of securities available for sale are determined by 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs), 2) matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs) and 3) for collateralized debt obligations, custom discounted cash flow modeling (Level 3 inputs).

As of December 31, 2010, the Company owned three collateralized debt obligations where the underlying collateral is comprised primarily of corporate debt obligations of homebuilders, REITs, real estate companies and

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

commercial mortgage backed securities. The company also owned a collateralized debt security where the underlying collateral is comprised primarily of trust preferred securities of banks and insurance companies. The inputs used in determining the estimated fair value of these securities are Level 3 inputs. In determining their estimated fair value, management utilizes a discounted cash flow modeling valuation approach. Discount rates utilized in the modeling of these securities are estimated based upon a variety of factors including the market yields of publicly traded trust preferred securities of larger financial institutions and other non-investment grade corporate debt. Cash flows utilized in the modeling of these securities were based upon actual default history of the underlying issuers and issuer specific assumptions of estimated future defaults of the underlying issuers.

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

December 31, 2010 (Successor Company)		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government agencies and corporations	$40,699	$–	$40,699	$–
States and political subdivisions—tax exempt	3,059	–	3,059	–
States and political subdivisions—taxable	2,157	–	2,157	–
Marketable equity securities	74	–	74	–
Mortgage-backed securities—residential	369,203	–	369,203	–
Corporate bonds	2,105	–	2,105	–
Collateralized debt obligations	795	–	–	795

Available for sale securities	$418,092	$–	$417,297	$795

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

December 31, 2010 (Predecessor Company)		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government agencies and corporations	$29,172	$–	$29,172	$–
States and political subdivisions—tax exempt	8,061	–	8,061	–
States and political subdivisions—taxable	2,212	–	2,212	–
Marketable equity securities	8	–	8	–
Mortgage-backed securities—residential	208,115	–	208,115	–
Corporate bonds	2,012	–	2,012	–
Collateralized debt obligations	759	–	–	759

Available for sale securities	$250,339	$–	$249,580	$759

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended December 31, 2010 (Successor Company), for the nine months ended September 30, 2010 and year ended December 31, 2009 (Predecessor Company) and still held at the end of each respective period.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Collateralized Debt Obligations
	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Balance, beginning of period	$808	$759	$4,275
Included in earnings—other than temporary impairment	–	–	(763)
Included in other comprehensive income	(13)	49	(2,753)
Transfer in to Level 3	–	–	–

Balance, end of period	$795	$808	$759

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

Successor Company		Fair Value Measurements Using
December 31, 2010		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other real estate owned	$25,673	$–	$–	$25,673
Other repossessed assets	104	–	104	–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Predecessor Company		Fair Value Measurements Using
December 31, 2009		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans with specific allocations of the allowance for loan losses	$52,122	$–	$–	$52,122
Other real estate owned	21,352	–	–	21,352
Other repossessed assets	326	–	326	–

During the nine months ended September 30, 2010 prior to the application of adjustments related to the application of the acquisition method of accounting, $18,581 of the allowance for loan losses was specifically allocated to collateral dependent impaired loans. The amounts of the specific allocations for impairment were considered in the overall determination of the provision for loan losses. As a result of sales of foreclosed properties, receipt of updated appraisals, reduced listing prices or entering into contracts to sell these properties, valuation adjustments of $19,171 were recognized in our statement of operations during the nine months ended September 30, 2010. Other repossessed assets are primarily comprised of repossessed automobiles and are measured at fair value as of the date of repossession. As a result of the disposition of repossessed vehicles, losses of $39 and $9 were recognized in our statements of operations during the Successor Company three months ended December 31, 2010 and the Predecessor Company nine months ended September 30, 2010, respectively. For the Predecessor Company, collateral dependent impaired loans, which are measured for impairment using the fair value of the collateral, had a carrying amount of $60,413, with a valuation allowance of $8,291 as of December 31, 2009. During the year ended December 31, 2009, $26,085 of the allowance for loan losses was specifically allocated to collateral dependent impaired loans. The amounts of the specific allocations for impairment are considered in the overall determination of the reserve and provision for loan losses. Other real estate owned which is measured at the lesser of fair value less costs to sell or our recorded investment in the foreclosed loan had a carrying amount of $22,147, less a valuation allowance of $795 as of December 31, 2009. As a result of sales of foreclosed properties, receipt of updated appraisals, reduced listing prices or entering into contracts to sell these properties, write downs of fair value of $1,980 were recognized in our statements of operations during the year ended December 31, 2009. Other repossessed assets are primarily comprised of repossessed automobiles and are measured at fair value as of the date of repossession. As a result of the disposition of repossessed vehicles, gains of $244 were recognized in our statements of operations during the year ended December 31, 2009.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Carrying amount and estimated fair values of financial instruments were as follows at December 31:

	Successor Company		Predecessor Company
	2010		2009
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$153,794	$153,794	$167,402	$167,402
Investment securities available for sale	418,092	418,092	250,339	250,339
Loans, net	1,004,228	995,744	1,168,433	1,101,080
Federal Home Loan Bank and Independent Bankers’ Bank stock	9,621	N/A	10,735	N/A
Accrued interest receivable	4,917	4,917	5,790	5,790
Financial liabilities:
Non-contractual deposits	648,019	648,019	704,604	704,604
Contractual deposits	719,006	719,328	664,780	669,073
Federal Home Loan Bank Advances	131,116	130,906	125,000	131,924
Short-term borrowings	47,158	47,156	80,475	80,472
Long-term repurchase agreements	–	–	30,000	30,737
Subordinated debentures	22,887	25,267	33,000	11,482
Accrued interest payable	7,260	7,260	5,457	5,457

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, non-contractual demand deposits and certain short-term borrowings. As it is not practicable to determine the fair value of Federal Home Loan Bank stock and other bankers’ bank stock due to restrictions placed on its transferability, the estimated fair value is equal to their carrying amount. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer including estimates of discounted cash flows when necessary. For fixed rate loans or contractual deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life, adjusted for the allowance for loan losses. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of long-term debt is based on current rates for similar financing. The fair value of off-balance sheet items that includes commitments to extend credit to fund commercial, consumer, real estate construction and real estate-mortgage loans and to fund standby letters of credit is considered nominal.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 20—Condensed Financial Information of TIB Financial Corp.

Condensed Balance Sheets

(Parent Only)

	Successor Company	Predecessor Company
December 31,	2010	2009
Assets:
Cash on deposit with subsidiary	$3,506	$874
Investment in bank subsidiaries	198,403	86,960
Investment in other subsidiaries	3,726	2,017
Other assets	410	844

Total Assets	$206,045	$90,695

Liabilities and Shareholders’ Equity:
Interest payable	$2,102	$564
Notes payable	23,909	34,022
Other liabilities	3,284	591
Shareholders’ equity	176,750	55,518

Total Liabilities and Shareholders’ Equity	$206,045	$90,695

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Condensed Statements of Income

(Parent Only)

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year ended December 31, 2008
Operating income:
Interest Income	$12	$3	$97	$83
Dividends from other subsidiaries	–	–	31	70

Total operating income	12	3	128	153

Operating expense:
Interest expense	470	1,153	1,626	2,336
Other expense	202	1,720	1,660	1,908

Total operating expense	672	2,873	3,286	4,244

Loss before income tax benefit and equity in undistributed earnings of subsidiaries	(660)	(2,870)	(3,158)	(4,091)
Income tax benefit	244	–	540	1,537

Loss before equity in undistributed earnings of subsidiaries	(416)	(2,870)	(2,618)	(2,554)
Equity in income (losses) of subsidiaries	976	(49,935)	(58,930)	(18,376)

Net income (loss)	$560	$(52,805)	$(61,548)	$(20,930)

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Condensed Statements of Cash Flows

(Parent Only)

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2010
Cash flows from operating activities:
Net income (loss)	$560	$(52,805)	$(61,548)	$(20,930)
Equity in (income) losses of subsidiaries	(976)	49,935	58,930	18,376
Stock—based compensation expense	–	178	287	274
Increase (decrease) in net income tax obligation	(238)	184	997	(1,047)
(Increase) decrease in other assets	415	(58)	128	7,190
Increase (decrease) in other liabilities	(3,746)	1,146	307	2

Net cash provided by (used in) operating activities	(3,985)	(1,420)	(899)	3,865

Cash flows from investing activities:
Investment in bank subsidiaries	(5,114)	(150,000)	(20,500)	(25,750)
Investment in other subsidiaries	–	(296)	(148)	(1,378)

Net cash used in investing activities	(5,114)	(150,296)	(20,648)	(27,128)

Cash flows from financing activities:
Net proceeds from issuance of common shares	–	–	(48)	10,033
Income tax effect of stock based compensation	–	(184)	(206)	(82)
Proceeds from issuance of preferred stock and common warrants	–	–	–	36,992
Proceeds from subsidiaries for equity awards	–	791	401	464
Net proceeds from North American Financial Holdings, Inc. investment	–	162,840	–	–
Cash dividends paid	–	–	(1,285)	(1,677)

Net cash provided by (used in) financing activities	–	163,447	(1,138)	45,730

Net increase (decrease) in cash	(9,099)	11,731	(22,685)	22,467
Cash, beginning of period	12,605	874	23,559	1,092

Cash, end of period	$3,506	$12,605	$874	$23,559

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 21—Quarterly Financial Data (Unaudited)

The following is a summary of unaudited quarterly results for 2010 and 2009:

	Successor Company	Predecessor Company			Predecessor Company
	2010	2010			2009
	Fourth	Third	Second	First	Fourth	Third	Second	First
Condensed income statements:
Interest income	$15,681	$17,042	$16,988	$18,287	$19,120	$20,327	$20,858	$20,822
Net interest income	12,432	10,786	10,602	11,494	11,177	11,763	11,694	10,757
Provision for loan losses	402	17,072	7,700	4,925	16,428	14,756	5,763	5,309
Investment securities gain	–	–	993	1,642	2,477	1,127	95	596
Income (Loss) from continuing operations	560	(33,655)	(14,099)	(5,051)	(45,106)	(8,097)	(4,887)	(3,458)
Income earned by preferred shareholders	–	680	669	660	654	650	650	708
Gain on Retirement of Series A preferred allocated to common shareholders	–	(24,276)	–	–	–	–	–	–
Net income (loss) allocated to common shareholders	560	(10,059)	(14,768)	(5,711)	(45,760)	(8,747)	(5,537)	(4,166)
Basic earnings (loss) per common share	$0.05	$(67.56)	$(99.19)	$(38.36)	$(307.36)	$(58.99)	$(37.75)	$(28.71)
Diluted earnings (loss) per common share	$0.03	$(67.56)	$(99.19)	$(38.36)	$(307.36)	$(58.99)	$(37.75)	$(28.71)

The Successor Company reported net income of $560 for the three months ended December 31, 2010. Increases in net interest income are primarily due to the impact of the purchase accounting adjustments which revalued market deposits and borrowings to yield market interest rates as of September 30, 2010. The provision for loan losses of $402 recorded reflects the allowance for loan losses established for loans originated subsequent to September 30, 2010. No net charge-offs or losses on the disposition of other real estate owned were recorded as credit losses experienced were incorporated in the net discounts recorded on loans and other real estate acquired as of September 30, 2010.

The net loss for the fourth quarter of 2009 (Predecessor Company) was primarily due to the provision for income taxes of $24,032 resulting from the recognition of a full valuation allowance against deferred income tax assets of $30,392, the provision for loan losses of $16,428 and a goodwill impairment charge of $5,887.

Capital Bank Corporation

Unaudited Consolidated Financial Statements as of and for the

Six Months Ended June 30, 2011 and 2010

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Successor Company	Predecessor
	Jun. 30, 2011	Dec. 31, 2010
(Dollars in thousands)
Assets
Cash and cash equivalents:
Cash and due from banks	$12,477	$13,646
Interest-bearing deposits with banks	–	53,099

Total cash and cash equivalents’	12,477	66,745
Investment securities:
Investment securities—available for sale, at fair value	–	214,991
Other investments	–	8,301

Total investment securities	–	223,292
Mortgage loans held for sale	–	6,993
Loans:
Loans—net of unearned income and deferred fees	–	1,254,479
Allowance for loan losses	–	(36,061)

Net loans	–	1,218,418
Investment in and advance to Capital Bank, NA	234,671	–
Other real estate	–	18,334
Premises and equipment, net	–	25,034
Other intangible assets, net	–	1,774
Other assets	428	24,957

Total assets	$247,576	$1,585,547

Liabilities
Deposits:
Demand deposits	$–	$116,113
NOW accounts	–	185,782
Money market accounts	–	137,422
Savings deposits	–	30,639
Time deposits	–	873,330

Total deposits	–	1,343,286
Borrowings	–	121,000
Subordinated debentures	18,561	34,323
Other liabilities	638	10,250

Total liabilities	19,199	1,508,859
Shareholders’ Equity
Preferred stock, $1,000 par value; 100,000 shares authorized; 41,279 shares issued and outstanding (liquidation preference of $41,279) at December 31, 2010	–	40,418
Common stock, no par value; 300,000,000 shares authorized; 85,802,164 and 12,877,846 shares issued and outstanding	227,684	145,594
Retained earnings (accumulated deficit)	693	(108,027)
Accumulated other comprehensive loss	–	(1,297)

Total shareholders’ equity	228,377	76,688

Total liabilities and shareholders’ equity	$247,576	$1,585,547

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended Jun. 30, 2011	Three Months Ended Jun. 30, 2010	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Six Months Ended Jun. 30, 2010
(Dollars in thousands except per share data)
Interest income:
Loans and loan fees	$14,915	$17,312	$25,971	$5,479	$34,723
Investment securities:
Taxable interest income	2,216	1,971	3,206	391	3,997
Tax-exempt interest income	239	483	398	74	1,084
Dividends	30	18	59	–	36
Federal funds and other interest income	40	10	87	11	20

Total interest income	17,440	19,794	29,721	5,955	39,860

Interest expense:
Deposits	2,786	5,604	4,560	1,551	11,755
Borrowings and subordinated debentures	765	1,446	1,251	445	2,811

Total interest expense	3,551	7,050	5,811	1,996	14,566

Net interest income	13,889	12,744	23,910	3,959	25,294
Provision for loan losses	1,485	20,037	1,652	40	31,771

Net interest income (loss) after provision for loan losses	12,404	(7,293)	22,258	3,919	(6,477)

Noninterest income:
Service charges and other fees	807	854	1,355	291	1,722
Bank card services	547	543	847	174	958
Mortgage origination and other loan fees	255	339	518	210	666
Brokerage fees	212	285	308	78	472
Bank-owned life insurance	114	255	134	10	494
Net gain on sale of investment securities	–	63	–	–	326
Other	130	175	155	69	407

Total noninterest income	2,065	2,514	3,317	832	5,045

Noninterest expense:
Salaries and employee benefits	5,568	5,319	9,525	1,977	10,719
Occupancy	1,786	1,456	2,926	548	2,958
Furniture and equipment	857	700	1,401	275	1,445
Data processing and telecommunications	635	525	911	180	1,042
Advertising and public relations	144	599	325	131	1,029
Office expenses	269	288	498	93	620
Professional fees	208	684	543	190	1,159
Business development and travel	304	307	550	87	574
Amortization of other intangible assets	287	235	478	62	470
ORE losses and miscellaneous loan costs	1,085	708	1,608	176	2,025
Directors’ fees	53	294	93	68	592
FDIC deposit insurance	513	651	1,076	266	1,316
Contract termination fees	374	–	3,955	–	–
Other	670	614	1,093	102	1,021

Total noninterest expense	12,753	12,380	24,982	4,155	24,970

Net income (loss) before taxes	1,716	(17,159)	593	596	(26,402)
Income tax expense (benefit)	449	(3,576)	(100)	–	(7,485)

Net income (loss)	1,267	(13,583)	693	596	(18,917)
Dividends and accretion on preferred stock	–	589	–	861	1,178

Net (income) loss attributable to common shareholders	$1,267	$(14,172)	$693	$(265)	$(20,095)

Net income (loss) per common share—basic	$0.01	$(1.09)	$0.01	$(0.02)	$(1.60)

Net income (loss) per common share—diluted	$0.01	$(1.09)	$0.01	$(0.02)	$(1.60)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

	Preferred Stock		Common Stock		Other Comprehensive Income	Accumulated Deficit	Total
Successor Company	Shares	Amount	Shares	Amount
(Dollars in thousands)
Balance at January 28, 2011	–	$–	83,877,846	$224,085	$–	$–	$224,085
Comprehensive income:
Net income						693	693
Net unrealized gain on securities, net of tax of $2,820					4,495		4,495

Total comprehensive income							5,188

Issuance of common stock, net of offering costs of $300			1,613,165	3,814			3,814
Stock option expense				72			72
Restricted stock			(1,751)	(7)			(7)
Directors’ deferred compensation			312,904	–			–
Merger of Old Capital Bank into Capital Bank, NA				(280)	(4,495)		(4,775)

Balance at June 30, 2011	–	$–	85,802,164	$227,684	$–	$693	$228,377

	Preferred Stock		Common Stock		Other Comprehensive Income (Loss)	Accumulated Deficit
Predecessor Company	Shares	Amount	Shares	Amount			Total
(Dollars in thousands)
Balance at January 1, 2010	41,279	$40,127	11,348,117	$139,909	$3,955	$(44,206)	$139,785
Comprehensive loss:
Net loss						(18,917)	(18,917)
Net unrealized loss on securities, net of tax of $157					251		251
Amortization of prior service cost on SERP					4		4

Total comprehensive loss							(18,662)

Accretion of preferred stock discount		146				(146)	–
Issuance of common stock			1,468,770	5,065			5,065
Restricted stock forfeiture			(400)	(2)			(2)
Stock option expense				24			24
Directors’ deferred compensation			64,467	301			301
Dividends on preferred stock						(1,032)	(1,032)

Balance at June 30, 2010	41,279	$40,273	12,880,954	$145,136	$4,210	$(50,129)	$125,479

Balance at January 1, 2011	41,279	$40,418	12,877,846	$145,594	$(1,297)	$(108,027)	$76,688
Comprehensive income:
Net income						596	596
Net unrealized loss on securities, net of tax benefit of $204					(324)		(324)
Amortization of prior service cost on SERP					1		1

Total comprehensive income							273

Accretion of preferred stock discount		24				(24)	–
Stock option expense				5			5
Directors’ deferred compensation				35			35
Dividends on preferred stock						(172)	(172)

Balance at January 28, 2011	41,279	$40,442	12,877,846	$145,634	$(1,620)	$(107,627)	$76,829

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Successor Company	Predecessor Company
	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Six Months Ended Jun. 30, 2010
(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$693	$596	$(18,917)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Accretion of purchased credit—impaired loans	(24,968)	–	–
Amortization/accretion of fair value premium/discount on acquired time deposits, borrowings and subordinated debentures, net	(3,529)	–	–
Provision for loan losses	1,652	40	31,771
Amortization of other intangible assets	478	62	470
Depreciation	1,348	203	1,271
Stock-based compensation	140	42	386
Gain on sale of securities, net	–	–	(326)
Amortization of premium on securities, net	695	171	49
Loss (gain) on disposal of premises, equipment and ORE	16	(9)	334
ORE valuation adjustments	74	–	646
Bank-owned life insurance income	(134)	(10)	(518)
Deferred income tax benefit	–	–	(6,763)
Net change in:
Mortgage loans held for sale	1,907	4,424	(1,893)
Accrued interest receivable and other assets	(4,897)	(1,309)	815
Accrued interest payable and other liabilities	2,899	(3,939)	(776)

Net cash provided by (used in) operating activities	(23,626)	271	6,549

Cash flows from investing activities:
Principal repayments on loans, net of loans originated or acquired	13,305	14,547	4,057
Purchases of premises and equipment	(399)	(416)	(1,655)
Proceeds from sales of premises, equipment and ORE	4,332	201	6,730
Sales (purchases) of FHLB stock	1,259	–	(2,025)
Purchases of securities— available for sale	(138,855)	(6,840)	(57,013)
Proceeds from sales of securities—available for sale	–	–	34,702
Proceeds from principal repayments/calls/maturities of securities—available for sale	25,761	3,936	41,179
Proceeds from principal repayments/calls/maturities of securities—held to maturity	–	–	593
Net cash paid in Capital Bank merger	(42,880)	–	–
Investment in Capital Bank, NA	(6,063)	–	–

Net cash provided by (used in) investing activities	(143,540)	11,428	26,568

Cash flows from financing activities:
Increase (decrease) in deposits, net	(2,426)	(4,960)	(7,188)
Decrease in repurchase agreements, net	–	–	(6,543)
Proceeds from borrowings	–	–	151,000
Principal repayments of borrowings	(30,000)	(5,000)	(165,000)
Proceeds from issuance of subordinated debentures	–	–	3,393
Repurchase of preferred stock	–	(41,279)	–
Proceeds from North American Financial Holdings, Inc. Investment	–	181,050
Proceeds from issuance of common stock, net of offering costs	3,814	–	5,065
Dividends paid	–	–	(1,940)

Net cash provided by (used in) financing activities	(28,612)	129,811	(21,213)

Net change in cash and cash equivalents	$(195,778)	$141,510	$11,904
Cash and cash equivalents at beginning of period	208,255	66,745	29,513

Cash and cash equivalents at end of period	$12,477	$208,255	$41,417

Supplemental Disclosure of Cash Flow Information
Noncash investing activities:
Transfers of loans and premises to ORE	$7,573	$248	$13,054
Transfers of ORE to loans	857	146	–
Capital leases recorded in premises and other liabilities	6,618	–	–
Cash paid for:
Income taxes	$130	$–	$–
Interest	9,989	1,531	14,516

Supplemental cash flow information related to the NAFH Investment is disclosed in Note 3.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

1. Basis of Presentation and Significant Accounting Policies

Organization and Nature of Operations

Capital Bank Corporation (the “Company”) is a bank holding company incorporated under the laws of North Carolina on August 10, 1998. Prior to June 30, 2011, the Company’s primary wholly-owned subsidiary was Capital Bank (“Old Capital Bank”), a state-chartered banking corporation that was incorporated under the laws of North Carolina on May 30, 1997 and commenced operations on June 20, 1997. The Company also has interests in three trusts, Capital Bank Statutory Trust I, II, and III (hereinafter collectively referred to as the “Trusts”).

On January 28, 2011, the Company completed the issuance and sale of 71 million shares of its common stock to North American Financial Holdings, Inc. (“NAFH”) for $181.1 million in cash (the “NAFH Investment”). As a result of the NAFH Investment and the Company’s rights offering on March 11, 2011 (the “Rights Offering”), NAFH currently owns approximately 83% of the Company’s common stock. Upon closing of the NAFH Investment, R. Eugene Taylor, NAFH’s Chief Executive Officer, Christopher G. Marshall, NAFH’s Chief Financial Officer, and R. Bruce Singletary, NAFH’s Chief Risk Officer, were named as the Company’s CEO, CFO and CRO, respectively, and as members of the Company’s Board of Directors. In addition, the Company’s Board of Directors was reconstituted with a combination of two existing members (Oscar A. Keller III and Charles F. Atkins), Messrs. Taylor, Marshall and Singletary, and two additional NAFH-designated members (Peter N. Foss and William A. Hodges).

On June 30, 2011, Old Capital Bank merged (the “Bank Merger”) with and into NAFH National Bank (“NAFH Bank”), a national banking association and subsidiary of TIB Financial Corp (“TIB Financial”) and NAFH, with NAFH Bank as the surviving entity. In connection with the Bank Merger, NAFH Bank changed its name to Capital Bank, National Association (“Capital Bank, NA”). NAFH is the owner of approximately 94% of TIB Financial’s common stock. As a result of the Bank Merger, the Company now owns approximately 38% of Capital Bank, NA, with NAFH having a direct ownership of 29% and TIB Financial owning the remaining 33%.

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company. Accounts of the Old Bank were consolidated with the Company until the Bank Merger on June 30, 2011 (and information presented herein “as of” June 30, 2011 gives effect to the completion of the Bank Merger). In connection with the Bank Merger, the Company accounts for its investment in Capital Bank, NA under the equity method. The Trusts have not been consolidated with the financial statements of the Company. The interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They do not include all of the information and footnotes required by such accounting principles for complete financial statements, and therefore should be read in conjunction with the audited consolidated financial statements and accompanying footnotes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included, and all significant intercompany transactions have been eliminated in consolidation. The Company has considered the impact on these condensed consolidated financial statements of subsequent events. Certain amounts reported in prior periods have been reclassified to conform to the current presentation. Such reclassifications have no effect on total assets, net income or shareholders’ equity as previously reported. The results of operations for the period of January 29 to June 30, 2011 (Successor Company) and the period of January 1 to January 28, 2011 (Predecessor Company) are not necessarily

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

indicative of the results of operations that may be expected for the year ending December 31, 2011. The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A description of the accounting policies followed by the Company are as set forth in Note 1 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Due to the NAFH Investment, the Company has added an accounting policy related to purchased credit-impaired loans, and due to the Bank Merger, the Company has added an accounting policy related to its equity method investment in Capital Bank, NA. These new accounting policies are described as follows:

Purchased Credit-Impaired Loans

Loans acquired in a transfer, including business combinations and transactions similar to the NAFH Investment, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the purchased credit-impaired loans using the effective yield method, provided that the timing and amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Subsequent to acquisition, estimates of cash flows expected to be collected are updated each reporting period based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices), the Company charges the provision for credit losses, resulting in an increase to the allowance for loan losses. If the Company has probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the pool of loans. The impact of changes in variable interest rates is recognized prospectively as adjustments to interest income. The accounting pools of acquired loans are defined as of the date of acquisition of a portfolio of loans and are comprised of groups of loans with similar collateral types and risk.

Equity Method Investment

Noncontrolling investments that give the Company the ability to influence the operating or financial decisions of the investee are accounted for as equity method investments. An investment (direct or indirect) of 20 percent or more of the voting stock of an investee generally indicates that the ability to exercise significant influence over an investee. The carrying amount of an equity method investment is adjusted based on the Company’s share of the earnings or losses of the investee after the date of investment and those recognized earnings or losses are reported as a component of noninterest income. In addition, the Company’s proportionate share of the investee’s equity adjustments for other comprehensive income are recorded as increases or decreases to the investment account with corresponding adjustments in equity.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Presentation of Comprehensive Income, to amend FASB Accounting Standards Codification (“ASC”) Topic 220, Comprehensive Income. The amendments in this update eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and will require them to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement format would include the traditional income statement and the components and total other comprehensive income as well as total comprehensive income. In the two statement approach, the first statement would be the traditional income statement which would immediately be followed by a separate statement which includes the components of other comprehensive income, total other comprehensive income and total comprehensive income. The amendments in this update are to be applied retrospectively and are effective for the first interim or annual period beginning after December 15, 2011. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, to amend ASC Topic 820, Fair Value Measurement. The amendments in this update result in common fair value measurement and disclosure requirements in GAAP and IFRS. Some of the amendments clarify the application of existing fair value measurement requirements and others change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Many of the previous fair value requirements are not changed by this standard. The amendments in this update are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In April 2011, the FASB issued ASU 2011-2, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, to amend ASC Topic 320, Receivables. The amendments in this update clarify the guidance on a creditor’s evaluation of whether it has granted a concession and whether a borrower is experiencing financial difficulties. The amendments in this update are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. This update also indicates that companies should disclose the information regarding troubled debt restructurings required by paragraphs 310-10-50-33 through 50-34, which was deferred by ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, for interim and annual periods beginning on or after June 15, 2011. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period were effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

2. Bank Merger

On June 30, 2011, Old Capital Bank, formerly a wholly-owned subsidiary of the Company, merged with and into NAFH Bank, a national banking association and subsidiary of TIB Financial and NAFH, with NAFH Bank as the surviving entity. In connection with the Bank Merger, NAFH Bank changed its name to Capital Bank, National Association. NAFH is the owner of approximately 83% of the Company’s common stock and approximately 94% of TIB Financial’s common stock.

Capital Bank, NA (formerly NAFH Bank) was formed on July 16, 2010 in connection with the purchase and assumption of assets and deposits of three banks – Metro Bank of Dade County (Miami, Florida), Turnberry Bank (Aventura, Florida) and First National Bank of the South (Spartanburg, South Carolina)—from the Federal Deposit Insurance Corporation (the “FDIC”) and is a party to loss sharing agreements with the FDIC covering the large majority of the loans it acquired from the FDIC. On April 29, 2011, Capital Bank, NA merged with TIB Bank, then a wholly-owned subsidiary of TIB Financial.

The Bank Merger occurred pursuant to the terms of an Agreement of Merger entered into by and between Old Capital Bank and Capital Bank, NA, dated as of June 30, 2011. In the Bank Merger, each share of Old Capital Bank common stock was converted into the right to receive shares of Capital Bank, NA common stock based on each entity’s relative tangible book value on March 31, 2011. As a result of the Bank Merger, the Company now owns approximately 38% of Capital Bank, NA, with NAFH having a direct ownership of 29% and TIB Financial owning the remaining 33%. As of June 30, 2011, Capital Bank, NA had total assets of $4.5 billion, total deposits of $3.5 billion and shareholders’ equity of $610.3 million.

The Bank Merger and the preceding merger of TIB Bank and Capital Bank, NA were restructuring transactions between commonly-controlled entities. The $4.8 million difference between the amount of the Company’s initial equity method investment in Capital Bank, NA, subsequent to the Bank Merger, and the Company’s investment in Old Capital Bank, immediately preceding the Bank Merger, was recorded as a reduction to common stock within shareholders’ equity. Additionally, at the time of the Bank Merger, due to the de-consolidation of Old Capital Bank, the balance of accumulated other comprehensive income was reclassified to common stock within shareholders’ equity. Immediately following the Bank Merger, on June 30, 2011, NAFH, the Company and TIB Financial made contributions of additional capital to Capital Bank, NA of $4.7 million, $6.1 million and $5.2 million, respectively, in proportion to their respective ownership interests in Capital Bank, NA. The contributions were made to provide additional capital support for the general business operations of Capital Bank, NA.

The Company reports its investment in Capital Bank, NA on the Consolidated Balance Sheet as an equity method investment in that entity. As of June 30, 2011, the Company’s investment in Capital Bank, NA totaled $231.3 million, which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity as a result of the Bank Merger in addition to the capital contribution immediately following the Bank Merger. The Company also had an advance to Capital Bank, NA totaling $3.4 million as of June 30, 2011. In periods subsequent to the Bank Merger, the Company will adjust this equity investment balance based on its equity in Capital Bank, NA’s net income and comprehensive income.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

3. NAFH Investment

On January 28, 2011, the Company completed the issuance and sale of 71 million shares of its common stock to NAFH for $181.1 million in cash. In connection with the NAFH Investment, each Company shareholder as of January 27, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Old Capital Bank’s then existing loan portfolio. Also in connection with the NAFH Investment, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the U.S. Treasury in connection with the Troubled Asset Relief Program (“TARP”) were repurchased.

Pursuant to the NAFH Investment, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations. The Company issued 1,613,165 shares of common stock in exchange for $4.1 million upon completion of the Rights Offering on March 11, 2011. Direct offering costs of $300 thousand were recorded as a reduction to the proceeds of the Rights Offering.

Also in connection with the closing of the NAFH Investment, the Company amended its Supplemental Executive Retirement Plan (the “Executive Plan” or “SERP”) to waive, with respect to unvested amounts only, any change in control provision and corresponding entitlement to change in control benefits that would otherwise be triggered by the NAFH Investment or any subsequent transaction or series of transactions that result in an affiliate of NAFH holding the Company’s outstanding voting securities or total voting power. On January 28, 2011, the Company received written waivers from each of the participants in the Executive Plan pursuant to which such executives waived the previously described change in control benefits under the SERP and the accelerated vesting of their outstanding unvested Company stock options in connection with the transactions contemplated by the NAFH Investment. Cash payments made to participants in the Executive Plan upon change in control related to vested benefits totaled $1.1 million. The Supplemental Retirement Plan for Directors was not amended, and cash payments made to participants upon change in control pursuant to terms of this plan totaled $3.2 million.

Push-down accounting is required in purchase transactions that result in an entity becoming substantially wholly owned. Push-down accounting is required if 95% or more of the company has been acquired, permitted if 80% to 95% has been acquired, and prohibited if less than 80% of the company is acquired. The Company determined push-down accounting to be appropriate for this transaction, and as such, has applied the acquisition method of accounting due to NAFH’s acquisition of 85% of the Company’s outstanding common stock on January 28, 2011.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

The following table summarizes the NAFH Investment and the Company’s opening balance sheet:

	Successor Company
	Originally Reported as of Jan. 28, 2011	Measurement Period Adjustments	Revised as of Jan. 28, 2011
(Dollars in thousands)
Fair value of assets acquired:
Cash and cash equivalents	$208,255	$–	$208,255
Investment securities	225,336	–	225,336
Mortgage loans held for sale	2,569	–	2,569
Loans	1,135,164	–	1,135,164
Goodwill	30,994	1,863	32,857
Other intangible assets	5,004	–	5,004
Deferred tax asset	55,391	–	55,391
Other assets	66,663	(613)	66,050

Total assets acquired	1,729,376	1,250	1,730,626

Fair value of liabilities assumed:
Deposits	1,351,467	–	1,351,467
Borrowings	123,837	–	123,837
Subordinated debt	19,392	–	19,392
Other liabilities	10,595	1,250	11,845

Total liabilities assumed	1,505,291	1,250	1,506,541

Net assets acquired	224,085	–	224,085
Less: non-controlling interest at fair value	(43,785)	–	(43,785)

	180,300	–	180,300
Underwriting and legal costs	750	–	750

Purchase price	$181,050	$–	$181,050

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available to make preliminary estimates of the fair value. While the Company believes that information provides a reasonable basis for estimating the fair values, it expects to obtain additional information and evidence during the measurement period (not to exceed one year from the acquisition date) that may result in changes to the estimated fair value amounts. Thus, the provisional measurements of fair value reflected are subject to change and such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date. Subsequent adjustments, if any, will be retrospectively reflected in future filings.

Measurement period adjustments reflected above were primarily due to (1) refinements to the acquisition date valuation of certain ORE properties based on subsequent selling prices, (2) refinements to the acquisition date valuation of a capital lease asset/obligation based on an updated appraisal of the leased asset, and (3) write-offs of miscellaneous other assets to properly reflect acquisition date fair value. The provisional measurements of fair value reflected are subject to change and such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date. Subsequent adjustments, if any, will be retrospectively reflected in future filings.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

A summary and description of the assets, liabilities and non-controlling interests fair valued in conjunction with applying the acquisition method of accounting is as follows:

Cash and Cash Equivalents

The cash and cash equivalents, which include proceeds from the NAFH Investment, held at acquisition date approximated fair value on that date and did not require a fair value adjustment.

Investment Securities

Investment securities are reported at fair value at acquisition date. To account for the NAFH Investment, the difference between the fair value and par value became the new premium or discount for each security held by the Company. The fair value of investment securities is primarily based on values obtained from third parties pricing models which are based on recent trading activity for the same or similar securities. Two equity securities were valued at their respective stock market prices, and two corporate bonds were valued using an internal valuation model. Immediately before the acquisition, the investment portfolio had an amortized cost of $228.1 million and was in a net unrealized loss position of $2.8 million.

Loans

All loans in the loan portfolio were adjusted to estimated fair value at the NAFH Investment date. Upon analyzing estimated credit losses as well as evaluating differences between contractual interest rates and market interest rates at acquisition, the Company recorded a loan fair value discount of $104.4 million. All acquired loans were considered to be PCI loans with the exception of certain consumer revolving lines of credit. Subsequent to the NAFH Investment, PCI loans will be accounted for as described in Note 1 (Basis of Presentation and Significant Accounting Policies).

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price over the fair value of acquired net assets. This acquisition was nontaxable and, as a result, there is no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes. Other intangible assets identified as part of the valuation of the NAFH Investment were Core Deposit Intangibles (“CDI”) and the Trade Name Intangible. All of the identified intangible assets are amortized as noninterest expense over their estimated useful lives.

Core Deposit Intangible

The estimated value of the CDI at acquisition date was $4.4 million. This amount represents the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. The present value is calculated over the estimated life of the acquired deposit base and will be amortized on an accelerated method over an eight year period. Deposit accounts evaluated for the CDI were demand deposit accounts, money market accounts and savings accounts.

Trade Name Intangible

Trademarks, service marks and other registered marks (collectively referred to as the “Trade Name”) can have great significance to customers. The function of a mark is to indicate to the consumer the sources from which goods and services originate. The Trade Name considered to have value is Capital Bank. The Trade Name value of $604 thousand at acquisition date was based on the present value of the Company’s projected income multiplied by an assumed royalty rate. This intangible will be amortized on a straight-line basis over a three year period.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

Other Assets

A majority of other assets held by the Company did not have a fair value adjustment as part of acquisition accounting since their carrying value approximated fair value. The most significant other asset impacted by the application of the acquisition method of accounting was the recognition of a net deferred tax asset of $55.4 million. The net deferred tax asset is primarily related to the recognition of differences between certain tax and book bases of assets and liabilities related to the acquisition method of accounting, including fair value adjustments discussed elsewhere in this section, along with federal and state net operating losses that the Company determined to be realizable as of the acquisition date. A valuation allowance is recorded for deferred tax assets, including net operating losses, if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Deposits

Time deposits were not included in the CDI valuation. Instead, a separate valuation of term deposit liabilities was conducted due to the contractual time frame associated with these liabilities. Term deposits evaluated for acquisition accounting consisted of certificates of deposit (“CDs”), brokered deposits and CDs through the Certificate of Deposit Account Registry Services (“CDARS”). The fair value of these deposits was determined by first stratifying the deposit pool by maturity and calculating the interest rate for each maturity period. Then cash flows were projected by period and discounted to present value using current market interest rates.

The outstanding balance of CDs at acquisition date was $730.5 million, and the estimated fair value premium totaled $12.4 million. The outstanding balance of brokered deposits was $100.5 million, and the estimated fair value premium totaled $616 thousand. The outstanding balance of CDARS was $27.0 million, and the estimated fair value premium totaled $111 thousand. The Company will amortize these premiums into income as a reduction of interest expense on a level-yield basis over the weighted average term.

Borrowings

Included in borrowings are FHLB advances and structured repurchase agreements. Fair values for these borrowings were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments, current interest rates, and prepayment penalties. Once the cash flows were determined, a market rate for comparable debt was used to discount the cash flows to the present value. The outstanding balance of FHLB advances and structured repurchase agreements at acquisition date was $66.0 million and $50.0 million, respectively, and the estimated fair value premiums on each totaled $1.8 million and $6.0 million, respectively. The Company will amortize the premium into income as a reduction of interest expense on a level-yield basis over the contractual term of each debt instrument.

Subordinated Debt

Included in subordinated debt are variable rate trust preferred securities issued by the Company and fixed rate subordinated debt issued as part of a private placement offering early in 2010. Fair values for the trust preferred securities and subordinated debt were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments and current interest rates. Once the cash flows were determined, a market rate for comparable subordinated debt was used to discount the cash flows to the present value. The outstanding balance of trust preferred securities and subordinated debt at acquisition date was $30.9 million and $3.4 million, respectively, and the estimated fair value (discount)/premium on each totaled ($15.1) million and $211 thousand, respectively. The Company will accrete the discount as an increase to interest expense and will amortize the premium as a decrease to interest expense on a level-yield basis over the contractual term of each debt instrument.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

Contingent Value Rights

In connection with the NAFH Investment, each existing shareholder as of January 27, 2011 received one contingent value right per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Old Capital Bank’s then existing loan portfolio. The Company estimated the fair value of these CVRs at $568 thousand, which was based on its estimate of credit losses on the existing loan portfolio over the five-year life of these instruments. These CVRs were recorded at fair value in other liabilities in acquisition accounting.

Non-controlling Interest

In determining the estimated fair value of the non-controlling interest, the Company utilized the closing market price of its common stock on the acquisition date of $3.40 and multiplied this stock price by the number of outstanding non-controlling shares at that date.

Transaction Expenses

As required by the NAFH Investment, the Company incurred and reimbursed third party expenses of $750 thousand which were recorded as a reduction of proceeds received from the issuance of common shares to NAFH.

There were no indemnification assets in this transaction, nor was there any contingent consideration to be recognized.

4. Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock instruments, such as stock options and warrants, unless the effect is to reduce a loss or increase earnings. Basic EPS is adjusted for outstanding stock options and warrants using the treasury stock method in order to compute diluted EPS.

The calculation of basic and diluted EPS was based on the following for each period presented:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended Jun. 30, 2011	Three Months Ended Jun. 30, 2010	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Six Months Ended Jun. 30, 2010
(Dollars in thousands except per share data)
Net income (loss) attributable to common shareholders	$1,267	$(14,172)	$693	$(265)	$(20,095)
Weighted average number of common shares outstanding:
Basic	85,802,164	13,021,208	85,465,250	13,188,612	12,520,600
Dilutive effect of options outstanding	9	–	–	–	–

Diluted	85,802,173	13,021,208	85,465,250	13,188,612	12,520,600

Earnings (loss) per share—basic	$0.01	$(1.09)	$0.01	$(0.02)	$(1.60)

Earnings (loss) per share—diluted	$0.01	$(1.09)	$0.01	$(0.02)	$(1.60)

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

Weighted average anti-dilutive stock options and warrants and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended Jun. 30, 2011	Three Months Ended Jun. 30, 2010	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Six Months Ended Jun. 30, 2010
(Dollars in thousands except per share data)
Anti-dilutive stock options	291,980	312,920	292,480	297,880	312,920
Anti-dilutive warrants	–	749,619	–	749,619	749,619

5. Comprehensive Income (Loss)

Comprehensive income (loss) represents the change in the Company’s equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). The Company’s other comprehensive income (loss) and accumulated other comprehensive income (loss) are comprised of unrealized gains and losses on certain investments in debt securities and derivatives that qualify as cash flow hedges to the extent that the hedge is effective.

The Company’s other comprehensive income (loss) was as follows for each period presented:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended Jun. 30, 2011	Three Months Ended Jun. 30, 2010	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Six Months Ended Jun. 30, 2010
(Dollars in thousands except per share data)
Unrealized gains (losses) on securities—available for sale	$5,080	$1,014	$7,315	$(528)	$408
Amortization of prior service cost on SERP	–	2	–	1	4
Income tax effect	(1,958)	(391)	(2,820)	204	(157)

Other comprehensive income (loss)	$3,122	$625	$4,495	$(323)	$255

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

6. Investment Securities

Due to the Bank Merger, the Company reported no investment securities on its Consolidated Balance Sheet as of June 30, 2011 (Successor). Investment securities as of December 31, 2010 (Predecessor) are summarized as follows:

	Predecessor Company
	Amortized	Unrealized	Unrealized
December 31, 2010	Cost	Gains	Losses	Fair Value
(Dollars in thousands)
Available for sale:
U.S. agency obligations	$19,003	$18	$87	$18,934
Municipal bonds	22,455	75	1,521	21,009
Mortgage-backed securities issued by GSEs	165,540	78	195	165,423
Non-agency mortgage-backed securities	6,790	39	242	6,587
Other securities	3,252	–	214	3,038

	217,040	210	2,259	214,991

Other investments	8,301	–	–	8,301

Total	$225,341	$210	$2,259	$223,292

The following table summarizes the gross unrealized losses and fair value of the Company’s investments in an unrealized loss position not recognized in earnings, aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position, as of December 31, 2010 (Predecessor):

	Predecessor Company
	Less than 12 Months		12 Months or Greater		Total
December 31, 2010	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(Dollars in thousands)
Available for sale:
U.S. agency obligations	$8,916	$87	$–	$–	$8,916	$87
Municipal bonds	14,886	1,134	2,453	387	17,339	1,521
Mortgage-backed securities issued by GSEs	14,473	195	–	–	14,473	195
Non-agency mortgage-backed securities	–	–	4,183	242	4,183	242
Other securities	–	–	2,536	214	2,536	214

Total	$38,275	$1,416	$9,172	$843	$47,447	$2,259

Prior to the Bank Merger, other investment securities primarily included an investment in Federal Home Loan Bank (“FHLB”) stock, which had no readily determinable market value and was recorded at cost. As of December 31, 2010 (Predecessor), the Company’s investment in FHLB stock totaled $7.7 million. Based on its evaluation prior to the Bank Merger, management concluded that the Company’s investment in FHLB stock was not impaired and that ultimate recoverability of the par value of this investment is probable.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

7. Loans

Due to the Bank Merger, the Company reported no loans on its Consolidated Balance Sheet as of June 30, 2011 (Successor). The composition of the loan portfolio by loan classification as of December 31, 2010 (Predecessor) was as follows:

Predecessor Company
Dec. 31, 2010
(Dollars in thousands)
Commercial real estate:
Construction and land development	$350,587
Real estate—non-owner occupied	283,943
Real estate—owner occupied	170,470

Total commercial real estate	805,000

Consumer real estate:
Residential mortgage	173,777
Home equity lines	89,178

Total consumer real estate	262,955

Commercial and industrial	145,435
Consumer	6,163
Other loans	33,742

1,253,295
Deferred loan fees and origination costs, net	1,184

$1,254,479

Loans pledged as collateral for certain borrowings totaled as of $341.5 million as of December 31, 2010 (Predecessor).

Successor Company:

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

As of Jan. 28, 2011
(Dollars in thousands)
Contractually required payments	$1,318,702
Nonaccretable difference	(98,777)

Cash flows expected to be collected at acquisition	1,219,925
Accretable yield	(163,892)

Fair value of acquired loans at acquisition	$1,056,033

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

	Three Months Ended Jun. 30, 2011	Jan. 29, 2011 to Jun. 30, 2011
(Dollars in thousands)
Balance, beginning of period	$153,627	$163,892
New loans purchased	–	–
Accretion of income	(14,703)	(24,968)
Reclassifications from nonaccretable difference	18,100	18,100
Merger of Old Capital Bank into Capital Bank, NA	(157,024)	(157,024)

Balance, end of period	$–	$–

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to the NAFH Investment. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of the NAFH Investment. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	the estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	the estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

8. Allowance for Loan Losses and Credit Quality

The following is a summary of activity in the allowance for loan losses for each period presented:

	Successor Company	Predecessor Company
	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Six Months Ended Jun. 30, 2010
(Dollars in thousands)
Balance at beginning of period, predecessor	$–	$36,061	$26,081
Loans charged off	(339)	(49)	(22,241)
Recoveries of loans previously charged off	–	9	151

Net charge-offs	(339)	(40)	(22,090)
Provision for loan losses	1,652	40	31,771
Merger of Old Capital Bank into Capital Bank, NA	(1,313)	–	–

Balance at the end of period, predecessor	–	36,061	35,762
Acquisition accounting adjustment	–	(36,061)	–

Balance at end of period, successor	$–	$–	$–

The allowance for credit losses includes the allowance for loan losses, detailed above, and the reserve for unfunded lending commitments, which is included in other liabilities on the Consolidated Balance Sheets. Due to the Bank Merger, the Company had no allowance for credit losses as of June 30, 2011 (Successor). As of December 31, 2010 (Predecessor), the reserve for unfunded lending commitments totaled $623 thousand.

The following is an analysis of the allowance for loan losses by portfolio segment in addition to the disaggregation of the allowance and outstanding loan balances by impairment method as of December 31, 2010 (Predecessor):

	Predecessor Company
	Allowance for Loan Losses			Loans
December 31, 2010	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired
(Dollars in thousands)
Commercial real estate	$351	$24,039	$–	$65,840	$739,160	$–
Consumer real estate	87	4,645	–	3,879	259,076	–
Commercial and industrial	89	6,343	–	6,013	139,422	–
Consumer	2	352	–	6	6,157	–
Other	–	153	–	781	32,961	–

	$529	$35,532	$–	$76,519	$1,176,776	$–

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

Prior to the Bank Merger, to monitor and quantify credit risk in the loan portfolio, the Company used a risk rating system. The risk rating scale ranged from 1 to 9, where a higher rating represents higher credit risk and is selected on the financial strength and overall resources of the borrower. The nine risk rating categories can generally be described by the following groupings:

•

Pass (risk rating 1–6)—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention (risk rating 7)—Loans in this category have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or the institution’s credit position at some future date. They contain unfavorable characteristics and are generally undesirable. Loans in this category are currently protected by current sound net worth and paying capacity of the obligor or of the collateral pledged, if any, but are potentially weak and constitute an undue and unwarranted credit risk, but not to the point of a Substandard classification.

•

Substandard (risk rating 8)—Loans in this category are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard. A substandard loan normally has one or more well-defined weaknesses that could jeopardize repayment of the debt.

•

Doubtful (risk rating 9)—For loans in this category, the borrower’s ability to continue repayment is highly unlikely. Full collection based on currently known facts, conditions, and values is highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and specific reasonable pending factors, which work to the bank’s advantage and strengthen the asset in the near term, its classification as loss is deferred until its more exact status may be determined.

The following is an analysis of the Company’s credit risk profile on internally assigned risk ratings as of December 31, 2010 (Predecessor):

	Commercial Loans
December 31, 2010 (Predecessor Company)	Construction and Land Development	Non-Owner Occupied Real Estate	Owner Occupied Real Estate	Commercial and Industrial	Other	Total
(Dollars in thousands)
Pass	$250,557	$266,523	$154,156	$101,674	$32,961	$805,871
Special mention	20,178	12,505	2,287	20,488	–	55,458
Substandard	79,852	4,610	13,967	23,266	781	122,476
Doubtful	–	305	60	7	–	372

Total	$350,587	$283,943	$170,470	$145,435	$33,742	$984,177

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

	Consumer Loans
December 31, 2010 (Predecessor Company)	Residential Mortgage	Home Equity Lines	Other Consumer	Total
(Dollars in thousands)
Pass	$162,002	$85,000	$5,803	$252,805
Special mention	5,518	1,972	188	7,678
Substandard	6,138	2,110	172	8,420
Doubtful	119	96	–	215

Total	$173,777	$89,178	$6,163	$269,118

The following is an aging analysis of the Company’s portfolio by loan class as of December 31, 2010 (Predecessor):

	Predecessor Company
December 31, 2010	30–59 Days Past Due	60–89 Days Past Due	Over 90 Days Past Due and Accruing	Nonaccrual Loans	Current Loans	Total Loans
(Dollars in thousands)
Commercial real estate:
Construction and land development	$6,166	$204	$–	$50,693	$293,524	$350,587
Real estate–non-owner occupied	509	–	–	2,678	280,756	283,943
Real estate–owner occupied	3,165	–	–	8,198	159,107	170,470
Consumer real estate:
Residential mortgage	2,213	329	–	3,481	167,754	173,777
Home equity lines	498	109	–	277	88,294	89,178
Commercial and industrial	175	146	–	5,830	139,284	145,435
Consumer	4	4	–	6	6,149	6,163
Other loans	–	–	–	781	32,961	33,742

Total	$12,730	$792	$–	$71,944	$1,167,829	$1,253,295

9. Stock-Based Compensation

Stock Options

Pursuant to the Capital Bank Corporation Equity Incentive Plan (“Equity Incentive Plan”), the Company has a stock option plan providing for the issuance of options for the purchase of up to 1,150,000 shares of the Company’s common stock to officers and directors. As of June 30, 2011 (Successor), options for 292,480 shares of common stock were outstanding and options for 609,759 shares of common stock remained available for future issuance.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

The following is a summary of the activity in the Company’s stock option plans, including the weighted average exercise price (“WAEP”), for each period presented:

	Successor Company		Predecessor Company
	Period of Jan. 29 to Jun. 30, 2011		Period of Jan. 1 to Jan. 28, 2011		Six Months Ended Jun. 30, 2010
	Shares	WAEP	Shares	WAEP	Shares	WAEP
Outstanding options, beginning of period	297,880	$12.11	297,880	$12.11	366,583	$11.76
Granted	–	–	–	–	19,250	4.38
Exercised	–	–	–	–	–	–
Forfeited and expired	(5,400)	14.51	–	–	(72,413)	8.53

Outstanding options, end of period	292,480	$12.07	297,880	$12.11	313,420	$12.05

Options exercisable at end of period	253,280	$12.92	226,430	$13.53	220,470	$13.70

The following table summarizes information about the Company’s stock options as of June 30, 2011 (Successor):

	Successor Company
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Intrinsic Value
$3.85–$6.00	77,850	7.80	41,850	$–
$6.01–$9.00	–	–	–	–
$9.01–$12.00	74,880	0.70	74,880	–
$12.01–$15.00	20,000	5.13	16,800	–
$15.01–$18.00	66,000	3.57	66,000	–
$18.00–$18.37	53,750	3.49	53,750	–

	292,480	4.05	253,280	$–

The fair values of options granted are estimated on the date of the grants using the Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. The weighted average fair value of options granted for the six months ended June 30, 2010 (Predecessor) was $1.80. There were no options granted in the period of January 29, 2011 to June 30, 2011 (Successor) or the period of January 1, 2011 to January 28, 2011 (Predecessor).

As of June 30, 2011 (Successor), the Company had unamortized compensation expense related to unvested stock options of $24 thousand, which is expected to be fully amortized over the next two years. For the period from January 29, 2011 to June 30, 2011 (Successor), the period from January 1, 2011 to January 28, 2011 (Predecessor) and the six months ended June 30, 2010 (Predecessor), the Company recorded total compensation expense related to stock options of $72 thousand, $5 thousand and $24 thousand, respectively, related to stock options. On January 28, 2011, vesting was accelerated on certain outstanding stock options in connection with the NAFH Investment. Compensation expense related to the accelerated vesting was recorded in the Successor period.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

Restricted Stock

Pursuant to the Equity Incentive Plan, the Board of Directors may grant restricted stock to certain employees and Board members at its discretion. Nonvested shares are subject to forfeiture if employment terminates prior to the vesting dates. The Company expenses the cost of the stock awards, determined to be the fair value of the shares at the date of grant, ratably over the period of the vesting.

Nonvested restricted stock activity for the six months ended June 30, 2011 is summarized in the following table:

	Shares	Weighted Avg. Grant Date Fair Value
Nonvested at beginning of period	11,700	$6.00
Granted	–	–
Vested	(11,700)	6.00

Nonvested at end of period	–	$–

Total compensation expense related to these restricted stock awards for the period of January 29 to June 30, 2011 (Successor), the period of January 1, 2011 to January 28, 2011 (Predecessor) and the six months ended June 30, 2010 (Predecessor) totaled $68 thousand, $2 thousand and $61 thousand, respectively. On January 28, 2011, vesting was accelerated on all remaining nonvested restricted shares in connection with the NAFH Investment. Compensation expense related to the accelerated vesting was recorded in the Successor period.

Deferred Compensation for Non-employee Directors

Until the NAFH Investment, the Company administered the Capital Bank Corporation Deferred Compensation Plan for Outside Directors (“Deferred Compensation Plan”). Eligible directors may have elected to participate in the Deferred Compensation Plan by deferring all or part of their directors’ fees for at least one calendar year, in exchange for common stock of the Company. If a director did not elect to defer all or part of his fees, then he was not considered a participant in the Deferred Compensation Plan. The amount deferred was equal to 125% of total director fees. Each participant was fully vested in his account balance. The Deferred Compensation Plan provides for payment of share units in shares of common stock of the Company after the participant ceased to serve as a director for any reason.

Upon closing of the NAFH Investment, the Deferred Compensation Plan was terminated and all phantom shares in the Plan were distributed to the participants. For the period of January 1 to January 28, 2011 (Predecessor) and the six months ended June 30, 2010 (Predecessor), the Company recognized stock-based compensation expense of $35 thousand and $301 thousand, respectively, related to the Deferred Compensation Plan.

10. Derivative Instruments

Due to the Bank Merger, the Company had no derivative instruments as of June 30, 2011 (Successor). Prior to the Bank Merger, the Company entered into interest rate lock commitments with customers and commitments to sell mortgages to investors. The period of time between the issuance of a mortgage loan commitment and the closing and sale of the mortgage loan was generally less than 60 days. Interest rate lock commitments and forward loan sale commitments represented derivative instruments which were carried at fair value. These derivative instruments did not qualify for hedge accounting. The fair values of the Company’s interest rate lock

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

commitments and forward loan sales commitments were based on current secondary market pricing and were included on the Condensed Consolidated Balance Sheets in mortgage loans held for sale and on the Condensed Consolidated Statements of Operations in mortgage origination and other loan fees.

As of December 31, 2010 (Predecessor), the Company had $10.3 million of commitments outstanding to originate mortgage loans held for sale at fixed rates and $17.3 million of forward commitments under best efforts contracts to sell mortgages to four different investors. The fair value of the interest rate lock commitments and forward loan sales commitments were not considered material as of December 31, 2010 (Predecessor). Thus, there was no impact to the Condensed Consolidated Statements of Operations at that date.

11. Commitments and Contingencies

Due to the Bank Merger, the Company had no outstanding commitments or contingencies as of June 30, 2011 (Successor). Prior to the Bank Merger, the Company was party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments were comprised of various types of commitments to extend credit, including unused lines of credit and overdraft lines, as well as standby letters of credit. These instruments involved, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party was represented by the contractual amount of those instruments. The Company used the same credit policies in making these commitments as it had for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit was based on management’s credit evaluation of the borrower. Collateral held varied but included trade accounts receivable, property, plant and equipment, and income-producing commercial properties. Since many unused lines of credit expired without being drawn upon, the total commitment amounts did not necessarily represent future cash requirements.

The Company’s exposure to off-balance-sheet credit risk as of December 31, 2010 (Predecessor) was as follows:

Predecessor Company
Dec. 31, 2010
(Dollars in thousands)
Commitments to extend credit	$175,318
Standby letters of credit	10,285

Total commitments	$185,603

Prior to the Bank Merger, the Company had limited partnership investments in two related private investment funds which totaled $1.8 million as of December 31, 2010 (Predecessor). These investments were recorded on the cost basis and were included in other assets on the Condensed Consolidated Balance Sheets. Remaining capital commitments to these funds totaled $1.6 million as of December 31, 2010 (Predecessor).

12. Fair Value

Fair Value Measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Prior to the Bank Merger, investment securities, available for sale, were recorded at fair value on a recurring basis. Additionally, prior to the Banker Merger, the Company

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

may have been required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involved application of lower of cost or market accounting or write-downs of individual assets. The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 (Predecessor) are summarized below:

	Predecessor Company
December 31, 2010	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
(Dollars in thousands)
Investment securities—available for sale:
U.S. agency obligations	$–	$18,934	$–	$18,934
Municipal bonds	–	21,009	–	21,009
Mortgage-backed securities issued by GSEs	–	165,423	–	165,423
Non-agency mortgage-backed securities	–	6,587	–	6,587
Other securities	1,738	–	1,300	3,038

Total	$1,738	$211,953	$1,300	$214,991

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods presented:

	Successor Company	Predecessor Company
	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Six Months Ended Jun. 30, 2010
(Dollars in thousands)
Balance at beginning of period	$1,107	$1,300	$1,300
Total unrealized losses included in:
Net income	–	–	–
Other comprehensive income	–	(193)	–
Purchases, sales and issuances, net	–	–	–
Transfers in and (out) of Level 3	–	–	–
Merger of Old Capital Bank into Capital Bank, NA	(1,107)

Balance at end of period	$–	$1,107	$1,300

Assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2010 (Predecessor) are summarized below:

	Predecessor Company
December 31, 2010	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
(Dollars in thousands)
Impaired loans	$–	$61,006	$14,985	$75,990
Other real estate	–	18,334	–	18,334

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

Fair Value of Financial Instruments

Due to the nature of the Company’s business, a significant portion of its assets and liabilities consist of financial instruments. Accordingly, the estimated fair values of these financial instruments are disclosed. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company’s financial instruments, the fair value of such instruments has been derived based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net amounts ultimately collected could be materially different from the estimates presented below. In addition, these estimates are only indicative of the values of individual financial instruments and should not be considered an indication of the fair value of the Company taken as a whole.

Fair values of cash and cash equivalents are equal to the carrying value. Estimated fair values of investment securities are based on quoted market prices, if available, or model-based values from pricing sources for mortgage-backed securities and municipal bonds. Fair value of the loan portfolio has been estimated using the present value of expected future cash flows, discounted at a current market rate for each loan type. The amount of expected credit losses and the timing of those losses have also been factored into expected future cash flows. Carrying amounts for accrued interest approximate fair value given the short-term nature of interest receivable and payable.

Fair values of time deposits and borrowings are estimated by discounting the future cash flows using the current rates offered for similar deposits and borrowings with the same remaining maturities. Fair value of subordinated debt is estimated based on current market prices for similar trust preferred issues of financial institutions with equivalent credit risk. The estimated fair value for the Company’s subordinated debt is significantly lower than carrying value since credit spreads (i.e., spread to LIBOR) on similar trust preferred issues are currently much wider than when these securities were originally issued. Interest-bearing deposit liabilities and repurchase agreements with no stated maturities are predominately at variable rates and, accordingly, the fair values have been estimated to equal the carrying amounts (the amount payable on demand).

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

The carrying values and estimated fair values of the Company’s financial instruments as of June 30, 2011 (Successor) and December 31, 2010 (Predecessor) were as follows:

	Successor Company		Predecessor Company
	Jun. 30, 2011		Dec. 31, 2010
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$12,477	$12,477	$66,745	$66,745
Investment securities	–	–	223,292	223,292
Mortgage loans held for sale	–	–	6,993	6,993
Loans	–	–	1,218,418	1,146,256
Accrued interest receivable	266	266	5,158	5,158

Financial Liabilities:
Non-maturity deposits	$–	$–	$469,956	$469,956
Time deposits	–	–	873,330	885,105
Borrowings	–	–	121,000	126,787
Subordinated debentures	18,561	20,695	34,323	19,164
Accrued interest payable	70	70	1,363	1,363

Unrecognized financial instruments:
Commitments to extend credit	–	–	$175,318	$167,817
Standby letters of credit	–	–	10,285	10,285

13. TARP Capital Purchase Program

On December 12, 2008, the Company entered into a Securities Purchase Agreement with the U.S. Treasury pursuant to which, among other things, the Company sold to the Treasury 41,279 shares of Series A Preferred Stock and warrants to purchase up to 749,619 shares of common stock (“Warrants”) of the Company for an aggregate purchase price of $41.3 million.

On January 28, 2011, in connection with the NAFH Investment, all outstanding shares of Series A Preferred Stock and the Warrants were repurchased and cancelled for an aggregate purchase price of $41.3 million. The Company recognized a charge of $861 thousand for dividends and accretion on preferred stock during the period of January 1, 2011 to January 28, 2011 (Predecessor), which reflected the difference between the carrying value of the preferred stock and its redemption price.

Capital Bank Corporation

Consolidated Financial Statements as of and for the

Years Ended December 31, 2010, 2009 and 2008

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Capital Bank Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Capital Bank Corporation (the Company) and Subsidiaries as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity and loss and cash flows for the year ended December 31, 2010. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Bank Corporation and Subsidiaries as of December 31, 2010 and the results of their operations and their cash flows for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of Capital Bank Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 15, 2011, expressed an unqualified opinion on the effectiveness of Capital Bank Corporation’s internal control over financial reporting.

/s/ ELLIOTT DAVIS PLLC

Charlotte, North Carolina

March 15, 2011

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

of Capital Bank Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Capital Bank Corporation (a North Carolina corporation) and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss) and cash flows for the years in the periods ended December 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Bank Corporation and subsidiaries as of December 31, 2009, and the results of its operations and its cash flows for the years in the periods ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Capital Bank Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 10, 2010 (not separately included herein), expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

March 10, 2010

CAPITAL BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

	December 31,
	2010	2009
	(Dollars in thousands)
Assets
Cash and cash equivalents:
Cash and due from banks	$13,646	$25,002
Interest-bearing deposits with banks	53,099	4,511

Total cash and cash equivalents	66,745	29,513
Investment securities:
Investment securities—available for sale, at fair value	214,991	235,426
Investment securities—held to maturity, at amortized cost	–	3,676
Other investments	8,301	6,390

Total investment securities	223,292	245,492
Mortgage loans held for sale	6,993	–
Loans:
Loans—net of unearned income and deferred fees	1,254,479	1,390,302
Allowance for loan losses	(36,061)	(26,081)

Net loans	1,218,418	1,364,221
Other real estate (“ORE”)	18,334	10,732
Premises and equipment, net	25,034	23,756
Bank-owned life insurance	6,972	22,746
Core deposit intangible, net	1,774	2,711
Deferred tax asset	–	12,096
Other assets	17,985	23,401

Total assets	$1,585,547	$1,734,668

Liabilities
Deposits:
Demand, noninterest checking	$116,113	$141,069
NOW accounts	185,782	175,084
Money market deposit accounts	137,422	184,146
Savings accounts	30,639	28,958
Time deposits	873,330	848,708

Total deposits	1,343,286	1,377,965
Securities sold under agreements to repurchase	–	6,543
Borrowings	121,000	167,000
Subordinated debentures	34,323	30,930
Other liabilities	10,250	12,445

Total liabilities	1,508,859	1,594,883

Shareholders’ Equity
Preferred stock, $1,000 par value; 100,000 shares authorized; 41,279 shares issued and outstanding (liquidation preference of $41,279)	40,418	40,127
Common stock, no par value; 300,000,000 shares authorized; 12,877,846 and 11,348,117 shares issued and outstanding	145,594	139,909
Accumulated deficit	(108,027)	(44,206)
Accumulated other comprehensive income (loss)	(1,297)	3,955

Total shareholders’ equity	76,688	139,785

Total liabilities and shareholders’ equity	$1,585,547	$1,734,668

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(Dollars in thousands except per share data)
Interest income:
Loans and loan fees	$68,474	$70,178	$72,494
Investment securities:
Taxable interest income	7,483	9,849	8,935
Tax-exempt interest income	1,596	3,026	3,169
Dividends	80	46	294
Federal funds and other interest income	89	42	128

Total interest income	77,722	83,141	85,020

Interest expense:
Deposits	21,082	28,037	33,042
Borrowings and repurchase agreements	5,677	6,226	9,382

Total interest expense	26,759	34,263	42,424

Net interest income	50,963	48,878	42,596
Provision for loan losses	58,545	23,064	3,876

Net interest income (loss) after provision for loan losses	(7,582)	25,814	38,720

Noninterest income:
Service charges and other fees	3,311	3,883	4,545
Bank card services	2,020	1,539	1,332
Mortgage origination and other loan fees	1,861	1,935	2,148
Brokerage fees	963	698	732
Bank-owned life insurance	699	1,830	952
Gain on sale of branch	–	–	374
Other income	840	607	719
Securities gains (losses):
Realized securities gains, net	5,855	173	249
Other-than-temporary impairments	–	(1,082)	–
Less: non-credit portion recognized in other comprehensive income	–	584	–

Total securities gains (losses), net	5,855	(325)	249

Total noninterest income	15,549	10,167	11,051

Noninterest expense:
Salaries and employee benefits	22,675	22,112	20,951
Occupancy	5,906	5,630	4,458
Furniture and equipment	3,183	3,155	3,135
Data processing and telecommunications	2,092	2,317	2,135
Advertising and public relations	1,887	1,610	1,515
Office expenses	1,260	1,383	1,317
Professional fees	2,514	1,488	1,479
Business development and travel	1,350	1,244	1,393
Amortization of core deposit intangible	937	1,146	1,037
ORE losses and miscellaneous loan costs	5,006	1,646	898
Directors’ fees	1,061	1,418	1,044
FDIC deposit insurance	3,846	2,721	685
Goodwill impairment charge	–	–	65,191
Other expenses	2,592	3,940	1,424

Total noninterest expense	54,309	49,810	106,662

Net loss before income taxes	(46,342)	(13,829)	(56,891)
Income tax expense (benefit)	15,124	(7,013)	(1,207)

Net loss	(61,466)	(6,816)	(55,684)
Dividends and accretion on preferred stock	2,355	2,352	124

Net loss attributable to common shareholders	$(63,821)	$(9,168)	$(55,808)

Net loss per common share—basic	$(4.98)	$(0.80)	$(4.94)

Net loss per common share—diluted	$(4.98)	$(0.80)	$(4.94)

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

For the Years Ended December 31, 2010, 2009 and 2008

					Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
	(Dollars in thousands)
Balance at January 1, 2008	–	$–	11,169,777	$136,154	$161	$27,985	$164,300
Comprehensive loss:
Net loss	–	–	–	–	–	(55,684)	(55,684)
Net unrealized loss on investment securities, net of tax benefit of $9	–	–	–	–	(13)	–	(13)
Net unrealized gain on cash flow hedge, net of tax of $464	–	–	–	–	738	–	738

Total comprehensive loss	–	–	–	–	–	–	(54,959)

Issuance of preferred stock with warrants, net of issuance costs	41,279	39,827	–	1,333	–	–	41,160
Accretion of preferred stock discount	–	12	–	–	–	(12)	–
Repurchase of common stock	–	–	(10,166)	(92)	–	–	(92)
Issuance of common stock for options exercised	–	–	26,591	206	–	–	206
Restricted stock awards	–	–	24,000	288	–	–	288
Stock option expense	–	–	–	32	–	–	32
Modification of directors’ deferred compensation plan	–	–	–	943	–	–	943
Directors’ deferred compensation	–	–	27,883	345	–	–	345
Dividends on preferred stock	–	–	–	–	–	(112)	(112)
Dividends on common stock ($0.32 per share)	–	–	–	–	–	(3,597)	(3,597)

Balance at December 31, 2008	41,279	$39,839	11,238,085	$139,209	$886	$(31,420)	$148,514

Comprehensive loss:
Net loss	–	–	–	–	–	(6,816)	(6,816)
Net unrealized gain on investment securities, net of tax of $3,169	–	–	–	–	5,051	–	5,051
Net unrealized loss on cash flow hedge, net of tax benefit of $1,215	–	–	–	–	(1,936)	–	(1,936)
Prior service cost recognized on SERP, net of amortization	–	–	–	–	(46)	–	(46)

Total comprehensive loss	–	–	–	–	–	–	(3,747)

Accretion of preferred stock discount	–	288	–	–	–	(288)	–
Restricted stock awards	–	–	16,692	107	–	–	107
Stock option expense	–	–	–	50	–	–	50
Directors’ deferred compensation			93,340	543	–	–	543
Dividends on preferred stock	–	–	–	–	–	(2,064)	(2,064)
Dividends on common stock ($0.32 per share)	–	–	–	–	–	(3,618)	(3,618)

Balance at December 31, 2009	41,279	$40,127	11,348,117	$139,909	$3,955	$(44,206)	$139,785

Comprehensive loss:
Net loss	–	–	–	–	–	(61,466)	(61,466)
Net unrealized loss on investment securities, net of tax benefit of $3,300	–	–	–	–	(5,260)	–	(5,260)
Prior service cost recognized on SERP, net of amortization	–	–	–	–	8	–	8

Total comprehensive loss	–	–	–	–	–	–	(66,718)

Accretion of preferred stock discount	–	291	–	–	–	(291)	–
Issuance of common stock	–	–	1,468,770	5,065	–	–	5,065
Restricted stock forfeiture	–	–	(3,508)	(10)	–	–	(10)
Stock option expense	–	–		54	–	–	54
Directors’ deferred compensation	–	–	64,467	576	–	–	576
Dividends on preferred stock	–	–	–	–	–	(2,064)	(2,064)

Balance at December 31, 2010	41,279	$40,418	12,877,846	$145,594	$(1,297)	$(108,027)	$76,688

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
(Dollars in thousands)
Cash flows from operating activities:
Net loss	$(61,466)	$(6,816)	$(55,684)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for loan losses	58,545	23,064	3,876
Loss on repurchase of mortgage loans	–	361	–
Amortization of core deposit intangible	937	1,146	1,037
Depreciation	2,629	2,893	2,639
Goodwill impairment charge	–	–	65,191
Stock-based compensation	736	702	477
(Gain) loss on securities, net	(5,855)	325	(249)
Amortization of premium on securities, net	98	180	80
Loss on disposal of premises, equipment and other real estate	444	88	81
ORE valuation adjustments	2,088	217	–
Bank-owned life insurance income	(699)	(378)	(779)
Deferred income tax expense (benefit)	15,396	(4,708)	(3,715)
Gain on sale of branch	–	–	(374)
Net change in:
Mortgage loans held for sale	(6,993)	–	–
Accrued interest receivable and other assets	5,070	(5,972)	1,344
Accrued interest payable and other liabilities	(1,279)	(220)	(1,553)

Net cash provided by operating activities	9,651	10,882	12,371

Cash flows from investing activities:
Loan (originations) principal repayments, net	68,805	(162,132)	(124,503)
Additions to premises and equipment	(3,938)	(3,326)	(4,750)
Proceeds from sales of premises, equipment and real estate owned	8,350	5,686	7,693
Proceeds from surrender of bank-owned life insurance	16,473	–	–
Net cash paid in branch sale	–	–	(7,757)
Net cash received in business combination	–	–	50,573
(Purchases) sales of FHLB stock, net	(1,680)	(20)	1,272
Purchases of securities—available for sale	(232,579)	(31,842)	(91,243)
Proceeds from sales of securities—available for sale	164,012	21,703	38,359
Proceeds from principal repayments/calls/maturities of securities—available for sale	89,021	48,947	27,913
Proceeds from principal repayments/calls/maturities of securities—held to maturity	853	1,503	4,824

Net cash provided by (used in) investing activities	109,317	(119,481)	(97,619)

Cash flows from financing activities:
Increase (decrease) in deposits, net	(34,679)	62,651	125,134
Decrease in repurchase agreements, net	(6,543)	(8,467)	(24,890)
Proceeds from borrowings	189,000	183,000	302,600
Principal repayments of borrowings	(235,000)	(148,000)	(335,600)
Repayment of federal funds purchased	–	–	(5,395)
Proceeds from issuance of subordinated debentures	3,393	–	–
Proceeds from issuance of preferred stock	–	–	41,160
Proceeds from issuance of common stock	5,065	–	206
Repurchase of common stock	–	–	(92)
Dividends paid	(2,972)	(5,527)	(3,592)

Net cash provided by (used in) financing activities	(81,736)	83,657	99,531

Net change in cash and cash equivalents	$37,232	$(24,942)	$14,283
Cash and cash equivalents at beginning of year	29,513	54,455	40,172

Cash and cash equivalents at end of year	$66,745	$29,513	$54,455

Supplemental Disclosure of Cash Flow Information

Noncash investing activities:
Transfers of loans and premises to ORE	$18,453	$15,356	$2,645
Transfers of securities from held to maturity to available for sale	2,822	–	–
Cash paid for (received from):
Income taxes	$(2,190)	$(4,521)	$2,815
Interest	27,219	35,364	41,983

Capital Bank Corporation

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Organization and Nature of Operations

Capital Bank Corporation (the “Company”) is a bank holding company incorporated under the laws of North Carolina on August 10, 1998. The Company’s primary wholly-owned subsidiary is Capital Bank (the “Bank”), a state-chartered banking corporation that was incorporated under the laws of North Carolina on May 30, 1997 and commenced operations on June 20, 1997. In addition, the Company has interest in three trusts, Capital Bank Statutory Trust I, II, and III (hereinafter collectively referred to as the “Trusts”).

The Bank is a community bank engaged in general commercial banking, providing a full range of banking services. The majority of the Bank’s customers are individuals and small- to medium-size businesses. The Bank’s primary source of revenue is interest earned from loans to customers, interest earned from invested cash and securities, and noninterest income derived from various fees. The Bank operates 32 branch offices in North Carolina: five branch offices in Raleigh, four in Asheville, four in Fayetteville, three in Burlington, three in Sanford, two in Cary, and one each in Clayton, Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Siler City, Pittsboro, Wake Forest and Zebulon. The Company’s corporate headquarters is located at 333 Fayetteville Street in Raleigh, North Carolina.

The Trusts were formed for the sole purpose of issuing trust preferred securities and are not consolidated with the financial statements of the Company. The proceeds from such issuances were loaned to the Company in exchange for the subordinated debentures, which are the sole assets of the Trusts. A portion of the proceeds from the issuance of the subordinated debentures were used by the Company to repurchase shares of Company common stock. The Company’s obligation under the subordinated debentures constitutes a full and unconditional guarantee by the Company of the Trust’s obligations under the trust preferred securities. The Trusts have no operations other than those that are incidental to the issuance of the trust preferred securities (See Note 9—Subordinated Debentures).

Transaction with North American Financial Holdings, Inc.

On January 28, 2011, the Company completed the issuance and sale to North American Financial Holdings, Inc. of 71,000,000 shares of common stock for $181,050,000 in cash. As a result of the Investment and following the completion of the Rights Offering on March 11, 2011, NAFH currently owns approximately 83% of the Company’s common stock. The Company’s shareholders approved the issuance of such shares to NAFH, and an amendment to the Company’s articles of incorporation to increase the authorized shares of common stock to 300,000,000 shares from 50,000,000 shares, at a special meeting of shareholders held on December 16, 2010. In connection with the Investment, each existing Company shareholder received one contingent value right per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of the Bank’s existing loan portfolio.

Also in connection with the Investment, pursuant to an agreement among NAFH, the Treasury, and the Company, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the Treasury in connection with the TARP were repurchased. Following the TARP Repurchase, the Series A Preferred Stock and warrant are no longer outstanding, and accordingly the Company no longer expects to be subject to the restrictions imposed by the terms of the Series A Preferred Stock or certain regulatory provisions of the EESA and the ARRA that are imposed on TARP recipients.

Pursuant to the Investment Agreement, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations. 1,613,165 shares of the Company’s common stock were issued in exchange for $4,113,570.75 upon completion of the Rights Offering on March 11, 2011.

See Note 21 (Subsequent Events) for more details on this transaction.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Assets held by the Company in trust are not assets of the Company and are not included in the consolidated financial statements.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, other-than-temporary impairment on investment securities, deferred tax asset valuation allowances, and impairment of long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include demand and time deposits (with original maturities of 90 days or less) at other institutions, federal funds sold and other short-term investments. Generally, federal funds are purchased and sold for one-day periods. At times, the Company places deposits with high credit quality financial institutions in amounts, which may be in excess of federally insured limits. Depository institutions are required to maintain reserve and clearing balances with the Federal Reserve Bank (“FRB”). Accordingly, the Company held funds with the FRB to cover daily reserve and clearing balance requirements totaling $5.2 million and $6.1 million as of December 31, 2010 and 2009, respectively.

Investment Securities

Investments in certain securities are classified into three categories and accounted for as follows:

•	Held to Maturity—Debt securities that the institution has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; or

•

Trading Securities—Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; or

•

Available for Sale—Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses reported as other comprehensive income, a separate component of shareholders’ equity.

The initial classification of securities is determined at the date of purchase. Gains and losses on sales of investment securities, computed based on specific identification of the adjusted cost of each security, are included in noninterest income at the time of the sales. Premiums and discounts on debt securities are recognized in interest income using the level interest yield method over the period to maturity, or when the debt securities are called.

At each reporting date, the Company evaluates each held to maturity and available for sale investment security in a loss position for other-than-temporary impairment. The review includes an analysis of the facts and

Capital Bank Corporation

Notes to Consolidated Financial Statements

circumstances of each individual investment such as (1) the length of time and the extent to which the fair value has been below cost, (2) changes in the earnings performance, credit rating, asset quality, or business prospects of the issuer, (3) the ability of the issuer to make principal and interest payments, (4) changes in the regulatory, economic, or technological environment of the issuer, and (5) changes in the general market condition of either the geographic area or industry in which the issuer operates.

Regardless of these factors, if the Company has developed a plan to sell the security or it is likely that the Company will be forced to sell the security in the near future, then the impairment is considered other-than-temporary and the carrying value of the security is permanently written down to the current fair value with the difference between the new carrying value and the amortized cost charged to earnings. If the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the other-than-temporary impairment is separated into the following: (1) the amount representing the credit loss and (2) the amount related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings, and the amount of the total other-than-temporary impairment related to other factors is recognized in other comprehensive income, net of applicable taxes.

Other investments primarily include Federal Home Loan Bank of Atlanta (“FHLB”) stock, which does not have a readily determinable fair value because its ownership is restricted and lacks a market for trading. This investment is carried at cost and is periodically evaluated for impairment.

Mortgage Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

Loans are stated at the amount of unpaid principal, net of any unearned income, charge-offs, net deferred loan origination fees and costs, and unamortized premiums or discounts. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Deferred loan fees and costs are amortized to interest income over the contractual life of the loan using the level interest yield method.

For disclosures regarding the credit quality of loans and the allowance for loan losses, the loan portfolio is disaggregated into segments and then further disaggregated into classes. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. A class is generally determined based on the initial measurement attribute (i.e. amortized cost or purchased credit impaired), risk characteristics of the loan, and an entity’s method for monitoring and assessing credit risk. Commercial loan portfolio segments include commercial real estate (“CRE”), commercial and industrial (“C&I”), and other loans, which includes agricultural and municipal loans. Classes within CRE include CRE—construction and land development, CRE—non-owner occupied, and CRE—owner occupied. Consumer loan portfolio segments include consumer real estate and other consumer loans. Classes within consumer real estate include residential mortgage and home equity lines of credit.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Nonperforming Assets and Impaired Loans

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date. Loans are generally classified as nonaccrual if they are past due for a period of more than 90 days, unless such loans are well secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or as partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance of interest and principal by the borrower in accordance with the contractual terms.

While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Assets acquired as a result of foreclosure are recorded at estimated fair value in other real estate. Any excess of cost over estimated fair value at the time of foreclosure is charged to the allowance for loan losses. Valuations are periodically performed on these properties, and any subsequent write-downs are charged to noninterest expense. Routine maintenance and other holding costs are included in noninterest expense.

A loan is classified as a troubled debt restructuring (“TDR”) by the Company when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The Company only restructures loans for borrowers in financial difficulty that have designed a viable business plan to fully pay off all obligations, including outstanding debt, interest, and fees, either by generating additional income from the business or through liquidation of assets. Generally, these loans are restructured to provide the borrower additional time to execute upon their plans. The Company grants concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. The Company does not generally grant concessions through forgiveness of principal or accrued interest.

Restructured loans where a concession has been granted through extension of the maturity date generally include extension of payments in an interest only period, extension of payments with capitalized interest and extension of payments through a forbearance agreement. These extended payment terms are also combined with a reduction of the stated interest rate in certain cases. In situations where a TDR is unsuccessful and the borrower is unable to follow through with terms of the restructured agreement, the loan is placed on nonaccrual status and continues to be written down to the underlying collateral value.

The Company’s policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual going forward. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The Company closely monitors these loans and ceases accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms. If a loan is restructured a second time, after previously being classified as a TDR, that loan is automatically placed on nonaccrual status. The Company’s policy with respect to nonperforming loans requires the borrower to make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status. Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses represents management’s best estimate of probable credit losses that are inherent in the loan portfolio at the balance sheet date and is determined by management through at least quarterly evaluations of the loan portfolio.

The allowance calculation consists of reserves on loans individually evaluated for impairment and reserves on loans collectively evaluated for impairment. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Reserves, or charge-offs, on individually impaired loans that are collateral dependent are based on the fair value of the underlying collateral while reserves, or charge-offs, on loans that are not collateral dependent are based on either an observable market price, if available, or the present value of expected future cash flows discounted at the historical effective interest rate. Management evaluates loans that are classified as doubtful, substandard or special mention to determine whether or not they are individually impaired. This evaluation includes several factors, including review of the loan payment status and the borrower’s financial condition and operating results such as cash flows, operating income or loss, etc.

Reserves on loans collectively evaluated for impairment are determined by applying loss rates to pools of loans that are grouped according to loan collateral type and credit risk. Loss rates are based on the Company’s historical loss experience in each pool and management’s consideration of the following environmental factors:

•	Levels of and trends in delinquencies, impaired loans and classified assets;

•	Levels of and trends in charge-offs and recoveries;

•	Trends in nature, volume and terms of loans;

•	Existence of and changes in portfolio concentrations by product type and geographical location;

•	Changes in national, regional and local economic conditions;

•	Changes in the experience, ability and depth of lending management;

•	Changes in the quality of the loan review system; and

•	The effect of other external factors such as legal and regulatory requirements.

The evaluation of the allowance for loan losses is inherently subjective, and management uses the best information available to establish this estimate. However, if factors such as economic conditions differ substantially from assumptions, or if amounts and timing of future cash flows expected to be received on impaired loans vary substantially from the estimates, future adjustments to the allowance for loan losses may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically

Capital Bank Corporation

Notes to Consolidated Financial Statements

review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about all relevant information available to them at the time of their examination. Any adjustments to original estimates are made in the period in which the factors and other considerations indicate that adjustments to the allowance for loan losses are necessary.

Bank-Owned Life Insurance

The Company has purchased life insurance policies on certain key employees and directors. These policies are recorded in other assets at their cash surrender value, or the amount that can be realized. Income from these policies and changes in the net cash surrender value are recorded in noninterest income.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method based on estimated service lives of assets. Useful lives range from 3 to 10 years for furniture and equipment, and 10 to 40 years for buildings. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases. Repairs and maintenance are charged to expense as incurred. Upon disposition, the asset and related accumulated depreciation and/or amortization are relieved, and any gains or losses are reflected in earnings.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. Assets to be disposed of are transferred to other real estate owned and are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as business combinations. Goodwill has an indefinite useful life and is evaluated for impairment annually, or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The goodwill impairment analysis is a two-step test. The first, used to identify potential impairment, involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment.

If required, the second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit, as determined in the first step, over the aggregate estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess.

Other intangible assets include premiums paid for acquisitions of core deposits and other identifiable intangible assets. Intangible assets other than goodwill, which are determined to have finite lives, are amortized based upon the estimated economic benefits received.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Income Taxes

Deferred tax asset and liability balances are determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date. A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

A valuation allowance is recorded for deferred tax assets if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In future periods, the Company may be able to reduce some or all of the valuation allowance upon a determination that it will be able to realize such tax savings.

Derivative Instruments

The Company uses derivative instruments to manage and mitigate interest rate risk, to facilitate asset and liability management strategies, and to manage other risk exposures. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index, or referenced interest rate.

Derivatives are recorded on the consolidated balance sheet at fair value. For fair value hedges, the change in the fair value of the derivative and the corresponding change in fair value of the hedged risk in the underlying item being hedged are accounted for in earnings. Any difference in these two changes in fair value results in hedge ineffectiveness that results in a net impact to earnings. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded as other comprehensive income and subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of a hedge that is ineffective is recognized immediately as other noninterest income or expense.

Derivative contracts are written in amounts referred to as notional amounts. Notional amounts only provide the basis for calculating payments between counterparties and do not represent amounts to be exchanged between parties and are not a measure of financial risk. Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that the Company will incur a loss because a counterparty fails to meet its contractual obligations. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, and other contract provisions.

Advertising Costs

The Company expenses advertising costs as they are incurred and advertising communications costs the first time the advertising takes place. The Company may establish accruals for committed advertising costs as incurred.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees in addition to stock issued through a deferred compensation plan for non-employee directors. Compensation cost is

Capital Bank Corporation

Notes to Consolidated Financial Statements

measured as the fair value of these awards on their date of grant. A Black-Scholes option pricing model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used as the fair value of restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock options awards and as the restriction period for restricted stock awards.

Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which if changed can materially affect fair value estimates. The expected life of options used in the option pricing model is the period the options are expected to remain outstanding. Expected stock price volatility is based on the historical volatility of the Company’s common stock for a period approximating the expected life of the option, the expected dividend yield is based on the Company’s historical annual dividend payout, and the risk-free rate is based on the implied yield available on U.S. Treasury issues.

Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the fair value hierarchy which gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to the management’s assumptions (unobservable inputs). For assets and liabilities recorded at fair value, the Company’s policy is to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Available-for-sale investment securities and derivatives are recorded at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls to a lower level in the hierarchy. These levels are described as follows:

•	Level 1—Valuations for assets and liabilities traded in active exchange markets.

•

Level 2—Valuations for assets and liabilities that can be obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets, and valuations are based on observable market data in those markets.

•

Level 3—Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The determination of where an asset or liability falls in the fair value hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures at each reporting period and based on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects changes in classifications between levels will be rare.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Earnings (Loss) per Common Share

Basic earnings (loss) per common share (“EPS”) excludes dilution and is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock instruments, such as stock options and warrants, unless the effect is to reduce a loss or increase earnings. Basic EPS is adjusted for outstanding stock options and warrants using the treasury stock method in order to compute diluted EPS. The calculation of basic and diluted EPS for the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010	2009	2008
(Dollars in thousands except per share data)
Net loss attributable to common shareholders	$(63,821)	$(9,168)	$(55,808)

Shares used in the computation of earnings per share:
Weighted average number of shares outstanding—basic	12,810,905	11,470,314	11,302,769
Incremental shares from assumed exercise of stock options	–	–	–

Weighted average number of shares outstanding—diluted	12,810,905	11,470,314	11,302,769

Net loss per common share—basic	$(4.98)	$(0.80)	$(4.94)

Net loss per common share—diluted	$(4.98)	$(0.80)	$(4.94)

For the years ended December 31, 2010, 2009 and 2008, outstanding options to purchase 297,880, 366,583 and 238,672 shares, respectively, of common stock were excluded from the diluted calculation because the option price exceeded the average fair market value of the associated shares of common stock. For the year ended December 31, 2008, outstanding options to purchase 139,411 shares of common stock were excluded from the diluted calculation because the dilutive effect of those options would have reduced net loss per common share in that year.

For the years ended December 31, 2010, 2009 and 2008, outstanding warrants issued to the U.S. Treasury to purchase 749,619 shares of common stock were excluded from the diluted calculation because the warrant exercise price exceeded the average fair market value of the associated shares of common stock.

Comprehensive Income (Loss)

Comprehensive income (loss) represents the change in the Company’s equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). The Company’s other comprehensive income (loss) and accumulated other comprehensive income (loss) are comprised of unrealized gains and losses on certain investments in debt securities, and in prior years, derivatives that qualified as cash flow hedges to the extent that the hedge was effective. The Company’s other comprehensive income (loss) for the years ended December 31, 2010, 2009 and 2008 was as follows:

	2010	2009	2008
(Dollars in thousands)
Unrealized gains (losses) on securities—available for sale	$(8,560)	$8,220	$(22)
Unrealized gain (loss) on cash flow hedge	–	(3,151)	1,202
Prior service cost recognized on SERP, net of amortization	8	(46)	–
Income tax effect	3,300	(1,954)	(455)

Other comprehensive income (loss)	$(5,252)	$3,069	$725

Capital Bank Corporation

Notes to Consolidated Financial Statements

Segment Information

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has determined that it has one significant operating segment, which is the providing of general commercial banking and financial services to individuals and businesses primarily located in North Carolina. The Company’s various products and services are those generally offered by community banks, and the allocation of its resources is based on the overall performance of the institution versus individual regions, branches or products and services.

Reclassifications

Certain amounts previously reported have been reclassified to conform to the current year’s presentation. These reclassifications impacted certain noninterest income and noninterest expense items and had no effect on total assets, net income, or shareholders’ equity previously reported. The noninterest income and noninterest expense reclassifications were made in an effort to more clearly disclose certain elements in the Consolidated Statements of Operations.

Current Accounting Developments

In January 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2011-1, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, to amend FASB Accounting Standards Codification (“ASC”) Topic 320, Receivables. The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

Capital Bank Corporation

Notes to Consolidated Financial Statements

In April 2010, the FASB issued ASU 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, to amend ASC Topic 320, Receivables. The amendments in this update provide that for acquired troubled loans which meet the criteria to be accounted for within a pool, modifications to one or more of these loans does not result in the removal of the modified loan from the pool even if the modification would otherwise be considered a troubled debt restructuring. The pool of assets in which the loan is included will continue to be considered for impairment. The amendments do not apply to loans not meeting the criteria to be accounted for within a pool. These amendments were effective for modifications of loans accounted for within pools occurring in the first interim or annual period ending on or after July 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements, to amend ASC Topic 855, Subsequent Events. The amendments in this update removed the requirement to disclose the date through which subsequent events have been evaluated and became effective immediately upon issuance. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

2. Investment Securities

Investment securities as of December 31, 2010 and 2009 are summarized as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
(Dollars in thousands)
December 31, 2010
Available for sale:
U.S. agency obligations	$19,003	$18	$87	$18,934
Municipal bonds	22,455	75	1,521	21,009
Mortgage-backed securities issued by GSEs	165,540	78	195	165,423
Non-agency mortgage-backed securities	6,790	39	242	6,587
Other securities	3,252	–	214	3,038

	217,040	210	2,259	214,991

Other investments	8,301	–	–	8,301

Total at December 31, 2010	$225,341	$210	$2,259	$223,292

December 31, 2009
Available for sale:
U.S. agency obligations	$1,000	$29	$–	$1,029
Municipal bonds	72,556	1,006	668	72,894
Mortgage-backed securities issued by GSEs	144,762	6,896	–	151,658
Non-agency mortgage-backed securities	8,345	19	567	7,797
Other securities	2,252	–	204	2,048

	228,915	7,950	1,439	235,426

Held to maturity:
Municipal bonds	$300	$7	$–	$307
Mortgage-backed securities issued by GSEs	1,576	84	–	1,660
Non-agency mortgage-backed securities	1,800	–	145	1,655

	3,676	91	145	3,622

Other investments	6,390	–	–	6,390

Total at December 31, 2009	$238,981	$8,041	$1,584	$245,438

Capital Bank Corporation

Notes to Consolidated Financial Statements

Credit related other than temporary impairments (“OTTI”) are recognized in net income (loss) and non-credit related impairments are recognized in other comprehensive income (loss) during the period the impairment is identified. Gross realized gains and losses and OTTI recognized in net income and other comprehensive income are reflected in the following table:

	Years Ended December 31,
	2010	2009	2008
(Dollars in thousands)
Gross realized gains	$5,863	$493	$323
Gross realized losses	(8)	(320)	(74)

Net realized gains	5,855	173	249

OTTI recognized on non-agency mortgage-backed securities:
Total OTTI on non-agency mortgage-backed securities	–	(381)	–
Non-credit portion recognized in other comprehensive income	–	381	–

Credit related OTTI on non-agency mortgage-backed securities recognized in income
OTTI recognized on corporate bonds (in other securities):
Total OTTI on corporate bonds	–	(701)	–
Non-credit portion recognized in other comprehensive income	–	202	–

Credit related OTTI on corporate bonds recognized in income	–	(498)	–

Total OTTI recognized in income	–	(498)	–

Securities gains (losses), net	$5,855	$(325)	$249

On at least a quarterly basis, the Company completes an OTTI assessment of its investment portfolio. The Company considers many factors, including the severity and duration of the impairment and recent events specific to the issuer or industry, including any changes in credit ratings.

In the year ended December 31, 2009, losses on 3 securities were determined to represent OTTI. The first of these investments was a private label mortgage security with a book value and unrealized loss of $699,000 and ($212,000), respectively, as of December 31, 2010 compared with a book value and unrealized loss of $810,000 and ($381,000), respectively, as of December 31, 2009. This impairment determination was based on the extent and duration of the unrealized loss as well as credit rating downgrades from rating agencies to below investment grade. Based on its analysis of expected cash flows, management expects to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. The second of these investments was subordinated debt of a community bank with a book value and unrealized loss of $1.0 million and ($202,000), respectively, as of both December 31, 2010 and 2009. This impairment determination was based on the extent of the unrealized loss as well as recent adverse economic and market conditions for community banks in general. Based on its review of capital, liquidity and earnings of this institution, management expects to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. Unrealized losses from these two investments were related to factors other than credit and were recorded to other comprehensive income. The third of these investments was an investment in trust preferred securities of a community bank with a par value of $1.0 million. This investment was determined to be credit impaired and was written down to estimated fair value with a $498,000 charge to income in the year ended December 31, 2009.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The following table summarizes the gross unrealized losses and fair value of the Company’s investments in an unrealized loss position for which OTTI has not been recognized in income, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2010 and 2009:

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(Dollars in thousands)
December 31, 2010
Available for sale:
U.S. agency obligations	$8,916	$87	$–	$–	$8,916	$87
Municipal bonds	14,886	1,134	2,453	387	17,339	1,521
Mortgage-backed securities issued by GSEs	14,473	195	–	–	14,473	195
Non-agency mortgage-backed securities	–	–	4,183	242	4,183	242
Other securities	–	–	2,536	214	2,536	214

Total at December 31, 2010	$38,275	$1,416	$9,172	$843	$47,447	$2,259

December 31, 2009
Available for sale:
Municipal bonds	$21,194	$448	$2,382	$220	$23,576	$668
Non-agency mortgage-backed securities	3,711	93	2,791	474	6,502	567
Other securities	–	–	1,546	204	1,546	204

	24,905	541	6,719	898	31,624	1,439

Held to maturity:
Non-agency mortgage-backed securities	–	–	1,655	145	1,655	145
Total at December 31, 2009	$24,905	$541	$8,374	$1,043	$33,279	$1,584

As of December 31, 2010, unrealized losses on the Company’s investments in non-agency mortgage-backed securities, or private label mortgage securities, are related to 4 different securities. These losses are due to a combination of changes in credit spreads and other market factors. These mortgage securities are not issued or guaranteed by an agency of the federal government but are instead issued by private financial institutions and therefore carry an element of credit risk. Management closely monitors the performance of these securities and the underlying mortgages, which includes a detailed review of credit ratings, prepayment speeds, delinquency rates, default rates, current loan-to-values, geography of collateral, remaining terms, interest rates, loan types, etc. The Company has engaged a third party expert to provide a quarterly “stress test” of each private label mortgage security through a model using assumptions to simulate certain credit events and recessionary conditions and their impact on the performance and expected cash flows of each mortgage security.

Unrealized losses on the Company’s investments in municipal bonds are related to 30 different securities. These losses are primarily related to concerns in the marketplace regarding credit quality of certain municipalities in light of the recent economic recession and high unemployment rates as well as expectations of future market interest rates. Management monitors the underlying credit of these bonds by reviewing the financial strength of the issuers and the sources of taxes and other revenues available to service the debt. Unrealized losses on other securities relate to an investment in subordinated debt of one corporate financial

Capital Bank Corporation

Notes to Consolidated Financial Statements

institution. Management monitors the financial strength of this institution by reviewing its quarterly financial reports and considers its capital, liquidity and earnings in this review.

The securities in an unrealized loss position as of December 31, 2010 not previously determined to have OTTI continue to perform and are expected to perform through maturity, and the issuers have not experienced significant adverse events that would call into question their ability to repay these debt obligations according to contractual terms. Further, because the Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider unrealized losses on such securities to represent OTTI as of December 31, 2010.

Other investment securities primarily include an investment in Federal Home Loan Bank (“FHLB”) stock, which has no readily determinable market value and is recorded at cost. As of December 31, 2010 and 2009, the Company’s investment in FHLB stock totaled $7.7 million and $6.0 million, respectively. Based on its quarterly evaluation, management has concluded that the Company’s investment in FHLB stock was not impaired as of December 31, 2010 and that ultimate recoverability of the par value of this investment is probable. During 2009, the Company recorded an investment loss of $320,000 related to an equity investment in Silverton Bank, a correspondent financial institution that was closed by its regulators in 2009. The loss represented the full amount of the Company’s investment in Silverton Bank and was recorded as a reduction to noninterest income.

The amortized cost and estimated market values of available-for-sale debt securities as of December 31, 2010 by final contractual maturities are summarized in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value
(Dollars in thousands)
Debt securities:
Due within one year	$300	$301
Due after one year through five years	17,882	17,904
Due after five years through ten years	49,567	49,401
Due after ten years	147,541	145,647

Total debt securities	215,290	213,253
Equity securities	1,750	1,738

Total investment securities	$217,040	$214,991

As of December 31, 2010 and 2009, investment securities with book values totaling $68.2 million and $149.7 million, respectively, were pledged to secure public deposits, repurchase agreements, FHLB advances and other borrowings.

Capital Bank Corporation

Notes to Consolidated Financial Statements

3. Loans

The composition of the loan portfolio by loan class as of December 31, 2010 and 2009 was as follows:

	2010	2009
(Dollars in thousands)
Commercial real estate:
Construction and land development	$350,587	$452,120
Commercial real estate—non-owner occupied	283,943	245,674

Total commercial real estate—non-owner occupied	634,530	697,794

Consumer real estate:
Residential mortgage	173,777	165,374
Home equity lines	89,178	97,129

Total consumer real estate	262,955	262,503

Commercial real estate—owner occupied	170,470	194,359
Commercial and industrial	145,435	183,733
Consumer	6,163	9,692
Other loans	33,742	41,851

	1,253,295	1,389,932
Deferred loan fees and origination costs, net	1,184	370

	$1,254,479	$1,390,302

Loans pledged as collateral for certain borrowings totaled $341.5 million and $279.6 million as of December 31, 2010 and 2009, respectively.

4. Allowance for Loan Losses and Credit Quality

The following is a summary of activity in the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
(Dollars in thousands)
Balance at beginning of year	$26,081	$14,795	$13,571
Loans charged off	(49,420)	(12,197)	(4,568)
Recoveries of loans previously charged off	855	419	1,071

Net charge-offs	(48,565)	(11,778)	(3,497)
Acquired in business combination	–	–	845
Provision for loan losses	58,545	23,064	3,876

Balance at end of year	$36,061	$26,081	$14,795

Capital Bank Corporation

Notes to Consolidated Financial Statements

The allowance for credit losses includes the allowance for loan losses and the reserve for unfunded lending commitments, which is included in other liabilities on the Consolidated Balance Sheets. As of December 31, 2010 and 2009, the reserve for unfunded lending commitments totaled $623,000 and $351,000, respectively. The following is an analysis of activity in the allowance for loan losses by portfolio segment in addition to the disaggregation of the allowance and outstanding loan balances by impairment method as of and for the year ended December 31, 2010:

	CRE – Non- Owner Occupied	Consumer Real Estate	CRE – Owner Occupied	Commercial and Industrial	Consumer	Other	Total
(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$14,987	$2,383	$2,650	$5,536	$326	$199	$26,081
Charge-offs	(33,803)	(3,923)	(4,417)	(6,639)	(429)	(209)	(49,420)
Recoveries	616	54	48	115	22	–	855
Provision	39,195	6,218	5,114	7,420	435	163	58,545

Ending balance—total	$20,995	$4,732	$3,395	$6,432	$354	$153	$36,061

Ending balance—individually evaluated for impairment	$212	$87	$139	$89	$2	$–	$529

Ending balance—collectively evaluated for impairment	$20,783	$4,645	$3,256	$6,343	$352	$153	$35,532

Loans:
Ending balance—total	$634,530	$262,955	$170,470	$145,435	$6,163	$33,742	$1,253,295

Ending balance—individually evaluated for impairment	$57,227	$3,879	$8,613	$6,013	$6	$781	$76,519

Ending balance—collectively evaluated for impairment	$577,303	$259,076	$161,857	$139,422	$6,157	$32,961	$1,176,776

Capital Bank Corporation

Notes to Consolidated Financial Statements

The following is an analysis presenting impaired loan information by loan class as of December 31, 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance
(Dollars in thousands)
Impaired loans for which the full loss has been charged-off:
Commercial real estate:
Construction and land development	$53,675	$65,918	$–
Commercial real estate—non-owner occupied	2,678	3,772	–
Consumer real estate:
Residential mortgage	3,222	4,436	–
Home equity lines	236	332	–
Commercial real estate—owner occupied	8,083	10,475	–
Commercial and industrial	5,466	6,128	–
Other loans	781	990	–

Total with no related allowance	74,141	92,051	–

Impaired loans with an allowance recorded:
Commercial real estate:
Construction and land development	874	874	212
Consumer real estate:
Residential mortgage	380	380	79
Home equity lines	41	41	8
Commercial real estate—owner occupied	530	530	139
Commercial and industrial	547	565	89
Consumer	6	6	2

Total with an allowance	2,378	2,396	529

Total impaired loans:
Commercial	72,634	89,252	440
Consumer	3,885	5,195	89

Total impaired loans	$76,519	$94,447	$529

Capital Bank Corporation

Notes to Consolidated Financial Statements

All TDRs are classified as individually impaired. The following table summarizes the Company’s recorded investment in TDRs as of December 31, 2010 and 2009:

	2010	2009
(Dollars in thousands)
Nonperforming TDRs:
Commercial real estate	$10,775	$13,926
Consumer real estate	808	1,031
Commercial owner occupied	2,271	1,127
Commercial and industrial	106	–

Total nonperforming TDRs	13,960	16,084

Performing TDRs:
Commercial real estate	3,856	27,532
Consumer real estate	121	598
Commercial owner occupied	421	4,633
Commercial and industrial	65	1,288
Consumer	–	126

Total performing TDRs	4,463	34,177

Total TDRs	$18,423	$50,261

As of December 31, 2010, there was no allowance for loan losses allocated to TDRs as all of these loans were charged down to estimated fair value. As of December 31, 2009, the allowance for loan losses allocated to nonperforming and performing TDRs totaled $0.7 million and $3.5 million, respectively.

To monitor and quantify credit risk in the loan portfolio, the Company uses a two-dimensional risk rating system. The first digit represents the credit quality of the borrower and is used to calculate the probability of default used in the “pooled” reserve calculation on loans evaluated collectively for impairment, while the second digit represents the loan collateral type and is used to calculate the loss given default also used in the “pooled” reserve calculation. The first digit ranges from 1 to 9, where a higher rating represents higher credit risk, and is selected on the financial strength and overall resources of the borrower, and the second digit is chosen by the type of primary collateral securing the loan. Based on these two components, the Company determines the risk profile for every commercial loan and non-pass rated consumer loans in the portfolio. The nine risk rating categories (first digit) can generally be described by the following groupings:

•

Pass (risk rating 1–6)—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention (risk rating 7)—Loans in this category have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or the institution’s credit position at some future date. They contain unfavorable characteristics and are generally undesirable. Loans in this category are currently protected by current sound net worth and paying capacity of the obligor or of the collateral pledged, if any, but are potentially weak and constitute an undue and unwarranted credit risk, but not to the point of a Substandard classification. A Special Mention loan has potential weaknesses, which if not checked or corrected, weaken the asset or inadequately protect the Bank’s position at some future date.

Capital Bank Corporation

Notes to Consolidated Financial Statements

•

Substandard (risk rating 8)—Loans in this category are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard. A substandard loan normally has one or more well-defined weaknesses that could jeopardize repayment of the debt. The likely need to liquidate assets to correct the problem, rather than repayment from successful operations is the key distinction between Special Mention and Substandard.

•

Doubtful (risk rating 9)—For loans in this category, the borrower’s ability to continue repayment is highly unlikely. Full collection based on currently known facts, conditions, and values is highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and specific reasonable pending factors, which work to the bank’s advantage and strengthen the asset in the near term, its classification as loss is deferred until its more exact status may be determined. Loans in this category are immediately placed on nonaccrual with all payments applied to principal until such time as the potential loss exposure is eliminated.

The following is an analysis of the Company’s commercial credit risk profile based on internally assigned risk ratings as of December 31, 2010:

	CRE – Construction and Land Development	CRE – Non-Owner Occupied	CRE – Owner Occupied	Commercial and Industrial	Other	Total
(Dollars in thousands)
Risk rating:
Pass	$250,557	$266,523	$154,156	$101,674	$32,961	$805,871
Special mention	20,178	12,505	2,287	20,488	–	55,458
Substandard	79,852	4,610	13,967	23,266	781	122,476
Doubtful	–	305	60	7	–	372

Total	$350,587	$283,943	$170,470	$145,435	$33,742	$984,177

The following is an analysis of the Company’s consumer credit risk profile based on the internally assigned risk rating as of December 31, 2010:

	Consumer Real Estate – Residential Mortgage	Consumer Real Estate – Home Equity	Other Consumer	Total
(Dollars in thousands)
Risk rating:
Pass	$162,002	$85,000	$5,803	$252,805
Special mention	5,518	1,972	188	7,678
Substandard	6,138	2,110	172	8,420
Doubtful	119	96	–	215

Total	$173,777	$89,178	$6,163	$269,118

Capital Bank Corporation

Notes to Consolidated Financial Statements

The following is an aging analysis of the Company’s portfolio by loan class as of December 31, 2010:

	30–59 Days Past Due and Still Accruing	60–89 Days Past Due and Still Accruing	Greater than 90 Days and Still Accruing	Total Past Due and Still Accruing	Nonaccrual Loans	Current Loans	Total Loans
(Dollars in thousands)
Commercial real estate:
Construction and land development	$6,166	$204	$–	$6,370	$50,693	$293,524	$350,587
Commercial real estate—non-owner occupied	509	–	–	509	2,678	280,756	283,943
Consumer real estate:
Residential mortgage	2,213	329	–	2,542	3,481	167,754	173,777
Home equity lines	498	109	–	607	277	88,294	89,178
Commercial real estate—owner occupied	3,165	–	–	3,165	8,198	159,107	170,470
Commercial and industrial	175	146	–	321	5,830	139,284	145,435
Consumer	4	4	–	8	6	6,149	6,163

Other loans	–	–	–	–	781	32,961	33,742

Total	$12,730	$792	$–	$13,522	$71,944	$1,167,829	$1,253,295

For the years ended December 31, 2010, 2009 and 2008, no interest income was recognized on loans while in nonaccrual status, including cash received for interest on these loans. Cumulative interest payments collected on nonaccrual loans and applied as a reduction to the principal balance of the respective loans totaled $837,000 and $366,000 as of December 31, 2010 and 2009, respectively.

5. Premises and Equipment

Premises and equipment as of December 31, 2010 and 2009 were as follows:

	2010	2009
(Dollars in thousands)
Land	$6,795	$6,210
Buildings and leasehold improvements	17,927	16,072
Furniture and equipment	19,163	21,300
Automobiles	265	179
Construction in progress	411	1,308

	44,561	45,069
Less accumulated depreciation and amortization	(19,527)	(21,313)

	$25,034	$23,756

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $2.6 million, $2.9 million, and $2.6 million, respectively.

Capital Bank Corporation

Notes to Consolidated Financial Statements

6. Goodwill and Other Intangible Assets

The changes in carrying amounts of goodwill and other intangible assets (core deposit intangibles) for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Goodwill	Core Deposit Intangible
		Gross	Accumulated Amortization	Net
(Dollars in thousands)
Balance at January 1, 2008	$59,776	$7,089	$(3,520)	$3,569
Amortization expense	–	–	(1,037)	(1,037)
Branch acquisition in December 2008	5,415	1,325	–	1,325
Goodwill impairment charge	(65,191)	–	–	–

Balance at December 31, 2008	–	8,414	(4,557)	3,857
Amortization expense	–	–	(1,146)	(1,146)

Balance at December 31, 2009	–	8,414	(5,703)	2,711
Amortization expense	–	–	(937)	(937)

Balance at December 31, 2010	$–	$8,414	$(6,640)	$1,774

Core deposit intangibles are amortized over periods of up to ten years using an accelerated method approximating the period of economic benefits received. Estimated amortization expense for the next five years is as follows: 2011–$737,000; 2012–$527,000; 2013–$294,000; 2014–$109,000; 2015–$72,000; and thereafter–$35,000.

Goodwill is reviewed for potential impairment at least annually at the reporting unit level. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The Company’s annual goodwill impairment evaluation in 2008 resulted in a goodwill impairment charge of $65.2 million, which was recorded to noninterest expense for the year ended December 31, 2008. This impairment charge, representing the full amount of goodwill on the Consolidated Balance Sheet, was primarily due to a significant decline in the market value of the Company’s common stock during 2008 to below tangible book value for an extended period of time.

Core deposit intangibles are evaluated for impairment if events and circumstances indicate a potential for impairment. Such an evaluation of other intangible assets is based on undiscounted cash flow projections. No impairment charges were recorded for other intangible assets in the years ended December 31, 2010, 2009 and 2008.

7. Deposits

As of December 31, 2010, the scheduled maturities of time deposits were as follows:

	Amount	Weighted Average Rate
(Dollars in thousands)
2011	$234,572	1.06%
2012	311,121	2.02
2013	257,327	1.76
2014	11,698	2.69
2015	58,568	2.72
Thereafter	44	2.64

	$873,330	1.74%

Capital Bank Corporation

Notes to Consolidated Financial Statements

Time deposits of $100,000 or greater totaled $327.5 million and $341.4 million as of December 31, 2010 and 2009, respectively, while brokered deposits (excluding reciprocal CDARS deposits of $29.2 million and $35.0 million as of December 31, 2010 and 2009, respectively) totaled $110.5 million and $70.1 million as of December 31, 2010 and 2009, respectively. Deposit overdrafts of $71,000 and $94,000 were included in total loans as of December 31, 2010 and 2009, respectively.

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have an interest, may be deposit customers.

8. Borrowings

The following is an analysis of securities sold under agreements to repurchase as of December 31, 2010 and 2009:

	End of Period		Daily Average Balance		Maximum Outstanding at Any Month End
	Balance	Weighted Average Rate	Balance	Interest Rate
(Dollars in thousands)
2010
Securities sold under agreements to repurchase	$–	–%	$1,564	0.32%	$5,026
2009
Securities sold under agreements to repurchase	$6,543	0.18%	$10,919	0.22%	$14,158

Interest expense on federal funds purchased totaled $0, $2,000 and $34,000 for the years ended December 31, 2010, 2009 and 2008, respectively. Interest expense on securities sold under agreements to repurchase totaled $5,000, $21,000 and $353,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

The following table presents information regarding the Company’s outstanding borrowings as of December 31, 2010 and 2009:

	2010	2009
(Dollars in thousands)
FHLB advances without call options or where call options expired prior to December 31, 2010; fixed interest rates on advances outstanding as of December 31, 2010 ranging from 1.86% to 5.50%; maturity dates on those advances ranging from January 26, 2011 to January 20, 2015	$41,000	$39,000
FHLB advance with next quarterly call option on February 22, 2011; fixed interest rate of 3.63%; matures on August 21, 2017	10,000	10,000
FHLB overnight borrowings; interest rate of 0.47% as of December 31, 2010, subject to change daily	20,000	18,000
Structured repurchase agreements without call options or where call options expired prior to December 31, 2010; fixed interest rates on advances outstanding as of December 31, 2010 of 3.72% and 3.79%; agreements mature on December 18, 2017	20,000	10,000
Structured repurchase agreements with various forms of call options remaining; fixed interest rates ranging from 3.56% to 4.75%; maturity dates ranging from November 6, 2016 to March 22, 2019	30,000	40,000
Federal Reserve Bank primary credit facility; current interest rate of 0.75% as of December 31, 2010	–	50,000

	$121,000	$167,000

Capital Bank Corporation

Notes to Consolidated Financial Statements

Advances from the FHLB totaled $51.0 million and $49.0 million as of December 31, 2010 and 2009, respectively, and had a weighted average rates of 4.22% and 4.69% as of December 31, 2010 and 2009, respectively. In addition, overnight borrowings on the Company’s credit line at the FHLB totaled $20.0 million and $18.0 million as of December 31, 2010 and 2009, respectively. These fixed rate advances as well as the Company’s credit line with the FHLB were collateralized by eligible 1–4 family mortgages, home equity loans and commercial loans totaling $216.3 million and $118.0 million as of December 31, 2010 and 2009, respectively. In addition, the Company pledged certain mortgage-backed securities with a book value of $0 and $46.4 million as of December 31, 2010 and 2009, respectively. As of December 31, 2010, the Company had $20.7 million of available borrowing capacity with the FHLB.

Outstanding structured repurchase agreements totaled $50.0 million as of December 31, 2010 and 2009. These repurchase agreements had a weighted average rate of 4.06% as of December 31, 2010 and 2009 and were collateralized by certain U.S. agency and mortgage-backed securities with a book value of $61.2 million and $57.4 million as of December 31, 2010 and 2009, respectively.

The Company maintains a credit line at the FRB discount window that is used for short-term funding needs and as an additional source of liquidity. Primary credit borrowings as well as the Company’s credit line at the discount window were collateralized by eligible commercial construction as well as commercial and industrial loans totaling $125.2 million and $161.6 million as of December 31, 2010 and 2009, respectively. As of December 31, 2010, the Company had $77.0 million of available borrowing capacity with the FRB.

As of December 31, 2010, the scheduled maturities of borrowings were as follows:

	Balance	Weighted Average Rate
(Dollars in thousands)
2011	$51,000	3.21%
2012	–	–
2013	3,000	1.86
2014	3,000	2.43
2015	4,000	2.92
Thereafter	60,000	3.99

	$121,000	3.54%

9. Subordinated Debentures

Capital Bank Statutory Trusts

The Company formed Capital Bank Statutory Trust I, Capital Bank Statutory Trust II and Capital Bank Statutory Trust III (the “Trusts”) in June 2003, December 2003 and December 2005, respectively. Each issued $10 million of its floating-rate capital securities (the “trust preferred securities”), with a liquidation amount of $1,000 per capital security, in pooled offerings of trust preferred securities. The Trusts sold their common securities to the Company for an aggregate of $900,000, resulting in total proceeds from each offering equal to $10.3 million, or $30.9 million in aggregate. The Trusts then used these proceeds to purchase $30.9 million in principal amount of the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”). Following payment by the Company of a placement fee and other expenses of the offering, the Company’s net proceeds from the offerings aggregated $30.0 million.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The trust preferred securities each have 30-year maturities and became redeemable after five years by the Company with certain exceptions. Prior to the redemption date, the trust preferred securities may be redeemed at the option of the Company after the occurrence of certain events, including without limitation events that would have a negative tax effect on the Company or the Trusts, would cause the trust preferred securities to no longer qualify as Tier 1 capital, or would result in the Trusts being treated as an investment company. The Trusts’ ability to pay amounts due on the trust preferred securities is solely dependent upon the Company making payment on the Debentures. The Company’s obligation under the Debentures constitutes a full and unconditional guarantee by the Company of the Trusts’ obligations under the trust preferred securities.

The securities associated with each trust are floating rate, based on 90-day LIBOR, and adjust quarterly. Trust I securities adjust at LIBOR + 3.10%, Trust II securities adjust at LIBOR + 2.85% and Trust III securities adjust at LIBOR +1.40%.

The Debentures, which are subordinate and junior in right of payment to all present and future senior indebtedness and certain other financial obligations of the Company, are the sole assets of the Trusts, and the Company’s payment under the Debentures is the sole source of revenue for the Trusts.

The assets and liabilities of the Trusts are not consolidated into the consolidated financial statements of the Company. Interest on the Debentures is included in the Consolidated Statements of Operations as interest expense. The Debentures are recorded in subordinated debentures on the Consolidated Balance Sheets. For regulatory purposes, the $30 million of trust preferred securities qualifies as Tier 1 capital, subject to certain limitations, or Tier 2 capital in accordance with regulatory reporting requirements. The Company recorded interest expense on the Debentures of $865,000, $1.1 million and $1.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Private Placement Offering of Investment Units

On March 18, 2010, the Company sold 849 investment units (“Units”) to certain accredited investors for gross proceeds of $8.5 million. Each Unit was priced at $10,000 and consisted of a $3,996.90 subordinated promissory note and a number of shares of the Company’s common stock valued at $6,003.10. As a result of the sale of the Units, the Company sold $3.4 million in aggregate principal amount of subordinated promissory notes due March 18, 2020 (the “Notes”) and 1,468,770 shares of the Company’s common stock valued at $5.1 million. The Notes are recorded in subordinated debentures on the Condensed Consolidated Balance Sheets. The Company may prepay the Notes at any time after March 18, 2015 subject to regulatory approval and compliance with applicable law. The Company’s obligation to repay the Notes is subordinate to all indebtedness owed by the Company to its current and future secured creditors and general creditors and certain other financial obligations of the Company.

The Company is obligated to pay annual interest on the Notes at 10% payable in quarterly installments. The Company recorded interest expense on the Notes of $266,000 for the year ended December 31, 2010.

Capital Bank Corporation

Notes to Consolidated Financial Statements

10. Leases

The Company has non-cancelable operating leases for its corporate office, certain branch locations and corporate aircraft that expire at various times through 2036. Certain of the leases contain escalating rent clauses, for which the Company recognizes rent expense on a straight-line basis. The Company subleases certain office space and the corporate aircraft to outside parties. Future minimum lease payments under the leases and sublease receipts for years subsequent to December 31, 2010 are as follows:

	Lease Payments	Sublease Receipts
(Dollars in thousands)
2011	$4,112	$383
2012	4,058	295
2013	3,919	242
2014	3,817	240
2015	3,623	247
Thereafter	29,747	62

	$49,276	$1,469

Rent expense under operating leases was $3.8 million, $3.3 million and $2.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

11. Related Party Transactions

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have an interest, may be borrowers. Total loans to such groups and activity during the year ended December 31, 2010 is summarized as follows:

2010
(Dollars in thousands)
Balance as of December 31, 2009	$103,326
Advances	14,734
Repayments	(31,090)

Balance as of December 31, 2010	$86,970

In addition, such groups had available unused lines of credit in the amount of $10.7 million as of December 31, 2010. These transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company. Certain deposits are held by related parties, and the rates and terms of these accounts are consistent with those of non-related parties. Further, the Company paid an aggregate of $2.8 million, $1.2 million and $1.1 million to companies owned by members of the board of directors or immediate family members for leased space, equipment, construction and consulting services in the years ended December 31, 2010, 2009 and 2008, respectively.

Capital Bank Corporation

Notes to Consolidated Financial Statements

12. Employee Benefit Plans

401(k) Retirement Plan

The Company maintains the Capital Bank 401(k) Retirement Plan (the “Plan”) for the benefit of its employees, which includes provisions for employee contributions, subject to limitation under the Internal Revenue Code, and discretionary matching contributions by the Company. The Plan provides that employee’s contributions are 100% vested at all times, and the Company’s matching contributions vest 20% after the second year of service, an additional 20% after the third and fourth years of service and the remaining 40% after the fifth year of service. Through May 31, 2009, the Company matched 100% of employee contributions up to 6% of an employee’s salary. Effective June 1, 2009, the Company suspended its discretionary matching contributions to the Plan. Aggregate matching contributions, which are recorded in salaries and employee benefits expense on the Consolidated Statements of Operations, for the years ended December 31, 2010, 2009 and 2008 were $0, $387,000 and $772,000, respectively.

Supplemental Retirement Plans

In May 2005, the Company established two supplemental retirement plans for the benefit of certain executive officers and certain directors of the Company. The Capital Bank Defined Benefit Supplemental Executive Retirement Plan (“Executive Plan”) covers the Company’s chief executive officer and three other members of executive management. Under the Executive Plan, the participants were to receive a supplemental retirement benefit equal to a targeted percentage of the participant’s average annual salary during the last three years of employment. Under the Executive Plan, benefits vest over an eight-year period with the first 20% vesting after four years of service and 20% vesting annually thereafter. The Capital Bank Supplemental Retirement Plan for Directors (“Director Plan”) covered certain directors and provided for a fixed annual retirement benefit to be paid for a number of years equal to the director’s total years of service, up to a maximum of ten years. As of December 31, 2010, there were four executives participating in the Executive Plan and fourteen current and former directors participating in the Director Plan.

For the years ended December 31, 2010, 2009 and 2008, the Company recognized $255,000, $236,000 and $154,000, respectively, of expense related to the Executive Plan; and $238,000, $353,000 and $315,000, respectively, of expense related to the Director Plan. The obligations associated with the two plans are included in other liabilities on the Consolidated Balance Sheets and totaled $1.0 million and $774,000 (Executive Plan) and $1.6 million and $1.5 million (Director Plan) as of December 31, 2010 and 2009, respectively. On January 28, 2011, cash benefit payments were made to participants from both the Executive Plan and Director Plan in connection with the controlling investment in the Company made by NAFH. See Note 21 (Subsequent Events) for more details on these transactions.

13. Stock-Based Compensation

Stock Options

Pursuant to the Capital Bank Corporation Equity Incentive Plan (“Equity Incentive Plan”), the Company has a stock option plan providing for the issuance of up to 1,150,000 options to purchase shares of the Company’s stock to officers and directors. As of December 31, 2010, options for 288,100 shares of common stock were outstanding and options for 604,359 shares of common stock remained available for future issuance. In addition, there were 566,071 options which were assumed under various plans from previously acquired financial institutions, of which 9,780 remain outstanding. Grants of options are made by the Board of Directors or the Compensation/Human Resources Committee of the Board. All grants must be made with an exercise price at no less than fair market value on the date of grant, must be exercised no later than 10 years from the date of grant, and may be subject to some vesting provisions.

Capital Bank Corporation

Notes to Consolidated Financial Statements

A summary of the activity during the years ending December 31, 2010, 2009 and 2008 of the Company’s stock option plans, including the weighted average exercise price (“WAEP”) is presented below:

	2010		2009		2008
	Shares	WAEP	Shares	WAEP	Shares	WAEP
Outstanding at beginning of year	366,583	$11.76	377,083	$11.71	384,075	$12.56
Granted	19,250	4.38	–	–	63,500	6.24
Exercised	–	–	–	–	(26,591)	6.62
Forfeited and expired	(87,953)	8.93	(10,500)	10.09	(43,901)	14.31

Outstanding at end of year	297,880	$12.11	366,583	$11.76	377,083	$11.71

Options exercisable at year end	226,430	$13.53	285,983	$12.33	273,783	$12.41

The following table summarizes information about the Company’s stock options as of December 31, 2010:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Intrinsic Value
$3.85 – $6.00	78,750	8.31	24,000	$–
$6.01 – $9.00	–	–	–	–
$9.01 – $12.00	74,880	1.20	73,380	–
$12.01 – $15.00	20,000	5.63	13,600	–
$15.01 – $18.00	70,000	4.16	61,200	–
$18.01 – $18.37	54,250	3.99	54,250	–

	297,880	4.58	226,430	$–

The fair values of options granted are estimated on the date of the grants using the Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which when changed can materially affect fair value estimates. The expected life of the options used in this calculation is the period the options are expected to be outstanding. Expected stock price volatility is based on the historical volatility of the Company’s common stock for a period approximating the expected life; the expected dividend yield is based on the Company’s historical annual dividend payout; and the risk-free rate is based on the implied yield available on U.S. Treasury issues. The following weighted-average assumptions were used in determining fair value for options granted in the years ended December 31, 2010, 2009 and 2008, respectively:

Assumptions	2010	2009	2008
Dividend yield	–	–	6.3%
Expected volatility	33.0%	–	26.4%
Risk-free interest rate	3.1%	–	2.2%
Expected life	7 years	–	7 years

The weighted average fair value of options granted for the years ended December 31, 2010 and 2008 was $1.80 and $0.77, respectively. There were no options granted in the year ended December 31, 2009.

As of December 31, 2010, the Company had unamortized compensation expense related to stock options of $103,000, which was expected to be amortized over the remaining vesting period of the respective option grants. For the years ended December 31, 2010, 2009 and 2008, the Company recorded compensation expense of

Capital Bank Corporation

Notes to Consolidated Financial Statements

$54,000, $50,000 and $32,000, respectively, related to stock options. On January 28, 2011, vesting was accelerated on certain outstanding stock options in connection with the controlling investment in the Company made by NAFH. See Note 21 (Subsequent Events) for more details.

Restricted Stock

Pursuant to the Equity Incentive Plan, the Board of Directors may grant restricted stock to certain employees and Board members at its discretion. There have been no restricted stock grants since 2008. Nonvested shares are subject to forfeiture if employment terminates prior to the vesting dates. The Company expenses the cost of the stock awards, determined to be the fair value of the shares at the date of grant, ratably over the period of the vesting. Nonvested restricted stock for the year ended December 31, 2010 is summarized in the following table:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	24,000	8.08
Granted	–	–
Vested	(11,900)	10.19
Forfeited	(400)	6.00

Nonvested at end of period	11,700	6.00

As of December 31, 2010, the Company had 11,700 shares of nonvested restricted stock grants, which represented unrecognized compensation expense of $70,000 to be recognized over the remaining vesting period of the respective grants. Total compensation expense related to these restricted stock awards for the years ended December 31, 2010, 2009 and 2008 was $106,000, $109,000 and $98,000, respectively. On January 28, 2011, vesting was accelerated on certain outstanding nonvested restricted shares in connection with the controlling investment in the Company made by NAFH. See Note 21 (Subsequent Events) for more details.

Deferred Compensation for Non-employee Directors

The Company administered the Capital Bank Corporation Deferred Compensation Plan for Outside Directors (“Deferred Compensation Plan”). Eligible directors may have elected to participate in the Deferred Compensation Plan by deferring all or part of their directors’ fees for at least one calendar year, in exchange for common stock of the Company. If a director did not elect to defer all or part of his fees, then he was not considered a participant in the Deferred Compensation Plan. The amount deferred was equal to 125 percent of total director fees. Each participant was fully vested in his account balance. The Deferred Compensation Plan provided for payment of share units in shares of common stock of the Company after the participant ceased to serve as a director for any reason. For the years ended December 31, 2010, 2009 and 2008, the Company recognized compensation expense of $576,000, $543,000 and $322,000, respectively, related to the Deferred Compensation Plan.

Prior to amendment on November 20, 2008, the Deferred Compensation Plan was classified as a liability-based plan due to certain plan provisions which would have allowed plan participants to receive payments in either cash or shares of common stock. The Deferred Compensation Plan was reclassified to an equity-based plan when amended after the plan terms were modified to require all participants in the Deferred Compensation Plan to receive deferred payments in shares of common stock. Upon amendment in 2008, the liability for plan benefits was adjusted to a fair market value of $943,000 and was reclassified to equity. Benefits under this plan are now recognized as compensation expense and a corresponding increase to equity based on fair value of the deferred stock at date of grant.

Capital Bank Corporation

Notes to Consolidated Financial Statements

On January 28, 2011, all of the share units under the Deferred Compensation Plan became payable to participants in shares of common stock of the Company in connection with the controlling investment in the Company made by NAFH, which was a change in control under the Deferred Compensation Plan. See Note 21 (Subsequent Events) for more details.

14. Income Taxes

Income taxes charged to operations for the years ended December 31, 2010, 2009 and 2008 consisted of the following components:

	2010	2009	2008
(Dollars in thousands)
Current income tax expense (benefit)	$(272)	$(2,305)	$2,508
Deferred income tax expense (benefit)	15,396	(4,708)	(3,715)

Total income tax expense (benefit)	$15,124	$(7,013)	$(1,207)

A reconciliation of the difference between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 34% is as follows:

	Amount			Percent of Pretax Loss
(Dollars in thousands)	2010	2009	2008	2010	2009	2008
Tax benefit at statutory rate on net loss before taxes	$(15,756)	$(4,702)	$(19,342)	34.00%	34.00%	34.00%
State taxes, net of federal benefit	(1,894)	(558)	18	4.09	4.03	(0.03)
Increase (reduction) in taxes resulting from:
Valuation allowance on deferred tax asset	31,821	–	–	(68.67)	–	–
Tax exempt interest	(945)	(1,184)	(1,085)	2.04	8.56	1.91
Nontaxable BOLI income	(238)	(622)	(324)	0.51	4.50	0.57
Taxable income on BOLI surrender	1,981	–	–	(4.27)	–	–
Goodwill impairment charge	–	–	19,360	–	–	(34.03)
Other, net	155	53	166	(0.34)	(0.38)	(0.29)

	$15,124	$(7,013)	$(1,207)	(32.64)%	50.71%	2.13%

Capital Bank Corporation

Notes to Consolidated Financial Statements

Significant components of deferred tax assets and liabilities as of December 31, 2010 and 2009 were as follows:

	2010	2009
(Dollars in thousands)
Deferred tax assets:
Allowance for loan losses	$14,143	$10,191
ORE valuation adjustments	666	84
Intangible assets	1,808	1,743
Net unrealized loss on investment securities	790	–
Deferred compensation	2,632	2,485
Deferred rent	335	242
Nonaccrual interest	323	141
Deferred gain on sale-leaseback	318	359
Stock offering costs	–	640
Net operating loss carryforwards	11,587	–
AMT credit carryforward	1,831	596
Other	304	412

Gross deferred tax assets before valuation allowance	34,737	16,893
Less: valuation allowance	(31,821)	–

Gross deferred tax assets after valuation allowance	2,916	16,893

Deferred tax liabilities:
Depreciation	1,202	834
FHLB stock dividends	343	343
Net unrealized gain on investment securities	–	2,510
Deferred loan origination costs	719	493
Prepaid expenses	515	328
Other	137	289
Gross deferred tax liabilities	2,916	4,797

Net deferred tax asset	$–	$12,096

As of December 31, 2010 and 2009, the Company had net deferred tax assets before valuation allowance of $31.8 million and $12.1 million, respectively. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Due to a cumulative three-year, pre-tax loss position, significant net operating losses in 2010, and ongoing stress on the Company’s financial performance from elevated credit losses, the Company fully reserved its deferred tax assets as of December 31, 2010. A cumulative loss position makes it more difficult for management to rely on future earnings as a reliable source of future taxable income to realize deferred tax assets. In future periods, the Company may be able to reduce some or all of the valuation allowance upon a determination that it will be able to realize such tax savings.

The Company and its subsidiaries are subject to U.S. federal income tax as well as North Carolina income tax. The Company has concluded all U.S. federal income tax matters for years through 2006.

15. Derivative Instruments

The Company enters into interest rate lock commitments with customers and commitments to sell mortgages to investors. The period of time between the issuance of a mortgage loan commitment and the closing and sale of the mortgage loan is generally less than 60 days. Interest rate lock commitments and forward loan sale commitments represent derivative instruments which are carried at fair value. These derivative instruments do not qualify for hedge accounting. The fair values of the Company’s interest rate lock commitments and

Capital Bank Corporation

Notes to Consolidated Financial Statements

forward loan sales commitments are based on current secondary market pricing and are included on the Condensed Consolidated Balance Sheets in mortgage loans held for sale and on the Condensed Consolidated Statements of Operations in mortgage origination and other loan fees.

As of December 31, 2010, the Company had $10.3 million of commitments outstanding to originate mortgage loans held for sale at fixed rates and $17.3 million of forward commitments under best efforts contracts to sell mortgages to three different investors. The fair value adjustments of the interest rate lock commitments and forward loan sales commitments were not considered material as of December 31, 2010. Thus, there was no impact to the Condensed Consolidated Statements of Operations for the year ended December 31, 2010. There were no such commitments outstanding as of December 31, 2009.

16. Commitments, Contingencies and Concentrations of Credit Risk

To meet the financial needs of its customers, the Company is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments are comprised of unused lines of credit, overdraft lines and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include trade accounts receivable, property, plant and equipment, and income-producing commercial properties. Since many unused lines of credit expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Company’s exposure to off-balance-sheet credit risk as of December 31, 2010 and 2009 was as follows:

	2010	2009
(Dollars in thousands)
Commitments to extend credit	$175,318	$231,691
Standby letters of credit	10,285	9,144

Total commitments	$185,603	$240,835

Because the majority of the Company’s lending is concentrated in Alamance, Buncombe, Catawba, Chatham, Cumberland, Granville, Johnston, Lee and Wake counties in North Carolina, economic conditions in those and surrounding counties significantly impact the ability of borrowers to repay their loans. As of December 31, 2010 and 2009, $1.07 billion (85%) and $1.15 billion (83%), respectively, of the total loan portfolio was secured by real estate, including commercial owner occupied loans. The credits in the loan portfolio are diversified, and the Company does not have significant concentrations to any one credit relationship.

The Company has limited partnership investments in two related private investment funds which totaled $1.8 million as of December 31, 2010 and 2009. These investments were included in other assets on the Consolidated Balance Sheets. Remaining capital commitments for these funds totaled $1.6 million as of December 31, 2010.

Capital Bank Corporation

Notes to Consolidated Financial Statements

17. Fair Value

Fair Value Measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. For example, investment securities, available for sale, are recorded at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment securities, available for sale, are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets, and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities and corporate entities as well as municipal bonds. Securities classified as Level 3 include corporate debt instruments that are not actively traded and where certain assumptions are used to calculate fair value.

Mortgage loans held for sale are carried at the lower of cost or estimated fair value. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. As such, the fair value adjustment for mortgage loans held for sale is classified as nonrecurring Level 2.

Loans are not recorded at fair value on a recurring basis. However, certain loans are determined to be impaired, and those loans are charged down to estimated fair value. The fair value of impaired loans that are collateral dependent is based on collateral value. For impaired loans that are not collateral dependent, estimated value is based on either an observable market price, if available, or the present value of expected future cash flows. Those impaired loans not requiring a charge-off represent loans for which the estimated fair value exceeds the recorded investments in such loans. When the fair value of an impaired loan is based on an observable market price or a current appraised value with no adjustments, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available, or management determines the fair value of the collateral is further impaired below the appraised value, and there is no observable market price, the Company classifies the impaired loan as nonrecurring Level 3.

Other real estate, which includes foreclosed assets, is adjusted to fair value upon transfer of loans and premises to other real estate. Subsequently, other real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records other real estate as nonrecurring Level 2. When an appraised value is not available, or management determines the fair value of the collateral is further impaired below the appraised value, and there is no observable market price, the Company classifies other real estate as nonrecurring Level 3.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009 are summarized below:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
(Dollars in thousands)
December 31, 2010
Investment securities—available for sale:
U.S. agency obligations	$–	$18,934	$–	$18,934
Municipal bonds	–	21,009	–	21,009

Mortgage-backed securities issued by GSEs	–	165,423	–	165,423
Non-agency mortgage-backed securities	–	6,587	–	6,587
Other securities	1,738	–	1,300	3,038

Total	$1,738	$211,953	$1,300	$214,991

December 31, 2009
Investment securities—available for sale:
U.S. agency obligations	$–	$1,029	$–	$1,029
Municipal bonds	–	72,894	–	72,894

Mortgage-backed securities issued by GSEs	–	151,658	–	151,658
Non-agency mortgage-backed securities	–	7,797	–	7,797
Other securities	748	–	1,300	2,048

Total	$748	$233,378	$1,300	$235,426

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for year ended December 31, 2010:

Level 3 Securities
(Dollars in thousands)
Balance at beginning of period	$1,300
Total unrealized losses included in:
Net income (loss)	–
Other comprehensive income (loss)	–
Purchases, sales and issuances, net	–
Transfers in and (out) of Level 3	–

Balance at end of period	$1,300

Capital Bank Corporation

Notes to Consolidated Financial Statements

Assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2010 and 2009 are summarized below:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
(Dollars in thousands)
December 31, 2010
Impaired loans	$–	$61,006	$14,985	$75,990
Other real estate	–	18,334	–	18,334

December 31, 2009
Impaired loans	$–	$36,972	$34,181	$71,153
Other real estate	–	10,732	–	10,732

Fair Value of Financial Instruments

Due to the nature of the Company’s business, a significant portion of its assets and liabilities consist of financial instruments. Accordingly, the estimated fair values of these financial instruments are disclosed. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company’s financial instruments, the fair value of such instruments has been derived based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net amounts ultimately collected could be materially different from the estimates presented below. In addition, these estimates are only indicative of the values of individual financial instruments and should not be considered an indication of the fair value of the Company taken as a whole.

Fair values of cash and cash equivalents are equal to the carrying value. Estimated fair values of investment securities are based on quoted market prices, if available, or model-based values from pricing sources for mortgage-backed securities and municipal bonds. Fair value of the loan portfolio has been estimated using the present value of expected future cash flows, discounted at a current market rate for each loan type. The amount of expected credit losses and the timing of those losses were factored into expected future cash flows as of December 31, 2010. At December 31, 2009, the credit risk component of the loan portfolio was set at the recorded allowance for loan losses balance for purposes of estimating fair value. Thus, there was no difference between the carrying amount and estimated fair value attributed to credit risk in the portfolio as of December 31, 2009. Carrying amounts for accrued interest approximate fair value given the short-term nature of interest receivable and payable.

Fair values of time deposits and borrowings are estimated by discounting the future cash flows using the current rates offered for similar deposits and borrowings with the same remaining maturities. Fair value of subordinated debt is estimated based on current market prices for similar trust preferred issues of financial institutions with equivalent credit risk. The estimated fair value for the Company’s subordinated debt is significantly lower than carrying value since credit spreads (i.e., spread to LIBOR) on similar trust preferred issues are currently much wider than when these securities were originally issued. Interest-bearing deposit liabilities and repurchase agreements with no stated maturities are predominately at variable rates and, accordingly, the fair values have been estimated to equal the carrying amounts (the amount payable on demand).

Capital Bank Corporation

Notes to Consolidated Financial Statements

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2010 and 2009 are as follows:

	2010		2009
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$66,745	$66,745	$29,513	$29,513
Investment securities	223,292	223,292	245,492	245,438
Mortgage loans held for sale	6,993	6,993	–	–
Loans	1,218,418	1,146,256	1,364,221	1,368,233
Accrued interest receivable	5,158	5,158	6,590	6,590

Financial liabilities:
Non-maturity deposits	$469,956	$469,956	$529,257	$529,257
Time deposits	873,330	885,105	848,708	861,378
Securities sold under agreements to repurchase	–	–	6,543	6,543
Borrowings	121,000	126,787	167,000	171,278
Subordinated debt	34,323	19,164	30,930	12,200
Accrued interest payable	1,363	1,363	1,824	1,824

Unrecognized financial instruments:
Commitments to extend credit	175,318	167,817	231,691	231,691
Standby letters of credit	10,285	10,285	9,144	9,144

18. Capital Purchase Program

On December 12, 2008, the Company entered into a Securities Purchase Agreement—Standard Terms (“Securities Purchase Agreement”) with the Treasury pursuant to which, among other things, the Company sold to the Treasury for an aggregate purchase price of $41.3 million, 41,279 shares of Series A Preferred Stock and warrants to purchase up to 749,619 shares of common stock (“Warrants”) of the Company.

The Series A Preferred Stock ranked senior to the Company’s common shares and paid a compounding cumulative dividend, in cash, at a rate of 5% per annum for the first five years, and 9% per annum thereafter on the liquidation preference of $1,000 per share. While the Series A Preferred Stock was outstanding, the Company was prohibited from paying any dividend with respect to shares of common stock or repurchasing or redeeming any shares of the Company’s common shares unless all accrued and unpaid dividends were paid on the Series A Preferred Stock for all past dividend periods. The Series A Preferred Stock was non-voting, other than class voting rights on matters that could adversely affect the Series A Preferred Stock. The Series A Preferred Stock was callable at par after three years. In connection with the adoption of ARRA, subject to the approval of the Treasury and the Federal Reserve, the Company could redeem the Series A Preferred Stock at any time regardless of whether or not it had replaced such funds from any other source. The Treasury may also have transferred the Series A Preferred Stock to a third party at any time. The Series A Preferred Stock qualified as Tier 1 capital in accordance with regulatory capital requirements (See Note 19—Regulatory Matters and Restrictions).

The Warrants had a term of 10 years and were exercisable at any time, in whole or in part, at an exercise price of $8.26 per share (subject to certain anti-dilution adjustments).

The $41.3 million in proceeds was allocated to the Series A Preferred Stock and the Warrants based on their relative fair values at issuance (approximately $40.0 million was allocated to the Series A Preferred Stock and

Capital Bank Corporation

Notes to Consolidated Financial Statements

approximately $1.3 million to the Warrants). The difference between the initial value allocated to the Series A Preferred Stock of approximately $40.0 million and the liquidation value of $41.3 million was to be charged to retained earnings and accreted to preferred stock over the first five years of the contract as an adjustment to the dividend yield using the effective yield method. Thus, at the end of the five year accretion period, the preferred stock balance was to have equaled the liquidation value of $41.3 million. The amount charged to retained earnings was deducted from the numerator in calculating basic and diluted earnings per common share. During the years ended December 31, 2010, 2009 and 2008, the Company recorded accretion of the preferred stock discount of $291,000, $288,000 and $12,000, respectively.

The fair value of the Series A Preferred Stock was estimated using a discount rate of 11%, which approximated the dividend yield on the S&P U.S. Preferred Stock Index on the issuance date, and an expected life of five years. The fair value of each Warrant issued was estimated to be $1.42 on the date of issuance using the Black-Scholes option pricing model. The following assumptions were used in determining fair value for the Warrants:

Warrant Assumptions	December 12, 2008
Dividend yield	4.4%
Expected volatility	26.4%
Risk-free interest rate	2.6%
Expected life	10 years

On January 28, 2011, all outstanding shares of Series A Preferred Stock and the Warrants were repurchased and cancelled in connection with the controlling investment in the Company made by NAFH. See Note 21 (Subsequent Events) for more details on these transactions.

19. Regulatory Matters and Restrictions

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial position and results of operation. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below.

On October 28, 2010, the Bank entered into an informal Memorandum of Understanding (“MOU”) with the Federal Depository Insurance Corporation and the North Carolina Commissioner of Banks. An MOU is characterized by regulatory authorities as an informal action that is not published or publicly available and that is used when circumstances warrant a milder form of action than a formal supervisory action, such as a formal written agreement or order. In accordance with the terms of the MOU, the Bank has agreed to, among other things, (i) increase regulatory capital to achieve and maintain a minimum Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12%, (ii) monitor and reduce its commercial real estate concentration, (iii) timely identify and reduce its overall level of problem loans, (iv) establish and maintain an adequate allowance for loan losses, and (v) ensure adherence to loan policy guidelines. In addition, the Bank must obtain regulatory approval prior to paying any dividends to the Company. The MOU will remain in effect until modified, terminated, lifted, suspended or set aside by the regulatory authorities. In addition, the Company consults with the Federal Reserve Bank of Richmond prior to payment of any dividends or interest on debt.

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53–87. However, state and federal regulatory authorities may limit payment of dividends by any bank for other reasons, including when it is determined that

Capital Bank Corporation

Notes to Consolidated Financial Statements

such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank. On February 1, 2010, the Company announced that its Board of Directors voted to suspend payment of the Company’s quarterly cash dividend to its common shareholders.

The Company and the Bank must maintain minimum capital amounts and ratios. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2010 and 2009 and the minimum requirements are presented in the following table:

			Minimum Requirements To Be:
	Actual		Adequately Capitalized		Well Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Capital Bank Corporation:
2010
Total capital (to risk-weighted assets)	$126,280	9.59%	$105,289	8.00%	n/a	n/a
Tier I capital (to risk-weighted assets)	106,186	8.07	52,644	4.00	n/a	n/a
Tier I capital (to average assets)	106,186	6.45	65,858	4.00	n/a	n/a
2009
Total capital (to risk-weighted assets)	$173,261	11.41%	$121,460	8.00%	n/a	n/a
Tier I capital (to risk-weighted assets)	154,227	10.16	60,730	4.00	n/a	n/a
Tier I capital (to average assets)	154,227	8.94	69,043	4.00	n/a	n/a

			Minimum Requirements To Be:
	Actual		Adequately Capitalized		Well Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Capital Bank:
2010
Total capital (to risk-weighted assets)	$124,841	9.50%	$105,112	8.00%	$131,391	10.00%
Tier I capital (to risk-weighted assets)	104,774	7.97	52,556	4.00	78,834	6.00
Tier I capital (to average assets)	104,774	6.37	65,821	4.00	82,276	5.00

2009
Total capital (to risk-weighted assets)	$131,469	8.68%	$121,231	8.00%	$151,539	10.00%
Tier I capital (to risk-weighted assets)	112,435	7.42	60,615	4.00	90,923	6.00
Tier I capital (to average assets)	112,435	6.52	68,934	4.00	86,167	5.00

The Bank’s regulatory capital ratios as of December 31, 2009 were revised after its Call Reports were restated and amended in 2010 to reflect an adjustment to the regulatory capital treatment of the injection of proceeds from the sale of Series A Preferred Stock from the Company into the Bank in 2008.

Capital Bank Corporation

Notes to Consolidated Financial Statements

20. Parent Company Financial Information

Condensed financial information of the financial holding company of the Bank as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 is presented below:

Condensed Balance Sheets

	As of December 31,
	2010	2009
(Dollars in thousands)
Assets:
Cash	$492	$1,523
Equity investment in subsidiary	105,278	168,633
Note receivable due from subsidiary	3,393	–
Other assets	2,178	2,810

Total assets	$111,341	$172,966

Liabilities:
Subordinated debt	$34,323	$30,930
Dividends payable	258	1,166
Other liabilities	72	1,085

Total liabilities	34,653	33,181
Shareholders’ equity	76,688	139,785

Total liabilities and shareholders’ equity	$111,341	$172,966

Condensed Statements of Operations

	For the Years Ended December 31,
	2010	2009	2008
(Dollars in thousands)
Dividends from wholly-owned subsidiaries	$3,548	$6,409	$2,750
Undistributed net loss of subsidiaries	(63,065)	(11,245)	(57,256)
Interest income	299	46	106
Interest expense	1,140	1,072	1,800
Other expense	88	1,974	92

Net loss before income taxes	(60,446)	(7,836)	(56,292)
Income tax expense (benefit)	1,020	(1,020)	(608)

Net loss	$(61,466)	$(6,816)	$(55,684)

Capital Bank Corporation

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows

	For the Years Ended December 31,
	2010	2009	2008
(Dollars in thousands)
Operating activities:
Net loss	$(61,466)	$(6,816)	$(55,684)
Equity in undistributed net loss of subsidiaries	63,065	11,245	57,256
Net change in other assets and liabilities	93	1,591	(412)

Net cash provided by operating activities	1,692	6,020	1,160

Investing activities:
Payments for equity investments in subsidiary	(5,065)		(41,279)
Payment for note receivable due from subsidiary	(3,393)	–	–

Net cash used in investing activities	(8,458)	–	(41,279)

Financing activities:
Proceeds from issuance of subordinated debt	3,393	–	–
Proceeds from issuance of preferred stock, net of issuance costs	–	–	41,160
Proceeds from issuance of common stock	5,314	700	872
Payments to repurchase common stock	–	–	(92)
Dividends paid	(2,972)	(5,527)	(3,592)

Net cash provided by (used in) financing activities	5,735	(4,827)	38,348

Net change in cash and cash equivalents	(1,031)	1,193	(1,771)
Cash and cash equivalents, beginning of year	1,523	330	2,101

Cash and cash equivalents, end of year	$492	$1,523	$330

21. Subsequent Events (Unaudited)

On January 28, 2011, the Company completed the issuance and sale to North American Financial Holdings, Inc. of 71,000,000 shares of common stock for $181,050,000 in cash. As a result of the Investment and following the completion of the Rights Offering on March 11, 2011, NAFH currently owns approximately 83% of the Company’s common stock. The Company’s shareholders approved the issuance of such shares to NAFH, and an amendment to the Company’s articles of incorporation to increase the authorized shares of common stock to 300,000,000 shares from 50,000,000 shares, at a special meeting of shareholders held on December 16, 2010. In connection with the Investment, each existing Company shareholder received one CVR per share that entitles the holder to receive up to $0.75 in cash per contingent value right at the end of a five-year period based on the credit performance of the Bank’s existing loan portfolio.

Also in connection with the Investment, pursuant to an agreement among NAFH, the Treasury, and the Company, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the Treasury in connection with the TARP were repurchased. Following the TARP Repurchase, the Series A Preferred Stock and warrant are no longer outstanding, and accordingly the Company no longer expects to be subject to the restrictions imposed by the terms of the Series A Preferred Stock, or certain regulatory provisions of the EESA and the ARRA that are imposed on TARP recipients.

Pursuant to the Investment Agreement, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of

Capital Bank Corporation

Notes to Consolidated Financial Statements

common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations. 1,613,165 shares of the Company’s common stock were issued in exchange for $4,113,570.75 upon completion of the Rights Offering on March 11, 2011.

Upon closing of the investment, R. Eugene Taylor, NAFH’s Chief Executive Officer, Christopher G. Marshall, NAFH’s Chief Financial Officer, and R. Bruce Singletary, NAFH’s Chief Risk Officer, were named as the Company’s CEO, CFO and CRO, respectively, and members of the Company’s Board of Directors. In addition to the aforementioned members of NAFH management, the Company’s Board of Directors was reconstituted with a combination of two existing members (Oscar A. Keller III and Charles F. Atkins) and two additional NAFH-designated members (Peter N. Foss and William A. Hodges).

Also in connection with the closing of the Investment, the Company amended the Executive Plan to waive, with respect to unvested amounts only, any “change in control” provision and corresponding entitlement to change in control benefits that would otherwise be triggered by the Investment or any subsequent transaction or series of transactions that result in an affiliate of NAFH holding the Company’s outstanding voting securities or total voting power. On January 28, 2011, the Company received written waivers from each of the participants in the Executive Plan pursuant to which such executives waived the previously described change in control benefits under the SERP and the accelerated vesting of their outstanding unvested Company stock options in connection with the transactions contemplated by the Investment Agreement. Cash payments made to participants in the Executive Plan upon change in control related to vested benefits totaled $1.1 million. The Director Plan was not amended, and cash payments made to participants upon change in control pursuant to terms of this plan totaled $3.2 million.

In Staff Accounting Bulletin Topic No. 5.J, Push Down Basis of Accounting Required in Certain Limited Circumstances, the Securities and Exchange Commission (“SEC”) staff indicated that it believes push-down accounting is required in purchase transactions that result in an entity becoming substantially wholly owned. In determining whether a company has become substantially wholly owned, the SEC staff has stated that push-down accounting would be required if 95% or more of the company has been acquired, permitted if 80% to 95% has been acquired, and prohibited if less than 80% of the company is acquired. The Company has elected to use push-down accounting, and as such, will apply the acquisition method of accounting due to NAFH’s acquisition of 85% of the Company’s outstanding common stock on January 28, 2011.

Capital Bank Corporation

Notes to Consolidated Financial Statements

22. Selected Quarterly Financial Data (Unaudited)

Selected unaudited quarterly balances and results of operations as of and for the years ended December 31, 2010 and 2009 are as follows:

	Three Months Ended
	December 31	September 30	June 30	March 31
(Dollars in thousands except per share data)
2010
Total assets	$1,585,547	$1,649,699	$1,694,336	$1,739,857
Cash and cash equivalents	66,745	68,069	41,417	53,341
Investment securities	223,292	196,046	228,812	232,780
Loans	1,254,479	1,324,932	1,351,101	1,376,085
Allowance for loan losses	36,061	36,249	35,762	29,160
Deposits	1,343,286	1,359,411	1,370,777	1,380,539
Borrowings	121,000	129,000	153,000	172,000
Subordinated debt	34,323	34,323	34,323	34,323
Shareholders’ equity	76,688	116,103	125,479	138,792

Net interest income	$12,287	$13,382	$12,744	$12,550
Provision for loan losses	20,011	6,763	20,037	11,734
Noninterest income	8,004	2,500	2,514	2,531
Noninterest expense	15,129	14,210	12,380	12,590

Net loss before taxes	(14,849)	(5,091)	(17,159)	(9,243)
Income tax expense (benefit)	18,634	3,975	(3,576)	(3,909)

Net loss	(33,483)	(9,066)	(13,583)	(5,334)
Dividends and accretion on preferred stock	589	588	589	589
Net loss attributable to common shareholders	$(34,072)	$(9,654)	$(14,172)	$(5,923)

Net loss per common share—basic	$(2.59)	$(0.74)	$(1.09)	$(0.49)

Net loss per common share—diluted	$(2.59)	$(0.74)	$(1.09)	$(0.49)

Capital Bank Corporation

Notes to Consolidated Financial Statements

	Three Months Ended
	December 31	September 30	June 30	March 31
(Dollars in thousands except per share data)
2009
Total assets	$1,734,668	$1,734,950	$1,695,342	$1,665,611
Cash and cash equivalents	29,513	52,694	72,694	39,917
Investment securities	245,492	262,499	268,224	286,310
Loans	1,390,302	1,357,243	1,293,340	1,277,064
Allowance for loan losses	26,081	19,511	18,602	18,480
Deposits	1,377,965	1,385,250	1,380,842	1,340,974
Borrowings	167,000	147,000	117,000	127,000
Subordinated debt	30,930	30,930	30,930	30,930
Shareholders’ equity	139,785	149,525	143,306	142,674

Net interest income	$12,978	$13,555	$12,164	$10,181
Provision for loan losses	11,822	3,564	1,692	5,986
Noninterest income	1,830	2,507	3,724	2,106
Noninterest expense	14,683	11,098	12,465	11,564

Net loss before taxes	(11,697)	1,400	1,731	(5,263)
Income tax expense (benefit)	(4,452)	(2,143)	382	(800)

Net loss	(7,245)	3,543	1,349	(4,463)
Dividends and accretion on preferred stock	588	590	587	587

Net loss attributable to common shareholders	$(7,833)	$2,953	$762	$(5,050)

Net loss per common share—basic	$(0.68)	$0.26	$0.07	$(0.45)

Net loss per common share—diluted	$(0.68)	$0.26	$0.07	$(0.45)

Green Bankshares, Inc.

Unaudited Consolidated Financial Statements as of and for the

Six Months Ended June 30, 2011 and 2010

GREEN BANKSHARES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2011 and December 31, 2010

(Unaudited)

(Amounts in thousands, except share and per share data)

	(Unaudited) June 30, 2011	December 31, 2010*
ASSETS
Cash and due from banks	$339,242	$289,358
Federal funds sold	5,023	4,856

Cash and cash equivalents	344,265	294,214
Interest earning deposits in other banks	–	–
Securities available for sale	217,556	202,002
Securities held to maturity (with a market value of $467)	–	465
Loans held for sale	617	1,299
Loans, net of unearned interest	1,560,503	1,745,378
Allowance for loan losses	(62,728)	(66,830)
Other real estate owned and repossessed assets	79,690	60,095
Premises and equipment, net	76,886	78,794
FHLB and other stock, at cost	12,734	12,734
Cash surrender value of life insurance	32,040	31,479
Core deposit and other intangibles	5,502	6,751
Deferred tax asset (net of valuation allowance of $52,268 and $43,455)	5,645	2,177
Other assets	21,105	37,482

Total assets	$2,293,815	$2,406,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Non-interest bearing deposits	$171,369	$152,752
Interest bearing deposits	1,710,620	1,822,703
Brokered deposits	1,399	1,399

Total deposits	1,883,388	1,976,854
Repurchase agreements	18,713	19,413
FHLB advances and notes payable	157,859	158,653
Subordinated debentures	88,662	88,662
Accrued interest payable and other liabilities	23,147	18,561

Total liabilities	$2,171,769	$2,262,143

Shareholders’ equity
Preferred stock: no par, 1,000,000 shares authorized, 72,278 shares outstanding	$68,815	$68,121
Common stock: $2 par, 20,000,000 shares authorized, 13,257,606 and 13,188,896 shares outstanding	26,515	26,378
Common stock warrants	6,934	6,934
Additional paid-in capital	189,051	188,901
Accumulated Deficit	(171,381)	(147,436)
Accumulated other comprehensive income	2,112	999

Total shareholders’ equity	122,046	143,897

Total liabilities and shareholders’ equity	$2,293,815	$2,406,040

*	Derived from the audited consolidated balance sheet, as filed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

See notes to condensed consolidated financial statements.

GREEN BANKSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

Three and Six Months Ended June 30, 2011 and 2010

(Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Interest income
Interest and fees on loans	$23,804	$29,374	$48,404	$59,434
Taxable securities	1,686	1,391	3,088	2,679
Nontaxable securities	281	306	586	618
FHLB and other stock	134	134	272	272
Federal funds sold and other	170	99	350	193

Total interest income	26,075	31,304	52,700	63,196

Interest expense
Deposits	4,561	7,626	9,892	15,687
Federal funds purchased and repurchase agreements	4	5	8	11
FHLB advances and notes payable	1,570	1,712	3,113	3,406
Subordinated debentures	488	488	969	960

Total interest expense	6,623	9,831	13,982	20,064

Net interest income	19,452	21,473	38,718	43,132
Provision for loan losses	14,333	4,749	28,229	8,638

Net interest income after provision for loan losses	5,119	16,724	10,489	34,494

Non-interest income
Service charges on deposit accounts	6,377	6,692	12,208	12,632
Other charges and fees	369	383	799	739
Trust and investment services income	497	757	1,012	1,339
Mortgage banking income	112	123	199	241
Other income	881	909	1,646	1,599
Securities gains (losses), net
Other-than-temporary impairment	–	(553)	–	(553)
Less non-credit portion recognized in other comprehensive income	–	460	–	460

Total non-interest income	8,236	8,771	15,864	16,457

Non-interest expense
Employee compensation	7,324	7,972	15,455	15,637
Employee benefits	879	816	1,856	1,793
Occupancy expense	1,710	1,684	3,504	3,383
Equipment expense	638	668	1,516	1,376
Computer hardware/software expense	936	886	1,855	1,710
Professional services	1,122	576	1,910	1,183
Advertising	367	806	1,085	1,404
OREO maintenance expense	1,194	554	2,349	999
Collection and repossession expense	772	534	1,319	1,821
Loss on OREO and repossessed assets	4,328	926	6,429	1,435
FDIC Insurance	1,284	1,209	2,370	2,060
Core deposit and other intangibles amortization	623	640	1,249	1,291
Other expenses	3,593	4,003	6,901	7,728

Total non-interest expenses	24,770	21,274	47,798	41,820

Income (loss) before income taxes	(11,415)	4,221	(21,445)	9,131
Provision (benefit) for income taxes	(281)	1,410	–	3,124

Net income (loss)	$(11,134)	$2,811	$(21,445)	$6,007
Preferred stock dividends and accretion of discount	1,250	1,250	2,500	2,500

Net income (loss) available to common shareholders	$(12,384)	$1,561	$(23,945)	$3,507

Per share of common stock:
Basic earnings (loss)	$(0.94)	$0.12	$(1.83)	$0.27

Diluted earnings (loss)	(0.94)	0.12	(1.83)	0.27

Weighted average shares outstanding:
Basic	13,126,923	13,097,611	13,117,811	13,090,021

Diluted[1]	13,126,923	13,158,131	13,117,811	13,148,226

1	Diluted weighted average shares outstanding exclude 92,524 and 85,697 restricted average shares for the three and six month periods ended June 30, 2011 because their impact would be anti-dilutive.

See notes to condensed consolidated financial statements.

GREEN BANKSHARES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Six Months Ended June 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

	Preferred Stock	Common Stock		Warrants For Common Stock	Additional Paid-in Capital	Accumulated (Deficit)	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
		Shares	Amount
Balance, December 31, 2010	$68,121	13,188,896	$26,378	$6,934	$188,901	$(147,436)	$999	$143,897
Preferred stock transactions:
Accretion of preferred stock discount	694	–	–	–	–	(694)	–	–
Preferred stock dividends accrued	–	–	–	–	–	(1,806)	–	(1,806)
Common stock transactions:
Issuance of restricted common shares	–	77,356	154	–	29			183
Forfeiture of restricted common shares	–	(8,646)	(17)	–	(87)	–	–	(104)
Compensation expense:
Stock options	–	–	–	–	50	–	–	50
Restricted stock	–	–	–	–	158	–	–	158
Comprehensive income/(loss):
Net (loss)	–	–	–	–	–	(21,445)	–	(21,445)
Change in unrealized gains, net of reclassification and taxes	–	–	–	–	–	–	1,113	1,113

Total comprehensive income/(loss)								(20,331)

Balance, June 30, 2011	$68,815	13,257,606	$26,515	$6,934	$189,051	$(171,381)	$2,112	$122,046

See notes to condensed consolidated financial statements.

GREEN BANKSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2011 and 2010

(Unaudited)

(Amounts in thousands, except share and per share data)

	June 30, 2011	June 30, 2010
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$(21,445)	$6,007
Adjustments to reconcile net income / (loss) to net cash provided by operating Activities
Provision for loan losses	28,229	8,638
Depreciation and amortization	3,442	3,619
Security amortization and accretion, net	199	235
Write down of investments for impairment	–	93
Net gain on sale of mortgage loans	(185)	(222)
Originations of mortgage loans held for sale	(14,560)	(18,759)
Proceeds from sales of mortgage loans	15,427	19,685
Increase in cash surrender value of life insurance	(561)	(595)
Net losses from sales of fixed assets	223	5
Stock-based compensation expense	287	316
Net loss on other real estate and repossessed assets	6,429	1,435
Deferred tax benefit	–	(516)
Net changes:
Other assets	12,193	6,631
Accrued interest payable and other liabilities	2,779	(3,561)

Net cash provided by operating activities	32,457	23,011

Cash flows from investing activities
Purchase of securities available for sale	(59,790)	(85,684)
Proceeds from maturities of securities available for sale	45,868	70,025
Proceeds from maturities of securities held to maturity	465	10
Net change in loans	111,627	77,775
Proceeds from sale of other real estate	15,154	8,357
Improvements to other real estate	(261)	(450)
Proceeds from sale of fixed assets	7	–
Premises and equipment expenditures	(516)	(951)

Net cash provided by investing activities	112,554	69,082

Cash flows from financing activities
Net change in deposits	(93,466)	(87,072)
Net change in brokered deposits	–	(5,185)
Net change in repurchase agreements	(700)	(209)
Repayments of FHLB advances and notes payable	(794)	(161)
Preferred stock dividends paid	–	(1,805)

Net cash (used) in financing activities	(94,960)	(94,432)

Net change in cash and cash equivalents	50,051	(2,339)
Cash and cash equivalents, beginning of period	294,214	210,494

Cash and cash equivalents, end of period	$344,265	$208,155

Supplemental disclosures—cash and noncash
Interest paid	$13,313	$20,639
Loans converted to other real estate	41,261	30,879
Unrealized gain on available for sale securities, net of tax	1,113	1,863
Loans Originated to finance/sell other real estate	1,568	–
Preferred Dividends Declared	1,806	–

See notes to condensed consolidated financial statements.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 1—PRINCIPLES OF CONSOLIDATION

The accompanying unaudited condensed consolidated financial statements of Green Bankshares, Inc. (the “Company”) and its wholly owned subsidiary, GreenBank (the “Bank”), have been prepared in accordance with accounting principles generally accepted in the United States of America for interim information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Certain amounts from prior period financial statements have been reclassified to conform to the current year’s presentation.

NOTE 2—SECURITIES

Securities are summarized as follows:

	Gross Amortized Cost	Gross Unrealized Gains	Unrealized Losses	Fair Value
Available for Sale

June 30, 2011

U.S. government agencies	$68,950	$210	$(282)	$68,878
States and political subdivisions	28,893	843	(392)	29,344
CMO Agency	88,678	2,442	(166)	90,954
CMO Non-Agency	3,354	32	(75)	3,311
Mortgage-backed securities	22,362	1,032	(6)	23,388
Trust preferred securities	1,844	–	(163)	1,681

	$214,081	$4,559	$(1,084)	$217,556

December 31, 2010

U.S. government agencies	$84,106	$115	$(922)	$83,299
States and political subdivisions	31,192	705	(396)	31,501
CMO Agency	62,589	1,858	(265)	64,182
CMO Non-Agency	3,454	43	(104)	3,393
Mortgage-backed securities	17,168	815	(19)	17,964
Trust preferred securities	1,850	–	(187)	1,663

	$200,359	$3,536	$(1,893)	$202,002

Held to maturity

December 31, 2010

States and political subdivisions	$215	$1	$–	$216
Other securities	250	1	–	251

	$465	$2	$–	$467

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 2—SECURITIES (Continued)

Contractual maturities of securities at June 30, 2011 are shown below. Securities not due at a single maturity date, collateralized mortgage obligations and mortgage-backed securities are shown separately.

Available for Sale
Fair Value
Due in one year or less	$1,018
Due after one year through five years	4,676
Due after five years through ten years	52,499
Due after ten years	41,710
Collateralized mortgage obligations	94,265
Mortgage-backed securities	23,388

Total maturities	$217,556

There were no realized gross gains or (losses) from sales of investment securities for the three and six month periods ended June 30, 2011 and 2010, respectively.

Securities with a carrying value of $190,329 and $135,692 at June 30, 2011 and December 31, 2010, respectively, were pledged for public deposits and securities sold under agreements to repurchase and to the Federal Reserve Bank. The balance of pledged securities in excess of the pledging requirements was $27,833 and $7,983 at June 30, 2011 and December 31, 2010, respectively.

Securities with unrealized losses at June 30, 2011 and December 31, 2010 are as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
June 30, 2011
U.S. government agencies	$23,690	$(282)	$–	$–	$23,690	$(282)
States and political subdivisions	1,425	(162)	1,754	(230)	3,179	(392)
CMO Agency	10,372	(166)	–	–	10,372	(166)
CMO Non-Agency	–	–	2,728	(75)	2,728	(75)
Mortgage-backed securities	2,040	(3)	5	(3)	2,045	(6)
Trust preferred securities	–	–	1,681	(163)	1,681	(163)

Total temporarily impaired	$37,527	$(613)	$6,168	$(471)	$43,695	$(1,084)

December 31, 2010
U.S. government agencies	$65,178	$(922)	$–	$–	$65,178	$(922)
States and political subdivisions	2,488	(114)	1,659	(282)	4,147	(396)
CMO Agency	14,666	(265)	–	–	14,666	(265)
CMO Non-Agency	–	–	2,699	(104)	2,699	(104)
Mortgage-backed securities	2,821	(17)	8	(2)	2,829	(19)
Trust preferred securities	–	–	1,663	(187)	1,663	(187)

Total temporarily impaired	$85,153	$(1,318)	$6,029	$(575)	$91,182	$(1,893)

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 2—SECURITIES (Continued)

The Company reviews its investment portfolio on a quarterly basis judging each investment for other-than-temporary impairment (“OTTI”). Management does not have the intent to sell any of the temporarily impaired investments and believes it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The OTTI analysis focuses on the duration and amount a security is below book value and assesses a calculation for both a credit loss and a non-credit loss for each measured security considering the security’s type, performance, underlying collateral, and any current or potential debt rating changes. The OTTI calculation for credit loss is reflected in the income statement while the non-credit loss is reflected in other comprehensive income (loss).

The Company holds a single issue trust preferred security issued by a privately held bank holding company. The bank holding company deferred its interest payments beginning in the second quarter of 2009, and we have placed the security on non-accrual. The Federal Reserve Bank of St. Louis entered into an agreement with the bank holding company on October 22, 2009 which was made public on October 30, 2009. Among other provisions of the regulatory agreement, the bank holding company must strengthen its management of operations, strengthen its credit risk management practices, and submit a capital plan. As of June 30, 2011 no other communications between the bank holding company and the Federal Reserve Bank of St. Louis have been made public. Our estimated fair value implies an unrealized loss of $37, related primarily to illiquidity. The Company did not recognize other-than-temporary impairment on the security for the three and six months ended June 30, 2011. Cumulative other-than-temporary impairment recognized for this security is $854.

The Company holds a private label class A21 collateralized mortgage obligation that was analyzed for the quarter ended June 30, 2011 with multiple stress scenarios using conservative assumptions for underlying collateral defaults, loss severity, and prepayments. The security’s estimated fair value implies an unrealized loss of $74, an improvement of $30 compared to December 31, 2010. The Company did not recognize a write-down through non-interest income representing other-than-temporary impairment on the security for the three and six months ended June 30, 2011. Cumulative other-than-temporary impairment recognized for this security is $197.

The following table presents more detail on selective Company security holdings as of June 30, 2011. These details are listed separately due to the inherent level of risk for OTTI on these securities.

Description	Cusip#	Current Credit Rating	Book Value	Fair Value	Unrealized Loss
Collateralized mortgage obligations
Wells Fargo—2007 - 4 A21	94985RAW2	Caa2	$2,802	$2,728	$(74)

Trust preferred securities
West Tennessee Bancshares, Inc.	956192AA6	N/A	675	638	(37)

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 2—SECURITIES (Continued)

The following table presents a roll-forward of the cumulative amount of credit losses on the Company’s investment securities that have been recognized through earnings as of June 30, 2011 and 2010. There were no credit losses on the Company’s investment securities recognized in earnings for the three and six months ended June 30, 2011.

	Six months ended 6/30/2011	Six months ended 6/30/2010
Beginning balance of credit losses at January 1, 2011 and 2010	$1,069	$976
Other-than-temporary impairment credit losses	–	93

Ending balance of cumulative credit losses recognized in earnings	$1,069	$1,069

NOTE 3—LOANS

Loans at June 30, 2011 and December 31, 2010 were as follows:

	June 30, 2011	December 31, 2010
Commercial real estate	$932,955	$1,080,805
Residential real estate	372,320	378,783
Commercial	193,158	222,927
Consumer	74,408	75,498
Other	3,058	1,913
Unearned income	(15,396)	(14,548)

Loans, net of unearned income	$1,560,503	$1,745,378

Allowance for loan losses	$(62,728)	$(66,830)

Activity in the allowance for loan losses for the three and six months ended June 30, 2011 and 2010 is as follows:

	June 30, 2011	June 30, 2010
Beginning balance	$66,830	$50,161
Add (deduct):
Provision for loan losses	28,229	8,638
Loans charged off	(33,632)	(10,049)
Recoveries of loans charged off	1,301	1,299

Balance, end of year	$62,728	$50,049

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 3—LOANS (Continued)

Activity in the allowance for loan losses and recorded investment in loans by segment:

3 Months Ended Allowance Rollforward:

	Commercial Real Estate	Residential Real Estate	Commercial	Consumer	Other	Total
June 30, 2011

Allowance for loan losses:
Beginning balance	$53,366	$4,382	$5,645	$1,708	$8	$65,109
Add (deduct):
Charge-offs	(14,854)	(506)	(1,341)	(524)	–	(17,225)
Recoveries	216	24	118	153	–	511
Provision	10,744	997	1,011	1,491	–	14,333

Ending balance	$49,472	$4,897	$5,523	$2,828	$8	$62,728

6 Months Ended Allowance Rollforward:

	Commercial Real Estate	Residential Real Estate	Commercial	Consumer	Other	Total
June 30, 2011

Allowance for loan losses:
Beginning balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830
Add (deduct):
Charge-offs	(29,775)	(819)	(2,069)	(969)	–	(33,632)
Recoveries	413	53	496	339	–	1,301
Provision	24,631	1,232	2,016	350	–	28,229

Ending balance	$49,472	$4,897	$5,523	$2,828	$8	$62,728

As of June 30, 2011

Allowance for loan losses:
Allocation for loans individually evaluated for impairment	$19,296	$229	$1,071	$88	$–	$20,684

Allocation for loans collectively evaluated for impairment	30,176	4,668	4,452	2,740	8	42,044

Ending balance	$49,472	$4,897	$5,523	$2,828	$8	$62,728

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 3—LOANS (Continued)

	Commercial Real Estate	Residential Real Estate	Commercial	Consumer	Other	Total
As of December 31, 2010
Allowance for loan losses:
Allocation for loans individually evaluated for impairment	$22,939	$1,027	$722	$146	$–	$24,834

Allocation for loans collectively evaluated for impairment	31,264	3,404	4,358	2,962	8	41,996

Ending balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830

As of June 30, 2011
Loans:
Ending balance: individually evaluated for impairment	$139,240	$9,044	$8,036	$988	$–	$157,308

Ending balance: collectively evaluated for impairment	$793,715	$356,800	$185,122	$64,500	$3,058	$1,403,195

As of December 31, 2010
Loans:
Ending balance: individually evaluated for impairment	$170,175	$8,697	$6,149	$970	$–	$185,991

Ending balance: collectively evaluated for impairment	$910,630	$363,506	$216,778	$66,470	$1,913	$1,559,387

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 3—LOANS (Continued)

Impaired loans by class are presented below as of June 30, 2011:

	Unpaid Principal Balance	Recorded investment with no allowance	Recorded investment with allowance	Total Recorded Investment	Related Allowance	3 Months Ended		6 Months Ended
						Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial Real Estate:
Speculative 1-4 Family	$92,992	$33,514	$32,970	66,484	$13,942	$67,203	$178	$79,743	$231
Construction	45,137	22,341	7,725	30,066	2,700	31,769	75	49,747	71
Owner Occupied	14,385	15,162	353	15,515	100	15,966	57	15,144	18
Non-owner Occupied	22,839	18,559	7,497	26,056	2,554	26,883	169	44,177	182
Other	1,159	1,119	–	1,119	–	1,160	–	706	–
Residential Real Estate:
HELOC	3,173	3,369	–	3,369	–	3,381	23	3,206	15
Mortgage-Prime	5,097	4,399	656	5,055	156	5,237	37	6,334	41
Mortgage-Subprime	484	–	484	484	73	474	–	562	–
Other	156	136	–	136	–	137	1	142	1
Commercial:	8,945	3,380	4,656	8,036	1,071	8,056	36	7,825	17
Other	–	–	–	–	–	–	–	–	–
Consumer:
Prime	235	225	–	225	–	234	2	235	3
Subprime	262	–	262	262	38	252	–	169	–
Auto-Subprime	501	–	501	501	50	490	–	457	–
Other:	–	–	–	–	–	–	–	–	–

Total	195,365	$102,204	$55,104	157,308	20,684	161,242	578	208,447	579

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 3—LOANS (Continued)

Impaired loans by class are presented below as of December 31, 2010:

	Unpaid Recorded Investment	Average Principal Balance	Interest Related Allowance	Recorded Investment	Income Recognized
Commercial Real Estate:
Speculative 1-4 Family	$72,138	$98,141	$11,830	$85,487	$2,292
Construction	56,758	69,355	8,366	63,710	2,565
Owner Occupied	13,590	14,513	851	14,119	644
Non-owner Occupied	25,824	27,561	1,823	28,786	1,375
Other	1,865	2,090	69	2,278	66
Residential Real Estate:
HELOC	2,807	2,894	346	2,603	88
Mortgage-Prime	4,539	4,722	590	4,661	209
Mortgage-Subprime	370	370	57	370	–
Other	981	1,285	34	2,419	47
Commercial:	6,149	7,510	722	6,729	171
Consumer:
Prime	217	228	32	252	13
Subprime	228	228	35	228	–
Auto-Subprime	525	525	79	525	–
Other:	–	–	–	–	–

Total	185,991	229,422	24,834	212,167	7,470

The Bank manages the loan portfolio by assigning one of nine credit risk ratings based on an internal assessment of credit risk. The credit risk categories are prime, desirable, satisfactory I or pass, satisfactory II, acceptable with care, management watch, substandard, and loss.

Prime credit risk rating: Assets of this grade are the highest quality credits of the Bank. They exceed substantially all the Bank’s underwriting criteria, and provide superior protection for the Bank through the paying capacity of the borrower and value of the collateral. The Bank’s credit risk is considered to be negligible. Included in this section are well-established borrowers with significant, diversified sources of income and net worth, or borrowers with ready access to alternative financing and unquestioned ability to meet debt obligations as agreed. A loan secured by cash or other highly liquid collateral, where the Bank holds such collateral, may be assigned this grade.

Desirable credit risk rating: Assets of this grade also exceed substantially all of the Bank’s underwriting criteria; however, they may lack the consistent long-term performance of a Prime rated credit. The credit risk to the Bank is considered minimal on these assets. Paying capacity of the borrower is still very strong with favorable trends and the value of the collateral is considered more than adequate to protect the Bank. Unsecured loans to borrowers with above-average earnings, liquidity and capital may be assigned this grade.

Satisfactory I credit risk rating or pass credit rating: Assets of this grade conform to all of the Bank’s underwriting criteria and evidence a below-average level of credit risk. Borrower’s paying capacity is strong,

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 3—LOANS (Continued)

with stable trends. If the borrower is a company, its earnings, liquidity and capitalization compare favorably to typical companies in its industry. The credit is well structured and serviced. Secondary sources of repayment are considered to be good. Payment history is good, and borrower consistently complies with all major covenants.

Satisfactory II credit risk rating: Assets of this grade conform to substantially all of the Bank’s underwriting criteria and evidence an average level of credit risk. However, such assets display more susceptibility to economic, technological or political changes since they lack the above-average financial strength of credits rated Satisfactory Tier I. Borrower’s repayment capacity is considered to be adequate. Credit is appropriately structured and serviced; payment history is satisfactory.

Acceptable with care credit risk rating: Assets of this grade conform to most of the Bank’s underwriting criteria and evidence an acceptable, though higher than average, level of credit risk. However, these loans have certain risk characteristics that could adversely affect the borrower’s ability to repay, given material adverse trends. Therefore, loans in this category require an above-average level of servicing or show more reliance on collateral and guaranties to preclude a loss to the Bank, should material adverse trends develop. If the borrower is a company, its earnings, liquidity and capitalization are slightly below average, when compared to its peers.

Management watch credit risk rating: Assets included in this category are currently protected but are potentially weak. These assets constitute an undue and unwarranted credit risk but do not presently expose the Bank to a sufficient degree of risk to warrant adverse classification. However, Management Watch assets do possess credit deficiencies deserving management’s close attention. If not corrected, such weaknesses or deficiencies may expose the Bank to an increased risk of loss in the future. Management Watch loans represent assets where the Bank’s ability to substantially affect the outcome has diminished to some degree, and thus it must closely monitor the situation to determine if and when a downgrade is warranted.

Substandard credit risk rating: Substandard assets are inadequately protected by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as Substandard.

Loss credit rating: These assets are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that an asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off a basically worthless asset even though partial recovery may be affected in the future. Losses should be taken in the period in which they are identified as uncollectible.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 3—LOANS (Continued)

Credit quality indicators by class are presented below as of June 30, 2011:

	Speculative 1-4 Family	Construction	Owner Occupied	Non-Owner Occupied	Other
Commercial Real Estate Credit Exposure
Prime	$–	$–	$–	$–	$–
Desirable	–	1,585	905	168	–
Satisfactory tier I	2,535	910	24,776	26,888	654
Satisfactory tier II	12,294	19,052	101,512	155,877	6,171
Acceptable with care	57,686	42,313	58,237	172,882	6,005
Management Watch	24,454	14,637	7,535	35,457	2,024
Substandard	73,833	32,509	16,645	32,427	2,984
Loss	–	–	–	–	–

Total	170,802	111,006	209,610	423,699	17,838

Credit quality indicators by class are presented below as of December 31, 2010:

	Speculative 1-4 Family	Construction	Owner Occupied	Non-Owner Occupied	Other
Commercial Real Estate Credit Exposure
Prime	$–	$–	$–	$–	$–
Desirable	–	1,573	968	177	–
Satisfactory tier I	2,836	978	38,623	56,221	4,246
Satisfactory tier II	14,010	34,239	102,383	130,850	17,999
Acceptable with care	69,902	47,093	62,198	159,216	45,597
Management Watch	27,383	15,259	5,298	26,415	2,965
Substandard	91,845	61,388	16,289	38,037	6,817
Loss	–	–	–	–	–

Total	205,976	160,530	225,759	410,916	77,624

	June 30, 2011 Commercial	December 31, 2010 Commercial
Commercial Credit Exposure
Prime	$1,421	$1,236
Desirable	4,595	7,951
Satisfactory tier I	29,006	33,859
Satisfactory tier II	76,894	91,505
Acceptable with care	63,420	72,286
Management Watch	5,077	8,511
Substandard	12,745	7,579
Loss	–	–

Total	193,158	222,927

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 3—LOANS (Continued)

As of June 30, 2011

	HELOC	Mortgage	Mortgage – Subprime	Other
Consumer Real Estate Credit Exposure
Pass	$192,875	$147,183	$11,682	$3,304
Management Watch	797	2,076	–	–
Substandard	3,055	4,750	–	122

Total	196,727	154,009	11,682	3,426

As of December 31, 2010

	HELOC	Mortgage	Mortgage – Subprime	Other
Consumer Real Estate Credit Exposure
Pass	$188,086	$131,845	$11,692	$29,833
Management Watch	1,017	317	–	–
Substandard	2,807	5,117	50	1,529

Total	191,910	137,279	11,742	31,362

As of June 30, 2011

	Consumer – Prime	Consumer – Subprime	Consumer Auto – Subprime
Consumer Credit Exposure
Pass	$32,195	$13,515	$19,453
Management Watch	–	–	–
Substandard	225	8	92

Total	32,420	13,523	19,545

As of December 31, 2010

	Consumer – Prime	Consumer – Subprime	Consumer Auto – Subprime
Consumer Credit Exposure
Pass	$35,029	$13,093	$18,588
Management Watch	–	–	–
Substandard	217	39	474

Total	35,246	13,132	19,062

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 3—LOANS (Continued)

A substantial portion of commercial real estate loans are secured by real estate in markets in which the Company is located. These loans are often restructured with interest reserves to fund interest costs during the construction and development period. Additionally, certain of these loans are structured with interest-only terms. A portion of the consumer mortgage and commercial real estate portfolios were originated through the permanent financing of construction, acquisition and development loans. The prolonged economic downturn has negatively impacted many borrower’s and guarantors’ ability to make payments under the terms of the loans as their liquidity has been depleted. Accordingly, the ultimate collectability of a substantial portion of these loans and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in real estate values in these areas. Continued economic distress could negatively impact additional borrowers’ and guarantors’ ability to repay their debt which will make more of the Company’s loans collateral dependent.

Age analysis of past due loans by class are presented below as of June 30, 2011:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing
Commercial real estate:
Speculative 1-4 Family	$6,221	$331	$38,835	$45,387	$125,415	$170,802	$–
Construction	19	18,225	3,332	21,576	89,430	111,006	–
Owner Occupied	1,262	1,865	9,374	12,501	197,109	209,610	–
Non-owner Occupied	4,293	3,411	6,495	14,199	409,500	423,699	–
Other	232	507	114	853	16,985	17,838	160
Residential real estate:
HELOC	1,264	221	612	2,097	194,630	196,727	–
Mortgage-Prime	2,773	930	2,270	5,973	148,036	154,009	–
Mortgage-Subprime	75	–	–	75	11,607	11,682	–
Other	148	46	115	309	3,117	3,426	–
Commercial	4,330	42	3,401	7,773	185,385	193,158	248
Consumer:
Prime	153	39	31	223	32,196	32,419	–
Subprime	164	62	10	236	13,287	13,523	–
Auto-Subprime	572	139	134	845	18,701	19,546
Other	–	–	–	–	3,058	3,058	–

Total	21,506	25,818	64,723	112,047	1,448,456	1,560,503	408

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 3—LOANS (Continued)

Age analysis of past due loans by class are presented below for December 31, 2010:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing
Commercial real estate:
Speculative 1-4 Family	$22,267	$1,777	$30,802	$54,846	$151,130	$205,976	$1,758
Construction	14,541	–	26,915	41,456	119,074	160,530	–
Owner Occupied	8,114	1,633	4,137	13,884	211,875	225,759	–
Non-owner Occupied	4,014	5,961	8,814	18,789	392,127	410,916	170
Other	116	865	1,491	2,472	75,152	77,624	18
Residential real estate:
HELOC	747	358	644	1,749	190,161	191,910	–
Mortgage-Prime	1,359	915	1,779	4,053	133,226	137,279	8
Mortgage-Subprime	100	51	98	249	11,493	11,742	–
Other	403	176	566	1,145	30,217	31,362	19
Commercial	2,422	593	3,922	6,937	215,990	222,927	92
Consumer:
Prime	315	86	108	509	34,737	35,246	29
Subprime	155	64	6	225	12,907	13,132	–
Auto-Subprime	476	166	101	743	18,319	19,062	18
Other	73	–	–	73	1,840	1,913	–

Total	55,102	12,645	79,383	147,130	1,598,248	1,745,378	2,112

Non-accrual loans by class are presented below:

	June 30, 2011	December 31, 2010
Commercial real estate:
Speculative 1-4 Family	$61,521	$63,298
Construction	29,550	41,789
Owner Occupied	12,808	5,511
Non-owner Occupied	12,747	18,772
Other	1,119	1,865
Residential real estate:
HELOC	1,797	1,668
Mortgage-Prime	3,355	3,350
Mortgage-Subprime	275	254
Other	115	957
Commercial	7,754	5,813
Consumer:
Prime	126	130
Subprime	167	107
Auto-Subprime	215	193
Other	–	–

Total	131,549	143,707

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 3—LOANS (Continued)

Nonperforming loans were as follows:

	June 30, 2011	December 31, 2010
Loans past due 90 days still on accrual	$408	$2,112
Nonaccrual loans	131,549	143,707

Total	$131,957	$145,819

Nonperforming loans and impaired loans are defined differently. Nonperforming loans are loans that are 90 days past due and still accruing interest and nonaccrual loans. Impaired loans are loans that based upon current information and events it is considered probable that the Company will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. Some loans may be included in both categories, whereas other loans may only be included in one category.

The Company may elect to formally restructure a loan due to the weakening credit status of a borrower so that the restructuring may facilitate a repayment plan that minimizes the potential losses that the Company may have to otherwise incur. At June 30, 2011, the Company had $44,580 of restructured loans of which $23,183 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $3,181 on the restructured non-accrual loans as of June 30, 2011. At December 31, 2010, the Company had $49,537 of restructured loans of which $9,597 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $843 on the restructured non-accrual loans as of December 31, 2010.

The aggregate amount of loans to executive officers and directors of the Company and their related interests was approximately $6,784 and $7,848 at June 30, 2011 and December 31, 2010, respectively.

NOTE 4—EARNINGS PER SHARE OF COMMON STOCK

Basic earnings (loss) per share (“EPS”) of common stock is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share of common stock is computed by dividing net income available to common shareholders by the weighted average number of common shares and potential common shares outstanding during the period. Stock options, warrants and restricted common shares are regarded as potential common shares. Potential common shares are computed using the treasury stock method. For the three and six months ended June 30, 2011, 978,659 options and warrants are excluded from the effect of dilutive securities because they are anti-dilutive; 1,017,645 options are similarly excluded from the effect of dilutive securities for the three and six months ended June 30, 2010.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 4—EARNINGS PER SHARE OF COMMON STOCK (Continued)

The following is a reconciliation of the numerators and denominators used in the basic and diluted earnings per share computations for the three and six months ended June 30, 2011 and 2010:

	Three Months Ended June 30,
	2011	2010
Basic Earnings (loss) Per Share
Net income (loss)	$(11,134)	$2,811
Less: preferred stock dividends and accretion of discount on warrants	1,250	1,250

Net income (loss) available to common shareholders	$(12,384)	$1,561

Weighted average common shares outstanding	13,126,923	13,097,611

Basic earnings (loss) per share available to common shareholders	$(0.94)	$0.12

Diluted Earnings (loss) Per Share
Net income (loss)	$(11,134)	$2,811
Less: preferred stock dividends and accretion of discount on warrants	1,250	1,250

Net income (loss) available to common shareholders	$(12,384)	$1,561

Weighted average common shares outstanding	13,126,923	13,097,611
Add: Dilutive effects of assumed conversions of restricted stock and exercises of stock options and warrants	–	60,520

Weighted average common and dilutive potential common shares outstanding	13,126,923	13,158,131

Diluted earnings (loss) per share available to common shareholders	$(0.94)	$0.12

1	Diluted weighted average shares outstanding exclude 105,734 restricted average shares for the three month period ended June 30, 2011 because their impact would be anti-dilutive.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 4—EARNINGS PER SHARE OF COMMON STOCK (Continued)

	Six Months Ended June 30,
	2011	2010
Basic Earnings (Loss) Per Common Share
Net income (loss)	$(21,445)	$6,007
Less: preferred stock dividends and accretion of discount on warrants	2,500	2,500

Net income (loss) available to common shareholders	$(23,945)	$3,507

Weighted average common shares outstanding	13,117,811	13,090,021

Basic earnings (loss) per share available to common shareholders	$(1.83)	$.27

Diluted Earnings (Loss) Per Common Share
Net income (loss)	$(21,445)	$6,007
Less: preferred stock dividends and accretion of discount on warrants	2,500	2,500

Net income (loss) available to common shareholders	$(23,945)	$3,507

Weighted average common shares outstanding	13,117,811	13,090,021
Add: Dilutive effects of assumed conversions of restricted stock and exercises of stock options and warrants[1]	–	58,025

Weighted average common and dilutive potential common shares outstanding	13,117,811	13,148,226

Diluted earnings (loss) per share available to common shareholders	$(1.83)	$.27

1	Diluted weighted average shares outstanding exclude 92,524 and 85,697 restricted average shares for the three and six month periods ended June 30, 2011 respectively because their impact would be anti-dilutive.

NOTE 5–SEGMENT INFORMATION

The Company’s operating segments include banking, mortgage banking, consumer finance, automobile lending and title insurance. The reportable segments are determined by the products and services offered, and internal reporting. Loans, investments and deposits provide the revenues in the banking operation; loans and fees provide the revenues in consumer finance and mortgage banking and insurance commissions provide revenues for the title insurance company. Consumer finance, automobile lending and title insurance do not meet the quantitative threshold on an individual basis, and are therefore shown below in “Other Segments”. Mortgage banking operations are included in “Bank”. All operations are domestic.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 5—SEGMENT INFORMATION (Continued)

Segment performance is evaluated using net interest income and non-interest income. Income taxes are allocated based on income before income taxes, and indirect expenses (includes management fees) are allocated based on time spent for each segment. Transactions among segments are made at fair value. Information reported internally for performance assessment follows.

Three months ended June 30, 2011	Bank	Other Segments	Holding Company	Eliminations	Totals
Net interest income (expense)	$17,777	$2,186	$(511)	$–	$19,452
Provision for loan losses	14,119	214	–	–	14,333
Noninterest income	8,019	381	64	(228)	8,236
Noninterest expense	23,110	1,184	704	(228)	24,770
Income tax expense (benefit)	(285)	464	(460)	–	(281)

Segment profit (loss)	$(11,148)	$705	$(691)	$–	$(11,134)

Segment assets at June 30, 2011	$2,242,705	$43,448	$7,662	$–	$2,293,815

Three months ended June 30, 2010	Bank	Other Segments	Holding Company	Eliminations	Totals
Net interest income (expense)	$19,859	$2,103	$(489)	$–	$21,473
Provision for loan losses	4,439	310	–	–	4,749
Noninterest income	8,529	417	52	(227)	8,771
Noninterest expense	19,948	1,141	412	(227)	21,274
Income tax expense (benefit)	1,287	418	(295)	–	1,410

Segment profit (loss)	$2,714	$651	$(554)	$–	$2,811

Segment assets at June 30, 2010	$2,477,386	$42,234	$9,712	$–	$2,529,332

Six months ended June 30, 2011	Bank	Other Segments	Holding Company	Eliminations	Totals
Net interest income (expense)	$35,387	$4,334	$(1,003)	$–	$38,718
Provision for loan losses	27,745	484	–	–	28,229
Noninterest income	15,399	857	78	(470)	15,864
Noninterest expense	45,226	2,427	615	(470)	47,798
Income tax expense (benefit)	(331)	900	(569)	–	–

Segment profit (loss)	(21,854)	$1,380	$(971)	$–	$(21,445)

Six months ended June 30, 2010	Bank	Other Segments	Holding Company	Eliminations	Totals
Net interest income (expense)	$39,927	$4,166	$(961)	$–	$43,132
Provision for loan losses	7,795	843	–	–	8,638
Noninterest income	16,057	788	66	(454)	16,457
Noninterest expense	39,417	2,256	601	(454)	41,820
Income tax expense (benefit)	2,915	727	(518)	–	3,124

Segment profit (loss)	5,857	$1,128	$(978)	$–	$6,007

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 5—SEGMENT INFORMATION (Continued)

Asset Quality Ratios

As of and for the period ended June 30, 2011	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	8.51%	1.58%	8.46%
Nonperforming assets as a percentage of total assets	9.17%	2.03%	9.23%
Allowance for loan losses as a percentage of total loans, net of unearned income	3.87%	6.86%	4.02%
Allowance for loan losses as a percentage of nonperforming loans	45.44%	532.56%	47.52%
YTD net charge-offs to average total loans, net of unearned income	1.91%	1.42%	1.93%

As of and for the period ended June 30, 2010	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	3.37%	1.28%	3.37%
Nonperforming assets as a percentage of total assets	5.59%	1.38%	5.61%
Allowance for loan losses as a percentage of total loans, net of unearned income	2.44%	7.89%	2.60%
Allowance for loan losses as a percentage of nonperforming loans	72.35%	616.49%	77.02%
YTD net charge-offs to average total loans, net of unearned income	0.40%	2.09%	0.44%

As of and for the period ended December 31, 2010	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	8.40%	1.30%	8.35%
Nonperforming assets as a percentage of total assets	8.52%	1.34%	8.56%
Allowance for loan losses as a percentage of total loans, net of unearned income	3.68%	7.33%	3.83%
Allowance for loan losses as a percentage of nonperforming loans	43.80%	562.24%	45.83%
YTD net charge-offs to average total loans, net of unearned income	2.76%	4.20%	2.84%

Net Charge-offs

	Bank	Other	Total
For the six month period ended June 30, 2011	$31,700	$631	$32,331
For the six month period ended June 30, 2010	$7,847	$903	$8,750
For the year ended December 31, 2010	$52,615	$1,823	$54,438

NOTE 6—FAIR VALUE DISCLOSURES

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting principles generally accepted in the United States of America (“GAAP”), also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 6—FAIR VALUE DISCLOSURES (Continued)

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held-for-sale.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices of like or similar securities, if available and these securities are classified as Level 1 or Level 2. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and are classified as Level 3.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans held for sale subjected to nonrecurring fair value adjustments as Level 2.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with GAAP. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 6—FAIR VALUE DISCLOSURES (Continued)

Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At June 30, 2011, substantially all of the total impaired loans were evaluated based on either the fair value of the collateral or its liquidation value. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate

Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of foreclosed real estate expense. Other real estate is included in Level 3 of the valuation hierarchy.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value:

	Fair Value Measurement Using			Total Carrying Amount in Balance Sheet	Assets/Liabilities Measured at Fair Value
Description	Level 1	Level 2	Level 3
June 30, 2011
Securities available for sale
U.S. government agencies	$–	$68,878	$–	$68,878	$68,878
States and political subdivisions	–	29,344	–	29,344	29,344
CMO Agency	–	90,954	–	90,954	90,954
CMO Non-Agency	–	3,311	–	3,311	3,311
Mortgage-backed securities	–	23,388	–	23,388	23,388
Trust preferred securities	–	1,043	638	1,681	1,681
December 31, 2010
Securities available for sale
U.S. government agencies	$–	$83,299	$–	$83,299	$83,299
States and political subdivisions	–	31,501	–	31,501	31,501
CMO Agency	–	64,182	–	64,182	64,182
CMO Non-Agency	–	3,393	–	3,393	3,393
Mortgage-backed securities	–	17,964	–	17,964	17,964
Trust preferred securities	–	1,025	638	1,663	1,663

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 6—FAIR VALUE DISCLOSURES (Continued)

Level 3 Valuations

Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Currently the Company has one trust preferred security that is considered Level 3. For more information on this security please refer to Note 2—Securities.

The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs.

	June 30, 2011	June 30, 2010
Beginning balance, January 1	$638	$638
Total gains or (loss) (realized/unrealized)
Included in earnings	–	(75)
Included in other comprehensive income	–	11
Paydowns and maturities	–	–
Transfers into Level 3	–	–

Ending balance	$638	$574

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below.

	Fair Value Measurement Using			Total Carrying Amount in Balance Sheet	Assets/Liabilities Measured at Fair Value
Description	Level 1	Level 2	Level 3
June 30, 2011
Other real estate	$–	$–	$76,690	$76,690	$76,690
Impaired loans	–	–	92,270	92,270	92,270

Total assets at fair value	$–	$–	$168,960	$168,960	$168,960

December 31, 2010
Other real estate	$–	$–	$60,095	$60,095	$60,095
Impaired loans	–	–	$129,088	$129,088	$129,088

Total assets at fair value	$–	$–	$189,183	$189,183	$189,183

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 6—FAIR VALUE DISCLOSURES (Continued)

The carrying value and estimated fair value of the Company’s financial instruments are as follows at June 30, 2011 and December 31, 2010.

	June 30, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$344,265	$344,265	$294,214	$294,214
Securities available for sale	217,556	217,556	202,002	202,002
Securities held to maturity	–	–	465	467
Loans held for sale	617	624	1,299	1,317
Loans, net	1,497,775	1,481,977	1,678,548	1,664,126
FHLB and other stock	12,734	12,734	12,734	12,734
Cash surrender value of life insurance	32,040	32,040	31,479	31,479
Accrued interest receivable	6,830	6,830	7,845	7,845

Financial liabilities:
Deposit accounts	$1,883,388	$1,905,599	$1,976,854	$1,987,105
Federal funds purchased and repurchase Agreements	18,713	18,713	19,413	19,413
FHLB Advances and notes payable	157,859	167,017	158,653	166,762
Subordinated debentures	88,662	60,552	88,662	64,817
Accrued interest payable	2,808	2,808	2,140	2,140

The following methods and assumptions were used to estimate the fair values for financial instruments that are not disclosed previously in this note. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, liabilities for repurchase agreements, variable rate loans or deposits that reprice frequently and fully, and accrued interest receivable and payable. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. No adjustment has been made for illiquidity in the market on loans as there is no information from which to reasonably base this estimate. Liabilities for FHLB advances and notes payable are estimated using rates of debt with similar terms and remaining maturities. Fair values for subordinated debentures is estimated by discounting future cash flows using current market rates for similar non-investment grade and unrated instruments. The fair value of off-balance sheet items is based on the current fees or costs that would be charged to enter into or terminate such arrangements, which is not material. The fair value of commitments to sell loans is based on the difference between the interest rates at which the loans have been committed to sell and the quoted secondary market price for similar loans, which is not material.

NOTE 7—CAPITAL

The Company gave notice on November 9, 2010 to the U.S. Treasury Department that the Company was suspending the payment of regular quarterly cash dividends on the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the U.S. Treasury Department. The dividends, which are cumulative, will continue to be accrued for payment in the future and will be reported for the duration of the deferral period as a

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 7—CAPITAL (Continued)

preferred dividend requirement that is deducted from net income for financial statement purposes. Additionally the Company, following consultation with the Federal Reserve Bank of Atlanta (“FRB”) has exercised its rights beginning in the fourth quarter of 2010 to defer regularly scheduled interest payments on all of its issues of junior subordinated debentures having an outstanding principal amount of $88.7 million, relating to outstanding trust preferred securities (“TRUPs”). Under the terms of the trust documents associated with these debentures, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. The regular scheduled interest payments will continue to be accrued for payment in the future and reported as an expense for financial statement purposes. Together, the deferral of interest payments on TRUPs and suspension of dividend payments to the U.S. Treasury Department will preserve approximately $5.1 million per year in Bank level capital; however, capital at the Company level is still reduced. The deferral also saves the same amount in liquidity at the Company level. The approximate amount of accrued but unpaid interest on subordinated debt and preferred stock dividend was $4,669 as of June 30, 2011.

On May 2, 2011, the Bank received notice from the Federal Deposit Insurance Corporation (“FDIC”) and the Tennessee Department of Financial Institutions (“TDFI”) that, as a result of those agencies’ findings in their most recently completed joint safety and soundness examination, the agencies would be seeking a formal enforcement action against the Bank aimed at strengthening the Bank’s operations and its financial condition, and that accordingly, the FDIC was pursuing the issuance of a consent order against the Bank and the TDFI was pursuing the issuance of a written agreement against the Bank. The Company believes that the final terms of the order and written agreement will contain requirements similar to those that the Bank has already informally committed to comply with, including requirements to maintain the Bank’s capital ratios above those levels required to be considered “well-capitalized” under federal banking regulations.

The Company’s and the Bank’s regulatory capital ratios as of June 30, 2011, and the minimum ratios required to be met under the federal statutory and regulatory guidelines as well as the minimum ratios the Bank has informally omitted to its regulators that it will maintain are set forth below:

	Required Minimum Ratio	Required to be Well Capitalized	Required by Bank’s Informal Commitment to Regulators	Bank	Company
Tier 1 risk-based capital	4.00%	6.00%	12.00%	11.97%	9.03%
Total risk-based capital	8.00%	10.00%	14.00%	13.25%	13.09%
Leverage Ratio	4.00%	5.00%	10.00%	8.47%	6.39%

NOTE 8—CONTINGENCIES

The Company and its subsidiaries are subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these pending claims and legal proceedings will not have a material adverse effect on the Company’s results of operations. No amounts for settlements are accrued as of June 30, 2011. The details of certain legal proceedings are outlined under Part II, Item 1 “Legal Proceedings” in this Form 10-Q.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 9—INVESTMENT AGREEMENT WITH NORTH AMERICAN FINANCIAL HOLDINGS, INC.

On May 5, 2011, the Company and the Bank entered into an Investment Agreement with North American Financial Holdings, Inc. (“North American”) pursuant to which North American has agreed to acquire approximately 120 million shares of the Company’s common stock at a per share purchase price of $1.81, for a total investment of approximately $217 million. The transaction, which is subject to shareholder and regulatory approval, as well as the satisfaction of other customary closing conditions, is expected to be consummated in the third quarter of 2011. In connection with the investment, the Company expects that North American will enter into a binding agreement with the U.S. Department of Treasury to purchase all of the outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and related warrants to purchase shares of the Company’s Common Stock.

In connection with the investment by North American, the Company’s shareholders as of a record date to be fixed near the closing of that transaction will receive a contingent value right, entitling them to cash proceeds of up to $0.75 per share of common stock based on the credit performance of the Bank’s legacy loan portfolio over the five-year period following closing.

If an Acquisition Proposal (as defined in the Investment Agreement) is made to the Company or its subsidiaries and thereafter the Investment Agreement is terminated because (i) the required approvals of the Company’s shareholders are not obtained; (ii) the Company breaches its obligations under the non-solicitation/exclusivity provisions; or (iii) the Company breaches a covenant of the Investment Agreement (and fails to cure such breach in the time allowed in the Investment Agreement) that causes the failure of a closing condition to be satisfied, then the Company will owe North American a $750,000 expense reimbursement immediately and, if an alternative transaction is entered into within twelve (12) months of the termination of the deal, an $8,000,000 termination fee at the time the agreement for the new transaction is entered into. If an Acquisition Proposal is made, and thereafter the Investment Agreement is terminated by North American because the Board of Directors has withdrawn its recommendation that the shareholders approve the transactions or recommended a competing transaction, a $750,000 expense reimbursement would be payable immediately and $4,000,000 of the termination fee would be payable immediately, with the remaining $4,000,000 payable if the Company enters into an agreement for an alternative transaction within 12 months of the termination of the deal.

In addition, on May 5, 2011, the Company also entered into a Stock Option Agreement (the “Option Agreement”) with North American, pursuant to which the Company granted an option (the “Option”) to purchase up to 2,628,183 shares of Common Stock (not to exceed 19.9% of the issued and outstanding shares of the Company) at a price equal to the closing price on the first trading day following the date of the Investment Agreement (the “Option Price”). Pursuant to the Option Agreement, the Option will be exercisable under certain circumstances in connection with certain third party acquisitions or acquisition proposals that occur prior to an “Exercise Termination Event.”

An “Exercise Termination Event” means any of the following:

•	completion of the North American’s initial investment in the Company;

•

termination of the Investment Agreement in accordance with its terms, before certain third party acquisitions or acquisition proposals, except a termination of the Investment Agreement by North American based on a breach by the Company of a representation, warranty, covenant or other agreement contained in the Investment Agreement (unless the breach is non-volitional) or a termination

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

June 30, 2011

Unaudited

(Amounts in thousands, except share and per share data)

NOTE 9—INVESTMENT AGREEMENT WITH NORTH AMERICAN FINANCIAL HOLDINGS, INC. (Continued)

based on the Company breaching its obligations under the non-solicitation/exclusivity provisions of the Investment Agreement or based on the Board of Directors having withdrawn its recommendation that the Company’s shareholders approve the transactions or recommended a competing transaction; or

•

the passage of 18 months, subject to certain limited extensions described in the Option Agreement, after termination of the Investment Agreement, if the termination follows the occurrence of certain third party acquisitions or acquisition proposals or is a termination of the Investment Agreement by North American based on a breach by the Company of a representation, warranty, covenant or other agreement contained in the Investment Agreement (unless the breach is non-volitional) or a termination based on the Company breaching its obligations under the non-solicitation/exclusivity provisions of the Investment Agreement or based on the Board of Directors having withdrawn its recommendation that the Company’s shareholders approve the transactions or recommended a competing transaction.

In addition, upon the occurrence of certain events relating to third party acquisitions, North American may require the Company to repurchase the Option at a price equal to either (i) the number of shares for which the Option may be exercised multiplied by the amount by which the “Market/Offer Price” (as that term is defined in the Option Agreement), exceeds the Option Price or (ii) $2,500,000, adjusted in the case of clause (ii) for the aggregate purchase price previously paid by North American with respect to any option shares and gains on sales of stock purchased under the Option. In no event may North American’s total profit with respect to the Option exceed $8,000,000.

Subsequent to the announcement of North American’s planned investment, four class action lawsuits were filed against the Company, the Company’s directors and North American by certain of its shareholders.

Green Bankshares, Inc.

Consolidated Financial Statements as of and for December 31, 2010 and 2009 and for the Years Ended December 31, 2010, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND SHAREHOLDERS

GREEN BANKSHARES, INC.

We have audited the accompanying consolidated balance sheets of Green Bankshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Green Bankshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Effective January 1, 2009, the Company changed its method of accounting for other-than-temporary impairments of debt securities in connection with the adoption of revised accounting guidance issued by the Financial Accounting Standards Board.

/s/ Dixon Hughes Goodman LLP

(formerly Dixon Hughes PLLC)

Atlanta, Georgia

March 15, 2011

GREEN BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

(Amounts in thousands, except share and per share data)

	2010	2009
ASSETS
Cash and due from banks	$289,358	$206,701
Federal funds sold	4,856	3,793

Cash and cash equivalents	294,214	210,494
Interest earning deposits in other banks	–	11,000
Securities available for sale	202,002	147,724
Securities held to maturity (with a market value of $467 and $638)	465	626
Loans held for sale	1,299	1,533
Loans, net of unearned interest	1,745,378	2,043,807
Allowance for loan losses	(66,830)	(50,161)
Other real estate owned and repossessed assets	60,095	57,168
Premises and equipment, net	78,794	81,818
FHLB and other stock, at cost	12,734	12,734
Cash surrender value of life insurance	31,479	30,277
Core deposit and other intangibles	6,751	9,335
Deferred tax asset (net of valuation allowance of $43,455 and $0)	2,177	13,600
Other assets	37,482	49,184

Total assets	$2,406,040	$2,619,139

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Non interest-bearing deposits	$152,752	$177,602
Interest-bearing deposits	1,822,703	1,899,910
Brokered deposits	1,399	6,584

Total deposits	1,976,854	2,084,096

Repurchase agreements	19,413	24,449
FHLB advances and notes payable	158,653	171,999
Subordinated debentures	88,662	88,662
Accrued interest payable and other liabilities	18,561	23,164

Total liabilities	$2,262,143	$2,392,370

Shareholders’ equity
Preferred stock: no par, 1,000,000 shares authorized, 72,278 shares outstanding	$68,121	$66,735
Common stock: $2 par, 20,000,000 shares authorized, 13,188,896 and 13,171,474 shares outstanding	26,378	26,343
Common stock warrants	6,934	6,934
Additional paid-in capital	188,901	188,310
Retained earnings (deficit)	(147,436)	(61,742)
Accumulated other comprehensive income (loss)	999	189

Total shareholders’ equity	143,897	226,769

Total liabilities and shareholders’ equity	$2,406,040	$2,619,139

See accompanying notes.

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2010, 2009 and 2008

(Amounts in thousands, except share and per share data)

	2010	2009	2008
Interest income
Interest and fees on loans	$113,721	$129,212	$155,627
Taxable securities	4,938	7,035	12,770
Nontaxable securities	1,241	1,260	1,297
FHLB and other stock	530	573	647
Federal funds sold and other	434	376	175

Total interest income	120,864	138,456	170,516

Interest expense
Deposits	28,434	45,768	58,090
Federal funds purchased and repurchase agreements	22	29	2,111
FHLB advances and notes payable	6,835	9,557	10,735
Subordinated debentures	1,980	2,577	4,555

Total interest expense	37,271	57,931	75,491
Net interest income	83,593	80,525	95,025
Provision for loan losses	71,107	50,246	52,810

Net interest income after provision for loan losses	12,486	30,279	42,215

Non-interest income
Service charges on deposit accounts	24,179	23,738	23,176
Other charges and fees	1,791	1,999	2,192
Trust and investment services income	2,842	1,977	1,878
Mortgage banking income	703	383	804
Other income	3,122	3,042	2,903
Securities gains (losses), net
Realized gains	–	1,415	2,661
Other-than-temporary impairment	(553)	(1,678)	–
Less non-credit portion recognized in other comprehensive income	460	702	–

Total securities gains (loss), net	(93)	439	2,661

Total non-interest income	32,544	31,578	33,614

Non-interest expense
Employee compensation	31,990	30,611	33,615
Employee benefits	3,378	3,835	4,788
Occupancy expense	6,908	6,956	6,900
Equipment expense	2,846	3,092	3,555
Computer hardware/software expense	3,523	2,816	2,752
Professional services	2,777	2,108	2,069
Advertising	2,388	1,894	3,538
OREO maintenance expense	2,324	1,222	825
Collection and repossession expense	3,228	3,131	1,109
Loss on OREO and repossessed assets	29,895	8,156	7,028
FDIC insurance	4,155	4,960	1,631
Core deposit and other intangibles amortization	2,584	2,750	2,602
Goodwill impairment	–	143,389	–
Other expenses	14,819	14,667	15,425

Total non-interest expense	110,815	229,587	85,837
Income (loss) before income taxes	(65,785)	(167,730)	(10,008)
Provision (benefit) for income taxes	14,910	(17,036)	(4,648)

Net income (loss)	(80,695)	(150,694)	(5,360)
Preferred stock dividends and accretion of discount	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

Earnings (loss) per common share:
Basic	$(6.54)	$(11.91)	$(0.42)
Diluted	(6.54)	(11.91)	(0.42)

See accompanying notes.

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2010, 2009 and 2008

(Amounts in thousands, except share and per share data)

	Preferred Stock	Common Stock		Warrants For Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
		Shares	Amount
Balance, January 1, 2008	–	12,931,015	25,862	–	185,170	109,938	1,507	322,477
Preferred stock transactions:
Issuance of 72,278 shares of preferred stock	72,278	–	–	–	–	–	–	72,278
Discount associated with 635,504 common stock warrants issued with preferred stock	(6,934)	–	–	(6,934)	–	–	–	–
Accretion of preferred stock discount	2	–	–	–	–	(2)	–	–
Preferred stock dividends accrued	–	–	–	–	–	(90)	–	(90)
Common stock transactions:
Exercise of shares under stock option plan	–	9.759	19	–	201	–	–	220
Common stock exchanged for exercised stock options	–	(7,991)	(16)	–	(93)	–	–	(109)
Issuance of restricted common shares	–	60,907	122	–	(122)	–	–	–
Stock dividend	–	118,997	238	–	1,822	(2,060)	–	–
Compensation expense:
Stock options	–	–	–	–	456	–	–	456
Restricted stock	–	–	–	–	303	–	–	303
Stock option tax benefit	–	–	–	–	5	–	–	5
Dividends paid ($.52 per share)	–	–	–	–	–	(6,779)		(6,779)
Comprehensive loss:
Net loss	–	–	–	–	–	(5,360)	–	(5,360)
Change in unrealized losses, net of reclassification and taxes	–	–	–	–	–	–	(2,170)	(2,170)

Total comprehensive loss								(7,530)

Balance, December 31, 2008	65,346	13,112,687	26,225	6,934	187,742	95,647	(663)	381,231
Preferred stock transactions:
Accretion of preferred stock discount	1,389	–	–	–	–	(1,389)	–	–
Preferred stock dividends	–	–	–	–	–	(3,593)	–	(3,593)
Common stock transactions:
Issuance of restricted common shares	–	58,787	118	–	(118)	–	–	–
Compensation expense:
Stock options	–	–	–	–	387	–	–	387
Restricted stock	–	–	–	–	299	–	–	299
Dividends paid ($.13 per share)	–	–	–	–	–	(1,713)	–	(1,713)
Comprehensive loss:
Net loss	–	–	–	–	–	(150,694)	–	(150,694)
Change in unrealized gains, net of reclassification and taxes	–	–	–	–	–	–	852	852

Total comprehensive loss								(149,842)

Balance, December 31, 2009	$66,735	13,171,474	$26,343	$6,934	$188,310	$(61,742)	$189	$226,769

Preferred stock transactions:
Accretion of preferred stock discount	1,386	–	–	–	–	(1,386)	–	–
Preferred stock dividends	–	–	–	–	–	(3,613)	–	(3,613)
Common Stock transactions:
Issuance of restricted common shares	–	17,422	35	–	(35)	–	–	–
Stock options	–	–	–	–	295	–	–	295
Restricted stock	–	–	–	–	331	–	–	331
Comprehensive loss:
Net loss	–	–	–	–	–	(80,695)	–	(80,695)
Change in unrealized gains, net of reclassification and taxes	–	–	–	–	–	–	810	810

Total comprehensive loss								(79,885)

Balance, December 31, 2010	$68,121	13,188,896	$26,378	$6,934	$188,901	$(147,436)	$999	$143,897

See accompanying notes.

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2010, 2009 and 2008

(Amounts in thousands)

	2010	2009	2008
Cash flows from operating activities
Net loss	$(80,695)	$(150,694)	$(5,360)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Provisions for loan losses	71,107	50,246	52,810
Impairment of goodwill	–	143,389	–
Depreciation and amortization	7,152	7,117	7,030
Security amortization and accretion, net	538	73	(983)
Write down of investments and other securities for impairment	93	1,272	174
(Gain) loss on sale of securities	–	(1,415)	(2,661)
FHLB stock dividends	–	–	(464)
Net gain on sale of mortgage loans	(653)	(264)	(573)
Originations of mortgage loans held for sale	(46,994)	(43,879)	(49,501)
Proceeds from sales of mortgage loans	47,881	43,050	51,962
Increase in cash surrender value of life insurance	(1,202)	(1,125)	(1,073)
Gain from settlement of life insurance	–	(305)	–
Net (gains) losses from sales of fixed assets	(1)	(85)	665
Stock-based compensation expense	626	686	759
Net loss on OREO and repossessed assets	29,895	8,156	7,028
Deferred tax (benefit)	26,739	(1,654)	(4,374)
Net changes:
Other assets	(4,139)	(21,375)	78
Accrued interest payable and other liabilities	(5,505)	(3,177)	(10,875)

Net cash provided by operating activities	44,842	30,016	44,642
Cash flows from investing activities
Net change in interest-earning deposits with banks	11,000	(11,000)	–
Purchase of securities available for sale	(171,820)	(92,100)	(180,626)
Proceeds from sale of securities available for sale	–	36,266	123,701
Proceeds from maturities of securities available for sale	118,246	113,440	88,711
Proceeds from maturities of securities held to maturity	160	30	645
Purchase of FHLB stock	–	–	(417)
Net change in loans	195,847	99,111	27,754
Proceeds from settlement of life insurance	–	691	–
Proceeds from sale of other real estate	16,136	11,930	20,654
Improvements to other real estate	(813)	(307)	(1,071)
Proceeds from sale of fixed assets	8	800	58
Premises and equipment expenditures	(1,551)	(3,542)	(5,814)

Net cash provided by investing activities	167,213	155,319	73,595
Cash flows financing activities
Net change in core deposits	(102,057)	270,162	48,589
Net change in brokered deposits	(5,185)	(370,213)	148,765
Net change in federal funds purchase and repurchase agreements	(5,036)	(10,853)	(159,223)
Tax benefit resulting from stock options	–	–	5
Proceeds from FHLB advances and notes payable	–	–	20,916
Repayment of FHLB advances and notes payable	(13,346)	(57,350)	(110,258)
Preferred stock dividends paid	(2,711)	(3,232)	–
Common stock dividends paid	–	(1,713)	(6,779)
Proceeds from issuance of preferred stock and common stock warrants	–	–	72,278
Proceeds from issuance of common stock	–	–	111

Net cash provided by (used in) financing activities	(128,335)	(173,199)	14,404

Net change in cash and cash equivalents	83,720	12,136	132,641
Cash and cash equivalents, beginning of year	210,494	198,358	65,717

Cash and cash equivalents, end of year	$294,214	$210,494	$198,358

Supplemental disclosures—cash and non cash
Interest paid	$41,875	$62,198	$77,761
Income taxes paid net of refunds	(148)	1,675	5,674
Loans converted to other real estate	54,613	75,545	37,991
Unrealized gain (loss) on available for sale securities, net of tax	810	852	(2,170)

See accompanying notes

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Green Bankshares, Inc. (the “Company”) and its wholly owned subsidiary, GreenBank (the “Bank”), and the Bank’s wholly owned subsidiaries, Superior Financial Services, Inc., GCB Acceptance Corp., Inc., Fairway Title Company, Inc, and GB Holdings, LLC. All significant inter-company balances and transactions have been eliminated in consolidation.

Nature of Operations: The Company primarily provides financial services through its offices in Eastern, Middle and Southeastern Tennessee, Western North Carolina and Southwestern Virginia. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions impact the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, deferred tax asset valuation, OREO valuation and fair values of financial instruments are significant items based on estimates and assumptions.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan, deposit and other borrowing transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in accumulated other comprehensive income.

Interest income includes amortization of purchase premium or discount and is recognized based upon the level-yield method. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is other than temporary.

Investments in Equity Securities Carried at Cost: Investment in Federal Home Loan Bank (“FHLB”) stock, which is carried at cost because it can only be redeemed at par, is a required investment based on membership requirements. The Bank also carries certain other equity investments at cost, which approximates fair value.

Loans: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs.

Interest income is reported on the interest method over the loan term. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method. Interest income includes amortization of purchase premiums or discounts on loans purchased. Premiums and discounts are amortized on the level yield-method. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. Most consumer loans are charged off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal and interest is doubtful. Interest accrued but not collected is reversed against interest income when a loan is placed on nonaccrual status.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest received is recognized on the cash basis or cost recovery method until qualifying for return to accrual status. Accrual is resumed when all contractually due payments are brought current, six months of payment performance can be measured, and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed.

The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment and collateral status, borrowers’ financial data and borrowers’ operating factors such as cash flows, operating income, liquidity, leverage and loan documentation, and any significant changes. A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Larger groups of smaller balance, homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated cost to sell when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over an asset’s useful life on a straight-line basis. Buildings and related components have useful lives ranging from 10 to 40 years, while furniture, fixtures and equipment have useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the lesser of the life of the asset or lease term.

Mortgage Banking Activities: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The Company controls its interest rate risk with respect to mortgage loans held for sale and loan commitments expected to close by usually entering into agreements to sell loans. The Company records loan commitments related to the origination of mortgage loans held for sale as derivative instruments. The Company’s commitments for fixed rate mortgage loans, generally last 60 to 90 days and are at market rates when initiated. The Company had $4,813 in outstanding loan commitment derivatives at December 31, 2010. The aggregate market value of mortgage loans held for sale takes into account the sales prices of such agreements. The Company also provides currently for any losses on uncovered commitments to lend or sell. The Company sells mortgage loans servicing released.

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value or the amount that can be realized.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill, Core Deposit Intangibles and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment is recognized in the period identified. During the second quarter of 2009 the Company identified impairment in its goodwill resulting from a prolonged decline in the market value of its stock price relative to book value, and took the appropriate actions. This is explained further in “Note 6—Goodwill and Other Intangible Assets”.

Core deposit intangible assets arise from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized on a straight line method over their estimated useful lives, which range from seven to 15 years and are determined by an independent consulting firm. Core deposit intangible assets are assessed at least annually for impairment and any such impairment is recognized in the period identified.

Other intangible assets consist of mortgage servicing rights (“MSR’s”). MSR’s represent the cost of acquiring the rights to service mortgage loans. MSR’s are amortized based on the principal reduction of the underlying loans. The Company is obligated to service the unpaid principal balances of these loans, which were approximately $33 million and $43 million as of December 31, 2010 and 2009, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. MSR’s are assessed at least annually for impairment. The Company does not intend to further pursue this line of business.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase Agreements: All repurchase agreement liabilities represent secured borrowings from existing Bank customers and are not covered by federal deposit insurance.

Benefit Plans: Retirement plan expense is the amount contributed to the plan as determined by Board decision. Deferred compensation expense is recognized during the year the benefit is earned.

Stock Compensation: Compensation cost for stock-based payments is measured based on the fair value of the award, which most commonly includes restricted stock (i.e., unvested common stock), stock options, and stock appreciation rights at the grant date and is recognized in the consolidated financial statements on a straight-line basis over the requisite service period for service-based awards. The fair value of restricted stock is determined based on the price of the Company’s common stock on the date of grant. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model and related assumptions.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance reduces deferred tax assets to the amount expected to be realized and as of December 31, 2010 the Company had recorded a deferred tax valuation allowance of $43,455.

Loan Commitments and Related Financial Instruments: Financial instruments include credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss before considering customer collateral or ability to

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

repay. Such financial instruments are recorded when they are funded. Instruments such as standby letters of credit are considered financial guarantees in accordance with applicable accounting standards. The fair value of these financial guarantees is not material.

Earnings (loss) Per Common Share: Basic earnings (loss) per common share are net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings available to common shareholders per common share includes the dilutive impact of additional potential common shares issuable under stock options, unvested restricted stock awards and stock warrants issued to the U.S. Treasury in connection with the Capital Purchase Program.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity. Comprehensive income is presented in the consolidated statements of changes in shareholders’ equity.

Recent Accounting Pronouncements: FASB—ASU—2010-06—In January 2010, the FASB issued additional guidance on fair value disclosures. The new guidance clarifies two existing disclosure requirements and requires two new disclosures as follows: (1) a “gross” presentation of activities (purchases, sales, and settlements) within the Level 3 rollforward reconciliation, which will replace the “net” presentation format; and (2) detailed disclosures about the transfers in and out of Level 1 and 2 measurements. This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 rollforward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years. The Company adopted the fair value disclosures guidance on January 1, 2010, except for the gross presentation of the Level 3 rollforward information which is not required to be adopted by the Company until January 1, 2011.

FASB—ASC—810 and amended by FASB ASU—2010-10 became effective on January 1, 2010, and was amended to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its effect on the entity’s financial statements. The new authoritative accounting guidance under ASC 810 was effective January 1, 2010 and did not have a significant impact on the Company’s financial statements.

FASB—ASU—2010-20—“Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The Company adopted the new standard governing the disclosures associated with credit quality and the allowance for loan losses. This standard requires additional disclosures related to the allowance for loan loss with the objective of providing financial statement users with greater transparency about an entity’s loan loss reserves and overall credit quality. Additional disclosures include showing on a disaggregated basis the aging of receivables, credit quality indicators, and troubled debt restructures with its effect on the allowance for loan loss. The provisions of this standard were effective for interim and annual periods ending on or after December 15, 2010. The adoption of this standard did not have a material impact on the Company’s financial position and results of operations, but did increase the amount and quality of the credit disclosures in the notes to the consolidated financial statements.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. In the third quarter of 2010, we recognized significant losses as a result of higher costs related to loan charge-offs, coupled with losses incurred on OREO resulting from sales completed and updated property appraisals received during that quarter. As a result, various plaintiffs filed class action lawsuits, which have subsequently been consolidated into one class action, alleging, among other things, disclosure violations regarding our collateral valuations, the timing of our impairment charges and our accounting for loan charge-offs. The defense of this matter has and will continue to entail considerable cost and will be time-consuming for our management. Unfavorable outcomes in this matter could have an adverse effect on our business, financial condition, results of operations and cash flows.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $14,457 and $19,245 was required to meet regulatory reserve and clearing requirements at year-end 2010 and 2009. These balances do not earn interest.

Segments: Internal financial reporting is primarily reported and aggregated in five lines of business: banking, mortgage banking, consumer finance, subprime automobile lending, and title insurance. Banking accounts for 93.6% of revenues for 2010.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Certain items in prior year financial statements have been reclassified to conform to the 2010 presentation. These reclassifications had no effect on net income or shareholders’ equity as previously reported.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 2—SECURITIES

Securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
2010
U.S. government agencies	$84,106	$115	$(922)	$83,299
States and political subdivisions	31,192	705	(396)	31,501
Collateralized mortgage obligations	66,043	1,901	(369)	67,575
Mortgage-backed securities	17,168	815	(19)	17,964
Trust preferred securities	1,850	–	(187)	1,663

	$200,359	$3,536	$(1,893)	$202,002

2009
U.S. government agencies	$52,937	$99	$(988)	$52,048
States and political subdivisions	31,764	877	(449)	32,192
Collateralized mortgage obligations	44,018	1,281	(622)	44,677
Mortgage-backed securities	16,607	291	(6)	16,892
Trust preferred securities	2,088	–	(173)	1,915

	$147,414	$2,548	$(2,238)	$147,724

Held to Maturity
2010
States and political subdivisions	$215	$1	$–	$216
Other securities	250	1	–	251

	$465	$2	$–	$467

2009
States and political subdivisions	$251	$4	$–	$255
Other securities	375	8	–	383

	$626	$12	$–	$638

Contractual maturities of securities at year-end 2010 are shown below. Securities not due at a single maturity date, collateralized mortgage obligations and mortgage-backed securities are shown separately.

	Available for Sale	Held to Maturity
	Fair Value	Carrying Amount	Fair Value
Due on one year or less	$979	$465	$467
Due after one year through five years	4,226	–	–
Due after five years through ten years	61,208	–	–
Due after ten years	50,050	–	–
Collateralized mortgage obligations	67,575	–	–
Mortgage-backed securities	17,964	–	–

Total maturities	$202,002	$465	$467

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 2—SECURITIES (Continued)

Gross gains of $0, $1,415 and $2,661 were recognized in 2010, 2009 and 2008, respectively, from proceeds of $0, $36,266, and $123,701, respectively, on the sale of securities available for sale.

Securities with a fair value of $135,692 and $125,005 at year-end 2010 and 2009 were pledged for public deposits and securities sold under agreements to repurchase and to the Federal Reserve Bank. The balance of pledged securities in excess of the pledging requirements was $7,983 and $9,135 at year-end 2010 and 2009, respectively.
The Company held 200 and 168 securities in its portfolio as of December 31, 2010 and 2009, respectively, and of these securities 53 and 35 had an unrealized loss. Unrealized losses on securities are due to changes in interest rates and not due to credit quality issues.

Securities with unrealized losses at year-end 2010 and 2009 not recognized in income are as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2010
U.S. government agencies	$65,178	$(922)	$–	$–	$65,178	$(922)
States and political subdivisions	2,488	(114)	1,659	(282)	4,147	(396)
Collateralization mortgage obligations	14,666	(266)	2,699	(104)	17,365	(370)
Mortgage-backed securities	2,821	(17)	8	(2)	2,829	(19)
Trust preferred securities	–	–	1,663	(186)	1,663	(186)

Total temporarily impaired	$85,153	$(1,319)	$6,029	$(574)	$91,182	$(1,893)

2009
U.S. government agencies	$40,959	$(988)	$–	$–	$40,959	$(988)
States and political subdivisions	2,463	(24)	3,075	(425)	5,538	(449)
Collateralized mortgage obligations	4,997	(32)	3,222	(590)	8,219	(622)
Mortgage-backed securities	2,028	(5)	11	(1)	2,039	(6)
Trust preferred securities	1,783	(122)	132	(51)	1,915	(173)

Total temporarily impaired	$52,230	$(1,171)	$6,440	$(1,067)	$58,670	$(2,238)

The Company reviews its investment portfolio on a quarterly basis judging each investment for other-than-temporary impairment (“OTTI”). Management does not have the intent to sell any of the temporarily impaired investments and believes it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The OTTI analysis focuses on the duration and amount a security is below book value and assesses a calculation for both a credit loss and a non credit loss for each measured security considering the security’s type, performance, underlying collateral, and any current or potential debt rating changes. The OTTI calculation for credit loss is reflected in the income statement while the non credit loss is reflected in other comprehensive income (loss).

The Company holds a single issue trust preferred security issued by a privately held bank holding company. Based upon available but limited information we have estimated that the likelihood of collecting the security’s principal and interest payments is approximately 50%. In addition, the bank holding company deferred its

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 2—SECURITIES (Continued)

interest payments beginning in the second quarter of 2009, and we have placed the security on non-accrual. The Federal Reserve Bank of St. Louis entered into an agreement with the bank holding company on October 22, 2009 which was made public on October 30, 2009. Among other provisions of the regulatory agreement, the bank holding company must strengthen its management of operations, strengthen its credit risk management practices, and submit a capital plan. As of December 31, 2010 no other communications between the bank holding company and the Federal Reserve Bank of St. Louis have been made public.

The Company valued the security by projecting estimated cash flows given the assumption of collecting approximately 50% of the security’s principal and interest and then discounting the amount back to the present value using a discount rate of 3.50% plus three month LIBOR. As of December 31, 2010, our best estimate for the three month LIBOR over the next twenty years (the remaining life of the security) is 3.17%. The difference in the present value and the carrying value of the security was the OTTI credit portion. Due to the illiquid trust preferred market for private issuers and the absence of a credible pricing source, we calculated a 15% illiquidity premium for the security to calculate the OTTI non credit portion. The security is currently booked at a fair value of $638 at December 31, 2010 and during the twelve months ended December 31, 2010 the Company recognized a write-down of $75 through non-interest income representing other-than-temporary impairment on the security.

The Company holds a private label class A21 collateralized mortgage obligation that was analyzed for the year ended December 31, 2010 with multiple stress scenarios using conservative assumptions for underlying collateral defaults, loss severity, and prepayments. The average principal at risk given the stress scenarios was calculated at 4.37%, and then analyzed using the present value of the future cash flows using the fixed rate of the security of 5.5% as the discount rate. The difference in the present value and the carrying value of the security was the OTTI credit portion. The security is currently booked at a fair value of $2,699 at December 31, 2010 and during the twelve months ended December 31, 2010 the Company recognized a write-down of $18 through non-interest income representing other-than-temporary impairment on the security.

The following table presents more detail on selective Company security holdings as of year-end 2010. These details are listed separately due to the inherent level of risk for OTTI on these securities.

Description	Cusip #	Current Credit Rating	Book Value	Fair Value	Unrealized Loss	Present Value Discounted Cash Flow
Collateralized mortgage obligations
Wells Fargo—2007—4 A21	94985RAW2	Caa2	$2,802	$2,699	(103)	$2,887

Trust preferred securities
West Tennessee Bancshares, Inc.	956192AA6	N/A	675	638	(37)	675

The following table presents a roll-forward of the cumulative amount of credit losses on the Company’s investment securities that have been recognized through earnings as of December 31, 2010 and 2009. Credit losses on the Company’s investment securities recognized in earnings were $93 for the year ended December 31, 2010 and $976 for the year ended December 31, 2009.

	December 31, 2010	December 31, 2009
Beginning balance of credit losses at January 1, 2010 and 2009	$976	$–
Other-than-temporary impairment credit losses	93	976

Ending balance of cumulative credit losses recognized in earnings	$1,069	$976

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS

Loans at year-end by segment, net of unearned interest, were as follows:

	2010	2009	2008
Commercial real estate	$1,080,805	$1,306,398	$1,430,225
Residential real estate	378,783	392,365	397,922
Commercial	222,927	274,346	315,099
Consumer	75,498	83,382	89,733
Other	1,913	2,117	4,656
Unearned interest	(14,548)	(14,801)	(14,245)

Loans, net of unearned interest	$1,745,378	$2,043,807	$2,223,390

Allowance for loan losses	$(66,830)	$(50,161)	$(48,811)

Activity in the allowance for loan losses is as follows:

	2010	2009	2008
Beginning balance	$50,161	$48,811	$34,111
Add (deduct):
Provision for loan losses	71,107	50,246	52,810
Loans charged off	(57,818)	(54,890)	(41,269)
Recoveries of loans charged off	3,380	5,994	3,159

Balance, end of year	$66,830	$50,161	$48,811

Activity in the allowance for loan losses and recorded investment in loans by segment:

	Commercial Real Estate	Residential Real Estate	Commercial	Consumer	Other	Total
2010
Allowance for loan losses:
Beginning balance	$36,527	$4,350	$5,840	$3,437	$7	$50,161
Add (deduct):
Charge-offs	(48,617)	(3,102)	(3,210)	(2,889)	–	(57,818)
Recoveries	1,301	287	909	882	1	3,380
Provision	64,992	2,896	1,541	1,678	–	71,107

Ending Balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830

Allowance for loan losses:
Allocation for loans individually evaluated for impairment	$22,939	$1,027	$722	$146	$–	$24,834

Allocation for loans collectively evaluated for impairment	31,264	3,404	4,358	2,962	8	41,996

Ending Balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830

Loans:
Ending balance:
individually evaluated for impairment	170,175	8,697	6,149	970	–	185,991

Ending balance:
collectively evaluated for impairment	910,630	363,506	216,778	66,470	1,913	1,559,387

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS (Continued)

Impaired loans were as follows:

	2010	2009	2008
Loans with no allowance allocated	$81,981	$89,292	$29,602
Loans with allowance allocated	$104,010	$25,946	$17,613
Amount of allowance allocated	24,834	5,737	2,651
Average impaired loan balance during the year	212,167	125,280	48,347
Interest income not recognized during impairment	1,105	558	619

Impaired loans of $185,991, $115,238 and $47,215, respectively, at 2010, 2009, 2008 are shown net of amounts previously charged off of $36,574, $27,937, and $11,995, respectively. Interest income actually recognized on these loans during 2010, 2009 and 2008 was $7,470, $2,842, and $2,135, respectively.

Impaired loans by class are presented below for 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial Real Estate:
Speculative 1-4 Family	$72,138	$98,141	$11,830	$85,487	$2,292
Construction	56,758	69,355	8,366	63,710	2,565
Owner Occupied	13,590	14,513	851	14,119	644
Non-owner Occupied	25,824	27,561	1,823	28,786	1,375
Other	1,865	2,090	69	2,278	66
Residential Real Estate:
HELOC	2,807	2,894	346	2,603	88
Mortgage-Prime	4,539	4,722	590	4,661	209
Mortgage-Subprime	370	370	57	370	–
Other	981	1,285	34	2,419	47
Commercial	6,149	7,510	722	6,729	171
Consumer:
Prime	217	228	32	252	13
Subprime	228	228	35	228	–
Auto-Subprime	525	525	79	525	–
Other	–	–	–	–	–

Total	$185,991	$229,422	$24,834	$212,167	$7,470

The Bank manages the loan portfolio by assigning one of nine credit risk ratings based on an internal assessment of credit risk. The credit risk categories are prime, desirable, satisfactory I or pass, satisfactory II, acceptable with care, management watch, substandard, and loss.

Prime credit risk rating: Assets of this grade are the highest quality credits of the Bank. They exceed substantially all the Bank’s underwriting criteria, and provide superior protection for the Bank through the paying capacity of the borrower and value of the collateral. The Bank’s credit risk is considered to be negligible. Included in this section are well-established borrowers with significant, diversified sources of income and net

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS (Continued)

worth, or borrowers with ready access to alternative financing and unquestioned ability to meet debt obligations as agreed. A loan secured by cash or other highly liquid collateral, where the Bank holds such collateral, may be assigned this grade.

Desirable credit risk rating: Assets of this grade also exceed substantially all of the Bank’s underwriting criteria; however, they may lack the consistent long-term performance of a Prime rated credit. The credit risk to the Bank is considered minimal on these assets. Paying capacity of the borrower is still very strong with favorable trends and the value of the collateral is considered more than adequate to protect the Bank. Unsecured loans to borrowers with above-average earnings, liquidity and capital may be assigned this grade.

Satisfactory I credit risk rating or pass credit rating: Assets of this grade conform to all of the Bank’s underwriting criteria and evidence a below-average level of credit risk. Borrower’s paying capacity is strong, with stable trends. If the borrower is a company, its earnings, liquidity and capitalization compare favorably to typical companies in its industry. The credit is well structured and serviced. Secondary sources of repayment are considered to be good. Payment history is good, and borrower consistently complies with all major covenants.

Satisfactory II credit risk rating: Assets of this grade conform to substantially all of the Bank’s underwriting criteria and evidence an average level of credit risk. However, such assets display more susceptibility to economic, technological or political changes since they lack the above-average financial strength of credits rated Satisfactory Tier I. Borrower’s repayment capacity is considered to be adequate. Credit is appropriately structured and serviced; payment history is satisfactory.

Acceptable with care credit risk rating: Assets of this grade conform to most of the Bank’s underwriting criteria and evidence an acceptable, though higher than average, level of credit risk. However, these loans have certain risk characteristics that could adversely affect the borrower’s ability to repay, given material adverse trends. Therefore, loans in this category require an above-average level of servicing or show more reliance on collateral and guaranties to preclude a loss to the Bank, should material adverse trends develop. If the borrower is a company, it earnings, liquidity and capitalization are slightly below average, when compared to its peers.

Management watch credit risk rating: Assets included in this category are currently protected but are potentially weak. These assets constitute an undue and unwarranted credit risk but do not presently expose the Bank to a sufficient degree of risk to warrant adverse classification. However, Management Watch assets do possess credit deficiencies deserving management’s close attention. If not corrected, such weaknesses or deficiencies may expose the Bank to an increased risk of loss in the future. Management Watch loans represent assets where the Bank’s ability to substantially affect the outcome has diminished to some degree, and thus it must closely monitor the situation to determine if and when a downgrade is warranted.

Substandard credit risk rating: Substandard assets are inadequately protected by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as Substandard.

Loss credit rating: These assets are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that an asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off a basically worthless asset even though partial recovery may be affected in the future. Losses should be taken in the period in which they are identified as uncollectible.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS (Continued)

Credit quality indicators by class are presented below as of December 31, 2010:

	Speculative 1-4 Family	Construction	Owner Occupied	Non-Owner Occupied	Other
Commercial Real Estate Credit Exposure
Prime	$–	$–	$–	$–	$–
Desirable	–	1,573	968	177	–
Satisfactory tier I	2,836	978	38,623	56,221	4,246
Satisfactory tier II	14,010	34,239	102,383	130,850	17,999
Acceptable with care	69,902	47,093	62,198	159,216	45,597
Management Watch	27,383	15,259	5,298	26,415	2,965
Substandard	91,845	61,388	16,289	38,037	6,817
Loss	–	–	–	–	–

Total	205,976	160,530	225,759	410,916	77,624

Commercial
Commercial Credit Exposure
Prime	$1,236
Desirable	7,951
Satisfactory tier I	33,859
Satisfactory tier II	91,505
Acceptable with care	72,286
Management Watch	8,511
Substandard	7,579
Loss	–

Total	222,927

	HELOC	Mortgage	Mortgage—Subprime	Other
Consumer Real Estate Credit Exposure
Pass	$188,086	$131,845	$11,692	$29,833
Management Watch	1,017	317	–	–
Substandard	2,807	5,117	50	1,529

Total	191,910	137,279	11,742	31,362

	Consumer— Prime	Consumer— Subprime	Consumer Auto— Subprime
Consumer Credit Exposure
Pass	$35,029	$13,093	$18,588
Management Watch	–	–	–
Substandard	217	39	474

Total	35,246	13,132	19,062

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS (Continued)

A substantial portion of commercial real estate loans are secured by real estate in markets in which the Company is located. These loans are often structured with interest reserves to fund interest costs during the construction and development period. Additionally, certain of these loans are structured with interest-only terms. A portion of the consumer mortgage and commercial real estate portfolios originated through the permanent financing of construction, acquisition and development loans. The prolonged economic downturn has negatively impacted many borrowers’ and guarantors’ ability to make payments under the terms of the loans as their liquidity has been depleted. Accordingly, the ultimate collectability of a substantial portion of these loans and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in real estate values in these areas. Continued economic distress could negatively impact additional borrowers’ and guarantors’ ability to repay their debt which will make more of the Company’s loans collateral dependent.

Age analysis of past due loans by class are presented below as of December 31, 2010:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing
Commercial real estate:
Speculative 1-4 Family	$22,267	$1,777	$30,802	$54,846	$151,130	$205,976	$1,758
Construction	14,541	–	26,915	41,456	119,074	160,530	–
Owner Occupied	8,114	1,633	4,137	13,884	211,875	225,759	–
Non-owner Occupied	4,014	5,961	8,814	18,789	392,127	410,916	170
Other	116	865	1,491	2,472	75,152	77,624	18
Residential real estate:
HELOC	747	358	644	1,749	190,161	191,910	–
Mortgage-Prime	1,359	915	1,779	4,053	133,226	137,279	8
Mortgage-Subprime	100	51	98	249	11,493	11,742	–
Other	403	176	566	1,145	30,217	31,362	19
Commercial	2,422	593	3,922	6,937	215,990	222,927	92
Consumer:
Prime	315	86	108	509	34,737	35,246	29
Subprime	155	64	6	225	12,907	13,132	–
Auto-Subprime	476	166	101	743	18,319	19,062	18
Other	73	–	–	73	1,840	1,913	–

Total	55,102	12,645	79,383	147,130	1,598,248	1,745,378	2,112

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS (Continued)

Non-accrual loans by class as of December 31, 2010 are presented below:

Commercial real estate:
Speculative 1-4 Family	$63,298
Construction	41,789
Owner Occupied	5,511
Non-owner Occupied	18,772
Other	1,865
Residential real estate:
HELOC	1,668
Mortgage-Prime	3,350
Mortgage-Subprime	254
Mortgage-Subprime	957
Other	5,813
Commercial
Consumer:
Prime	130
Subprime	107
Auto-Subprime	193
Other	–

Total	143,707

Nonperforming loans at December 31 were as follows:

	2010	2009
Loans past due days still on accrual	$2,112	$147
Nonaccrual loans	143,707	75,411

Total	$145,819	$75,558

Nonperforming loans and impaired loans are defined differently. Nonperforming loans are loans that are 90 days past due and still accruing interest and nonaccrual loans. Impaired loans are loans that based upon current information and events it is considered probable that the Company will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. Some loans may be included in both categories, whereas other loans may only be included in one category.

The Company may elect to formally restructure a loan due to the weakening credit status of a borrower so that the restructuring may facilitate a repayment plan that minimizes the potential losses that the Company may have to otherwise incur. At December 31, 2010, the Company had $49,537 of restructured loans of which $9,597 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $843 on the restructured non-accrual loans as of December 31, 2010. At December 31, 2009, the Company had $16,061 of restructured loans of which $4,429 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $1,743 on the restructured non-accrual loans as of December 31, 2009.

The aggregate amount of loans to executive officers and directors of the Company and their related interests was approximately $7,848 and $4,936 at year-end 2010 and 2009, respectively. During 2010 and 2009, new loans aggregating approximately $22,124 and $10,545, respectively, and amounts collected of approximately $19,212 and $23,964, respectively, were transacted with such parties.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 4—FAIR VALUE DISCLOSURES

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting principles generally accepted in the United States of America (“GAAP”), also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held-for-sale.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices of like or similar securities, if available and these securities are classified as Level 1 or Level 2. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and are classified as Level 3.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 4—FAIR VALUE DISCLOSURES (Continued)

Loans Held for Sale

Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans held for sale subjected to nonrecurring fair value adjustments as Level 2.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with GAAP. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, substantially all of the impaired loans were evaluated based on either the fair value of the collateral or its liquidation value. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate

Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans and requiring subsequent charge-offs, is reported at fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of foreclosed real estate expense. Other real estate is included in Level 3 of the valuation hierarchy.

Loan Servicing Rights

Loan servicing rights are subject to impairment testing. A valuation model, which utilizes a discounted cash flow analysis using interest rates and prepayment speed assumptions currently quoted for comparable instruments and a discount rate determined by management, is used in the completion of impairment testing. If the valuation model reflects a value less than the carrying value, loan servicing rights are adjusted to fair value through a valuation allowance as determined by the model. As such, the Company classifies loan servicing rights subjected to nonrecurring fair value adjustments as Level 3.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 4—FAIR VALUE DISCLOSURES (Continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value at year-end 2010 and 2009:

	Fair Value Measurement Using			Total Carrying Amount in Balance Sheet	Assets/Liabilities Measured at Fair Value
Description	Level 1	Level 2	Level 3
2010
Securities available for sale
U.S. government agencies	$–	$83,299	$–	$83,299	$83,299
States and political subdivisions	–	31,501	–	31,501	31,501
Collateralized mortgage obligations	–	67,575	–	67,575	67,575
Mortgage-backed securities	–	17,964	–	17,964	17,964
Trust preferred securities	–	1,025	638	1,663	1,663
2009
Securities available for sale
U.S. governmental agencies	$–	$52,048	$–	$52,048	$52,048
States and political subdivisions	–	32,192	–	32,192	32,192
Collateralized mortgage obligations	–	44,677	–	44,677	44,677
Mortgage-backed securities	–	16,892	–	16,892	16,892
Trust preferred securities	–	1,277	638	1,915	1,915

Level 3 Valuations

Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Currently the Company has one trust preferred security that is considered Level 3. For more information on this security please refer to Note 2—Securities.

The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value for the periods ended December 31, 2010 and 2009 on a recurring basis using significant unobservable inputs.

	2010	2009
Beginning balance	$638	$–
Total gains or (loss) (realized/unrealized)
Included in earnings	(75)	(778)
Included in other comprehensive income	75	(112)
Paydowns and maturities	–	–
Transfers into Level 3	–	1,528

Ending balance	$638	$638

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 4—FAIR VALUE DISCLOSURES (Continued)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below.

	Fair Value Measurement Using			Total Carrying Amount in Balance Sheet	Assets/Liabilities Measured at Fair Value
Description	Level 1	Level 2	Level 3
2010
Other real estate	$–	$–	$38,086	$38,086	$38,086
Impaired loans	–	–	129,088	129,088	129,088

Total assets at fair value	$–	$–	$167,174	$167,174	$167,174

2009
Other real estate	$–	$–	$23,508	$23,508	$23,508
Impaired loans	–	–	57,914	57,914	57,914

Total assets at fair value	$–	$–	$81,422	$81,422	$81,422

The carrying value and estimated fair value of the Company’s financial instruments are as follows at year-end 2010 and 2009.

	2010		2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$294,214	$294,214	$221,494	$221,494
Securities available for sale	202,002	202,002	147,724	147,724
Securities held to maturity	465	467	626	638
Loans held for sale	1,299	1,317	1,533	1,552
Loans, net	1,678,548	1,664,126	1,993,646	1,950,684
FHLB and other stock	12,734	12,734	12,734	12,734
Cash surrender value of life insurance	31,479	31,479	30,277	30,277
Accrued interest receivable	7,845	7,845	9,130	9,130

Financial liabilities:
Deposit accounts	$1,976,854	$1,987,105	$2,084,096	$2,095,611
Federal funds purchased and repurchase agreements	19,413	19,413	24,449	24,449
FHLB Advances and notes payable	158,653	166,762	171,999	176,602
Subordinated debentures	88,662	64,817	88,662	70,527
Accrued interest payable	2,140	2,140	2,561	2,561

The following methods and assumptions were used to estimate the fair values for financial instruments that are not disclosed previously in this note. The carrying amount is considered to estimate fair value for cash and

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 4—FAIR VALUE DISCLOSURES (Continued)

short-term instruments, demand deposits, liabilities for repurchase agreements, variable rate loans or deposits that reprice frequently and fully, and accrued interest receivable and payable. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. No adjustment has been made for illiquidity in the market on loans as there is no information from which to reasonably base this estimate. Liabilities for FHLB advances and notes payable are estimated using rates of debt with similar terms and remaining maturities. The fair value of off-balance sheet items is based on the current fees or costs that would be charged to enter into or terminate such arrangements, which is not material. The fair value of commitments to sell loans is based on the difference between the interest rates at which the loans have been committed to sell and the quoted secondary market price for similar loans, which is not material.

NOTE 5—PREMISES AND EQUIPMENT

Year-end premises and equipment follows:

	2010	2009
Land	$18,372	$18,372
Premises	62,474	61,809
Leasehold improvements	3,092	3,061
Furniture, fixtures and equipment	28,057	25,222
Automobiles	103	112
Construction in progress	138	2,162

	112,236	110,738
Accumulated depreciation	(33,442)	(28,920)

	$78,794	$81,818

Annual rent expense for operating leases was $1,013, $1,223, and $1,216, respectively, for the year-end periods 2010, 2009, and 2008, respectively. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present:

2011	$1,243
2012	1,251
2013	1,043
2014	793
2015	433
Thereafter	734

Total	$5,497

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The change in the amount of goodwill is as follows:

	2010	2009
Beginning of year	$–	$143,389
Impairment	–	(143,389)

End of year	$–	$–

In conjunction with significant acquisitions, the Company recognized goodwill impairment in 2009 of $143,389. The Company’s goodwill since the 2009 goodwill impairment remains at $0.

Core deposit and other intangible

The change in core deposit and other intangibles is as follows:

Core deposit intangibles	2010	2009
Gross carrying amount	$19,796	$19,796
Accumulated amortization, beginning of year	(10,803)	(8,304)
Amortization	(2,495)	(2,499)

Accumulated amortization, end of year	(13,298)	(10,803)

End of year	$6,498	$8,993

Other intangibles	2010	2009
Gross carrying amount	$745	$745
Accumulated amortization, beginning of year	(403)	(152)
Amortization	(89)	(251)

Accumulated amortization, end of year	(492)	(403)

End of year	$253	$342

Estimated amortization expense for each of the next five years is as follows:

2011	$2,531
2012	2,401
2013	1,701
2014	118
2015	–

Total	$6,751

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 7—DEPOSITS

Deposits at year-end were as follows:

	2010	2009
Noninterest-bearing demand deposits	$152,752	$177,602
Interest-bearing demand deposits	939,091	837,268
Savings deposits	101,925	86,166
Brokered deposits	1,399	6,584
Time deposits	781,687	976,476

Total deposits	$1,976,854	$2,084,096

Brokered and time deposits of $100 or more were $309,701 and $395,595 at year-end 2010 and 2009, respectively.

Scheduled maturities of brokered and time deposits for the next five years and thereafter were as follows:

2011	$531,829
2012	139,812
2013	52,931
2014	14,822
2015	40,246
Thereafter	3,446

The aggregate amount of deposits of executive officers and directors of the Company and their related interests was approximately $3,679 and $3,611 at year-end 2010 and 2009, respectively.

NOTE 8—BORROWINGS

Federal funds purchased, securities sold under agreements to repurchase and treasury tax and loan deposits are financing arrangements. Securities involved with the agreements are recorded as assets and are held by a safekeeping agent and the obligations to repurchase the securities are reflected as liabilities. Securities sold under agreements to repurchase consist of short-term excess funds and overnight liabilities to deposit customers arising from a cash management program.

Information concerning securities sold under agreements to repurchase at year-end 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Average balance during the year	$22,342	$28,008	$74,881
Average interest rate during the year	0.10%	0.10%	1.57%
Maximum month-end balance during the year	$26,161	$35,935	$98,925
Weighted average interest rate at year-end	0.10%	0.10%	0.10%

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 8—BORROWINGS (Continued)

FHLB advances and notes payable consist of the following at year-end:

	2010	2009
Short-term borrowings
Fixed rate FHLB advance, 4.44% Matures December 2011	$15,000	$–
Variable rate FHLB advances at 5.00% to 5.31% Matured December 2010	–	12,000

Total short-term borrowings	15,000	12,000

Long-term borrowings
Fixed rate FHLB advances, from 1.50% to 3.36%, Various maturities through June 2023	51,327	50,766
Fixed rate FHLB advances from 4.18% to 6.35%, Various maturities through 2020	92,326	109,233
Total long-term borrowings	143,653	159,999

Total borrowings	$158,653	$171,999

Each advance is payable at its maturity date; however, prepayment penalties are required if paid before maturity. The fixed rate advances include $155,000 of advances that are callable by the FHLB under certain circumstances. The advances are collateralized by a required blanket pledge of qualifying mortgage, commercial, agricultural and home equity lines of credit loans and securities totaling $500,354 and $552,721 at year-end 2010 and 2009, respectively.

Scheduled maturities of FHLB advances and notes payable over the next five years and thereafter are as follows:

Total
2011	$15,288
2012	65,278
2013	288
2014	10,296
2015	20,309
Thereafter	47,194

$158,653

At year-end 2010, the Company had approximately $70,000 of federal funds lines of credit available from correspondent institutions of which $10,000 was secured.

In September 2003, the Company formed Greene County Capital Trust I (“GC Trust I”). GC Trust I issued $10,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $10,310 subordinated debentures to the GC Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of GC Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 2.85% adjusted quarterly (3.14% and 3.13% at year-end 2010 and 2009, respectively). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 8—BORROWINGS (Continued)

In June 2005, the Company formed Greene County Capital Trust II (“GC Trust II”). GC Trust II issued $3,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $3,093 subordinated debentures to the GC Trust II in exchange for the proceeds of the offering, which debentures represent the sole asset of GC Trust II. The debentures pay interest quarterly at the three-month LIBOR plus 1.68% adjusted quarterly (1.98% and 1.93% at year-end 2010 and 2009, respectively). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, beginning September 2010 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.

In May 2007, the Company formed GreenBank Capital Trust I (“GB Trust I”). GB Trust I issued $56,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $57,732 subordinated debentures to the GB Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of GB Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 1.65% adjusted quarterly (1.95% and 1.90% at year-end 2010 and 2009). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, beginning June 2012 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2037.

Also in May 2007, the Company assumed the liability for two trusts affiliated with the acquisition of Franklin, Tennessee-based Civitas Bankgroup, Inc. (“CVBG”) that the Company acquired on May 18, 2007, Civitas Statutory Trust I (“CS Trust I”) and Cumberland Capital Statutory Trust II (“CCS Trust II”).

In December 2005, CS Trust I issued $13,000 of variable rate trust preferred securities as part of a pooled offering of such securities. CVBG issued $13,403 subordinated debentures to the CS Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of CS Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 1.54% adjusted quarterly (1.84% and 1.79% at year-end 2010 and 2009). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, beginning March 2011 at a price of 100% of face value. The subordinated debentures must be redeemed no later than March 2036.

In July 2001, CCS Trust II issued $4,000 of variable rate trust preferred securities as part of a pooled offering of such securities. CVBG issued $4,124 subordinated debentures to the CCS Trust II in exchange for the proceeds of the offering, which debentures represent the sole asset of CCS Trust II. The debentures pay interest quarterly at the three-month LIBOR plus 3.58% adjusted quarterly (3.87% and 3.86% at year-end 2010 and 2009). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, at a price of 100% of face value. The subordinated debentures must be redeemed no later than July 2031.

Following consultation with the FRB, the Company gave notice on November 9, 2010 to the U.S. Treasury Department that the Company is suspending the payment of regular quarterly cash dividends on the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the U.S. Treasury. Since the dividends are cumulative, the dividends will be reported for the duration of the deferral period as a preferred dividend requirement that is deducted from net income for financial statement purposes.

Additionally, the Company, following consultation with the FRB, has also exercised its rights to defer regularly scheduled interest payments on all of its issues of junior subordinated debentures having an outstanding principal amount of $88,662, relating to outstanding trust preferred securities (TRUPs). Under the terms of the

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 8—BORROWINGS (Continued)

trust documents associated with these debentures, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default. During the period that the Company is deferring payments of interest on these debentures, it may not pay dividends on its common or preferred stock. The regular scheduled interest payments will continue to be accrued for payment in the future and reported as an expense for financial statement purposes.

In accordance with ASC 810, GC Trust I, GC Trust II, GB Trust I, CS Trust I and CCS Trust II are not consolidated with the Company. Accordingly, the Company does not report the securities issued by GC Trust I, GC Trust II, GB Trust I, CS Trust I and CCS Trust II as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by each Trust. However, the Company has fully and unconditionally guaranteed the repayment of the variable rate trust preferred securities. These trust preferred securities currently qualify as Tier 1 capital for regulatory capital requirements of the Company, subject to certain limitations and the Company expects that a portion of the trust preferred securities will continue to qualify as Tier 1 capital with the residual qualifying as Tier 2 capital following passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

NOTE 9—BENEFIT PLANS

The Company has a profit sharing plan which allows employees to contribute from 1% to 20% of their compensation. The Company contributes an additional amount at a discretionary rate established annually by the Board of Directors. Company contributions to the Plan were $0, $409 and $1,535 for 2010, 2009 and 2008, respectively. Effective July 2009, the Company suspended contributions to the profit sharing plan and will reevaluate re-instating these contributions in the future when the Company returns to a sustained level of profitability.

Directors have deferred some of their fees for future payment, including interest. The amount accrued for deferred compensation was $2,274 and $2,637 at year-end 2010 and 2009. Amounts expensed under the Plan were $133, $27 and $207 during 2010, 2009, and 2008, respectively. During 2009, the Company modified the annual earning crediting rate formula as follows; The annual crediting rate will be 100% of the annual return on stockholders’ equity with a 4% floor and a 12% ceiling, for the year then ended, on balances in the Plan until the director experiences a separation from services, and, thereafter, at a earnings crediting rate based on 75% of the Company’s return on average stockholders’ equity for the year then ending with a 3% floor and a 9% ceiling. During 2008, the Company used a formula which provided an annual earnings crediting rate based on 75% of the annual return on average stockholders’ equity, for the year then ended, on balances in the Plan until the director experiences a separation from service, and, thereafter, at an earnings crediting rate of 56.25% of the Company’s return on average stockholders’ equity for the year then ending. The return on annual shareholders’ equity was negative in 2008 and no earnings were credited for 2008. Also certain officers of the Company are participants under a Supplemental Executive Retirement Plan. The amount accrued for future payments under this Plan was $1,568 and $1,409 at year-end 2010 and 2009, respectively. Amounts expensed under the Plan were $259, $312 and $283 during 2010, 2009 and 2008, respectively. Related to these plans, the Company purchased single premium life insurance contracts on the lives of the related participants. The cash surrender value of these contracts is recorded as an asset of the Company.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 10—INCOME TAXES

Income tax expense (benefit) is summarized as follows:

	2010	2009	2008
Current—federal	$(10,054)	$(12,906)	$(221)
Current—state	(1,775)	(2,476)	(53)
Deferred—federal	(13,870)	(1,397)	(3,649)
Deferred—state	(2,846)	(257)	(725)
Deferred tax asset—valuation allowance	43,455	–	–

	$14,910	$(17,036)	$(4,648)

Deferred income taxes reflect the effect of “temporary differences” between values recorded for assets and liabilities for financial reporting purposes and values utilized for measurement in accordance with tax laws. The tax effects of the primary temporary differences giving rise to the Company’s net deferred tax assets and liabilities are as follows:

	2010		2009
	Assets	Liabilities	Assets	Liabilities
Allowance for loan losses	$26,214	$–	$19,675	$–
Deferred compensation	2,129	–	1,973	–
REO basis	12,175	–	–	–
Purchase accounting adjustments	–	(1,424)	672	–
Depreciation	–	(1,998)	–	(2,129)
FHLB dividends	–	(1,658)	–	(1,658)
Core deposit intangible	2,189	–	–	(4,860)
Unrealized (gain) loss on securities	–	(645)	–	(122)
NOL carry forward	10,192	–	–	(122)
Other		(1,542)	49	–
Deferred tax asset—valuation allowance		(43,455)	–	–

Total deferred income taxes	$52,899	$(50,722)	$22,369	$(8,769)

A valuation allowance is recognized for a net DTA if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire DTA will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the Company entered into a three-year cumulative pre-tax loss position (excluding the goodwill impairment charge recognized in the second quarter of 2009) as of June 30, 2010.

A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset which is difficult to overcome. The Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years and tax planning strategies. Based on management’s calculation, a valuation allowance of $43,455, or 95% of the net DTA, was an adequate estimate as of December 31, 2010. This estimate resulted in a valuation allowance for the net DTA in the income statement of $43,455 for the period end 2010.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 10—INCOME TAXES (Continued)

A reconciliation of expected income tax expense (benefit) at the statutory federal income tax rate of 35% with the actual effective income tax rates is as follows:

	2010	2009	2008
Statutory federal tax rate	(35.0%)	(35.0%)	(35.0%)
State income tax, net of federal benefit	(4.6)	(1.1)	(5.2)
Tax exempt income	(2.0)	(0.5)	(8.0)
Goodwill impairment	–	26.4	–
Deferred tax asset—valuation allowance	66.1	–	–
Other	(1.8)	(0.5)	–

	(22.7%)	(10.2%)	(46.4%)

The Company recognizes accrued interest and penalties related to uncertain tax positions in tax expense.

The Company’s Federal returns are open and subject to examination for the years of 2007, 2008 and 2009. The Company’s State returns are open and subject to examination for the years of 2007, 2008, and 2009.

At December 31, 2010, the Company had gross federal net operating loss carry-forwards of $24,118. The carry-forwards begin to expire in 2031. At December 31, 2010, the Company had gross state net operating loss carry-forwards of $41,433. Of the total $41,433 in carry-forwards, $18,490 begin to expire in 2025 while the remaining $22,943 begin to expire in 2026.

NOTE 11—COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Financial instruments with off-balance-sheet risk were as follows at year-end:

	2010	2009
Commitments to make loans—fixed	$3,827	$1,202
Commitments to make loans—variable	2,464	4,718
Unused lines of credit	201,973	239,374
Letters of credit	25,674	30,107

The fixed rate loan commitments have interest rates ranging from 5.49% to 8.75% and maturities ranging from one to fifteen years. Letters of credit are considered financial guarantees under ASC 460.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 12—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

Based on the most recent notifications from its regulators, the Bank is well capitalized under the regulatory framework for prompt corrective action. However, the Bank has informally committed to its primary regulators that it will maintain a Tier 1 leverage ratio (Tier 1 Capital to Average Assets) in excess of 10% and a Total risk-based capital ratio (Total Capital to Risk Weighted Assets) in excess of 14%.

During the third quarter of 2010, the Bank was subject to a joint examination by the FDIC and the TDFI. Based on initial findings presented to the Bank’s management, the Bank expects that either the FDIC or the TDFI or both will require the Bank to agree to certain improvements in its operations, particularly in relation to asset quality matters. We also believe that the Bank will be required to agree to maintain or increase capital to levels above those required to be considered well capitalized. We do not know at this time what minimum levels of capital the regulators will require. If the requirement to maintain higher capital levels than those required to be well capitalized under the prompt corrective action provisions of the FDICIA is contained in a formal enforcement action of the FDIC, the Bank may be subject to additional limitations on its operations including its ability to pay interest on deposits above proscribed rates, which could adversely affect the Bank’s liquidity and/or operating results. The terms of any such supervisory action that goes beyond the steps we have already taken may have a significant negative effect on our business, operating flexibility and results of operations. Failure by the Bank to meet applicable capital guidelines or to satisfy certain other regulatory requirements could subject the Bank to a variety of enforcement remedies available to the federal regulatory authorities.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 12—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

As reflected in the table below, the Bank did not satisfy these higher ratio requirements at December 31, 2010. Actual capital levels and minimum required levels (in millions) were as follows. Because the Bank’s capital levels at December 31, 2010 were below those that the Bank had informally committed to its primary regulators that it would maintain, the Bank was required to submit a Capital Action Plan to its primary regulators.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Amounts to be Well Capitalized Under Prompt Corrective Action Provisions
	Actual	Ratio (%)	Actual	Ratio (%)	Actual	Ratio (%)
2010
Total Capital (to Risk Weighted Assets)
Consolidated	$239.7	13.2	$145.2	8.0	$181.6	10.0
Bank	239.6	13.2	145.0	8.0	181.3	10.0
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$216.5	11.9	$72.6	4.0	$108.9	6.0
Bank	216.4	11.9	72.5	4.0	108.8	6.0
Tier 1 Capital (to Average Assets)
Consolidated	$216.5	8.9	$97.6	4.0	$122.0	5.0
Bank	216.4	8.9	97.5	4.0	121.8	5.0

2009
Total Capital (to Risk Weighted Assets)
Consolidated	$318.5	14.9	$171.0	8.0	$213.8	10.0
Bank	317.4	14.9	170.7	8.0	213.4	10.0
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$291.5	13.6	$85.5	4.0	$128.3	6.0
Bank	290.4	13.6	85.4	4.0	128.0	6.0
Tier 1 Capital (to Average Assets)
Consolidated	$291.5	10.7	$108.6	4.0	$135.8	5.0
Bank	290.4	10.7	108.6	4.0	135.7	5.0

The Company’s primary source of funds to pay dividends to shareholders is the dividends it receives from the Bank. Applicable state laws and the regulations of the Federal Reserve Bank and the Federal Deposit Insurance Corporation regulate the payment of dividends. Under the state regulations, the amount of dividends that may be paid by the Bank to the Company without prior approval of the Commissioner of the Tennessee Department of Financial Institutions is limited in any one year to an amount equal to the net income in the calendar year of declaration plus retained net income for the preceding two years; however, future dividends will be dependent on the level of earnings, capital and liquidity requirements and considerations of the Bank and the Company.

In general, the Bank may not declare or pay a dividend to the Company in excess of 100% of its net retained profits for the current year combined with its net retained profits for the preceding two calendar years without prior approval of the Commissioner of the Tennessee Department of Financial Institutions. The Bank’s ability to make capital distributions in the future may require regulatory approval and may be restricted by its regulatory authorities. The Bank’s ability to make any such distributions will also depend on its earnings and ability to meet

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 12—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

minimum regulatory capital requirements in effect during future periods. These capital adequacy standards may be higher in the future than existing minimum regulatory capital requirements. The FDIC also has the authority to prohibit the payment of dividends by a bank when it determines such payments would constitute an unsafe and unsound banking practice. In addition, income tax considerations may limit the ability of the Bank to make dividend payments in excess of its current and accumulated tax “earnings and profits” (“E&P”). Annual dividend distributions in excess of E&P could result in a tax liability based on the amount of excess earnings distributed and current tax rates. The Company has informally committed to the FRB-Atlanta that it will not pay dividends on its common or preferred stock (or interest on its subordinated debentures) without the prior approval of the FRB-Atlanta. The Company also informally committed to the FRB-Atlanta that it will not incur any indebtedness without the prior approval of the FRB-Atlanta.

On November 9, 2010, the Company following consultation with the FRB announced that it had suspended preferred stock dividends and interest payments on its junior subordinated debentures associated with its trust preferred securities in order to preserve capital.

On December 23, 2008, the Company entered into a definitive agreement (the “Agreement”) with the U.S. Treasury to participate in the Capital Purchase Program (“CPP”). Pursuant to the Agreement, the Company sold 72,278 shares of Series A preferred stock with an attached warrant to purchase 635,504 shares of our common stock priced at $17.06 per common share, to the U.S. Treasury for an aggregate consideration of $83 million.

NOTE 13—STOCK-BASED COMPENSATION

The Company maintains a 2004 Long-Term Incentive Plan, as amended (the “Plan”), whereby a maximum of 500,000 shares of common stock may be issued to directors and employees of the Company and the Bank. The Plan provides for the issuance of awards in the form of stock options, stock appreciation rights, restricted shares, restricted share units, deferred share units and performance awards. Stock options granted under the Plan are typically granted at exercise prices equal to the fair market value of the Company’s common stock on the date of grant and typically have terms of ten years and vest at an annual rate of 20%. Shares of restricted stock awarded under the Plan have restrictions that expire within the vesting period of the award which range from 12 months to 60 months. At December 31, 2010, 170,324 shares remained available for future grant. The compensation cost related to options that has been charged against income for the Plan was approximately $295, $387 and $456 for the years ended December 31, 2010, 2009 and 2008, respectively. The compensation cost related to restricted stock that has been charged against income for the Plan was approximately $331, $299, and $303 for the years ended December 31, 2010, 2009, and 2008, respectively. As of December 31, 2010, there was $678 of total unrecognized compensation cost related to non-vested share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 2.3 years.

Stock Options

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company did not grant any incentive stock options for 2010, 2009, or 2008.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 13—STOCK-BASED COMPENSATION (Continued)

A summary of stock option activity under the Plan for the three years ended December 31, 2010 is presented below:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	452,077	$25.72
Exercised	(9,759)	12.63
Forfeited	(1,565)	30.65
Expired	(16,310)	23.00

Outstanding at December 31, 2008	424,443	$26.10
Forfeited	(1,374)	32.05
Expired	(34,875)	25.58

Outstanding at December 31, 2009	388,194	$26.14
Exercised	–	–
Forfeited	(6,484)	33.12
Expired	–	–

Outstanding at December 31, 2010	381,710	$25.96	3.6 years	$–

Options exercisable at December 31, 2010	344,029	$25.17	3.4 years	$–

During the years-ended December 31, 2010 and 2009, there were no exercised stock options. The total fair value of stock options vesting during the years ended December 31, 2010 and 2009 was $376 and $450, respectively.

Stock options outstanding at year-end 2010 were as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$12.41 – $15.00	24,142	1.8	$12.95	24,142	1.8	$12.95

$15.01 – $20.00	77,698	1.8	$17.63	77,698	1.8	$17.63

$20.01 – $25.00	50,635	3.1	$23.36	50,635	3.1	$23.36

$25.01 – $30.00	135,476	4.7	$28.00	122,137	4.6	$27.91

$30.01 – $36.32	93,759	4.4	$34.80	69,417	3.8	$34.37

Total	381,710			344,029

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 13—STOCK-BASED COMPENSATION (Continued)

Restricted Stock

A summary of restricted stock activity under the Plan for the year ended December 31, 2010, 2009, and 2008 is presented below.

	Shares	Weighted Average Price Per Share
Balance at January 1, 2008	–	$–
Granted:
Non-employee Directors	7,852	16.56
Executive officers & management	62,015	19.20
Cancelled:
Non-employee Directors	–	–
Executive officers & management	(8,960)	19.44

Balance at December 31, 2008	60,907	18.83
Granted:
Non-employee Directors	7,060	7.08
Non-executive officers & management	56,934	7.08
Vested:
Non-employee Directors	(7,852)	16.56
Executive officers, non-executive officers & management	(10,584)	19.16
Cancelled:
Non-employee Directors	–	–
Non-executive officers & management	(5,207)	14.98

Balance at December 31, 2009	101,258	$11.74
Granted:
Non-employee Directors	6,548	6.11
Executive officers	18,382	8.16
Vested:
Non-employee Directors	(7,060)	7.08
Executive officers, non-executive officers & management	(20,335)	12.77
Cancelled:
Executive officers	(1,543)	16.56
Non-executive officers & management	(5,968)	11.82

Balance at December 31, 2010	91,282	$10.67

Weighted-average fair value of nonvested stock awards granted during the year ended December 31,
2010	$7.62

2009	$7.08

2008	$18.90

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 13—STOCK-BASED COMPENSATION (Continued)

Cash Settled Stock Appreciation Rights

During 2010, only non-employee Directors received cash-settled stock appreciation rights (“SAR’s”). During the years ended December 31, 2009 and 2008, the Company granted SAR’s awards to non-employee Directors, executive officers and select employees. During the year ended December 31, 2007, only select employees received SAR’s. Each award, when granted, provides the participant with the right to receive payment in cash, upon exercise of each SAR, for the difference between the appreciation in market value of a specified number of shares of the Company’s Common Stock over the award’s exercise price. The SAR’s vest over the same period as the stock option awards issued and the restricted stock grants and can only be exercised in tandem with the stock option awards or vesting of the restricted stock grants. The per-share exercise price of an SAR is equal to the closing market price of a share of the Company’s common stock on the date of grant. For the year ended December 31, 2010, the Company recorded an expense of $15 and for the year ended December 31, 2009, the Company recognized a recovery in expense of $24 related to outstanding awarded SAR’s. As of December 31, 2010, there was no unrecognized compensation cost related to SAR’s. The cost is measured at each reporting period until the award is settled. As of December 31, 2010, no cash settled SAR’s had been exercised and as such, no share-based liabilities were paid.

A summary of the SAR activity during years ended December 31, 2010, 2009, and 2008 is presented below.

	SAR’s	Weighted Average Price Per Share
Balance at January 1, 2008	19,000	34.63
Granted:
Non-employee Directors	7,852	16.56
Executive officers & management	62,015	19.20
Cancelled/Expired:
Non-employee Directors	–	–
Executive officers & management	(8,960)	19.44

Balance at December 31, 2008	79,907	$22.58
Granted:
Non-employee Directors	7,060	7.08
Non-executive officers & management	56,934	7.08
Cancelled/Expired:
Non-employee Directors	(7,852)	16.56
Non-executive officers & management	(15,817)	17.78

Balance at December 31, 2009	120,232	$15.36
Granted:
Non-employee Directors	6,548	6.11
Non-executive officers & management	–	–
Cancelled/Expired:
Non-employee Directors	(7,060)	7.08
Non-executive officers & management	(27,777)	12.75

Balance at December 31, 2010	91,943	$16.12

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 13—STOCK-BASED COMPENSATION (Continued)

Weighted-average fair value of cash-settled SAR’s granted during the year ended December 31,
2010	$6.11

2009	$7.08

2008	$18.93

The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of the SAR’s at the time of grant for the periods ending December 31.

	2010	2009	2008
Risk-free interest rate	0.307%	0.67% – 1.89%	3.81% – 3.85%
Volatility	57.06%	40.18%	29.46% – 32.81%
Expected life	1 year	1 – 5 years	1 – 5 years
Dividend yield	0.00%	7.34%	3.54%

Cash-settled SAR’s awarded in stock-based payment transactions are accounted for under ASC 718 which classifies these awards as liabilities. Accordingly, the Company records these awards as a component of other non-current liabilities on the balance sheet. For liability awards, the fair value of the award, which determines the measurement of the liability on the balance sheet, is remeasured at each reporting period until the award is settled. Fluctuations in the fair value of the liability award are recorded as increases or decreases in compensation cost, either immediately or over the remaining service period, depending on the vested status of the award.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the SAR. Expected volatility is based upon the historical volatility of the Company’s common stock based upon prior year’s trading history. The expected term of the SAR is based upon the average life of previously issued stock options and restricted stock grants. The expected dividend yield is based upon current yield on the date of grant. These SAR’s can only be settled in tandem with the vesting of restricted stock awards and only if the value at settlement date is greater than the value at award date.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 14—EARNINGS (LOSS) PER SHARE

A reconciliation of the numerators and denominators of the earnings (loss) per common share and earnings (loss) per common share assuming dilution computations are presented below.

	2010	2009	2008
Basic Earnings (Loss) Per Share
Net income (loss)	$(80,695)	$(150,694)	$(5,360)
Less: preferred stock dividends and accretion of discount on warrants	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

Weighted average common shares outstanding	13,093,847	13,068,407	12,932,576
Basic earnings (loss) per share	$(6.54)	$(11.91)	$(0.42)

Diluted Earnings (Loss) Per Share
Net income (loss)	$(80,695)	$(150,694)	$(5,360)
Less: preferred stock dividends and accretion of discount on warrants	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

Weighted average common shares outstanding	13,093,847	13,068,407	12,932,576
Add: Dilutive effects of assumed conversions of restricted stock and exercises of stock options and warrants	–	–	58,214

Weighted average common and dilutive potential common shares outstanding(1)(2)	13,093,847	13,068,407	12,990,790

Diluted earnings (loss) per common share(1)(2)	$(6.54)	$(11.91)	$(0.42)

1	Diluted weighted average shares outstanding for 2010 and 2009 excludes 92,979 and 96,971 shares of unvested restricted stock because they are anti-dilutive and is equal to weighted average common shares outstanding.
2	Stock options and warrants of 1,017,645, 1,058,992 and 387,121 were excluded from the 2010, 2009 and 2008 diluted earnings per share because their impact was anti-dilutive.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 15—PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

BALANCE SHEETS

Years ended December 31, 2010 and 2009

	2010	2009
ASSETS
Cash and due from financial institutions	$1,707	$3,081
Investment in subsidiary	228,590	308,831
Other	4,795	4,692

Total assets	$235,092	$316,604

LIABILITIES
Subordinated debentures	$88,662	$88,662
Other liabilities	2,533	1,173

Total liabilities	91,195	89,835
Shareholders’ equity	143,897	226,769

Total liabilities and shareholders’ equity	$235,092	$316,604

STATEMENTS OF INCOME

Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Dividends from subsidiary	$2,500	$3,000	$13,600
Other income	96	180	241
Interest expense	(1,980)	(2,577)	(4,555)
Other expense	(2,002)	(1,718)	(2,022)

Income (loss) before income taxes	(1,386)	(1,115)	7,264
Income tax benefit	(743)	(1,488)	(2,330)
Equity in undistributed net income (loss) of subsidiary	(80,052)	(151,067)	(14,954)

Net income (loss)	(80,695)	(150,694)	(5,360)
Preferred stock dividends and accretion of discount on warrants	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 15—PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

STATEMENTS OF CASH FLOWS

Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Operating activities
Net income (loss)	$(80,695)	$(150,694)	$(5,360)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Undistributed (net income) loss of subsidiaries	80,052	151,067	14,954
Stock compensation expense	626	686	759
Change in other assets	104	1,868	(1,413)
Change in liabilities	1,250	(412)	(14)

Net cash provided (used) by operating activities	1,337	2,515	8,926

Investing activities
Capital investment in bank subsidiary	–	–	(77,278)

Net cash used in investing activities	–	–	(77,278)

Financing activities
Preferred stock dividends paid	(2,711)	(3,232)	–
Common stock dividends paid	–	(1,713)	(6,779)
Proceeds from issuance of preferred stock	–	–	72,278
Proceeds from issuance of common stock	–	–	111
Tax benefit resulting from stock options	–	–	5

Net cash provided (used in) financing activities	(2,711)	(4,945)	65,615

Net change in cash and cash equivalents	(1,374)	(2,430)	(2,737)
Cash and cash equivalents, beginning of year	3,081	5,511	8,248

Cash and cash equivalents, end of year	$1,707	$3,081	$5,511

NOTE 16—OTHER COMPREHENSIVE INCOME

Other comprehensive income components were as follows.

	2010	2009	2008
Unrealized holding gains and (losses) on securities available for sale, net of tax of $523, $1,105 and ($357), respectively	$810	$1,712	$(553)
Reclassification adjustment for losses (gains) realized in net income, net of tax of $0, ($555) and ($1,044), respectively	–	(860)	(1,617)

Other comprehensive income (loss)	$810	$852	$(2,170)

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 17—SEGMENT INFORMATION

The Company’s operating segments include banking, mortgage banking, consumer finance, subprime automobile lending and title insurance. The reportable segments are determined by the products and services offered, and internal reporting. Loans, mortgage banking, investments, and deposits provide the revenues in the banking operation, loans and fees provide the revenues in consumer finance and subprime lending and insurance commissions provide revenues for the title insurance company. Consumer finance, subprime automobile lending and title insurance do not meet the quantitative threshold for disclosure on an individual basis, and are therefore shown below in “other”. All operations are domestic.

The accounting policies used are the same as those described in the summary of significant accounting policies. Segment performance is evaluated using net interest income and noninterest income. Income taxes are allocated based on income before income taxes and indirect expenses (includes management fees) are allocated based on time spent for each segment. Transactions among segments are made at fair value. Information reported internally for performance assessment follows.

2010	Banking	Other Segments	Holding Company	Eliminations	Total Segments
Net interest income	$77,246	$8,327	$(1,980)	$–	$83,593
Provision for loan losses	69,568	1,539	–	–	71,107
Noninterest income	31,467	1,899	96	(918)	32,544
Noninterest expense	105,088	4,643	2,002	(918)	110,815
Income tax expense (benefit)	14,068	1,585	(743)	–	14,910

Segment profit (loss)	$(80,011)	$2,459	$(3,143)	$–	$(80,695)

Segment assets	$2,356,543	$42,995	$6,502	$–	$2,406,040

2009	Banking	Other Segments	Holding Company	Eliminations	Total Segments
Net interest income	$74,628	$8,474	$(2,577)	$–	$80,525
Provision for loan losses	47,483	2,763	–	–	50,246
Noninterest income	30,258	2,127	180	(987)	31,578
Noninterest expense	223,989	4,868	1,717	(987)	229,587
Income tax expense (benefit)	(16,712)	1,164	(1,488)	–	(17,036)

Segment profit (loss)	$(149,874)	$1,806	$(2,626)	$–	$(150,694)

Segment assets	$2,568,926	$42,251	$7,962	$–	$2,619,139

2008	Banking	Other Segments	Holding Company	Eliminations	Total Segments
Net interest income	$91,900	$7,680	$(4,555)	$–	$95,025
Provision for loan losses	50,074	2,736	–	–	52,810
Noninterest income	32,012	2,231	241	(870)	33,614
Noninterest expense	79,548	5,137	2,022	(870)	85,837
Income tax expense (benefit)	(3,118)	800	(2,330)	–	(4,648)

Segment profit (loss)	$(2,592)	$1,238	$(4,006)	$–	$(5,360)

Segment assets	$2,895,163	$39,846	$9,662	$–	$2,944,671

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 17—SEGMENT INFORMATION (Continued)

Asset Quality Ratios

As of and for the period ended December 31, 2010	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	8.40%	1.30%	8.35%
Nonperforming assets as a percentage of total assets	8.52%	1.34%	8.56%
Allowance for loan losses as a percentage of total loans, net of unearned income	3.68%	7.33%	3.83%
Allowance for loan losses as a percentage of nonperforming loans	43.80%	562.24%	45.83%
Net charge-offs to average total loans, net of unearned income	2.76%	4.20%	2.84%

As of and for the period ended December 31, 2009	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	3.69%	1.50%	3.70%
Nonperforming assets as a percentage of total assets	5.04%	2.02%	5.07%
Allowance for loan losses as a percentage of total loans, net of unearned income	2.30%	8.05%	2.45%
Allowance for loan losses as a percentage of nonperforming loans	62.29%	538.31%	66.39%
Net charge-offs to average total loans, net of unearned income	2.15%	5.88%	2.25%

NOTE 18—SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Presented below is a summary of the consolidated quarterly financial data:

	For the three months ended
Summary of Operations	3/31/10	6/30/10	9/30/10	12/31/10
Net interest income	$21,659	$21,473	$20,747	$19,714
Provision for loan losses	3,889	4,749	36,823	25,646
Noninterest income	7,686	8,771	9,029	7,058
Noninterest expense	20,546	21,274	27,009	41,986
Income tax expense (benefit)	1,714	1,410	1,098	10,688

Net income (loss)	$3,196	$2,811	$(35,154)	$(51,548)

Net income (loss) available to common shareholders	$1,946	$1,561	$(36,405)	$(52,798)

Comprehensive income	$4,166	$3,705	$(34,583)	$(53,173)

Basic earnings (loss) per common share	$0.15	$0.12	$(2.78)	$(4.03)

Diluted earnings (loss) per common share	$0.15	$0.12	$(2.78)	$(4.03)

Dividends per common share	$0.00	$0.00	$0.00	$0.00
Average common shares outstanding	13,082,347	13,097,611	13,097,611	13,097,611
Average common shares outstanding—diluted	13,172,727	13,192,648	13,097,611	13,097,611

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 18—SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (Continued)

	For the three months ended
Summary of Operations	3/31/09	6/30/09	9/30/09	12/31/09
Net interest income	$19,429	$20,180	$20,338	$20,578
Provision for loan losses	985	24,384	18,475	6,402
Noninterest income	6,943	7,541	9,189	8,134
Noninterest expense	17,831	169,143	22,365	20,477
Income tax expense (benefit)	2,776	(15,656)	(4,815)	659

Net income (loss)	$4,780	$(150,150)	$(6,498)	$1,174

Net income (loss) available to common shareholders	$3,548	$(151,400)	$(7,748)	$(76)

Comprehensive income	$5,668	$(150,557)	$(5,073)	$120

Basic earnings (loss) per common share	$0.27	$(11.58)	$(0.59)	$(0.01)

Diluted earnings (loss) per share	$0.27	$(11.58)	$(0.59)	$(0.01)

Dividends per common share	$0.13	$0.00	$0.00	$0.00
Average common shares outstanding	13,062,881	13,070,216	13,070,216	13,070,216
Average common shares outstanding—diluted	13,141,840	13,070,216	13,070,216	13,070,216

APPENDIX A

PLAN OF MERGER

Pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 48-21-105 of the Tennessee Business Corporation Act, as amended (the “TBCA”), the following Plan of Merger (“Plan”) is adopted on September 8, 2011 by the Board of Directors of North American Financial Holdings, Inc., a Delaware corporation (“Parent”):

FIRST: Parent, a Delaware corporation, is the parent corporation in the Merger (as defined below). Green Bankshares, Inc., a Tennessee corporation (“Subsidiary”) is the subsidiary corporation in the Merger. As of the date hereof, Parent owns approximately 90.04% of the outstanding shares of Subsidiary.

SECOND: Subject to the terms and conditions of this Plan, Subsidiary shall be merged with and into Parent in accordance with Section 253 of the DGCL and Section 48-21-105 of the TBCA, and with the effects set forth in Section 259 of the DGCL and Section 48-21-108 of the TBCA (the “Merger”). Parent shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware.

THIRD: The Merger shall become effective at the time specified in the Articles of Merger Parent will execute and deliver for filing to the Tennessee Department of State and in the Certificate of Ownership and Merger Parent will execute, acknowledge and file with the Secretary of State of the State of Delaware (such time, the “Effective Time”).

FOURTH: The manner and basis of converting the shares of Subsidiary into shares of the Parent, and the manner and basis of converting rights to acquire shares of Subsidiary into rights to acquire shares, obligations, and other securities of Parent are as follows:

SECTION 1. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Subsidiary or the holders of any shares of capital stock of Parent or Subsidiary:

(a) Common Shares of Parent. Each share of Class A Common Stock, par value $0.01 per share, of Parent (“Parent Class A Common Stock”) and Class B Non-Voting Common Stock, par value $0.01 per share, of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

(b) Common Shares of Subsidiary.

(i) Each share of common stock, par value $0.01 per share, of Subsidiary (“Subsidiary Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Subsidiary Common Stock cancelled pursuant to clause (ii) of this Section 1(b)) shall be cancelled and, except as set forth in Section 1(c), converted automatically into, and each certificate previously representing any shares of Subsidiary Common Stock (each, a “Certificate”) shall thereafter only represent the right to receive, 0.0915 (the “Exchange Ratio”) fully paid and nonassessable shares of Parent Class A Common Stock per share of Subsidiary Common Stock (the “Merger Consideration”); and

(ii) each share of Subsidiary Common Stock held in the treasury of Subsidiary or owned, directly or indirectly, by Parent (or its affiliates, and other than any such shares so held in a fiduciary capacity) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

(c) Fractional Shares. Holders of Subsidiary Common Stock prior to the Merger who would otherwise be entitled to receive a fraction of a Parent Class A Shares as a result of the Merger will receive cash in lieu of such fractional shares. Parent shall pay to each former shareholder of Subsidiary who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Class A Common Stock on the NASDAQ Stock Market as reported by The Wall Street Journal for the three trading days immediately following the Effective Time by (ii) the fraction of a share (after taking into account all shares of Parent Class A Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Class A Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.

(d) Stock Options and Stock Appreciation Rights. At the Effective Time, each then outstanding stock option award and cash-settled stock appreciation right granted under an existing stock option or stock-based compensation plan of Subsidiary (a “Subsidiary Appreciation Award”) shall be assumed by Parent and converted into an option to purchase a number of shares of Parent Class A Common Stock or cash-settled stock appreciation right based on the value of Parent Class A Common Stock (an “Assumed Appreciation Award”) equal to the product (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Subsidiary Common Stock subject to such Subsidiary Appreciation Award immediately prior to the Effective Time by (ii) the Exchange Ratio; and the per share exercise price for Subsidiary Common Stock issuable upon the exercise of such Assumed Appreciation Award shall be equal to the quotient (rounded up to the nearest whole cent) determined by dividing (x) the exercise price per share of Subsidiary Common Stock at which such Subsidiary Appreciation Award was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio; provided, however, that the Parent and Subsidiary shall effect such conversion (A) with respect to any Subsidiary Appreciation Award to which Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”), applies by reason of its qualification under Section 422 of the Code, in a manner consistent with Section 424(a) of the Code and (B) in all events, in a manner satisfying the requirements of Section 409A of the Code and the Treasury Regulations thereunder. The Assumed Appreciation Awards shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the corresponding Subsidiary Appreciation Awards immediately prior to the Effective Time.

SECTION 2. DELIVERY OF MERGER CONSIDERATION.

(a) Deposit of Merger Consideration. Parent will (i) at or prior to the Effective Time, authorize the exchange agent chosen by Parent pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent for the Merger (the “Exchange Agent”) to issue an aggregate number of shares of Parent Class A Common Stock equal to the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, on the fourth trading day immediately following the Effective Time (or as soon as reasonably practicable thereafter) (the “Fractional Share Deposit Date”), any cash payable in lieu of fractional shares pursuant to Section 1(c) (the “Exchange Fund”).

(b) Delivery of Merger Consideration.

(i) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Subsidiary Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1 and any cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”), (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and (iii) on the Fractional Share Deposit Date (or as soon as reasonably practicable thereafter), any cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor.

(ii) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Subsidiary Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor in respect of the shares of Subsidiary Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.

(iii) In the event of a transfer of ownership of a Certificate representing Subsidiary Common Stock that is not registered in the stock transfer records of Subsidiary, the shares of Parent Class A Common Stock and cash in lieu of fractional shares of Parent Class A Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Subsidiary Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Class A Common Stock otherwise payable pursuant to this Plan to any holder of Subsidiary Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Plan as having been paid to the holder of shares of Subsidiary Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(iv) After the Effective Time, there shall be no transfers on the stock transfer books of Subsidiary of the shares of Subsidiary Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Subsidiary Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.

(v) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Subsidiary as of the first anniversary of the Effective Time may be paid to Parent. In such event, any former stockholders of Subsidiary who have not theretofore complied with this Section 2 shall thereafter look only to Parent with respect to the Merger Consideration and any cash in lieu of any fractional shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Subsidiary, the Exchange Agent or any other person shall be liable to any former holder of shares of Subsidiary Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vi) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Plan.

FIFTH: The directors of Parent immediately prior to the Effective Time shall be the directors of the surviving corporation as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation of the surviving corporation, the bylaws of the surviving corporation and the DGCL. The officers of Parent immediately prior to the Effective Time shall be the officers of the surviving corporation as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation of the surviving corporation, the bylaws of the surviving corporation and the DGCL. The certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation, until thereafter amended as provided therein and in accordance with the DGCL. The bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation, until thereafter amended in accordance the DGCL, the certificate of incorporation of the surviving corporation and such bylaws.

[Remainder of Page Left Blank Intentionally.]

APPENDIX B

September 8, 2011

Board of Directors

Green Bankshares, Inc.

100 North Main Street

Greeneville, TN 37743

Members of the Board of Directors:

North American Financial Holdings, Inc. (“NAFH”) intends to adopt, and Green Bankshares, Inc. (“GRNB”) intends to ratify, a Plan of Merger (the “Plan”) which provides for, among other things, the merger of GRNB with and into NAFH (the “Merger”). As set forth more fully in the Plan, as a result of the Merger, each outstanding share of GRNB’s common stock, par value $0.01 per share (other than dissenting shares and shares owned directly or indirectly by NAFH or GRNB), will be converted into the right to receive 0.0915 shares (the “Exchange Ratio”) of the common stock of NAFH, par value $0.01 per share. NAFH also has entered into an agreement with Capital Bank Corporation (“CBKN”) and adopted a plan of merger with respect to TIB Financial Corp. (“TIBB”) (collectively, the “Other Agreements”) which provide for, among other things, the mergers of CBKN and TIBB with and into NAFH (the “Other Transactions”). As set forth more fully in the Other Agreements, as a result of the Other Transactions, each outstanding share of CBKN’s and TIBB’s common stock will be converted into the right to receive common stock of NAFH.

You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of GRNB.

In arriving at our opinion, we have, among other things:

1.	Reviewed a draft of the Plan, provided to us on August 29, 2011;

2.	Reviewed drafts of the Other Agreements, provided to us on August 30, 2011;

3.	Reviewed certain publicly-available financial statements of NAFH, GRNB, TIBB and CBKN;

4.	Reviewed certain internal financial analyses and pro forma financial information for NAFH, GRNB, TIBB and CBKN, as applicable;

5.	Reviewed certain materials detailing the Merger and the Other Transactions prepared by NAFH or its affiliates or legal and accounting advisors;

6.	Conducted conversations with employees of NAFH or its affiliates or legal and accounting advisors regarding the matters described in clauses 1-5 above and regarding the structure and rationale for the Merger;

7.	Compared certain financial metrics of NAFH, GRNB, TIBB and CBKN;

8.	Reviewed the overall environment for depository institutions in the United States; and

9.	Conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In preparing our opinion, we assumed, with your consent, and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information reviewed by us or provided to, or discussed with, us by NAFH and its affiliates for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information, without independent verification, that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information. With respect to the pro forma financial information supplied to us by NAFH and its affiliates, we have assumed with your consent that it was reasonably prepared on the basis reflecting the best currently available estimates and judgments of such parties. In rendering our opinion, we express no view as to the reasonableness of such information or the assumptions on which it is based. We also relied upon the materials provided to us, and our studies, analyses and investigations, in connection with our previous engagements by the TIBB Board of Directors and the CBKN Board of Directors in April 2011 with respect to the mergers of TIB Bank and Capital Bank, respectively, with and into NAFH National Bank. We were not engaged to act as financial advisor to any of NAFH, GRNB, TIBB or CBKN in connection with, and did not participate in the negotiations leading to, NAFH’s acquisition of approximately 90.0% of the common stock of GRNB and subsequent merger of GreenBank with and into Capital Bank, N.A. (f/k/a NAFH National Bank), the Merger or the Other Transactions. Except as noted in the last sentence of the sixth paragraph of this opinion, we were not engaged to express, and are not expressing, any opinion with respect to any other transactions or alternative proposed transactions, if any, between or among any of NAFH, GRNB, TIBB or CBKN. In addition, we have assumed, with your consent, that (i) the Plan is a duly adopted and valid plan of merger under applicable state law and will not be terminated by NAFH; (ii) there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of NAFH, GRNB, TIBB or CBKN and their respective affiliates since either (1) the date of the last financial statements made available to us and (2) the dates of the drafts of the Plan and the Other Agreements; (iii) no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities; and (iv) all required governmental, regulatory, shareholder and third party approvals have been or will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger. We did not make an independent evaluation of the assets or liabilities of any of NAFH, GRNB, TIBB or CBKN or their respective affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities, nor have we evaluated the solvency or fair value of any of NAFH, GRNB, TIBB or CBKN under any state or federal law relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by NAFH, its affiliates and their respective advisors with respect to such issues.
Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein, is necessarily based on economic, market, and other conditions as existed on, and could be evaluated as of, the date hereof, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion and we expressly disclaim any undertaking or obligation to update, revise or reaffirm this opinion.

Sterne, Agee & Leach, Inc. (“Sterne Agee”) as part of its investment banking business, is regularly involved in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, securities trading, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to GRNB. We may trade the equity securities of GRNB for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We will receive a fee for rendering our opinion, and GRNB has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Other than our recent engagements with CBKN and TIBB with respect to the Other Transactions, with CBKN as to the fairness of the consideration to CBKN in connection with the merger of Capital Bank with and into NAFH National Bank and with TIBB as to the fairness of the consideration to TIBB in connection with the merger of TIB Bank with and into NAFH National Bank, we have not provided investment banking services to any of NAFH, GRNB, TIBB or CBKN or their respective affiliates over the past two years; however, we may do so in the future.

This opinion is for the use and benefit of the Board of Directors of GRNB and is not a recommendation to the shareholders of GRNB to approve the Merger or any related matters. Our opinion is limited to the fairness, from a financial point of view to the shareholders of GRNB of the Exchange Ratio. You have not asked us to, and our opinion does not address, the fairness of the Merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of GRNB, nor does it address the fairness of the contemplated benefits of the Merger. We express no opinion as to the merits of the underlying business decision of GRNB to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternative that may be available to GRNB. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any of the parties to the Merger relative to the Exchange Ratio. The issuance of this opinion has been approved by the Fairness Committee of Sterne Agee.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of GRNB.

This opinion may not be disclosed, summarized, referred to or communicated (in whole or in part) to any other person for any purpose whatsoever except with our prior written approval; provided that this opinion may be reproduced in full in any proxy or information statement or registration statement required to be filed with the Securities and Exchange Commission in connection with the Merger.

Very truly yours,

STERNE, AGEE & LEACH, INC.

APPENDIX C

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the “Selected Historical Consolidated Financial Data of Green Bankshares,” and financial statements of Green Bankshares and related notes thereto included elsewhere in this document. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Neither we nor Green Bankshares assume any obligation to update any of these forward-looking statements.

The following discussion presents an overview of the audited financial statements for each of the years in the three year period ended December 31, 2010 of Green Bankshares, Inc. (the “Company,” “we,” “us” or “our”), and its then wholly owned subsidiary, GreenBank (the “Bank”). As described in this document, on September 7, 2011, the Bank merged with and into Capital Bank, with Capital Bank continuing as the surviving entity (the “Bank Merger”). References in the following discussion to “GreenBank” or the “Bank” refer to the wholly owned subsidiary of Green Bankshares prior to the Bank Merger. This discussion and analysis is intended to provide pertinent information concerning financial condition, results of operations, liquidity, and capital resources for the periods covered and should be read in conjunction with the unaudited financial statements and related footnotes contained in this document.

Overview

The Company reported a net loss available to common shareholders of $85,696 for the full year 2010 compared with a net loss available to common shareholders of $155,676 for the full year 2009. The loss for the year 2010 was primarily attributable to an increase in credit costs, including both a higher loan loss provision and elevated costs associated with the disposition and revaluation of OREO related assets along with the effects of the continued weaknesses in the economy through 2010. This weakness was manifested primarily in the Company’s residential real estate construction and development portfolio. As a result, the Company’s provision for loan losses for the full year 2010 remained elevated at $71,107 compared to $50,246 in 2009 and $52,810 in 2008. Additionally, Other Real Estate Owned (“OREO”) charges totaled $29,895 in 2010 compared with $8,156 for 2009 and $7,028 in 2008. As the economy in the Company’s market areas continued to struggle to improve during 2010, net loan charge-offs rose to $54,438 in 2010 compared with net loan charge-offs of $48,896 in 2009 and $38,110 in 2008. On a diluted per share basis, the net operating loss available to common shareholders in 2010 was $6.54 compared with a net operating loss in 2009, excluding the goodwill impairment charge, of $1.40 (please see “Reconciliation and Management Explanations of Non-GAAP Financial Measures” below for more information) and a net operating loss available to common shareholders of $0.42 for 2008. The net loss available to common shareholders on a diluted per share basis for 2010 was $6.54 and including the goodwill impairment charge, on a diluted per share basis the net loss available to common shareholders for 2009 was $11.91 compared with a net loss available to common shareholders of $0.42 for 2008.

Net interest income for 2010 was $83,593 compared with $80,525 in 2009 including the impact of interest reversals of $2,965 in 2010 and $2,606 in 2009. Despite the decline in average earning assets, the improvement in net interest income was due to the Company experiencing the benefit of interest rate floors built into loan agreements beginning in 2009 plus the re-pricing of interest bearing liabilities in a lower market interest rate environment in 2010. As a result, the Company experienced a widening in its net interest margin from 3.34% in 2009 to 3.86% in 2010. Noninterest income improved modestly from $31,578 in 2009 to $32,544 in 2010 principally as a result of higher fee income generated from the sales of annuity and investment products. Operating expenses for 2010 totaled $110,815 in 2010 compared with $229,587 in 2009, or $86,198, excluding the goodwill impairment charge of $143,389 (please see “Reconciliation and Management Explanations of Non-GAAP Financial Measures” below for more information). The increase in operating expenses of $24,617

(excluding the goodwill impairment charge taken in 2009 of $143,389) was principally driven by the increased costs associated with the losses incurred on the revaluations and dispositions of OREO related assets.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods.

Management continually evaluates the Company’s accounting policies and estimates it uses to prepare the consolidated financial statements. In general, management’s estimates are based on current and projected economic conditions, historical experience, information from regulators and third party professionals and various assumptions that are believed to be reasonable under the then existing set of facts and circumstances. Actual results could differ from those estimates made by management.

The Company believes its critical accounting policies and estimates include the valuation of the allowance for loan losses and the fair value of financial instruments and other accounts, including OREO. Based on management’s calculation, an allowance of $66,830, or 3.83%, of total loans, net of unearned interest was an adequate estimate of losses inherent in the loan portfolio as of December 31, 2010. This estimate resulted in a provision for loan losses on the income statement of $71,107 during 2010. If the mix and amount of future charge-off percentages differ significantly from those assumptions used by management in making its determination, the allowance for loan losses and provision for loan losses on the income statement could be materially affected. For further discussion of the allowance for loan losses and a detailed description of the methodology management uses in determining the adequacy of the allowance, see “Allowance for Loan Losses” located below, and “Changes in Results of Operations—Provision for Loan Losses” located below.

The consolidated financial statements include certain accounting and disclosures that require management to make estimates about fair values. Estimates of fair value are used in the accounting for securities available for sale, loans held for sale, goodwill, other intangible assets, OREO and acquisition purchase accounting adjustments. Estimates of fair values are used in disclosures regarding securities held to maturity, stock compensation, commitments, and the fair values of financial instruments. Fair values are estimated using relevant market information and other assumptions such as interest rates, credit risk, prepayments and other factors. The fair values of financial instruments are subject to change as influenced by market conditions.

The Company believes its critical accounting policies and estimates also include the valuation of the allowance for the net DTA. A valuation allowance is recognized for a net DTA if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire DTA will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the Company entered into a three-year cumulative pre-tax loss position (excluding the goodwill impairment charge recognized in the first quarter of 2009) as of December 31, 2010. A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset which is difficult to overcome.

The Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years, and tax planning strategies. Based on management’s calculation, a valuation allowance of $43,455, or 95.2% of the net DTA, was an adequate estimate as of December 31, 2010. This estimate resulted in a valuation allowance for the net DTA in the income statement of $43,455 for the period ended December 31, 2010. Once profitability has been restored for a reasonable time, generally considered four consecutive quarters, and such profitability is considered sustainable, the valuation allowance would be reversed. Reversal of the valuation allowance requires a great deal of judgment and will be based on the circumstances that exist as of that future date.

The consolidated financial statements include certain accounting disclosures that require management to make estimates about fair values. Independent third party valuations are used for securities available for sale and securities held to maturity as well as acquisition purchase accounting adjustments. Third party valuations are inputs, but are not solely determinative of value. Estimates of fair value are used in the accounting for loans held for sale, goodwill and other intangible assets. Estimates of fair values are used in disclosures regarding stock compensation, commitments, and the fair values of financial instruments. Fair values are estimated using relevant market information and other assumptions such as interest rates, credit risk, prepayments and other factors. The fair values of financial instruments are subject to change as influenced by market conditions.

Allowance for Loan Losses. The allowance for loan losses is maintained at a level which management believes is adequate to absorb all probable losses on loans then present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; and (3) the provision for possible loan losses charged against income, which increases the allowance. In determining the provision for possible loan losses, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries, and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions, including residential real estate prices and transaction volume in the Company’s market areas, in an effort to evaluate portfolio risks. In evaluating residential real estate market conditions, the Company’s internal policies require new appraisals on adversely rated collateral dependent loans to be obtained at least annually. On a quarterly basis, the Company receives a written report from an independent nationally recognized organization which provides updated valuation trends, by price point and by zip code, for each of the major markets in which the Company is conducting business. The information is then used in the Company’s impairment analysis of collateral dependent loans. If actual losses exceed the amount of the allowance for loan losses, earnings of the Company could be adversely affected. The amount of the provision is based on management’s judgment of those risks.

Changes in Results of Operations

Net loss. The net loss available to common shareholders was $85,696 in 2010 and $155,676 for 2009. The net loss for the year 2009 was primarily attributable to a non-cash charge taken for the impairment of goodwill of $137,414, net of tax of $5,975 and the continued weaknesses in the economy through 2009. Excluding the goodwill impairment charge, net of tax, of $137,414 the Company’s net operating loss was $18,262 for 2009 (please see “Reconciliation and Management Explanations of Non-GAAP Financial Measures” below for more information). When comparing the net operating loss of $85,696 in 2010 to the net operating loss of $18,262, excluding the goodwill impairment charge, for 2009 the principal reasons for the increased loss in 2010 were credit related costs that continued to escalate in 2010 driven by both a higher loan loss provision coupled with rising costs associated with the maintenance, disposition and revaluation of OREO along with continued deterioration in economic conditions in our markets. These costs were partially offset by improvements in both net interest income and non-interest income.

The net loss available to common shareholders’ for 2009 was $155,676 compared to a net loss of $5,452 in 2008. The net loss for the year 2009 was primarily attributable to a non-cash charge taken for the impairment of goodwill of $137,414, net of tax of $5,975 and the continued weaknesses in the economy through 2009. Excluding the goodwill impairment charge, net of tax, of $137,414 the Company’s net operating loss was $18,262 for 2009 (please see “Reconciliation and Management Explanations of Non-GAAP Financial Measures” below for more information). The increase in the net operating loss between 2009 and 2008 was primarily attributable to a decline in net interest income of $14,500 from $95,025 in 2008 to $80,525 in 2009 due to narrowing interest rate spreads and deteriorating economic conditions throughout 2009 impacting residential real estate construction lending plus a decline in net securities gains of $2,222 between periods due to higher other-than-temporary impairment charges taken in 2009.

Net Interest Income. The largest source of earnings for the Company is net interest income, which is the difference between interest income on earning assets and interest paid on deposits and other interest-bearing liabilities. The primary factors that affect net interest income are changes in volumes and rates on earning assets and interest-bearing liabilities, which are affected in part by management’s anticipatory responses to changes in interest rates through asset/liability management. Despite deleveraging average earning assets of the Company by $247,978 from 2009 to 2010, net interest income improved from $80,525 in 2009 to $83,593 in 2010 as interest rate floors were triggered in loan agreements and interest-bearing liabilities were re-priced in a lower interest rate market environment. As a result of the re-pricing characteristics of the balance sheet plus a modest increase of $4,049 in average non-interest bearing demand deposits, the Company’s net interest margin rose from 3.34% in 2009 to 3.86% in 2010. Average loan balances in 2010 were $1,833,865 compared with $2,096,181 in 2009 and this reduction was principally responsible for the decline in average earning assets, partially offset by an increase in short-term investments as liquidity levels increased. Simultaneously, the Company reduced its large certificates of deposit as average balances declined by $325,182 and further eliminated $55,764 in borrowed funds.

During 2009, net interest income was $80,525 as compared to $95,025 in 2008. The Company experienced a decline in average balances of interest-earning assets, with average total interest-earning assets decreasing by $156,713, or 6%, to $2,433,476 in 2009 from $2,590,189 in 2008. Most of the decline occurred in loans, with average loan balances decreasing by $202,724, or 9%, to $2,096,181 in 2009 from $2,298,905 in 2008. The decrease was primarily due to the continued downturn in economic conditions throughout 2009 that resulted in lower loan demand and heightened levels of loan charge-offs. Average investment securities also decreased $83,966, or 31%, to $189,377 in 2009 from $273,343 in 2008 as the Company focused on de-levering the balance sheet and reducing excess liquidity. Average balances of total interest-bearing liabilities also decreased in 2009 from 2008, with average total interest-bearing deposit balances decreasing by $12,223, or 1%, to $1,950,775 in 2009 from $1,962,998 in 2008, and average securities sold under repurchase agreements and short-term borrowings, and subordinated debentures and FHLB advances and notes payable decreased by $111,132, or 25%, to $337,993 in 2009 from $449,125 in 2008. These decreases are primarily related to the reduction in securities sold under repurchase agreements and short-term borrowings along with the maturities and early payoffs of FHLB advances.

Average Balances, Interest Rates and Yields. Net interest income is affected by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company’s interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. When the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. An indication of the effectiveness of an institution’s net interest income management is its “net yield on interest-earning assets,” which is net interest income on a fully taxable equivalent basis divided by average interest-earning assets.

The following table sets forth certain information relating to the Company’s consolidated average interest-earning assets and interest-bearing liabilities and reflects the average fully taxable equivalent yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.

	2010			2009			2008
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-earning assets:
Loans(1)(4)
Real estate loans	$1,517,937	$86,904	5.73%	$1,719,026	$99,796	5.81%	$1,890,209	$121,168	6.41%
Commercial loans	250,126	14,358	5.74%	295,913	16,284	5.50%	319,131	20,020	6.27%
Consumer and other loans- net(2)	65,802	8,963	13.62%	81,242	9,660	11.89%	89,565	10,516	11.74%
Fees on loans	–	3,563		–	3,532		–	3,979

Total loans (including fees)	$1,833,865	$113,788	6.20%	$2,096,181	$129,272	6.17%	$2,298,905	$155,683	6.77%

Investment securities(3)
Taxable	$137,148	$4,937	3.60%	$144,881	$7,035	4.86%	$227,710	$12,770	5.61%
Tax-exempt(4)	30,799	1,909	6.20%	31,660	1,938	6.12%	32,743	1,995	6.09%
FHLB and other stock	12,734	530	4.16%	12,836	573	4.46%	12,890	647	5.02%

Total investment securities	$180,681	$7,376	4.08%	$189,377	$9,546	5.04%	$273,343	$15,412	5.64%
Other short-term investments	170,952	435	0.25%	147,918	376	0.25%	17,941	175	0.98%

Total interest-earning assets	$2,185,498	$121,599	5.56%	$2,433,476	$139,194	5.72%	$2,590,189	$171,270	6.61%

Noninterest-earning assets:
Cash and due from banks	$42,743			$45,870			$51,181
Premises and equipment	80,556			83,478			83,411
Other, less allowance for loan losses	202,649			219,831			231,499

Total noninterest-earning assets	$325,948			$349,179			$366,091

Total assets	$2,511,446			$2,782,655			$2,956,280

[1]	Average loan balances exclude nonaccrual loans.
[2]	Installment loans are stated net of unearned income.
[3]	The average balance of and the related yield associated with securities available for sale is based on the cost of such securities.
[4]

Fully Taxable Equivalent (“FTE”) at the rate of 35%. The FTE basis adjusts for the tax benefits of income on certain tax-exempt loans and investments using the federal statutory rate of 35% for each period presented. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

	2010			2009			2008
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-bearing liabilities:
Deposits
Savings, interest checking, and money market accounts	$980,878	$9,924	1.01%	$784,135	$10,078	1.29%	$645,636	$9,588	1.49%
Time deposits	841,458	18,510	2.20%	1,166,640	35,690	3.06%	1,317,362	48,502	3.68%

Total deposits	$1,822,336	$28,434	1.56%	$1,950,775	$45,768	2.35%	$1,962,998	$58,090	2.96%
Securities sold under repurchase agreements and short-term borrowings	22,338	22	0.10%	28,049	29	0.10%	106,309	2,111	1.99%
Subordinated debentures	88,662	1,980	2.23%	88,662	2,577	2.91%	88,662	4,555	5.14%
FHLB advances and notes payable	171,229	6,835	3.99%	221,282	9,557	4.32%	254,154	10,735	4.22%

Total interest-bearing liabilities	$2,104,565	$37,271	1.77%	$2,288,768	$57,931	2.53%	$2,412,123	$75,491	3.13%

Noninterest bearing liabilities:
Demand deposits	$166,814			$162,765			$187,058
Other liabilities	17,854			22,477			24,832

Total non-interest- bearing liabilities	$184,668			$185,242			$211,890
Shareholders’ equity	222,213			308,645			332,267

Total liabilities and shareholders’ equity	$2,511,446			$2,782,655			$2,956,280

Net interest income		$84,328			$81,263			$95,799

Margin analysis:
Interest rate spread			3.79%			3.19%			3.48%

Net yield on interest-earning assets (net interest margin)			3.86%			3.34%			3.70%

Rate/Volume Analysis. The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in the interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been separately identified.

	2010 vs. 2009				2009 vs. 2008
	Volume	Rate	Rate/ Volume	Total Change	Volume	Rate	Rate/ Volume	Total Change
Interest income:
Loans, net of unearned income	$(16,177)	$792	$(99)	$(15,484)	$(13,729)	$(13,909)	$1,227	$(26,411)
Investment securities:
Taxable	(376)	(1,826)	104	(2,098)	(4,645)	(1,713)	623	(5,735)
Tax-exempt	(53)	25	1	(27)	(66)	9	–	(57)
FHLB and other stock, at cost	(5)	(38)	–	(43)	13	(88)	1	(74)
Other short-term investments	59	–	–	59	1,272	(127)	(944)	201

Total interest income	(16,552)	(1,047)	6	(17,593)	(17,155)	(15,828)	907	(32,076)

Interest Expense:
Savings, interest checking, and money market accounts	2,529	(2,145)	(539)	(155)	2,128	(1,347)	(291)	490
Time deposits	(9,948)	(10,027)	2,795	(17,180)	(5,549)	(8,201)	938	(12,812)
Short-term borrowings	(6)	(1)	–	(7)	(1,671)	(1,379)	968	(2,082)
Subordinated debentures	–	(597)	–	(597)	–	(1,978)	–	(1,978)
Notes payable	(2,162)	(724)	164	(2,722)	(1,389)	242	(31)	(1,178)

Total interest expense	(9,587)	(13,494)	2,420	(20,661)	(6,481)	(12,663)	1,584	(17,560)

Net interest income	$(6,965)	$12,447	$(2,414)	$3,068	$(10,674)	$(3,165)	$(677)	$(14,516)

At December 31, 2010, loans outstanding, net of unearned income, were $1,745,378 compared to $2,043,807 at 2009 year end. The decrease is primarily due to weak loan demand resulting from the continued economic pressures experienced within our markets throughout 2010, loan foreclosures resulting in loan balances being transferred to OREO and repossessed assets and increased loan charge-offs. Average outstanding loans, net of unearned interest, for 2010 were $1,833,865, a decrease of 13% from the 2009 average of $2,096,181. Average outstanding loans for 2008 were $2,298,905.

Average investment securities for 2010 were $180,681 compared to $189,377 in 2009 and $273,343 in 2008. The decreases of $8,696 and $83,966, or 5% and 31%, from 2009 to 2010 and 2008 to 2009 primarily reflect the elimination of excess liquidity in the balance sheet through de-levering. In 2010, the average yield on investments was 4.08%, a decrease from the 5.04% yield in 2009 and from the 5.64% yield in 2008. The declining investment yields since 2008 represent the reinvestment of proceeds of maturing securities in a lower interest rate environment. Fully taxable equivalent income provided by the investment portfolio in 2010 was $7,376 as compared to $9,546 in 2009 and $15,412 in 2008.

Provision for Loan Losses. Management assesses the adequacy of the allowance for loan losses by considering a combination of regulatory and credit risk criteria. The entire loan portfolio is graded and potential loss factors are assigned accordingly. The potential loss factors for impaired loans are assigned based on independent valuations of underlying collateral and management’s judgment. The potential loss factors associated with unimpaired loans are based on a combination of both internal and industry net loss experience, as well as management’s review of trends within the portfolio and related industries.

Generally, commercial real estate, residential real estate and commercial loans are assigned a level of risk at inception. Thereafter, these loans are reviewed on an ongoing basis. The review includes loan payment and collateral status, borrowers’ financial data and borrowers’ internal operating factors such as cash flows, operating income, liquidity, leverage and loan documentation, and any significant change can result in an increase or decrease in the loan’s assigned risk grade. Aggregate dollar volume by risk grade is monitored on an ongoing basis. The establishment of and any changes to risk grades for consumer loans are generally based upon payment performance.

The Bank’s loan loss allowance is increased or decreased based on management’s assessment of the overall risk of its loan portfolio. A portion of the allowance may be allocated to specific loans reflecting unusual circumstances.

Management reviews certain key loan quality indicators on a monthly basis, including current economic conditions, historical charge-offs, delinquency trends and ratios, portfolio mix changes and other information management deems necessary. This review process provides a degree of objective measurement that is used in conjunction with periodic internal evaluations. To the extent that this process yields differences between estimated and actual observed losses, adjustments are made to provisions and/or the level of the allowance for loan losses.

Increases and decreases in the allowance for loan losses due to changes in the measurement of impaired loans are reviewed monthly given the current economic environment. To the extent that impairment is deemed probable, an adjustment is reflected in the provision for loan losses, if necessary, to reflect the losses inherent in the loan portfolio. Loans continue to be classified as impaired unless payments are brought fully current and satisfactory performance is observed for a period of at least six months and management further considers the collection of scheduled interest and principal to be probable.

The Company’s provision for loan losses increased for the year 2010 by $20,861 to $71,107 from $50,246 in 2009 while the total loan loss reserve increased from $50,161 at December 31, 2009 to $66,830 at December 31, 2010. The impact of the continuing challenging economic environment, elevated net charge-offs and increased non-performing assets were the primary reasons for the increase in provision expense in 2010. Net charge-offs were $54,438 in 2010 compared with net charge-offs of $48,896 in 2009 and $38,110 in 2008. Management continually evaluates the existing portfolio in light of loan concentrations, current general economic conditions and economic trends. On a monthly basis, the Company undertakes an extensive review of every loan in excess of $1 million that is adversely risk graded and every loan regardless of amount graded substandard.

Appraisals received by the Company during the second half of 2010 on existing OREO and targeted loans reflected further significant deterioration in the value of the underlying properties from the prior year, which along with the deterioration of previously performing relationships, triggered increased charge-offs during this period of time. Management believes that the economic slowdown in the Company’s markets occurring throughout 2008, 2009 and 2010 will continue into at least the first half of 2011. Based on its evaluation of the allowance for loan loss calculation and review of the loan portfolio, management believes the allowance for loan losses is adequate at December 31, 2010. However, the provision for loan losses could further increase throughout 2011 if the general economic trends continue to weaken or the residential real estate markets in Nashville or Knoxville or the financial conditions of borrowers deteriorate beyond management’s current expectations.

The ratio of nonperforming assets to total assets reached 8.56% at December 31, 2010 compared with 5.07% at December 31, 2009 and 2.61% at December 31, 2008 reflecting not only the challenging economic environment but also the rise in non-performing asset levels combined with a shrinking Balance Sheet. Total nonperforming assets increased to $205,914 in 2010 from $132,726 in 2009 from $76,806 at year-end 2008. Nonaccrual loans, included in non-performing assets, increased to $143,707 as of December 31, 2010 compared to $75,411 at December 31, 2009 and $30,926 at December 31, 2008. Further reflecting the economic downturn,

OREO and repossessed assets increased from $45,371 at the end of 2008 to $57,168 at year-end 2009 and $60,095 at December 31, 2010. Management believes that, based upon recent appraisals, these assets have been appropriately written down based on current economic conditions. The recorded investment of impaired loans, which include substandard loans as well as nonaccrual loans, increased from $47,215 at December 31, 2008 to $115,238 at December 31, 2009 and $185,991 at December 31, 2010. The related allowance on the investment of impaired loans also increased from $2,651 at December 31, 2008 to $5,737 at December 31, 2009 and $24,834 at December 31, 2010. The Company records a risk allocation allowance for loan losses on impaired loans where the risk of loss is deemed to be probable and the amount can be reasonably estimated. Further, the Company specifically records additional allowance amounts for individual loans when the circumstances so warrant. For further discussion of nonperforming assets as it relates to foreclosed real estate and impaired loans, see “Past Due, Special Mention, Classified and Nonaccrual Loans” located below.

To further manage its credit risk on loans, the Company maintains a “watch list” of loans that, although currently performing, have characteristics that require closer supervision by management. At December 31, 2010 “watch list” loans totaled $88,130 declining from $212,288 identified at year end 2009. At December 31, 2008 “watch list” loans totaled $182,984. If, and when, conditions are identified that would require additional loan loss reserves to be established due to potential losses inherent in these loans, action would then be taken.

Past Due, Special Mention, Classified and Nonaccrual Loans. The Company classifies its loans of concern into three categories: past due loans, special mention loans and classified loans (both accruing and non-accruing interest).

When management determines that a loan is no longer performing and that collection of interest appears doubtful, the loan is placed on nonaccrual status. All loans that are 90 days past due are considered nonaccrual unless they are adequately secured and there is reasonable assurance of full collection of principal and interest. Management closely monitors all loans that are contractually 90 days past due, treated as “special mention” or otherwise classified or on nonaccrual status. Nonaccrual loans that are 120 days past due without assurance of repayment are charged off against the allowance for loan losses.

The Company may elect to formally restructure a loan due to the weakening credit status of a borrower so that the restructuring may facilitate a repayment plan that minimizes the potential losses that the Company may have to otherwise incur. At December 31, 2010 and 2009, the Company had $49,537 and $16,061 of restructured loans of which $9,597 and $4,429 were classified as non-accrual and the remaining were performing.

The following table sets forth information with respect to the Company’s nonperforming assets at the dates indicated.

	At December 31,
	2010	2009	2008	2007	2006
Loans accounted for on a non-accrual basis	$143,707	$75,411	$30,926	$32,060	$3,479
Accruing loans which are contractually past due 90 days or more as to interest or principal payments	2,112	147	509	18	28

Total non-performing loans	145,819	75,558	31,435	32,078	3,507
Real estate owned:
Foreclosures	59,965	56,952	44,964	4,401	1,445
Other real estate held and repossessed assets	130	216	407	458	243

Total non-performing assets	$205,914	$132,726	$76,806	$36,937	$5,195

Restructured loans not included above	$39,940	$11,632	$–	$–	$–

Total non-performing assets increased by $73,188 from December 31, 2009 to December 31, 2010. This increase was principally driven by deterioration in the economy during 2010 which was reflected principally in the Company’s residential real estate construction and development portfolio. In 2010, the Company devoted significant attention to our asset quality issues, including having segregated these assets within our Special Assets Group so that we may diligently work through the resolution of each on an asset-by-asset basis. The Special Assets Group meets monthly to discuss the performance of the portfolio and specific relationships with emphasis on the underperforming assets. The Special Assets Group is responsible for the resolution of problem credits by creating action plans, which could include foreclosure, restructuring the loan, issuing demand letters or other actions. If nonaccrual loans at December 31, 2010 had been current according to their original terms and had been outstanding throughout 2010, or since origination if originated during the year, interest income on these loans in 2010 would have been approximately $5,948. Interest actually recognized on these loans during 2010 was $4,843. Interest income not recognized on restructured loans was not significant for 2010.

OREO increased by $2,927 from December 31, 2009 to December 31, 2010. The real estate consists of 122 properties, of which 49 are 1-4 family residential properties with a carrying value of $3,966; 38 are construction development of 1-4 residential properties with a carrying value of $37,481; two are multi-family residential properties with a carrying value of $648; four are parcels of commercial vacant land with a carrying value of $3,192; 23 are vacant 1-4 family residential lots with a carrying value of $7,038; five are commercial buildings with a carrying value of $5,321; and one is a commercial construction project with a carrying value of $2,318. Management has recorded these properties at estimated fair market value, based on current appraisals, less estimated selling costs. Other repossessed assets decreased from $216 at December 31, 2009 to $130 at December 31, 2010. The decrease is due primarily to the disposition of repossessed automobiles at one of the Company’s subsidiaries.

The recorded investment of impaired loans, defined under Accounting Standards Codification (“ASC”) Topic ASC 310 as loans which, based upon current information and events, it is considered probable that the Company will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement, increased by $70,753 from $115,238 at December 31, 2009 to $185,991 at December 31, 2010. The related allowance on the recorded investment of impaired loans also increased by $19,097 from $5,737 at December 31, 2009 to $24,834 at December 31, 2010. Under accounting guidance for impaired loans, the impairment is probable if the future events indicate that the Bank will not collect principal and interest in accordance with contractual terms. Impaired loans are included in non-performing loans. This increase is primarily attributable to the continued deterioration throughout 2010 in residential real estate construction loans located in the Company’s urban markets. The recorded investment of impaired loans of $185,991 at December 31, 2010 and $115,238 at December 31, 2009 are net of balances previously charged-off of $36,574 and $27,937 respectively.

Non-interest Income. The generation of non-interest income, which is income that is not related to interest-earning assets and consists primarily of service charges, commissions and fees, has become more important as increases in levels of interest-bearing deposits and other liabilities continually challenge interest rate spreads.

Total non-interest income for 2010 increased slightly to $32,544 compared to $31,578 in 2009 and declined modestly from $33,614 in 2008. The largest components of non-interest income are service charges on deposit accounts, which totaled $24,179 in 2010, $23,738 in 2009 and $23,176 in 2008. The increase in total non-interest income in 2010 primarily reflects higher service charges on deposit accounts, trust and investment services income and lower other-than-temporary impairment charges on investments. The decrease in total non-interest income from 2008 to 2009 reflected a reduction in net securities gains of $2,222 to $439 in 2009 from $2,661 in 2008. This decrease is a result of lower realized gains on the sale of securities of $1,415 in 2009 compared to $2,661 in 2008 coupled with additional charges taken in 2009 of $976 for other-than-temporary impairment on certain investment portfolio securities. Deposit service charges are fees generated from the higher volume of deposit-related products, specifically fees associated with the continued success of the Bank’s High Performance Checking Program. From the inception of this new product during the first quarter of 2005, the Company experienced “net” new checking account growth of 7,665 in 2005 to net new checking account growth of 14,269 during 2010.

Non-interest Expense. Control of non-interest expense also is an important aspect in generating earnings. Non-interest expense includes, among other expenses, personnel, occupancy, goodwill impairment charges, write downs and net losses from the sales on OREO and expenses such as data processing, printing and supplies, legal and professional fees, postage and FDIC assessments. Total non-interest expense was $110,815 in 2010 compared to $229,587 in 2009 and $85,837 in 2008. The decline in 2010 of $118,772 from 2009 principally reflects the one-time non-cash charge taken for goodwill impairment of $143,389. During 2010, the Company incurred $29,895 in costs associated with losses and revaluations on OREO properties held for sale compared with $8,156 incurred in 2009 and $7,028 in 2008.

Employee compensation and employee benefit costs are the primary element of the Company’s non-interest expenses, excluding the one-time, non-cash write-off of goodwill in 2009. For the years ended December 31, 2010 and 2009, compensation and benefits represented $35,368, or 32% and $34,446, or 40% (excluding the goodwill impairment charge of $143,389—see “Reconciliation and Management Explanations of Non-GAAP Financial Measures” below for more information), respectively, of total non-interest expense. Including Bank branches and non-Bank office locations, the Company had 65 locations at December 31, 2010 and 2009, and the number of full-time equivalent employees totaled 730 at December 31, 2010 and 716 at December 31, 2009.

Income Taxes. The Company’s effective income tax rate (benefit) was 22.7% in 2010 compared to (10.2%) in 2009 and (46.4%) in 2008. The effective tax rate for the year ended December 31, 2010 was significantly impacted by the DTA valuation allowance of $43,455. A valuation allowance is recognized for a net DTA if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire DTA will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the Company entered into a three-year cumulative pre-tax loss position (excluding the goodwill impairment charge recognized in the second quarter of 2009) as of June 30, 2010. A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset which is difficult to overcome.

The Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years, and tax planning strategies.

Changes in Financial Condition

Total assets at December 31, 2010 were $2,406,040 compared with $2,619,139 at December 31, 2009 a decrease of $213,099. Major changes in the balance sheet categories reflect a decline in loan balances of $298,429 from the prior year comprised of loan charge-offs of $54,438 and transfers to foreclosures of $54,613 accompanied with a decline in lending associated with the current challenging conditions in the economy. These decreases were offset by an increase of $83,720 in cash and cash equivalents and interest earning deposits in banks. Average assets for 2010 also decreased to $2,511,446, a reduction of $271,209, or 10%, from the average asset balance of $2,782,655 for 2009. This decrease in average assets was also due primarily to the items mentioned previously. The Company’s return on average assets was (3.41%) in 2010 and (5.59%) in 2009, principally as a result of significant provisioning expense and OREO expenses in 2010 and the goodwill impairment charge in 2009.

Total assets at December 31, 2009 were $2,619,139, a decrease of $325,532 from total assets of $2,944,671 at December 31, 2008. Major changes in the balance sheet categories reflect a decline in loan balances of $179,583 from the prior year comprised of loan charge-offs of $48,896 and transfers to foreclosures of $75,545 accompanied with a decline in lending associated with recessionary conditions in the economy. An increase of $23,136 in cash and cash equivalents from year-end 2008 was driven principally by the deleveraging of the balance sheet through reducing investment portfolio holdings, partially offset by liquidating borrowed funds. Average assets for 2009 declined to $2,782,655 from $2,956,280 in 2008, a decrease of $173,625. This decrease in average assets was due primarily to the decline in average loan volume of $202,724.

Earning assets consist of loans, investment securities and short-term investments that earn interest. Average earning assets during 2010 were $2,185,498 compared with $2,433,476 in 2009, a decrease of 10%. The decrease in average earnings assets was due primarily to the reduction of loan and investment securities balances throughout 2010 as the Company de-levered the Balance Sheet plus the general decline in demand for loans associated with challenging conditions in the economy.

Nonperforming loans include nonaccrual loans and loans past due 90 days and still on accrual. The Company has a policy of placing loans 90 days delinquent in nonaccrual status and charging them off at 120 days past due. Other loans past due that are well secured and in the process of collection continue to be carried on the Company’s balance sheet. For further information, see Notes 1 and 3 of the Notes to Consolidated Financial Statements. The Company has aggressive collection practices in which senior management is significantly and directly involved.

The Company maintains an investment portfolio to primarily cover pledging requirements for deposits and borrowings and secondarily as a source of liquidity while modestly adding to earnings. Investments at December 31, 2010 had an amortized cost of $200,824 and a market value of $202,469 compared with investments at December 31, 2009 which had an amortized cost of $148,040 and a market value of $148,362. As excess balance sheet liquidity continued to build throughout 2010, the Company increased its investment portfolio accordingly. The Company invests principally in callable federal agency securities. These callable federal agency securities will provide a higher yield than non-callable securities with similar maturities. The primary risk involved in callable securities is that they may be called prior to maturity and the call proceeds received would be re-invested at lower yields. In 2010, the Company purchased $137,297 of callable federal agency securities, which have a high likelihood of being called on the first call date, $31,538 of collateralized mortgage obligations, and $2,985 of mortgage-backed securities. Also in 2010, the Company received $9,095 from the pay down of collateralized mortgage obligations, $2,233 from the pay down of mortgage-backed securities, $105,890 on the maturity or call of various U.S. agency securities, and $1,025 from the maturity or call of municipal securities.

The Company’s deposits totaled $1,976,854 at December 31, 2010, which represents a decrease of $107,242, or 5%, from $2,084,096 at December 31, 2009. Non-interest bearing demand deposit balances declined to $152,752 at December 31, 2010 from $177,602 at December 31, 2009. The decrease in total deposits was due primarily to the reduction of $83,155 in Certificates of Deposits in excess of $100,000. Average interest-bearing deposits decreased $128,439, or 7%, to $1,822,336 from $1,950,775 at December 31, 2009. In 2009, average interest-bearing deposits decreased $12,223, or 1%, to $1,950,775 from $1,962,998 at December 31, 2008.

Interest paid on deposits in 2010 was $28,434 at an effective rate of 1.56% compared with $45,768 in 2009 at an average cost of 2.35% as market interest rates declined throughout 2010. In 2008, interest of $58,090 was paid at a cost of 2.96% on average deposits of $1,962,998.

Liquidity and Capital Resources

Liquidity. Liquidity refers to the ability or the financial flexibility to manage future cash flows to meet the needs of depositors and borrowers and fund operations. Maintaining appropriate levels of liquidity allows the Company to have sufficient funds available for reserve requirements, customer demand for loans, withdrawal of deposit balances and maturities of deposits and other liabilities. The Company’s primary source of liquidity is dividends paid by the Bank. Applicable Tennessee statutes and regulations impose restrictions on the amount of dividends that may be declared by the Bank. Under Tennessee law, the Bank can only pay dividends to the Company in an amount equal to or less than the total amount of its net income for that year combined with retained net income for the preceding two years. Payment of dividends in excess of this amount requires the consent of the Commissioner of the Tennessee Department of Financial Institutions (“TDFI”), FDIC, and the Federal Reserve Bank of Atlanta (“FRB-Atlanta”). Further, any dividend payments are subject to the continuing ability of the Bank to maintain compliance with minimum federal regulatory capital requirements, or any higher requirements that the Bank may be subject to, (like those that the Bank has informally committed to the TDFI and FDIC that it will maintain), and to retain its characterization under federal regulations as a “well-capitalized” institution. Because of the Bank’s losses in 2009 and 2010, dividends from the Bank to the Company, including funds for payment of dividends on preferred stock and trust preferred, including the preferred stock issued to the U.S. Treasury, and interest on trust preferred securities to the extent that the Company does not have sufficient cash available at the holding company level, will require prior approval of the TDFI, FDIC and FRB.

Supervisory guidance from the FRB indicates that bank holding companies that are experiencing financial difficulties generally should eliminate, reduce or defer dividends on Tier 1 capital instruments including trust preferred securities, preferred stock or common stock, if the holding company needs to conserve capital for safe and sound operation and to serve as a source of strength to its subsidiaries. The Company has informally committed to the FRB that it will not (1) declare or pay dividends on the Company’s common or preferred stock, including the preferred shares owned by the U.S. Treasury (2) make any distributions on subordinated debentures or trust preferred securities or (3) incur any additional indebtedness without in each case, the prior written approval of the FRB. On November 9, 2010, following consultation with the FRB-Atlanta, the Company notified the U.S. Treasury that the Company was suspending the payment of regular quarterly cash dividends on the Series A preferred stock issued to the U.S. Treasury. The dividends, which are cumulative, will continue to be accrued for payment in the future and reported as a preferred dividend requirement that is deducted from net income for financial statement purposes. Additionally, following consultation with the FRB-Atlanta, the Company has exercised its rights to defer regularly scheduled interest payments on all of its issues of junior subordinated notes having an outstanding principal amount of $88.6 million, relating to outstanding trust preferred securities (“TRUPs”). In addition, the Company maintains borrowing availability with the FHLB which was fully utilized at December 31, 2010. The Company also maintains federal funds lines of credit totaling $70,000 at four correspondent banks of which $70,000 was available at December 31, 2010, and $10,000 of the federal funds lines of credit is secured by cash on deposit. The Company believes it has sufficient liquidity to satisfy its current operating needs.

In 2010, operating activities of the Company provided $44,842 of cash flows. Cash flows from operating activities were positively affected by various non-cash items, including (i) $71,107 in provision for loan losses, (ii) $7,152 of depreciation and amortization, (iii) $29,895 net loss on OREO and repossessed assets, and (iv) $26,739 in deferred tax expense. This was offset in part by (i) a net loss of $80,695, (ii) a decrease in other assets of $4,139 and (iii) a reduction in accrued interest payable and other liabilities of $5,505. In addition, cash flows from operating activities were increased by the proceeds from the sale of held-for-sale loans of $47,881, offset by cash used to originate held-for-sale loans of $46,994.

Investing activities, including lending, provided $167,213 of the Company’s cash flows in 2010. Cash flows from investing activities increased from (i) the sale of OREO in the amount of $16,136, (ii) the net decrease in interest-bearing deposits with banks of $11,000 and (iii) the net decrease in loans of $195,847. Investments from the purchase of securities in excess of maturities from securities available for sale over in the amount of $53,414 and premises and equipment of $1,551 in 2010 reduced cash provided from investing activities.

Net cash flows of $128,335 were used by financing activities. The financing cash flow activity in 2010 with respect to notes payable reflected a repayment of funds in the amount of $13,346 and a repayment of funds of $57,350 during 2009. The Company elected to repay FHLB advances by the overall contraction of the balance sheet. In addition, federal funds purchased and repurchase agreements were reduced by $5,036 during 2009. Cash flows used by the net change in total deposits reduced deposits by $107,242, as the continued to reduce the size of the balance sheet. The Company’s cash flow from financing activities was also decreased by the Company’s dividend payments during 2010 of $2,711 on preferred stock.

Capital Resources. The Company’s regulatory capital position is reflected in its shareholders’ equity, subject to certain adjustments for regulatory purposes. Shareholders’ equity, or capital, is a measure of the Company’s net worth, soundness and viability. The Company’s capital continued to exceed the regulatory definition of a “well capitalized” financial institution at December 31, 2010, but fell below the levels that the Bank informally committed to the TDFI and FDIC that it would maintain. Management believes the capital base of the Company allows it to consider business opportunities while maintaining the level of resources deemed appropriate by management of the Company to address business risks inherent in the Company’s daily operations.

On September 25, 2003, the Company issued $10,310 of subordinated debentures, as part of a privately placed pool of trust preferred securities. The securities, due in 2033, bear interest at a floating rate of 2.85% above the three-month LIBOR rate, reset quarterly, and are currently callable by the Company without penalty. The Company used the proceeds of the offering to support its acquisition of Independent Bankshares Corporation, and the capital raised from the offering qualified as Tier 1 capital for regulatory purposes.

On June 28, 2005, the Company issued an additional $3,093 of subordinated debentures, as part of a privately placed pool of trust preferred securities. The securities, due in 2035, bear interest at a floating rate of 1.68% above the three-month LIBOR rate, reset quarterly, and are callable by the Company five years from the date of issuance without penalty. The Company used the proceeds to augment its capital position in connection with its significant asset growth, and the capital raised from the offering qualifies as Tier 1 capital for regulatory purposes.

On May 16, 2007, the Company issued $57,732 of subordinated debentures, as part of a privately placed pool of trust preferred securities. The securities, due in 2037, bear interest at a floating rate of 1.65% above the three-month LIBOR rate, reset quarterly, and are callable by the Company five years from the date of issuance without penalty. The Company used the proceeds of the offering to support its acquisition of CVBG, and the capital raised from the offering qualified as Tier I capital for regulatory purposes.

On May 18, 2007 the Company assumed the obligations of the following two trusts in the CVBG acquisition.

•

On December 28, 2005, CVBG issued $13,403 of subordinated debentures, as part of a privately placed pool of trust preferred securities. The securities, due in 2036, bear interest at a floating rate of 1.54% above the three-month LIBOR rate, reset quarterly, and are callable five years from the date of issuance without penalty.

•

On July 31, 2001, CVBG issued $4,124 of subordinated debentures, as part of a privately placed pool of trust preferred securities. The securities, due in 2031, bear interest at a floating rate of 3.58% above the three-month LIBOR rate, reset quarterly, and are currently callable without penalty.

During 2007 the FRB issued regulations which allow continued inclusion of outstanding and prospective issuances of trust preferred securities as Tier 1 capital subject to stricter quantitative and qualitative limits than allowed under prior regulations. The new limits will phase in over a five-year transition period and would permit the Company’s trust preferred securities, including those obligations assumed in the CVBG acquisition, to continue to be treated as Tier 1 capital. Under the Dodd-Frank Act, the Company’s trust preferred securities should continue to qualify as Tier I capital.

The Company’s ability to repurchase the trust preferred securities or pay dividends on the trust preferred securities, may be limited as a result of the Company’s participation in the CPP, as described above and is limited by the informal commitment the Company made to the FRB-Atlanta in 2010, also as described above.

Shareholders’ equity on December 31, 2010 was $143,897, a decrease of $82,872, or 37%, from $226,769 on December 31, 2009. The decrease in shareholders’ equity was primarily driven by the net loss available to common shareholders of $85,696 in 2010.

On December 23, 2008 the Company entered into a definitive agreement with the U.S. Treasury. Pursuant to the Agreement, we sold to the U.S. Treasury 72,280 shares of Series A preferred stock, having a liquidation amount equal to $1,000 per share, with an attached warrant (the “Warrant”) to purchase 635,504 shares of our common stock, par value $2.00 per share, for $17.06 per share.

The preferred stock qualifies as Tier 1 capital and pays cumulative dividends at a rate of 5% per year, for the first five years, and 9% per year thereafter. The Warrant has a 10-year term and an exercise price, subject to anti-dilution adjustments, equal to $17.06 per share of common stock.

The Company is permitted to redeem the Series A preferred stock at any time without penalty subject to the U.S. Treasury’s consultation with the Company’s and the Bank’s appropriate regulatory agency.

Risk-based capital regulations adopted by the FRB and the FDIC require both bank holding companies and banks to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure “Tier 1” capital (consisting of stockholders’ equity and trust preferred securities, less goodwill) and total capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk weighting after conversion to balance sheet equivalent amounts. All bank holding companies and banks must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, or Tier 1, capital. At December 31, 2010, the Company and the Bank each satisfied their respective minimum regulatory capital requirements, and the Bank was “well-capitalized” within the meaning of federal regulatory requirements. In light of declining asset quality and earnings in 2010, the Bank informally committed to the TDFI and the FDIC that, among other things, it would maintain a Tier 1 leverage ratio (Tier 1 Capital to Average Assets) of at least 10% and Total risk-based capital ratio (Total Capital to Risk Weighted Assets) of at least 14%.

As reflected in the table below, the Bank did not satisfy these higher ratio requirements at December 31, 2010. Actual capital levels and minimum levels (in millions) were:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Amounts to be Well Capitalized Under Prompt Corrective Action Provisions
	Actual	Ratio (%)	Actual	Ratio (%)	Actual	Ratio (%)
2010
Total Capital (to Risk Weighted Assets)
Consolidated	$239.7	13.2	$145.2	8.0	$181.6	10.0
Bank	239.6	13.2	145.0	8.0	181.3	10.0
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$216.5	11.9	$72.6	4.0	$108.9	6.0
Bank	216.4	11.9	72.5	4.0	108.8	6.0
Tier 1 Capital (to Average Assets)
Consolidated	$216.5	8.9	$97.6	4.0	$122.0	5.0
Bank	216.4	8.9	97.5	4.0	121.8	5.0
2009
Total Capital (to Risk Weighted Assets)
Consolidated	$318.5	14.9	$171.0	8.0	$213.8	10.0
Bank	317.4	14.9	170.7	8.0	213.4	10.0
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$291.5	13.6	$85.5	4.0	$128.3	6.0
Bank	290.4	13.6	85.4	4.0	128.0	6.0
Tier 1 Capital (to Average Assets)
Consolidated	$291.5	10.7	$108.6	4.0	$135.8	5.0
Bank	290.4	10.7	108.6	4.0	135.7	5.0

Off-Balance Sheet Arrangements

At December 31, 2010, the Company had outstanding unused lines of credit and standby letters of credit totaling $227,647 and unfunded loan commitments outstanding of $6,291. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company has the ability to liquidate federal funds sold or securities available-for-sale or, on a short-term basis, to borrow or purchase federal funds from other financial institutions. At December 31, 2010, the Company had accommodations with upstream correspondent banks for unsecured federal funds lines. These accommodations have various covenants related to their term and availability, and in most cases must be repaid within less than a month. The following table presents additional information about the Company’s commitments as of December 31, 2010, which by their terms has contractual maturity dates subsequent to December 31, 2010:

	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Commitments to make loans—fixed	$3,827	$–	$–	$–	$3,827
Commitments to make loans—variable	2,464	–	–	–	2,464
Unused lines of credit	101,145	14,460	13,457	72,911	201,973
Letters of credit	17,632	8,042	–	–	25,674

Total	$125,068	$22,502	$13,457	$72,911	$233,938

Asset/Liability Management

The Company’s Asset/Liability Committee (“ALCO”) actively measures and manages interest rate risk using a process developed by the Bank. The ALCO is also responsible for recommending the Company’s asset/liability management policies to the Board of Directors for approval, overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings, and reviewing the Company’s interest rate sensitivity position.

The primary tool that management uses to measure short-term interest rate risk is a net interest income simulation model prepared by an independent national consulting firm and reviewed by another separate and independent national consulting firm. These simulations estimate the impact that various changes in the overall level of interest rates over one- and two-year time horizons would have on net interest income. The results help the Company develop strategies for managing exposure to interest rate risk.

Like any forecasting technique, interest rate simulation modeling is based on a large number of assumptions. In this case, the assumptions relate primarily to loan and deposit growth, asset and liability prepayments, interest rates and balance sheet management strategies. Management believes that both individually and in the aggregate the assumptions are reasonable. Nevertheless, the simulation modeling process produces only a sophisticated estimate, not a precise calculation of exposure.

The Company’s current guidelines for interest rate risk management call for preventive measures if a gradual 200 basis point increase or decrease in short-term rates over the next 12 months would affect net interest income over the same period by more than 18.5%. The Company has been operating well within the guidelines. As of December 31, 2010 and 2009, based on the results of the independent consulting firm’s simulation model, the Company could expect net interest income to increase by approximately 6.31% and 12.75%, respectively, if short-term interest rates immediately increase by 200 basis points. Conversely, if short-term interest rates immediately decrease by 200 basis points, net interest income could be expected to decrease by approximately 5.40% and 14.20%, respectively.

The scenario described above, in which net interest income increases when interest rates increase and decreases when interest rates decline, is typically referred to as being “asset sensitive” because interest-earning assets exceed interest-bearing liabilities. At December 31, 2010, approximately 43% of the Company’s gross loans had adjustable rates. While management believes, based on its asset/liability modeling, that the Company is liability sensitive as measured over the one year time horizon, it also believes that a rapid, significant and prolonged increase or decrease in rates could have a substantial adverse impact on the Company’s net interest margin.

The Company’s net interest income simulation model incorporates certain assumptions with respect to interest rate floors on certain deposits and other liabilities. Further, given the relatively low interest rates on some deposit products, a 200 basis point downward shock could very well reduce the costs on some liabilities below zero. In these cases, the Company’s model incorporates constraints which prevent such a shock from simulating liability costs to zero.

The Company also uses an economic value of equity model, prepared and reviewed by the same independent national consulting firm, to complement its short-term interest rate risk analysis. The benefit of this model is that it measures exposure to interest rate changes over time frames longer than the two-year net interest income simulation. The economic value of the Company’s equity is determined by calculating the net present value of projected future cash flows for current asset and liability positions based on the current yield curve.

Economic value analysis has several limitations. For example, the economic values of asset and liability balance sheet positions do not represent the true fair values of the positions, since economic values reflect an analysis at one particular point in time and do not consider the value of the Company’s franchise. In addition, we must estimate cash flow for assets and liabilities with indeterminate maturities. Moreover, the model’s present value calculations do not take into consideration future changes in the balance sheet that will likely result from ongoing loan and deposit activities conducted by the Company’s core business. Finally, the analysis requires assumptions about events which span several years. Despite its limitations, the economic value of equity model is a relatively sophisticated tool for evaluating the long term effect of possible interest rate movements.

The Company’s current guidelines for risk management call for preventive measures if an immediate 200 basis point increase or decrease in interest rates would reduce the economic value of equity by more than 23%. The Company operated well within the upper guideline but did not operate within the lower guideline for this ratio as of December 31, 2010. As of December 31, 2010 and 2009, based on the results of an independent national consulting firm’s simulation model and reviewed by a separate independent national consulting firm, the Company could expect its economic value of equity to increase by approximately 16.71% and 10.48%, respectively, if short-term interest rates immediately increased by 200 basis points. Conversely, if short-term interest rates immediately decrease by 200 basis points, economic value of equity could be expected to decrease by approximately 27.85% and 21.94%, at December 31, 2010 and 2009, respectively. The down 200 basis point scenario came in below the Company’s minimum operating guideline of 23% as a result of loan transfers to OREO and non-accrual status thus reducing the impact of the down 200 basis point scenario from the asset side of our balance sheet.

Disclosure of Contractual Obligations

In the ordinary course of operations, the Company enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises and equipment. The following table summarizes the Company’s significant fixed and determinable contractual obligations as of December 31, 2010:

	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Certificate of deposits	$531,829	$192,743	$55,068	$3,446	$783,086
Repurchase agreements	19,413	–	–	–	19,413
FHLB advances and notes payable	15,288	65,566	30,605	47,194	158,653
Subordinated debentures	–	–	–	88,662	88,662
Operating lease obligations	1,243	2,294	1,226	734	5,497
Deferred compensation	1,543	–	256	475	2,274
Purchase obligations	1,611	–	–	–	1,611

Total	$570,927	$260,603	$87,155	$140,511	$1,059,196

Additionally, the Company routinely enters into contracts for services. These contracts may require payment for services to be provided in the future and may also contain penalty clauses for early termination of the contract. Management is not aware of any additional commitments or contingent liabilities which may have a material adverse impact on the liquidity or capital resources of the Company.

Inflation

The effect of inflation on financial institutions differs from its impact on other types of businesses. Since assets and liabilities of banks are primarily monetary in nature, they are more affected by changes in interest rates than by the rate of inflation.

Inflation generates increased credit demand and fluctuation in interest rates. Although credit demand and interest rates are not directly tied to inflation, each can significantly impact net interest income. As in any business or industry, expenses such as salaries, equipment, occupancy, and other operating expenses also are subject to the upward pressures created by inflation.

Since the rate of inflation has been stable during the last several years, the impact of inflation on the earnings of the Company has been insignificant.

Effect of New Accounting Standards

FASB—ASU—2010-06—In January 2010, the FASB issued additional guidance on fair value disclosures. The new guidance clarifies two existing disclosure requirements and requires two new disclosures as follows: (1) a “gross” presentation of activities (purchases, sales, and settlements) within the Level 3 rollforward reconciliation, which will replace the “net” presentation format; and (2) detailed disclosures about the transfers in and out of Level 1 and 2 measurements. This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 rollforward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years. The Company adopted the fair value disclosures guidance on January 1, 2010, except for the gross presentation of the Level 3 rollforward information which is not required to be adopted by the Company until January 1, 2011.

FASB—ASC—810 and amended by FASB ASU—2010-10 became effective on January 1, 2010, and was amended to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The new authoritative accounting guidance under ASC 810 was effective January 1, 2010 and did not have a significant impact on the Company’s financial statements.

FASB—ASU—2010-20—“Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” The new standard governing the disclosures associated with credit quality and the allowance for loan losses. This standard requires additional disclosures related to the allowance for loan loss with the objective of providing financial statement users with greater transparency about an entity’s loan loss reserves and overall credit quality. Additional disclosures include showing on a disaggregated basis the aging of receivables, credit quality indicators, and troubled debt restructures with its effect on the allowance for loan loss. The provisions of this standard were effective for interim and annual periods ending on or after December 15, 2010. The adoption of this standard did not have a material impact on the Company’s financial position and results of operations, but did increase the amount and quality of the credit disclosures in the notes to the consolidated financial statements.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Certain financial information included in this document is determined by methods other than in accordance with accounting principles generally accepted within the United States (“GAAP”). This non-GAAP financial measure is “net income (loss) per share assuming dilution adjusted for goodwill impairment charge.”

“Net income (loss) per share available to common shareholders assuming dilution adjusted for goodwill impairment charge” is defined as net income (loss) per share available to common shareholders reduced by goodwill impairment charge, net of tax.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

The table below presents computations and other financial information excluding the goodwill impairment charge that the Company incurred in 2009. The goodwill impairment charge is included in the financial results presented in accordance with GAAP. The Company believes that the exclusion of the goodwill impairment in expressing net operating income (loss), operating expenses and earnings (loss) per diluted share data provides a more meaningful base for period to period comparisons which will assist investors in analyzing the operating results of the Company. The Company utilizes these non-GAAP financial measures to compare the operating performance with comparable periods in prior years and with internally prepared projections. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Company has policies in place to address goodwill impairment from other normal operating expenses to ensure that the Company’s operating results are properly reflected for period to period comparisons.

	Year ended December 31,
	2010	2009
Total non-interest expense	$110,815	$229,587
Goodwill impairment charge	–	(143,389)

Operating expenses	$110,815	$86,198

Net income (loss) available to common shareholders	$(85,696)	$(155,676)
Goodwill impairment charge, net of tax of $5,975	–	137,414

Net operating income (loss) available to common shareholders	$(85,696)	$(18,262)

Per Diluted Share:
Net income (loss) available to common shareholders	$(6.54)	$(11.91)
Goodwill impairment charge, net of tax of $5,975	–	10.51

Net operating income (loss)	$(6.54)	$(1.40)

APPENDIX D

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the “Selected Historical Consolidated Financial Data of Green Bankshares,” and financial statements of Green Bankshares and related notes thereto included elsewhere in this document. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Neither we nor Green Bankshares assume any obligation to update any of these forward-looking statements.

The following discussion presents an overview of the unaudited financial statements for the six months ended June 30, 2011 and the six months ended June 30, 2010 for Green Bankshares, Inc. (the “Company,” “we,” “us” or “our”) and its then wholly owned subsidiary, GreenBank (the “Bank”). As described in this document, on September 7, 2011, the Bank merged with and into Capital Bank, with Capital Bank continuing as the surviving entity (the “Bank Merger”). References in the following discussion to “GreenBank” or the “Bank” refer to the wholly owned subsidiary of Green Bankshares prior to the Bank Merger. This discussion and analysis is intended to provide pertinent information concerning financial condition, results of operations, liquidity, and capital resources for the periods covered and should be read in conjunction with the unaudited financial statements and related footnotes contained in this document. All dollar amounts reported or discussed in the discussion that follows are shown in thousands, except per share amounts, or where “millions” are indicated.

Overview

For the three months ended June 30, 2011, the Company reported a net loss available to common shareholders of $12,384, compared with a net loss available to common shareholders of $11,561 for the quarter ended March 31, 2011, and net income available to common shareholders of $1,561 for the second quarter of 2010. Elevated credit costs continue to significantly impact earnings as the $823 increased loss versus the quarter ended March 31, 2011 was driven largely by a $2,491 increase in OREO expenses and a $436 increase in the loan loss provision, partially offset by a $609 increase in non-interest income, a $748 decline in other non-interest expenses and a $562 decline in income tax expense. The $13,945 decline in net income versus the second quarter of 2010 related to a $9,584 increase in loan loss provision, a $4,280 increase in OREO expenses and a $2,021 decline in net interest income reflecting the approximately 22% decline in average loan balances.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods.

Management continually evaluates the Company’s accounting policies and estimates it uses to prepare the consolidated financial statements. In general, management’s estimates are based on historical experience, information from regulators and third party professionals and various assumptions that are believed to be reasonable under the existing facts and circumstances. Actual results could differ from those estimates made by management.

The Company believes its critical accounting policies and estimates include the valuation of the allowance for loan losses and the fair value of financial instruments and other accounts, including OREO. Based on management’s calculation, an allowance of $62,728, or 4.02% of total loans, net of unearned income, was deemed an adequate estimate of losses inherent in the loan portfolio as of June 30, 2011. This estimate resulted in a provision for loan losses in the income statement of $14,333 and $28,229 for the three and six months ended June 30, 2011, respectively. If the mix and amount of future charge-off percentages differ significantly from those assumptions used by management in making its determination, the allowance for loan losses and provision for loan losses on the income statement could be materially affected.

The consolidated financial statements include certain accounting and disclosures that require management to make estimates about fair values. Estimates of fair value are used in the accounting for securities available for sale, loans held for sale, goodwill, other intangible assets, OREO and acquisition purchase accounting adjustments. Estimates of fair values are used in disclosures regarding securities held to maturity, stock compensation, commitments, and the fair values of financial instruments. Fair values are estimated using relevant market information and other assumptions such as interest rates, credit risk, prepayments and other factors. The fair values of financial instruments are subject to change as influenced by market conditions.

The Company believes its critical accounting policies and estimates also include the valuation of the allowance for net Deferred Tax Assets (“DTA”). A valuation allowance is recognized for a net DTA if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire DTA will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the Company entered into a three-year cumulative pre-tax loss position (excluding the goodwill impairment charge recognized in the second quarter of 2009) as of September 30, 2010. A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset which is difficult to overcome.

The Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years, pre-tax core operating projections, tax planning strategies, and the longevity of the Company. Based on management’s calculation, a valuation allowance of $52,268, or 90% of the net DTA, was an adequate estimate as of June 30, 2011. If the Company’s financial condition were to deteriorate significantly from those assumptions used by management in making its determination, the valuation allowance for the net DTA and the provision for the net DTA on the income statement could be materially affected. Once profitability has been restored for a reasonable time, if it is deemed more likely than not that the DTA can be utilized, and such profitability is considered sustainable, the valuation allowance would be reversed. Reversal of the valuation allowance requires a great deal of judgment and will be based on the circumstances that exist as of that future date.

The consolidated financial statements include certain accounting disclosures that require management to make estimates about fair values. Independent third party valuations are used for securities available for sale and securities held to maturity as well as acquisition purchase accounting adjustments. Estimates of fair value are used in accounting for loans held for sale, goodwill and other intangible assets. Estimates of fair values are used in disclosures regarding stock compensation, commitments, and the fair values of financial instruments. Fair values are estimated using relevant market information and other assumptions such as interest rates, credit risk, prepayments and other factors. The fair values of financial instruments are subject to change as influenced by market conditions.

Changes in Results of Operations

Net Loss. The Company’s net loss available to common shareholders was $12,384 and $23,945 for the three and six months ended June 30, 2011, compared to net income available to common shareholders of $1,561 and $3,507 for the three and six months ended June 30, 2010, respectively. The $13,945 decline between the 2011 second quarter results and the second quarter of 2010 reflected a $9,584 increase in the loan loss provision, coupled with a $4,280 increase in costs associated with maintenance, disposition and revaluation of other real estate owned (“OREO”) and a $2,021 decline in net interest income, along with continued weakness in economic conditions in our markets. We incurred an approximately 22% decline in average loan balances between the periods as well.

Net Interest Income. The largest source of earnings for the Company is net interest income, which is the difference between interest income on earning assets and interest expense on deposits and other interest-bearing liabilities.

Second quarter 2011 net interest income totaled $19,452, up $185 or 1% versus the first quarter of 2011 but down $2,021 or 9% versus the second quarter of 2010. For the six months ended June 30, 2011, net interest income totaled $38,718, down from $43,132 for the comparable period in 2010. Versus the first quarter of 2011, the modest increase was driven by an increase in the number of days in the current quarter. The adverse impact of continued declines in performing loans (the combination of movement into non-performing loans coupled with credit worthy borrowers reducing their aggregate loans), with average balances down approximately $85 million or 5.5% during the second quarter, was offset in part by a 0.07% increase in loan yields, due to a reduction in interest reversals, and a 0.13% decline in deposit yields due to continued pricing discipline.

The decline in net interest income in the second quarter of 2011 versus the second quarter of 2010 was due to an approximately 22% decline in average loans partially offset by the Company’s ability to lower average rates paid on interest bearing deposits by 0.61% while achieving a 0.22% increase in average loan yields through pricing discipline and lower interest reversals. The 3.91% net interest margin in the second quarter of 2011 was up 0.15% versus the second quarter of 2010 despite a shift from loans into lower yielding investment securities and short-term investments. Net interest margin for the six months ended June 30, 2011 was 3.84% compared to 3.88% for the comparable period in 2010. The reduction between the periods was principally the result of increased non-performing loans, offset in part by an improvement in our net interest spread. The Company’s average balance for interest-bearing deposits decreased 5% or $92,465 for the second quarter of 2011 versus the same period of 2010 as the Company reduced its reliance on jumbo time deposits and brokered deposits while focusing on building core deposit levels throughout its branch network. However, the average balance for core deposits (defined as total customer deposits excluding time deposits and brokered deposits) for the second quarter of 2011 grew by $101,398 or 9% compared to the second quarter of 2010.

Similarly, the 10% decline in net interest income in the first six months of 2011 versus the second quarter of 2010 was due to an approximately 21% decline in average loans partially offset by the Company’s ability to lower average rates paid on interest bearing deposits by 0.59% while achieving a 0.17% increase in average loan yields through pricing discipline and a reduction in interest reversals.

The following table sets forth certain information relating to the Company’s consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. These yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.

	Three Months Ended June 30,
	2011			2010
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-earning assets:
Loans(1)(2)	$1,482,864	$23,816	6.44%	$1,896,071	$29,390	6.22%
Investment securities(2)	251,231	2,254	3.60%	193,961	1,996	4.13%
Other short-term investments	277,133	170	0.24%	158,208	99	0.25%

Total interest-earning assets	$2,011,228	$26,240	5.23%	$2,248,240	$31,485	5.62%

Non-interest earning assets	335,683			305,374

Total assets	$2,346,911			$2,553,614

Interest-bearing liabilities:
Deposits:
Interest checking, savings and money market	$1,070,869	$1,428	0.53%	$970,304	$2,487	1.03%
Time deposits	691,008	3,133	1.82%	884,038	5,138	2.33%

Total interest-bearing deposits	$1,761,877	$4,561	1.04%	$1,854,342	$7,625	1.65%

Securities sold under repurchase agreements and short-term borrowings	16,710	4	0.10%	21,943	5	0.09%
Notes payable	158,493	1,570	3.97%	171,847	1,712	4.00%
Subordinated debentures	88,662	488	2.21%	88,662	489	2.21%

Total interest-bearing liabilities	$2,025,742	$6,623	1.31%	$2,136,794	$9,831	1.85%

Non-interest bearing liabilities:
Demand deposits	166,387			165,554
Other liabilities	19,064			17,477

Total non-interest bearing liabilities	185,451			183,031

Total liabilities	2,211,193			2,319,825

Shareholders’ equity	135,718			233,789

Total liabilities and shareholders’ Equity	$2,346,911			$2,553,614

Net interest income		$19,617			$21,654

Interest rate spread			3.91%			3.77%

Net yield on interest-earning assets			3.91%			3.86%

[1]	Average loan balances excluded nonaccrual loans for the periods presented.
[2]

Fully Taxable Equivalent (“FTE”) at the rate of 35%. The FTE basis adjusts for the tax benefits of income on certain tax-exempt loans and investments using the federal statutory rate of 35% for each period presented. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

	Six Months Ended June 30,
	2011			2010
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-earning assets:
Loans(1)(2)	$1,525,077	$48,430	6.40%	$1,924,943	$59,470	6.23%
Investment securities(2)	239,562	4,261	3.59%	181,559	3,902	4.33%
Other short-term investments	285,969	350	0.25%	153,328	193	0.25%

Total interest-earning assets	$2,050,608	$53,041	5.22%	$2,259,830	$63,565	5.67%

Non-interest earning assets	338,258			305,977

Total assets	$2,388,866			$2,565,807

Interest-bearing liabilities:
Deposits:
Interest checking, savings and money market	$1,075,322	$3,240	0.61%	$956,174	$4,885	1.03%
Time deposits	727,286	6,652	1.84%	912,057	10,801	2.39%

Total interest-bearing deposits	$1,802,608	$9,892	1.11%	$1,868,231	$15,686	1.69%

Securities sold under repurchase agreements and short-term borrowings	16,851	8	0.10%	22,774	11	0.10%
Notes payable	158,551	3,113	3.96%	171,897	3,406	4.00%
Subordinated debentures	88,662	969	2.20%	88,662	961	2.19%

Total interest-bearing liabilities	$2,066,672	$13,982	1.36%	$2,151,564	$20,064	1.88%

Non-interest bearing liabilities:
Demand deposits	164,057			164,370
Other liabilities	18,402			17,786

Total non-interest bearing liabilities	182,459			182,156

Total liabilities	2,249,131			2,333,720

Shareholders’ equity	139,735			232,087

Total liabilities and shareholders’ equity	$2,388,866			$2,565,807

Net interest income		$39,059			$43,501

Interest rate spread			3.84%			3.79%

Net yield on interest-earning assets			3.84%			3.88%

[1]	Average loan balances excluded nonaccrual loans for the periods presented.
[2]

Fully Taxable Equivalent (“FTE”) at the rate of 35%. The FTE basis adjusts for the tax benefits of income on certain tax-exempt loans and investments using the federal statutory rate of 35% for each period presented. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

Provision for Loan Losses. During the three and six months ended June 30, 2011, loan charge-offs were $17,227 and $33,632, respectively, and recoveries of charged-off loans were $511 and $1,301, respectively. For the three and six months ended June 30, 2010, loan charge-offs were $5,316 and $10,049, respectively, and recoveries of charged-off loans were $449 and $1,299, respectively. The Company’s provision for loan losses increased to $14,333 and $28,229, respectively, for the three and six months ended June 30, 2011 compared to $4,749 and $8,838, respectively, for the three and six months ended June 30, 2010. The impact of the continuing challenging economic environment, elevated net charge-offs and increased non-performing assets were the primary reasons for the increase in provision expense in the second quarter of 2011 when compared to the comparable period in 2010. Management continually evaluates the existing portfolio in light of loan concentrations, current general economic conditions and economic trends. On a monthly basis, the Company undertakes an extensive review of every loan in excess of $1 million that is adversely risk graded and every loan regardless of amount graded substandard.

The Company’s allowance for loan losses declined to $62,728 at June 30, 2011 from $65,109 at March 31, 2011. However, due to continued reductions in loan balances, the reserve to outstanding loans ratio increased to 4.02% at June 30, 2011 from 3.87% at March 31, 2011. These estimates resulted in a provision for loan losses in the income statement of $14,333 and $28,229 for the three and six months ended June 30, 2011, respectively, versus $4,749 and $8,638 for the three and six months ended June 30, 2010. If economic conditions, including residential real estate market conditions, loan mix and amount of future charge-off percentages differ significantly from those assumptions used by management in making its determination, the allowance for loan losses and provision for loan losses on the income statement could be materially affected.

The ratio of allowance for loan losses to nonperforming loans was 47.52% as of June 30, 2011 versus 39.60% as of March 31, 2011, 45.83% as of December 31, 2010 and 77.02% as of June 30, 2010. The ratio of nonperforming assets to total assets was 9.23% as of June 30, 2011 versus 9.38% as of March 31, 2011, 8.56% at December 31, 2010 and 5.61% as of June 30, 2010. The ratio of nonperforming loans to total loans, net of unearned income, fell to 8.46% as of June 30, 2011 versus 9.78% as of March 31, 2011 as there was a shift from non-performing loans to OREO during the second quarter. The ratio of nonperforming loans to total loans was 8.35% as of December 31, 2010 and 3.37% as of June 30, 2010. Within the Bank, the Company’s largest subsidiary, the ratio of nonperforming assets to total assets was 9.17%, as of June 30, 2011 versus 9.34% as of March 31, 2011 and 8.52% at December 31, 2010.

Net charge-offs as a percentage of average loans increased to 1.03% (annualized 4.1%) for the three months ended June 30, 2011 from 0.25% (annualized 1.0%) for the three months ended June 30, 2010. For the six months ended June 30, 2011, net charge-offs as a percentage of average loans was 1.93% (annualized 3.9%), which was up from 0.44% (annualized 0.89%) for the comparable period in 2010.

Management believes that credit quality indicators will be driven by the current economic environment and condition of the residential real estate markets. Management continually evaluates the existing portfolio in light of loan concentrations, current general economic conditions and economic trends. During the second quarter of 2010, the Company segregated staffing for its special assets group and transferred additional independent resources into this area in an effort to accelerate problem asset resolution.

Based on its evaluation of the allowance for loan loss calculation and review of the loan portfolio, management believes the allowance for loan losses is adequate at June 30, 2011. However, the provision for loan losses could further increase based on actions taken by the special assets group to resolve problem loans, and if general economic conditions remain sluggish or weaken further or the residential real estate markets in Nashville, Knoxville or the Company’s other markets or the financial conditions of borrowers deteriorate beyond management’s current expectations.

Non-interest Income. Fee income unrelated to interest-earning assets, consisting primarily of service charges, commissions and fees, is an important component to the Company’s total revenue stream. Total non-interest income for the three and six months ended June 30, 2011 was $8,236 and $15,864, respectively, down 6% and 4% versus the same periods in 2010.

Service charges on deposit accounts remain the largest component of total non-interest income. Service charges on deposit accounts for the three and six months ended June 30, 2011 were $6,377 and $12,208, respectively, down 5% and 4%, respectively, versus the comparable 2010 periods. The decline in service charges was primarily attributable to regulatory changes. We also experienced reductions in our trust and investment services income and mortgage banking income in the first three and six months of 2011, as compared to the comparable periods in 2010.

Non-interest Expense. Control of non-interest expense is a critical aspect in enhancing income. Non-interest expense includes personnel, occupancy, and other expenses such as OREO costs, data processing, printing and supplies, legal and professional fees, postage, Federal Deposit Insurance Corporation (“FDIC”) assessment fees and other expenses. Total non-interest expense was $24,770 and $47,798 for the three and six months ended June 30, 2011, up $3,496 or 16% versus the three months ended June 30, 2010 and 14% versus the six months ended June 30, 2010. The increases in each of these periods were principally the result of a $4,280 and $5,842 increase, respectively, in costs associated with OREO and repossessed assets, including the impact of results of revaluations of OREO properties following receipt of updated appraisals.

Personnel costs are the largest category of recurring non-interest expenses. For the three and six months ended June 30, 2011, employee compensation and benefits represented $7,324 and $15,455, or 30% and 32%, respectively, of total non-interest expense. This represented a decline of $648 and $183, respectively, versus the year ago quarter and six month period, due to the Company’s reduction in force effected in the first quarter of 2011 given the current business environment and level of business activity. Our employee compensation and benefit costs for the six months ended June 30, 2011 included severance costs associated with the reduction in force that were recorded in the first quarter of 2011.

Income Taxes. A $281 benefit for the three months ended June 30, 2011 was recorded The benefit offset the provision recorded in the linked quarter. Accounting guidance states that a DTA should be reduced by a valuation allowance if, based on the weight of all available evidence, it is more likely than not that some portion or the entire deferred tax asset will not be realized. The determination of whether a deferred tax asset is realizable is based on weighing all available evidence, including both positive and negative evidence. In making such judgments, significant weight is given to the evidence that can be objectively verified. The Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years, pre-tax core operating projections and tax planning strategies. Based on management’s calculation, an allowance of $52,268, or 90% of the DTA, was an adequate estimate of the portion of the net DTA which is more likely than not to not be realized as of June 30, 2011. For the six months ended June 30, 2010, which had no DTA valuation allowance provision, the effective income tax rate was 34.2%.

Changes in Financial Condition

Total assets at June 30, 2011 were $2,293,815, a decrease of $112,225 or 4.7% from December 31, 2010. The decrease in assets reflects a $184,875 decline in loans, partially offset by an increase of $65,140 in investment securities and liquid assets. Total assets at June 30, 2011 declined $235,517 or 9% from June 30, 2010 reflecting a $367,671 decline in loans, net of unearned income, which was partially offset by an increase of $175,929 in investment securities and liquid assets.

Non-performing assets (“NPA’s”), which include non-accrual loans, loans past due 90 days or more and still accruing interest and OREO, totaled $211,695 at June 30, 2011 compared with $205,914 at December 31. 2010. NPAs at June 30, 2011 increased $69,780 or 49% versus June 30, 2010. The Company expects that the levels of NPA’s will remain elevated for the remainder of 2011.

Non-performing loans include non-accrual loans and loans 90 or more days past due. All loans that are greater than 90 days past due are considered non-accrual unless they are adequately secured and there is reasonable assurance of full collection of principal and interest. Non-accrual loans that are 120 days past due without assurance of repayment are charged off against the allowance for loan losses. Non-performing loans totaled $132,005 at June 30, 2011, representing a decline of $13,814 versus December 31, 2010, due primarily to foreclosures and resulting transfer of the loan to OREO. Non-performing loans increased $67,207 or 103% versus June 30, 2010.

OREO totaled $79,690 at June 30, 2011, representing an increase of $19,595 from December 31, 2010, and an increase of $2,758 versus June 30, 2010 as recorded foreclosures exceeded recognized sales and write-downs.

Impaired loans, which are loans identified as being probable that the Company will not be able to collect all amounts of contractual interest and principal as scheduled in the loan agreement, totaled $149,903 after impairment charges necessary to reflect current fair values at June 30, 2011.

The Company’s policy requires new appraisals on adversely rated collateral dependent loans and OREO to be obtained at least annually. Each four months, the Company receives a written report from an independent nationally recognized organization which provides updated valuation trends, by price point and by zip code, for each of the major markets in which the Company is conducting business. The information obtained is then used in the Company’s impairment analysis of collateral dependent loans. If actual losses exceed the amount of the allowance for loan losses, earnings of the Company could be adversely affected.

At June 30, 2011, the ratio of the Company’s allowance for loan losses to non-performing loans (which include non-accrual loans) was 47.5% compared to 77.0% at June 30, 2010.

The Company maintains an investment portfolio to provide liquidity and earnings. Investments at June 30, 2011 with an amortized cost of $214,081 had a market value of $217,556. At December 31, 2010, investments with an amortized cost of $200,824 had a market value of $202,469. At June 30, 2010, investments with an amortized cost of $173,361 had a market value of $176,746.

Liquidity and Capital Resources

Liquidity. Liquidity refers to the ability or the financial flexibility to meet the needs of depositors and borrowers and fund operations. Maintaining appropriate levels of liquidity allows the Company to have sufficient funds available for reserve requirements, customer demand for loans, withdrawal of deposit balances and maturities of deposits and other liabilities.

As of June 30, 2011, the Bank’s liquidity reserves included $275,680 of surplus cash with the Federal Reserve, $5,023 of fed funds sold to upstream correspondent banks, and $27,227 of unpledged securities. As of June 30, 2011, the holding company’s liquidity reserves consisted of $1,773 of cash.

The Company’s primary source of liquidity is dividends paid by the Bank. Applicable Tennessee statutes and regulations impose restrictions on the amount of dividends that may be declared by the Bank. Under Tennessee law, the Bank can only pay dividends to the Company in an amount equal to or less than the total amount of its net income for that year combined with retained net income for the preceding two years. Payment of dividends in excess of this amount requires the consent of the Commissioner of the Tennessee Department of Financial Institutions (“TDFI”), FDIC, and the Federal Reserve Bank of Atlanta (“FRB”). Further, any dividend payments are subject to the continuing ability of the Bank to maintain compliance with minimum federal regulatory capital requirements, or any higher requirements that the Bank may be subject to, and to retain its characterization under federal regulations as a “well-capitalized” institution. Because of the Bank’s losses in 2009, 2010 and year-to-date 2011, dividends from the Bank to the holding company, including funds for payment of dividends on preferred stock and trust preferred, including the preferred stock issued to the U.S. Treasury, and interest on trust preferred securities to the extent that the Company does not have sufficient cash available at the holding company level, will require prior approval of the TDFI, FDIC and FRB.

Supervisory guidance from the FRB indicates that bank holding companies that are experiencing financial difficulties generally should eliminate, reduce or defer dividends on Tier 1 capital instruments including trust preferred securities, preferred stock or common stock, if the holding company needs to conserve capital for safe and sound operation and to serve as a source of strength to its subsidiaries. The Company has informally committed to the FRB that it will not (1) declare or pay dividends on the Company’s common or preferred stock, including the preferred shares owned by the U.S. Treasury Department (2) make any distributions on subordinated debentures or trust preferred securities or (3) incur any additional indebtedness without in each case, the prior written approval of the FRB. No dividends are expected to be paid in the foreseeable future.

Following consultation with the FRB, the Company gave notice on November 9, 2010 to the U.S. Treasury Department that the Company was suspending the payment of regular quarterly cash dividends on the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the U.S. Treasury Department. The dividends, which are cumulative, will continue to be accrued for payment in the future and will be reported for the duration of the deferral period as a preferred dividend requirement that is deducted from net income for financial statement purposes. Additionally the Company, following consultation with the FRB, has exercised its rights beginning in the fourth quarter of 2010 to defer regularly scheduled interest payments on all of its issues of junior subordinated debentures having an outstanding principal amount of $88.7 million, relating to outstanding trust preferred securities (“TRUPs”). Under the terms of the trust documents associated with these debentures, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. The regular scheduled interest payments will continue to be accrued for payment in the future and reported as an expense for financial statement purposes. Together, the deferral of interest payments on TRUPs and suspension of dividend payments to the U.S. Treasury Department will preserve approximately $5.1 million per year in Bank level capital. As of June 30, 2010, cumulative deferred interest payments on TRUPs and dividend payments to the U.S. Treasury Department totaled $4,669.

For the six months ended June 30, 2011, operating activities of the Company provided $32,457 of cash flows. The net loss of $21,444 comprised a substantial portion of the cash generated from operations after removing various non-cash items, including $28,229 in provision for loan losses and $3,442 of depreciation and amortization. A decline in other assets added $12,191.

Maturities of $46,333 in investment securities, proceeds from the net change in loans of $111,627 and proceeds of $15,117 from the sale of OREO were the primary components of inflows from investing activities. These were offset in part by $59,790 in purchases of investment securities available for sale for a net increase in net cash provided from investing activities of $112,517.

The net cash used in financing activities totaled $94,960, due to a $93,466 decline in customer deposits, due a decline of approximately $128 million in non-core time deposits, partially offset by an increase in core deposits.

Capital Resources. The Company’s capital position is reflected in its shareholders’ equity, subject to certain adjustments for regulatory purposes. Shareholders’ equity, or capital, is a measure of the Company’s net worth, soundness and viability.

As a result of the first half 2011 loss, the Bank’s capital ratios declined. Shareholders’ equity on June 30, 2011 was $122,046, a decline of $21,851 or 15.2% since December 31, 2010 and a decline of $111,104 or 47.7% since June 30, 2010.

During the second quarter of 2009 the Company suspended common stock dividends and on November 9, 2010 the Company announced that it had suspended preferred stock dividends and interest payments on its junior subordinated debentures associated with its trust preferred securities in order to preserve capital at the Bank level.

Risk-based capital regulations adopted by the Board of Governors of the FRB and the FDIC require bank holding companies and banks, respectively, to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure Tier 1 Capital and Total Capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk-weighting after conversion to balance sheet equivalent amounts. All bank holding companies and banks must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, or Tier 1, capital (consisting of common equity, retained earnings, and a limited amount of qualifying perpetual preferred stock and trust preferred securities, net of goodwill and other intangible assets and accumulated other comprehensive income). These guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels.

At June 30, 2011, capital ratios for the Bank and the Company remained above the statutory minimums necessary to be deemed a well-capitalized financial institution. However, they fell below the Tier 1 leverage ratio of 10.0% and the Total risk-based capital ratio of 14.0% that the Bank had informally committed to its regulators that it would maintain.

On May 2, 2011, the Bank received notice from the FDIC and the TDFI that, as a result of those agencies’ findings in their most recently completed joint safety and soundness examination, the agencies would be seeking a formal enforcement action against the Bank aimed at strengthening the Bank’s operations and its financial condition, and that accordingly, the FDIC was pursuing the issuance of a consent order against the Bank and the TDFI was pursuing the issuance of a written agreement against the Bank. The Company believes that the final terms of the order and written agreement will contain requirements similar to those that the Bank has already informally committed to comply with, including requirements to maintain the Bank’s capital ratios above those levels required to be considered “well-capitalized” under federal banking regulations.

The Company’s and the Bank’s regulatory capital ratios as of June 30, 2011, and the minimum ratios required to be met under the federal statutory and regulatory guidelines as well as the minimum ratios that the Bank has informally committed to its regulators that it will maintain are set forth below:

	Required Minimum Ratio	Required to be Well Capitalized	Required by Bank’s Informal Commitment to Regulators	Bank	Company
Tier 1 risk-based capital	4.00%	6.00%	12.00%	11.97%	9.03%
Total risk-based capital	8.00%	10.00%	14.00%	13.25%	13.09%
Leverage Ratio	4.00%	5.00%	10.00%	8.47%	6.39%

The Company announced on May 5, 2011 that it had entered into a definitive agreement to raise approximately $217 million in new capital through the sale of newly issued common shares to North American. The transaction, which is subject to shareholder and regulatory approval, as well as the satisfaction of other customary closing conditions, is expected to be consummated in the third quarter of 2011. The recapitalization will strengthen the Company’s and the Bank’s capital ratios and balance sheet.

Off-Balance Sheet Arrangements

At June 30, 2011, the Company had outstanding unused lines of credit and standby letters of credit totaling $234,801 and unfunded loan commitments outstanding of $5,382. Because these commitments generally have fixed expiration dates and most will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund outstanding commitments, as noted in “Liquidity and Capital Resources — Liquidity”, as of June 30, 2011, the Company had various liquidity reserves, including $275,680 of surplus cash at the Federal Reserve, the ability to liquidate $5,023 of Federal funds sold, and $27,227 of unpledged investment securities. The following table presents additional information about the Company’s off-balance sheet commitments as of June 30, 2011:

	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Commitments to make loans—fixed	$–	$1,084	$1,585	$766	$3,435
Commitments to make loans—variable	500	205	24	1,218	1,947
Unused lines of credit	111,138	71,814	13,370	14,811	211,133
Letters of credit	16,167	7,501	–	–	23,668

Total	$127,805	$80,604	$14,979	$16,795	$240,183

Disclosure of Contractual Obligations

In the ordinary course of operations, the Company enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises and equipment. The following table summarizes the Company’s significant fixed and determinable contractual obligations as of June 30, 2011:

	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Certificates of deposits	$481,029	$118,214	$52,178	$3,441	$654,862
FHLB advances and notes payable	25,325	65,637	20,686	46,211	157,859
Subordinated debentures	–	–	–	88,662	88,662
Operating lease obligations	1,304	2,177	949	571	5,001
Deferred compensation	1,487	–	267	2,207	3,961
Purchase obligations	–	–	–	–	–

Total	$509,145	$186,028	$74,080	$141,092	$910,345

Additionally, the Company routinely enters into contracts for services. These contracts may require payment for services to be provided in the future and may also contain penalty clauses for early termination of the contract. Management is not aware of any additional commitments or contingent liabilities which may have a material adverse impact on the liquidity or capital resources of the Company.

Effect of New Accounting Standards

FASB—ASU—2011-1—In January 2011, the FASB issued ASU No. 2011-1 “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20.” ASU 2011-1 temporarily delays the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities. Accordingly, management has not included such disclosures in Note 3 (Loans footnote) of the interim financial statements. Management will implement the disclosures required by this standard beginning with the Company’s September 30, 2011 interim financial statements

FASB—ASU—2011-2 In April 2011, the FASB issued ASU No. 2011-2 “Receivables (Topic 310)—A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” ASU 2011-2 provides additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. In conjunction with ASU 2011-1, the effective date of the disclosures has been temporarily delayed. Therefore, management has not included such disclosures in Note 3 (Loans footnote) of the financial statements. Management will implement the disclosures required by this standard beginning with the Company’s September 30, 2011 interim financial statements

In May 2011, the FASB issued an update to the accounting standards for amendments to achieve common fair value measurements and disclosure requirements in U.S. generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards (“IFRS”). This update, which is a joint effort between the FASB and the International Accounting Standards Board (“IASB”), amends existing fair value measurement guidance to converge the fair value measurement guidance in U.S. GAAP and IFRS. This update clarifies the application of existing fair value measurement requirements, changes certain principles in existing guidance and requires additional fair value disclosures. The update permits measuring financial assets and liabilities on a net credit risk basis, if certain criteria are met, increases disclosure surrounding company determined market prices (Level 3) financial instruments, and also requires the fair value hierarchy disclosure of financial assets and liabilities that are not recognized at fair value in the financial statements, but are included in disclosures at fair value. This update is effective for interim and annual periods beginning after December 15, 2011, and is not expected to have a significant impact on the Company’s financial statements.

In June 2011, the FASB issued an update to the accounting standards relating to the presentation of comprehensive income. This update amends current accounting standards to require that all nonowner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, the update requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. This update is effective for interim and annual periods beginning after December 15, 2011, and is not expected to have a significant impact on the Company’s financial statements.

Through and including [—], 2011 (25 days after the date of this document) all dealers that buy, sell or trade our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation to be in effect upon completion of the offering will provide for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Board of Directors.

In addition, our amended and restated certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Prior to completion of the merger, we intend to enter into separate indemnification agreements with each of its directors and officers. Each indemnification agreement is expected to provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and by-laws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness and (iii) any liabilities incurred as a result of acting on behalf of NAFH (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and by-laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling NAFH pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b) Financial Statement Schedules: None.

(c) Fairness Opinions: Included in Part I as Appendix B the prospectus included in this Registration Statement.

ITEM 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on September 12, 2011.

North American Financial Holdings, Inc. (Registrant)

By:	/s/ R. Eugene Taylor
Name: R. Eugene Taylor
Title: Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints R. Eugene Taylor and Christopher G. Marshall, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him and in his name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, as the attorney-in-fact and to file the same, with all exhibits thereto and any other documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ R. Eugene Taylor R. Eugene Taylor	Chairman and Chief Executive Officer (Principal Executive Officer)	September 12, 2011

/s/ Christopher G. Marshall Christopher G. Marshall	Chief Financial Officer (Principal Financial and Accounting Officer)	September 12, 2011

/s/ Richard M. DeMartini Richard M. DeMartini	Director	September 12, 2011

/s/ Peter N. Foss Peter N. Foss	Director	September 12, 2011

/s/ William A. Hodges William A. Hodges	Director	September 12, 2011

/s/ Jeffrey E. Kirt Jeffrey E. Kirt	Director	September 12, 2011

/s/ Marc D. Oken Marc D. Oken	Director	September 12, 2011

EXHIBIT INDEX

Exhibit Number	Description
2.1	Plan of Merger adopted by the Board of Directors of North American Financial Holdings, Inc. on September 8, 2011 (included as Appendix A to the prospectus forming a part of this registration statement)

2.2	Plan of Merger adopted by the Board of Directors of North American Financial Holdings, Inc. on September 1, 2011†

2.3	Agreement and Plan of Merger, by and between North American Financial Holdings, Inc. and Capital Bank Corporation, dated September 1, 2011†

2.4	Purchase and Assumption Agreement, dated as of July 16, 2010, among the Federal Deposit Insurance Corporation, Receiver of First National Bank of the South, Spartanburg, South Carolina, the Federal Deposit Insurance Corporation and NAFH National Bank (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)†

2.5	Purchase and Assumption Agreement, dated as of July 16, 2010, among the Federal Deposit Insurance Corporation, Receiver of Metro Bank of Dade County, Miami, Florida, the Federal Deposit Insurance Corporation and NAFH National Bank (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)†

2.6	Purchase and Assumption Agreement, dated as of July 16, 2010, among the Federal Deposit Insurance Corporation, Receiver of Turnberry Bank, Aventura, Florida, the Federal Deposit Insurance Corporation and NAFH National Bank (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)†

2.7	Agreement of Merger of TIB Bank with and into NAFH National Bank, by and between NAFH National Bank and TIB Bank, dated as of April 27, 2011(Exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Securities and Exchange Commission upon request)†

2.8

Agreement of Merger of Capital Bank with and into NAFH National Bank, by and between NAFH

National Bank and Capital Bank, dated as of June 30, 2011(Exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Securities and Exchange Commission upon request)†

2.9	Agreement and Plan of Merger of GreenBank with and into Capital Bank, National Association, by and between GreenBank and Capital Bank, National Association, dated as of September 7, 2011 (Exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Securities and Exchange Commission upon request)†

3.1	Amended and Restated Certificate of Incorporation*

3.2	Amended and Restated By-Laws*

4.1	Specimen Class A common stock certificate*

4.2	Registration Rights Agreement, dated as of December 22, 2009, by and between North American Financial Holdings, Inc., FBR Capital Markets & Co., Crestview-NAFH, LLC and the other parties thereto†

4.3	Amendment No. 1, dated as of March 23, 2011, to the Registration Rights Agreement, dated as of December 22, 2009, by and among North American Financial Holdings, Inc., FBR Capital Markets & Co., Crestview-NAFH, LLC and the other parties thereto†

4.4	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long-term debt of subsidiaries of the registrant have been omitted but will be furnished to the SEC upon request

5.1	Opinion of Wachtell, Lipton, Rosen & Katz*

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. federal income tax matters*

Exhibit Number	Description
10.1	Employment Agreement between North American Financial Holdings, Inc. and R. Eugene Taylor*

10.2	North American Financial Holdings, Inc. 2010 Equity Incentive Plan†

10.3	Form of Indemnification Agreement between North American Financial Holdings, Inc. and each of its directors and executive officers*

10.4	Form of Consent Order between TIB Bank, the Federal Deposit Insurance Corporation and the State of Florida Office of Financial Regulations†

10.5	Investment Agreement dated as of June 29, 2010, by and among TIB Financial Corp., TIB Bank and North American Financial Holdings, Inc. (Exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Securities and Exchange Commission upon request)†

10.6	Written Agreement between TIB Financial Corp. and the Federal Reserve Bank of Atlanta†

10.7	Registration Rights Agreement dated September 30, 2010, by and between TIB Financial Corp. and North American Financial Holdings, Inc.†

10.8	Form of Indemnification Agreement by and between TIB Financial Corp. and its directors and certain officers †

10.9	Form of Indemnification Agreement by and between TIB Bank and its directors and certain officers †

10.10	Investment Agreement, dated November 3, 2010, among Capital Bank Corporation, Capital Bank and North American Financial Holdings, Inc. (Exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Securities and Exchange Commission upon request)†

10.11	First Amendment to Investment Agreement, dated January 14, 2011, among Capital Bank Corporation, Capital Bank and North American Financial Holdings, Inc.†

10.12	Contingent Value Rights Agreement dated January 28, 2011, by Capital Bank Corporation†

10.13	Registration Rights Agreement dated January 28, 2011, by and between Capital Bank Corporation and North American Financial Holdings, Inc.†

10.14	Form of Indemnification Agreement by and between Capital Bank Corporation and its directors and certain officers†

10.15	Form of Indemnification Agreement by and between Capital Bank and its directors and certain officers†

10.16	Investment Agreement, dated May 5, 2011, among Green Bankshares, Inc., GreenBank and North American Financial Holdings, Inc. (Exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Securities and Exchange Commission upon request)†

10.17	Stock Option Agreement, dated May 5, 2011, between Green Bankshares, Inc. and North American Financial Holdings, Inc.†

10.18	Contingent Value Rights Agreement dated September 7, 2011, by Green Bankshares, Inc.†

10.19	Registration Rights Agreement dated September 7, 2011, by and between Green Bankshares, Inc. and North American Financial Holdings, Inc.†

10.20	Form of Indemnification Agreement by and between Green Bankshares, Inc. and its directors and certain officers†

10.21	Form of Indemnification Agreement by and between GreenBank and its directors and certain officers†

Exhibit Number	Description
21.1	Subsidiaries of North American Financial Holdings, Inc.*

23.1	Consent of PricewaterhouseCoopers LLP†

23.2	Consent of PricewaterhouseCoopers LLP†

23.3	Consent of PricewaterhouseCoopers LLP†

23.4	Consent of PricewaterhouseCoopers LLP†

23.5	Consent of Crowe Horwath LLP†

23.6	Consent of Elliott Davis, PLLC†

23.7	Consent of Grant Thornton LLP†

23.8	Consent of Dixon Hughes Goodman LLP (formerly Dixon Hughes PLLC) †

23.9	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)*

23.10	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)*

24.1	Power of Attorney (included on signature page)

99.1	Consent of Sterne Agee & Leech, Inc.†

†	Filed herewith.
*	To be filed by amendment.